As filed with the Securities and Exchange Commission on July 19, 2023
Registration No. 333-272105

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OFFICE PROPERTIES INCOME TRUST
(Exact name of registrant as specified in its charter)
Maryland (State or other jurisdiction of incorporation or organization)	6500 (Primary Standard Industrial Classification Code Number)	26-4273474 (I.R.S. Employer Identification No.)
Two Newton Place, 255 Washington Street, Suite 300
Newton, MA 02458-1634
(617) 219-1440
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew C. Brown
Chief Financial Officer and Treasurer
Office Properties Income Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, MA 02458-1634
(617) 219-1440
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Robin Panovka Mark A. Stagliano Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 (212) 403-1060	Melissa Sawyer Lauren S. Boehmke Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon consummation of the Merger described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)   ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. The registrant may not complete the offer and issue until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION — DATED JULY 19, 2023

MERGER PROPOSED — YOUR VOTE IS IMPORTANT
The boards of trustees of Office Properties Income Trust (“OPI”), and Diversified Healthcare Trust (“DHC”), each a Maryland real estate investment trust, have approved an agreement and plan of merger, dated as of April 11, 2023, as it may be amended from time to time (the “Merger Agreement”), by and among OPI and DHC. Pursuant to the terms and subject to the conditions of the Merger Agreement, DHC has agreed to merge with and into OPI (the “Merger”), with OPI as the surviving entity in the Merger. In connection with the Merger, OPI will change its name to “Diversified Properties Trust.”
At the date and time the Merger becomes effective (the “Effective Time”), each common share of beneficial interest of DHC, par value $.01 per share (the “DHC Common Shares”), outstanding immediately prior to the Effective Time will be automatically converted into the right to receive 0.147 (such ratio, the exchange ratio) newly issued common shares of beneficial interest, $.01 par value per share, of OPI (the “OPI Common Shares”), subject to adjustment for certain reclassifications, distributions, recapitalizations or similar transactions and other exceptional distributions as described in the Merger Agreement, with cash paid in lieu of fractional shares. The exchange ratio is fixed (subject to adjustment for certain reclassifications, distributions, recapitalizations or similar transactions and other extraordinary distributions) and will not be adjusted to reflect market price fluctuations in either OPI Common Shares or DHC Common Shares prior to the Effective Time. OPI Common Shares and DHC Common Shares are traded on The Nasdaq Stock Market LLC (“Nasdaq”), under the ticker symbols “OPI” and “DHC,” respectively. In connection with the Merger, OPI will change its name to “Diversified Properties Trust” and following the Effective Time, OPI will change its ticker symbol to “DPT.”
Based on the $11.55 closing price of OPI Common Shares on Nasdaq on April 10, 2023, the last trading day before the public announcement of the Merger, the exchange ratio represented approximately $1.70 in OPI Common Shares for each DHC Common Share. Based on the $8.20 closing price of OPI Common Shares on Nasdaq on July 18, 2023, the latest practicable trading date before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $1.21 in OPI Common Shares for each DHC Common Share. The value of the Merger consideration will fluctuate with changes in the market price of OPI Common Shares. You should obtain current market quotations of OPI Common Shares and DHC Common Shares when considering the Merger and the matters described in this joint proxy statement/prospectus.
OPI and DHC will each hold special meetings of their respective shareholders on August 30, 2023 in connection with the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”). Based upon the number of DHC Common Shares outstanding as of July 18, 2023, we anticipate that OPI will issue approximately 35,248,654 OPI Common Shares in connection with the Merger. Upon consummation of the Merger, based upon the number of OPI Common Shares and DHC Common Shares outstanding as of the date of this joint proxy statement/prospectus, we estimate that the OPI shareholders immediately prior to the Merger (in their capacities as such) will own approximately 58% of the OPI Common Shares outstanding and the DHC shareholders immediately prior to the Merger (in their capacities as such) will own approximately 42% of the OPI Common Shares outstanding as a result of the Merger (in each case without taking into account whether any of those OPI shareholders were also DHC shareholders, and vice versa, at that time).
At the special meeting of shareholders of OPI, OPI shareholders will be asked to consider and vote on (i) a proposal to approve the Merger, pursuant to the terms and subject to the conditions of the Merger Agreement (the “OPI Merger Proposal”), (ii) a proposal to approve the issuance of OPI Common Shares in the Merger as contemplated by the Merger Agreement (the “OPI Share Issuance Proposal”), and (iii) a proposal to approve the adjournment of the OPI special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the OPI Merger Proposal and/or the OPI Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve such proposals (the “OPI Adjournment Proposal”).
At a meeting of a special committee of the OPI board of trustees consisting of independent and disinterested trustees held on April 10, 2023, the OPI special committee unanimously (i) determined that the Merger Agreement, the Merger, the OPI Share Issuance and the other Transactions were fair and reasonable and advisable to, and in the best interests of, OPI, and (ii) recommended that the OPI board of trustees adopt and approve the Merger Agreement, the Merger, the OPI Share Issuance and the other Transactions. At a meeting of the OPI board of trustees held on April 10, 2023, following the meeting of the OPI special committee, the independent trustees of OPI and the members of the OPI board of trustees, separately, unanimously (i) determined and declared that the Merger Agreement, the Merger, the OPI Share Issuance and the other Transactions were fair and reasonable and advisable to, and in the best interests of, OPI, (ii) adopted and approved the Merger Agreement, the Merger, the OPI Share Issuance and the other Transactions, (iii) directed that the Merger, the OPI Share Issuance, and the OPI Adjournment Proposal be submitted for consideration at the OPI special meeting and (iv) recommended that the holders of the OPI Common Shares entitled to vote thereon vote in favor of approval of the Merger and the OPI Share Issuance.
At the special meeting of shareholders of DHC, DHC shareholders will be asked to consider and vote on (i) a proposal to approve the Merger, pursuant to the terms and subject to the conditions of the Merger Agreement, (the “DHC Merger Proposal”), and (ii) a proposal to approve the adjournment of the DHC special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the DHC Merger Proposal (the “DHC Adjournment Proposal”). Flat Footed LLC and its Managing Member, Marc Andersen (collectively, “Flat Footed”), have filed a definitive proxy statement in connection with the DHC special meeting. We recommend that DHC shareholders disregard any proxy card sent to them by or on behalf of any person other than DHC, including any gold proxy card and solicitation materials that may be sent to DHC shareholders by or on behalf of Flat Footed, which is soliciting proxies in opposition to the DHC board of trustees’ recommendations presented in the accompanying joint proxy statement/prospectus, including the DHC Merger Proposal and the DHC Adjournment Proposal. If you have submitted such a proxy card (including a gold proxy card), we ask that you subsequently recast your vote as instructed on the WHITE proxy card mailed to you by DHC, which will revoke any earlier dated proxy card that you submitted. Only the last validly executed proxy that you submit will be counted.
At a meeting of a special committee of the DHC board of trustees consisting of independent and disinterested trustees held on April 10, 2023, the DHC special committee unanimously (i) determined that the Merger, the Merger Agreement and the other Transactions to which DHC is a party were fair and reasonable and advisable to, and in the best interests of, DHC, and (ii) recommended that the DHC board of trustees adopt and approve the Merger, the Merger Agreement and the other Transactions to which DHC is a party. At a meeting of the DHC board of trustees held on April 10, 2023, following the meeting of the DHC special committee, the independent trustees of DHC and the members of the DHC board of trustees, separately, unanimously (i) determined and declared that the Merger, the Merger Agreement, and the other Transactions to which DHC is a party were fair and reasonable and advisable to, and in the best interests of, DHC, (ii) adopted and approved the Merger, the Merger Agreement, and the other Transactions to which DHC is a party, (iii) directed that the Merger be submitted for consideration at the DHC special meeting and (iv) recommended that the holders of the DHC Common Shares entitled to vote thereon vote in favor of approval of the Merger.
Your vote is important, regardless of the number of OPI Common Shares or DHC Common Shares you own. The record date for determining the shareholders entitled to receive notice of, and to vote at, the OPI and DHC special meetings is June 16, 2023. The Merger cannot be completed without the requisite approvals of both OPI shareholders and DHC shareholders. Please carefully read this joint proxy statement/prospectus. The obligations of OPI and DHC to consummate the Merger are subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. More information about OPI, DHC, the special meetings, the Merger Agreement, the Merger, the OPI Share Issuance and the other Transactions is included in this joint proxy statement/prospectus.
You should also consider carefully the risks that are described in the “Risk Factors” section beginning on page 30 of this joint proxy statement/prospectus.

Whether or not you plan to attend the OPI and/or DHC special meeting(s), please submit your proxy as soon as possible to make sure that your OPI Common Shares and/or DHC Common Shares are represented at the applicable special meeting.
The OPI board of trustees recommends that OPI shareholders vote “FOR” the OPI Merger Proposal and “FOR” the OPI Share Issuance Proposal, which approvals are necessary to consummate the Merger, and “FOR” the OPI Adjournment Proposal.
The DHC board of trustees recommends that DHC shareholders vote “FOR” the DHC Merger Proposal, which approval is necessary to consummate the Merger, and “FOR” the DHC Adjournment Proposal.
We join our respective boards of trustees in their recommendation and will look toward the successful combination of OPI and DHC.
Sincerely,	Sincerely,

Christopher J. Bilotto President and Chief Operating Officer Office Properties Income Trust	Jennifer F. Francis President and Chief Executive Officer Diversified Healthcare Trust
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus is dated            , 2023 and is first being mailed to OPI shareholders and DHC shareholders on or about            , 2023.

Office Properties Income Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
(617) 219-1440
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held Virtually On August 30, 2023
Dear Shareholders of Office Properties Income Trust:
We invite you to attend a special meeting of shareholders of Office Properties Income Trust, a Maryland real estate investment trust (“OPI”). The meeting (the “OPI special meeting”) will be conducted via virtual live webcast on August 30, 2023, at 10:00 a.m., Eastern time.
At the OPI special meeting, OPI shareholders will consider and vote upon the following matters:
•
OPI Merger Proposal: a proposal to approve the merger of Diversified Healthcare Trust, a Maryland real estate investment trust (“DHC”), with and into OPI (the “Merger”), with OPI as the surviving entity in the Merger, pursuant to the terms and subject to the conditions of the agreement and plan of merger, dated as of April 11, 2023, as it may be amended from time to time (the “Merger Agreement”), by and among OPI and DHC (the “OPI Merger Proposal”);

•
OPI Share Issuance Proposal: a proposal to authorize the issuance of common shares of beneficial interest, $.01 par value per share, of OPI (“OPI Common Shares”), to DHC shareholders, pursuant to the terms and subject to the conditions of the Merger Agreement (the “OPI Share Issuance Proposal”); and

•
OPI Adjournment Proposal: a proposal to approve the adjournment of the OPI special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the OPI Merger Proposal and/or the OPI Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve such proposals (the “OPI Adjournment Proposal”).

The approval by OPI shareholders of each of the OPI Merger Proposal and the OPI Share Issuance Proposal is a condition to the completion of the Merger. If either the OPI Merger Proposal or the OPI Share Issuance Proposal is not approved, the Merger will not occur.
The purpose of the OPI special meeting is to vote on the OPI Merger Proposal, the OPI Share Issuance Proposal and the OPI Adjournment Proposal. These proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the Merger Agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.
Holders of record of OPI Common Shares at the close of business on June 16, 2023 are entitled to notice of, and to vote at, the OPI special meeting and any adjournments or postponements of the OPI special meeting. The OPI special meeting will be held in a virtual format. No in person meeting will be held. You may participate in the OPI special meeting via internet webcast by visiting the following website and following the registration and participation instructions contained therein: http://www.virtualshareholdermeeting.com/OPI2023SM. Please have the control number located on your proxy card or voting information form available. If you hold OPI Common Shares indirectly through a brokerage firm, bank or other nominee, you must register in advance to attend the OPI special meeting. You will need to present evidence of your beneficial ownership of shares. You will not be able to vote your shares at the OPI special meeting without a legal proxy. Beneficial owners should complete the registration process at least three days in advance of the OPI special meeting to ensure that all documentation and verifications are in order.
To be approved, the OPI Merger Proposal requires the affirmative vote of at least a majority of all the votes entitled to be cast by holders of outstanding OPI Common Shares at the OPI special meeting on such proposal. To be approved, the OPI Share Issuance Proposal and the OPI Adjournment Proposal require the affirmative vote of at least a majority of all the votes cast by holders of outstanding OPI Common Shares entitled to vote at the OPI special meeting on each such proposal, assuming a quorum is present.
The OPI board of trustees recommends that OPI shareholders vote “FOR” the OPI Merger Proposal and “FOR” the OPI Share Issuance Proposal, which approvals are necessary to consummate the Merger, and “FOR” the OPI Adjournment Proposal.
Your vote is important. Whether or not you expect to attend the OPI special meeting, we encourage you to vote your OPI Common Shares as promptly as possible. You can vote your shares by: (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your OPI Common Shares may be represented and voted at the OPI special meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by your broker, bank or other nominee.
By Order of the Board of Trustees,
Jennifer B. Clark
Secretary
         , 2023
Newton, Massachusetts

Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
(617) 796-8350
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held Virtually On August 30, 2023
Dear Shareholders of Diversified Healthcare Trust:
We invite you to attend a special meeting of shareholders of Diversified Healthcare Trust, a Maryland real estate investment trust (“DHC”). The meeting (the “DHC special meeting”) will be conducted via virtual live webcast on August 30, 2023, at 11:00 a.m., Eastern time.
At the DHC special meeting, DHC shareholders will consider and vote upon the following matters:
•
DHC Merger Proposal: a proposal to approve the merger (the “Merger”), of DHC with and into OPI, a Maryland real estate investment trust, with OPI as the surviving entity in the merger, pursuant to the terms and subject to the conditions of the agreement and plan of merger, dated as of April 11, 2023, as it may be amended from time to time (the “Merger Agreement”), by and among OPI and DHC (the “DHC Merger Proposal”); and

•
DHC Adjournment Proposal: a proposal to approve the adjournment of the DHC special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the DHC Merger Proposal if there are insufficient votes at the time of such adjournment to approve such proposal (the “DHC Adjournment Proposal”).

The approval by DHC shareholders of the DHC Merger Proposal is a condition to the completion of the Merger. If the DHC Merger Proposal is not approved, the Merger will not occur.
The purpose of the DHC special meeting is to vote on the DHC Merger Proposal and the DHC Adjournment Proposal. These proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the Merger Agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.
Holders of record of common shares of beneficial interest, par value $.01 per share, of DHC (“DHC Common Shares”), at the close of business on June 16, 2023 are entitled to notice of, and to vote at the DHC special meeting and any adjournments or postponements of the DHC special meeting. The DHC special meeting will be held in a virtual format. No in person meeting will be held. You may participate in the DHC special meeting via internet webcast by visiting the following website and following the registration and participation instructions contained therein: http://www.virtualshareholdermeeting.com/DHC2023SM. Please have the control number located on your WHITE proxy card or voting information form available. If you hold DHC Common Shares indirectly through a brokerage firm, bank or other nominee, you must register in advance to attend the DHC special meeting. You will need to present evidence of your beneficial ownership of shares. You will not be able to vote your shares at the DHC special meeting without a legal proxy. Beneficial owners should complete the registration process at least three days in advance of the DHC special meeting to ensure that all documentation and verifications are in order.
To be approved, the DHC Merger Proposal requires the affirmative vote of at least a majority of all the votes entitled to be cast by holders of outstanding DHC Common Shares at the DHC special meeting on such proposal. To be approved, the DHC Adjournment Proposal requires the affirmative vote of at least a majority of all the votes cast by holders of outstanding DHC Common Shares entitled to vote at the DHC special meeting on such proposal, assuming a quorum is present.

The DHC board of trustees recommends that DHC shareholders vote “FOR” the DHC Merger Proposal, which approval is necessary to consummate the Merger, and “FOR” the DHC Adjournment Proposal.
Flat Footed LLC and its Managing Member, Marc Andersen (collectively, “Flat Footed”), have filed a definitive proxy statement in connection with the DHC special meeting. We recommend that you disregard any proxy card sent to you by or on behalf of any person other than DHC, including any gold proxy card and solicitation materials that may be sent to you by or on behalf of Flat Footed, which is soliciting proxies in opposition to the DHC board of trustees’ recommendations presented in this joint proxy statement/prospectus, including the DHC Merger Proposal and the DHC Adjournment Proposal. If you have submitted such a proxy card (including a gold proxy card), we ask that you subsequently recast your vote as instructed on the WHITE proxy card mailed to you by DHC, which will revoke any earlier dated proxy card that you submitted. Only the last validly executed proxy that you submit will be counted.
Your vote is important. Whether or not you expect to attend the DHC special meeting, we encourage you to vote your DHC Common Shares as promptly as possible. You can vote your shares by: (1) accessing the Internet website specified on your WHITE proxy card; (2) calling the toll-free number specified on your WHITE proxy card; or (3) signing and returning the enclosed WHITE proxy card in the postage-paid envelope provided, so that your DHC Common Shares may be represented and voted at the DHC special meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the WHITE voting instruction card furnished by your broker, bank or other nominee.
By Order of the Board of Trustees,
Jennifer B. Clark
Secretary
     , 2023
Newton, Massachusetts

ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates by reference important business and financial information about OPI and DHC from other documents that were filed by OPI and DHC with the Securities and Exchange Commission (the “SEC”), and that are not included in or delivered with this joint proxy statement/prospectus. For a list of documents incorporated by reference in the accompanying joint proxy statement/prospectus, see “Where You Can Find More Information.” This information is available to you without charge upon your request through the SEC’s website at www.sec.gov, or you can obtain the documents incorporated by reference into this joint proxy statement/prospectus without charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:
Office Properties Income Trust Two Newton Place 255 Washington Street, Suite 300 Newton, Massachusetts 02458 (617) 219-1410 Attn.: Investor Relations	Diversified Healthcare Trust Two Newton Place 255 Washington Street, Suite 300 Newton, Massachusetts 02458 (617) 796-8234 Attn.: Investor Relations
If you would like to request any documents, please do so by August 23, 2023, in order to receive them before the special meetings.
If you have any questions about the OPI special meeting or the DHC special meeting, or need to obtain proxy cards or other information, please contact the applicable proxy solicitor below:
if you are an OPI shareholder: Mackenzie Partners Inc. 1407 Broadway, 27th Floor New York, New York 10018 Toll-Free: (800) 322-2885 Email: proxy@mackenziepartners.com if you are a DHC shareholder:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Shareholders may call toll free: (800) 431-9633
Banks and Brokers may call collect: (212) 269-5550
E-mail: DHC@dfking.com

For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information.”

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 (the “Form S-4”), filed with the Securities and Exchange Commission by OPI (File No. 333-272105), constitutes a prospectus of OPI under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the OPI Common Shares to be issued in the OPI Share Issuance. This document also constitutes a joint proxy statement of OPI and DHC under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the OPI and DHC special meetings.
You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated            , 2023 and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date or as of such other date specified herein. Further, you should not assume that the information incorporated by reference in this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document.
You should not construe the contents of this joint proxy statement/prospectus as legal, tax or financial advice. You should consult with your own legal, tax, financial or other professional advisors. All summaries of, and references to, the agreements governing the terms of the transactions described in this joint proxy statement/prospectus are qualified by the full copies of and complete text of such agreements in the forms attached hereto as annexes, which are also available on the Electronic Data Gathering Analysis and Retrieval System of the SEC website at www.sec.gov.
We use certain defined terms throughout this joint proxy statement/prospectus that have the following meanings:
•
Annualized rental income means the annualized contractual base rents from OPI’s and DHC’s tenants pursuant to OPI’s and DHC’s lease agreements as of March 31, 2023, plus straight line rent adjustments and estimated recurring expense reimbursements to be paid to OPI and DHC, and excluding lease value amortization.

•
DHC refers to Diversified Healthcare Trust, a Maryland real estate investment trust.

•
DHC Credit Agreement means that certain Amended and Restated Credit Agreement, dated as of August 1, 2017, by and among DHC, Wells Fargo Bank, National Association, as administrative agent, and each of the other financial institutions party thereto, as amended by the First Amendment thereto, dated as of June 30, 2020, the Second Amendment thereto, dated as of January 29, 2021, the Third Amendment thereto, dated as of September 3, 2021, the Fourth Amendment thereto, dated as of February 22, 2022, and the Fifth Amendment thereto, dated as of February 14, 2023.

•
DHC Common Shares refers to the common shares of beneficial interest, par value $.01 per share, of DHC.

•
Debt commitment letter refers to the Commitment Letter, dated April 11, 2023, by and between OPI and JPMorgan Chase Bank, National Association, providing commitments to provide financing in an aggregate principal amount of up to $368 million (which as of the date of this joint proxy statement/prospectus have been reduced to $259.9 million).

•
Debt financing refers to the financing contemplated by the debt commitment letter, or any financing incurred in lieu thereof or in addition thereto in accordance with the Merger Agreement (including, for the avoidance of doubt, the CMBS Loans).

•
DHC Share Award means an award of DHC Common Shares outstanding under DHC’s Amended and Restated 2012 Equity Compensation Plan that remains subject to vesting requirements.

•
Effective Time refers to the date and time the Merger becomes effective.

•
Flat Footed refers to Flat Footed LLC and its Managing Member, Marc Andersen.

•
Merger refers to the merger of DHC with and into OPI pursuant to the terms and subject to the conditions of the Merger Agreement, with OPI as the surviving entity in the merger.

•
Merger Agreement refers to the agreement and plan of merger, dated as of April 11, 2023, as it may be amended from time to time, by and among OPI and DHC.

•
Merger Consideration refers to the 0.147 OPI Common Shares to be received per DHC Common Share in the Merger.

•
Nasdaq refers to The Nasdaq Stock Market LLC.

•
OPI refers to Office Properties Income Trust, a Maryland real estate investment trust.

•
OPI Credit Agreement means that certain Amended and Restated Credit Agreement, dated as of December 13, 2018, by and among OPI, Wells Fargo Bank, National Association, as administrative agent, and each of the other financial institutions from time to time party thereto, as amended by the First Amendment thereto, dated as of March 17, 2023, and as further amended on or prior to the date of the Merger Agreement.

•
OPI Common Shares refers to the common shares of beneficial interest, par value $.01 per share, of OPI.

•
OPI Equity Compensation Plan means OPI’s Amended and Restated 2009 Incentive Share Award Plan.

•
OPI Share Issuance refers to the issuance of OPI Common Shares to DHC shareholders pursuant to the terms and subject to the conditions of the Merger Agreement.

•
MOB refers to medical office buildings.

•
RMR means The RMR Group LLC.

•
RMR Inc. means The RMR Group Inc., the managing member of RMR.

•
RMR Letter Agreement means that certain Letter Agreement, dated as of April 11, 2023, by and among DHC, OPI and RMR.

•
SHOP refers to senior housing operating portfolio.

•
Total gross assets means total assets plus accumulated depreciation.

•
Transactions refers to the Merger and the other transactions contemplated by the Merger Agreement.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding OPI has been provided by OPI and information contained in this joint proxy statement/prospectus regarding DHC has been provided by DHC.

i

Page
Recommendation of the OPI Special Committee and the OPI Board of Trustees; Reasons for the Merger and the Other Transactions	115
Recommendation of the DHC Special Committee and the DHC Board of Trustees; Reasons for the Merger and the Other Transactions	123
Opinion of Financial Advisor to the OPI Special Committee	130
Opinion of Financial Advisor to the DHC Special Committee	136
Unaudited Prospective Financial Information of OPI	148
Unaudited Prospective Financial Information of DHC	152
Interests of OPI and DHC Trustees, Executive Officers and Manager in the Merger and the Other Transactions	156
Trustees and Management of the Combined Company	159
Treatment of DHC Share Awards in the Merger	159
Regulatory Approvals	159
Accounting Treatment of the Merger	160
Exchange of Shares in the Merger	160
Distributions	160
Listing of OPI Common Shares in the Merger	161
De-Listing and De-Registration of DHC Common Shares	161
No Appraisal	161
Litigation Relating to the Merger	161
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	163
Material United States Federal Income Tax Consequences of the Merger	164
Material United States Federal Income Tax Consequences of the Merger to Holders of DHC Common Shares	165
Material United States Federal Income Tax Considerations Regarding DHC’s Qualification for Taxation as a REIT	165
Material United States Federal Income Tax Considerations Regarding OPI’s Qualification for Taxation as a REIT and Relating to Ownership of OPI Common Shares	166
Backup Withholding	167
THE MERGER AGREEMENT	168
Explanatory Note Regarding the Merger Agreement	168
Form of the Merger	168
Merger Consideration	168
Treatment of DHC Share Awards in the Merger	169
Closing; Effective Time of the Merger	169
Declaration of Trust and Bylaws	169
Exchange of Shares in the Merger	169
Withholding	170
Representations and Warranties of OPI and DHC	170
Definition of “Material Adverse Effect”	171
Covenants and Agreements	172
Conditions to Completion of the Merger	184
Termination of the Merger Agreement	186
Termination Fees and Expenses	188

QUESTIONS AND ANSWERS
The following are some questions that you, as a holder of OPI Common Shares or DHC Common Shares, may have regarding the Merger or the proposals being considered at the OPI and DHC special meetings, and brief answers to those questions. You should carefully read this joint proxy statement/prospectus in its entirety, including the Annexes, and the other documents to which this joint proxy statement/prospectus refers or incorporates by reference, because the information in this section may not provide all the information that might be important to you. You may obtain the information incorporated by reference in this joint proxy statement/prospectus, without charge, by following the instructions in the section titled “Where You Can Find More Information.”
Q.
Why am I receiving this joint proxy statement/prospectus and what is the proposed transaction?

A.
You are receiving this joint proxy statement/prospectus because OPI and DHC have agreed to combine pursuant to the terms and subject to the conditions of the Merger Agreement, which provides for DHC to merge with and into OPI, with OPI as the surviving entity in the Merger. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.

In connection with the Merger, OPI expects to change its name to “Diversified Properties Trust” and change its ticker symbol on Nasdaq to “DPT.”
Votes of OPI shareholders and DHC shareholders are required in connection with the Merger. OPI and DHC are sending these materials to their respective shareholders to help you decide how to vote your shares with respect to the approval of the Merger and the OPI Share Issuance, in the case of OPI, and the approval of the Merger, in the case of DHC, and other important proposals. The Merger cannot be completed unless:
•
OPI shareholders vote to approve the proposal (the “OPI Merger Proposal”), to approve the Merger, pursuant to the terms and subject to the conditions of the Merger Agreement;

•
OPI shareholders vote to approve the proposal (the “OPI Share Issuance Proposal”), to authorize the issuance of OPI Common Shares to DHC shareholders, pursuant to the terms and subject to the conditions of the Merger Agreement (the “OPI Share Issuance”); and

•
DHC shareholders vote to approve the proposal (the “DHC Merger Proposal”), to approve the Merger, pursuant to the terms and subject to the conditions of the Merger Agreement.

OPI shareholders will also be asked to consider and vote on a proposal to adjourn the OPI special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the OPI Merger Proposal and/or the OPI Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve such proposal (the “OPI Adjournment Proposal”). DHC shareholders will also be asked to consider and vote on a proposal to adjourn the DHC special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the DHC Merger Proposal, if there are insufficient votes at the time of such adjournment to approve such proposal (the “DHC Adjournment Proposal”).
OPI and DHC will hold separate special meetings of their respective shareholders to obtain these approvals.
This joint proxy statement/prospectus contains important information about the Merger, the OPI Share Issuance, the OPI special meeting and the DHC special meeting, and you should carefully read it in its entirety. The enclosed voting materials allow you to vote your OPI Common Shares and/or DHC Common Shares, as applicable, without attending the OPI and/or DHC special meeting(s).
Your vote is important. Each of OPI and DHC encourage you to vote as soon as possible.
Q.
What will I receive in the proposed transaction if the Merger is consummated?

A.
In the Merger, DHC shareholders will be entitled to receive 0.147 (the “exchange ratio”) newly issued OPI Common Shares for each DHC Common Share that they own immediately prior to the Effective Time. The exchange ratio is fixed and will not be adjusted to reflect market price fluctuations in either DHC Common Shares or OPI Common Shares prior to the closing of the Merger (but is subject to adjustment for certain reclassifications, distributions, recapitalizations or similar transactions and other extraordinary distributions). Holders of DHC Common Shares entitled to receive OPI Common Shares in connection with the Merger will receive cash in lieu of fractional shares.
The OPI Common Shares issued and outstanding immediately prior to the Effective Time will remain issued and outstanding common shares of beneficial ownership of the surviving entity following the Effective Time.
Q.
What happens if the market price of OPI Common Shares or DHC Common Shares changes before the closing of the Merger?

A.
No change will be made to the exchange ratio as a result of any changes in the market price of OPI Common Shares or DHC Common Shares before the Merger. Because the exchange ratio is fixed, the value of the consideration to be received by DHC shareholders in the Merger will depend on the market price of OPI Common Shares at the time of the Merger.

Q.
What is the value of the Merger Consideration to holders of DHC Common Shares?

A.
The exact value of the Merger Consideration payable to DHC shareholders will depend on the price per share of OPI Common Shares at the Effective Time, which may be greater than, less than or the same as the price per share of OPI Common Shares at the time of entry into the Merger Agreement or the date of this joint proxy statement/prospectus.

Based on the closing price of a share of DHC Common Shares on Nasdaq on April 10, 2023, the last trading day prior to the date of the public announcement of the Merger, the implied value of the exchange ratio to DHC shareholders was approximately $1.70 for each DHC Common Share. As of July 18, 2023, the latest practicable trading date before the date of this joint proxy statement/prospectus, the closing price of the OPI Common Shares decreased from $11.55 on April 10, 2023 to $8.20, and the closing price of the DHC Common Shares increased from $1.24 on April 10, 2023 to $2.69. As a result of such changes, the implied value per DHC Common Share of the Merger Consideration decreased from $1.70 on April 10, 2023 to $1.21 on July 18, 2023. See the section of this joint proxy statement/prospectus entitled “Summary — Comparative Market Price Data.” As described above, however, the prices at the Effective Time may be greater than, the same as or less than such price quotations.
Q.
What will be the respective ownership percentages of former DHC shareholders and current OPI shareholders in the surviving entity?

A.
Based on the estimated number of DHC Common Shares and OPI Common Shares that are expected to be outstanding immediately prior to the closing, it is anticipated that DHC shareholders will hold approximately 42%, and OPI shareholders will hold approximately 58%, of the shares of the surviving entity immediately following the closing of the Merger (based on fully diluted shares outstanding of the surviving entity).

Q.
Why is OPI proposing the Merger?

A.
The OPI board of trustees approved the Merger Agreement, the Merger and the other Transactions contemplated thereby and recommended that OPI shareholders approve the OPI Merger Proposal, the OPI Share Issuance Proposal and the OPI Adjournment Proposal. To review the reasons of the OPI board of trustees for the Merger in greater detail, see the section of this joint proxy statement/prospectus entitled “The Merger — Recommendation of the OPI Board of Trustees and Its Reasons for the Merger and the Other Transactions.”

Notwithstanding the foregoing, the Merger involves certain risks to OPI and OPI’s shareholders and OPI and OPI’s shareholders may not realize the benefits of the Merger and the other Transactions. See the section of this joint proxy statement/prospectus entitled “Risk Factors — Risks Relating to the Merger and the other Transactions.”
You should be aware that members of the OPI special committee and the OPI board of trustees, as well as OPI’s manager, RMR, may have interests in the Merger and the other Transactions that are different from, or in addition to, the interests of OPI shareholders generally, which may create a potential divergence of interest or the appearance thereof. For more information on these interests, see the section of this joint proxy statement/prospectus entitled “The Merger — Interests of OPI and DHC Trustees, Executive Officers and Manager in the Merger and the Other Transactions.”
Q.
Why is DHC proposing the Merger?

A.
The DHC board of trustees approved the Merger, the Merger Agreement and the other Transactions to which DHC is a party and recommended that DHC shareholders approve the DHC Merger Proposal and the DHC Adjournment Proposal. To review the reasons of the DHC board of trustees for the Merger in greater detail, see the section of this joint proxy statement/prospectus entitled “The Merger — Recommendation of the DHC Board of Trustees and its Reasons for the Merger and the Other Transactions.”

Notwithstanding the foregoing, the Merger involves certain risks to DHC and DHC’s shareholders and DHC and DHC’s shareholders may not realize the benefits of the Merger. See the section of this joint proxy statement/prospectus entitled “Risk Factors — Risks Relating to the Merger and the Other Transactions.”
You should be aware that members of the DHC special committee and the DHC board of trustees, as well as DHC’s manager, RMR, may have interests in the Merger and the other Transactions that are different from, or in addition to, the interests of DHC shareholders generally, which may create a potential divergence of interest or the appearance thereof. For more information on these interests, see the section of this joint proxy statement/prospectus entitled “— Interests of OPI and DHC Trustees, Executive Officers and Manager in the Merger and the Other Transactions.”
Q.
Who will serve as the management of OPI and as members of OPI’s board of trustees if the Merger is consummated?

A.
The trustees and officers of OPI immediately prior to the Effective Time will be the trustees and officers of OPI immediately after the Effective Time. Each trustee or officer will continue to serve until such time as his or her resignation or removal or such time as his or her successor is duly elected and qualified.

Q.
Are there any risks relating to the Merger, OPI’s business or DHC’s business that OPI shareholders or DHC shareholders should consider in deciding whether to approve the proposals at the OPI special meeting and the DHC special meeting?

A.
Yes. Before making any decision with respect to the proposals to be voted on at the OPI special meeting or the DHC special meeting, OPI shareholders and DHC shareholders should read the information contained in the section of this joint proxy statement/prospectus entitled “Risk Factors” carefully and in its entirety. OPI shareholders and DHC shareholders should also read and carefully consider the risk factors of OPI and DHC that are incorporated by reference into this joint proxy statement/prospectus.

Q.
When and where will the special meetings be held?

A.
The OPI special meeting will be held in a virtual format. No in person meeting will be held. The OPI special meeting will be held via internet webcast at 10:00 a.m. Eastern time, on August 30, 2023 at the following link: http://www.virtualshareholdermeeting.com/OPI2023SM.

The DHC special meeting will be held in a virtual format. No in person meeting will be held. The DHC special meeting will be held via internet webcast at 11:00 a.m. Eastern time, on August 30, 2023 at the following link: http://www.virtualshareholdermeeting.com/DHC2023SM.
Q.
How do I vote?

A.
OPI.   If you were a holder of record of OPI Common Shares as of the close of business on June 16, 2023, the record date for determining shareholders entitled to notice of and to vote at the OPI special meeting (the “OPI Record Date”), you may vote on the applicable proposals by:

•
accessing the Internet website specified on your proxy card;

•
calling the toll-free number specified on your proxy card;

•
signing and returning the enclosed proxy card in the postage-paid envelope provided; or

•
virtually attending the special meeting and voting.

If you hold OPI Common Shares in the name of a broker, bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the OPI special meeting.
DHC.   If you were a holder of record of DHC Common Shares as of the close of business on June 16, 2023, the record date for determining shareholders entitled to notice of and to vote at the DHC special meeting (the “DHC Record Date”), you may vote on the applicable proposal by:
•
accessing the Internet website specified on your WHITE proxy card;

•
calling the toll-free number specified on your WHITE proxy card;

•
signing and returning the enclosed WHITE proxy card in the postage-paid envelope provided; or

•
virtually attending the special meeting and voting.

If you hold DHC Common Shares in the name of a broker, bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee on the WHITE voting instruction form to ensure that your shares are represented at the DHC special meeting.
Q.
What am I being asked to vote upon?

A.
OPI.   OPI shareholders are being asked to vote to approve the OPI Merger Proposal, the OPI Share Issuance Proposal and a proposal to adjourn the OPI special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the OPI Merger Proposal and/or the OPI Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve such proposal (the “OPI Adjournment Proposal”).

DHC.   DHC shareholders are being asked to vote to approve the DHC Merger Proposal and a proposal to adjourn the DHC special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the DHC Merger Proposal, if there are insufficient votes at the time of such adjournment to approve such proposal (the “DHC Adjournment Proposal”).
The Merger cannot be completed without the approval by OPI shareholders of the OPI Merger Proposal and the OPI Share Issuance Proposal and the approval by DHC shareholders of the DHC Merger Proposal.
Q.
What vote is required to approve each proposal?

A.
OPI.

•
The OPI Merger Proposal requires the affirmative vote of at least a majority of all the votes entitled to be cast by holders of outstanding OPI Common Shares at the OPI special meeting on such proposal.

•
The OPI Share Issuance Proposal requires the affirmative vote of at least a majority of all the votes cast by holders of outstanding OPI Common Shares entitled to vote at the OPI special meeting on such proposal.

•
The OPI Adjournment Proposal requires the affirmative vote of at least a majority of all the votes cast by holders of outstanding OPI Common Shares entitled to vote at the OPI special meeting on such proposal.

DHC.
•
The DHC Merger Proposal requires the affirmative vote of at least a majority of all the votes entitled to be cast by holders of outstanding DHC Common Shares at the DHC special meeting on such proposal.

•
The DHC Adjournment Proposal requires the affirmative vote of at least a majority of all the votes cast by holders of outstanding DHC Common Shares entitled to vote at the DHC special meeting on such proposal.

Q.
How does the board of trustees of OPI recommend that I vote?

A.
At a meeting of the OPI special committee consisting of independent and disinterested trustees held on April 10, 2023, the OPI special committee unanimously (i) determined that the Merger Agreement, the Merger, the OPI Share Issuance and the other Transactions were fair and reasonable and advisable to, and in the best interests of, OPI, and (ii) recommended that the OPI board of trustees adopt and approve the Merger Agreement, the Merger, the OPI Share Issuance and the other Transactions. At a meeting of the OPI board of trustees held on April 10, 2023, following the meeting of the OPI special committee, the independent trustees of OPI and the members of the OPI board of trustees, separately, unanimously (i) determined and declared that the Merger Agreement, the Merger, the OPI Share Issuance and the other Transactions were fair and reasonable and advisable to, and in the best interests of, OPI, (ii) adopted and approved the Merger Agreement, the Merger, the OPI Share Issuance and the other Transactions, (iii) directed that the Merger, the OPI Share Issuance, and the OPI Adjournment Proposal be submitted for consideration at the OPI special meeting and (iv) recommended that the holders of the OPI Common Shares entitled to vote thereon vote in favor of approval of the Merger and the OPI Share Issuance. To review the reasons of the OPI board of trustees for the Merger in greater detail, see the section of this joint proxy statement/prospectus entitled “The Merger — Recommendation of the OPI Board of Trustees and Its Reasons for the Merger and the Other Transactions.”

The OPI board of trustees recommends that OPI shareholders vote “FOR” the OPI Merger Proposal and “FOR” the OPI Share Issuance Proposal, which approvals are necessary to consummate the Merger, and “FOR” the OPI Adjournment Proposal.
You should be aware that members of the OPI special committee and the OPI board of trustees, as well as OPI’s manager, RMR, may have interests in the Merger and the other Transactions that are different from, or in addition to, the interests of OPI shareholders generally, which may create a potential divergence of interest or the appearance thereof. For more information on these interests, see the section of this joint proxy statement/prospectus entitled “— Interests of OPI and DHC Trustees, Executive Officers and Manager in the Merger and the Other Transactions.”
Q.
How does the board of trustees of DHC recommend that I vote?

A.
At a meeting of the DHC special committee consisting of independent and disinterested trustees held on April 10, 2023, the DHC special committee unanimously (i) determined that the Merger, the Merger Agreement and the other Transactions to which DHC is a party were fair and reasonable and advisable to, and in the best interests of, DHC, and (ii) recommended that the DHC board of trustees adopt and approve the Merger, the Merger Agreement and the other Transactions to which DHC is a party. At a meeting of the DHC board of trustees held on April 10, 2023, following the meeting of the DHC special committee, the independent trustees of DHC and the members of the DHC board of trustees, separately, unanimously (i) determined and declared that the Merger, the Merger Agreement and the other Transactions to which DHC is a party were fair and reasonable and advisable to, and in the best interests of, DHC, (ii) adopted and approved the Merger, the Merger Agreement and the other Transactions to which DHC is a party, (iii) directed that the Merger be submitted for consideration at the DHC special meeting and (iv) recommended that the holders of the DHC Common Shares entitled to vote thereon vote in favor of approval of the Merger. To review the reasons of the DHC board of trustees for the Merger in greater detail, see the section of this joint proxy statement/prospectus entitled “The Merger — Recommendation of the DHC Board of Trustees and its Reasons for the Merger and the other Transactions.”

The DHC board of trustees unanimously recommends that DHC shareholders vote “FOR” the DHC Merger Proposal, which approval is necessary to consummate the Merger, and “FOR” the DHC Adjournment Proposal.
You should be aware of any interests that the DHC special committee and the DHC board of trustees and DHC’s manager, RMR, have in the Merger and the other Transactions that are different from, or in addition to, the interests of DHC shareholders generally, which may create a potential divergence of interest or the appearance thereof. For more information on these interests, see the section of this joint proxy statement/prospectus entitled “The Merger — Interests of OPI and DHC Trustees, Executive Officers and Manager in the Merger and the other Transactions.”
Q.
Who is entitled to vote at each special meeting?

A.
OPI.   All holders of record of OPI Common Shares who held shares on the OPI Record Date are entitled to notice of and to vote at the OPI special meeting. If you hold OPI Common Shares in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at the OPI special meeting.

DHC.   All holders of record of DHC Common Shares who held shares on the DHC Record Date are entitled to notice of and to vote at the DHC special meeting. If you hold DHC Common Shares in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at the DHC special meeting.
Q.
How many votes do I have?

A.
OPI.   You are entitled to one vote for each OPI Common Share that you owned as of the OPI Record Date. As of the OPI Record Date, there were 48,587,650 OPI Common Shares outstanding, approximately 2.00% of which were beneficially owned by the trustees and executive officers of OPI and their affiliates, including 149,450 OPI Common Shares owned by Adam D. Portnoy and 576,258 OPI Common Shares owned by ABP Trust, an entity controlled by Adam D. Portnoy and which is the controlling shareholder of RMR Inc., and RMR Inc. holds a majority of the outstanding economic interests in RMR.

DHC.   You are entitled to one vote for each DHC Common Share that you owned as of the DHC Record Date. As of the DHC Record Date, there were 239,792,354 DHC Common Shares outstanding, approximately 10.06% of which were beneficially owned by the trustees and executive officers of DHC and their affiliates, including 214,373 DHC Common Shares owned by Adam D. Portnoy and 23,250,019 DHC Common Shares owned by ABP Trust, an entity controlled by Adam D. Portnoy and which is the controlling shareholder of RMR Inc., and RMR Inc. holds a majority of the outstanding economic interests in RMR.
Q.
What constitutes a quorum?

A.
OPI.   OPI shareholders entitled to cast a majority of all the votes entitled to be cast at the OPI special meeting must be present or represented by proxy at the meeting to constitute a quorum. Abstentions will be included in determining whether a quorum is present at the DHC special meeting. Broker non-votes, if any, will not be included in determining whether a quorum is present at the OPI special meeting.

Under Nasdaq rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “discretionary” but not with respect to “non-discretionary” matters. All of the proposals currently expected to be voted on at the OPI special meeting are “non-discretionary” matters, so no broker non-votes are expected.
DHC.   DHC shareholders entitled to cast a majority of all the votes entitled to be cast at the DHC special meeting must be present or represented by proxy at the meeting to constitute a quorum. Abstentions will be included in determining whether a quorum is present at the DHC special meeting. Broker non-votes, if any, will not be included in determining whether a quorum is present at the DHC special meeting.
Under Nasdaq rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal)

with respect to matters that are considered to be “discretionary” but not with respect to “non-discretionary” matters. All of the proposals currently expected to be voted on at the DHC special meeting are “non-discretionary” matters, so no broker non-votes are expected.
Q.
If my OPI Common Shares or DHC Common Shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.
If your OPI Common Shares or DHC Common Shares are held by a broker, bank or other nominee (that is, in “street name”), you must provide your broker, bank or other nominee with instructions on how to vote your OPI Common Shares or DHC Common Shares, as applicable. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote OPI Common Shares or DHC Common Shares held in street name by returning a WHITE proxy card directly to OPI or DHC or by attending either special meeting virtually and voting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold OPI Common Shares or DHC Common Shares on behalf of their customers may not give a proxy to OPI or DHC to vote those shares without specific instructions from their customers.

Q.
What will happen if I fail to instruct my broker, bank or other nominee how to vote?

A.
OPI.   If you are an OPI shareholder and fail to instruct your broker, bank or other nominee on how to vote your OPI Common Shares, your broker, bank or other nominee may not vote your shares on any of the OPI proposals. This will have the same effect as a vote against the OPI Merger Proposal. Assuming a quorum is present, this will have no effect on the OPI Share Issuance Proposal or the OPI Adjournment Proposal.

DHC.   If you are a DHC shareholder and you fail to instruct your broker, bank or other nominee on how to vote your DHC Common Shares, your broker, bank or other nominee may not vote your shares on either of the DHC proposals. This will have the same effect as a vote against the DHC Merger Proposal. Assuming a quorum is present, this will have no effect on the DHC Adjournment Proposal.
Q.
What will happen if I fail to vote or I abstain from voting?

A.
OPI.   If you are an OPI shareholder and fail to vote, it will have the same effect as a vote against the OPI Merger Proposal. If you are an OPI shareholder and fail to vote, it will have no effect on the OPI Share Issuance Proposal or the OPI Adjournment Proposal, assuming a quorum is present. If you are an OPI shareholder and abstain from voting, your shares will be counted for purposes of determining a quorum and, assuming a quorum is present, it will have the same effect as a vote against the OPI Merger Proposal, but it will have no effect on the OPI Share Issuance Proposal or the OPI Adjournment Proposal.

DHC.   If you are a DHC shareholder and fail to vote, it will have the same effect as a vote against the DHC Merger Proposal. If you are a DHC shareholder and fail to vote, it will have no effect on the DHC Adjournment Proposal, assuming a quorum is present. If you are a DHC shareholder and abstain from voting, your shares will be counted for purposes of determining a quorum and, assuming a quorum is present, it will have the same effect as a vote against the DHC Merger Proposal, but it will have no effect on the DHC Adjournment Proposal.
Q.
What if I return my proxy card without indicating how to vote?

A.
If you sign and return your OPI proxy card or DHC WHITE proxy card without indicating how to vote on any particular proposal, your OPI Common Shares or DHC Common Shares will be voted in accordance with the recommendations of the OPI board of trustees or the DHC board of trustees, as applicable, with respect to such proposal.

Q.
I am a DHC shareholder and I received a proxy card from someone other than DHC. Should I sign and mail it?

A.
We recommend that you disregard any proxy card sent to you by or on behalf of any other person other than DHC, including any gold proxy card and solicitation materials that may be sent to you by or on behalf of Flat Footed, which is soliciting proxies in opposition to the DHC board of trustees’ recommendations on the DHC Merger Proposal and the DHC Adjournment Proposal presented in this joint proxy statement/prospectus. If you have submitted such a proxy card (including a gold proxy card), we ask that you subsequently recast your vote as instructed on the WHITE proxy card mailed to you by DHC, which will revoke any earlier dated proxy card that you submitted. Only the last validly executed proxy that you submit will be counted. If you have any questions or need assistance, please contact D.F. King & Co., Inc. at 1-800-431-9633 toll-free in North America, or by e-mail at DHC@dfking.com.
Q.
Can I change my vote after I have returned a proxy or voting instruction card?

A.
You can change your vote at any time before your proxy is voted at the applicable special meeting. You can do this in one of three ways if you own your shares of record:

•
you can send a signed notice of revocation;

•
you can grant a new, valid proxy bearing a later date; or

•
you can attend the applicable special meeting virtually and vote, which will automatically cancel any proxy previously given, or you may revoke your proxy, but your virtual attendance alone will not revoke any proxy that you have previously given.

Attending the OPI special meeting or the DHC special meeting without voting will not, by itself, revoke your proxy.
If you are a record holder and choose either of the first two methods, you must submit your notice of revocation or your new proxy to the secretary of OPI or the secretary of DHC, as applicable, no later than the beginning of the applicable special meeting.
If your OPI Common Shares or DHC Common Shares are held by a broker, bank or other nominee, you must follow the instructions provided by the broker, bank or other nominee on how to change your instructions or to change your vote.
Q.
What are the anticipated material United States federal income tax consequences of the Merger to U.S. holders of DHC Common Shares?

A.
OPI and DHC intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “IRC”). It is a condition to the completion of the Merger that Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), counsel to the OPI special committee, and Sullivan & Cromwell LLP (“S&C”), counsel to the DHC special committee, each renders an opinion to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the IRC. If the Merger qualifies as a reorganization within the meaning of Section 368(a) of the IRC, then a U.S. holder (as defined in the discussion under the heading “Material United States Federal Income Tax Considerations”) of DHC Common Shares generally will not recognize any gain or loss for United States federal income tax purposes upon the receipt of OPI Common Shares in exchange for DHC Common Shares in the Merger (other than gain or loss with respect to cash received in lieu of a fractional OPI Common Share, if any).

The particular consequences of the Merger to each DHC shareholder depend on such holder’s particular facts and circumstances. DHC shareholders are urged to consult their tax advisors to understand fully the consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Merger in light of their specific circumstances. For further discussion of certain United States federal income tax consequences of the Merger, see the section of this joint proxy statement/prospectus entitled “Material United States Federal Income Tax Considerations — Material United States Federal Income Tax Consequences of the Merger to Holders of DHC Common Shares.”
Q.
Are there any conditions to the closing of the Merger that must be satisfied for the Merger to be completed?

A.
In addition to the approval of the OPI Merger Proposal and the OPI Share Issuance Proposal by the OPI shareholders and the approval of the DHC Merger Proposal by DHC shareholders described herein, there are a number of conditions that must be satisfied or waived for the Merger to be consummated.

For more information, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Conditions to Completion of the Merger.”
Q.
When do you expect the Merger to be completed?

A.
OPI and DHC are working to consummate the Merger and expect it to be completed during the third quarter of 2023. However, the Merger is subject to various conditions, and it is possible that factors beyond OPI’s and DHC’s control could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the OPI special meeting and the DHC special meeting and the completion of the Merger. OPI and DHC expect to complete the Merger as soon as reasonably practicable following the satisfaction of all applicable conditions.

Q.
Are DHC shareholders or OPI shareholders entitled to appraisal rights in connection with the Merger or the other Transactions?

A.
Neither DHC shareholders nor OPI shareholders are entitled to appraisal rights in connection with the Merger or the other Transactions. For more information, see the section of this joint proxy statement/prospectus entitled “The Merger — No Appraisal.”

Q.
Will I still be paid distributions prior to the Merger?

A.
Subject to certain additional exceptions for certain extraordinary distributions, DHC may declare and pay regular quarterly cash distributions in an amount per DHC Common Share of up to $0.04 per annum. Subject to certain additional exceptions for certain extraordinary distributions, OPI may declare and pay regular quarterly cash distributions in an amount per OPI Common Share of up to $2.20 per annum, and is required to maintain quarterly cash distributions in an amount per OPI Common Share of at least $1.00 per annum.

OPI and DHC are required by the Merger Agreement to coordinate their declaration, record and payment dates for distributions so that DHC’s distributions have the same declaration, record and payment dates as the distributions declared by OPI. For more information regarding the payment of distributions, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Covenants and Agreements — Conduct of Business Pending the Merger.”
Q.
What happens if the Merger is not completed?

A.
If the Merger is not completed for any reason, DHC shareholders will not have their DHC Common Shares exchanged for the OPI Common Shares (and will not receive cash in lieu of fractional shares). Instead, each of OPI and DHC will remain separate companies.

In addition, if the Merger Agreement is terminated in certain circumstances, OPI could be required to pay DHC a termination fee or DHC could be required to pay OPI a termination fee. For more information, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Termination of the Merger Agreement.”
Q.
What do I need to do now?

A.
Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes.

In order for your OPI Common Shares and/or DHC Common Shares to be voted at the applicable special meeting:
•
you can vote through the Internet or by telephone by following the instructions included on your proxy card;

•
you can indicate on the enclosed proxy or voting instruction card how you would like to vote and return the card in the accompanying postage-paid envelope; or

•
you can attend the applicable special meeting virtually and vote.

Q.
What happens if I am both an OPI shareholder and a DHC shareholder?

A.
You will receive separate proxy cards for each company and must complete, sign and date each proxy card and return each proxy card in the appropriate preaddressed postage paid envelope or complete a proxy by one of the other methods specified in your proxy card for each company. If your shares are held in street name, you will receive a separate voting instruction form for each account and from each broker, bank or other nominee that holds your OPI Common Shares and/or DHC Common Shares and you must follow the instructions provided in such voting instruction form to vote your OPI Common Shares and/or DHC Common Shares.

Q:
Do I need to do anything with my DHC Common Shares share certificates now?

A.
If the conditions to the Merger are satisfied or waived, and if you are a DHC shareholder, within three business days after the Effective Time, the exchange agent will send to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented DHC Common Shares outstanding a letter of transmittal and instructions for effecting the exchange of such certificates for the OPI Common Shares that the holder is entitled to receive under the Merger Agreement, with cash paid in lieu of fractional shares.

Holders of record of non-certificated DHC Common Shares represented by book-entry will receive payment of the foregoing items without any action on their part.
Q.
Who can help answer my questions?

A.
If you have any questions about the Merger or any of the other proposals to be voted on at the special meetings, or how to vote, or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instruction form, as applicable, you should contact:

if you are an OPI shareholder: Mackenzie Partners Inc. 1407 Broadway, 27th Floor New York, New York 10018 Toll-Free: (800) 322-2885 Email: proxy@mackenziepartners.com if you are a DHC shareholder:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Shareholders may call toll free: (800) 431-9633
Banks and Brokers may call collect: (212) 269-5550
E-mail: DHC@dfking.com

SUMMARY
The following summary highlights selected information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that may be important to you. For a more complete description of the Merger, the Merger Agreement and the other Transactions, you should carefully read this joint proxy statement/prospectus in its entirety, including the attached Annexes. You should also read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about OPI and DHC that has been filed with the Securities and Exchange Commission (the “SEC”). You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information.”
The Companies (See page 54)
Office Properties Income Trust
OPI is a real estate investment trust (“REIT”) organized under Maryland law. As of March 31, 2023, OPI owned 157 properties containing approximately 20.9 million rentable square feet and noncontrolling ownership interests of 51% and 50% in two unconsolidated joint ventures that own three properties containing approximately 0.4 million rentable square feet. OPI has no employees. Services which would otherwise be provided to OPI by employees are provided by RMR, OPI’s manager, and by OPI’s managing trustees and officers (each of whom are employees of RMR).
As of March 31, 2023, OPI’s properties have an undepreciated carrying value of approximately $4.0 billion and a depreciated carrying value of approximately $3.4 billion, excluding properties classified as held for sale. As of March 31, 2023, OPI’s properties were leased to 267 different tenants, with a weighted average remaining lease term (based on annualized rental income) of approximately 6.4 years. The U.S. government is OPI’s largest tenant, representing approximately 19.6% of its annualized rental income as of March 31, 2023.
OPI’s principal executive offices are located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, and its telephone number is (617) 219-1440. OPI maintains a website at www.opireit.com where additional information regarding OPI can be found. The contents of that website are not incorporated by reference into, or otherwise a part of, this joint proxy statement/prospectus. OPI Common Shares are currently listed and traded on Nasdaq under the symbol “OPI.”
Additional information about OPI and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information.”
Diversified Healthcare Trust
DHC is a REIT organized under Maryland law. DHC primarily owns MOB and life science properties, senior living communities and other health care related properties throughout the United States. DHC has no employees. Services which would otherwise be provided to DHC by employees are provided by RMR, DHC’s manager, and by DHC’s managing trustees and officers (each of whom are employees of RMR).
As of March 31, 2023, DHC’s consolidated portfolio consisted of 376 properties located in 36 states and Washington, D.C. DHC’s portfolio as of March 31, 2023 included (i) 105 MOB and life science properties with approximately 8.8 million rentable square feet, (ii) 261 senior living communities, including independent living (including active adult), assisted living, memory care and skilled nursing facilities, with 27,389 living units, and (iii) 10 wellness centers with approximately 0.8 million square feet of interior space plus outdoor developed facilities. The gross book value of DHC’s real estate assets at cost plus certain acquisition costs, before depreciation and purchase price allocations and less impairment write downs, was $7.1 billion at March 31, 2023. As of March 31, 2023, DHC also owned an equity interest in each of two unconsolidated joint ventures that own MOB and life science properties located in five states with an aggregate of approximately 2.2 million rentable square feet that were 99% leased with an average (by annualized rental income) remaining lease term of 5.8 years.

Also as of March 31, 2023, DHC had $380.1 million of cash and cash equivalents and $700 million of outstanding debt due within one year from May 8, 2023. This included $450 million in outstanding borrowings under the DHC Credit Agreement, which matures on January 15, 2024. DHC also has approximately $250 million of senior notes that mature on May 1, 2024. Based on the lasting impacts of the Covid-19 pandemic on the senior housing industry in which DHC operates, the slower than expected recovery of DHC’s SHOP communities following the Covid-19 pandemic and the fact that additional investment is needed to fund the recovery of DHC’s SHOP communities and DHC’s capital improvement plan, as well as DHC’s reduced cash balances, additional capital commitments in both its medical office and life science portfolio and SHOP segments and upcoming debt maturities, DHC has concluded that there is substantial doubt about its ability to continue as a going concern for at least one year from May 8, 2023.
DHC’s principal executive offices are located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, and its telephone number is (617) 796-8350. DHC maintains a website at www.dhcreit.com where additional information regarding DHC can be found. The contents of that website are not incorporated by reference into, or otherwise a part of, this joint proxy statement/prospectus. DHC Common Shares are currently listed and traded on Nasdaq under the symbol “DHC.”
Additional information about DHC and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information.”
The Combined Company
Based on OPI and DHC properties owned as of March 31, 2023, the combined company is expected to own 533 properties located in 40 states and the District of Columbia containing 29.7 million square feet of MOB, life science and office properties and more than 27,000 senior living units, with 43% of its properties located in markets in the Sun Belt, and have total gross assets of approximately $12.1 billion. As of March 31, 2023, the MOB, life science and office properties expected to be owned by the combined company were 88.9% leased (based on rentable square feet) to approximately 700 different tenants, and the average remaining lease term of these properties, weighted by annualized rental income, was 6.1 years. As of March 31, 2023, the SHOP communities expected to be owned by the combined company were 76.9% occupied on average during the first quarter of 2023 and consisted of 234 SHOP communities, comprised of approximately 53% assisted living and memory care units, 41% independent living and active adult apartments and 6% skilled nursing units. In addition, the combined company is expected to own 27 triple net leased SHOP communities with 2,062 units and 10 wellness centers with 0.8 million square feet.
The Merger and the Merger Agreement (See pages 81 and 168)
The Merger Agreement
OPI and DHC have entered into the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. Each of the OPI special committee, the DHC special committee, the OPI board of trustees and the DHC board of trustees has unanimously approved the Merger Agreement, the Merger and the other Transactions to which it is a party. OPI and DHC encourage you to carefully read the Merger Agreement in its entirety because it is the primary legal document governing the Merger.
Form of the Merger
Pursuant to the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement, DHC will merge with and into OPI, whereupon the separate existence of DHC will cease, with OPI continuing as the surviving entity in the Merger. As of the Effective Time, OPI expects to change its name to “Diversified Properties Trust” and change its ticker symbol on Nasdaq to “DPT.”
Upon consummation of the Merger, based on the estimated number of DHC Common Shares and OPI Common Shares that are expected to be outstanding immediately prior to the closing (on a fully diluted basis), it is anticipated that DHC shareholders will hold approximately 42%, and OPI shareholders will hold approximately 58%, of the shares of the surviving entity immediately following the closing of the Merger.

Consideration to DHC Shareholders in the Merger
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, each DHC Common Share outstanding immediately prior to the Effective Time will be automatically converted into the right to receive 0.147 newly issued OPI Common Shares, subject to adjustment for certain reclassifications, distributions, recapitalizations or similar transactions and other exceptional distributions as described in the Merger Agreement, with cash paid in lieu of fractional shares. The exchange ratio in the Merger is fixed (subject to adjustment for certain reclassifications, distributions, recapitalizations or similar transactions and extraordinary distributions as described in the Merger Agreement) and will not be adjusted to reflect changes in the market price of OPI Common Shares or DHC Common Shares prior to the Effective Time. Because of this, the implied value of the Merger Consideration to DHC shareholders will fluctuate between now and the date of the consummation of the Merger. Based on the $11.55 closing price of OPI Common Shares on Nasdaq on April 10, 2023, the last trading day before the public announcement of the Merger, the exchange ratio represented approximately $1.70 in OPI Common Shares for each DHC Common Share. Based on the $8.20 closing price of OPI Common Shares on Nasdaq on July 18, 2023, the latest practicable trading date before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $1.21 in OPI Common Shares for each DHC Common Share. For more information, see the section of this joint proxy statement/prospectus entitled “— Comparative Market Price Data.”
The following table presents market price information for OPI Common Shares and DHC Common Shares at the close of trading on April 10, 2023, the last trading day before the public announcement of the Merger, and July 18, 2023, the latest practicable date before the date of this joint proxy statement/prospectus. Equivalent per share value of the Merger Consideration for DHC shareholders, giving effect to the exchange ratio, is also provided below for each of these dates.
	OPI Common Shares	DHC Common Shares	Equivalent Per Share Value of Merger Consideration
April 10, 2023	$11.55	$1.24	$1.70
July 18, 2023	$8.20	$2.69	$1.21
The value of the Merger Consideration will fluctuate prior to the Effective Time with changes in the market price of OPI Common Shares and DHC Common Shares.
Treatment of DHC Share Awards in the Merger
DHC has obtained from each holder of a DHC Share Award, including each DHC executive officer and each RMR executive officer, a waiver of each such holder’s right to accelerated vesting upon consummation of the Merger. At the Effective Time, each then-outstanding DHC Share Award will be converted into an award under the OPI Equity Compensation Plan with respect to a number of OPI Common Shares (rounded down to the nearest whole number of shares) equal to the product of (i) the exchange ratio multiplied by (ii) the number of DHC Common Shares subject to such DHC Share Award at the Effective Time, with cash paid in lieu of fractional shares (subject to appropriate tax withholding). Each such converted award will continue to be subject to the same vesting and other terms and conditions as were in effect immediately prior to the Effective Time.
Management Agreements (See page 191)
OPI and DHC each have a business management agreement and a property management agreement with RMR. Contemporaneously with the execution and delivery of the Merger Agreement, RMR, OPI and DHC entered into the RMR Letter Agreement, pursuant to which, on the terms and subject to the conditions set forth therein, the parties agreed that, effective upon consummation of the Merger, DHC has terminated its Second Amended and Restated Business Management Agreement (the “DHC Current Business Management Agreement”), as amended, which relates to DHC’s business generally, and its Third Amended and Restated Property Management Agreement (the “DHC Current Property Management Agreement”),

which relates to DHC’s property level operations, in each case for convenience, and RMR agreed to waive its right to receive payment of any termination fees due on account of such terminations.
In addition, contemporaneously with the execution and delivery of the Merger Agreement, RMR and OPI entered into the Third Amended and Restated Property Management Agreement (the “OPI Amended Property Management Agreement”). The OPI Amended Property Management Agreement will become effective concurrent with the consummation of the Merger and will apply to the combined company and its properties. Pursuant to the OPI Amended Property Management Agreement, at the Effective Time, the properties currently owned by DHC that are subject to the DHC Current Property Management Agreement with RMR, including DHC’s MOB and life science properties, will become subject to the terms and conditions of the OPI Amended Property Management Agreement and, as is the case in the DHC Current Property Management Agreement with RMR, RMR will be entitled to a renovation and repositioning fee equal to 3% of the cost of any major capital projects and repositionings at SHOP communities currently owned by DHC that OPI, as the surviving entity, may request RMR to oversee from time to time. The terms of the OPI Amended Property Management Agreement are otherwise consistent with the terms of OPI’s current Second Amended and Restated Property Management Agreement (the “OPI Current Property Management Agreement”) with RMR. If the Merger is not consummated, the operative provisions of the OPI Amended Property Management Agreement will not become effective and the OPI Current Property Management Agreement with RMR and DHC’s current business and property management agreements with RMR will remain in effect. See the section of this joint proxy statement/prospectus entitled “Management Agreements and Letter Agreement.”
Recommendations of the OPI Special Committee and the OPI Board of Trustees; Reasons for the Merger and the Other Transactions (See page 115)
On April 10, 2023, the OPI special committee unanimously (i) determined that the Merger Agreement, the Merger, the OPI Share Issuance and the other Transactions were fair and reasonable and advisable to, and in the best interests of, OPI, and (ii) recommended that the OPI board of trustees adopt and approve the Merger Agreement, the Merger, the OPI Share Issuance and the other Transactions.
On April 10, 2023, the independent trustees of OPI and the OPI board of trustees, separately, acting on and in consideration of the unanimous recommendation of the OPI special committee, unanimously (i) determined and declared that the Merger Agreement, the Merger, the OPI Share Issuance and the other Transactions were fair and reasonable and advisable to, and in the best interests of, OPI, (ii) adopted and approved the Merger Agreement, the Merger, the OPI Share Issuance and the other Transactions, (iii) directed that the Merger, the OPI Share Issuance and the OPI Adjournment Proposal be submitted for consideration at the OPI special meeting and (iv) recommended that the holders of the OPI Common Shares entitled to vote thereon vote in favor of approval of the Merger and the OPI Share Issuance. In addition, the OPI compensation committee, acting on and in consideration of the unanimous recommendation of the OPI special committee, (i) determined and declared that the RMR Letter Agreement and the OPI Amended Property Management Agreement were fair and reasonable to OPI and (ii) approved the RMR Letter Agreement and the OPI Amended Property Management Agreement.
The OPI board of trustees unanimously recommends that OPI shareholders vote “FOR” the OPI Merger Proposal and “FOR” the OPI Share Issuance Proposal, which approvals are necessary to consummate the Merger, and “FOR” the OPI Adjournment Proposal.
To review the reasons of the OPI board of trustees for the Merger in greater detail, see the section of this joint proxy statement/prospectus entitled “The Merger — Recommendation of the OPI Board of Trustees and its Reasons for the Merger and the other Transactions.”
Recommendations of the DHC Special Committee and the DHC Board of Trustees; Reasons for the Merger and the Other Transactions (See page 123)
On April 10, 2023, the DHC special committee unanimously (i) determined that the Merger Agreement, the Merger and the other Transactions to which DHC is a party are fair and reasonable and advisable to, and in the best interests of, DHC, (ii) recommended that the DHC board of trustees (a) adopt and approve the Merger Agreement, the Merger, and the other Transactions to which DHC is a party and (b) recommend that the holders of DHC Common Shares entitled to vote thereon vote in favor of the approval of the Merger and (iii) determined and declared that the RMR Letter Agreement is fair and reasonable to DHC and recommended that the DHC compensation committee approve the RMR Letter Agreement.
On April 10, 2023, the independent trustees of DHC and the DHC board of trustees, separately, acting on and in consideration of the unanimous recommendation of the DHC special committee, unanimously (i) determined and declared that the Merger Agreement, the Merger and the other Transactions to which DHC is a party are fair and reasonable and advisable to, and in the best interests of, DHC, (ii) approved the Merger, the Merger Agreement and the other Transactions to which DHC is a party, (iii) directed that the Merger be submitted for consideration by the DHC shareholders at the DHC special meeting and (iv) recommend that the holders of DHC Common Shares entitled to vote thereon vote in favor of the approval of the Merger. In addition, the DHC compensation committee, acting on and in consideration of the unanimous recommendation of the DHC special committee, (i) determined and declared that the RMR Letter Agreement was fair and reasonable to DHC and (ii) approved the RMR Letter Agreement.
The DHC board of trustees unanimously recommends that DHC Shareholders vote “FOR” the DHC Merger Proposal, which approval is necessary to consummate the Merger, and “FOR” the DHC Adjournment Proposal.
To review the reasons of the DHC board of trustees for the Merger in greater detail, see the section of this joint proxy statement/prospectus entitled “The Merger — Recommendation of the DHC Board of Trustees and its Reasons for the Merger and the other Transactions.”
Risks Relating to the Merger and the Other Transactions (See page 29)
In evaluating the Merger Agreement and the other Transactions, including the Merger and the OPI Share Issuance, you should carefully read this joint proxy statement/prospectus and give special consideration to the risk factors described in the section of this joint proxy statement/prospectus entitled “Risk Factors — Risks Relating to the Merger and the other Transactions.”
Shares Entitled to Vote; Required Vote (See pages 69 and 76)
Office Properties Income Trust
OPI shareholders who owned OPI Common Shares at the close of business on the OPI Record Date are entitled to notice of, and to vote at, the OPI special meeting and any adjournment or postponement of the OPI special meeting. On the OPI Record Date, there were 48,587,650 OPI Common Shares issued and outstanding and entitled to vote at the OPI special meeting, held by approximately 1,869 holders of record. Each OPI Common Share is entitled to one vote on each of the OPI Merger Proposal, the OPI Share Issuance Proposal and the OPI Adjournment Proposal.
At the OPI special meeting, shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting must be present or represented by proxy to constitute a quorum. If you are an OPI shareholder and fail to vote, it will have the same effect as a vote against the OPI Merger Proposal. If you are an OPI shareholder and fail to vote, it will have no effect on the OPI Share Issuance Proposal or the OPI Adjournment Proposal, assuming a quorum is present. If you are an OPI shareholder and abstain from voting, your shares will be counted for purposes of determining a quorum and, assuming a quorum is present, it will have the same effect as a vote against the OPI Merger Proposal, but it will have no effect on the OPI Share Issuance Proposal or the OPI Adjournment Proposal.
Under Nasdaq rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered “discretionary” but not with respect to “non-discretionary” matters. All of the proposals currently expected to be voted on at the OPI special meeting are “non-discretionary” matters, so no broker non-votes are expected.
The OPI Merger Proposal requires the affirmative vote of at least a majority of all the votes entitled to be cast by holders of outstanding OPI Common Shares entitled to vote at the OPI special meeting on such proposal. Each of the OPI Share Issuance Proposal and the OPI Adjournment Proposal requires the affirmative vote of at least a majority of all the votes cast by holders of outstanding OPI Common Shares entitled to vote at the OPI special meeting on each such proposal. Pursuant to OPI’s Second Amended and Restated Bylaws, as amended (the “OPI Bylaws”), the chairperson of the OPI special meeting may adjourn the OPI special meeting to a later date or dates, for any reason deemed necessary by the chairperson, without OPI shareholder approval.
See the section of this joint proxy statement/prospectus entitled “Questions and Answers” for a description of the effect of abstentions and broker non-votes, if any, with respect to the above proposals.
Your vote is important. If you were a holder of record of OPI Common Shares as of the OPI Record Date, please complete, sign, date and return your proxy card as promptly as possible or authorize a proxy to vote your shares by telephone or on the Internet. If you properly submit your proxy card but do not indicate how your OPI Common Shares should be voted on a proposal, the OPI Common Shares represented by your properly completed proxy will be voted as the OPI board of trustees unanimously recommends and, therefore, “FOR” the OPI Merger Proposal, “FOR” the OPI Share Issuance Proposal and “FOR” the OPI Adjournment Proposal.
If you hold OPI Common Shares in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at the OPI special meeting. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other nominee, your OPI Common Shares will NOT be voted on the OPI Merger Proposal, the OPI Share Issuance Proposal or the OPI Adjournment Proposal.
Diversified Healthcare Trust
DHC shareholders who owned DHC Common Shares at the close of business on the DHC Record Date are entitled to notice of, and to vote at, the DHC special meeting and any adjournment or postponement of the DHC special meeting. On the DHC Record Date, there were 239,792,354 DHC Common Shares issued and outstanding and entitled to vote at the DHC special meeting, held by approximately 1,286 holders of record. Each DHC Common Share is entitled to one vote on each of the DHC Merger Proposal and the DHC Adjournment Proposal.
At the DHC special meeting, shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting must be present or represented by proxy to constitute a quorum. If you are a DHC shareholder and fail to vote, it will have the same effect as a vote against the DHC Merger Proposal. If you are a DHC shareholder and abstain from voting, your shares will be counted for purposes of determining a quorum and, assuming a quorum is present, it will have the same effect as a vote against the DHC Merger Proposal, but it will have no effect on the DHC Adjournment Proposal.
Under Nasdaq rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered “discretionary” but not with respect to “non-discretionary” matters. All of the proposals currently expected to be voted on at the DHC special meeting are “non-discretionary” matters, so no broker non-votes are expected.
The DHC Merger Proposal requires the affirmative vote of at least a majority of all the votes entitled to be cast by holders of outstanding DHC Common Shares entitled to vote at the DHC special meeting on such proposal. The DHC Adjournment Proposal requires the affirmative vote of at least a majority of all the votes cast by holders of outstanding DHC Common Shares entitled to vote at the DHC special meeting on each such proposal. Pursuant to DHC’s Second Amended and Restated Bylaws, as amended (the “DHC Bylaws”), the DHC board of trustees or the chairperson of the DHC special meeting may adjourn the DHC special meeting to a later date or dates, for any reason deemed necessary by the chairperson, without DHC shareholder approval.
See the section of this joint proxy statement/prospectus entitled “Questions and Answers” for a description of the effect of abstentions and broker non-votes, if any, with respect to the above proposals.

Your vote is important.   If you were a holder of record of DHC Common Shares as of the DHC Record Date, please complete, sign, date and return your WHITE proxy card as promptly as possible or authorize a proxy to vote your shares by telephone or on the Internet. If you properly submit your WHITE proxy card but do not indicate how your DHC Common Shares should be voted on a proposal, the DHC Common Shares represented by your properly completed proxy will be voted as the DHC board of trustees unanimously recommends and, therefore, “FOR” the DHC Merger Proposal and “FOR” the DHC Adjournment Proposal.
If you hold DHC Common Shares in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee on the WHITE voting instruction card to ensure that your shares are represented at the DHC special meeting. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other nominee, your DHC Common Shares will NOT be voted on the DHC Merger Proposal or the DHC Adjournment Proposal.
Opinion of Financial Advisor to the OPI Special Committee (See page 130)
In connection with the Merger, J.P. Morgan Securities LLC (“J.P. Morgan”), financial advisor to the OPI special committee, delivered to the OPI special committee and the OPI board of trustees an oral opinion, which was confirmed by delivery of a written opinion dated April 10, 2023, to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the Merger was fair, from a financial point of view, to OPI.
The full text of the written opinion of J.P. Morgan, dated April 10, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached to this joint proxy statement/prospectus as Annex B. The summary of J.P. Morgan’s opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. OPI’s shareholders are urged to read the opinion in its entirety. J.P. Morgan provided advisory services to the OPI special committee and its opinion for the information and assistance of the OPI special committee and the OPI board of trustees in connection with their consideration of the Merger. J.P. Morgan did not express any opinion as to the fairness of the exchange ratio in the Merger to the holders of any class of securities, creditors or other constituencies of OPI, or as to the underlying decision by OPI to engage in the Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. J.P. Morgan’s opinion is not a recommendation as to how any holder of OPI Common Shares or DHC Common Shares should vote with respect to the approval of the Merger or any other matter.
For additional information, see the section of this joint proxy statement/prospectus entitled “The Merger — Opinion of Financial Advisor to the OPI Special Committee” and the full text of the written opinion of J.P. Morgan attached as Annex B to this joint proxy statement/prospectus.
Opinion of Financial Advisor to the DHC Special Committee (See page 136)
The DHC special committee retained BofA Securities, Inc. (“BofA Securities”) to act as its financial advisor in connection with the Merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The DHC special committee selected BofA Securities to act as its financial advisor in connection with the Merger on the basis of BofA Securities’ experience in transactions similar to the Merger, its reputation in the investment community and its familiarity with DHC and its business.
On April 10, 2023, representatives of BofA Securities delivered to the DHC special committee an oral opinion, which was confirmed by delivery of a written opinion dated April 10, 2023, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the written opinion, the exchange ratio provided for in the Merger was fair, from a financial point of view, to the holders of DHC Common Shares (other than holders of excluded shares (as defined in the Merger Agreement)).

The full text of BofA Securities’ written opinion to the DHC Special Committee, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. BofA Securities delivered its opinion to the DHC special committee for the benefit and use of the DHC special committee (in its capacity as such) in connection with and for purposes of its evaluation of the Merger. BofA Securities expressed no view or opinion as to any terms or other aspects or implications of the Merger (other than the exchange ratio to the extent expressly specified in such opinion) and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to DHC or in which DHC might engage or as to the underlying business decision of DHC to proceed with or effect the Merger. BofA Securities’ opinion does not constitute a recommendation as to how any holder of DHC Common Shares or OPI Common Shares should vote or act in connection with the Merger or any other matter.
For additional information, see the section of this joint proxy statement/prospectus entitled “The Merger — Opinion of the DHC Special Committee’s Financial Advisor” and the full text of the written opinion of BofA Securities attached as Annex C to this joint proxy statement/prospectus.
Interests of OPI and DHC Trustees, Executive Officers and Manager in the Merger and the Other Transactions (See page 156)
Certain of OPI’s and DHC’s trustees and executive officers, as well as OPI’s and DHC’s manager, RMR, have interests in the Merger and the other Transactions that may be different from, or in addition to, the interests of OPI and DHC shareholders generally, which may create a potential divergence of interest or the appearance thereof. Each of the OPI and DHC board of trustees and the OPI special committee and DHC special committee were aware of these interests, among other matters, in approving the Merger Agreement, the Merger and the other Transactions to which OPI or DHC, respectively, is a party, and in recommending that OPI shareholders vote for the OPI Share Issuance Proposal and the OPI Merger Proposal, and that DHC shareholders vote for the DHC Merger Proposal, as applicable.
RMR is the business and property manager of OPI and DHC, and the personnel and various services that OPI and DHC require to operate their respective businesses are provided by RMR pursuant to the respective management agreements with RMR, which have successive 20 year terms. RMR is a majority owned subsidiary of RMR Inc., and RMR Inc. is the managing member of RMR. Adam D. Portnoy, chair of the board of trustees and a managing trustee of each of OPI and DHC, is the sole trustee, an officer and the controlling shareholder of ABP Trust, which is the controlling shareholder of RMR Inc.; the president, chief executive officer, a managing director and chair of the board of directors of RMR Inc.; and president and chief executive officer of RMR. Jennifer B. Clark, OPI’s other managing trustee and secretary of each of OPI and DHC, also serves as a managing director, executive vice president, general counsel and secretary of RMR Inc. and as an executive officer and employee of RMR. Ms. Clark also serves as a secretary of all RMR managed companies and an executive vice president, general counsel and secretary of Tremont Realty Capital, a wholly owned SEC registered investment adviser subsidiary of RMR. Jennifer F. Francis, DHC’s other managing trustee, also serves as an executive officer of RMR Inc. and as an executive officer and employee of RMR. Ms. Francis is also responsible for senior living and hotel asset management activities and acquisitions and dispositions at RMR. Christopher J. Bilotto, the president and chief operating officer of OPI, Matthew C. Brown, the chief financial officer and treasurer of OPI, and Richard W. Siedel, Jr., the chief financial officer and treasurer of DHC, each also serve as officers and employees of RMR. Each of Jeffrey P. Somers and John. L. Harrington are independent trustees of each of OPI and DHC, but neither served on the OPI special committee or the DHC special committee. Each of the independent trustees of OPI and DHC was determined to meet all applicable listing and other requirements for independence and was determined to be an independent trustee pursuant to the DHC board of trustees’ or the OPI board of trustees’, as applicable, annual independence determinations. Certain trustees of OPI and DHC serve as trustees or have served as trustees and/or directors of other companies managed by RMR. Mr. Harrington also serves as a trustee of Service Properties Trust; Lisa Harris Jones, an independent trustee of DHC, serves as a trustee of Industrial Logistics Properties Trust, and served as a director of TravelCenters of America Inc.; William A. Lamkin, an independent trustee of the OPI board of trustees, serves as a trustee of Service Properties Trust and Seven Hills Realty Trust; Mr. Portnoy serves as a managing trustee/director and chair of the board of all RMR managed companies; Mr. Somers serves as a trustee of

Seven Hills Realty Trust; Donna Fraiche, an independent trustee of OPI, serves as a trustee of Service Properties Trust; and Barbara Gilmore, an independent trustee of OPI, serves as a trustee of Seven Hills Realty Trust.
The fee structure under OPI’s management agreements with RMR will remain the same after the Merger other than as set forth in the OPI Amended Property Management Agreement. Although there is no change in the formulas used to determine fees payable by the combined company to RMR compared to the existing management agreements of OPI and DHC with RMR, improved performance by the combined company compared to the applicable benchmarks could result in the combined company paying an incentive fee (or an increased incentive fee, as applicable) given that the performance of the combined company may be different than the performance of OPI and DHC on a stand-alone basis. Subject to the terms of the RMR Letter Agreement (as discussed below), the termination of OPI or DHC’s business and property management agreements with RMR may require OPI or DHC, as applicable, to pay a substantial termination fee to RMR, including in the case of a termination by OPI or DHC, as applicable, for convenience or for a performance reason or, in the case of a termination by RMR, for good reason. However, contemporaneously with the execution and delivery of the Merger Agreement, RMR, DHC and OPI entered into the RMR Letter Agreement, pursuant to which, on the terms and subject to conditions contained therein, the parties thereto agreed that, effective upon the consummation of the Merger (i) DHC has terminated its business and property management agreements with RMR for convenience, and (ii) RMR has waived its right to receive payment of any termination fees due on account of such termination. This waiver by RMR applies only in respect of the Merger and does not apply in respect of any competing acquisition proposal or superior proposal (each as defined in the Merger Agreement) or any other transaction or arrangement.
OPI’s trustees and executive officers and their affiliates collectively beneficially owned 971,705 OPI Common Shares, or approximately 2.00% of the OPI Common Shares outstanding, as of the OPI Record Date and have indicated that they expect to vote “FOR” the OPI Share Issuance Proposal, “FOR” the OPI Merger Proposal and “FOR” the OPI Adjournment Proposal, if necessary or appropriate, although none of them is contractually obligated to do so. For more information, see the section of this joint proxy statement/prospectus entitled “The OPI Special Meeting — Required Vote.”
DHC’s trustees and executive officers and their affiliates collectively beneficially owned 24,133,010 DHC Common Shares, or approximately 10.06% of the DHC Common Shares outstanding, as of the DHC Record Date and have indicated that they expect to vote “FOR” the DHC Merger Proposal and “FOR” the DHC Adjournment Proposal, if necessary or appropriate, although none of them is contractually obligated to do so. For more information, see the section of this joint proxy statement/prospectus entitled “The DHC Special Meeting — Required Vote.”
None of DHC’s trustees or executive officers have any arrangements or understandings with either OPI or DHC concerning any type of compensation based on the Merger or the other Transactions except that, contemporaneously with the execution and delivery of the Merger Agreement, the DHC officers and certain RMR officers and employees who held DHC Share Awards that would, by their terms, vest upon consummation of the Merger, each executed a waiver of their right to accelerated vesting of any such DHC Share Awards. These awards are described in detail in the section of this joint proxy statement/prospectus entitled “The Merger — Treatment of DHC Share Awards in the Merger.” As discussed above, the Merger and the other Transactions and the terms thereof were investigated, evaluated, developed, explored, negotiated and recommended to each of the OPI board of trustees and the DHC board of trustees by the OPI special committee and the DHC special committee, respectively, each special committee being comprised solely of independent and disinterested trustees, and were separately approved and adopted by OPI’s independent trustees and the OPI board of trustees and by DHC’s independent trustees and the DHC board of trustees, respectively.
Members of each of the OPI special committee and DHC special committee were compensated for the time and effort required in considering whether to pursue the potential transaction and evaluating and negotiating the Merger, the Merger Agreement and the other Transactions. The compensation of the members of the OPI special committee and the DHC special committee was not and is not contingent on the decision to approve the Merger and the other Transactions or the consummation of the Merger and the other Transactions.

Listing of OPI Common Shares (See page 161)
It is a condition to the completion of the Merger that the OPI Common Shares issuable in connection with the Merger be approved for listing on Nasdaq, subject to official notice of issuance. OPI has agreed to use its reasonable best efforts to take all steps as may be reasonably necessary to cause the OPI Common Shares to be issued in the Merger to be listed for trading on Nasdaq prior to the Effective Time, subject to official notice of issuance. After the Merger is consummated, DHC Common Shares currently listed on Nasdaq will be de-listed from Nasdaq and will be de-registered under the Exchange Act.
No Shareholder Appraisal Rights in the Merger (See page 161)
Under the provisions of Maryland law applicable to Maryland REITs (the “Maryland REIT Law”), and pursuant to the declaration of trust of each of OPI and DHC, neither OPI shareholders nor DHC shareholders are entitled to exercise appraisal rights in connection with the Merger or the other Transactions.
Conditions to Completion of the Merger (See page 184)
As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, the consummation of the Merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:
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the approval of the DHC Merger Proposal by DHC shareholders and approval of the OPI Share Issuance Proposal and the OPI Merger Proposal by OPI shareholders;

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the absence of any law or order by any governmental authority prohibiting, making illegal, enjoining or otherwise preventing the consummation of the Merger, the OPI Share Issuance or the other Transactions;

•
the SEC having declared effective the registration statement, of which this joint proxy statement/prospectus forms a part, and the registration statement not being the subject of any stop order by the SEC or proceeding by the SEC seeking a stop order that has not been withdrawn;

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the approval of Nasdaq of the listing on Nasdaq of the OPI Common Shares to be issued in the Merger, subject to official notice of issuance;

•
the obtaining of one or more amendments, modifications or other changes to the OPI Credit Agreement, or any refinancing, replacement or renewal of the OPI Credit Agreement, that (i) extends the maturity date of revolving commitments under the OPI Credit Agreement to a date, in an amount and otherwise on terms that would not be reasonably likely to be materially adverse to the business, operations or financial condition of the surviving entity (after giving effect to the Merger), as reasonably determined by each of the OPI special committee and the DHC special committee prior to entry into definitive documentation providing therefor, (ii) expressly permits, and otherwise is on terms that would not delay or prevent the consummation of, the Merger and the other Transactions, including the consummation of the debt financing, at the Effective Time and (iii) effectuates an amended OPI Credit Agreement that would not be reasonably likely to experience a default (or an event which with notice or lapse of time or both would become a default), or give to any other person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both), as a result of or in connection with the consummation of the Merger and the other Transactions, including the consummation of the debt financing, at the Effective Time (collectively, the “OPI Credit Agreement Condition”);

•
the accuracy of all representations and warranties made by OPI and DHC in the Merger Agreement and performance by the parties of their obligations under the Merger Agreement (subject in most cases to materiality or material adverse effect qualifications), and receipt of an officer’s certificate from each of OPI and DHC attesting thereto;

•
receipt by each of OPI and DHC of an opinion of its respective tax counsel dated as of the closing date of the Merger (the “Closing Date”) to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the IRC; and

•
the receipt by each of OPI and DHC of an opinion of counsel dated as of the Closing Date regarding such party’s qualification for taxation as a REIT.

Neither OPI nor DHC can be sure when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.
No Solicitation; Change in Recommendation (See page 175)
Pursuant to the Merger Agreement, each of OPI and DHC has agreed, and has agreed to cause their respective subsidiaries and their officers and trustees, directors, managers or the equivalent and any of their other representatives, not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or knowingly encourage any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any competing acquisition proposal (as defined below), (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person or entity information in connection with or for the purpose of encouraging or facilitating, a competing acquisition proposal or (iii) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a competing acquisition proposal.
However, if a party or any of its subsidiaries receives an unsolicited competing acquisition proposal from any person or group of persons at any time on or after the date of the execution and delivery of the Merger Agreement and prior to obtaining DHC’s shareholder approval of the Merger and OPI’s shareholder approval of the OPI Share Issuance and the Merger, as applicable, that such party’s board of trustees or special committee determines in good faith, after consultation with such party’s financial advisor and outside legal counsel, constitutes or is reasonably likely to result in a superior proposal (as defined below), which competing acquisition proposal was received in circumstances not involving a material breach of an applicable section of the Merger Agreement by the party receiving such competing acquisition proposal, the party receiving such competing acquisition proposal may, or may cause its representatives to, in response to such competing acquisition proposal, among other things, engage in or otherwise participate in discussions or negotiations with the person or entity making such competing acquisition proposal regarding such competing acquisition proposal.
Except as provided below, neither party’s board of trustees (or an authorized committee thereof) may (i) in the case of OPI’s board of trustees (or an authorized committee thereof), fail to recommend to OPI’s shareholders that they approve of the OPI Share Issuance or the Merger or fail to include the OPI board of trustees’ recommendation for the OPI Share Issuance and the Merger in this joint proxy statement/prospectus, and, in the case of the DHC board of trustees (or an authorized committee thereof), fail to recommend to DHC shareholders that they approve the Merger or fail to include the DHC board of trustees’ recommendation for the Merger in this joint proxy statement/prospectus, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, the OPI board of trustees’ recommendation for the OPI Share Issuance or recommendation for the Merger (or the OPI special committee’s recommendation to the OPI board of trustees with respect to the Merger) or the DHC board of trustees’ recommendation for the Merger (or the DHC special committee’s recommendation to the DHC board of trustees with respect to the Merger), as applicable, in each case in a manner adverse to the other party, (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, a competing acquisition proposal, (iv) authorize, cause or permit OPI or DHC, as applicable, or any of their respective subsidiaries, as applicable, to enter into any acquisition agreement for a competing acquisition proposal. In this joint proxy statement/prospectus, we refer to (i) through (iii) above as an “adverse recommendation change.” Notwithstanding the foregoing, prior to the time OPI shareholders approve the OPI Share Issuance Proposal and the OPI Merger Proposal, in the case of OPI, and the time the DHC shareholders approve the DHC Merger Proposal, in the case of DHC, and subject to material compliance with certain applicable sections of the Merger Agreement, the OPI board of trustees (or an authorized committee thereof) or the DHC board of trustees (or an authorized committee thereof), as applicable, may, in the case of clause (A) or (B) below, make an adverse recommendation change and/or in the case of clause (A) below only, terminate the Merger Agreement, if (A) (1) a written competing acquisition proposal is received by it and such competing acquisition proposal is not withdrawn, and (2) prior to taking such action, the proposal recipient’s board of trustees (or an authorized committee thereof) has determined in good faith after consultation with its financial advisor and outside legal counsel that such competing acquisition proposal constitutes a superior proposal, or (B) an intervening event (as defined below) occurs with respect to OPI or DHC and the OPI special committee or the DHC special committee, as applicable, determines in good faith, after consultation with its outside legal counsel, that failure to effect an adverse recommendation change would be inconsistent with its trustees’ duties under applicable Maryland law.
If such action is taken in connection with any such competing acquisition proposal or intervening event, the OPI board of trustees (or an authorized committee thereof other than the OPI special committee) or the OPI special committee or the DHC board of trustees (or an authorized committee thereof other than the DHC special committee) or the DHC special committee, as applicable, may not take any of the actions specified in (A) and (B) above without first complying with certain procedures set forth in the Merger Agreement.
Trustees and Management of the Combined Company (See page 159)
Pursuant to the Merger Agreement, the trustees and officers of OPI prior to the Effective Time will remain the trustees and officers of OPI immediately after the Effective Time. Each such trustee and officer will continue to serve until such time as his or her resignation or removal or such time as his or her successor is duly elected and qualified.
Expected Timing of the Merger
OPI and DHC are working to consummate the Merger and expect it to be completed during the third quarter of 2023. However, the Merger is subject to various conditions, and it is possible that factors beyond OPI’s and DHC’s control could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the OPI special meeting and the DHC special meeting and the completion of the Merger. OPI and DHC expect to complete the Merger as soon as reasonably practicable following the satisfaction of all applicable conditions. For more information, see the sections of this joint proxy statement/prospectus entitled “Risk Factors — Risks Relating to the Merger and the other Transactions” and “The Merger Agreement — Conditions to Completion of the Merger.”
Termination of the Merger Agreement (See page 186)
The Merger Agreement may be terminated at any time before the Effective Time by the mutual written agreement of OPI and DHC.
In addition, subject in certain cases to certain limitations, either OPI or DHC may terminate the Merger Agreement if:
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the Merger is not completed by September 30, 2023;

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a governmental authority of competent jurisdiction has issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Merger or the other Transactions;

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OPI shareholders fail to approve the OPI Share Issuance Proposal and the OPI Merger Proposal; or

•
DHC shareholders fail to approve the DHC Merger Proposal.

OPI may also terminate the Merger Agreement:
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if DHC has breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement which breach, violation or failure to perform, either individually or in the aggregate, would result in a failure of certain of OPI’s conditions to the consummation of the Merger and DHC does not cure such breach within a specified period; provided that OPI is not in breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement which breach would result in a failure of certain of DHC’s conditions to the consummation of the Merger; or

•
if, prior to the receipt of the requisite approval of DHC shareholders, the DHC board of trustees (or an authorized committee thereof) (i) has made an adverse recommendation change, (ii) fails to publicly reaffirm the DHC board of trustees’ recommendation for the DHC Merger Proposal within ten days of being requested to do so by OPI following the public announcement by any person of a competing acquisition proposal, (iii) fails to include its recommendation for the DHC Merger Proposal in this joint proxy statement/prospectus, or (iv) publicly announces its intention to do any of the foregoing; or
•
if, prior to the receipt of the requisite approval of OPI shareholders, the OPI board of trustees (or an authorized committee thereof) determines to enter into an acquisition agreement with respect to a superior proposal pursuant to the Merger Agreement; provided that OPI pays to DHC the OPI Termination Fee (as defined below).

DHC may also terminate the Merger Agreement:
•
if OPI has breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement which breach, violation or failure to perform, either individually or in the aggregate, would result in a failure of certain of DHC’s conditions to the consummation of the Merger and OPI does not cure such breach within a specified period; provided that DHC is not in breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement which breach would result in a failure of certain of OPI’s conditions to the consummation of the Merger;

•
if, prior to the receipt of the requisite approval of OPI shareholders, the OPI board of trustees (or an authorized committee thereof) (i) has made an adverse recommendation change, (ii) fails to publicly reaffirm the OPI board of trustees’ recommendation for the OPI Share Issuance Proposal and/or the OPI Merger Proposal within ten days of being requested to do so by DHC following the public announcement by any person of a competing acquisition proposal, (iii) fails to include its recommendation for the OPI Share Issuance Proposal and the OPI Merger Proposal in this joint proxy statement/prospectus, or (iv) publicly announces its intention to do any of the foregoing;

•
if, prior to the receipt of the requisite approval of DHC shareholders, the DHC board of trustees (or an authorized committee thereof) determines to enter into an acquisition agreement with respect to a superior proposal pursuant to the Merger Agreement; provided that DHC pays to OPI the DHC Termination Fee (as defined below); or

•
on or after July 1, 2023, if OPI breaches its covenant in the Merger Agreement to extend the expiration date under the debt commitment letter with JPMorgan Chase Bank, National Association (“JPMC”) from June 30, 2023 to September 30, 2023 and, as a result, of such breach, the expiration date of the debt commitment letter has not been extended to the extent required thereunder, unless the debt financing contemplated by the debt commitment letter has been fully replaced with other qualifying debt financing in compliance with the Merger Agreement. On June 29, 2023, OPI extended the expiration date of the debt commitment letter to September 30, 2023.

Termination Fees and Expenses (See page 188)
DHC is required to pay to OPI a termination fee (the “DHC Termination Fee”) of $5.9 million (or such lesser amount that may be paid to OPI without causing OPI to fail to meet requirements relating to being taxed as a REIT under the IRC) in the event the Merger Agreement is terminated:
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by DHC if, prior to the receipt of the requisite approval of DHC shareholders, the DHC board of trustees (or an authorized committee thereof) determines to enter into an acquisition agreement with respect to a superior proposal pursuant to the Merger Agreement;

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by OPI if, prior to the receipt of the requisite approval of DHC shareholders, the DHC board of trustees (or an authorized committee thereof) (a) has made an adverse recommendation change, (b) fails to publicly reaffirm the DHC board of trustees’ recommendation for the DHC Merger Proposal within ten days of being requested to do so by OPI following the public announcement by any person of a competing acquisition proposal, (c) fails to include its recommendation for the DHC Merger Proposal in this joint proxy statement/prospectus, or (d) publicly announces its intention to do any of the foregoing; or

•
by either of DHC or OPI, if the requisite approval of DHC shareholders is not obtained at the DHC special meeting and (a) a competing acquisition proposal has been publicly announced or made known after the date of the Merger Agreement and is not publicly withdrawn at least two business days prior to the DHC special meeting and (b) within six months of termination of the Merger Agreement, DHC enters into a definitive agreement in connection with a competing acquisition proposal or a competing acquisition proposal is consummated.
OPI is required to pay to DHC a termination fee (the “OPI Termination Fee”) of $11.2 million (or such lesser amount that may be paid to DHC without causing DHC to fail to meet requirements relating to being taxed as a REIT under the IRC) in the event the Merger Agreement is terminated:
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by OPI if, prior to the receipt of the requisite approval of OPI shareholders, the OPI board of trustees (or an authorized committee thereof) determines to enter into an acquisition agreement with respect to a superior proposal pursuant to the Merger Agreement;

•
by DHC if, prior to the receipt of the requisite approval of OPI shareholders, the OPI board of trustees (or an authorized committee thereof) (a) has made an adverse recommendation change, (b) fails to publicly reaffirm the OPI board of trustees’ recommendation for the OPI Merger Proposal within ten days of being requested to do so by DHC following the public announcement by any person of a competing acquisition proposal, (c) fails to include its recommendation for the OPI Merger Proposal in this joint proxy statement/prospectus, or (d) publicly announces its intention to do any of the foregoing; or

•
by either of OPI or DHC, if the requisite approval of OPI shareholders is not obtained at the OPI special meeting and (a) a competing acquisition proposal has been publicly announced or made known after the date of the Merger Agreement and is not publicly withdrawn at least two business days prior to the OPI special meeting and (b) within six months of termination of the Merger Agreement, OPI enters into a definitive agreement in connection with a competing acquisition proposal or a competing acquisition proposal is consummated.

Except in connection with the OPI Termination Fee and the DHC Termination Fee, all fees and expenses incurred in connection with the Merger and the other Transactions will be paid by the party incurring those expenses, whether or not the Merger and the other Transactions are consummated, except that, DHC is required to promptly reimburse OPI for one-half of all SEC filing fees or printing and similar costs incurred by OPI in connection with the filing of the Form S-4 and this joint proxy statement/prospectus if the Merger Agreement is terminated.
For a more detailed discussion of each party’s termination rights and the related termination fee obligations, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Termination of the Merger Agreement.”
Amendment or Termination Requires Special Committee Approval (See page 189)
No provision of the Merger Agreement may be amended or waived by OPI or DHC without first obtaining the approval of the OPI special committee or the DHC special committee, as applicable. Any termination by OPI or DHC, as further described under “The Merger Agreement — Termination of the Merger Agreement,” may be effected only with the approval or recommendation of the OPI special committee or the DHC special committee, as applicable, and any consent of OPI or DHC related to the covenants described under “Merger Agreement — Covenants and Agreements — Conduct of Business Pending the Merger” may be effected only with the approval or recommendation of the OPI special committee or the DHC special committee, as applicable.
Material United States Federal Income Tax Consequences of the Merger (See page 164)
The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the IRC, and the consummation of the Merger is conditioned on the receipt by each of OPI and DHC of an opinion from their respective tax counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the IRC. Assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the IRC, U.S. holders (as defined in the discussion under the heading “Material United States Federal Income Tax Considerations”) of DHC Common Shares generally will not recognize a gain or loss for United States federal income tax purposes upon receipt of OPI Common Shares in exchange for DHC Common Shares in connection with the Merger, except with respect to cash received in lieu of a fractional OPI Common Share, if any.
The particular consequences of the Merger to each DHC shareholder depend on such holder’s particular facts and circumstances. DHC shareholders are urged to consult their tax advisors to understand fully the consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Merger in light of their specific circumstances. For further discussion of certain United States federal income tax consequences of the Merger, see the section of this joint proxy statement/prospectus entitled “Material United States Federal Income Tax Considerations — Material United States Federal Income Tax Consequences of the Merger to Holders of DHC Common Shares.”
Accounting Treatment of the Merger (See page 160)
In accordance with United States generally accepted accounting principles (“GAAP”), OPI will account for the Merger as a business combination with OPI treated as the accounting acquirer of DHC. Under business combination accounting, the assets acquired and liabilities assumed will be recorded as of the acquisition date, at their respective fair values, and added to those of OPI.
Regulatory Approvals (See page 148)
In connection with the issuance of OPI Common Shares in the Merger, as a condition to the closing of the Merger pursuant to the Merger Agreement, OPI must file a registration statement with the SEC under the Securities Act, of which this joint proxy statement/prospectus forms a part, which must be declared effective by the SEC. The consummation of the Merger and the other Transactions are otherwise not subject to the receipt of any governmental approvals or the expiration of any regulatory waiting period. Neither OPI nor DHC is aware of any regulatory approvals that are expected to prevent the consummation of the Merger.
The OPI Special Meeting (See page 68)
The OPI special meeting will be held in a virtual format. No in person meeting will be held. If you are a shareholder as of the OPI Record Date who holds shares directly, you may participate in the OPI special meeting via internet webcast by visiting the following website and following the registration and participation instructions contained therein: http://www.virtualshareholdermeeting.com/OPI2023SM. Please have the control number located on your proxy card or voting information form available. If you are a shareholder as of the close of business on the OPI Record Date who holds shares indirectly through a brokerage firm, bank or other nominee, you must register in advance to attend the OPI special meeting. You will need to present evidence of your beneficial ownership of shares. You will not be able to vote your shares at the OPI special meeting without a legal proxy. Beneficial owners should complete the registration process at least three days in advance of the OPI special meeting to ensure that all documentation and verifications are in order. Attendance at the OPI special meeting via the virtual live webcast will count as attendance in person.
You may vote at the OPI special meeting if you were a holder of record of OPI Common Shares as of as of the OPI Record Date. If you hold OPI Common Shares in street name and wish to vote such shares, you must provide voting instructions to the broker, bank or other nominee.
Please note that you may not vote OPI Common Shares held in street name by returning a proxy card directly to OPI or by voting at the OPI special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.
On the OPI Record Date, there were 48,587,650 OPI Shares outstanding and entitled to vote at the OPI special meeting. Each OPI Common Share is entitled to one vote on all matters that come before the OPI special meeting.
At the OPI special meeting, OPI shareholders will be asked to consider and vote upon:
•
the OPI Merger Proposal;

•
the OPI Share Issuance Proposal; and

•
the OPI Adjournment Proposal, if necessary or appropriate.

The approval of both the OPI Merger Proposal and the OPI Share Issuance Proposal is a condition to the completion of the Merger. If either the OPI Merger Proposal or the OPI Share Issuance Proposal is not approved, the Merger will not be completed.
The approval of the OPI Merger Proposal requires the affirmative vote of at least a majority of all the votes entitled to be cast by holders of outstanding OPI Common Shares entitled to vote at the OPI special meeting on such proposal. The approval of the OPI Share Issuance Proposal and the approval of the OPI Adjournment Proposal each require the affirmative vote of at least a majority of all the votes cast by holders of outstanding OPI Common Shares entitled to vote at the OPI special meeting on such proposals.
A quorum of OPI shareholders is necessary to conduct business at the OPI special meeting. Shareholders who hold a majority of the total number of OPI Common Shares issued and outstanding on the OPI Record Date must be present or represented by proxy to constitute a quorum at the OPI special meeting. Abstentions will be included in determining whether a quorum is present at the OPI special meeting. Broker non-votes, if any, will not be included in determining whether a quorum is present at the OPI special meeting.
OPI’s trustees and executive officers and their affiliates collectively beneficially owned 971,705 OPI Common Shares, or approximately 2.00% of the OPI Common Shares outstanding, as of the OPI Record Date and have indicated that they expect to vote “FOR” the OPI Share Issuance Proposal, “FOR” the OPI Merger Proposal and “FOR” the OPI Adjournment Proposal, if necessary or appropriate, although none of them is contractually obligated to do so.
The OPI board of trustees recommends that OPI shareholders vote “FOR” the OPI Merger Proposal and “FOR” the OPI Share Issuance Proposal, which approvals are necessary to consummate the Merger, and “FOR” the OPI Adjournment Proposal.
The DHC Special Meeting (See page 75)
The DHC special meeting will be held in a virtual format. No in person meeting will be held. If you are a shareholder as of the close of business on the DHC Record Date who holds shares directly, you may participate in the DHC special meeting via internet webcast by visiting the following website and following the registration and participation instructions contained therein: http://www.virtualshareholdermeeting.com/DHC2023SM. Please have the control number located on your WHITE proxy card or voting information form available. If you are a shareholder as of the close of business on the DHC Record Date who holds shares indirectly through a brokerage firm, bank or other nominee, you must register in advance to attend the DHC special meeting. You will need to present evidence of your beneficial ownership of shares. You will not be able to vote your shares at the DHC special meeting without a legal proxy. Beneficial owners should complete the registration process at least three days in advance of the DHC special meeting to ensure that all documentation and verifications are in order. Attendance at the DHC special meeting via the virtual live webcast will count as attendance in person.
Please note that you may not vote DHC Common Shares held in street name by returning a WHITE proxy card directly to DHC or by voting at the DHC special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.
On the DHC Record Date, there were 239,792,354 DHC Common Shares outstanding and entitled to vote at the DHC special meeting. Each DHC Common Share is entitled to cast one vote on all matters that come before the DHC special meeting.
At the DHC special meeting, DHC shareholders will be asked to consider and vote upon:
•
the DHC Merger Proposal; and

•
the DHC Adjournment Proposal, if necessary or appropriate.

The approval of the DHC Merger Proposal is a condition to the completion of the Merger. If the DHC Merger Proposal is not approved, the Merger will not be completed.

The approval of the DHC Merger Proposal requires the affirmative vote of at least a majority of all the votes entitled to be cast by holders of outstanding DHC Common Shares at the DHC special meeting on such proposal. The approval of the DHC Adjournment Proposal requires the affirmative vote of at least a majority of all the votes cast by holders of outstanding DHC Common Shares entitled to vote at the DHC special meeting on such proposal.
A quorum of DHC shareholders is necessary to conduct business at the DHC special meeting. Shareholders who hold a majority of the total number of DHC Common Shares issued and outstanding on the DHC Record Date must be present or represented by proxy to constitute a quorum at the DHC special meeting. Abstentions will be included in determining whether a quorum is present at the DHC special meeting. Broker non-votes, if any, will not be included in determining whether a quorum is present at the DHC special meeting.
DHC’s trustees and executive officers and their affiliates collectively beneficially owned 24,133,010 DHC Common Shares, or approximately 10.06% of the DHC Common Shares outstanding, as of the DHC Record Date and have indicated that they expect to vote “FOR” the DHC Merger Proposal and “FOR” the DHC Adjournment Proposal, if necessary or appropriate, although none of them is contractually obligated to do so.
The DHC board of trustees recommends that DHC shareholders vote “FOR” the DHC Merger Proposal, which approval is necessary to consummate the Merger, and “FOR” the DHC Adjournment Proposal.
Comparison of Rights of OPI Shareholders and DHC Shareholders (See page 196)
Upon consummation of the Merger, DHC shareholders will become OPI shareholders and their rights will therefore be governed by OPI’s declaration of trust and bylaws. For a comparison of the rights of OPI shareholders to the rights of DHC shareholders, please see the section of this joint proxy statement/prospectus entitled “Comparison of Rights of OPI Shareholders and DHC Shareholders.”
Unaudited Comparative Per Share Information
The following tables set forth, for the three months ended March 31, 2023 and for the year ended December 31, 2022, selected per share information for OPI Common Shares on a historical and pro forma combined basis and for DHC Common Shares on a historical and pro forma equivalent basis, each on an unaudited basis after giving effect to the Merger and the other Transactions. OPI will account for the Merger as a business combination with OPI treated as the accounting acquirer of DHC. The data is derived from and should be read in conjunction with the audited consolidated financial statements and related notes of each of OPI and DHC, the unaudited condensed consolidated financial statements and related notes of each of OPI and DHC, and the unaudited pro forma condensed consolidated financial information and related notes of OPI, which are incorporated by reference or included elsewhere in this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information.”
The DHC pro forma equivalent information shows the effect of the Merger and the other Transactions from the perspective of an owner of DHC Common Shares and were calculated by multiplying the OPI pro forma combined amounts by the exchange ratio of 0.147.
The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger and the other Transactions had been completed at the beginning of the earliest period presented, nor is it indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this joint proxy statement/prospectus. The OPI pro forma combined amounts were calculated using the methodology described in the section of this joint proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” and are subject to all the assumptions, adjustments and limitations described therein.

The pro forma net income (loss) per share includes the combined net income (loss) of OPI and DHC on a pro forma basis as if the Merger and the other Transactions were completed on January 1, 2022.
	OPI		DHC
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
For the three months ended March 31, 2023:
Net loss (basic and diluted)	$(0.01)	$(0.84)	$(0.22)	$(0.12)
Distributions per OPI Common Share/per DHC Common Share(1)	$0.55	$0.25	$0.01	$0.04
Book value per OPI Common Share/DHC Common Share	$28.00	$60.59	$10.78	$8.91
	OPI		DHC
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
For the year ended December 31, 2022:
Net income (loss) (basic and diluted)	$(0.14)	$39.75	$(0.07)	$5.84
Distributions per OPI Common Share/per DHC Common Share(1)	$2.20	$1.00	$0.04	$0.15

(1)
Distributions are declared and paid at the discretion of the OPI board of trustees and the DHC board of trustees, respectively. The OPI board of trustees and the DHC board of trustees may change OPI’s distribution policy or DHC’s distribution policy, respectively, at any time and there can be no assurance as to the amount or timing of distributions in the future.

Comparative Market Price Data
The following table presents market price information for OPI Common Shares and DHC Common Shares at the close of trading on April 10, 2023, the last trading day before the public announcement of the Merger, and July 18, 2023, the latest practicable date before the date of this joint proxy statement/prospectus. Equivalent per share value of the Merger Consideration for DHC shareholders, giving effect to the exchange ratio, is also provided below for each of these dates.
	OPI Common Shares	DHC Common Shares	Equivalent Per Share Value of Merger Consideration(1)
April 10, 2023	$11.55	$1.24	$1.70
July 18, 2023	$8.20	$2.69	$1.21

(1)
Calculated by multiplying the OPI Common Share price as of the specified date by the exchange ratio.

The above table shows only historical comparisons. These comparisons may not provide meaningful information to OPI shareholders or DHC shareholders in determining whether to approve the OPI Merger Proposal, the OPI Share Issuance Proposal, the DHC Merger Proposal, or the other proposals at the OPI special meeting or DHC special meeting, as applicable, because the market prices for OPI Common Shares and DHC Common Shares will fluctuate between the date of this joint proxy statement/prospectus and the Effective Time and, accordingly, the value of the Merger Consideration will fluctuate with the market price of OPI Common Shares. As a result, OPI shareholders and DHC shareholders are urged to obtain current market quotations for OPI Common Shares and DHC Common Shares and to review carefully the other information contained or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve the OPI Merger Proposal, the OPI Share Issuance Proposal, the DHC Merger Proposal or the other proposals at the OPI special meeting or DHC special meeting, as applicable.
Following the Effective Time, OPI Common Shares will continue to be traded on Nasdaq. OPI has agreed to use its reasonable best efforts to take all steps as may be reasonably necessary to cause OPI

Common Shares to be issued in the Merger to be listed for trading on Nasdaq prior to the Effective Time, subject to official notice of issuance.
Litigation Relating to the Merger (See page 161)
To date DHC has received five demand letters from purported shareholders of DHC alleging that this joint proxy statement/prospectus omits material information in violation of applicable laws and demanding that DHC issue supplemental corrective disclosure. DHC believes the allegations asserted in the demand letters are without merit.
On July 12, 2023, a purported shareholder of OPI filed a lawsuit against OPI and the OPI board of trustees captioned Stephen Bushansky v. Office Properties Income Trust et al., Case No. 1:23-cv-05993 (the “Bushansky Action”), in the United States District Court for the Southern District of New York in connection with the Merger. The complaint in the Bushansky Action alleges that OPI and the OPI board of trustees violated federal securities laws by omitting or misstating material information in the Form S-4. The plaintiff in the Bushansky Action seeks, among other things, (i) to enjoin the Merger until the alleged deficiencies in the Form S-4 are corrected and (ii) attorneys’ and experts’ fees and costs in connection with the lawsuit. OPI believes that such lawsuit is without merit.
Additional lawsuits arising from or relating to the Merger Agreement or the Merger or lawsuits arising from one or more of the demand letters received by DHC may be filed in the future. No assurances can be made as to the outcome of any such lawsuits if filed.

RISK FACTORS
In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote your OPI Common Shares or DHC Common Shares. In addition, you should read and consider the risks associated with each of the businesses of OPI and DHC because these risks will also affect the combined company following consummation of the Merger and the other Transactions. Risks related to OPI’s business can be found in OPI’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and risks related to DHC’s business can be found in DHC’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, each on file with the SEC, and other reports filed by OPI and DHC with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. For more information, see the section of this joint statement/prospectus entitled “Where You Can Find More Information.”
Risks Relating to the Merger and the Other Transactions
The exchange ratio is fixed and will not be adjusted for any changes in the market price of either OPI Common Shares or DHC Common Shares.
At the Effective Time, each DHC Common Share outstanding immediately prior to the Effective Time will be converted into the right to receive 0.147 newly issued OPI Common Shares subject to adjustment for certain reclassifications, distributions, recapitalizations or similar transactions and other exceptional distributions as described in the Merger Agreement, with cash paid in lieu of fractional shares. The exchange ratio is fixed in the Merger Agreement (subject to adjustment for certain reclassifications, distributions, recapitalizations or similar transactions and other extraordinary distributions) and will not be adjusted for changes in the market price of OPI Common Shares or DHC Common Shares. Changes in the market price of OPI Common Shares prior to the consummation of the Merger will affect the market value of the Merger Consideration. As of July 18, 2023, the latest practicable trading date before the date of this joint proxy statement/prospectus, the closing price of the OPI Common Shares decreased from $11.55 on April 10, 2023, the last trading day before the public announcement of the Merger, to $8.20, and the closing price of the DHC Common Shares increased from $1.24 on April 10, 2023 to $2.69. As a result of such changes, the implied value of the Merger Consideration per DHC Common Share decreased from $1.70 on April 10, 2023 to $1.21 on July 18, 2023. See the section of this joint proxy statement/prospectus entitled “Summary — Comparative Market Price Data.”
The market price of OPI Common Shares and DHC Common Shares may change as a result of a variety of factors (many of which are beyond OPI’s and DHC’s control), including the following:
•
market reaction to the announcement of the Merger, the OPI Share Issuance and the other Transactions, approval by the OPI shareholders of the Merger and the OPI Share Issuance and approval by the DHC shareholders of the Merger;

•
changes in the respective businesses, operations, assets, liabilities, financial position and prospects of OPI or DHC, or in the market’s assessments thereof, or of the prospects of the combined company following the Merger;

•
changes in the operating performance of OPI, DHC, or similar companies;

•
changes in market valuations of similar companies;

•
market assessments of the likelihood that the Merger and the other Transactions will be completed;

•
the possibility that persons may engage in short sales of OPI Common Shares or DHC Common Shares;

•
changes or anticipated changes in interest rates, general market and economic conditions and other factors generally affecting the price of OPI Common Shares and DHC Common Shares;

•
market assessments relating to the likelihood and terms of the financing to be obtained by the parties in connection with the Merger and the other Transactions;

•
federal, state and local legislation, governmental regulation and legal developments in the businesses in which OPI and DHC operate;

•
shareholder litigation relating to the Merger or dissident shareholder activity;

•
changes that affect the real estate market generally or the sectors applicable to OPI or DHC;

•
changes in the United States or global economy or capital, financial or securities markets generally;

•
any reductions in OPI’s regular quarterly cash distribution on its common shares; and

•
other factors beyond OPI’s or DHC’s control, including those described and referred to elsewhere in this “Risk Factors” section.

The market price of OPI Common Shares at the consummation of the Merger may vary from the price on the date the Merger Agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the OPI special meeting and the DHC special meeting. As a result, the market value of the Merger Consideration represented by the exchange ratio will also vary. Because the Merger will be completed after the date of the special meetings, at the time of the applicable special meeting, the exact market price of OPI Common Shares that DHC shareholders will receive upon consummation of the Merger will not be known. You should therefore consider that:
•
if the market price of OPI Common Shares increases between the date the Merger Agreement was signed or the date of the OPI special meeting or the DHC special meeting and the closing of the Merger, DHC shareholders will receive a number of OPI Common Shares that have a market value upon consummation of the Merger that is greater than, as applicable, the market value of such shares calculated pursuant to the exchange ratio on the date the Merger Agreement was signed or on the date of the OPI special meeting or the DHC special meeting, respectively; and

•
if the market price of OPI Common Shares declines between the date the Merger Agreement was signed or the date of the OPI special meeting or the DHC special meeting and the closing of the Merger, DHC shareholders will receive a number of OPI Common Shares that have a market value upon consummation of the Merger that is less than, as applicable, the market value of such shares calculated pursuant to the exchange ratio on the date the Merger Agreement was signed or on the date of the OPI special meeting or the DHC special meeting, respectively.

The Merger and the other Transactions are subject to the satisfaction or waiver of conditions, which may not be satisfied or completed on a timely basis, if at all. Failure to complete the Merger and the other Transactions could have material and adverse effects on OPI and/or DHC and could result in OPI or DHC being required to pay certain termination fees.
The consummation of the Merger and the other Transactions are subject to the satisfaction or waiver of conditions, including, among others, the receipt of OPI shareholder approval of the OPI Merger Proposal and the OPI Share Issuance Proposal, the receipt of DHC shareholder approval of the DHC Merger Proposal and the extension or replacement of the OPI Credit Agreement on terms that, among other things, would not be reasonably likely to be materially adverse to the business, operations or financial condition of OPI after giving effect to the Merger and would not delay or prevent the consummation of the Merger. These conditions make the completion, and the timing of the completion of the Merger uncertain. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Conditions to Completion of the Merger.” In addition, either OPI or DHC may terminate the Merger Agreement if the Merger is not completed on or before September 30, 2023, except that this right to terminate the Merger Agreement will not be available to a party if that party failed to fulfill its obligations under the Merger Agreement and that failure was a principal cause of, or resulted in, the failure of the Merger to be completed on or before such date.
OPI and DHC cannot provide assurance that the Merger will be consummated on the terms or timeline currently contemplated, or at all. On June 28, 2023, Flat Footed filed a definitive proxy statement with the SEC to solicit votes of DHC shareholders in opposition to the DHC board of trustees’

recommendations on the DHC Merger Proposal and the DHC Adjournment Proposal presented in this joint proxy statement/prospectus. The proxy contest will cause DHC to incur additional solicitation and other costs, and may impair DHC’s ability to obtain the votes required to approve the DHC proposals.
If the Merger is not completed on a timely basis, or at all, OPI and DHC may be adversely affected and subject to a number of risks, including the following:
•
OPI and DHC will be required to pay their respective costs relating to the Merger and the other Transactions, such as financial advisory, legal, accounting and printing fees, whether or not such transactions are completed;

•
if the merger agreement is terminated under certain circumstances specified in the merger agreement, OPI may be required to pay to DHC a termination fee of $11.2 million or DHC may be required to pay to OPI a termination fee of $5.9 million;

•
OPI or DHC may experience negative reactions from the financial markets or their tenants, residents or vendors;

•
the time and resources committed by OPI’s and DHC’s respective management to matters relating to the Merger and the other Transactions could otherwise have been devoted to pursuing other opportunities;

•
OPI or DHC may experience challenges with indebtedness, including compliance with the terms governing existing indebtedness and/or refinancing such indebtedness;

•
DHC may not be able to obtain any future financing, and any such financing that it may obtain may not be sufficient to repay its existing debt, which may result in DHC being unable to continue as a going concern; and

•
the market price of OPI Common Shares and DHC Common Shares could decline to the extent that the current market price reflects, and is positively affected by, a market assumption that the Merger and the other Transactions will be completed.

OPI or DHC may waive one or more of the conditions to the Merger or the other Transactions without re-soliciting shareholder approval.
If permitted by applicable law, OPI or DHC may determine to waive, in whole or in part, one or more of the conditions to their obligations to consummate the Merger or the other Transactions. OPI and DHC may also determine not to terminate the Merger Agreement at a time when one or both parties is entitled to do so. Any determination whether to waive any condition to the Merger or other Transactions, whether to re-solicit shareholder approval or amend this joint proxy statement/prospectus as a result of a waiver and whether to terminate the Merger Agreement will be made by OPI or DHC, as applicable, at the time of such potential waiver or termination based on the facts and circumstances as they exist at that time.
The Merger Agreement contains provisions that could discourage a potential competing acquirer of either OPI or DHC or could result in any competing proposal being at a lower price than it might otherwise be.
The Merger Agreement contains provisions that, subject to certain exceptions, restrict the ability of each of OPI and DHC to initiate, solicit, propose, knowingly encourage or knowingly facilitate competing third-party proposals to effect, among other things, (i) an acquisition or purchase of 20% or more of the consolidated assets of OPI or DHC, the consolidated revenues or earnings of OPI or DHC, or the shares of OPI or DHC, (ii) a tender offer or exchange offer that would result in a third party owning 20% or more of the shares of OPI or DHC, (iii) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving 20% or more of the consolidated assets, revenues or earnings of OPI or DHC, or (iv) a combination of the foregoing that would involve 20% or more of the sum of OPI’s or DHC’s consolidated assets, revenues or earnings and shares. In addition, OPI and DHC generally each have an opportunity to offer to modify the terms of the Merger Agreement in response to any “superior proposal” (as defined in “The Merger Agreement — Covenants and Agreements — No Solicitation; Change in Recommendation”) that may be made to the other party, and the board of trustees of OPI or DHC, in each case acting on the recommendation of the special committee of the respective board, or the special committee of OPI or DHC, as the case may be, may withdraw or modify its recommendation in response to such superior proposal or terminate the Merger Agreement to enter into a definitive agreement with respect to such superior proposal. Upon termination of the Merger Agreement under certain circumstances relating to an acquisition proposal, OPI may be required to pay to DHC a termination fee of $11.2 million, or DHC may be required to pay OPI a termination fee of $5.9 million, in each case plus reasonable costs and expenses to enforce payment of the termination fee. For more information, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Termination of the Merger Agreement.”
These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of DHC or OPI from considering or proposing such an acquisition, even if it were prepared to pay consideration with a higher per share value or implied premium to DHC or OPI shareholders than the value proposed to be received or expected to be realized in the Merger and the other Transactions, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the Merger Agreement.
If the Merger Agreement is terminated and OPI or DHC determines to seek another business combination, OPI or DHC, respectively, may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the Merger contemplated by the Merger Agreement.
OPI’s and DHC’s business and property management agreements with RMR contain provisions that could discourage a potential competing acquirer of either OPI or DHC, or could result in any competing proposal being at a significantly lower price than it might otherwise be.
The termination of OPI’s or DHC’s business and property management agreements with RMR may require OPI or DHC, as applicable, to pay a substantial termination fee to RMR. RMR has agreed to waive its right to receive payment of the termination fees under its business and property management agreements with DHC upon the termination of those agreements when the Merger is consummated. This waiver by RMR applies only in respect of the Merger and does not apply in respect of any competing proposal, superior proposal or other transaction or arrangement. The termination provisions of OPI’s or DHC’s business and property management agreements with RMR substantially increase the cost to OPI and DHC of terminating these agreements, which may discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of OPI or DHC from considering or proposing such an acquisition or could result in any competing proposal being at a significantly lower price than it might otherwise be.
The pendency of the Merger and the other Transactions could adversely affect the business and operations of OPI and DHC.
During the pendency of the Merger and the other Transactions, due to operating covenants in the Merger Agreement, OPI and DHC may each be unable to undertake or pursue certain strategic transactions or significant capital projects, financing transactions or other actions that are not in the ordinary course of business, even if such actions may be beneficial to OPI or DHC, respectively. In addition, some tenants, vendors or other contractual counterparties may delay or defer decisions related to their business dealings with OPI and DHC, or exercise consent, termination or other contractual rights, during the pendency, or as a result, of the Merger, which could negatively impact the revenues, earnings, cash flows or expenses of OPI, DHC and/or the combined company, regardless of whether the Merger or certain other Transactions are completed. See also “— The Merger or the other Transactions is expected to trigger contractual rights under certain agreements.”
OPI’s and DHC’s trustees and executive officers and RMR and RMR Inc. may each have interests in the Merger and the other Transactions that are different from, or in addition to, the interests of DHC shareholders and OPI shareholders generally. This may create a potential divergence of interest or the appearance thereof.
The interests of OPI’s and DHC’s respective trustees and executive officers and of RMR and RMR Inc. include, among other things, the continued service as a trustee or executive officer of the combined company following the Merger, as applicable, certain rights to continuing indemnification and directors’ and officers’ liability insurance for DHC’s trustees and executive officers, continuation of OPI’s business and property management agreements with RMR following the Merger, from which RMR earns significant fees, and the potential for increased fees payable to RMR in connection with the Merger and the other Transactions. Although there is no change in the formulas used to determine fees payable by the combined company to RMR compared to the existing management agreements of OPI and DHC with RMR, improved performance by the combined company compared to the applicable benchmarks could result in the combined company paying an incentive fee (or an increased incentive fee, as applicable) given that the performance of the combined company may be different than the performance of OPI and DHC on a stand-alone basis.
In addition, certain members of the boards of trustees and special committees of OPI and DHC serve or have served as members of the boards of trustees or directors of companies managed by or affiliated with RMR. There is a risk that these interests may influence OPI’s and DHC’s respective trustees and executive officers and RMR and RMR Inc. to support the Merger and the other Transactions.
For more information about these interests, see the section of this joint proxy statement/prospectus entitled “The Merger — Interests of OPI and DHC Trustees, Executive Officers and Manager in the Merger and the other Transactions.” See also “— OPI’s and DHC’s business and property management agreements with RMR contain provisions that could discourage a potential competing acquirer of either OPI or DHC, or could result in any competing proposal being at a significantly lower price than it might otherwise be.”
These interests of OPI’s and DHC’s respective trustees and executive officers and of RMR and RMR Inc. in the Merger and the other Transactions may increase the risk of litigation intended to enjoin or prevent the Merger and the other Transactions and the risk of other dissident shareholder activity related thereto. In the past, and in particular following the announcement of a significant transaction, periods of volatility in the overall market or declines in the market price of a company’s securities, shareholder litigation and dissident shareholder proposals have often been instituted against companies alleging conflicts of interest in business dealings with affiliated or related persons and entities. The relationships described above may precipitate such activities by dissident shareholders and, if instituted against OPI or DHC or their respective trustees or executive officers, such activities could result in substantial costs, a material delay or prevention of the Merger or other Transactions and a diversion of management’s attention, even if the shareholder action is without merit or unsuccessful.
Lawsuits may be commenced seeking to enjoin or prevent the Merger or other Transactions or seeking other relief which may delay or prevent the completion of the Merger or other Transactions and result in OPI or DHC incurring substantial costs.
Public company merger and acquisition transactions are often subject to lawsuits initiated by plaintiff’s counsel seeking to enjoin or prevent the transaction or obtain other relief. OPI and DHC and their respective trustees, officers and advisors may become subject to similar litigation with respect to the Merger. OPI and DHC are aware that several law firms have indicated that they are investigating the Merger and related matters, including actions taken by OPI’s and DHC’s respective boards of trustees, to determine whether they may seek to assert claims. On July 12, 2023, a purported shareholder of OPI filed a lawsuit against OPI and the OPI board of trustees in the United States District Court for the Southern District of New York in which the plaintiff alleges that OPI and the OPI board of trustees violated federal securities laws by omitting or misstating material information in the Form S-4. In addition, DHC has received several demand letters alleging omissions of material information from this joint proxy statement/prospectus. For more information, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Litigation Relating to the Merger.” Any such lawsuit could seek, among other things, injunctive or other equitable relief including a request to rescind parts of the Merger Agreement and to otherwise enjoin the parties from consummating the Merger, as well as require payment of fees and other costs by the defendants. OPI, DHC and any other defendant may incur substantial costs defending any such lawsuit, as well as the distraction of management’s attention, even if such lawsuits are without merit or unsuccessful. No assurance can be made as to the outcome of any such lawsuits. If the plaintiffs were successful in obtaining an injunction prohibiting the parties from completing the Merger or in obtaining other relief, the completion of the Merger may be prevented or delayed or its terms could change.

The unaudited pro forma condensed consolidated financial information in this joint proxy statement/prospectus is presented to comply with legal requirements and may not be reflective of what the operating results and financial condition of the combined company for the historical periods presented would have been or may be following consummation of the Merger and the other Transactions.
The unaudited pro forma condensed consolidated financial information in this joint proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the Merger and the other Transactions been completed on the dates indicated. Further, the combined company’s actual results and financial position after the Merger may differ materially and adversely from the unaudited pro forma condensed consolidated financial data that is included in this joint proxy statement/prospectus. The unaudited pro forma condensed consolidated financial information reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual purchase price and the fair value of the assets and liabilities of DHC as of the date of the consummation of the Merger. In addition, subsequent to the Closing Date, there may be adjustments to the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the pro forma condensed consolidated financial information reflected in this joint proxy statement/prospectus. For more information, see the section of this joint proxy statement/prospectus entitled “Summary — Unaudited Pro Forma Condensed Consolidated Financial Information.”
If the Merger does not qualify as a reorganization, there may be adverse tax consequences.
The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the IRC. It is a condition to the completion of the Merger that OPI and DHC receive written opinions from their respective tax counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the IRC. The foregoing opinions, however, are limited to the factual representations provided by OPI and DHC to counsel and the assumptions set forth therein, and are not a guarantee that the Merger, in fact, will qualify as a reorganization within the meaning of Section 368(a) of the IRC. Moreover, neither OPI nor DHC has requested or plans to request a ruling from the Internal Revenue Service (the “IRS”), that the Merger qualifies as a reorganization. If the Merger were to fail to qualify as a reorganization, then each U.S. holder (as defined in the section of this joint proxy statement/prospectus entitled “Material United States Federal Income Tax Considerations”) of DHC Common Shares generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of OPI Common Shares received by such holder in the Merger and cash received in lieu of a fractional OPI Common Share; and (ii) such holder’s adjusted tax basis in its shares of DHC Common Shares.
There can be no assurance that OPI will be able to secure the financing necessary to repay the DHC Credit Agreement in a timely manner or at all. The debt financing provided in the debt commitment letter is short term in nature and presents refinancing and other risks.
OPI intends to finance the repayment of the DHC Credit Agreement in connection with the Merger and the other Transactions with debt financing. To this end, OPI entered into the debt commitment letter containing commitments for a loan facility in an aggregate principal amount of up to $368 million. In connection with implementation of its financing strategy for the Merger, OPI has closed on the following financings as of the date of this joint proxy statement/prospectus: (i) on May 25, 2023, OPI entered into a $30.7 million non-recourse loan with a 10-year term secured by a 266,000 square foot government-occupied property in Landover, Maryland (the “May 25 CMBS Loan”); (ii) on June 23, 2023, OPI entered into a $26.3 million non-recourse loan with a five-year term secured by an approximately 167,000 square foot 100%-occupied property in Sterling, Virginia (the “June 23 CMBS Loan”); (iii) on June 27, 2023, OPI entered into a $42.7 million non-recourse loan with a five-year term secured by an approximately 250,000 square foot 100%-occupied property in Ewing, NJ (the “June 27 CMBS Loan”); and (iv) on June 30, 2023, OPI entered into a $8.4 million non-recourse loan with a 10-year term secured by an approximately 58,000 square foot 100%-occupied property in San Jose, California (the “June 30 CMBS Loan” and together with the May 25 CMBS Loan, the June 23 CMBS Loan and the June 27 CMBS Loan, the “CMBS Loans”). In connection with the execution of the CMBS Loans, the financing commitments available under the debt commitment letter were reduced to an aggregate principal amount of $259.9 million.

As of the date of this joint proxy statement/prospectus, neither OPI nor any of its subsidiaries has entered into any definitive agreements for the debt financing contemplated by the debt commitment letter. The obligation of the lender to provide the debt financing under the debt commitment letter is subject to a number of conditions, including conditions with respect to completion of diligence and structuring of the debt financing, and completion of satisfactory definitive documentation. Whether the conditions with respect to completion of diligence, structuring of the debt financing and definitive documentation, as well as other conditions, are satisfied will be determined by the lender under the debt commitment letter. There is a risk that these conditions will not be satisfied and the debt financing contemplated by the debt commitment letter may not be available when required.
In the event that the debt financing contemplated by the debt commitment letter is not available, there is a risk that other financing may not be available on acceptable terms, in a timely manner or at all. Although OPI’s obligation to consummate the Merger is not conditioned upon the debt financing, if OPI is unable to obtain the debt financing, the Merger may be delayed or not completed, in which case OPI would be in breach of its obligations under the Merger Agreement. Alternatively, OPI could be required to complete the Merger at a time when it does not have the funds necessary to repay the DHC Credit Agreement, which would reasonably be expected to result in events of default under both DHC’s and OPI’s existing credit agreements and could have a material adverse effect on OPI or the surviving entity. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Financing; Financing Cooperation.”
The debt financing provided in the debt commitment letter has a one-year maturity, with a one-year extension. The debt commitment letter provides the lender with the capacity to restructure the debt financing to create subordinated tranches, which could increase the cost of the debt financing. Because of the relatively short maturity of the debt contemplated under the debt commitment letter, OPI would be subject to refinancing risks, including with respect to the availability, cost and terms of debt that could be used to replace the facility.
There can be no assurance that OPI will be able to arrange other debt financing to replace the financing contemplated by the debt commitment letter in a timely manner or at all.
OPI intends to replace all or part of the financing contemplated by the debt commitment letter with other financing, including one or more loans secured by certain properties that currently serve as collateral for the loan contemplated by the debt commitment letter, at or prior to closing on terms and conditions that are more favorable to OPI than the debt commitment letter. OPI used the proceeds from the CMBS Loans to repay borrowings outstanding under the OPI Credit Agreement, with the expectation of drawing on the amended or replaced OPI Credit Agreement to fund the repayment of the DHC Credit Agreement at Closing. OPI may use the proceeds from any additional financings secured prior to the Closing to repay borrowings outstanding under the OPI Credit Agreement. The existing OPI Credit Agreement is required to be amended or replaced as a condition to Closing and, as such, will not be available to be drawn. There can be no assurance that the OPI Credit Agreement will be amended or replaced or that it will be available to be drawn, as drawings are or will be subject to a number of conditions. As a consequence, the cash proceeds from the CMBS Loans, and any other loan entered into prior to Closing the proceeds of which are used to repay outstanding amounts under the existing OPI Credit Agreement, will not be available to fund amounts needed to close the Merger unless the OPI Credit Agreement has been amended or replaced and the conditions precedent under that agreement are met. Other than the CMBS Loans, as of the date of this joint proxy statement/prospectus, OPI has neither obtained commitments for such alternative financing nor entered into definitive agreements for such alternative financing to replace the financing contemplated by the debt commitment letter. Market conditions for debt financings for borrowers in the industries in which DHC and OPI operate are not favorable, which may make obtaining alternative financing more difficult or costly. There is no assurance that OPI will be able to arrange alternative financing in a timely manner or at all, in which case OPI will need to rely on the commitments under the debt commitment letter.
There can be no assurance that OPI will be able to satisfy the OPI Credit Agreement Condition.
The Merger Agreement requires OPI to amend or replace its existing credit agreement (the “OPI Credit Agreement”) to extend the maturity date, in an amount and on terms that would not be materially adverse to the combined company, as reasonably determined by each of the OPI special committee and DHC special committee, and expressly permit the closing of the Merger. In connection with the Merger, OPI intends to obtain one or more such amendments, modifications or other changes to the OPI Credit Agreement, or to refinance, replace or renew its existing credit agreement to satisfy the OPI Credit Agreement Condition.
OPI’s ability to obtain one or more of such amendments, modifications or other changes to the OPI Credit Agreement that will satisfy the OPI Credit Agreement Condition will depend on a number of factors, including, among others, market conditions and the willingness of its existing and potential lenders to extend credit to the combined company on acceptable terms. As such, amendments, modifications or other changes to the OPI Credit Agreement may not be available to OPI on acceptable terms or at all.
As of the date of this joint proxy statement/prospectus, neither OPI nor any of its subsidiaries has entered into definitive agreements to satisfy the OPI Credit Agreement Condition, and there is no assurance that OPI will be able to do so, or that it will be able to do so on terms that are expected or that would not adversely affect the combined company. The terms of the amended OPI Credit Agreement may be less favorable to OPI than the existing credit facilities of OPI and DHC, may be more costly and may impose additional limitations on the combined company’s business. Both OPI’s and DHC’s respective obligations to consummate the merger are conditioned upon the satisfaction of the OPI Credit Agreement Condition. Therefore, if OPI is unable to satisfy OPI Credit Agreement Condition on the expected timeframe or terms, the Merger may be delayed or may not be completed at all, or the combined company may be adversely affected. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Financing; Financing Cooperation.”
The fairness opinions delivered prior to the entry into the Merger Agreement by J.P. Morgan to the OPI special committee and OPI board of trustees and the fairness opinion delivered by BofA Securities to the DHC special committee, respectively, will not be updated to reflect changes in circumstances that may have occurred since the dates of the respective fairness opinions.
The fairness opinion from J.P. Morgan, the OPI special committee’s financial advisor, to the OPI special committee and OPI board of trustees, was delivered on and dated April 10, 2023, and the fairness opinion from BofA Securities, the DHC special committee’s financial advisor, to the DHC special committee was delivered on and dated April 10, 2023. Such opinions were necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to each of J.P. Morgan and BofA Securities as of the date of their respective opinions. Changes in the operations and prospects of OPI and DHC, general financial, economic, monetary, market and other conditions and circumstances and other factors which may be beyond the control of OPI and DHC, and the market prices of OPI Common Shares and DHC Common Shares, have altered the value of OPI Common Shares and DHC Common Shares, as well as the implied value of the Merger Consideration, since April 10, 2023, and may further alter such values by the effective time of the Merger. As of July 18, 2023, the latest practicable trading date before the date of this joint proxy statement/prospectus, the closing price of the OPI Common Shares decreased from $11.55 on April 10, 2023, the last trading day before the public announcement of the Merger, to $8.20, and the closing price of the DHC Common Shares increased from $1.24 on April 10, 2023 to $2.69. As a result of such changes, the implied value per DHC Common Share of the Merger Consideration decreased from $1.70 on April 10, 2023 to $1.21 on July 18, 2023. See the section of this joint proxy statement/prospectus entitled “Summary — Comparative Market Price Data.” Neither of these fairness opinions speak as of the date of this joint proxy statement/prospectus or as of any other date subsequent to the date set forth in each fairness opinion, and, as is customary for fairness opinions provided in connection with transactions like the Merger, such opinions will not be updated to reflect changes in circumstances since such date.
Risks Relating to OPI after Consummation of the Merger and the Other Transactions
The market price of OPI Common Shares following the Merger may be affected by factors different from those affecting the price of OPI Common Shares or DHC Common Shares before the Merger.
If the Merger is consummated, based on the estimated number of DHC Common Shares and OPI Common Shares that are expected to be outstanding immediately prior to the closing (on a fully diluted basis), it is anticipated that DHC shareholders will hold approximately 42%, and OPI shareholders will hold approximately 58%, of the shares of the surviving entity immediately following the closing of the Merger. The results of operations of the combined company and the market price of its common shares after the Merger may be affected by factors different from those currently affecting OPI’s or DHC’s results of operations and the market price of OPI Common Shares and DHC Common Shares. For example, some institutional investors which currently own both OPI Common Shares and DHC Common Shares may elect to decrease their ownership in the combined company by selling OPI Common Shares or DHC Common Shares. In addition, OPI’s portfolio consists principally of office properties, while DHC’s portfolio consists of MOB, life science, SHOP and other healthcare related properties, and the market prices of each company’s common shares is affected by its and its peers performance in those sectors, whereas the combined company will be affected by factors affecting both portfolios and sectors. Accordingly, the historical market price and financial results of OPI and DHC may not be indicative of these matters for the combined company after the Merger.
Following the Merger, the principal amount of OPI’s indebtedness will increase and OPI may need to incur more debt in the future. Such increase in OPI’s indebtedness may increase the risks OPI faces.
OPI expects to assume DHC’s indebtedness upon consummation of the Merger. As of March 31, 2023, OPI had approximately $2.5 billion in principal amount of indebtedness and DHC had approximately $2.8 billion in principal amount of indebtedness. OPI’s pro forma consolidated indebtedness as of March 31, 2023, after giving effect to the Merger and the other Transactions, would have been approximately $5.0 billion in principal amount. OPI’s increased indebtedness could have important consequences to holders of OPI Common Shares, including:
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increasing OPI’s vulnerability to general adverse economic and industry conditions, including inflationary pressures and rising and sustained high interest rates;

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requiring OPI to use a substantial portion of its cash flow from operations to service its indebtedness, which would reduce the available cash flow to fund working capital, capital expenditures, development or redevelopment projects and other general corporate purposes and reduce the cash available for distributions;

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limiting OPI’s ability to obtain additional financing on favorable terms or at all in order to refinance existing debts or fund working capital, capital expenditures, development or redevelopment projects, acquisitions, other debt service requirements or for other general corporate purposes;

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increasing the costs to OPI of incurring additional debt;

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increasing OPI’s exposure to floating interest rates;

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limiting OPI’s ability to compete with other companies that are not as highly leveraged, as OPI may be less capable of responding to adverse economic and industry conditions;

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restricting OPI from making strategic acquisitions, developing or redeveloping properties, or exploiting business opportunities;

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restricting the way in which OPI conducts its business because of financial and operating covenants in the agreements governing OPI’s existing and future indebtedness;

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exposing OPI to potential events of default (if not cured or waived) under covenants contained in debt instruments that could have a material adverse effect on OPI’s business, financial condition and operating results;

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exposing OPI to operating difficulties due to an increased amount of secured debt; and

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limiting OPI’s ability to react to changing market conditions in the real estate industry.

The impact of any of these potential adverse consequences could have a material adverse effect on OPI’s results of operations, financial condition and liquidity. If OPI defaults under any of its debt obligations, OPI may be in default under any of its other debt agreements that have cross default provisions, including its credit agreement and its senior unsecured notes indentures and their supplements. In such case, OPI’s lenders or noteholders may demand immediate payment of any outstanding debt and OPI could be forced to liquidate its assets for less than the values it would receive in a more orderly process.

In addition, the agreements governing OPI’s future indebtedness, including pursuant the definitive documentation for the debt financing, may contain covenants and terms that are more restrictive than the covenants and terms governing its existing indebtedness, including restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for it or the combined company, among other things, to obtain additional capital, pursue business opportunities and pay distributions, and may otherwise increase the risks associated with indebtedness described elsewhere in, or in documents incorporated by reference into, this joint proxy statement/prospectus.
As of the execution and delivery of the Merger Agreement, the combined company was expected to be in compliance with its debt incurrence and financial covenants under the DHC and OPI senior unsecured notes following the closing of the Merger and the other Transactions. However, this expectation is based in part on assumptions about the asset values of DHC and OPI properties and the terms of the amendment or replacement of the OPI Credit Agreement and debt financing. These assumptions are subject to uncertainties and the outcome may differ materially from OPI’s and DHC’s expectations, which could result in non-compliance with these covenants and cause an event of default under DHC’s and OPI’s debt instruments. If these assumptions turn out to be inaccurate and the covenants under the DHC and/or OPI senior unsecured notes will be breached at the closing of the Merger, DHC and OPI will need to either refinance those senior unsecured notes or obtain amendments or waivers related thereto, which they may not be able to do in a timely manner, on favorable terms or at all.
The Merger and the other Transactions are expected to trigger contractual rights under certain agreements and require approvals under certain licenses.
OPI and DHC are parties to certain agreements that may trigger prepayment, termination or other rights following a “change in control,” specified transfer or other similar events, which may include the Merger, and hold licenses that may require approvals in connection with the Merger. Any counterparty to such agreements may request modifications of its respective agreements as a condition to granting a waiver or consent under such agreements, or may elect not to grant a waiver or consent. There can be no assurance that such counterparties will not seek to exercise any such rights, including termination, acceleration or repurchase rights where available, and the exercise of such rights or any related remedies, including seeking monetary damages or equitable remedies, could result in a material adverse effect on OPI, DHC or the combined company, or require OPI, DHC or the combined company to agree to modifications, fees or other concessions that have such an affect, or prevent or delay the consummation of the Merger and the other Transactions. In addition, there can be no assurance that OPI, DHC or the combined company will be able to obtain required licensing approvals within the expected timeframe or at all, and the failure to do so may adversely affect the combined company’s business.
Each of OPI and DHC prior to the closing of the Merger expects to, and the combined company following the closing of the Merger may, incur substantial costs related to the Merger and the other Transactions.
Each of OPI and DHC prior to the closing of the Merger expects to, and the combined company following the closing of the Merger may, incur significant costs in connection with the Merger and the other Transactions, including the debt financing, and may incur unanticipated costs. While each company has assumed that a certain level of transaction and integration expenses will be incurred, there are factors beyond each company’s control that could affect the total amount or the timing of those expenses. Many of the expenses that may be incurred, by their nature, are difficult to estimate accurately at the present time. Although each of OPI and DHC expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, may allow the combined company to offset those incremental expenses over time, the net benefit may not be achieved in the near term, or at all.
OPI shareholders and DHC shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management of the combined company.
OPI shareholders have the right to vote in the election of the OPI board of trustees and on certain other matters affecting OPI, as specified in OPI’s declaration of trust, and DHC shareholders have the right to vote in the election of the DHC board of trustees and on certain other matters affecting DHC, as specified in DHC’s declaration of trust. Based on the estimated number of DHC Common Shares and OPI

Common Shares that are expected to be outstanding immediately prior to the closing (on a fully diluted basis), it is anticipated that DHC shareholders will hold approximately 42%, and OPI shareholders will hold approximately 58%, of the shares of the surviving entity immediately following the closing of the Merger. Accordingly, after the Merger, OPI shareholders immediately prior to the Merger will own a smaller proportion of the outstanding OPI Common Shares than the proportion of outstanding OPI Common Shares that they owned prior to the Merger and, as a result, they will have less influence on the management and policies of the combined company than they now have on the management and policies of OPI. Also, after the Merger, the DHC shareholders immediately prior to the Merger will own a smaller proportion of the outstanding OPI Common Shares than the proportion of outstanding DHC Common Shares that they owned prior to the Merger and, as a result, the DHC shareholders immediately prior to the Merger will have less influence on the management and policies of the combined company than they now have on the management and policies of DHC.
Following the Merger, OPI may be unable to integrate the operations of OPI and DHC successfully, and realize the anticipated synergies and other benefits of the Merger, within the anticipated timeframe or at all.
The Merger involves the combination of two companies that currently operate as independent public companies. The combined company is expected to benefit from the elimination of duplicative costs and the realization of other efficiencies related to the integration of the two businesses. Potential difficulties that the combined company may encounter in the integration process include the following:
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the inability to successfully combine the operations of OPI and DHC in a manner that permits the combined company to achieve the cost savings anticipated to result from the mergers, which could result in the anticipated benefits of the Merger not being realized in the timeframe currently anticipated or at all;

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potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Merger; and

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performance shortfalls as a result of the diversion of management’s attention caused by completing the Merger and integrating the companies’ operations.

Accordingly, it is possible that the integration process could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in the combined company’s operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the combined company to maintain relationships with tenants, vendors and other contractual counterparties or to achieve the anticipated benefits of the Merger, or could otherwise adversely affect the business and financial results of the combined company.
In addition, following the Merger, the combined company will have an expanded portfolio and operations and may continue to expand its operations through additional acquisitions and other strategic transactions. The future success of the combined company will depend, in part, upon its ability to attract and retain tenants and residents in existing and new markets, manage its expansion and disposition opportunities, integrate new operations into its existing business in an efficient and timely manner, successfully monitor its operations and costs, and maintain necessary internal controls. There can be no assurance that the combined company will be able to maintain current rents and occupancy at its properties, that expansion, acquisition or disposition opportunities will be successful, or that the combined company will realize any expected revenue enhancements or other benefits from such transactions.
After the Merger, DHC shareholders who receive OPI Common Shares in the Merger will have different rights that may be less favorable than their current rights as DHC shareholders.
After the Effective Time, DHC Shareholders who receive OPI Common Shares in the Merger will have different rights, which may be less favorable than their current rights as DHC Shareholders. See the section of this joint proxy statement/prospectus entitled “Comparison of Rights of OPI Shareholders and DHC Shareholders.”

Risks Relating to Taxation
OPI may incur adverse tax consequences if OPI or DHC has failed or fails to qualify for taxation as a REIT for United States federal income tax purposes.
Each of OPI and DHC has operated in a manner that it believes has allowed it to qualify for taxation as a REIT for U.S. federal income tax purposes under the IRC and intends to continue to do so through the time of the Merger. OPI intends to continue operating in such a manner following the Merger. Neither OPI nor DHC has requested or plans to request a ruling from the IRS that it qualifies for taxation as a REIT. Qualification for taxation as a REIT involves the application of highly technical and complex IRC provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the control of OPI or DHC may affect each company’s ability to qualify for taxation as a REIT. In order to qualify for taxation as a REIT, each of OPI and DHC must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to shareholders aggregating annually at least 90% of its net taxable income, excluding any net capital gains.
The closing of the Merger is conditioned on (1) receipt by OPI of an opinion from Sullivan & Worcester LLP (“S&W”) to the effect that (i) OPI has qualified to be taxed as a real estate investment trust pursuant to Sections 856-860 of the IRC for its taxable years ended December 31, 2009 through December 31, 2022, (ii) OPI’s actual method of operation has enabled it to meet the requirements for qualification and taxation as a REIT under the IRC from January 1, 2023 through the Effective Time, and (iii) the proposed method of operation of OPI, as represented by OPI, will enable OPI to continue to satisfy the requirements for such qualification and taxation as a REIT under the IRC after the Effective Time, and (2) receipt by DHC of an opinion from S&W to the effect that DHC has qualified to be taxed as a real estate investment trust pursuant to Sections 856-860 of the IRC (i) for its taxable years ended December 31, 1999 through December 31, 2022 and (ii) for its taxable year commencing January 1, 2023 and ending at the Effective Time. The foregoing REIT opinions, however, will be based on the factual representations provided by OPI and DHC to counsel and limited by the assumptions set forth therein, and are not a guarantee that OPI or DHC, in fact, has qualified, or, in the case of OPI, will continue to qualify, for taxation as a REIT, nor are such opinions binding on the IRS. Moreover, as noted above, neither OPI nor DHC has requested or plans to request a ruling from the IRS that it qualifies for taxation as a REIT.
If OPI loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay distributions to its shareholders, because:
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it would be subject to United States federal income tax on its net income at regular corporate rates for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to shareholders in computing its taxable income);

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it could be subject to increased state and local taxes for such periods;

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unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

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for five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it could be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

Even if OPI retains its REIT status, if DHC does not qualify for taxation as a REIT for a taxable year ending on or before the Merger, DHC (and OPI as its successor) would be subject to adverse tax consequences similar to those described above. This could substantially reduce OPI’s cash available for distribution, including cash available to pay distributions to its shareholders, because, assuming that OPI otherwise maintains its REIT qualification:
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OPI, as successor by merger to DHC, will inherit any unpaid corporate income tax liabilities of DHC, including penalties and interest;

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OPI generally would be subject to corporate level tax with respect to the built-in gain on each asset of DHC existing at the Effective Time if OPI were to dispose of the DHC asset during the five-year period following the Effective Time; and

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OPI, as successor by merger to DHC, will inherit any earnings and profits accumulated by DHC for taxable periods that it did not qualify as a REIT, and OPI would be required to pay a special distribution and/or employ applicable deficiency dividend procedures (including interest payments to the IRS) to eliminate such earnings and profits (or if OPI does not timely distribute those earnings and profits, OPI could fail to qualify for taxation as a REIT).

If there is an adjustment to DHC’s REIT taxable income or dividends paid deductions, OPI could elect to use the deficiency dividend procedure in order to maintain DHC’s REIT qualification. That deficiency dividend procedure could require OPI to make significant distributions to its shareholders and to pay significant interest to the IRS.
As a result of all these factors, OPI’s or DHC’s failure to qualify for taxation as a REIT could impair OPI’s ability after the Merger to expand its business and raise capital, and could materially adversely affect the value of OPI Common Shares. In addition, for years in which OPI does not qualify as a REIT, it would not otherwise be required to make distributions to shareholders.
Risks Relating to an Investment in OPI Common Shares Following the Merger
The market price of OPI Common Shares may decline as a result of the Merger or the OPI Share Issuance.
The market price of OPI Common Shares may decline as a result of the Merger if OPI does not achieve the perceived benefits of the Merger or the effect of the Merger on OPI’s financial results is not consistent with the expectations of financial or industry analysts.
In addition, upon consummation of the Merger, OPI shareholders and DHC shareholders will own OPI Common Shares, and OPI will operate an expanded business with a different mix of assets, liabilities and risks. Current OPI shareholders and DHC shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their OPI Common Shares that they own. If, following the Effective Time, large amounts of OPI Common Shares are sold, the market price of OPI Common Shares could decline.
Based on 239,792,354 shares of DHC Common Shares issued and outstanding as of the OPI Record Date, it is expected that OPI will issue approximately 35,249,476 OPI Common Shares in the Merger. Former DHC shareholders may decide not to hold the OPI Common Shares that they will receive in the Merger, and OPI shareholders may decide to reduce their investment in OPI as a result of the changes to OPI’s investment profile as a result of the Merger. Both the OPI Share Issuance and any subsequent sale of these shares may cause the market price of the OPI Common Shares to decline.
The combined company may not continue to pay distributions at or above the rate currently paid by OPI.
OPI’s Board of Trustees reduced its cash distribution rate to $0.25 per share per quarter, or $1.00 per share per annum, beginning in the second quarter of 2023. The combined company may not be able to increase or maintain this distribution rate for various reasons, including the following:
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the combined company may not have sufficient cash to pay such distributions due to capital expenditure requirements or changes in its cash requirements, cash flow or financial position, including as a result of the additional indebtedness incurred in connection with the Merger;

•
decisions on whether, when and in what amounts to pay any future distributions will remain at all times entirely at the discretion of the combined company’s board of trustees, which reserves the right to change its distribution practices at any time and for any reason, subject to applicable REIT requirements; and

•
any of the other risks described in this joint proxy statement/prospectus or in OPI’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the

quarter ended March 31, 2023 and DHC’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.
The timing, amount and form of any future combined company distributions will be determined at the discretion of the combined company’s board of trustees, and the combined company’s shareholders will have no contractual or other legal right to distributions that have not been declared by the combined company’s board of trustees.
The market price and trading volume of OPI Common Shares may be volatile following the Merger.
OPI Common Shares may experience significant price and volume fluctuations, and investors in shares of the OPI Common Shares may experience a decrease in the value of their shares, including decreases unrelated to OPI’s operating performance or prospects. OPI and DHC cannot assure you that the market price of OPI Common Shares will not fluctuate or decline significantly in the future.
In addition to the risks described in this “Risk Factors” section, a number of factors could negatively affect OPI’s share price or result in fluctuations in the price or trading volume of OPI Common Shares, including:
•
the annual yield from distributions on OPI Common Shares as compared to yields on other financial instruments;

•
equity issuances by OPI, or future sales of substantial amounts of OPI Common Shares by its existing or future shareholders, or the perception that such issuances or future sales may occur;

•
increases in interest rates or a decrease in OPI’s distributions to shareholders that lead purchasers of OPI Common Shares to demand a higher yield;

•
changes in market valuations of similar companies;

•
OPI’s operating performance and the performance of other similar companies;

•
actual or anticipated differences in OPI’s quarterly operating results;

•
changes in expectations of future financial performance or changes in estimates of securities analysts;

•
publication of research reports about OPI or its industry by securities analysts;

•
failure to qualify as a REIT for United States federal income tax purposes;

•
adverse market reaction to any indebtedness OPI incurs in connection with the Merger or in the future;

•
strategic decisions by OPI or its competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•
the passage of legislation or other regulatory developments that adversely affect OPI or the sectors in which it operates or any failure by OPI to comply with regulatory requirements;

•
the expiration or loss of local tax abatements, tax credit programs, or other governmental incentives;

•
risks and liabilities in connection with OPI’s joint ventures and investment in new or existing joint ventures, including that OPI’s property ownership through joint ventures may limit its ability to act exclusively in its interests and may depend on the financial performance of its joint venture partners;

•
actions by institutional shareholders of OPI;

•
changes in accounting principles; and

•
general economic and/or market conditions, including factors unrelated to OPI’s performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common shares. This type of litigation could result in substantial costs and divert the combined company’s management’s attention and resources, which could have a material adverse effect on its cash flows, its ability to execute its business strategy and/or its ability to make distributions to its shareholders.

OPI and DHC face other risks.
The foregoing risks are not exhaustive, and you should be aware that, following the Merger, the combined company will face various other risks, including those discussed in reports filed by OPI and DHC with the SEC. In addition, DHC and OPI are and will continue to be subject to the risks described in OPI’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and DHC’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, as applicable, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each of which are filed with the SEC and incorporated by reference in this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus, including information included or incorporated by reference in this joint proxy statement/prospectus, contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws, including Section 27A of the Securities Act and Section 21E of the Exchange Act. Also, words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “will,” “may” and negatives or derivatives of these or similar expressions are intended to identify such forward-looking statements. Any statements that address operating performance, events or developments that OPI or DHC expect or anticipate will occur in the future — including statements regarding the benefits of the Merger or the other Transactions, the potential timing of the completion of the Merger and the other Transaction or OPI’s or DHC’s future financial condition, results of operations and business, are forward-looking statements. Without limiting the generality of the preceding sentences, certain statements contained in this joint proxy statement/prospectus in the sections “The Merger — Background of the Merger,” “The Merger — Recommendation of the OPI Board of Trustees and its Reasons for the Merger and the Other Transactions,” and “The Merger —  Recommendation of the DHC Board of Trustees and its Reasons for the Merger and the Other Transactions” constitute forward-looking statements. These forward-looking statements are based upon OPI’s and DHC’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur.
These forward-looking statements are subject to a number of risks, uncertainties and assumptions, most of which are difficult to predict and many of which are beyond OPI’s and DHC’s control. Although OPI and DHC believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, OPI and DHC can give no assurance that these expectations will be attained, and therefore actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These include the factors described in the section of this joint proxy statement/prospectus entitled “Risk Factors,” as well as, among other things:
•
each company’s success in implementing its business strategy;

•
the nature and extent of future competition;

•
increases in each company’s cost of borrowing as a result of changes in interest rates and other factors;

•
availability of financing and capital, including each company’s ability to pay down, refinance, restructure and/or extend its debts as they become due and the terms, if any, on which OPI is able to obtain financing in connection with the Merger;

•
the ability and willingness of each company’s tenants to renew their leases upon expiration of the leases and each company’s ability to reposition its properties in the event such leases expire and are not renewed by the tenants or in the event either company exercises its right to replace an existing tenant upon default and the terms of any such leases, and DHC’s SHOP managers’ or other operators’ abilities to successfully and profitably operate the communities they manage for DHC;

•
the impact of any financial, accounting, legal or regulatory issues or litigation that may affect either company or its major tenants or DHC’s SHOP managers or other operators;

•
OPI’s and DHC’s ability to complete Merger and the other Transactions on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary shareholder approvals and satisfaction (or waiver) of other closing conditions to consummate the Merger;

•
the outcome of any legal proceedings that may be instituted against OPI, DHC or their affiliates following announcement of the Merger and the other Transactions;

•
risks associated with the ability to consummate the Merger and the other Transactions and with the pendency of the Merger adversely affecting OPI and DHC;

•
the risk that the anticipated benefits from the Merger may not be realized or may take longer to realize than expected;

•
unexpected costs or unexpected liabilities that may arise from the Merger or the other Transactions, whether or not completed;

•
risks related to diverting the attention of OPI and DHC management from ongoing business operations;

•
risks related to the market value of the OPI Common Shares to be issued in the Merger;

•
risks associated with the dilution of OPI shareholders in the Merger;

•
risks relating to certain contractual rights of counterparties to agreements with DHC and OPI;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or the failure to satisfy the closing conditions; and

•
each company’s ability and willingness to maintain its qualification for taxation as a REIT due to economic, market, legal, tax or other considerations.

The foregoing list of factors is not exhaustive. Additional information concerning these and other risk factors is contained in OPI’s and DHC’s respective Annual Reports on Form 10-K for the year ended December 31, 2022, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other SEC filings, as such filings may be amended from time to time. All subsequent written and oral forward-looking statements concerning OPI, DHC, the Merger and the other Transactions or other matters attributable to OPI or DHC or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.
You should not place undue reliance on OPI’s or DHC’s forward-looking statements.
All forward-looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement as well as any cautionary statements included elsewhere in this joint proxy statement/prospectus, including in documents incorporated herein.
Except as otherwise required by law, OPI and DHC do not intend to update or change any forward-looking statements as a result of new information, future events or otherwise. See also the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information.”

Unaudited Pro Forma Condensed Consolidated Financial Information
Introduction to Unaudited Pro Forma Condensed Consolidated Financial Statements
On April 11, 2023, OPI and DHC entered into the Merger Agreement. At the Effective Time, pursuant to the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement, DHC will merge with and into OPI, with OPI continuing as the surviving entity in the Merger. As of the Effective Time, OPI expects to change its name to “Diversified Properties Trust” and change its ticker symbol on Nasdaq to “DPT.”
The following unaudited pro forma condensed consolidated balance sheet as of March 31, 2023 reflects OPI’s financial position as if the Merger and other transactions described in the notes to these unaudited pro forma condensed consolidated financial statements occurred on March 31, 2023. The following unaudited pro forma condensed consolidated statements of income (loss) for the year ended December 31, 2022 and for the three months ended March 31, 2023, reflect the results of OPI’s operations as if the Merger and other transactions described in the notes to the unaudited pro forma condensed consolidated financial statements occurred on January 1, 2022. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto included in OPI’s and DHC’s respective Annual Reports on Form 10-K for the year ended December 31, 2022, and OPI’s and DHC’s respective Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023.
These unaudited pro forma condensed consolidated financial statements are provided for informational purposes only. In the opinion of OPI’s management, all adjustments necessary to reflect the effects of the Merger and other transactions described in the notes to the unaudited pro forma condensed consolidated financial statements have been included and are based upon available information and assumptions that are reasonable. Adjustments have been made to the unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated statements of income (loss) to give effect to the pro forma transaction accounting adjustments which account for the Merger in accordance with GAAP.
In accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), OPI will account for the Merger as a business combination with OPI treated as the accounting acquirer of DHC. The allocation of the purchase price of OPI’s acquisition of DHC as reflected in these unaudited pro forma condensed consolidated financial statements and described in the notes thereto, is based on preliminary estimates of the fair values of the assets acquired and liabilities assumed. Consequently, amounts preliminarily allocated to these assets acquired and liabilities assumed could change from those reflected in these unaudited pro forma condensed consolidated financial statements. For additional information, refer to the section within this joint proxy statement/prospectus entitled “Accounting Treatment of the Merger.”
These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of OPI’s expected financial position or results of operations for any future period, including following the Merger, if completed. Differences could result from numerous factors, including future changes in OPI’s and DHC’s respective portfolio of investments, capital structure, property level operating expenses and revenues, including rents expected to be received under OPI’s and DHC’s existing leases or leases OPI or DHC may enter into in the future, operating cash flows from DHC’s SHOP communities, changes in interest rates and for other reasons. Actual future results are likely to be different from amounts presented in these unaudited pro forma condensed consolidated financial statements and such differences could be significant.

OFFICE PROPERTIES INCOME TRUST
Unaudited Pro Forma Condensed Consolidated Balance Sheet
March 31, 2023
(dollars in thousands, except per share data)
	OPI Historical	DHC Historical	Reclassifications	Transaction Accounting Adjustments	OPI Combined Pro Forma
			(3)(A)	(3)(B)
ASSETS
Real estate properties:
Land	$817,882	$666,797	$—	$273,633	$1,758,312
Buildings and improvements	3,176,756	6,056,766	—	(2,304,862)	6,928,660
Total real estate properties, gross	3,994,638	6,723,563	—	(2,031,229)	8,686,972
Accumulated depreciation	(584,512)	(1,878,997)	—	1,878,997	(584,512)
Total real estate properties, net	3,410,126	4,844,566	—	(152,232)	8,102,460
Assets of properties held for sale	4,618	—	—	—	4,618
Investments in unconsolidated joint ventures	36,558	153,419	—	—	189,977
Acquired real estate leases, net	344,064	42,045	—	858,821	1,244,930
Cash and cash equivalents	23,344	380,117	—	(380,000)	23,461
Restricted cash	—	2,552	—	—	2,552
Rents receivable	106,966	—	102,019	(78,811)	130,174
Deferred leasing costs, net	72,762	—	40,068	(40,068)	72,762
Due from related persons	—	—	8,613	—	8,613
Other assets, net	8,562	244,031	(150,700)	(3,599)	98,294
Total assets	$4,007,000	$5,666,730	$—	$204,111	$9,877,841
LIABILITIES AND SHAREHOLDERS’ EQUITY
Unsecured revolving credit facility	$245,000	$—	$—	$70,000	$315,000
Secured credit facility	—	450,000	—	(450,000)	—
Senior unsecured notes, net	2,189,776	2,318,907	—	(604,254)	3,904,429
Mortgage notes payable and finance leases, net	49,968	29,574	—	(1,485)	78,057
Accrued interest	—	31,957	(31,957)	—	—
Liabilities of properties held for sale	568	—	—	—	568
Accounts payable and other liabilities	141,103	—	278,359	23,640	443,102
Due to related persons	7,441	—	5,468	—	12,909
Assumed real estate lease obligations, net	13,503	—	603	31,209	45,315
Other liabilities	—	252,473	(252,473)	—	—
Total liabilities	2,647,359	3,082,911	—	(930,890)	4,799,380
Commitments and contingencies
Shareholders’ equity:
Common shares of beneficial interest, $.01 par value; 200,000,000 shares authorized, 48,563,709 shares issued and outstanding; 83,813,185 pro forma shares issued and outstanding	486	2,397	—	(2,045)	838
Additional paid in capital	2,619,994	4,617,294	—	(4,341,290)	2,895,998
Cumulative net income	169,160	2,019,192	—	1,423,272	3,611,624
Cumulative common distributions	(1,429,999)	(4,055,064)	—	4,055,064	(1,429,999)
Total shareholders’ equity	1,359,641	2,583,819	—	1,135,001	5,078,461
Total liabilities and shareholders’ equity	$4,007,000	$5,666,730	$—	$204,111	$9,877,841
The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

OFFICE PROPERTIES INCOME TRUST
Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss)
For the Year Ended December 31, 2022
(amounts in thousands, except per share data)
	OPI Historical	DHC Historical	Reclassifications	Transaction Accounting Adjustments		OPI Combined Pro Forma
			(4)(A)	(4)
Revenues:
Rental income	$554,275	$260,740	$—	$5,726	(B)	$820,741
Residents fees and services	—	1,022,826	—	—		1,022,826
Total revenues	554,275	1,283,566	—	5,726		1,843,567
Expenses:
Real estate taxes	57,844	—	74,016	—		131,860
Utility expenses	27,005	—	80,025	—		107,030
Other operating expenses	110,366	—	955,029	—		1,065,395
Property operating expenses	—	1,109,070	(1,109,070)	—		—
Depreciation and amortization	222,564	239,280	—	90,850	(C)	552,694
Loss on impairment of real estate	21,820	—	—	—		21,820
Acquisition and transaction related costs	292	2,605	—	72,000	(D)	74,897
General and administrative	25,134	26,435	—	(3,017)	(E)	48,552
Total expenses	465,025	1,377,390	—	159,833		2,002,248
Gain on sale of real estate	11,001	321,862	—	—		332,863
Gain on purchase	—	—	—	3,514,464	(F)	3,514,464
Losses on equity securities, net	—	(25,660)	—	—		(25,660)
Interest and other income	217	15,929	—	—		16,146
Interest expense, net	(103,480)	(209,383)	—	(10,075)	(G)	(322,938)
Gain (loss) on early extinguishment of debt	682	(30,043)	—	—		(29,361)
Income (loss) before income tax expense and equity in net earnings (losses) of investees	(2,330)	(21,119)	—	3,350,282		3,326,833
Income tax expense	(270)	(710)	—	—		(980)
Equity in net earnings (losses) of investees	(3,509)	6,055	—	—		2,546
Net income (loss)	$(6,109)	$(15,774)	$—	$3,350,282		$3,328,399
Weighted average common shares outstanding (basic and diluted)	48,278			35,446	(H)	83,724
Per common share amounts (basic and diluted):
Net income (loss)	$(0.14)					$39.75
The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

OFFICE PROPERTIES INCOME TRUST
Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss)
For the Three Months Ended March 31, 2023
(amounts in thousands, except per share data)
	OPI Historical	DHC Historical	Reclassifications	Transaction Accounting Adjustments		OPI Combined Pro Forma
			(4)(A)	(4)
Revenues:
Rental income	$132,422	$66,438	$—	$614	(B)	$199,474
Residents fees and services	—	279,592	—	—		279,592
Total revenues	132,422	346,030	—	614		479,066
Expenses:
Real estate taxes	15,333	—	19,247	—		34,580
Utility expenses	7,260	—	21,232	—		28,492
Other operating expenses	26,057	—	245,601	—		271,658
Property operating expenses	—	286,080	(286,080)	—		—
Depreciation and amortization	51,692	64,800	—	10,261	(C)	126,753
Loss on impairment of real estate	—	5,925	—	—		5,925
Acquisition and transaction related costs	3,218	93	—	—		3,311
General and administrative	5,925	5,873	—	137	(E)	11,935
Total expenses	109,485	362,771	—	10,398		482,654
Gain on sale of real estate	2,548	1,233	—	—		3,781
Gains on equity securities, net	—	8,126	—	—		8,126
Interest and other income	164	4,195	—	—		4,359
Interest expense, net	(25,231)	(47,780)	—	(7,060)	(G)	(80,071)
Loss on early extinguishment of debt	—	(1,075)	—	—		(1,075)
Income (loss) before income tax expense (benefit) and equity in net losses of investees	418	(52,042)	—	(16,844)		(68,468)
Income tax (expense) benefit	(30)	31	—	—		1
Equity in net losses of investees	(834)	(647)	—	—		(1,481)
Net loss	$(446)	$(52,658)	$—	$(16,844)		$(69,948)
Weighted average common shares outstanding (basic and diluted)	48,336			35,249	(H)	83,585
Per common share amounts (basic and diluted):
Net loss	$(0.01)					$(0.84)
The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

OFFICE PROPERTIES INCOME TRUST
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(dollars in thousands, except per share data)
(1)
Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial statements reflect the impact of the Merger on OPI’s consolidated financial statements. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2023 reflects OPI’s financial position as if the Merger and other transactions described in the notes to these unaudited pro forma condensed consolidated financial statements occurred on March 31, 2023. The unaudited pro forma condensed consolidated statements of income (loss) for the year ended December 31, 2022 and for the three months ended March 31, 2023, reflect the results of OPI’s operations as if the Merger and other transactions described in the notes to the unaudited pro forma condensed consolidated financial statements occurred on January 1, 2022. The unaudited pro forma condensed consolidated financial statements are based on the historical financial statements and accounting records of OPI and DHC, giving effect to the Merger, related reclassifications and transaction accounting adjustments as described in these notes.
As of March 31, 2023, OPI’s portfolio consisted of 157 wholly owned properties and noncontrolling ownership interests of 51% and 50% in two unconsolidated joint ventures that owned three properties containing approximately 0.4 million rentable square feet. As of March 31, 2023, OPI’s properties are located in 30 states and the District of Columbia and contain approximately 20.9 million rentable square feet.
As of March 31, 2023, DHC’s consolidated portfolio consisted of 376 wholly owned properties, including 105 MOB and life science properties containing approximately 8.8 million rentable square feet, 261 senior living communities containing 27,389 living units and 10 wellness centers containing approximately 0.8 million rentable square feet. As of March 31, 2023, DHC also owned an equity interest in each of two unconsolidated joint ventures that own MOB and life science properties located in five states containing approximately 2.2 million rentable square feet.
Acquisition related costs (e.g., investment banking, advisory, legal, valuation and other professional fees) have not been included as a component of consideration transferred, but instead have been expensed as incurred in accordance with ASC 805-10-25-23, “Acquisition Related Costs.” Acquisition related costs are estimated to be approximately $75,000, of which approximately $3,000 have been expensed as of March 31, 2023. The unaudited pro forma condensed consolidated balance sheet reflects $72,000 of estimated acquisition related costs as accrued expenses with a corresponding decrease in shareholders’ equity. The unaudited pro forma condensed consolidated statement of income (loss) for the year ended December 31, 2022 includes $72,000 of estimated acquisition related costs as a non-recurring transaction accounting adjustment. The costs that OPI and DHC may ultimately incur could differ from this estimated amount.
(2)
The Merger and Related Transactions

Pursuant to the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each DHC Common Share issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive the exchange ratio of 0.147 newly issued OPI Common Shares, with cash payments to be delivered in lieu of fractional shares. The exchange ratio is fixed and will not be adjusted for changes in the market price of OPI Common Shares or DHC Common Shares prior to the closing of the Merger. As a result, the value for the Merger Consideration assumed for purposes of the unaudited pro forma condensed consolidated financial statements will likely differ from the actual value due to changes in the market price of OPI Common Shares and such difference could be significant. Based on the $7.84 per share closing price of OPI Common Shares on June 14, 2023, the consideration DHC shareholders will receive in the Merger has a value of approximately $1.15 per DHC Common Share, or approximately $276,356 in the aggregate.
In connection with the Merger, OPI entered into a debt commitment letter with JPMC, pursuant to which, subject to the terms and conditions of the debt commitment letter, JPMC has committed to provide a senior secured bridge facility to OPI in an aggregate principal amount of $368,000 (the “Bridge Loan”) (which as of the date of this joint proxy statement/prospectus has been reduced to $259,880). Based on its requirements at the time of closing, OPI may elect to use all or a portion of the Bridge Loan, but is not required to draw on the Bridge Loan. The Bridge Loan matures in 2024 and bears interest at a rate of SOFR plus a premium of 5.50%. Based on OPI’s outstanding balance under its revolving credit facility and DHC’s cash on hand as of March 31, 2023, OPI would not have drawn on the Bridge Loan if the Merger and other transactions described in the notes to these unaudited pro forma condensed consolidated financial statements had occurred on March 31, 2023. As a result, no transaction accounting adjustments for the Bridge Loan were included in these unaudited pro forma condensed consolidated financial statements.
The following tables summarize the estimated consideration transferred and the preliminary estimate of the purchase price allocation for DHC based on the estimated fair values of the assets acquired and liabilities assumed:
DHC Common Shares outstanding as of June 14, 2023	239,792,354
Multiplied by the exchange ratio	0.147
OPI Common Shares issuable	35,249,476
Closing price of OPI Common Shares on June 14, 2023	$7.84
Estimated value of consideration transferred (Merger Consideration)	$276,356
Land	$940,430
Buildings and improvements	3,751,904
Acquired real estate leases	900,866
Investments in unconsolidated joint ventures	153,419
Cash	380,117
Restricted cash	2,552
Rents receivable	23,208
Due from related persons	8,613
Other assets	89,732
Total assets	6,250,841
Secured credit facility(1)	(450,000)
Senior unsecured notes(2)	(1,714,653)
Mortgage notes payable and finance leases(3)	(28,089)
Accounts payable and other liabilities	(229,999)
Due to related persons	(5,468)
Assumed real estate lease obligations	(31,812)
Net assets acquired(4)	$3,790,820
Estimated gain on purchase	$3,514,464

(1)
OPI expects to repay DHC’s outstanding credit facility balance at the closing of the Merger using DHC’s cash assumed in the Merger and borrowings under OPI’s revolving credit facility.

(2)
The aggregate principal balance of the senior unsecured notes was $2,350,000 as of March 31, 2023.

(3)
The aggregate principal balance of the mortgage notes payable and finance leases was $29,530 as of March 31, 2023.

(4)
The allocation of purchase price is based on preliminary estimates and may change following the completion of (i) third party valuations and (ii) OPI’s analysis of acquired in place leases and building valuations. Purchase price excludes acquisition related costs and, as described above, the actual purchase price will likely differ from this amount due to changes in the per share price of OPI Common Shares.

The following table shows sensitivities to changes in purchase price due to changes in the per share price of OPI Common Shares:
	Price of OPI Common Shares	Estimated Value of Consideration Transferred
As of June 14, 2023	$7.84	$276,356
Decrease of 20%	$6.27	$221,014
Increase of 20%	$9.41	$331,698
OPI will account for the Merger as a business combination with OPI treated as the acquirer of DHC for accounting purposes. Through the application of a screen test as outlined in ASC 805, OPI determined that substantially all of the fair value of the assets acquired is not concentrated in a single identifiable asset or group of similar identifiable assets. In addition, DHC has management agreements with various operators to manage its SHOP communities. Upon completion of the Merger, DHC’s management agreements with the operators of its SHOP communities will remain in effect. As a result, OPI will acquire a substantive process for accounting purposes because the management agreements with DHC’s operators for its SHOP communities would be in place before and after the Merger is completed. It was determined that the facts and circumstances of the Merger support the conclusion that OPI is the acquirer for accounting purposes in the Merger after consideration of the various indicators required under GAAP, including the following:
•
Relative Voting Rights.   At the Effective Time, each DHC Common Share outstanding will be automatically converted into the right to receive 0.147 newly issued OPI Common Shares. The exchange ratio in the Merger is fixed and will not be adjusted to reflect changes in the market price of OPI Common Shares or DHC Common Shares. As a result, it is expected that OPI shareholders will hold approximately 58% of the shares of the combined company and DHC shareholders will hold approximately 42% of the shares of the combined company immediately following the closing of the Merger.

•
Board and Senior Management Composition of the Combined Company.   The trustees and officers of OPI will remain the trustees and officers of the combined company.

The assets acquired and liabilities assumed will be recorded as of the closing of the Merger at their respective fair values and added to those of OPI. For purposes of these unaudited pro forma condensed consolidated financial statements, OPI allocated: (i) a portion of the purchase price to land, buildings and improvements based on determinations of the fair values of the properties acquired assuming those properties are vacant; (ii) a portion of the purchase price to above market and below market leases based on the present value (using an interest rate which reflects the risks associated with acquired in place leases at the time of acquisition) of the difference, if any, between (x) the contractual amounts to be paid pursuant to the acquired in place leases and (y) OPI’s estimates of fair market lease rates for the corresponding leases, measured over a period equal to the terms of the respective leases; and (iii) a portion of the purchase price to acquired in place leases based upon market estimates to lease up the properties based on the leases in place at the time of acquisition. In making these allocations, OPI considered factors such as estimated carrying costs during the expected lease up periods, including real estate taxes, insurance and other operating income and expenses and costs, such as leasing commissions, legal and other related expenses, to execute similar leases in current market conditions at the time of acquisition. OPI estimated the fair value of the assumed senior unsecured notes based on the closing price or using an average of the bid and ask price of the respective issuances, as applicable, on Nasdaq on or about March 31, 2023. OPI estimated the fair value of the assumed mortgage notes payable using discounted cash flows analyses based on currently prevailing market terms as of March 31, 2023. The consolidated financial statements of OPI issued subsequent to the closing of the Merger will include DHC’s assets acquired and liabilities assumed by OPI pursuant to the Merger from the closing date of the Merger, but not for prior periods.
OPI expects the estimated fair values of the net assets acquired to exceed the estimated consideration transferred. In connection with its preliminary purchase price allocation assessment, OPI considered the guidance to ensure that valuation inputs and assumptions were reasonable and supportable. OPI engaged a third-party expert with relevant knowledge and experience to assist in the fair value of the assets acquired and liabilities assumed. The estimated fair values were determined using standard valuation methodologies for real estate companies. As a result of recent economic conditions, including rising interest rates, the publicly traded stock prices of numerous REITs are trading at significant discounts to their net asset value (“NAV”). DHC is also trading at a significant discount to NAV as a result of these conditions and the impact of the Covid-19 pandemic on its SHOP business. As a result of this trading discount to NAV, OPI expects to record a purchase gain for its acquisition of DHC. Pursuant to the terms of the Merger Agreement, the exchange ratio of 0.147 is fixed and will not be adjusted for changes in the market price of OPI Common Shares or DHC Common Shares prior to the closing of the Merger. The unaudited pro forma condensed consolidated balance sheet reflects the $3,514,464 estimated gain on purchase as an increase in shareholders’ equity. Because the estimated gain on purchase will be recognized at the closing of the Merger, the gain is also reflected in the unaudited pro forma condensed consolidated statement of income (loss) for the year ended December 31, 2022 as a non-recurring transaction accounting adjustment.
(3)
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet Adjustments

(A)
The adjustments represent reclassifications to the DHC historical condensed consolidated balance sheet to conform to OPI’s presentation. Rents receivable of $102,019, deferred leasing costs, net of $40,068 and due from related persons of $8,613, each as of March 31, 2023, were reclassified from other assets, net in the DHC historical condensed consolidated balance sheet. Accounts payable and other liabilities of $278,359, due to related persons of $5,468 and assumed real estate lease obligations, net of $603, each as of March 31, 2023, were reclassified from accrued interest and other liabilities in the DHC historical condensed consolidated balance sheet.

(B)
The adjustments represent the effects of the Merger and the preliminary purchase price allocation of the Merger, assuming estimated net assets acquired of $3,790,820, including the repayment of $450,000 outstanding under DHC’s secured credit facility using DHC’s cash assumed in the Merger and borrowings under OPI’s revolving credit facility, the assumption of $2,350,000 aggregate principal amount of senior unsecured notes and $29,530 aggregate principal amount of mortgage notes payable and finance leases, and excluding acquisition related costs.

Adjustments have been made to record land, buildings and improvements, acquired real estate leases and assumed real estate lease obligations at their estimated fair values as described in Note (2) above. Additional adjustments include:
(i)
Accumulated depreciation:   Represents an adjustment of $1,878,997 to eliminate DHC’s historical accumulated depreciation.

(ii)
Rents receivable:   Represents an adjustment of $78,811 to eliminate DHC’s historical accumulated straight line rent balance for tenant leases.

(iii)
Deferred leasing costs, net:   Represents an adjustment of $40,068 to eliminate DHC’s historical unamortized deferred leasing costs.

(iv)
Other assets, net:   Represents adjustments of $3,443 to eliminate DHC’s historical unamortized deferred financing costs related to its secured credit facility and $156 to eliminate DHC’s historical corporate prepaid expenses.

(v)
Senior unsecured notes, net and mortgage notes payable and finance leases, net:   The adjustments to reduce senior unsecured notes and mortgage notes payable and finance leases reflect changes in the market interest rates and the impact on the estimated fair value of DHC’s fixed rate senior unsecured notes and mortgage notes payable and finance leases as of March 31, 2023.

(vi)
Accounts payable and other liabilities:   Represents an adjustment to accrue $72,000 of estimated acquisition related costs that OPI expects to incur in connection with the Merger and the elimination of a $48,360 liability recorded by DHC related to its previous investment in RMR Inc., which DHC sold in 2019. The liability was being amortized over a 20 year period based on the terms of DHC’s management agreements with RMR, which will be terminated upon consummation of the Merger.

(vii)
Shareholders’ equity:   The adjustments to shareholders’ equity reflect: (1) an increase of $352 to common shares of beneficial interest, and $276,004 to additional paid in capital to reflect the conversion of DHC Common Shares to OPI Common Shares at an exchange ratio of 0.147 OPI Common Shares for each DHC Common Share outstanding as of June 14, 2023, which resulted in an additional 35,249,476 OPI Common Shares issued; (2) the elimination of all remaining DHC historical shareholders’ equity amounts, including $2,397 to common shares of beneficial interest, $4,617,294 to additional paid in capital, $2,019,192 to cumulative net income and $4,055,064 to cumulative common distributions; (3) an adjustment of $72,000 to reduce cumulative net income for estimated acquisition related costs directly related to the Merger, and (4) an adjustment of $3,514,464 to record the gain on purchase as described in Note (2) above.
(4)
Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income (Loss) Adjustments

(A)
The adjustments represent reclassifications to the DHC historical condensed consolidated statements of income (loss) to conform to OPI’s presentation. Real estate taxes of $74,016, utility expenses of $80,025 and other operating expenses of $955,029 were reclassified from property operating expenses in the DHC historical condensed consolidated statement of income (loss) for the year ended December 31, 2022. Real estate taxes of $19,247, utility expenses of $21,232 and other operating expenses of $245,601 were reclassified from property operating expenses in the DHC historical condensed consolidated statement of income (loss) for the three months ended March 31, 2023.

(B)
The adjustments represent estimated non-cash amortization of above market and below market leases and non-cash straight line rent related to the leases acquired in the Merger. Capitalized above market and below market lease values are amortized as a reduction or an increase, respectively, to rental income over the weighted average remaining lease term as of March 31, 2023. The weighted average lease term for above market and below market leases was 7.8 years and 9.0 years, respectively, as of March 31, 2023. The components of the rental income adjustments are as follows:

	For the Year Ended December 31, 2022	For the Three Months Ended March 31, 2023
Non-cash net above market and below market lease amortization	$(4,425)	$(1,416)
Non-cash straight line rent adjustments	10,151	2,030
	$5,726	$614

(C)
The adjustments eliminate DHC’s historical depreciation and amortization expenses of $239,280 and $64,800 for the year ended December 31, 2022 and the three months ended March 31, 2023, respectively. The adjustments also include estimated depreciation and amortization expenses related to the acquired DHC properties of $330,130 and $75,061 for the year ended December 31, 2022 and the three months ended March 31, 2023, respectively, based on the estimated fair values of the assets acquired. Real estate investments are depreciated on a straight line basis over estimated useful lives generally ranging up to 40 years. Capitalized acquired in place leases, exclusive of the value of acquired above market and below market leases, are amortized on a straight line basis over the 5.4 year weighted average remaining lease term as of March 31, 2023.

(D)
The adjustment for the year ended December 31, 2022 represents a non-recurring transaction accounting adjustment of $72,000 for estimated acquisition related costs as described in Note (1) above.

(E)
The adjustments eliminate DHC’s historical business management fee expense under its business management agreement with RMR of $16,646 and $3,270 for the year ended December 31, 2022 and the three months ended March 31, 2023, respectively. The adjustments also include estimated business management fee expense of $13,629 and $3,407 for the year ended December 31, 2022 and the three months ended March 31, 2023, respectively, pursuant to OPI’s business management agreement with RMR.

(F)
The adjustment for the year ended December 31, 2022 represents a non-recurring transaction accounting adjustment of $3,514,464 to record the gain on purchase as described in Note (2) above.

(G)
The adjustments to interest expense represent: (i) the elimination of DHC historical interest expense related to its secured credit facility and DHC historical interest expense related to its senior unsecured notes and mortgage notes payable that were repaid during 2022 and will not be assumed in the Merger, (ii) an increase in interest expense related to additional borrowings under OPI’s revolving credit facility which will be used to repay a portion of DHC’s outstanding secured credit facility balance at the closing of the Merger, and (iii) an increase in senior unsecured notes and mortgage notes discount amortization due to the fair value adjustments to reduce DHC’s senior unsecured notes and mortgage notes payable to fair value as described in Note (2) above. The amortization is calculated with the assumption that the DHC senior unsecured notes were assumed by OPI at their fair values on January 1, 2022. The components of the interest expense adjustments are as follows:

Interest Expense Adjustment	For the Year Ended December 31, 2022	For the Three Months Ended March 31, 2023
Estimated additional borrowings under OPI’s revolving credit facility	$70,000	$70,000
Interest rate(1)	6.552%	6.552%
Annual interest expense	4,586	4,586
Percent of annual days adjusted	100.0%	25.0%
	4,586	1,147
Less: DHC historical secured credit facility interest expense	(36,409)	(10,800)
Total credit facility interest expense adjustment	(31,823)	(9,653)
Less: DHC historical senior unsecured note interest expense(2)	(23,278)	—
Less: DHC historical mortgage note interest expense(2)	(994)	—
Senior unsecured notes and mortgage notes discount transaction accounting adjustments	66,170	16,713
Total interest expense adjustments, net	$10,075	$7,060

(1)
Interest rate represents SOFR as of June 14, 2023, plus a premium of 1.45%.

(2)
Represents historical interest expense incurred by DHC for its senior unsecured notes and mortgage notes that were repaid by DHC in 2022.

An increase or decrease in variable interest rates of 1/8 of a percent would increase or decrease, respectively, annual interest expense under OPI’s revolving credit facility by $88.
(H)
The adjustments represent the issuance of 35,249,476 OPI Common Shares to DHC shareholders as part of the Merger, and for the year ended December 31, 2022, an additional 196,544 unvested common shares that were previously excluded from the calculation of net income (loss) per common share as OPI was in a loss position.

INFORMATION ABOUT THE COMPANIES
Office Properties Income Trust
OPI is a REIT organized under Maryland law. As of March 31, 2023, OPI owned 157 properties containing approximately 20.9 million rentable square feet and noncontrolling ownership interests of 51% and 50% in two unconsolidated joint ventures that own three properties containing approximately 0.4 million rentable square feet. OPI has no employees. Services which would otherwise be provided to OPI by employees are provided by RMR, OPI’s manager, and by OPI’s managing trustees and officers (each of whom are employees of RMR).
As of March 31, 2023, OPI’s properties have an undepreciated carrying value of approximately $4.0 billion and a depreciated carrying value of approximately $3.4 billion, excluding properties classified as held for sale. As of March 31, 2023, OPI’s properties were leased to 267 different tenants, with a weighted average remaining lease term (based on annualized rental income) of approximately 6.4 years. The U.S. government is OPI’s largest tenant, representing approximately 19.6% of its annualized rental income as of March 31, 2023.
OPI’s principal executive offices are located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634, and its telephone number is (617) 219-1440. OPI maintains a website at www.opireit.com where additional information regarding OPI can be found. The contents of that website are not incorporated by reference into, or otherwise a part of, this joint proxy statement/prospectus. OPI Common Shares are currently listed and traded on Nasdaq under the symbol “OPI.”
Additional information about OPI and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information.”
Diversified Healthcare Trust
DHC is a REIT organized under Maryland law. DHC primarily owns MOB and life science properties, senior living communities and other healthcare related properties throughout the United States. DHC has no employees. Services which would otherwise be provided to DHC by employees are provided by RMR, DHC’s manager, and by DHC’s managing trustees and officers (each of whom are employees of RMR).
As of March 31, 2023, DHC’s consolidated portfolio consisted of 376 properties located in 36 states and Washington, D.C. DHC’s portfolio as of March 31, 2023 included (i) 105 MOB and life science properties with approximately 8.8 million rentable square feet, (ii) 261 senior living communities, including independent living (including active adult), assisted living, memory care and skilled nursing facilities, with 27,389 living units, and (iii) 10 wellness centers with approximately 0.8 million square feet of interior space plus outdoor developed facilities. The gross book value of DHC’s real estate assets at cost plus certain acquisition costs, before depreciation and purchase price allocations and less impairment write downs, was $7.1 billion at March 31, 2023. As of March 31, 2023, DHC also owned an equity interest in each of two unconsolidated joint ventures that own MOB and life science properties located in five states with an aggregate of approximately 2.2 million rentable square feet that were 99% leased with an average (by annualized rental income) remaining lease term of 5.8 years.
Also as of March 31, 2023, DHC had $380.1 million of cash and cash equivalents and $700 million of outstanding debt due within one year from May 8, 2023. This included $450 million in outstanding borrowings under the DHC Credit Agreement, which matures on January 15, 2024. DHC also has approximately $250 million of senior notes that mature on May 1, 2024. Based on the lasting impacts of the Covid-19 pandemic on the senior housing industry in which DHC operates, the slower than expected recovery of DHC’s SHOP communities following the Covid-19 pandemic and the fact that additional investment is needed to fund the recovery of DHC’s SHOP communities and DHC’s capital improvement plan, as well as DHC’s reduced cash balances, additional capital commitments in both its office portfolio and SHOP segments and upcoming debt maturities, DHC has concluded that there is substantial doubt about its ability to continue as a going concern for at least one year from May 8, 2023.

On February 2, 2023, DHC entered into a Consent and Amendment Agreement (the “AlerisLife Consent Agreement”) in connection with the proposed acquisition of AlerisLife Inc. (“AlerisLife”) by a subsidiary of ABP Trust pursuant to a tender offer for all of the outstanding shares of AlerisLife’s common stock (“ALR Shares”). Pursuant to the Consent and Amendment Agreement, DHC agreed to tender all of its and its subsidiaries 10,691,658 ALR Shares, representing an aggregate of 31.9% of the outstanding ALR Shares, into the tender offer, subject to the right, but not the obligation, to purchase, in a single private transaction, on or before December 31, 2023, a number of shares of common stock of the surviving entity constituting a percentage up to 31.9% of the then-issued and outstanding shares of the common stock of the surviving entity based on the tender offer price and otherwise pursuant to a stockholders agreement to be entered into at the time of any such purchase on such terms as are negotiated and mutually agreed by the parties (the “AlerisLife Option”). The acquisition of AlerisLife closed on March 20, 2023, and as of the date of this joint proxy statement/prospectus, DHC has not exercised the AlerisLife Option. The Consent and Amendment Agreement and the rights in connection with the AlerisLife Option set forth in the Consent and Amendment Agreement will transfer to the combined company by virtue of the Merger.
DHC’s principal executive offices are located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634, and its telephone number is (617) 796-8350. DHC maintains a website at www.dhcreit.com where additional information regarding DHC can be found. The contents of that website are not incorporated by reference into, or otherwise a part of, this joint proxy statement/prospectus. DHC Common Shares are currently listed and traded on Nasdaq under the symbol “DHC.”
Additional information about DHC and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information.”
The Combined Company
Based on OPI and DHC properties owned as of March 31, 2023, the combined company is expected to own 533 properties located in 40 states and the District of Columbia containing 29.7 million square feet of MOB, life science and office properties and more than 27,000 senior living units, with 43% of its properties located in markets in the Sun Belt, and have total gross assets of approximately $12.1 billion. As of March 31, 2023, the MOB, life science and office properties expected to be owned by the combined company were 88.9% leased (based on rentable square feet) to approximately 700 different tenants, and the average remaining lease term of these properties, weighted by annualized rental income, was 6.1 years. As of March 31, 2023, the SHOP communities expected to be owned by the combined company were 76.9% occupied on average during the first quarter of 2023 and consisted of 234 communities, comprised of approximately 53% assisted living and memory care units, 41% independent living and active adult apartments and 6% skilled nursing units. In addition, the combined company is expected to own 27 triple net leased senior living communities with 2,062 units and 10 wellness centers with 0.8 million square feet.
The combined company will benefit from a diverse, nationally recognized platform focused on institutional quality MOB, life science, office and senior living properties. With innovation at its forefront, the investment thesis of the combined company will center on (i) organic growth through proactive tenant engagement that drives leasing for its healthcare, life science and office properties; (ii) dedicated and sustained investment in the senior living communities to take advantage of compelling industry demographic fundamentals; (iii) capital recycling with asset sales and acquisitions to optimize portfolio economics; (iv) development and redevelopment to provide customized solutions for existing tenants’ growth needs in addition to the creation of new, user-centric experiences through speculative development; and (v) advancement of RMR’s zero emissions promise, along with the deployment of technologies, processes and design elements that promote health, wellness and sustainability.
Property Portfolio Information
Overview
The following tables set forth an overview of the OPI, DHC and combined company property portfolios as of March 31, 2023.

	OPI	DHC	Combined
MOB, LIFE SCIENCE and OFFICE PORTFOLIO
Properties	157	105	262
Square Feet (MSF)	20.9	8.8	29.7
Weighted Average Lease Term (WALT)(1)	6.4	5.6	6.1
% Investment Grade Tenants(1)(2)	63.0%	44.2%	57.5%
Expiring Leases 2023-2026(1)	40.3%	36.8%	39.3%
Occupancy (based on SF)	90.5%	85.1%	88.9%
% Annualized Rental Income from Top 20 Tenants	58.7%	45.2%	43.0%
SENIOR HOUSING OPERATING PORTFOLIO (SHOP)
SHOP Property Count		234	234
SHOP Units		25,327	25,327
% SHOP Occupancy (Q1 2023 Average)		76.9%	76.9%
TRIPLE NET PORTFOLIO
Triple Net Senior Living Property Count		27	27
Triple Net Senior Living Units		2,062	2,062
Wellness Center Property Count		10	10
Wellness Center Square Footage (MSF)		0.8	0.8

(1)
Based on annualized rental income.

(2)
Includes: a) investment grade rated tenants; b) tenants with an investment grade rated parent entity that guarantee the tenant’s lease obligations; and/or c) tenants with an investment grade rated parent entity that do not guarantee the tenant’s lease obligations, in each case determined by the credit rating assigned by the credit rating agencies.

Portfolio Diversification
The following chart sets forth certain portfolio diversification information regarding the combined company property portfolio expressed as a percentage of gross asset value as of March 31, 2023.

Portfolio Diversification

Other
5%
Life
Science
9%
MOB
12%
Office
34%
Senior
Living
40%

Geographic Diversification
The following chart sets forth certain geographic concentration information regarding the combined company property portfolio expressed as a percentage of gross asset value as of March 31, 2023.
Tenants
The following table shows the tenants representing 1% or more of total annualized rental income of the combined company based on tenants of OPI and DHC as of March 31, 2023.
Tenants Representing 1% or More of Total Annualized Rental Income — MOB, Life Science, Office and Triple Net Portfolio Segments (Dollars in Millions)
Rank	Tenant	Annualized Rental Income	% of Annualized Rental Income
1	U.S. Government	$106.5	13.2%
2	Alphabet Inc. (Google)	22.1	2.7%
3	Shook, Hardy & Bacon L.L.P.	19.2	2.4%
4	IG Investments Holdings LLC	17.3	2.1%
5	Advocate Aurora Health	16.9	2.1%
6	State of California	16.0	2.0%
7	Bank of America Corporation	15.9	2.0%
8	Life Time Athletic	12.3	1.5%
9	Commonwealth of Massachusetts	12.3	1.5%
10	Tyson Foods, Inc.	12.0	1.5%
11	CareFirst Inc.	11.6	1.4%
12	Northrop Grumman Corporation	10.8	1.3%
13	Sonesta International Hotels Corporation	10.7	1.3%
14	Brookdale Senior Living, Inc.	9.6	1.2%
15	CommScope Holding Company Inc.	9.5	1.2%
16	Sonoma Biotherapeutics, Inc.	7.9	1.0%
		$310.6	38.4%

MOB, Life Science and Office Portfolio
Industry Diversification
The following chart sets forth certain information regarding the combined company’s MOB, life science and office property portfolios classified according to the business of the respective tenants expressed as a percentage of annualized rental income as of March 31, 2023.
Rental Income Diversification
The following chart sets forth certain credit information regarding the combined company’s MOB, life science and office property portfolios expressed as a percentage of annualized rental income as of March 31, 2023.

Rental Income Diversification
The following chart sets forth certain income concentration information regarding the combined company’s MOB, life science and office property portfolios expressed as a percentage of annualized rental income as of March 31, 2023.
Lease Expirations
The following chart sets forth certain lease term expiration information regarding the combined company’s MOB, life science and office property portfolios as of March 31, 2023.
Note:   Based on Annualized Rental Income
SHOP
The following charts set forth an overview of the combined company’s SHOP segment as of March 31, 2023.

Triple Net Portfolio
The following chart sets forth certain lease term expiration information regarding the combined company’s triple net senior living communities and wellness center property portfolios as of March 31, 2023.
Note:   Based on Annualized Rental Income

DESCRIPTION OF OPI COMMON SHARES
The following is a summary of the material terms of OPI Common Shares. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read OPI’s declaration of trust and bylaws, copies of which have been filed with the SEC, each of which are incorporated by reference into the Registration Statement, of which this joint proxy statement/prospective forms a part. This summary is qualified in its entirety by those documents. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information.”
Shares Authorized
OPI’s declaration of trust authorizes OPI to issue up to an aggregate of 200 million shares of beneficial interest, all of which are currently designated as common shares of beneficial interest, par value $.01 per share (the “OPI Common Shares”). As of June 16, 2023, the OPI Record Date, there were 48,587,650 OPI Common Shares issued and outstanding. As of the date of this joint proxy statement/prospectus, no other class or series of shares of beneficial interest has been established by OPI.
OPI Common Shares
Subject to the preferential rights of any other class or series of shares which may be issued, and to the transfer and ownership restrictions described below, holders of OPI Common Shares are entitled:
•
to receive distributions on OPI Common Shares if, as and when authorized by the OPI board of trustees and declared by OPI out of assets legally available for distribution (as determined by the OPI board of trustees); and

•
to share ratably in OPI’s assets legally available for distribution to OPI shareholders (as determined by the OPI board of trustees) in the event of OPI’s liquidation, dissolution or winding up after payment of or adequate provision for all of OPI’s known debts and liabilities.

Subject to the provisions of OPI’s declaration of trust regarding the restriction on the transfer of shares of beneficial interest, each OPI Common Share outstanding entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. OPI shareholders do not have cumulative voting rights in the election of trustees.
Subject to the provisions of OPI’s declaration of trust regarding classified or reclassified shares, OPI shareholders have no preference, conversion, exchange, sinking fund, redemption rights, appraisal rights, or preemptive rights to subscribe for any of OPI’s securities.
Power to Reclassify OPI Common Shares, Increase Authorized Shares and Issue Additional Shares
OPI’s declaration of trust contains a provision permitting the OPI board of trustees, without any action by OPI’s shareholders, to amend OPI’s declaration of trust to increase or decrease the total number of shares of beneficial interest or the number of shares of any class or series that OPI has authority to issue. OPI’s declaration of trust further authorizes the OPI board of trustees to reclassify any unissued shares of any class or series from time to time by setting the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption of that class or series or any new class or series of shares created by the OPI board of trustees. OPI believes that giving these powers to the OPI board of trustees will provide OPI with increased flexibility in structuring possible future financings and acquisitions and in meeting other business needs which might arise. Although the OPI board of trustees has no intention at the present time of doing so, it could authorize OPI to issue a class or series or shares of beneficial interest that could, depending upon the terms of the class or series, delay or prevent a change in control.
Restrictions on Transfer and Ownership of Shares
OPI’s declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the IRC, or beneficially own under Rule 13d-3 under the Exchange Act, more than 9.8% in value or number, whichever is more restrictive, of shares of any class or series of OPI’s outstanding shares of beneficial interest, including OPI Common Shares. OPI’s declaration of trust further prohibits (a) any person from beneficially or constructively owning OPI’s shares if that ownership would result in OPI being “closely held” under Section 856(h) of the IRC or otherwise cause OPI to fail to qualify for taxation as a REIT and (b) any person from transferring OPI’s shares if the transfer would result in OPI’s shares being beneficially owned by fewer than 100 persons.
The OPI board of trustees, in its sole discretion, may exempt a person, prospectively or retroactively, from the share ownership limitation if, in its discretion, it determines: (1) the ownership of shares by such person would not result in OPI’s being “closely held” under Section 856(h) of the IRC or otherwise failing to qualify for taxation as a REIT under the IRC; (2) such person does not and will not own, actually or constructively, an interest in one of OPI’s tenants (or a tenant of any entity which OPI owns or controls) that would cause OPI to own, actually or constructively, more than a 9.8% interest in the tenant; (3) the ownership of shares in excess of the ownership limit pursuant to the exception requested would not cause a default under the terms of any contract to which OPI or any of OPI’s subsidiaries are party or reasonably expect to become a party; and (4) the ownership of shares in excess of the ownership limit is in OPI’s best interest. In connection with any requested exemption, the OPI board of trustees may require such rulings from the IRS or opinions of counsel as it deems advisable in order to determine or ensure OPI’s qualification for taxation as a REIT under the IRC and such representations, undertakings and agreements it deems necessary or advisable in order for it to make the foregoing determinations.
In determining whether to grant an exemption, the OPI board of trustees may consider, among other factors, the following:
•
the general reputation and moral character of the person requesting the exemption;

•
whether the person’s ownership of shares would be direct or through ownership attribution;

•
whether the person’s ownership of shares would interfere with the conduct of OPI’s business, including, without limitation, OPI’s ability to acquire additional properties;

•
whether granting an exemption would adversely affect any of OPI’s existing contractual arrangements or business policies;

•
whether the person requesting an exemption has been approved as an owner by all regulatory or other governmental authorities that have jurisdiction over OPI; and

•
whether the person requesting an exemption is attempting a change in control of OPI or to affect OPI’s policies in a way in which the OPI board of trustees, in its discretion, considers adverse to OPI’s or OPI’s shareholders’ best interests.

Any attempted transfer of OPI’s shares which, if effective, would result in OPI’s shares being owned by fewer than 100 persons shall be void ab initio, and the intended transferee shall acquire no rights in such shares.
If a person attempts a transfer of OPI’s shares in violation of the other ownership limitations described above, then the OPI board of trustees is authorized and empowered to deem that number of shares which would cause the violation (a) to be automatically transferred to a charitable trust for the exclusive benefit of one or more charitable beneficiaries designated by OPI or (b) to the fullest extent provided by law, to be void ab initio. A transfer to the charitable trust will be deemed to be effective as of the close of business on the business day prior to the date of the OPI board of trustees’ determination to have such transfer occur or at such other time determined by the OPI board of trustees. The prohibited owner will generally not acquire any rights in these excess shares, will not benefit economically from ownership of any excess shares (except to the extent provided below upon sale of the shares), will have no rights to distributions, will not possess any rights to vote and, to the extent permitted by law, will have no claim, cause of action or other recourse against the purported transferor of such shares. Subject to Maryland law, the trustee of the charitable trust will have the authority to rescind as void any vote cast by the prohibited owner prior to OPI’s discovery that the shares have been transferred to the charitable trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if OPI has already taken irreversible action, then the trustee will not have the authority to rescind and recast the vote. Any distribution paid prior to OPI’s discovery that shares have been transferred to the charitable trust will be paid by the recipient to the trustee of the charitable trust. Any distribution authorized but unpaid will be paid when due to the trustee of the charitable trust. Any distribution paid to the trustee of the charitable trust will be held in trust for the beneficiary of the charitable trust.
Unless otherwise directed by the OPI board of trustees, within 20 days of receiving notice from OPI that OPI’s shares have been transferred to a charitable trust, or as soon thereafter as practicable, the trustee of the charitable trust will sell such shares (together with the right to receive distributions with respect to such shares) to a person designated by the trustee of the charitable trust whose ownership of the shares will not violate the ownership limitations set forth in OPI’s declaration of trust. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee of the charitable trust will distribute the net proceeds of the sale to the prohibited owner and to the beneficiary of the charitable trust as follows:
•
the prohibited owner will receive the lesser of:

•
the net price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust, for example, in the case of a gift, devise or other similar transaction, the market price (as defined in OPI’s declaration of trust) of the shares on the day of the event causing the shares to be transferred to the charitable trust, less OPI’s and the charitable trustee’s costs, expenses and compensation described below; and

•
the net sales proceeds received by the trustee from the sale or other disposition of the shares held in the charitable trust; and

•
any net sales proceeds in excess of the amount payable to the prohibited owner shall be paid to the charitable beneficiary, less the costs, expenses and compensation of the charitable trust and trustee.

If a prohibited owner sells shares that are deemed to have been transferred to the charitable trust, then:
•
those shares will be deemed to have been sold on behalf of the charitable trust; and

•
to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by the trustee of the charitable trust, the prohibited owner must promptly pay the excess to the trustee of the charitable trust upon demand.

Also, OPI Common Shares held in the charitable trust will be deemed to have been offered for sale to OPI, or OPI’s designee, at a price per share equal to the lesser of:
•
the price per share in the transaction that resulted in the transfer to the charitable trust or, in the case of a devise, gift or other similar transaction, the market price per share on the day of the event causing that transfer; and

•
the market price on the date OPI or OPI’s designee accepts the offer.

In either of the above cases, the price per share will be less OPI’s and the charitable trustee’s costs, expenses and compensation described below.
OPI will have the right to accept the offer until the trustee has sold OPI Common Shares held in the charitable trust. The net proceeds of the sale to OPI will be distributed to the prohibited owner in the amount determined pursuant to the above provisions.
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of any shares that will or may violate the foregoing share ownership limitations, or any person who would have owned shares that resulted in a transfer to a charitable trust, is required to immediately give written notice to OPI of such event, or in the case of such a proposed or attempted transaction, give at least 15 days’ prior written notice, and to provide to OPI such other information as OPI may request.
Every owner of 5% or more (or such lower percentage as required by the IRC or the regulations thereunder) of any class or series of OPI’s shares is required to give written notice to OPI within 30 days after the end of each taxable year, and also within three business days after OPI so requests, stating the name and address of the owner, the number of shares of each class and series of OPI’s shares which the owner beneficially owns and a description of the manner in which those shares are held. Any such owner who holds OPI’s shares as nominee for another person who is required to include distributions on OPI’s shares in his or her gross income (the actual owner) is required to give written notice to OPI stating the name and address of the actual owner and the number of each class and series of OPI’s shares of the actual owner with respect to whom the holder of OPI’s shares is nominee. Each shareholder is required to provide OPI with such information as it may request, in good faith, in order to determine OPI’s qualification for taxation as a REIT under the IRC, to determine OPI’s compliance with other applicable laws or requirements of any governmental authority and compliance with such share ownership limitations.
OPI’s declaration of trust provides that the trustee of the charitable trust is entitled to reasonable compensation for its services, as determined by agreement between the OPI board of trustees and the trustee of the charitable trust, and is entitled to be indemnified for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under OPI’s declaration of trust. Any such compensation, costs and expenses may be funded from the charitable trust or by OPI and, if funded by OPI, OPI is entitled to reimbursement on a first priority basis from the charitable trust for any such amounts funded by OPI.
OPI is also entitled, without limiting a shareholder’s other obligations under OPI’s declaration of trust and bylaws, to collect from the charitable trust OPI’s costs and expenses incurred in the process of enforcing the ownership limitations contained in OPI’s declaration of trust.
The restrictions in OPI’s declaration of trust described above will not preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated interdealer quotation system. OPI’s declaration of trust provides, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in this kind of transaction will be subject to all of the provisions and limitations described above.
All certificates evidencing OPI’s shares and any share statements for OPI’s uncertificated shares may bear legends referring to the foregoing restrictions, or, instead of a legend, the certificate may state that OPI will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.
The restrictions on transfer and ownership in OPI’s declaration of trust are intended to assist with OPI’s compliance with the requirements for qualification and taxation as a REIT under the IRC and otherwise to promote OPI’s orderly governance. These restrictions do not apply to RMR or its affiliates.
Transfer Agent and Registrar
The transfer agent and registrar for OPI Common Shares is Equiniti Trust Company.
Listing
OPI Common Shares are listed on Nasdaq under the symbol “OPI.” OPI expects to change its ticker symbol to “DPT” following the Merger. Approval by Nasdaq of the listing on Nasdaq of the OPI Common Shares to be issued in the Merger, subject to official notice of issuance, is a condition precedent to OPI’s and DHC’s obligations to consummate the Merger. OPI has agreed to use its reasonable best efforts to take all steps as may be reasonably necessary to cause the OPI Common Shares to be issued in the Merger to be listed for trading on Nasdaq prior to the Closing Date, subject to official notice of issuance.

ANTI-TAKEOVER PROVISIONS IN THE OPI DECLARATION OF TRUST AND BYLAWS AND UNDER MARYLAND LAW
Business Combinations
The Maryland General Corporation Law (the “MGCL”) contains a provision which regulates business combinations with interested shareholders. This provision applies to REITs formed under Maryland law like OPI. Under the MGCL, business combinations such as mergers, consolidations, share exchanges, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities between a REIT formed under Maryland law and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Under the MGCL the following persons are deemed to be interested shareholders:
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any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the trust’s outstanding voting shares; or

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an affiliate or associate of the trust who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting shares of the trust.

After the five year prohibition period has ended, a business combination between a trust and an interested shareholder generally must be recommended by the board of trustees of the trust and must receive the following shareholder approvals:
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the affirmative vote of at least 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

•
the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of voting shares other than shares held by the interested shareholder with whom or with whose affiliate or associate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

The shareholder approvals discussed above are not required if the trust’s shareholders receive the minimum price set forth in the MGCL for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.
The foregoing provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by OPI’s board of trustees prior to the time that the interested shareholder becomes an interested shareholder. A person is not an interested shareholder under the statute if the board of trustees approves in advance the transaction by which that shareholder otherwise would have become an interested shareholder. The board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by the board of trustees. OPI’s board of trustees has adopted a resolution that any business combination between OPI and any other person is exempted from the provisions of the MGCL described in the preceding paragraphs, provided that the business combination is first approved by OPI’s board of trustees, including the approval of a majority of the members of OPI’s board of trustees who are not affiliates or associates of the interested shareholder. This resolution, however, may be altered or repealed in whole or in part at any time.
Control Share Acquisitions
The MGCL contains a provision which regulates control share acquisitions. This provision applies to REITs formed under Maryland law like OPI. The MGCL provides that control shares of a REIT formed under Maryland law acquired in a control share acquisition have no voting rights except to the extent that the acquisition is approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by trustees who are employees of the trust. Control shares are voting shares, which, if aggregated with all other shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

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one-tenth or more but less than one-third;

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one-third or more but less than a majority; or

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a majority or more of all voting power.

An acquiror must obtain the necessary shareholder approval each time it acquires control shares in an amount sufficient to cross one of the thresholds noted above.
Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. The MGCL provides for certain exceptions from the definition of control share acquisition.
A person who has made or proposes to make a control share acquisition, upon satisfaction of the conditions set forth in the statute, including an undertaking to pay the expenses of the meeting, may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the matter at any shareholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute of the MGCL does not apply to the following:
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shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction; or

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acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.

The OPI Bylaws contain a provision exempting any and all acquisitions by any person of OPI Common Shares from the control share acquisition statute. This provision may be amended or eliminated at any time in the future.
Anti-Takeover Effect of Maryland Law and of OPI’s Declaration of Trust and Bylaws
The following provisions in OPI’s declaration of trust and the OPI Bylaws and in Maryland law could delay or prevent a change in OPI’s control:
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the prohibition in OPI’s declaration of trust of any shareholder other than excepted holders, including RMR and its affiliates, from owning more than 9.8% in value or in number, whichever is more restrictive, of any class or series of OPI’s outstanding shares, including OPI Common Shares;

•
shareholder voting rights which generally require larger majorities for approval of actions which are not approved by OPI’s trustees than for actions which are approved by OPI’s trustees;

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the authority of OPI’s board of trustees, and not OPI’s shareholders, to adopt, amend or repeal the OPI Bylaws and to fill vacancies on OPI’s board of trustees;

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the fact that only OPI’s board of trustees, or if there are no trustees, OPI’s officers, may call shareholder meetings and that shareholders are not entitled to act without a meeting;

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required qualifications for an individual to serve as a trustee and a requirement that certain of OPI’s trustees be “managing trustees” and other trustees be “independent trustees”;

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limitations on the ability of, and various requirements that must be satisfied in order for, OPI’s shareholders to propose nominees for election to OPI’s board of trustees and propose other business to be considered at a meeting of OPI’s shareholders;

•
the requirement that an individual trustee may be removed by OPI’s shareholders, with cause, by the affirmative vote of holders of not less than 75% of OPI Common Shares entitled to vote in the election such trustee or, with or without cause, by the affirmative vote of not less than 75% of the remaining trustees;

•
the authority of OPI’s board of trustees to adopt certain amendments to OPI’s declaration of trust without shareholder approval, including the authority to increase or decrease the number of authorized shares, to create new classes or series of shares (including a class or series of shares that could delay or prevent a transaction or a change in OPI’s control that might involve a premium for OPI’s shares or otherwise be in the best interests of OPI’s shareholders), to increase or decrease the number of shares of any class or series, and to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of OPI shares or any new class or series of shares created by OPI’s board of trustees;

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the requirement that amendments to OPI’s declaration of trust may be made by OPI’s shareholders only if first approved by 60% of OPI’s trustees (including 60% of OPI’s independent trustees);

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the business combination provisions of the MGCL, if the applicable resolution of OPI’s board of trustees is rescinded or if OPI’s board’s approval of a combination is not obtained;

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the requirement that an OPI shareholder must have continuously owned shares of beneficial interest of OPI entitled to vote in the election of trustees or on a proposal of other business for at least three years as of the date that notice was given, with the aggregate shares owned by such shareholder representing at least 1% of the trust’s shares of beneficial interest, to nominate individuals for election to OPI’s board of trustees or propose other business to be considered by OPI shareholders at an annual meeting; and

•
the control share acquisition provisions of the MGCL, if the provision in the OPI Bylaws exempting acquisitions of OPI’s shares from such provisions is amended or eliminated.

In addition, the OPI Credit Agreement contains a change of control provision and OPI’s business and property management agreements with RMR contain provisions that allow for termination for convenience and termination for a performance reason but require the payment of a termination fee, as further described in “Management Agreements.”
For all of these reasons, among others, OPI’s shareholders may be unable to realize a change of control premium for any of OPI’s shares they own or otherwise effect a change of OPI’s policies.

THE OPI SPECIAL MEETING
This joint proxy statement/prospectus is being provided to OPI shareholders in connection with the solicitation of proxies by the OPI board of trustees for use at the OPI special meeting and at any adjournments or postponements thereof.
Date, Time and Place
The OPI special meeting will be held in a virtual format. If you are a shareholder as of the OPI Record Date who holds shares directly, you may participate in the OPI special meeting via internet webcast by visiting the following website and following the registration and participation instructions contained therein: http://www.virtualshareholdermeeting.com/OPI2023SM. Please have the control number located on your proxy card or voting information form available. If you are a shareholder as of the close of business on the OPI Record Date who holds shares indirectly through a brokerage firm, bank or other nominee, you must register in advance to attend the OPI special meeting. You will need to present evidence of your beneficial ownership of shares. You will not be able to vote your shares at the OPI special meeting without a legal proxy. Beneficial owners should complete the registration process at least three days in advance of the OPI special meeting to ensure that all documentation and verifications are in order. Attendance at the OPI special meeting via the virtual live webcast will count as attendance in person.
Purpose of the OPI Special Meeting
At the OPI special meeting, OPI shareholders will be asked to consider and vote upon the following matters:
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OPI Merger Proposal: a proposal to approve the merger of DHC with and into OPI (the “Merger”), with OPI as the surviving entity in the Merger, pursuant to the terms and subject to the conditions of the agreement and plan of merger, dated as of April 11, 2023, as it may be amended from time to time (the “Merger Agreement”), by and among OPI and DHC (the “OPI Merger Proposal”);

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OPI Share Issuance Proposal: a proposal to authorize the issuance of OPI Common Shares to DHC shareholders, pursuant to the terms and subject to the conditions of the Merger Agreement (the “OPI Share Issuance Proposal”); and

•
OPI Adjournment Proposal: a proposal to approve the adjournment of the OPI special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the OPI Merger Proposal and/or the OPI Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve such proposals (the “OPI Adjournment Proposal”).

The approval by OPI shareholders of each of the OPI Merger Proposal and the OPI Share Issuance Proposal is a condition to the completion of the Merger. If either the OPI Merger Proposal or the OPI Share Issuance Proposal is not approved, the Merger will not occur.
Recommendations of the OPI Board of Trustees
At a meeting of the OPI special committee consisting of independent and disinterested trustees held on April 10, 2023, the OPI special committee unanimously (i) determined that the Merger Agreement, the Merger, the OPI Share Issuance and the other Transactions were fair and reasonable and advisable to, and in the best interests of, OPI, and (ii) recommended that the OPI board of Trustees adopt and approve the Merger Agreement, the Merger, the OPI Share Issuance and the other Transactions. At a meeting of the OPI board of trustees held on April 10, 2023, following the meeting of the OPI special committee, the independent trustees of OPI and the members of the OPI board of trustees, separately, unanimously (i) determined and declared that the Merger Agreement, the Merger, the OPI Share Issuance and the other Transactions were fair and reasonable and advisable to, and in the best interests of, OPI, (ii) adopted and approved the Merger Agreement, the Merger, the OPI Share Issuance and the other Transactions, (iii) directed that the Merger, the OPI Share Issuance, and the OPI Adjournment Proposal be submitted for consideration at the OPI special meeting and (iv) recommended that the holders of the OPI Common Shares entitled to vote thereon vote in favor of approval of the Merger and the OPI Share Issuance.

To review the reasons of the OPI board of trustees for the Merger in greater detail, see the section of this joint proxy statement/prospectus entitled “The Merger — Recommendation of the OPI Board of Trustees and Its Reasons for the Merger and the Other Transactions.”
The OPI board of trustees recommends that OPI shareholders vote “FOR” the OPI Merger Proposal and “FOR” the OPI Share Issuance Proposal, which approvals are necessary to consummate the Merger, and “FOR” the OPI Adjournment Proposal.
Members of the OPI special committee and the OPI board of trustees, as well as OPI’s manager, RMR, may have interests in the Merger and the other Transactions that are different from, or in addition to, the interests of OPI shareholders generally, which may create a potential divergence of interest or the appearance thereof. For more information on these interests, see the section of this joint proxy statement/prospectus entitled “The Merger — Interests of OPI and DHC Trustees, Executive Officers and Manager in the Merger and the Other Transactions.”
For the factors considered by the OPI special committee and the OPI board of trustees in reaching its respective decision to approve the Merger Agreement and make the foregoing recommendations, see the section of this joint proxy statement/prospectus entitled “The Merger — Recommendation of the OPI Board of Trustees and Its Reasons for the Merger and the Other Transactions.”
OPI Record Date; Shares Entitled to Vote
The OPI board of trustees has fixed the close of business on June 16, 2023 as the OPI Record Date. Only holders of record of OPI Common Shares at the close of business on the OPI Record Date are entitled to receive notice of, and to vote at, the OPI special meeting. As of the OPI Record Date, there were 48,587,650 OPI Common Shares issued and outstanding and entitled to vote at the OPI special meeting, held by approximately 1,869 holders of record.
Each OPI Common Share is entitled to one vote on each of the OPI Merger Proposal, the OPI Share Issuance Proposal and the OPI Adjournment Proposal.
As of the OPI Record Date, approximately 2.00% of the OPI Common Shares outstanding were beneficially owned by OPI’s trustees and executive officers and their affiliates. OPI currently expects that OPI’s trustees and executive officers will vote their shares in favor of all of the proposals set forth above, although none has entered into any agreements obligating them to do so.
Required Vote
Approval of the OPI Merger Proposal requires the affirmative vote of at least a majority of all the votes entitled to be cast by holders of outstanding OPI Common Shares entitled to vote at the OPI special meeting on such proposal.
Approval of each of the OPI Share Issuance Proposal and the OPI Adjournment Proposal requires the affirmative vote of at least a majority of all the votes cast by holders of outstanding OPI Common Shares entitled to vote at the OPI special meeting on such proposals, assuming a quorum is present.
The approval of both the OPI Merger Proposal and the OPI Share Issuance Proposal is a condition to the consummation of the Merger.
Quorum; Abstentions and Broker Non-Votes
At the OPI special meeting, shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting must be present or represented by proxy to constitute a quorum. If you are an OPI shareholder and fail to vote, it will have the same effect as a vote against the OPI Merger Proposal, but, assuming a quorum is present, it will have no effect on the OPI Share Issuance Proposal or the OPI Adjournment Proposal. If you are an OPI shareholder and abstain from voting, your shares will be counted for purposes of determining a quorum and, assuming a quorum is present, it will have the same effect as a vote against the OPI Merger Proposal, but it will have no effect on the OPI Share Issuance Proposal or the OPI Adjournment Proposal.

Under Nasdaq rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to “discretionary” but not with respect “non-discretionary” matters. All of the proposals currently expected to be voted on at the OPI special meeting are “non-discretionary” matters, so no broker non-votes are expected.
Pursuant to the OPI Bylaws, the chairperson of the OPI special meeting may adjourn the OPI special meeting to a later date or dates, for any reason deemed necessary by the chairperson, without OPI shareholder approval.
Your vote is important. If you were a holder of record of OPI Common Shares as of the OPI Record Date, please complete, sign, date and return your proxy card as promptly as possible or authorize a proxy to vote your shares by telephone or on the Internet. If you properly submit your proxy card but do not indicate how your OPI Common Shares should be voted on a proposal, the OPI Common Shares represented by your properly completed proxy will be voted as the OPI board of trustees unanimously recommends and, therefore, “FOR” the OPI Merger Proposal, “FOR” the OPI Share Issuance Proposal and “FOR” the OPI Adjournment Proposal.
If you hold OPI Common Shares in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at the OPI special meeting. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other nominee, your OPI Common Shares will NOT be voted on the OPI Merger Proposal, the OPI Share Issuance Proposal or the OPI Adjournment Proposal.
Shares Held in Street Name
If you hold OPI Common Shares in an account of a broker, bank or other nominee and you wish to vote such OPI Common Shares, you must return their voting instructions to the broker, bank or other nominee using the voting instruction form included with this joint proxy statement/prospectus.
If you hold OPI Common Shares in an account of a broker, bank or other nominee and wish to attend the OPI special meeting, you should bring a legal proxy from your broker, bank or other nominee identifying you as the beneficial owner of such OPI Common Shares and authorizing you to vote.
OPI Common Shares held by broker, bank or other nominee will NOT be counted for quorum purposes or voted unless such shareholders instruct such broker, bank or other nominee how to vote.
Voting at the OPI Special Meeting for Shareholders of Record
OPI shareholders may vote for or against the proposals submitted at the OPI special meeting or by proxy. A proxy card is enclosed. Please sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope.
You may also vote your shares by telephone or through the Internet, or by attending the special meeting and voting by ballot.
Information and applicable deadlines for voting proxies by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the OPI Common Shares represented by it will be voted at the OPI special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.
If a proxy is signed and returned without an indication as to how the OPI Common Shares represented by the proxy are to be voted with regard to a particular proposal, the OPI Common Shares represented by the proxy will be voted in favor of each such proposal.
As of the date of this joint proxy statement/prospectus, OPI’s management has no knowledge of any business that will be presented for consideration at the OPI special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Shareholders of OPI. In accordance with the OPI Bylaws and the Maryland

REIT Law, business transacted at the OPI special meeting will be limited to those matters set forth in such notice or otherwise properly brought before the meeting of shareholders by or at the direction of the OPI board of trustees. Nonetheless, if any other matter is properly presented at the OPI special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matter.
Your vote is important. Please sign and return the enclosed proxy card whether or not you plan to attend the OPI special meeting.
Revocability of Proxies or Voting Instructions
If you are a holder of record of OPI Common Shares on the OPI Record Date, you can change your vote at any time before your proxy is voted at the OPI special meeting. You can do this in one of three ways:
•
you can send a signed notice of revocation;

•
you can grant a new, valid proxy bearing a later date; or

•
you can virtually attend the OPI special meeting and vote at the meeting, which will automatically cancel any proxy previously given, or you may revoke your proxy at the meeting, but your attendance alone will not revoke any proxy that you have previously given.

Attending the OPI special meeting without voting will not, by itself, revoke your proxy. If your OPI Common Shares are held by a bank, broker or nominee, you should follow the instructions provided by the bank, broker or nominee.
If you are a record holder and choose either of the first two methods, you must submit your notice of revocation or your new proxy to the secretary of OPI at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, no later than the beginning of the OPI special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording another vote using the telephone or Internet, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote, in each case by the deadline provided on the proxy card.
If your OPI Common Shares are held by a broker, bank or other nominee, you must follow the instructions provided by the broker, bank or other nominee on how to change your instructions or change your vote.
Tabulation of the Vote
OPI will appoint an Inspector of Elections for the OPI special meeting to tabulate affirmative and negative votes and abstentions.
Solicitation of Proxies
OPI will pay the cost of soliciting proxies. OPI has engaged MacKenzie Partners, Inc. (“MacKenzie”) to assist it in the solicitation of proxies, for which OPI anticipates that it will pay MacKenzie an estimated fee of $20,000, plus reimbursement of expenses. OPI has agreed to indemnify MacKenzie against certain liabilities arising out of its agreement with MacKenzie. Proxies may also be solicited, without additional compensation, by OPI’s and DHC’s trustees and executive officers, and by RMR, its officers and employees and by RMR Inc.’s and its other subsidiaries’ directors, officers and employees by mail, telephone or other electronic means or in person.
OPI will request brokers, banks or other nominees to forward proxy materials to the beneficial owners of OPI Common Shares and to obtain their voting instructions. In accordance with the regulations of the SEC and Nasdaq, OPI will reimburse those firms for their expenses incurred in forwarding proxy materials to beneficial owners of OPI Common Shares.

OPI PROPOSALS
OPI Proposal 1: The OPI Merger Proposal
The OPI shareholders are being asked to consider and vote on a proposal to approve the Merger, pursuant to the terms and subject to the conditions of the Merger Agreement. For a summary and detailed information regarding this proposal, see the information about the Merger and the Merger Agreement throughout this joint proxy statement/prospectus, including the information set forth in the sections entitled “The Merger” and “The Merger Agreement.” A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.
Pursuant to the Merger Agreement, approval of this proposal is a condition to the completion of the Merger. If the proposal is not approved, the Merger will not be completed.
Required Vote
Approval of the OPI Merger Proposal requires the affirmative vote of at least a majority of all the votes entitled to be cast by holders of outstanding OPI Common Shares entitled to vote at the OPI special meeting on such proposal. For purposes of this vote, an abstention, broker non-vote, if any, or failure to vote will have the same effect as a vote “AGAINST” the OPI Merger Proposal.
The OPI board of trustees unanimously recommends that OPI shareholders vote “FOR” the approval of the OPI Merger Proposal.

OPI Proposal 2: The OPI Share Issuance Proposal
If the Merger is consummated pursuant to the Merger Agreement, DHC shareholders will receive 0.147 OPI Common Shares for each DHC Common Share they own.
Under the rules of Nasdaq, on which the OPI Common Shares are listed, OPI is required to obtain shareholder approval prior to the OPI Share Issuance if the number of OPI Common Shares to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of OPI Common Shares issued and outstanding immediately prior to the OPI Share Issuance. OPI expects that the aggregate number of OPI Common Shares that OPI will issue in the Merger if the Merger is consummated will exceed 20% of the OPI Common Shares issued and outstanding before such issuance, and therefore, OPI must obtain the approval of OPI shareholders for the OPI Share Issuance.
Pursuant to the Merger Agreement, approval of this proposal is a condition to the completion of the Merger. If the proposal is not approved, the Merger will not be completed. In the event the OPI Share Issuance is approved by OPI shareholders, but the Merger Agreement is terminated (without the Merger being completed) prior to the OPI Share Issuance, OPI will not issue OPI Common Shares to DHC shareholders in the Merger.
Required Vote
Approval of the OPI Share Issuance Proposal requires the affirmative vote of at least a majority of all the votes cast by holders of outstanding OPI Common Shares entitled to vote at the OPI special meeting on such proposal, assuming a quorum is present. For purposes of this vote, assuming a quorum is present, an abstention, broker non-vote, if any, or failure to vote will have no effect on the OPI Share Issuance Proposal.
The OPI board of trustees unanimously recommends that OPI shareholders vote “FOR” the approval of the OPI Share Issuance Proposal.

OPI Proposal 3: The OPI Adjournment Proposal
The OPI special meeting may be adjourned one or more times to another date, dates or place, if necessary or appropriate, including to solicit additional proxies in favor of the OPI Merger Proposal and/or the OPI Share Issuance Proposal. If, at the OPI special meeting, the number of OPI Common Shares present or represented and voting in favor of the OPI Merger Proposal or the OPI Share Issuance Proposal is insufficient to approve such proposal, as applicable, OPI intends to move to adjourn the OPI special meeting to a later date or dates in order to enable the OPI board of trustees to solicit additional proxies. In addition, pursuant to the OPI Bylaws, the chairperson of the OPI special meeting may adjourn the OPI special meeting to a later date or dates, for any reason deemed necessary by the chairperson, without OPI shareholder approval.
OPI is asking OPI shareholders to approve the adjournment of the OPI special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the OPI Merger Proposal and/or the OPI Share Issuance Proposal. OPI currently does not intend to propose adjournment at the OPI special meeting if there are sufficient votes to approve the OPI Merger Proposal and the OPI Share Issuance Proposal.
Required Vote
Approval of the OPI Adjournment Proposal requires the affirmative vote of at least a majority of all the votes cast by holders of outstanding OPI Common Shares entitled to vote at the OPI special meeting on such proposal, assuming a quorum is present. For purposes of this vote, assuming a quorum is present, an abstention, broker non-vote, if any, or failure to vote will have no effect on the OPI Adjournment Proposal.
The OPI board of trustees unanimously recommends that OPI shareholders vote “FOR” the OPI Adjournment Proposal.

THE DHC SPECIAL MEETING
Date, Time and Place
The DHC special meeting will be held in a virtual format. No in person meeting will be held. If you are a shareholder as of the close of business on the DHC Record Date who holds shares directly, you may participate in the DHC special meeting via internet webcast by visiting the following website and following the registration and participation instructions contained therein: http://www.virtualshareholdermeeting.com/DHC2023SM. Please have the control number located on your WHITE proxy card or voting information form available. If you are a shareholder as of the close of business on the DHC Record Date who holds shares indirectly through a brokerage firm, bank or other nominee, you must register in advance to attend the DHC special meeting. You will need to present evidence of your beneficial ownership of shares. You will not be able to vote your shares at the DHC special meeting without a legal proxy. Beneficial owners should complete the registration process at least three days in advance of the DHC special meeting to ensure that all documentation and verifications are in order. Attendance at the DHC special meeting via the virtual live webcast will count as attendance in person.
Purpose of the DHC Special Meeting
At the DHC special meeting, DHC shareholders will be asked to consider and vote upon the following matters:
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DHC Merger Proposal: a proposal to approve the merger (the “Merger”), of DHC with and into OPI, a Maryland real estate investment trust, with OPI as the surviving entity in the merger, pursuant to the terms and subject to the conditions of the agreement and plan of merger, dated as of April 11, 2023, as it may be amended from time to time (the “Merger Agreement”), by and among OPI and DHC (the “DHC Merger Proposal”); and

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DHC Adjournment Proposal: a proposal to approve the adjournment of the DHC special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the DHC Merger Proposal if there are insufficient votes at the time of such adjournment to approve such proposal (the “DHC Adjournment Proposal”).

The approval by DHC shareholders of the DHC Merger Proposal is a condition to the completion of the Merger. If the DHC Merger Proposal is not approved, the Merger and the other Transactions will not occur.
Recommendations of the DHC Board of Trustees
At a meeting of the DHC special committee consisting of independent and disinterested trustees held on April 10, 2023, the DHC special committee unanimously (i) determined that the Merger, the Merger Agreement and the other Transactions to which DHC is a party were fair and reasonable and advisable to, and in the best interests of, DHC, and (ii) recommended that the DHC board of trustees adopt and approve the Merger, the Merger Agreement and the other Transactions to which DHC is a party. At a meeting of the DHC board of trustees held on April 10, 2023, following the meeting of the DHC special committee, the independent trustees of DHC and the members of the DHC board of trustees, separately, unanimously (i) determined and declared that the Merger, the Merger Agreement and the other Transactions to which DHC is a party were fair and reasonable and advisable to, and in the best interests of, DHC, (ii) adopted and approved the Merger, the Merger Agreement and the other Transactions to which DHC is a party, (iii) directed that the Merger be submitted for consideration at the DHC special meeting and (iv) recommended that the holders of the DHC Common Shares entitled to vote thereon vote in favor of approval of the Merger.
To review the reasons of the DHC board of trustees for the Merger in greater detail, see the section of this joint proxy statement/prospectus entitled “The Merger — Recommendation of the DHC Board of Trustees and Its Reasons for the Merger and the Other Transactions.”
The DHC board of trustees unanimously recommends that DHC Shareholders vote “FOR” the approval of the DHC Merger Proposal, which approval is necessary to consummate the Merger, and “FOR” the DHC Adjournment Proposal.

Members of the DHC special committee and the DHC board of trustees, as well as DHC’s manager, RMR, may have interests in the Merger and the other Transactions that are different from, or in addition to, the interests of DHC shareholders generally, which may create potential a potential divergence of interest or the appearance thereof. For more information on these interests, see the section of this joint proxy statement/prospectus entitled “The Merger — Interests of OPI and DHC Trustees, Executive Officers and Manager in the Merger and the Other Transactions.”
For the factors considered by the DHC board of trustees in reaching its decision to approve the Merger Agreement and make the foregoing recommendations, see the section of this joint proxy statement/prospectus entitled “The Merger — Recommendation of the DHC Board of Trustees and Its Reasons for the Merger.”
DHC Record Date; Shares Entitled to Vote
The DHC board of trustees has fixed the close of business on June 16, 2023 as the DHC Record Date. Only holders of record of DHC Common Shares at the close of business on the DHC Record Date are entitled to receive notice of, and to vote at, the DHC special meeting. As of the DHC Record Date, there were 239,792,354 DHC Common Shares issued and outstanding and entitled to vote at the DHC special meeting, held by approximately 1,286 holders of record.
Each DHC Common Share is entitled to one vote on each of the DHC Merger Proposal and the DHC Adjournment Proposal.
As of the DHC Record Date, approximately 10.06% of the DHC Common Shares outstanding were beneficially owned by DHC’s trustees and executive officers and their affiliates. DHC currently expects that DHC’s trustees and executive officers will vote their shares in favor of both of the proposals set forth above, although none has entered into any agreements obligating them to do so.
Required Vote
Approval of the DHC Merger Proposal requires the affirmative vote of at least a majority of all the votes entitled to be cast by holders of outstanding DHC Common Shares at the DHC special meeting on such proposal.
Approval of the DHC Adjournment Proposal requires the affirmative vote of at least a majority of all the votes cast by holders of outstanding DHC Common Shares entitled to vote at the DHC special meeting on such proposals, assuming a quorum is present.
The approval of the DHC Merger Proposal is a condition to the consummation of the Merger.
Quorum; Abstentions and Broker Non-Votes
At the DHC special meeting, shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting must be present or represented by proxy to constitute a quorum. If you are a DHC shareholder and fail to vote, it will have the same effect as a vote against the DHC Merger Proposal, but, assuming a quorum is present, it will have no effect on the DHC Adjournment Proposal. If you are a DHC shareholder and abstain from voting, your shares will be counted for purposes of determining a quorum and, assuming a quorum is present, it will have the same effect as a vote against the DHC Merger Proposal, but it will have no effect on the DHC Adjournment Proposal.
Under Nasdaq rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to “discretionary” but not with respect “non-discretionary” matters. All of the proposals currently expected to be voted on at the DHC special meeting are “non-discretionary” matters, so no broker non-votes are expected.
Pursuant to the DHC Bylaws, the DHC board of trustees or the chairperson of the DHC special meeting may adjourn the DHC special meeting to a later date or dates, for any reason deemed necessary by the chairperson, without DHC shareholder approval.

Your vote is important. If you were a holder of record of DHC Common Shares as of the DHC Record Date, please complete, sign, date and return your WHITE proxy card as promptly as possible or authorize a proxy to vote your shares by telephone or on the Internet. If you properly submit your WHITE proxy card but do not indicate how your DHC Common Shares should be voted on a proposal, the DHC Common Shares represented by your properly completed proxy will be voted as the DHC board of trustees unanimously recommends and, therefore, “FOR” the DHC Merger Proposal and “FOR” the DHC Adjournment Proposal.
If you hold DHC Common Shares in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee on the WHITE voting instruction form to ensure that your shares are represented at the DHC special meeting. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other nominee, your DHC Common Shares will NOT be voted on the DHC Merger Proposal or the DHC Adjournment Proposal.
Flat Footed has filed a definitive proxy statement in connection with the DHC special meeting. We recommend that DHC shareholders disregard any proxy card sent to them by or on behalf of any person other than DHC, including the gold proxy card and solicitation materials sent by or on behalf of Flat Footed, which is soliciting proxies in opposition to the DHC board of trustees’ recommendations on the DHC Merger Proposal and the DHC Adjournment Proposal presented in this joint proxy statement/prospectus. If you have submitted such a proxy card (including a gold proxy card), we ask that you subsequently recast your vote as instructed on the WHITE proxy card mailed to you by DHC, which will revoke any earlier dated proxy card that you submitted. Only the last validly executed proxy that you submit will be counted.
Shares Held in Street Name
If you hold DHC Common Shares in an account of a broker, bank or other nominee and you wish to vote such DHC Common Shares, you must return their voting instructions to the broker, bank or other nominee using the WHITE voting instruction form included with this joint proxy statement/prospectus.
If you hold DHC Common Shares in an account of a broker, bank or other nominee and wish to attend the DHC special meeting, you should obtain a legal proxy from your broker, bank or other nominee identifying you as the beneficial owner of such DHC Common Shares and authorizing you to vote.
DHC Common Shares held by broker, bank or other nominee will NOT be counted for quorum purposes or voted unless such shareholders instruct such broker, bank or other nominee how to vote.
Voting at the DHC Special Committee Meeting for Shareholders of Record
DHC shareholders may vote for or against the proposals submitted at the DHC special meeting or by proxy. A WHITE proxy card is enclosed. Please sign the accompanying WHITE proxy card and return it promptly in the enclosed postage-paid envelope.
You may also use the WHITE proxy card to vote your shares by telephone or through the Internet, or by attending the special meeting and voting by ballot.
Information and applicable deadlines for voting proxies by telephone or through the Internet are set forth on the enclosed WHITE proxy card. When the accompanying proxy is returned properly executed, the DHC Common Shares represented by it will be voted at the DHC special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.
If a WHITE proxy card is signed and returned without an indication as to how the DHC Common Shares represented by the proxy are to be voted with regard to a particular proposal, the DHC Common Shares represented by the proxy will be voted in favor of each such proposal.
As of the date of this joint proxy statement/prospectus, DHC’s management has no knowledge of any business that will be presented for consideration at the DHC special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Shareholders of DHC. In accordance with the DHC Bylaws and the Maryland REIT Law, business transacted at the DHC special meeting will be limited to those matters set forth in such notice or otherwise properly brought before the meeting of shareholders by or at the direction of the DHC board of trustees. Nonetheless, if any other matter is properly presented at the DHC special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matter.
Your vote is important. Please sign and return the enclosed WHITE proxy card whether or not you plan to attend the DHC special meeting.
Revocability of Proxies or Voting Instructions
If you are a holder of record of DHC Common Shares on the DHC Record Date, you can change your vote at any time before your proxy is voted at the DHC special meeting. You can do this in one of three ways:
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you can send a signed notice of revocation;

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you can grant a new, valid WHITE proxy bearing a later date; or

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you can virtually attend the DHC special meeting and vote at the meeting, which will automatically cancel any proxy previously given, or you may revoke your proxy at the meeting, but your attendance alone will not revoke any proxy that you have previously given.

Attending the DHC special meeting without voting will not, by itself, revoke your proxy. If your DHC Common Shares are held by a bank, broker or nominee, you should follow the instructions provided by the bank, broker or nominee.
If you are a record holder and choose either of the first two methods, you must submit your notice of revocation or your new proxy to the secretary of DHC at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, no later than the beginning of the DHC special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording another vote on the WHITE proxy card using the telephone or Internet, or by signing and returning a WHITE proxy card dated as of a date that is later than your last telephone or Internet vote, in each case by the deadline provided on the WHITE proxy card.
If your DHC Common Shares are held by a broker, bank or other nominee, you must follow the instructions provided by the broker, bank or other nominee on how to change your instructions or change your vote.
Tabulation of the Vote
DHC will appoint an Inspector of Elections for the DHC special meeting to tabulate affirmative and negative votes and abstentions.
Solicitation of Proxies
DHC will pay the cost of soliciting proxies. DHC has engaged D.F. King & Co., Inc. (“D.F. King”) to assist it in the solicitation of proxies, for which DHC anticipates that it will pay D.F. King an estimated fee not to exceed $350,000, plus reimbursement of expenses. Proxies may also be solicited, without additional compensation, by DHC’s and OPI’s trustees and executive officers, and by RMR, its officers and employees and by RMR Inc.’s and its other subsidiaries’ directors, officers and employees by mail, telephone or other electronic means or in person.
DHC will request brokers, banks or other nominees to forward proxy materials to the beneficial owners of DHC Common Shares and to obtain their voting instructions. In accordance with the regulations of the SEC and Nasdaq, DHC will reimburse those firms for their expenses incurred in forwarding proxy materials to beneficial owners of DHC Common Shares.

DHC PROPOSALS
DHC Proposal 1: The DHC Merger Proposal
DHC shareholders are being asked to consider and vote on a proposal to approve the Merger, pursuant to the terms and subject to the conditions of the Merger Agreement. For a summary and detailed information regarding this proposal to approve the Merger, see the information about the Merger Agreement and the Merger throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Merger” and “The Merger Agreement.” A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.
Pursuant to the Merger Agreement, approval of this proposal is a condition to the completion of the Merger. If the proposal is not approved, the Merger will not be completed.
Required Vote
Approval of the DHC Merger Proposal requires the affirmative vote of at least a majority of all the votes entitled to be cast by holders of outstanding DHC Common Shares entitled to vote at the DHC special meeting on such proposal. For purposes of this vote, an abstention, broker non-vote, if any, or failure to vote will have the same effect as a vote “AGAINST” the DHC Merger Proposal.
The DHC board of trustees unanimously recommends that DHC shareholders vote “FOR” the approval of the DHC Merger Proposal.

DHC Proposal 2: The DHC Adjournment Proposal
The DHC special meeting may be adjourned to another date, dates or place, if necessary or appropriate, including to solicit additional proxies in favor of the DHC Merger Proposal. If, at the DHC special meeting, the number of DHC Common Shares present or represented and voting in favor of the DHC Merger Proposal is insufficient to approve such proposal, DHC intends to move to adjourn the DHC special meeting to a later date or dates in order to enable the DHC board of trustees to solicit additional proxies. In addition, pursuant to the DHC Bylaws, the DHC board of trustees or the chairperson of the DHC special meeting may adjourn the DHC special meeting to a later date or dates, for any reason deemed necessary by the chairperson, without DHC shareholder approval.
DHC is asking DHC shareholders to approve the adjournment of the DHC special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the DHC Merger Proposal. DHC currently does not intend to propose adjournment at the DHC special meeting if there are sufficient votes to approve the DHC Merger Proposal.
Required Vote
Approval of the DHC Adjournment Proposal requires the affirmative vote of at least a majority of all the votes cast by holders of outstanding DHC Common Shares entitled to vote at the DHC special meeting on such proposal, assuming a quorum is present. For purposes of this vote, assuming a quorum is present, an abstention, broker non-vote, if any, or failure to vote will have no effect on the DHC Adjournment Proposal.
The DHC board of trustees unanimously recommends that DHC shareholders vote “FOR” the DHC Adjournment Proposal.

THE MERGER
The following is a discussion of the Merger and the material terms of the Merger Agreement between OPI and DHC. You should carefully read the Merger Agreement in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the DHC board of trustees, the OPI board of trustees, their respective special committees or the representatives of each company, their respective advisors or any other persons.
As further discussed in the section of this joint proxy statement/prospectus entitled “— Interests of OPI and DHC Trustees, Executive Officers and Manager in the Merger and the other Transactions,” OPI and DHC are each managed by RMR, and the managing trustees and officers of OPI and DHC are officers and employees of RMR and RMR Inc. Adam D. Portnoy, chair of the board of trustees and a managing trustee of both OPI and DHC, controls ABP Trust, the controlling shareholder of RMR Inc. In addition, Messrs. John L. Harrington and Jeffrey P. Somers serve as independent trustees of both OPI and DHC.
As part of their ongoing oversight, direction and management of OPI’s and DHC’s businesses, the boards of trustees and management of OPI and DHC each regularly review and discuss the performance, leverage, business plan, strategic direction and future growth prospects of OPI and DHC, respectively, in light of the then-current business and economic environments. These reviews have included consideration of developments in the commercial real estate markets in which each company operates and potential strategic alternatives for each company involving third parties, including business combinations, financing alternatives and other strategic transactions.
In May 2022, DHC received an unsolicited proposal from a third party regarding a potential transaction with DHC involving the acquisition of all DHC Common Shares for $4.00 in cash per share (the “May 2022 unsolicited proposal”). The May 2022 unsolicited proposal was conditioned on, among other things, the contemporaneous acquisition of another RMR-managed entity and the receipt of two months of exclusivity and due diligence. On June 2, 2022, the DHC board of trustees held a meeting to review and evaluate the May 2022 unsolicited proposal, which meeting was attended by representatives of S&C and BofA Securities. The independent trustees of the DHC board of trustees invited S&C and BofA Securities to participate in a separate session held without the DHC managing trustees or executive officers present to further discuss the May 2022 unsolicited proposal. Following a discussion of the May 2022 unsolicited proposal, the independent trustees of the DHC board of trustees determined that there was insufficient evidence that the proponent had any track record of making acquisitions of this type, and that the price proposed was inadequate and was not supported by any confirmed equity or debt financing (or disclosed prospects for obtaining confirmed financing). The DHC independent trustees further considered that engaging in discussions with the proponent of a speculative proposal that the trustees did not view as credible would unnecessarily distract DHC management from executing on its strategy to improve the performance of DHC’s SHOP communities following the deterioration of this business segment resulting from the Covid-19 pandemic. Following the meeting, at the direction of the DHC board of trustees, acting on a recommendation of the DHC independent trustees, DHC management informed the third party that the DHC board of trustees was not interested in engaging with the third party.
As a result of the adverse impact of the Covid-19 pandemic on DHC’s SHOP business segment and other adverse market, economic and industry conditions (i) beginning in June 2020, DHC was required to amend certain provisions of and obtain multiple waivers under the DHC Credit Agreement to avoid being non-compliant with certain covenants set forth in the DHC Credit Agreement and (ii) beginning in March 2021, DHC no longer met the debt incurrence requirements under the DHC Credit Agreement and senior unsecured notes indentures, which restricted DHC from incurring or refinancing debt.
In June 2022, DHC redeemed $500 million of its outstanding 9.75% senior unsecured notes due 2025, for a redemption price equal to 104.875% of the $500 million principal amount of the notes being redeemed, using restricted cash on hand. At this time, DHC management was projecting that the recovery of DHC’s

SHOP business segment would continue such that DHC management and the DHC board of trustees believed that allocating capital to repurchase its outstanding senior unsecured notes was in the best interest of DHC relative to maintaining additional cash on DHC’s balance sheet or allocating cash to additional capital expenditures or other potential uses. The redemption of these high interest rate notes reduced DHC’s annual interest expense by approximately $49 million, which DHC management believed well positioned DHC to execute its strategic plan of making capital investments to improve portfolio performance and continue to reduce DHC’s debt load.
On November 2, 2022, DHC reported its third-quarter 2022 financial results, including a net loss attributable to holders of DHC Common Shares of $0.34 per share, which reflected, among other things, a slower than previously expected recovery of DHC’s SHOP communities following the deterioration of this business segment resulting from the Covid-19 pandemic and increased operating expenses. DHC’s credit ratings were downgraded by Moody’s Investors Service, Inc (“Moody’s”) (on September 7, 2022), and Standard & Poor’s Corporation (“S&P”) (on November 23, 2022). These ratings downgrades followed several earlier downgrades by Moody’s and by S&P beginning in May 2020, following the onset of the Covid-19 pandemic. Both Moody’s and S&P cited, among other reasons for the downgrades, the ongoing weak performance of DHC’s SHOP communities, an attendant rise in DHC’s net debt to EBITDA ratio, DHC’s limited financial flexibility due to the restrictions on incurring and refinancing debt under the DHC Credit Agreement and senior unsecured notes indentures, and the upcoming reduction in amounts available under and maturity of the DHC Credit Agreement and the maturity of certain tranches of its senior unsecured notes.
In connection with their ongoing oversight and strategic review described above, during September, October and November 2022, OPI management and DHC management considered the financial and operating performance and long-term strategy for OPI and DHC, respectively. With regard to OPI, the focus was on addressing the likely challenges from the anticipated long-term deteriorating operating performance of office buildings and known ensuing portfolio vacancies and down sizings. With regard to DHC, the focus was on addressing DHC’s short term financing or recapitalization needs given (i) the increased variability in operating cash flows from DHC’s SHOP communities and the recovery of that business segment from the Covid-19 pandemic taking longer than previously expected, (ii) DHC was restricted from refinancing existing or maturing debt or issuing new debt because it did not meet the debt incurrence requirements set forth in the DHC Credit Agreement and senior unsecured notes indentures, and (iii) $700 million of commitments under the DHC Credit Agreement were maturing in January 2024 and $250 million of senior unsecured notes were maturing in May 2024. As part of evaluating potential financings and recapitalization alternatives, representatives of DHC management met with multiple capital market participants, including restructuring groups at various investment banks, to discuss and evaluate DHC’s options. Based on these discussions with capital market participants and investment banks, DHC management determined that there was a low likelihood of securing any financing alternatives at such time given DHC’s inability to refinance or issue new debt as a result of its non-compliance with its debt incurrence covenants, and that the terms of any potential recapitalization transaction would be unattractive to DHC.
On November 18, 2022, DHC management received an unsolicited term sheet from H/2 Capital Partners (“H/2”) regarding a potential refinancing of all of DHC’s outstanding 2024 senior unsecured notes and a portion of DHC’s outstanding 2025 senior unsecured notes (the “H/2 Term Sheet”). During the meeting of the DHC board of trustees held on December 15, 2022, discussed further below, DHC management and the DHC board of trustees discussed potential capital raising alternatives in light of DHC’s upcoming debt maturities and capital expenditure requirements, and in light of its inability to refinance or issue new debt due to its non-compliance with its debt incurrence covenants. As part of this discussion, DHC management reviewed with the DHC board of trustees three illustrative term sheets for capital raising alternatives, including a non-convertible preferred transaction with warrants, a structurally senior preferred equity transaction and the H/2 Term Sheet. With respect to the H/2 Term Sheet, DHC management and the DHC board of trustees considered that the proposed refinancing transaction or any debt issuance or refinancing transaction could not currently be implemented in light of DHC’s non-compliance with its debt incurrence covenants, and that, in light of the continued depressed operating performance of DHC’s SHOP communities, among other things, DHC was not expected to regain compliance with its debt incurrence covenants until mid-2024 at the earliest, after $700 million of its debt would mature. Further, DHC management and the DHC board of trustees considered that, even if DHC were to regain compliance with its debt incurrence covenants earlier than expected and be able to refinance its maturing debt, the H/2 Term Sheet was not favorable to DHC for various reasons. These reasons included a high coupon, an equity participation requirement that would dilute the holdings of existing DHC shareholders, a new bond syndication requirement and conditionality related to due diligence efforts, a requirement that the maturity dates and covenant waivers under the DHC Credit Agreement be extended three years beyond the maturity date of the DHC Credit Agreement to January 2027 (which, based on the then-current market environment and ongoing discussions with DHC’s lenders, was not considered possible) and a limitation on the use of proceeds from future debt issuances to the repayment of debt until 2028, which would impede DHC’s ability to fund required capital expenditures to support the turn-around of its SHOP communities. In light of DHC’s ability to refinance or issue new debt, the DHC board of trustees did not take any action at the December 15th meeting with respect to the H/2 Term Sheet.
During the September, October and November 2022 time period, OPI management and DHC management also considered whether it was advisable to explore the potential strategic and financial rationale for a business combination transaction between OPI and DHC. Based on their review of the outlook for each of OPI and DHC, including DHC’s financing or recapitalization options, OPI management and DHC management thought it could potentially be beneficial and in the best interests of OPI and DHC to consider such a transaction due to various factors, including the financial condition, future growth prospects and business and operating environments of each company. As a result of the potential divergence of interests incident to RMR’s role as the manager of each company and the companies’ common trustees, each company determined to seek authorization from each of the boards of trustees to form a special committee of independent and disinterested trustees to consider a potential transaction between OPI and DHC.
On December 7, 2022, at a meeting of the OPI board of trustees, at which representatives of S&W, in its capacity OPI’s regular corporate legal counsel, and Wachtell Lipton were present, the OPI board of trustees engaged in a discussion with OPI management regarding OPI’s financial and operating performance and long-term strategy, including OPI management’s view, based on industry reports and market trends, that office buildings were likely to experience deteriorating operating performance in the future. As part of this discussion, OPI management reviewed general market statistics relating to current U.S. economic conditions, such as high interest rates and inflation and labor market challenges, and also discussed trends in leasing activity in the office sector, including return to office trends and changed market practices with respect to office space utilization and the uncertainty as to when those practices may reverse. Also as part of this discussion, OPI management reviewed known and expected vacancies and down sizings at OPI’s properties, the likelihood of lease renewals, extensions, terminations and non-renewals, the terms on which renewals might be attained (which terms were expected to be less favorable for certain of OPI’s properties), historic and projected future cash flows (which cash flows were expected to decline in the longer term) and the particular weaknesses and strengths of OPI’s office properties compared to office properties generally. The OPI board of trustees and OPI management discussed the performance of other office REITs, taking note that certain of OPI’s peers had recently announced dividend cuts, and they considered current equity market conditions and the impact of office sector trends and interest rate conditions on the ability of office REITs to access debt capital on attractive terms. They also reviewed the terms of OPI’s existing debt and upcoming debt maturities and discussed the potential terms and timing of refinancings, as well as discussed potential dispositions of OPI properties and the impact of interest rate conditions and increased office market inventory due to higher vacancies on OPI’s ability to sell properties at attractive prices and capitalization rates. In connection with its review of the fourth quarter 2022 and full year 2023 financial projections for OPI, OPI management and the OPI board of trustees also discussed OPI’s projected cash available for distribution (“CAD”) and common dividend payout ratios based on FFO and CAD, and took note that, similar to certain of its peer office REITs, a reduction in OPI’s then-current $2.20 per annum distribution rate would likely be required in the near term. Following these discussions of the challenges facing OPI and its long term prospects, OPI management discussed with the OPI board of trustees the possibility of a business combination transaction between OPI and DHC, and noted that the possibility of this business combination transaction was also expected to be presented to the DHC board of trustees for its consideration. In light of the facts that, among other things, (i) RMR served as the manager of both OPI and DHC, (ii) OPI’s managing trustees, Mr. Portnoy and Ms. Jennifer Clark, were affiliated with RMR, and (iii) independent trustees Messrs. Jeffrey P. Somers and John L. Harrington served as independent trustees of both DHC and OPI, the OPI board of trustees determined that any further consideration and any approval of a potential business combination with DHC would be made by a special committee comprised solely of independent and disinterested trustees of OPI. During the course of the discussion, representatives of RMR informed the OPI board of trustees that RMR was willing to waive its right to receive payment from DHC of any termination fees under the DHC Current Business Management Agreement and the DHC Current Property Management Agreement in connection with a potential transaction between DHC and OPI, but not in connection with any other potential transaction involving DHC. The OPI board of trustees and OPI management also discussed various considerations regarding DHC’s business, including the challenges DHC was facing in the shorter term, including upcoming debt maturities and an inability to refinance or issue new debt as a result of its non-compliance with its debt incurrence covenants, as well as the potential for a longer term recovery of DHC’s business. Following these discussions, and further discussions regarding the independence and ability of the proposed members of the special committee to serve in a disinterested manner with respect to DHC, RMR and a potential transaction between DHC and OPI, including discussion regarding proposed members’ relationships with DHC, OPI, RMR and other companies managed by RMR (including, with respect to Mr. Lamkin, his service as a trustee of other RMR-managed companies), the OPI board of trustees then established the OPI special committee, consisting of independent trustees William A. Lamkin, Elena Poptodorova and Mark A. Talley. The OPI board of trustees determined that each of the trustees appointed to the OPI special committee were independent and disinterested with respect to DHC, RMR and a potential transaction between DHC and OPI and free of any relationship with DHC or RMR that would impair his or her ability to independently consider a potential transaction with DHC. Each of the independent trustees of OPI was determined to meet all applicable listing and other requirements for independence and was determined to be an independent trustee pursuant to the OPI board of trustees’ annual independence determinations. The OPI board of trustees delegated to the OPI special committee the full power and authority of the OPI board of trustees to, among other things, investigate, evaluate, develop, explore and negotiate any transaction with DHC or any alternative transactions, and the OPI board of trustees resolved not to recommend, authorize, approve or otherwise endorse or cause or allow to be effected any transaction with DHC unless the transaction had been recommended favorably by the OPI special committee.
On December 15, 2022, the DHC board of trustees held a meeting that was attended by representatives of S&W, in its capacity as DHC’s regular corporate legal counsel, members of DHC management and a representative of S&C. At the meeting, DHC management reviewed with the DHC board of trustees the discussions they had with multiple capital market participants, including restructuring groups at various investment banks, about DHC’s financing or recapitalization options. DHC management also reviewed preliminary considerations regarding the strategic and financial rationale of a potential business combination transaction between DHC and OPI. The DHC board of trustees discussed with DHC management the various potential benefits and challenges of DHC’s financing or recapitalization options, as well as a potential transaction between DHC and OPI. During the course of the discussion, representatives of RMR informed the DHC board of trustees that RMR was willing to waive its right to receive payment from DHC of any termination fees under the DHC Current Business Management Agreement and DHC Current Property Management Agreement in connection with a potential transaction between DHC and OPI, but not in connection with any other potential transaction involving DHC. The independent trustees met separately without the managing trustees, the independent trustees that also serve as independent trustees of OPI or DHC management present to further discuss the potential transaction. Following these discussions, the DHC board of trustees determined that further exploration of such a transaction was warranted. In light of the facts that (i) RMR served as the manager of both OPI and DHC, (ii) DHC’s managing trustees, Mr. Portnoy and Ms. Jennifer F. Francis, were affiliated with RMR, and (iii) independent trustees Messrs. Jeffrey P. Somers and John L. Harrington served as independent trustees of both OPI and DHC, the DHC board of trustees determined that further consideration of a potential transaction would be conducted by a special committee comprised solely of independent and disinterested trustees of DHC. Following these discussions, and further discussions regarding the independence and ability of the proposed members of the special committee to serve in a disinterested manner with respect to OPI, RMR and a potential transaction between DHC and OPI, including discussion regarding the proposed members’ relationships with DHC, OPI, RMR and other companies managed by RMR (including, with respect to Ms. Harris Jones, her service as a trustee or director of other RMR-managed companies), the DHC board of trustees determined that independent trustees Lisa Harris Jones, Daniel F. LePage and David A. Pierce were each disinterested with respect to a potential transaction with OPI and free of any relationship that would interfere with her or his exercise of independent judgment as a member of a special committee. Each of the independent trustees of DHC was determined to meet all applicable listing and other requirements for independence and was determined to be an independent trustee pursuant to the DHC board of trustees’ annual independence determinations. The DHC board of trustees then formed the special committee of the DHC board of trustees, comprised of Ms. Harris Jones, Mr. LePage and Mr. Pierce, and delegated to the DHC special committee the full power and authority of the DHC board of trustees to, among other things, investigate, evaluate, develop, explore and negotiate on behalf of DHC a potential transaction with OPI or any alternative transaction(s). The DHC board of trustees also resolved that it would not approve or recommend any potential transaction with OPI without a prior favorable recommendation of the DHC special committee.
During the December 15, 2022 meeting of the DHC board of trustees, the members of the DHC special committee met separately with a representative of S&C present following the formation of the DHC special committee. The DHC special committee proceeded to interview S&C as potential outside legal counsel to the DHC special committee. A representative of S&C discussed with the DHC special committee various matters relating to the potential transaction. Following this discussion, the members of the DHC special committee determined to engage S&C as outside legal counsel to the DHC special committee, based on, among other things, S&C’s ability to provide independent advice to the DHC special committee and S&C’s reputation and experience with respect to special committee assignments and mergers and acquisitions engagements, including related financing matters. Members of the DHC special committee also selected Ms. Harris Jones to serve as chairperson of the DHC special committee.
Also on December 15, 2022, the OPI special committee held a meeting, with representatives of J.P. Morgan and Wachtell Lipton present. At the meeting, the OPI special committee considered the engagement of advisors in connection with a potential transaction with DHC and potential strategic alternatives, the representatives of J.P. Morgan presented J.P. Morgan’s qualifications to serve as a financial advisor to the OPI special committee, and representatives of Wachtell Lipton reviewed with the members of the OPI special committee the mandate of the committee as delegated by the OPI board of trustees and their duties under Maryland law. The OPI special committee and representatives of J.P. Morgan discussed the benefits, challenges and feasibility of potential strategic alternatives. The OPI special committee interviewed J.P. Morgan, which was recommended to the OPI special committee by OPI management, regarding its relationships with OPI, DHC, RMR and RMR Inc., which are described in this section of this joint proxy statement/prospectus entitled “Opinion of Financial Advisor to the OPI Special Committee,” during which J.P. Morgan explained that it and its affiliates did not have any material financial advisory or other material commercial or investment banking relationships with such parties. In addition, J.P. Morgan presented its preliminary views regarding industry dynamics and trends, the current positioning and performance of OPI and DHC and recent performance and developments with respect to the two companies and their respective peer companies. Members of the OPI special committee also selected Mr. Lamkin to serve as chairperson of the OPI special committee.
On December 16, 2022, the DHC special committee held a meeting that was attended by representatives of S&C. At the meeting, the DHC special committee and representatives of S&C discussed the selection of a financial advisor to represent the DHC special committee and related considerations. The DHC special committee discussed the merits and qualifications of several financial advisors, including BofA Securities, which was recommended to the DHC special committee by DHC management. Following discussion, the DHC special committee determined to proceed with interviewing BofA Securities in the first instance in light of BofA Securities’ qualifications and in the interests of time and confidentiality. In addition, the DHC special committee and representatives of S&C discussed various considerations with respect to a potential strategic transaction.
On December 20, 2022, the OPI special committee held a meeting, with representatives of Wachtell Lipton present. Representatives of Wachtell Lipton reviewed with members of the OPI special committee their duties under Maryland law. In addition, the OPI special committee determined to engage J.P. Morgan as a financial advisor to the OPI special committee on the basis of, among other things, its experience, qualifications and reputation in connection with transactions of the type of the potential transaction with DHC and its familiarity with DHC, OPI and the industries in which they operate, as well as its ability to provide independent advice and financing capabilities, subject to final approval by the OPI special committee of the terms of J.P. Morgan’s engagement. Following this discussion, the members of the OPI special committee determined to engage Wachtell Lipton as outside legal counsel to the OPI special committee, based on, among other things, Wachtell Lipton’s ability to provide independent advice to the OPI special committee and Wachtell Lipton’s reputation and experience with respect to special committee assignments, financing matters and mergers and acquisitions engagements, including in the real estate industry, subject to final approval by the OPI special committee of the terms of Wachtell Lipton’s engagement. The OPI special committee also discussed next steps in connection with a potential transaction with DHC or potential strategic alternatives, including the benefits, challenges and feasibility of such strategic alternatives.
Also on December 20, 2022, the DHC special committee interviewed representatives of BofA Securities with representatives of S&C present. During the interview, representatives of BofA Securities and the DHC special committee discussed BofA Securities’ prior relationships with DHC, OPI and RMR Inc. set forth in the written disclosure provided to the DHC special committee in advance of the meeting, including BofA Securities’ role as a lender to DHC under the DHC Credit Agreement and investment banking, commercial banking and other financial services provided by BofA Securities to RMR Inc., an affiliate of RMR, and other companies managed by RMR, including OPI, which are described in the section of this joint proxy statement/prospectus entitled “Opinion of Financial Advisor to the DHC Special Committee,” during which the representatives of BofA Securities informed the DHC special committee that none of its relationships with such parties would prevent BofA Securities from serving as financial advisor to the DHC special committee. The DHC special committee further discussed the matters and relationships identified by BofA Securities in its written disclosure and the fact that although BofA Securities is a lender to DHC under the DHC Credit Agreement, BofA Securities does not serve as the administrative agent of the facility. The DHC special committee determined that the matters and relationships identified by BofA Securities would not interfere with BofA Securities’ ability to provide independent advice to the DHC special committee in connection with a potential transaction with OPI or a review of potential strategic alternatives. Following the interview with BofA Securities and subsequent discussion among the DHC special committee members and representatives of S&C, the DHC special committee confirmed its intention to engage BofA Securities as its financial advisor, based on, among other things, BofA Securities’ independence and its reputation and experience with respect to special committee assignments and merger and acquisition engagements, particularly in the real estate industry.
Later on December 20, 2022, following the DHC special committee’s determination to engage BofA Securities as its financial advisor, the DHC special committee instructed BofA Securities to prepare a review of strategic alternatives that might be available to DHC and a preliminary financial analysis of DHC and to request from DHC management financial information regarding DHC in connection with BofA Securities’ preparation of its financial analysis.
Between December 21, 2022 and January 4, 2023, Wachtell Lipton and S&C negotiated the terms of a confidentiality agreement, on behalf of the OPI special committee and the DHC special committee, respectively, which was executed on January 4, 2023. Following the execution and delivery of the confidentiality agreement, J.P. Morgan and Wachtell Lipton, in each case on behalf of and at the direction of the OPI special committee, conducted due diligence of DHC, including nonpublic information of DHC, and BofA Securities and S&C, in each case on behalf of and at the direction of the DHC special committee, conducted due diligence of OPI, including nonpublic information of OPI.
Between December 21, 2022 and December 23, 2022, RMR provided to DHC management, the DHC board of trustees, OPI management and the OPI board of trustees a pro forma financial analysis for DHC and OPI on a combined basis assuming an at-the-market transaction, which included financial projections for both DHC and OPI for a three-year period through 2025. Management of OPI shared this financial analysis with J.P. Morgan on December 21, 2022. Management of DHC shared this financial analysis with BofA Securities on December 23, 2022.
As disclosed in OPI’s and DHC’s filings with the SEC, OPI and DHC have no employees, and the personnel and various services OPI and DHC require to operate their respective businesses are provided by RMR in accordance with the DHC Current Business Management Agreement, the DHC Current Property Management Agreement, the OPI Current Business Management Agreement and the OPI Current Property Management Agreement, respectively, including with respect to the preparation of OPI’s and DHC’s financial information and financial projections. RMR provides dedicated individuals within the RMR accounting department that support each of DHC and OPI. The financial projections of DHC were prepared by a Director of Accounting within RMR’s accounting department using property level projected financial information reviewed by property managers, asset managers and portfolio managers, and then were reviewed, and approved for use, by DHC’s chief financial officer. The financial projections of OPI were prepared by a different Director of Accounting within RMR’s accounting department using property level projected financial information reviewed by property managers, asset managers and portfolio managers, and then were reviewed, and approved for use, by OPI’s chief financial officer. As part of this process, the financial projections of each of OPI and DHC were provided to, and discussed with, the OPI special committee and DHC special committee on behalf of OPI and DHC, respectively.
On December 23, 2022, representatives of J.P. Morgan and Wachtell Lipton submitted preliminary due diligence information requests with respect to DHC in connection with a potential transaction.
From time to time during January, February and March 2023, DHC management continued to have discussions with multiple capital market participants, including restructuring groups at various investments banks, about DHC’s financing or recapitalization options. These discussions did not reveal any material new information regarding DHC’s financing or recapitalization options.
On January 5, 2023, DHC management provided to BofA Securities a stand-alone financial model for DHC, which included five-year financial projections for DHC (the “DHC January 2023 projections”). The DHC January 2023 projections were prepared on a five-year basis at the request of the DHC special committee to support the financial analyses of BofA Securities and preparation of a fairness opinion, if requested by the DHC special committee, by BofA Securities. A five-year projection period is a customary measurement period for discounted cash flow analyses underlying a financial advisor’s fairness opinion, as this duration of time generally allows the cash flows of the subject company to reach a mature or stabilized phase. The five-year financial projections were prepared using substantially the same financial projections for the three-year period through 2025 as were set forth in the three-year model prepared by DHC management in December 2022 (subject to updated assumptions related to the DHC Credit Agreement). The five-year projections were prepared using assumptions for years four and five that were materially consistent with the assumptions for the third year of the three-year period through 2025 and also included (i) inflationary expense increases, (ii) market leasing assumptions for leasing activity, (iii) estimates of tenant retention levels and (iv) DHC management’s general assumption that the SHOP segment would realize improved margins toward senior living industry norms in years four and five. At the DHC special committee’s direction, representatives of BofA Securities held numerous discussions with DHC management and requested additional information on the DHC January 2023 projections and the various assumptions made by DHC management in preparing the projections, including about DHC’s SHOP and medical office and life science portfolios, capital expenditures, rental and occupancy rates, financing flexibility, net operating income margins and cash flow.
From time to time during the months of January and February 2023, representatives of BofA Securities spoke with representatives of J.P. Morgan, and representatives of S&C spoke with representatives of Wachtell Lipton, to discuss the potential timing and indicative terms of a proposal, if any, to be made with respect to a potential transaction between DHC and OPI. Also, from time to time during this period and through the signing of the Merger Agreement, members of the DHC special committee and representatives of BofA Securities and S&C communicated with representatives of RMR and DHC management about matters related to DHC and a potential transaction with OPI, which were reported on to the DHC special committee during DHC special committee meetings, and members of the OPI special committee and representatives of J.P. Morgan and Wachtell Lipton communicated with representatives of RMR and OPI management about matters related to OPI and a potential transaction with DHC, which were reported on to the OPI special committee during OPI special committee meetings.
On January 6, 2023, the DHC special committee held a meeting that was attended by representatives of S&C and BofA Securities. At the meeting, representatives of BofA Securities shared with the DHC special committee an update regarding BofA Securities’ preliminary financial analysis of DHC, including its continued review of the DHC January 2023 projections. The DHC special committee then directed BofA Securities and S&C to meet with DHC management to obtain an update on DHC financing matters.
On January 9, 2023, representatives of BofA Securities and S&C met with DHC management to discuss DHC’s debt covenants and current capital structure. During the meeting, DHC management indicated that it was in the process of negotiating with Wells Fargo Bank, National Association (“Wells Fargo”), in its

capacity as administrative agent and a lender under the DHC Credit Agreement, an extension of the fixed charge ratio covenant waiver under the DHC Credit Agreement through the maturity date of the DHC Credit Agreement, and that obtaining the waiver was expected to require a reduction in the size of commitments under the DHC Credit Agreement and minimum cash balance requirements. DHC management also discussed the challenges that DHC was expected to encounter in 2023 in the absence of an alternative strategic transaction and DHC management’s continued expectation that any alternative strategic transaction would only be available to DHC on unfavorable terms.
On January 11, 2023, DHC management and representatives of RMR met with representatives of Flat Footed regarding DHC and other companies in which Flat Footed invested across the RMR platform as part of a routine investor engagement with equity and debt holders.
On January 13, 2023, the OPI special committee held a meeting, with representatives of J.P. Morgan and Wachtell Lipton present. At the meeting, the OPI special committee considered, among other things, OPI’s and DHC’s current market environments, OPI’s business plan and financial projections, industry dynamics, DHC’s current and historical financial condition, and DHC’s business plan and outlook. In addition, the OPI special committee discussed the potential strategic benefits, risks, feasibility and other considerations related to a possible business combination of OPI and DHC or of strategic alternatives available to OPI (including OPI continuing to operate as a stand-alone publicly-traded company), including risks associated with OPI’s future growth potential in light of challenges facing the office real estate sector in which OPI operates and benefits and risks associated with the expected turnaround in the SHOP sector in which DHC operates. The OPI special committee determined that there was sufficient potential strategic merit to a potential transaction with DHC, including relative to strategic alternatives reasonably available to OPI, that the OPI special committee and its advisors should continue to evaluate the potential transaction with DHC. In addition, the OPI special committee reviewed disclosures from J.P. Morgan regarding fees J.P. Morgan had received from OPI, DHC and RMR Inc. and certain of their respective affiliates, including J.P. Morgan’s ownership of common equity of OPI, DHC and RMR Inc., which are described in this section of this joint proxy statement/prospectus entitled “Opinion of Financial Advisor to the OPI Special Committee,” during which representatives of J.P. Morgan explained that, during the past two years, it and its affiliates did not have a material financial advisory or other material commercial or investment banking relationships with OPI, DHC or RMR Inc., an affiliate of RMR, and the OPI special committee determined that the matters identified by J.P. Morgan would not interfere with J.P. Morgan’s ability to provide independent advice to the OPI special committee in connection with a potential transaction with DHC or a review of potential strategic alternatives. The OPI special committee then approved the engagements of J.P. Morgan and Wachtell Lipton as a financial advisor and outside legal counsel, respectively, to the OPI special committee.
Also on January 13, 2023, the OPI special committee entered into a letter agreement with J.P. Morgan pursuant to which the OPI special committee engaged J.P. Morgan as its financial advisor.
Also on January 13, 2023, the DHC special committee held a meeting that was attended by representatives of S&C and BofA Securities. At the meeting, representatives of BofA Securities provided the DHC special committee with a summary of the January 9, 2023 discussion with DHC management. A discussion ensued regarding DHC’s financing situation and the potential implications of such situation on the strategic alternatives that may be available to DHC, including the potential benefits, risks and feasibility of each strategic alternative, as well as the timing of any potential transaction. Representatives of BofA Securities then reviewed with the DHC special committee takeaways from its preliminary review of the assumptions underlying the DHC January 2023 projections, including with respect to financing matters, capital expenditures, occupancy rates and net operating income margins. The DHC special committee then authorized BofA Securities to share the DHC January 2023 projections with J.P. Morgan, and BofA Securities subsequently provided the projections to J.P. Morgan on January 17, 2023.
On January 15, 2023, pursuant to an amendment to the DHC Credit Agreement entered into by DHC on February 22, 2022, DHC repaid $113.6 million in outstanding borrowings under the DHC Credit Agreement and the facility commitments thereunder were reduced from $700 million to $586.4 million.
On January 19, 2023, DHC received a notification letter from Nasdaq informing DHC that, for the 31 consecutive business days prior to the date of the notification letter, the bid price of DHC Common

Shares traded below the $1.00 minimum required closing bid price for continued listing on the exchange. Nasdaq further notified DHC of the 180-day cure period under Nasdaq rules for DHC to regain compliance with the minimum bid price requirement by exceeding the $1.00 minimum closing price for a period of at least 10 consecutive business days. On January 23, 2023, DHC filed a Current Report on Form 8-K with the SEC reporting its receipt of the notification letter from Nasdaq.
On January 20, 2023, the OPI special committee held a meeting, with representatives of J.P. Morgan and Wachtell Lipton present. Representatives of J.P. Morgan reviewed with the OPI special committee the results of J.P. Morgan’s due diligence of DHC to date and discussed next steps and process in the OPI special committee’s consideration of a potential transaction with DHC and related financing. Following discussion, the OPI special committee determined that J.P. Morgan should conduct further due diligence and continue evaluating a potential transaction with DHC.
Also on January 20, 2023, the DHC special committee held a meeting that was attended by representatives of S&C and BofA Securities. At the meeting, representatives of BofA Securities provided the DHC special committee with a further update regarding its preliminary financial analysis of DHC. As part of this discussion, BofA Securities reviewed with the DHC special committee the key differences between the assumptions underlying the DHC January 2023 projections as compared to the DHC financial projections prepared by DHC management in May 2022 (the “DHC May 2022 projections”), which were provided to BofA Securities in connection with the DHC board of trustees’ review of the May 2022 unsolicited proposal, including, among other things, (i) decreases in expected annual rent steps and shorter than expected lease terms for DHC’s medical office and life science portfolio, (ii) a longer expected recovery time for occupancy rates at DHC’s SHOP communities to reach pre-Covid levels and (iii) decreases in net operating income margin increases for both DHC’s medical office and life science portfolio and its SHOP communities. The DHC special committee and representatives of BofA Securities discussed potential factors that might have contributed to changes observed in the DHC January 2023 projections relative to the DHC May 2022 projections, including changes in market and business circumstances (including the slower than anticipated recovery of DHC’s SHOP communities and lower than expected net operating income margins following the first half of fiscal year 2022). Representatives of BofA Securities also reported to the DHC special committee that DHC management’s estimate of the aggregate “termination for convenience” fee amount that would be payable under the DHC Current Business Management Agreement and the DHC Current Property Management Agreement was approximately $375 million, or approximately $1.50 per DHC Common Share outstanding. The DHC special committee discussed that this termination fee amount, if not waived by RMR, would negatively impact DHC’s ability to obtain an adequate change-of-control proposal from a third party. The closing share price of DHC Common Shares on January 20, 2023 was $0.76 per share.
On January 22, 2023, the DHC special committee and DHC entered into a letter agreement with BofA Securities governing BofA Securities’ indemnification rights and other legal matters with respect to BofA Securities’ engagement as financial advisor to the DHC special committee.
On January 23, 2023, upon the instruction of the OPI special committee, representatives of J.P. Morgan contacted representatives of BofA Securities to inquire whether the DHC special committee would submit an initial proposal to OPI in connection with a potential transaction between DHC and OPI. Also on January 23, 2023, representatives of Wachtell Lipton conveyed a similar inquiry to representatives of S&C.
Also on January 23, 2023, BofA Securities provided to the DHC special committee updated written disclosure regarding its prior relationships with DHC, OPI and RMR Inc., its role in the DHC Credit Agreement and investment banking, commercial banking and other financial services provided by BofA Securities to RMR Inc., an affiliate of RMR, and other companies managed by RMR, including OPI. The DHC special committee reviewed this updated written disclosure, discussed the contents in its meeting on January 24, 2023, and determined that the updated disclosure did not affect its initial determination on December 20, 2022 that the matters and relationships identified by BofA Securities in its written disclosure would not, in the DHC special committee’s judgment, interfere with BofA Securities’ ability to provide independent advice to the DHC special committee.
On January 24, 2023, the DHC special committee held a meeting that was attended by representatives of S&C and BofA Securities. At the meeting, the DHC special committee and representatives of BofA

Securities further discussed the DHC January 2023 projections and the assumptions underlying the projections. In addition, following discussion, the DHC special committee instructed representatives of BofA Securities to inform J.P. Morgan that the DHC special committee did not intend to submit a transaction proposal to OPI regarding a potential transaction, but that the DHC special committee would consider a proposal if the OPI special committee submitted such a proposal. Representatives of BofA Securities communicated this message to J.P. Morgan later on January 24, 2023.
On the morning of January 25, 2023, the DHC special committee held a meeting that was attended by representatives of S&C and BofA Securities and a member of DHC’s management. The member of DHC management answered questions of the DHC special committee and BofA Securities about the DHC January 2023 projections, including how such projections compared to the DHC May 2022 projections. The member of DHC management explained DHC management’s view that DHC’s operating environment had materially changed since the DHC May 2022 projections were prepared, as a result of high inflation, increased interest rates, a downturn in the residential housing market, and the long-term effects of the Covid-19 pandemic, among other things, and noted further that the senior living industry consensus is that net operating margins would remain depressed across senior living communities for some time. The member of DHC management also updated the DHC special committee about the forthcoming amendment to and waiver under the DHC Credit Agreement.
Later on January 25, 2023, the DHC special committee held an additional meeting that was attended by representatives of S&C. The DHC special committee further discussed the DHC January 2023 projections, including whether the projections should potentially be revised upward to reflect (i) less conservative assumptions in the outer years for the projected net operating margins of the SHOP segment in light of the assumed level of capital expenditures set forth in the projections and the DHC special committee’s and DHC management’s views of the expected recovery of DHC’s SHOP communities over that period and (ii) the possibility that DHC’s capital expenditures throughout the five-year projection period would be lower than assumed in the DHC January 2023 projections. At the meeting, following this discussion, the DHC special committee determined to request that BofA Securities prepare for the DHC special committee’s consideration certain sensitivity analyses to the DHC January 2023 projections reflecting (i) less conservative assumptions with respect to projected net operating margins, and (ii) reduced capital expenditures throughout the five-year projection period to assist the DHC special committee in its assessment of the appropriate assumptions underlying the DHC January 2023 projections.
On January 27, 2023, the OPI special committee held a meeting, with representatives of J.P. Morgan and Wachtell Lipton present. Representatives of J.P. Morgan provided an update regarding the potential transaction process, including that BofA Securities, on behalf of the DHC special committee, had indicated that the DHC special committee did not intend to submit a transaction proposal but that it would consider a proposal if the OPI special committee determined to submit such a proposal. Representatives of J.P. Morgan also presented the results of J.P. Morgan’s due diligence of DHC to date, reviewed the financial projections for OPI and the DHC January 2023 projections, and reviewed J.P. Morgan’s preliminary financial analysis of DHC. The OPI special committee directed J.P. Morgan to conduct further due diligence and financial analysis of DHC.
Later on January 27, 2023, OPI management provided to J.P. Morgan a stand-alone financial model for OPI, which included five-year financial projections for OPI (the “OPI January 2023 financial projections”). The OPI January 2023 financial projections reflected the same financial projections for the initial three year period as the financial projections for OPI on December 21, 2022. The OPI January 2023 financial projections were prepared on a five-year basis at the request of the OPI special committee to support the financial analyses and preparation of a fairness opinion, if requested by the OPI special committee, by J.P. Morgan. A five-year projection period is a customary measurement period for discounted cash flow analyses underlying a financial advisor’s fairness opinion, as this duration of time generally allows the cash flows of the subject company to reach a mature or stabilized phase. The OPI January 2023 financial projections were prepared using assumptions for years four and five that were materially consistent with the assumptions for the third year of the three-year period through 2025, and included inflationary expense increases and market leasing assumptions for leasing activity as well as estimates of tenant retention levels. At the direction of the OPI special committee, representatives of J.P. Morgan held numerous discussions with OPI management and requested additional information on the OPI January 2023 financial projections and the various assumptions made by OPI management in preparing the projections, including assumptions regarding OPI capital expenditures, occupancy rates, net operating income margins and cash flow.
Also on January 27, 2023, the DHC special committee held a meeting that was attended by representatives of S&C and BofA Securities, at which representatives of BofA Securities presented BofA Securities’ preliminary financial analysis of DHC and reviewed with the DHC special committee the DHC January 2023 projections and the sensitivity analyses to the DHC January 2023 projections that the DHC special committee had requested BofA Securities to prepare. BofA Securities reviewed DHC’s current and historical financial condition, operating plan, outlook and industry dynamics, and provided an overview of strategic alternatives that might be available to DHC in lieu of the potential transaction with OPI, including, among other things, continuing as a stand-alone publicly-traded company or engaging in various alternative strategic transactions with a third party, including, a potential transaction with a buyer other than OPI, strategic sales of certain assets in DHC’s existing portfolio or entering into one or more additional joint ventures. The DHC special committee and representatives of BofA Securities further discussed the benefits, challenges and feasibility of each strategic alternative. The DHC special committee considered that the termination fees payable to RMR under the DHC Current Business Management Agreement and the DHC Current Property Management Agreement, if not waived by RMR, made it impractical for DHC to obtain an adequate change-of-control proposal from a third party other than OPI. Following the presentation and ensuing discussion, the DHC special committee determined to request that DHC management revise the DHC January 2023 projections to reflect less conservative assumptions in the outer years for the projected net operating margins of the SHOP segment in light of the assumed level of capital expenditures set forth in the projections and the DHC special committee’s and DHC management’s views of the expected recovery of DHC’s SHOP communities over that period. The DHC special committee also instructed BofA Securities to inform J.P. Morgan that revised DHC financial projections would be forthcoming, which message representatives of BofA Securities conveyed later that day.
Between January 27, 2023, and February 3, 2023, DHC management revised the DHC January 2023 projections at the direction of the DHC special committee and provided to the DHC special committee, BofA Securities and S&C two sensitivity cases to the DHC January 2023 projections: (i) an improvement in the net operating income margin of DHC’s SHOP communities managed by AlerisLife (“projection scenario A”); and (ii) an improvement in the net operating margin of all of DHC’s SHOP communities (“projection scenario B”). DHC management projected lower net operating margins for DHC’s SHOP communities managed by non-AlerisLife property managers, as these communities include a greater proportion of memory care and skilled nursing facilities which are more resource intensive and therefore generally experience higher operating expenses and lower margins. DHC’s AlerisLife-managed SHOP communities include a greater proportion of independent living facilities, which tend to be less resource intensive and therefore experience lower operating expenses and higher net income margins.
On January 31, 2023, Moody’s announced another downgrade of DHC’s credit ratings.
From time to time during the months of February and March 2023, representatives of BofA Securities and representatives of J.P. Morgan discussed and exchanged financial due diligence information at the direction of the DHC special committee and the OPI special committee, respectively.
On February 2, 2023, DHC entered into the AlerisLife Consent Agreement related to the proposed acquisition of AlerisLife by an ABP subsidiary via a tender offer for all of the outstanding ALR Shares. Pursuant to the AlerisLife Consent Agreement, DHC agreed to tender all of its and its subsidiaries’ ALR Shares (representing an aggregate of 31.9% of the outstanding ALR Shares), into the tender offer, subject to the right, but not the obligation, to purchase, in a single private transaction, on or before December 31, 2023, a number of shares of common stock of the surviving entity constituting a percentage up to 31.9% of the then-issued and outstanding shares of the common stock of the surviving entity based on the tender offer price and otherwise pursuant to a shareholders agreement to be entered into at the time of any such purchase on such terms as are negotiated and mutually agreed by the parties (the “AlerisLife Option”). The acquisition of AlerisLife closed on March 20, 2023, and as of the date of this joint proxy statement/prospectus, DHC has not exercised the AlerisLife Option.
On February 3, 2023, the OPI special committee held a meeting, with representatives of J.P. Morgan and Wachtell Lipton present. At the meeting, the OPI special committee discussed the recent announcement of the acquisition of AlerisLife, the AlerisLife Consent Agreement, the AlerisLife Option and the transactions contemplated thereby. In addition, representatives of J.P. Morgan provided an update regarding J.P. Morgan’s discussions with BofA Securities and the results of J.P. Morgan’s due diligence of DHC to date. At the meeting, the OPI special committee discussed next steps and process for a potential transaction with DHC and requested that J.P. Morgan provide additional financial analysis following J.P. Morgan’s receipt of financial projections from DHC.
Also on February 3, 2023, the DHC special committee held a meeting that was attended by representatives of S&C and BofA Securities. At the meeting, representatives of BofA Securities reviewed and discussed with the DHC special committee the two sensitivity cases to the DHC January 2023 projections prepared by DHC management and relayed DHC management’s view that projection scenario A was more realistic than achieving improved margins across all of DHC’s SHOP communities as contemplated by projection scenario B. The DHC special committee determined to reconvene to further discuss the financial projections following a discussion by a member of the DHC special committee with DHC management on DHC management’s views of the assumptions underlying the two sensitivity cases, which discussion took place on February 3, 2023. The DHC special committee also discussed the recent announcement of the acquisition of AlerisLife, the AlerisLife Consent Agreement, the AlerisLife Option and the transactions contemplated thereby, pursuant to which DHC agreed to tender all of its and its subsidiaries’ 10,691,658 ALR Shares, representing an aggregate of 31.9% of the outstanding ALR Shares, into the tender offer, subject to the right, but not the obligation, to purchase, in a single private transaction, on or before December 31, 2023, a number of shares of common stock of the surviving entity constituting a percentage up to 31.9% of the then-issued and outstanding shares of the common stock of the surviving entity based on the tender offer price and otherwise pursuant to a stockholders agreement to be entered into at the time of any such purchase on such terms as are negotiated and mutually agreed by the parties. The AlerisLife transaction did not have any impact on the DHC financial projections.
On February 5, 2023, the DHC special committee met without its advisors present to further discuss the financial projections for DHC. Following discussion, the DHC special committee determined to approve a revised set of projections prepared by DHC management at the DHC special committee’s request with less conservative assumptions for the net operating income margins for DHC’s SHOP communities than those provided for in the DHC January 2023 projections. The DHC special committee also determined that projection scenario A, which reflected an improvement in the net operating income margins for DHC’s SHOP communities managed by AlerisLife, represented the appropriate base case projections for DHC and approved projection scenario A (the “DHC February 2023 projections”) for use by BofA Securities in its financial analysis and for purposes of providing projections to OPI in connection with DHC’s and OPI’s consideration of a potential transaction. The DHC special committee directed BofA Securities to share the DHC February 2023 projections with J.P. Morgan, which it did on February 6, 2023. J.P. Morgan promptly provided the DHC February 2023 projections to the OPI special committee.
On February 10, 2023, the DHC special committee held a meeting that was attended by representatives of S&C. At the meeting, the DHC special committee and representatives of S&C discussed, among other things, the termination fee structure under the DHC Current Business Management Agreement and the DHC Current Property Management Agreement and potential next steps with respect to a potential transaction with OPI.
Also on February 10, 2023, DHC management conducted a due diligence session with the OPI special committee and J.P. Morgan, at which BofA Securities was in attendance, to review the DHC February 2023 projections.
On February 14, 2023, DHC entered into an amendment to the DHC Credit Agreement (the “DHC Credit Agreement Amendment”), with Wells Fargo, as administrative agent and a lender, and DHC’s other lenders. The DHC Credit Agreement Amendment, among other things, (i) extended the fixed charge coverage ratio covenant waiver previously in effect until December 31, 2022 through the January 15, 2024 maturity date, (ii) reduced the outstanding DHC Credit Agreement commitments from $586.4 million to $450 million, requiring a $136.4 million repayment by DHC, and (iii) decreased DHC’s minimum liquidity requirement from $200 million to $100 million. DHC further agreed to a restriction on the acquisition of real property, mandatory repayments of outstanding principal from excess cash flows from collateralized properties, an increase in the interest rate margin and the elimination of the ability to reborrow any repaid funds under the DHC Credit Agreement.
On February 16, 2023, S&P announced a further downgrade of DHC credit ratings, noting that, although the DHC Credit Agreement Amendment extended the waiver of the fixed charge coverage ratio covenant, it did not extend the maturity date of the facility or resolve the uncertainty surrounding DHC’s refinancing options, including due to the uncertain recovery timeline for DHC’s SHOP communities.
On February 17, 2023, the OPI special committee held a meeting with representatives of J.P. Morgan and Wachtell Lipton present. Representatives of J.P. Morgan provided an update regarding the results of J.P. Morgan’s due diligence of DHC to date, recent trading performance of the OPI Common Shares and DHC Common Shares, the announcement of the DHC Credit Agreement Amendment, and related matters, and discussed DHC’s business plan, the DHC February 2023 projections and industry dynamics. In addition, representatives of J.P. Morgan reviewed preliminary financial analyses of DHC and a preliminary analysis of a potential business combination of OPI and DHC, including potential consideration mix, financing and capital structure, distribution policy and other considerations, and discussed the potential financing structure and execution strategy for a potential transaction with DHC. The OPI special committee considered next steps, including in connection with a potential proposal to DHC for a business combination transaction, and determined to provide an update to the OPI board of trustees regarding the OPI special committee’s process to date, the evaluation of other potential strategic alternatives and the potential submission of a proposal to DHC, the terms and timing of which submission were still to be determined by the OPI special committee.
On February 22, 2023, the OPI board of trustees held a meeting, with representatives of OPI management, J.P. Morgan and Wachtell Lipton present. At the meeting, members of the OPI special committee and representatives of J.P. Morgan and Wachtell Lipton provided an update regarding the OPI special committee’s evaluation of a potential transaction with DHC, potential alternative transactions or OPI remaining a stand-alone company. Representatives of Wachtell Lipton explained that the OPI special committee had not yet determined whether to pursue any transaction, or the terms or timing for any transaction, and was not seeking input from the OPI board of trustees on these matters, which would be determined by the OPI special committee. In addition, representatives of J.P. Morgan reviewed certain findings of J.P. Morgan’s due diligence and preliminary analysis to date, including a summary of the DHC February 2023 projections, capital structure considerations and assumptions, and selected preliminary pro forma balance sheet and covenant projections for the potential combined company based on the DHC February 2023 projections and the OPI January 2023 financial projections, and also reviewed the potential financing plan for a potential transaction with DHC. OPI’s board of trustees also discussed, among other things, the challenges relating to financing in the current market environment and the prospects and timing for recovery in DHC’s SHOP communities, as well as the OPI January 2023 financial projections, future operations and distribution policies. As part of this discussion, the OPI board of trustees considered its prior discussions regarding recently announced dividend cuts by certain of OPI’s peer office REITs and the likelihood that a reduction in OPI’s then-current $2.20 per annum distribution rate would also be required based on, among other things, OPI’s projected future cash flows and the long-term deteriorating performance of office buildings and other challenges facing the office property market.
Later on February 22, 2023, the OPI special committee held a meeting, with representatives of J.P. Morgan and Wachtell Lipton present. Following discussion, the OPI special committee authorized J.P. Morgan to take initial steps to obtain a financing commitment for a potential transaction with DHC.
On February 24, 2023, the OPI special committee held a meeting, with representatives of J.P. Morgan and Wachtell Lipton present. Representatives of J.P. Morgan provided an update on the financing process for a potential transaction with DHC and certain remaining due diligence items and reviewed with the OPI special committee DHC’s and OPI’s recent share price performance. On the prior trading day, the closing share prices of the OPI Common Shares and the DHC Common Shares were $17.16 and $0.83, respectively. The OPI special committee considered potential transaction terms, including price, consideration mix, post-transaction ownership of the combined company, and post-closing governance of the combined company. Members of the OPI special committee discussed and considered the strategic and financial benefits, risks and considerations associated with a potential transaction with DHC and with forgoing such a transaction and continuing to execute OPI’s current business plan, including those relating to industry trends and headwinds in the office and healthcare real estate sectors, financing and capital structure considerations, expectations for the distribution policy for OPI on a stand-alone basis and for the combined company, including in light of OPI’s projected future cash flows, the challenges facing the office property market, potential inclusion of cash consideration for each DHC Common Share and recently announced dividend cuts by certain of OPI’s peers, with the special committee and its advisors discussing how, in connection with a transaction involving cash consideration, OPI may need to reduce OPI’s distributions significantly and/or pay a significant portion of OPI’s distribution in stock, and other matters. The OPI special committee took note of the prior discussions of the OPI board of trustees regarding the likelihood that a reduction in OPI’s then-current $2.20 per annum distribution rate would be required, regardless of whether any potential transaction with DHC were to be pursued. Following these discussions, the OPI special committee determined to submit a non-binding proposal for a business combination transaction with DHC reflecting, among other terms, (i) a transaction price of $0.90 per DHC Common Share, consisting of approximately 27% cash consideration ($0.24) and 73% stock consideration at an implied exchange ratio of 0.0385 OPI Common Shares per DHC Common Share, (ii) pro forma ownership in the combined company of approximately 84% for OPI shareholders and approximately 16% for DHC shareholders, (iii) OPI’s board of trustees to remain in place as the board of trustees of the combined company, (iv) a potential reduction and/or change in OPI’s regular distribution from cash to shares following the closing of the potential transaction, (v) for OPI to repay the DHC Credit Agreement and secured mortgage debt and to assume all of DHC’s outstanding senior unsecured notes and (vi) a 60-day exclusivity period to negotiate the potential transaction (the “Initial OPI Proposal”), and authorized J.P. Morgan and Wachtell Lipton to deliver the Initial OPI Proposal to the advisors of the DHC special committee. The Initial OPI Proposal represented a 9% premium to DHC’s closing share price of $0.83 as of February 23, 2023, and a 19% premium over DHC’s 20 calendar-day volume-weighted average price (“VWAP”) as of that date. Following the meeting, J.P. Morgan, on behalf of the OPI special committee, conveyed the Initial OPI Proposal to BofA Securities, on behalf of the DHC special committee. BofA Securities promptly provided the Initial OPI Proposal to the DHC special committee.
On February 27, 2023, the DHC special committee held a meeting that was attended by representatives of S&C and BofA Securities. At the meeting, representatives of BofA Securities summarized the terms of the Initial OPI Proposal, noting that the Initial OPI Proposal: (i) provided for an offer price of $0.90 per share was below the closing share price of the DHC Common Shares on February 24, 2023 ($0.91) and February 27, 2023 ($1.04), (ii) would require OPI to refinance the DHC Credit Agreement and obtain new senior secured financings, and (iii) contemplated a reduction and/or change in OPI’s regular distribution from cash to shares following the closing of the potential transaction. The DHC special committee discussed the value of the transaction contemplated by the Initial OPI Proposal and considered the implications of the financing and distribution requirements of the Initial OPI Proposal, including with respect to deal certainty, and whether to pursue a transaction with OPI or an alternative transaction. The DHC special committee authorized BofA Securities to contact J.P. Morgan to clarify certain elements of the Initial OPI Proposal and preliminarily inform J.P. Morgan that the DHC special committee considered that the proposal was not sufficiently attractive to DHC to provide a basis on which to transact or grant the exclusivity requested by the OPI special committee. The DHC special committee also determined to share the Initial OPI Proposal with DHC management and inform DHC management of the DHC special committee’s reaction to the Initial OPI Proposal. Following the meeting, BofA Securities, on behalf of the DHC special committee, promptly conveyed to J.P. Morgan, on behalf of the OPI special committee, and to DHC management, DHC’s preliminary response to the Initial OPI Proposal.
Over several meetings between February 27, 2023, and March 3, 2023, representatives of BofA Securities met with J.P. Morgan at the direction of their respective special committees to provide the DHC special committee’s preliminary feedback regarding the Initial OPI Proposal and discuss (i) clarifying certain aspects of the Initial OPI Proposal, (ii) ongoing work being performed by the OPI special committee and its advisors regarding the debt financing and debt commitment letter, and (iii) receipt by DHC of OPI’s stand-alone financial model, including the OPI January 2023 financial projections. At the direction of the DHC special committee, representatives of BofA Securities also discussed certain of these matters with OPI management. J.P. Morgan promptly relayed the DHC special committee’s feedback to the OPI special committee.

On March 1, 2023, DHC published a press release disclosing its financial results for the quarter- and year-ended December 31, 2022. Among other items, DHC reported (i) an increase in SHOP occupancy by 380 basis points and average monthly rates of nearly 9% year-over-year, resulting in a 14.2% increase in SHOP revenues, (ii) normalized funds from operations of $0.03 per share over the fourth quarter of 2022, and (iii) decreased occupancy and revenues within DHC’s medical office and life science portfolio as compared to both the third quarter of 2022 and the year ended December 31, 2021.
Also on March 1, 2023, the DHC board of trustees held a meeting attended by representatives of S&W, in its capacity as DHC’s regular corporate legal counsel, and members of DHC management. At this meeting, the DHC special committee provided the DHC board of trustees with an update on the status of discussions regarding a potential transaction between DHC and OPI and the process to date followed by the DHC special committee and its advisors in evaluating the potential transaction. Also at this meeting, the DHC compensation committee reported to the DHC board of trustees its determination made during a meeting of the DHC compensation committee held on February 23, 2023 that DHC not exercise the rights available to it under the DHC Current Business Management Agreement and the DHC Current Property Management Agreement to terminate those agreements for a performance reason within sixty days after the calendar year end in exchange for a termination fee payable to RMR, which was estimated by DHC management to be approximately $222 million. Pursuant to its charter, the DHC compensation committee is responsible for reviewing the terms of DHC’s management agreements with RMR, evaluating the performance of RMR under those agreements, approving the fees and certain other costs that DHC is required to pay under those agreements and making determinations regarding continuance of or changes to those agreements. Pursuant to this authority, the DHC compensation committee conducts an annual review of the termination rights available to DHC under each such agreement. During its December 2022 and February 2023 meetings, in connection with its consideration of whether or not to exercise its termination rights, the DHC compensation committee discussed (i) the significant termination fee that DHC would be required to pay to RMR in connection with a termination of RMR for a performance reason, (ii) the feasibility (or lack thereof) of identifying and engaging an alternative manager for DHC or implementing other alternatives, (iii) the potential impacts of termination under the DHC Credit Agreement and senior unsecured note indentures, (iv) the significant ongoing impacts of current market and economic conditions on DHC’s financial condition and results of operations, particularly with respect to its SHOP communities, (v) the general performance of RMR in its provision of management services to DHC, (vi) actions RMR has undertaken in the past and continues to pursue to help DHC improve its operating results, manage its leverage levels and finances and increase shareholder value and (vii) market data provided by RMR indicating that RMR’s management fee structure compares favorably to fees earned by other external REIT managers. Upon consideration of each of these factors, among others, the DHC compensation committee determined that continuing the DHC Current Business Management Agreement and the DHC Current Property Management Agreement on their current terms was fair and reasonable to, and in the best interests of, DHC.
Later on March 1, 2023, J.P. Morgan, on behalf of and at the direction of the OPI special committee, provided the OPI January 2023 financial projections to BofA Securities, who promptly shared the OPI January 2023 financial projections with the DHC special committee.
On March 3, 2023, the DHC special committee held a meeting that was attended by representatives of S&C and BofA Securities. At the meeting, representatives of BofA Securities provided updates on recent discussions with J.P. Morgan, including that BofA Securities conveyed the DHC special committee’s dissatisfaction with the Initial OPI Proposal, citing the lack of a premium to the current DHC share price and the financing uncertainty raised by the proposal, among other things. The DHC special committee then discussed its interest in requesting a waiver of the termination fees payable to RMR under the DHC Current Business Management Agreement and the DHC Current Property Management Agreement in connection with a transaction between DHC and a third party other than OPI. Representatives of BofA Securities then recounted its recent discussions with a representative of RMR regarding the possibility of the termination fee waiver, during which a representative of RMR stated that RMR would not agree to such a waiver.
Also on March 3, 2023, the OPI special committee held a meeting, with representatives of J.P. Morgan and Wachtell Lipton present. At the meeting, representatives of J.P. Morgan provided an update on the response of the DHC special committee to the Initial OPI Proposal. Representatives of J.P. Morgan reported that representatives of BofA Securities had indicated that the offered price of $0.90 per DHC Common Share would not be acceptable to the DHC special committee, including in light of the increase in the trading price of the DHC Common Shares following DHC’s announcement of fourth quarter 2022 earnings results, which had occurred after the submission of the Initial OPI Proposal. Following the submission of the Initial OPI Proposal, the trading price of the DHC Common Shares had increased to a closing price of $1.48 per share on March 2, 2023. The OPI Common Shares closed at $16.88 on March 2, 2023. Representatives of J.P. Morgan also explained additional concerns conveyed by representatives of BofA Securities on behalf of the DHC special committee with respect to the terms of the Initial OPI Proposal, including the DHC special committee’s request that the timing to obtain committed financing for the potential transaction be expedited from what was proposed in the Initial OPI Proposal. Representatives of J.P. Morgan and Wachtell Lipton also discussed the financing strategy for the potential transaction with DHC and the financing market for office property companies and its potential implications for transaction financing.
Between March 3, 2023 and March 7, 2023, representatives of BofA Securities and J.P. Morgan discussed the recent efforts undertaken by the OPI special committee and its advisors in connection with the debt financing. Representatives of JPM suggested that the debt financing, if obtained, would likely be a bridge financing.
On March 7, 2023, the DHC special committee held a meeting that was attended by representatives of S&C and BofA Securities. At the meeting, representatives of BofA Securities reviewed the recent upward trend in the trading price of the DHC Common Shares after DHC reported fourth quarter 2022 earnings results on March 1, 2023, from a closing price of $0.93 per share on March 1, 2023 to a closing price of $1.85 per share on March 7, 2023. The DHC special committee discussed with representatives of S&C and BofA Securities (i) the implications of DHC’s upward share trading price trend on a potential transaction between DHC and OPI, including that the OPI special committee would need to improve OPI’s offer price by increasing the cash component of the Initial OPI Proposal and/or providing DHC shareholders with additional equity consideration (which would likely require an OPI shareholder vote to approve the potential transaction), (ii) the encouraging financial performance of DHC during the first month of 2023, and the potential implications of improved performance on DHC’s financing situation, and (iii) the DHC special committee’s level of interest in a potential transaction with OPI or exploration of strategic or financing alternatives given the events of the past several days. The DHC special committee instructed BofA Securities to inform J.P. Morgan that the DHC special committee would not provide a formal counterproposal to the Initial OPI Proposal and instead requested that the OPI special committee submitted a revised proposal that better reflected the value of the DHC Common Shares.
Also on March 7, 2023, OPI management conducted a due diligence session with BofA Securities, at which J.P. Morgan was also in attendance, to review the OPI January 2023 financial projections.
On March 8, 2023, at the direction of the DHC special committee and OPI special committee, as applicable, BofA Securities met with J.P. Morgan to discuss the Initial OPI Proposal. Representatives of BofA Securities, on behalf of the DHC special committee, (i) noted that the DHC special committee would not provide a formal counterproposal to the Initial OPI Proposal and instead requested the OPI special committee submit a revised proposal that better reflected the value of the DHC Common Shares and (ii) requested updates regarding the debt financing for the potential transaction and OPI’s plan for revising its distribution policy in connection with the announcement of the potential transaction.
On March 10, 2023, the OPI special committee held a meeting, with representatives of J.P. Morgan and Wachtell Lipton present. Representatives of J.P. Morgan provided an update on the response of the DHC special committee to the Initial OPI Proposal, including requests made by the DHC special committee for additional information to support its evaluation of the Initial OPI Proposal regarding financing, capital structure, distribution policy considerations and the DHC special committee’s request that the OPI special committee submit a revised transaction proposal. The OPI special committee discussed and considered the possibility of continuing to pursue a business combination transaction with DHC, but revising the proposed consideration to consist entirely of OPI Common Shares, rather than a combination of cash and stock consideration. The OPI special committee discussed that a transaction with DHC still made sense for OPI from a strategic perspective and that an all-stock transaction would allow OPI to pay a higher price for each DHC Common Share than provided for in the Initial OPI Proposal, which price could be at or above the current trading price of the DHC Common Shares (which, on March 9, 2023, closed at $1.76 per share), while reducing the cash funding needed for a potential transaction with DHC. The OPI Special Committee considered potential benefits, risks and considerations associated with an all-stock transaction, including that an all-stock transaction would help to make the transaction financing feasible in light of, among other things, existing headwinds in the financing market, which had been negatively impacted by recent liquidity challenges facing a number of regional banks and other market events, and that such a transaction would be subject to approval of OPI shareholders in addition to the shareholders of DHC. The OPI special committee also discussed and considered next steps for the potential transaction, including regarding the financing strategy for a potential transaction and the potential submission of a revised proposal to DHC.
Also on March 10, 2023, at the direction of the DHC special committee, DHC made available to the OPI special committee and its advisors a virtual data room with documents responsive to various due diligence requests made by the OPI special committee and its advisors. Also on March 10, 2023, DHC management shared with both BofA Securities and J.P. Morgan discrete updates to the DHC February 2023 projections to reflect recent operational and leasing events, which resulted in immaterial changes to Net Operating Income, Adjusted EBITDAre, Normalized FFO and Unlevered Free Cash Flow due to recent operational leasing events, including DHC management’s updated views on the likelihood and timing for terminations of leased properties and expectations for re-leasing efforts related to such properties (the DHC February 2023 projections, as updated by DHC management on March 10, 2023, the “DHC financial projections”).
In addition, on March 10, 2023, OPI management shared with J.P. Morgan updates to the OPI January 2023 financial projections, which resulted in immaterial changes to Adjusted EBITDAre, Net Operating Income and Normalized FFO due to recent operational leasing events, including OPI management’s updated views on the likelihood of lease renewals, extensions, terminations and non-renewals of leased properties (the “OPI financial projections”). At the OPI special committee’s direction, representatives of J.P. Morgan held numerous discussions with OPI management and requested additional information on the OPI financial projections and the various assumptions made by OPI management in preparing the projections in March 2023 and April 2023, including assumptions regarding OPI capital expenditures, occupancy rates, net operating income margins and cash flow. Also on March 10, 2023, OPI management shared the OPI financial projections with BofA Securities.
On March 13, 2023, JPMC delivered to OPI and RMR a draft term sheet (the “Financing Term Sheet”) for the terms of an up to $368 million bridge financing commitment from JPMC to be entered into in connection with the signing of the potential transaction with DHC.
On March 14, 2023, representatives of Wachtell Lipton and J.P. Morgan contacted representatives of S&C and BofA Securities, respectively, to inform them that the OPI special committee was preparing a revised proposal to be shared with the DHC special committee. S&C and BofA promptly informed the DHC special committee of these discussions.
Also on March 14, 2023, DHC management met with representatives of Flat Footed regarding DHC’s fourth quarter 2022 earnings results as part of routine investor engagement with DHC equity and debt holders. On March 24, 2023, a representative of DHC provided Flat Footed with answers to follow-up questions received from Flat Footed by email. On April 7, 2023, a representative of Flat Footed sent additional follow-up questions regarding DHC’s fourth quarter 2022 earnings results to a representative of DHC by email.
On March 15, 2023, the OPI special committee held a meeting, with representatives of J.P. Morgan and Wachtell Lipton present. Representatives of J.P. Morgan provided an update on the process for the potential transaction, including that representatives of BofA Securities had requested that the OPI special committee provide to the DHC special committee a revised business combination proposal that would offer a higher price to DHC shareholders, taking into account the increase in the trading price of the DHC Common Shares since the submission of the Initial OPI Proposal, and would address certain financing and pro forma distribution policy considerations. On March 14, 2023, the closing share prices of the OPI Common Shares and the DHC Common Shares were $13.51 and $1.58, respectively. Representatives of J.P. Morgan also discussed the financing strategy for the potential transaction, including a financing commitment to provide funds needed to pay off the DHC Credit Agreement and a potential amendment to or replacement of the

OPI Credit Agreement. The members of the OPI special committee discussed with representatives of J.P. Morgan and Wachtell Lipton that the amendment or replacement of the OPI Credit Agreement would likely need to be a condition to the closing of a potential business combination with DHC in order to provide assurance that the combined company would have a capital structure that would be appropriate for its businesses, the fact that obtaining the amendment or replacement of the OPI Credit Agreement would depend on a number of factors, including market conditions, interest rates, its and DHC’s respective operating performance, and investor interest, which were not entirely in OPI’s or DHC’s control, and how to limit the risk to OPI and a potential transaction, including pursuant to committed financing and entering into loans on OPI’s existing property portfolio. In addition, the OPI special committee discussed and considered OPI’s distribution policy and determined that, if OPI were to announce a reduction in its distribution policy in the near-term (which, as previously discussed by the OPI board of trustees would likely be required given OPI’s projected future cash flows and the challenges facing the office property market), OPI should do so in connection with the announcement of a transaction with DHC, if OPI and DHC determined to enter into a business combination transaction, to reflect the expected distribution policy for the combined company as mutually agreed as part of the transaction, rather than OPI independently announcing a dividend reduction either prior to or subsequent to the public announcement of the transaction. Representatives of J.P. Morgan reviewed recent share price performance for OPI and DHC, presented a preliminary analysis of a potential transaction at various illustrative premia and discussed considerations relating to a fixed exchange ratio versus potential strategic alternatives. The OPI special committee determined to propose a transaction for 100% of the issued and outstanding DHC Common Shares in an all-stock transaction with, among other things, (i) a fixed exchange ratio based on the 10 calendar-day VWAP of the DHC Common Shares as of one calendar day before signing, which, as of March 15, 2023, represented pro forma ownership in the combined company of approximately 61% for OPI shareholders and approximately 39% for DHC shareholders, (ii) a pro forma distribution payout ratio to be discussed by the parties and which if necessary could include a complete suspension of the pro forma distribution for the combined company, with such distribution policy change to be announced in conjunction with an announcement of the potential transaction, (iii) an approximately $350 million bridge financing commitment secured by OPI at the signing of the potential transaction, (iv) combined company governance to be mutually agreed between the parties, and (v) OPI to use efforts to amend or replace the existing OPI Credit Agreement between signing and closing of the potential transaction and the successful amendment to or replacement of the OPI Credit Agreement to be a condition to closing (the “Second OPI Proposal”). As of March 14, 2023, the Second OPI Proposal implied an exchange ratio of approximately 0.1266 OPI Common Shares per DHC Common Share. The OPI special committee directed J.P. Morgan to convey the Second OPI Proposal to representatives of the DHC special committee consistent with the discussion at the meeting of the OPI special committee. Following the meeting, J.P. Morgan, on behalf of the OPI special committee, conveyed the Second OPI Proposal to BofA Securities, on behalf of the DHC special committee. BofA Securities promptly provided the Second OPI Proposal to the DHC special committee.
Following the submission of the Second OPI Proposal and during the period prior to the execution and delivery of the Merger Agreement on April 11, 2023, in addition to meetings of the OPI special committee, the chairperson of the OPI special committee held a number of discussions with representatives of J.P. Morgan and/or Wachtell Lipton to receive regular updates and to oversee and provide guidance on the discussions and negotiations undertaken by the advisors to the OPI special committee on behalf of the OPI special committee.
Following receipt of the Second OPI Proposal and during the period prior to the execution and delivery of the Merger Agreement on April 11, 2023, in addition to meetings of the DHC special committee, the chairperson of the DHC special committee held a number of discussions with representatives of BofA Securities and/or S&C to receive regular updates and to oversee and provide guidance on the discussions and negotiations undertaken by the advisors to the DHC special committee on behalf of the DHC special committee.
On March 16, 2023, DHC received a notification letter from Nasdaq confirming that, as a result of DHC’s share price remaining at or above $1.00 for a minimum of 10 consecutive business days, DHC had regained compliance with Nasdaq’s minimum bid price continued listing standard and was no longer under consideration for delisting and Nasdaq considered the matter closed. On March 20, 2023, DHC filed a Current Report on Form 8-K with the SEC reporting its receipt of the notification letter from Nasdaq.

Also on March 16, 2023, at the direction of the OPI special committee, J.P. Morgan delivered to BofA Securities the Financing Term Sheet.
Later on March 16, 2023, representatives of BofA Securities and J.P. Morgan discussed the Second OPI Proposal, the Financing Term Sheet and other matters in connection with the potential transaction. In addition, representatives of S&C and Wachtell Lipton discussed the potential transaction.
On March 17, 2023, the DHC special committee held a meeting that was attended by representatives of S&C and BofA Securities. At the meeting, representatives of BofA Securities reviewed the terms of, and key considerations related to, the Second OPI Proposal and the Financing Term Sheet, including, among other things, (i) the fact that OPI proposed an at market, no premium transaction, (ii) the financing conditionality raised by the Second OPI Proposal, and (iii) the potential impact on the trading price of the OPI Common Shares and value for DHC’s shareholders of a reduction in OPI’s regular distribution. The DHC special committee, BofA and S&C engaged in discussion about the considerations and risks raised by these terms in the context of the current market environment and recent updates from DHC management on DHC’s financial performance and outlook. Regarding the proposed reduction in OPI’s regular distribution, representatives of BofA Securities reviewed the market risks related to such reduction, including that OPI’s stock price might decline as a result of announcing the reduction but that any potential decline was not readily estimable or quantifiable. The DHC special committee then discussed with representatives of BofA Securities and S&C the potential for proposing at the appropriate time a symmetrical price collar to protect DHC shareholders from a potential decline in the OPI stock price resulting from the announcement of an OPI distribution reduction. The DHC special committee determined to request a meeting with OPI management to discuss OPI’s stand-alone prospects and the OPI financial projections, prospects for the pro forma combined company (including synergies) and financing matters. The DHC special committee then considered the potential to negotiate a reduction in the annual fees for RMR for the combined company or another potential concession from RMR under the OPI Current Business Management Agreement and the OPI Current Property Management Agreement. The DHC special committee instructed S&C to discuss with Wachtell Lipton the OPI special committee’s potential interest in jointly proposing a change to RMR’s pro forma management fee structure, which representatives of S&C discussed with representatives of Wachtell Lipton later that day. Wachtell Lipton promptly conveyed the request to the OPI special committee. The DHC special committee also instructed BofA Securities to discuss with J.P. Morgan the DHC special committee’s reaction to the Second OPI Proposal and Financing Term Sheet. Shortly following the meeting, BofA Securities discussed these matters with J.P. Morgan.
Also on March 17, 2023, the OPI special committee held a meeting, with representatives of J.P. Morgan and Wachtell Lipton present. Representatives of J.P. Morgan provided an update regarding the potential transaction with DHC, including that representatives of BofA Securities had informed J.P. Morgan that the DHC special committee had requested certain additional information in connection with the DHC special committee’s evaluation of the Second OPI Proposal and determined to further evaluate the Second OPI Proposal before responding. Representatives of J.P. Morgan also provided an update on the financing process for the potential transaction and challenges in the current financing market environment, particularly in the office real estate sector. In addition, representatives of Wachtell Lipton provided an update on the legal process for a potential transaction, including the terms of a draft merger agreement and discussions with S&C.
On March 21, 2023, OPI management conducted a due diligence session for the DHC special committee, which was also attended by representatives of BofA Securities, regarding OPI’s stand-alone prospects and the OPI financial projections, the prospects for the pro forma combined company (including synergies) and financing matters, including the Financing Term Sheet and the need to amend or replace the OPI Credit Agreement.
On March 22, 2023, the DHC special committee held a meeting that was attended by representatives of S&C and BofA Securities. At the meeting, representatives of BofA Securities presented an update to its preliminary financial analysis of DHC as a stand-alone publicly-traded company. Representatives of BofA Securities also presented a preliminary financial analysis of OPI as a stand-alone publicly-traded company based on the OPI financial projections. Representatives of BofA Securities then presented its preliminary financial analysis of the all-stock, no premium transaction proposed by the OPI special committee in the Second OPI Proposal. The DHC special committee and representatives of BofA Securities and S&C then further discussed key terms of the Second OPI Proposal, the benefits and risks of each of the terms of the Second OPI Proposal and the terms of a potential counterproposal, including the possibility of proposing a symmetrical price collar on any fixed exchange ratio to protect DHC’s shareholders against a significant decline in the value of the OPI Common Shares between signing and closing, with a particular focus on the potential for negative market reaction to a reduction in OPI’s distribution rate. Representatives of BofA Securities reviewed with the DHC special committee recent market practice with respect to price collars. Following this discussion, the DHC special committee determined to consider further whether proposing a price collar would be constructive in the context of current negotiations. The DHC special committee determined to reconvene to discuss further the Second OPI Proposal.
On March 23, 2023, the OPI special committee held a meeting, with representatives of J.P. Morgan and Wachtell Lipton present. Representatives of J.P. Morgan provided an update on the potential transaction with DHC, including preliminary feedback from BofA Securities, on behalf of the DHC special committee, on the Second OPI Proposal as well as the financing plan for the potential transaction. Representatives of Wachtell Lipton reviewed with the OPI special committee the terms and conditions of a draft of the Merger Agreement and a draft debt commitment letter for the potential transaction, and the OPI special committee directed Wachtell Lipton to negotiate the financing commitment letter on behalf of OPI and to prepare to submit the draft Merger Agreement to S&C at the appropriate time.
Also on March 23, 2023, OPI management provided to J.P. Morgan discrete updates to the pro forma financial analysis for DHC and OPI on a combined basis to reflect updates to the financing, purchase consideration and distribution assumptions based on the Second OPI Proposal, which updates did not impact the standalone financial projections reflected in the OPI financial projections.
On March 24, 2023, the DHC special committee held a meeting that was attended by representatives of S&C and BofA Securities. The DHC special committee discussed various conversations held by members of the DHC special committee with one another and with DHC management since the March 22, 2023 meeting regarding the Second OPI Proposal, financing matters and the incentive fee structure under the DHC Current Business Management Agreement, the DHC Current Property Management Agreement, the OPI Business Property Management Agreement and the OPI Current Property Management Agreement with RMR. Members of the DHC special committee provided an update from DHC management on the preliminary financial performance of DHC during January and February 2023, which tentatively indicated that DHC would outperform its projections for the first quarter of 2023, although such information was preliminary and not necessarily indicative of a broader trend. The DHC special committee and representatives of BofA Securities and S&C then further discussed the Second OPI Proposal, and the DHC special committee determined to make a non-binding counterproposal to the OPI special committee (the “First DHC Counterproposal”), on the following terms: (i) an all-stock transaction at a fixed exchange ratio of 0.1500x, corresponding to an approximately 42.5% ownership interest for DHC shareholders in the pro forma combined company, which represented an implied $1.70 offer price per DHC Common Share and an implied 29% premium per DHC Common Share (based on closing prices for DHC of $1.32 per DHC Common Share and for OPI of $10.95 per OPI Common Share, in each case on March 23, 2023), (ii) a symmetrical fixed-value price collar of 10% resulting in DHC shareholders owning no less than 40.0% and no more than 45.0% of the pro forma combined company, (iii) requesting that RMR backstop or commit to add certainty to or increase the $368 million bridge financing commitment, (iv) that any failure of OPI to amend or replace the OPI Credit Agreement within 30 days after execution of the Merger Agreement would give rise to a termination right for DHC and (vi) that RMR agree to waive its eligibility to earn an annual business management incentive fee from the combined company for a period following the closing of the potential transaction. The DHC special committee directed the representatives of BofA Securities to submit the First DHC Counterproposal to representatives of J.P. Morgan on behalf of the OPI special committee, which the representatives of BofA Securities did later that same day.
On March 27, 2023, the OPI special committee held a meeting, with representatives of J.P. Morgan and Wachtell Lipton present. At the meeting, the OPI special committee discussed and considered, among other things, the First DHC Counterproposal. On March 24, 2023, the closing share prices of the OPI Common Shares and the DHC Common Shares were $11.44 and $1.32, respectively. Following discussion, the OPI special committee determined to respond to the First DHC Counterproposal by proposing, among other things, (i) an exchange ratio that would result in DHC shareholders and OPI shareholders owning approximately 40% and approximately 60%, respectively, of the combined company, which exchange ratio would be fixed rather than floating subject to a symmetrical collar, and (ii) that any termination right in connection with financing conditionality must be mutual rather than solely for DHC’s benefit (the “Revised Second OPI Proposal”). The OPI special committee also authorized an increase in the ownership percentage for DHC shareholders above 40%, provided that the potential transaction did not include a floating feature. The OPI special committee further discussed that, while it was supportive of (a) RMR providing financing support for the transaction and (b) potential changes to RMR’s pro forma management incentive fee structure, RMR was unlikely to agree to such terms based on the OPI special committee’s and J.P. Morgan’s prior discussions with a representative of RMR in which the representative of RMR indicated that it would provide only a termination fee waiver under the DHC Current Business Management Agreement and the DHC Current Property Management Agreement in connection with the potential transaction. The OPI special committee discussed that it believed the potential transaction would be in the best interests of OPI and its shareholders even if RMR declined to provide any financing support for the transaction or agree to any fee changes and, therefore, the OPI special committee would support the DHC special committee seeking financing support or fee changes if the DHC special committee determined to do so but would not propose to condition the potential transaction on such terms. The OPI special committee determined to respond to the DHC special committee that OPI and DHC should work together to align on an appropriate construct for financing-related risk, including financing cooperation covenants and/or possible mutual termination rights to address a failure to obtain necessary financing. Following the meeting, J.P. Morgan, on behalf of the OPI special committee, conveyed the OPI special committee’s feedback, including the Revised Second OPI Proposal, to BofA Securities, on behalf of the DHC special committee.
Also on March 27, 2023, the DHC special committee held a meeting that was attended by representatives of S&C and BofA Securities. The representatives of BofA Securities informed the DHC special committee that during a meeting with representatives of J.P. Morgan earlier that day to discuss the First DHC Counterproposal, J.P. Morgan conveyed the Revised Second OPI Proposal and the OPI special committee’s feedback on the terms of the First DHC Counterproposal not included in the Revised Second OPI Proposal. Following the DHC special committee meeting, the DHC special committee members reconvened to consider a potential response to the Revised Second OPI Proposal and determined that it was willing to proceed without a price collar, but would retain its proposal from the First DHC Counterproposal of an exchange ratio of 0.1500x, which would result in DHC shareholders owning approximately 42.5% of the pro forma combined company. In reaching its determination that it was willing to proceed without a price collar, the DHC special committee considered various factors, including (i) the recent market price performance of DHC Common Shares and OPI Common Shares, (ii) that 42.5% ownership for DHC shareholders of the pro forma combined company represented a significant improvement over the Initial OPI Proposal (which included an approximately 16% ownership interest for DHC shareholders plus a cash component that together represented a zero premium transaction) by providing DHC shareholders with greater total value and a larger participation in any upside based on the performance by the combined company, (iii) the fact that, by fixing the exchange ratio at signing, any fluctuation in the price of OPI Common Shares between signing and closing of the Merger would not affect the aggregate ownership interest that DHC shareholders would receive in the combined company, (iv) the fact that, as noted in analyst commentary, the market was likely expecting a reduction in OPI’s annual distribution and therefore would have already reflected such a reduction into the then-current trading price of OPI Common Shares and (v) the belief of the DHC special committee that, even in the absence of the price collar, a combined company comprised of DHC and OPI in which DHC shareholders owned 42.5% likely represented the best available alternative for DHC, especially in light of DHC’s impending debt maturities and significant capital expenditures required to support the turn-around of DHC’s SHOP communities. The DHC special committee also discussed that, based on the DHC special committee’s and BofA Securities’ prior discussions with a representative of RMR in which the representative of RMR indicated that it would provide only a termination fee waiver under the DHC management agreements in connection with the potential transaction, RMR was unlikely to agree to provide financing support for the transaction or agree to any management incentive fee changes. The DHC special committee discussed that it would not pursue financing support from RMR separately from OPI and that it would further consider the management incentive fee matter. At the direction of the DHC special committee, representatives of BofA Securities informed J.P. Morgan of the DHC special committee’s determination in the form of a revised counterproposal. J.P. Morgan promptly conveyed DHC’s response to the OPI special committee.

Later on March 27, 2023, based on direction from the OPI special committee, representatives of J.P. Morgan conveyed to representatives of BofA Securities a revised non-binding proposal on behalf of the OPI special committee that contemplated an exchange ratio of 0.1408x, which would result in DHC shareholders owning approximately 41.0% of the pro forma combined company, which represented an implied offer price of $1.60 per share and an implied approximately 22% premium per DHC Common Share (based on closing prices of $1.31 per DHC Common Share and OPI of $11.33 per OPI Common Share, in each case on March 27, 2023). Representatives of BofA Securities promptly relayed these terms to the DHC special committee.
On the evening of March 27, 2023, Wachtell Lipton shared an initial draft of the Merger Agreement for the potential transaction with S&C. The draft Merger Agreement provided, among other things, for (i) a condition requiring that OPI would have to obtain financing in excess of a to-be-agreed threshold, (ii) termination rights for each party if OPI were unable to amend or replace the OPI Credit Agreement, and (iii) a termination fee payable by either party, which would be the same dollar amount for each party, in order to accept a superior proposal or in certain other circumstances. S&C promptly shared the initial draft of the Merger Agreement with the DHC special committee.
During the period from March 27, 2023, through April 11, 2023, S&C and Wachtell Lipton exchanged drafts of the Merger Agreement and related agreements and documents, including exhibits and schedules under the direction of and with input from the DHC special committee and the OPI special committee, respectively. The parties negotiated key terms throughout this entire period, including, among other items, covenants with respect to the debt financing for the proposed transaction and amending and replacing the OPI Credit Agreement, closing conditions, termination rights, termination fees payable by each party in certain scenarios, special committee and board recommendations and non-solicitation obligations, termination rights (including the right to terminate if the potential transaction were not completed by a specified outside date) and the quantum of the termination fee payable by each party in certain circumstances. During this period, each of DHC, OPI and their respective advisors continued to conduct financial and legal due diligence with respect to the other party. S&W, in its capacity as regular corporate counsel to both OPI and DHC, assisted the parties with legal due diligence and the preparation of disclosure schedules and ancillary transaction documents during this period.
On March 28, 2023, the DHC special committee held a meeting that was attended by representatives of S&C and BofA Securities. The DHC special committee discussed the latest proposal delivered on behalf of the OPI special committee on March 27, 2023 and determined to respond by counter-proposing a fixed exchange ratio that would instead give DHC shareholders an approximately 42.0% ownership interest in the combined company. On March 27, 2023, the closing share prices of the OPI Common Shares and the DHC Common Shares were $11.33 and $1.31, respectively. The DHC special committee then invited DHC management to join the meeting to discuss their views with respect to DHC’s financial position, as well as the prospects and process for amending or replacing the OPI Credit Agreement in connection with the DHC special committee’s consideration of whether it was willing to accept any closing conditionality related to amending or replacing the OPI Credit Agreement. DHC management discussed RMR’s expectation that the proposal to repay the DHC Credit Agreement in connection with the potential transaction and to amend and replace the OPI Credit Agreement would be well received by the lenders of both DHC and OPI, including because such an amendment or replacement would downsize the aggregate principal amounts of the credit facilities, but that in OPI management’s view it was not considered possible to obtain firm commitments to amend or replace the OPI Credit Agreement prior to the signing of the transaction and that obtaining the amendment or replacement of the OPI Credit Agreement would depend on a number of factors, including market conditions, interest rates and other factors beyond OPI and DHC’s control. DHC management noted their view that DHC likely had sufficient cash to operate through the end of 2023 on a stand-alone basis if it chose not to pursue the potential transaction with OPI and did not obtain new financing.
Throughout the day on March 29, 2023, Ms. Harris Jones, on behalf of the DHC special committee and Mr. Lamkin, on behalf of the OPI special committee, met to discuss the latest proposals regarding the exchange ratio and certain items relating to the closing conditions and termination rights tied to the financing matters. After those discussions and further discussion among each special committee, the DHC special committee and OPI special committee agreed to proceed with final negotiations on the basis of a fixed exchange ratio for the proposed transaction of 0.147x, which would provide DHC shareholders with an approximately 42% ownership interest and OPI shareholders with an approximately 58% ownership interest in the combined company. The DHC special committee and the OPI special committee also preliminarily agreed that the amending and replacing of the OPI Credit Agreement (but not the consummation of the debt financing or any alternative financing) would be a condition to the closing of the potential transaction, subject to further discussion of the terms of the condition and a potential termination right for each of DHC and OPI if OPI was not able to successfully amend and replace the OPI Credit Agreement within a certain period of time following the signing of the Merger Agreement.
On March 30, 2023, the DHC special committee held a meeting that was attended by representatives of S&C and BofA Securities. The DHC special committee discussed the potential termination right tied to OPI’s ability to amend and replace the OPI Credit Agreement and the alternatives available to DHC in the absence of such a termination right if the proposed transaction with OPI failed to close by the proposed outside date of September 30, 2023. On March 29, 2023, the closing share prices of the OPI Common Shares and the DHC Common Shares were $11.60 and $1.35, respectively. The DHC special committee instructed representatives of S&C to relay to Wachtell Lipton the DHC special committee’s proposal that DHC be granted a right to terminate the Merger Agreement if OPI had not yet successfully amend and replace the OPI Credit Agreement within 90 days following signing of the Merger Agreement, while OPI would be granted the same right after 150 days. Later that day, representatives of S&C discussed this proposed termination right with representatives of Wachtell Lipton.
Also on March 30, 2023, BofA Securities provided to the DHC special committee updated written disclosure, which updated its prior disclosure on December 20, 2022 and January 23, 2023, regarding its prior relationships with DHC, OPI and RMR Inc., its role in the DHC Credit Agreement and investment banking, commercial banking and other financial services provided by BofA Securities to RMR Inc., an affiliate of RMR, and other companies managed by RMR, including OPI. The DHC special committee reviewed this updated written disclosure, discussed the contents in its meeting on March 31, 2023, and determined that the updated disclosure did not affect its initial determination on December 20, 2022 or subsequent affirmation of this determination on January 24, 2023 that the matters and relationships identified by BofA Securities in its written disclosure would not, in the DHC special committee’s judgment, interfere with BofA Securities’ ability to provide independent advice to the DHC special committee.
On March 31, 2023, the OPI special committee held a meeting, with representatives of J.P. Morgan and Wachtell Lipton present. The OPI special committee discussed the progress of discussions and negotiations regarding the potential transaction, including the exchange ratio, closing conditions and termination provisions, financing matters, and other terms and conditions, as well as recent developments relating to OPI and DHC. On March 30, 2023, the closing share prices of the OPI Common Shares and the DHC Common Shares were $11.82 and $1.36, respectively. During the meeting, representatives of Wachtell Lipton provided an update regarding discussions with S&C on the draft Merger Agreement and discussed the results of their legal due diligence of DHC to date, and representatives of J.P. Morgan provided an update regarding the debt financing for the potential transaction. The OPI special committee also discussed the potential investor communications and other communications for the proposed transaction. The OPI special committee also determined that it was desirable to publicly announce the potential transaction on or around April 11, 2023. At the meeting, the OPI special committee directed J.P. Morgan and Wachtell Lipton to continue discussions and negotiations with BofA Securities and S&C on the basis discussed by the OPI special committee at the meeting, including a fixed exchange ratio of 0.147x that would result in DHC shareholders and OPI shareholders owning approximately 42% and 58%, respectively, of the combined company.
Also on March 31, 2023, the DHC special committee held a meeting that was attended by representatives of S&C and BofA Securities. At the meeting, representatives of S&C and BofA provided the DHC special committee with an update on recent discussions held with the advisors of the OPI special committee. In addition, (i) representatives of S&C reviewed key issues raised by the initial draft of the Merger Agreement provided by Wachtell Lipton and received feedback from the DHC special committee regarding proposed responses to such terms, (ii) representatives of BofA Securities discussed the potential for OPI to reduce its annual distribution concurrently with the announcement of the Merger, noting that the market was likely expecting such a reduction, as noted in analyst commentary, which would be reflected in OPI’s current trading price, (iii) representatives of BofA Securities reviewed certain financial analysis in connection with the proposed 0.147x fixed exchange ratio, and (iv) representatives of S&C relayed a message from Wachtell Lipton, acting on behalf of the OPI special committee, that the OPI special committee desired to publicly announce the potential transaction on or around April 11, 2023. The DHC special committee directed BofA Securities and S&C to continue to discuss and negotiate the transaction with the OPI special committee’s advisors and RMR. The DHC special committee also approved the terms of BofA Securities’ engagement as financial advisor to the DHC special committee set forth in a proposed engagement letter.
On April 2, 2023, representatives of Wachtell Lipton informed representatives of S&C of the OPI special committee’s position that amending and replacing the OPI Credit Agreement should be a condition to closing the potential transaction, but that there should not be any termination right for either DHC or OPI in connection with the failure to satisfy this condition in advance of the outside date of September 30, 2023. Representatives of S&C promptly relayed this update to the DHC special committee and discussed with the DHC special committee potential responses to the OPI special committee’s position.
On April 3, 2023, the DHC special committee and DHC executed an engagement letter with BofA Securities with respect to BofA Securities’ engagement as financial advisor to the DHC special committee.
On April 4, 2023, at the direction of the OPI special committee, OPI made available to the DHC special committee and its advisors a virtual data room with additional documents responsive to various due diligence requests made by the DHC special committee and its advisors.
On April 6, 2023, the DHC special committee held a meeting that was attended by representatives of S&C and BofA Securities. During the meeting, representatives of BofA Securities reviewed with the DHC special committee the DHC financial projections, the OPI financial projections and certain estimates as to the amount and timing of synergies and cost savings anticipated by OPI management to result from the Merger (each as more fully described in the sections of this joint proxy statement/prospectus entitled “— Unaudited Prospective Financial information of OPI” and “— Unaudited Prospective Financial Information of DHC”) that BofA Securities intended to use in its financial analysis, and the DHC special committee authorized BofA Securities to use that information for purposes of the financial analysis underlying its fairness opinion. Representatives of S&C provided the DHC special committee with an update on the negotiation of the Merger Agreement and related schedules and exhibits. The DHC special committee directed BofA Securities and S&C to continue to discuss and negotiate the transaction with the OPI special committee’s advisors and RMR.
Also on April 6, 2023, representatives of Wachtell Lipton delivered to representatives of S&C a revised draft of the Financing Term Sheet and an initial draft of the debt commitment letter with respect to the debt financing. The draft debt commitment letter included, among other features, an initial expiration date of June 30, 2023, which was earlier than the proposed September 30, 2023 outside date under the Merger Agreement (after which either party is permitted to terminate the Merger Agreement). Later the same day, representatives of S&C discussed the terms of the Financing Term Sheet and debt commitment letter with representatives of Wachtell Lipton. S&C promptly relayed these discussions to the DHC special committee.
In addition, on April 6, 2023, representatives of RMR shared drafts of the RMR Letter Agreement and the OPI Amended Property Management Agreement with Wachtell Lipton and S&C and communicated that RMR would not agree to waive the termination fees that would otherwise be due under the DHC Current Business Management Agreement and the DHC Current Property Management Agreement in connection with the potential transaction unless (i) the waiver was limited to a transaction with OPI, and not a transaction with any other party, which RMR had previously communicated to the DHC special committee and the OPI special committee, and (ii) OPI agreed to amend and restate the OPI Current Property Management Agreement, effective upon the consummation of the Merger, to provide that properties currently owned by DHC and subject to the DHC Current Property Management Agreement, including its SHOP communities, would become subject to the terms and conditions of the OPI Amended Property Management Agreement on terms consistent with the terms of the DHC Current Property Management Agreement. Between April 6, 2023 and April 10, 2023, Wachtell Lipton and S&C, under the direction of and with input from the OPI special committee and the DHC special committee, respectively, negotiated the terms of the RMR Letter Agreement and the OPI Amended Property Management Agreement with representatives of RMR and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to RMR.

On April 7, 2023, the DHC special committee held a meeting that was attended by representatives of S&C and BofA Securities. During the meeting, representatives of S&C and BofA Securities, as applicable, provided an update on the terms of the transaction with a particular focus on financing matters, including (i) negotiations with the OPI special committee and its advisors regarding the Merger Agreement provisions relating to the debt financing and amending and replacing the OPI Credit Agreement, (ii) the latest terms of the Financing Term Sheet and debt commitment letter, (iii) an analysis of the combined company’s compliance with the debt incurrence covenants under DHC’s and OPI’s senior unsecured notes that were proposed to remain outstanding following the closing of the Merger, (iv) discussions held with the OPI special committee and its advisors regarding the outside date and termination rights under the Merger Agreement related to financing matters, and (v) the misalignment of the expiration date of the debt commitment letter and the outside date under the Merger Agreement. After discussion, the DHC special committee determined to propose (i) an early termination right for DHC if the expiration date under the debt commitment letter is a date prior to the outside date under the Merger Agreement and OPI does not extend the debt commitment letter through the outside date of September 30, 2023, (ii) a reverse termination fee payable by OPI to DHC in connection with a failure to close the Merger in connection with OPI failing to obtain financing, (iii) certain rights for the DHC special committee relating to cash preservation and financing matters during the period between signing of the Merger Agreement and the closing of the Merger, and (iv) enhanced participation and information rights for the DHC special committee in connection with the various financing processes between signing of the Merger Agreement and closing of the Merger. In addition, the DHC special committee discussed its desire to include in the RMR Letter Agreement that RMR would not be eligible to earn a business management incentive fee in respect of the combined company for 2023 or 2024, on the basis that representatives of RMR had informed the DHC special committee that RMR did not expect to earn such a fee in 2023 or 2024 on a stand-alone basis with respect to DHC or OPI, and RMR should not have an opportunity to earn such an incentive fee by virtue of closing the transaction that RMR would not have earned with respect to DHC or OPI on a stand-alone basis. Representatives of BofA Securities also reviewed with the DHC special committee the financial terms of the transaction and presented its financial analysis of each of DHC and OPI on a stand-alone basis and of the exchange ratio. The DHC special committee directed BofA Securities and S&C to continue to discuss and negotiate the transaction with the OPI special committee’s advisors and RMR.
Also on April 7, 2023, at the direction of the OPI special committee, representatives of J.P. Morgan shared with representatives of BofA Securities the debt incurrence covenant analysis compiled by J.P. Morgan for the pro forma combined company with respect to the DHC senior unsecured notes, the OPI senior unsecured notes and the current OPI Credit Agreement, which demonstrated that the pro forma combined company would be expected to comply with such covenants based on the various assumptions in the analysis.
Also April 7, 2023, the OPI special committee held a meeting, with representatives of J.P. Morgan and Wachtell Lipton present. Representatives of J.P. Morgan and Wachtell Lipton provided an update on discussions and negotiations relating to the potential transaction, including the draft Merger Agreement, debt financing and agreements with RMR. Representatives of J.P. Morgan reviewed the sources and uses for the proposed transaction, potential transaction synergies, the potential distribution policy for the combined company and for OPI (including the proposed reduction in OPI’s distribution policy to $1.00 per annum per OPI Common Share from $2.20 per annum per OPI Common Share based on OPI’s projected future cash flows, the challenges facing the office property market generally and the expected need to conserve cash to fund the business plan of the combined company, and the concurrent announcement of the policy with the announcement of the Merger), and other matters. Representatives of J.P. Morgan also presented preliminary financial analyses of DHC and OPI and preliminary analyses of the relative value of the two companies and the proposed exchange ratio for the potential transaction. Representatives of Wachtell Lipton reviewed with the members of the OPI special committee their duties under Maryland law and the terms and conditions of the Merger Agreement for the transaction, as well as remaining open items being discussed among the advisors to the special committees. In addition, representatives of J.P. Morgan reviewed the OPI financial projections and the DHC financial projections (each as more fully described in the sections of this joint proxy statement/prospectus entitled “— Unaudited Prospective Financial information of OPI” and “— Unaudited Prospective Financial Information of DHC”), which had been prepared by management of OPI and the DHC, respectively, and confirmed by OPI and DHC management to be the best available estimates of the future performance of each company. Following a discussion, the OPI special committee approved for J.P. Morgan’s use, and directed J.P. Morgan to use, the OPI financial projections and the DHC financial projections for the purposes of its fairness opinion and related analysis. The OPI special committee directed J.P. Morgan and Wachtell Lipton to continue to discuss and negotiate the transaction with the DHC special committee’s advisors and RMR.
In addition, on April 7, 2023, the OPI board of trustees held a meeting with representatives of OPI management, J.P. Morgan and Wachtell Lipton present. Representatives of J.P. Morgan summarized the discussions and negotiations between the OPI special committee and the DHC special committee and their respective advisors, as well as recent stock market, financing market and other developments since the last discussion with the OPI board of trustees regarding the potential transaction. The OPI board of trustees discussed OPI management’s perspective on the potential transaction, including recent developments and the outlook of OPI and DHC, including in light of the challenges facing the office property market and the potential upside and challenges facing DHC’s medical office and life science portfolio and SHOP communities. Representatives of J.P. Morgan also reviewed the proposed financing plan for the potential transaction, including the terms and conditions of the proposed financing commitment for the potential transaction. In addition, representatives of J.P. Morgan and Wachtell Lipton discussed the terms and conditions of the potential transaction, including the draft Merger Agreement, debt financing and agreements with RMR. Representatives of J.P. Morgan reviewed the sources and uses for the proposed transaction, the OPI financial projections and the DHC financial projections and OPI management’s estimates as to the amount and timing of synergies and cost savings anticipated to result from the Merger (each as more fully described in the sections of this joint proxy statement/prospectus entitled “— Unaudited Prospective Financial information of OPI” and “— Unaudited Prospective Financial Information of DHC”), the potential distribution policy for the combined company and for OPI (including the proposed reduction in OPI’s distribution policy to $1.00 per annum per OPI Common Share from $2.20 per annum per OPI Common Share based on OPI’s projected future cash flows, the challenges facing the office property market generally and the expected need to conserve cash to fund the business plan of the combined company, and the concurrent announcement of the policy with the announcement of the Merger), and other matters. Representatives of J.P. Morgan also presented preliminary financial analyses of DHC and OPI and the proposed exchange ratio for the potential transaction based on the OPI financial projections and the DHC financial projections. Representatives of Wachtell Lipton reviewed with the members of the OPI board of trustees their duties under Maryland law and the terms and conditions of the draft Merger Agreement, as well as remaining open items being discussed between the advisors to the special committees. The OPI board of trustees also discussed the investor communications and other potential communications for the proposed transaction.
Later on April 7, 2023, representatives of Wachtell Lipton discussed with Mr. Lamkin the proposal made by the DHC special committee for a reverse termination fee payable by OPI to DHC in connection with a financing failure. In this discussion, Mr. Lamkin indicated that the reverse termination fee for a financing failure was not acceptable, but that it would be acceptable for the Merger Agreement to include (i) a termination right for DHC in connection with a failure to extend the expiration date under the debt commitment letter to the outside date under the Merger Agreement, if the debt commitment letter would otherwise expire, and (ii) enhanced rights for the DHC special committee in certain circumstances relating to cash preservation and financing matters. Following that discussion, Wachtell Lipton conveyed this response to S&C. S&C promptly informed the DHC special committee of these discussions.
On April 8, 2023, representatives of RMR, including Adam Portnoy and Jennifer Clark, each in their respective capacities as managing directors, executive officers and employees of RMR, rejected the proposal made by the DHC and OPI special committees for RMR to explicitly waive RMR’s eligibility to earn any business management incentive fee under the OPI Current Business Management Agreement, the DHC Current Business Management Agreement or the business management agreement of the combined company in respect of 2023. Acting at the direction of the DHC special committee, representatives of BofA Securities requested from RMR the most recent incentive fee calculations prepared by RMR for review by the DHC special committee and BofA Securities. The incentive fee calculations demonstrated that, as of March 31, 2023, RMR did not expect to earn a business management incentive fee for either DHC or OPI on a stand-alone basis in 2023. S&C communicated the calculations to Wachtell Lipton, who promptly informed the OPI special committee.
On April 9, 2023, representatives of S&C and Wachtell Lipton, on behalf of the DHC special committee and OPI special committee, respectively, continued negotiations with representatives of JPMC and its counsel

Cadwalader, Wickersham & Taft (“Cadwalader”), on the Financing Term Sheet, debt commitment letter and associated financing fee fetter. Representatives of S&C and Wachtell Lipton also continued to discuss the financing terms in the Merger Agreement.
During the morning of April 10, 2023, the DHC special committee held several meetings that were each attended by representatives of S&C and BofA Securities. Over the course of the meetings, representatives of S&C provided an update on negotiations regarding the terms of the Merger Agreement, the amendment and replacement of the OPI Credit Agreement and the debt financing. The DHC special committee discussed that although the proposed transaction would be subject to considerable financing conditionality in connection with the need to amend or replace the OPI Credit Agreement, the expectation of the DHC special committee and DHC management was that it would not be less difficult for DHC to obtain financing on a stand-alone basis in the absence of a transaction. Following additional discussion, the DHC special committee expressed a willingness to forgo a reverse termination fee in connection with a financing failure in light of the other progress made to achieve greater deal certainty. The DHC special committee determined to continue to seek a waiver of RMR’s ability to earn any business management incentive fee payments under the OPI Current Business Management Agreement, the DHC Current Business Management Agreement or the business management agreement of the combined company in 2023 and 2024.
Also during the morning of April 10, 2023, at the direction of the OPI special committee, OPI management and J.P. Morgan conducted a due diligence session for the DHC special committee and representatives of BofA Securities and S&C regarding OPI’s debt incurrence covenant analysis for the pro forma combined company and other financing matters. Over the course of the day on April 10, 2023, representatives of S&C and Wachtell Lipton worked to finalize the remaining open items under the Merger Agreement, exhibits, schedules and ancillary documentation related thereto. Representatives of S&C and Wachtell Lipton also worked with representatives of BofA Securities, J.P. Morgan, JPMC and Cadwalader to finalize the Financing Term Sheet, debt commitment letter and financing fee letter.
During the early afternoon of April 10, 2023, members of the DHC special committee met with representatives of RMR to further discuss the DHC special committee’s request for a waiver of RMR’s ability to earn any business management incentive fee under the OPI Current Business Management Agreement, the DHC Current Business Management or the business management agreement of the combined company in 2023 and 2024. During the meeting, representatives of RMR reconfirmed RMR’s rejection of the DHC special committee’s request.
Also during the afternoon of April 10, 2023, the DHC special committee held another meeting that was attended by representatives of S&C and BofA Securities. Representatives of S&C provided updates to the DHC special committee on the remaining open items in the Merger Agreement. The DHC special committee determined that it was willing to forgo a waiver of RMR’s ability to earn a business management incentive fee under the OPI Current Business Management Agreement, the DHC Current Business Management or the business management agreement of the combined company in 2023 and 2024 in light of the overall deal terms and the fact that the incentive fee calculations demonstrated that RMR did not expect to earn a business management incentive fee for DHC or OPI for 2023. The DHC special committee further determined to reconvene at a later time that day to review and consider whether or not to recommend the proposed transaction to the DHC board of trustees based on the terms of the Merger Agreement and other transaction documents.
In addition, on April 10, 2023, based on prior discussions with the OPI special committee, Wachtell Lipton advised RMR that the OPI special committee was willing to forgo a waiver of RMR’s ability to earn any incentive fee payments under the OPI Current Business Management Agreement, the DHC Current Business Management and business management agreement of the combined company in 2023, if the DHC special committee agreed to do so, in light of the overall deal terms and the fact that the incentive fee calculations demonstrated that RMR would not be likely to earn a business management incentive fee for DHC or OPI for 2023.
During the evening of April 10, 2023, representatives of S&C and Wachtell Lipton held numerous meetings to discuss and finalize the Merger Agreement.
Also during the evening of April 10, 2023, the OPI special committee held a meeting with members of management of OPI and representatives of J.P. Morgan and Wachtell Lipton present. OPI management provided an overview of the OPI financial projections and the DHC financial projections, which had been approved by the OPI special committee for use by J.P. Morgan in connection with its fairness opinion for the potential transaction with DHC, and responded to questions from members of the OPI special committee, after which OPI management departed the meeting. Representatives of J.P. Morgan and Wachtell Lipton provided an update on discussions and negotiations relating to the potential transaction, including the substantially final draft of the Merger Agreement, debt financing, including all related documents, and agreements with RMR. Representatives of J.P. Morgan reviewed the OPI financial projections and the DHC financial projections and estimates as to the amount and timing of synergies and cost savings anticipated to result from the Merger (each as more fully described in the sections of this joint proxy statement/prospectus entitled “— Unaudited Prospective Financial information of OPI” and “— Unaudited Prospective Financial Information of DHC”) and presented valuation analyses of DHC and OPI and analyses of the relative value of the two companies and the proposed exchange ratio for the potential transaction. On April 7, 2023, the closing share prices of the OPI Common Shares and the DHC Common Shares were $11.80 and $1.26, respectively. Representatives of Wachtell Lipton reviewed with the members of the OPI special committee their duties under Maryland law and the terms and conditions of the current draft of the Merger Agreement, the RMR Letter Agreement, the OPI Amended Property Management Agreement and related documentation. The OPI special committee also considered the expected distribution policy for OPI during the pendency of the Merger and for the combined company following the Merger, which would be reduced to $1.00 per annum per OPI Common Share from $2.20 per annum per OPI Common Share based on, among other considerations, OPI’s projected future cash flows, the challenges facing the office property market generally and the expected need to conserve cash to fund the business plan of the combined company. In addition, the OPI special committee reviewed updated disclosures from J.P. Morgan regarding fees that J.P. Morgan had received from OPI, DHC and RMR Inc. and certain of their respective affiliates, and J.P. Morgan’s ownership of common equity of OPI, DHC and RMR Inc., discussed the contents of such disclosure, and determined that the updated disclosure did not affect its initial determination that the matters and relationships identified by J.P. Morgan in its disclosure would not, in the OPI special committee’s judgment, interfere with J.P. Morgan’s ability to provide independent advice to the OPI special committee. Representatives of J.P. Morgan delivered to the OPI special committee J.P. Morgan’s oral opinion, subsequently confirmed by delivery of a written opinion dated April 10, 2023, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the proposed Merger was fair, from a financial point of view, to OPI, as more fully described in the section of this joint proxy statement/prospectus entitled “— Opinion of Financial Advisor to the OPI Special Committee.” At the conclusion of the meeting, the OPI special committee unanimously (i) determined that the Merger Agreement, the Merger, the OPI Share Issuance and the other transactions contemplated by the Merger Agreement were fair and reasonable and advisable to, and in the best interests of, OPI, and (ii) recommended that the OPI board of trustees adopt and approve the Merger Agreement, the Merger, the OPI Share Issuance and the other transactions contemplated by the Merger Agreement. The OPI special committee also unanimously (i) determined that the RMR Letter Agreement and the OPI Amended Property Management Agreement were fair and reasonable and advisable to, and in the best interests of, OPI, and (ii) recommended that the OPI compensation committee adopt and approve such agreements.
Also on April 10, 2023, following the meeting of the OPI special committee, the OPI compensation committee held a meeting, with representatives of OPI management, S&W, in its capacity as OPI’s regular corporate legal counsel, J.P. Morgan and Wachtell Lipton present. Pursuant to and in accordance with the OPI compensation committee charter, the OPI compensation committee unanimously (i) determined that the RMR Letter Agreement and the OPI Amended Property Management Agreement were fair and reasonable and advisable to, and in the best interests of, OPI, and (ii) approved such agreements.
Also on the evening of April 10, 2023, following the meeting of the OPI special committee, the OPI board of trustees held a meeting, with representatives of OPI management, S&W, in its capacity as OPI’s regular corporate legal counsel, J.P. Morgan and Wachtell Lipton present. Representatives of J.P. Morgan and Wachtell Lipton provided an update on discussions and negotiations relating to the potential transaction, including the substantially final draft Merger Agreement, debt financing, including all related documents, and agreements with RMR. Representatives of J.P. Morgan reviewed the OPI financial projections and the DHC financial projections and estimates as to the amount and timing of synergies and cost savings anticipated to result from the Merger (each as more fully described in the sections of this joint proxy statement/

prospectus entitled “— Unaudited Prospective Financial information of OPI” and “— Unaudited Prospective Financial Information of DHC”) and presented valuation analyses of DHC and OPI and analyses of the relative value of the two companies and the proposed exchange ratio for the potential transaction. Representatives of Wachtell Lipton reviewed with the members of the OPI board of trustees their duties under Maryland law and the terms and conditions of the Merger Agreement, the RMR Letter Agreement, the OPI Amended Property Management Agreement and related documentation. In addition, the OPI board of trustees reviewed updated disclosures from J.P. Morgan regarding fees J.P. Morgan had received from OPI, DHC and RMR Inc. and certain of their respective affiliates, and J.P. Morgan’s ownership of common equity of OPI, DHC and RMR Inc. Representatives of J.P. Morgan delivered to the OPI board of trustees J.P. Morgan’s oral opinion, subsequently confirmed by delivery of a written opinion dated April 10, 2023, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the proposed Merger was fair, from a financial point of view, to OPI, as more fully described in the section of this joint proxy statement/prospectus entitled “— Opinion of Financial Advisor to the OPI Special Committee.” The OPI special committee presented its recommendation that the OPI board of trustees adopt and approve the Merger Agreement, the Merger, the OPI Share Issuance and the other transactions contemplated by the Merger Agreement. At the conclusion of the meeting, the independent trustees of OPI and the members of the OPI board of trustees, separately, unanimously (i) determined and declared that the Merger Agreement, the Merger, OPI Share Issuance and the other transactions contemplated by the Merger Agreement were fair and reasonable and advisable to, and in the best interests of, OPI, (ii) adopted and approved the Merger Agreement, the Merger, the OPI Share Issuance and the other transactions contemplated by the Merger Agreement, and (iii) directed that the Merger, the OPI Share Issuance, and the OPI Adjournment Proposal be submitted for consideration at the OPI shareholder meeting. The independent trustees of OPI and the members of the OPI board of trustees, separately, also approved the announcement of a revised distribution policy of $1.00 per OPI Common Share per annum during the pendency of the Merger and for the combined company following the Merger from $2.20 per annum per OPI Common Share, which reduction was based on, among other considerations, OPI’s projected future cash flows, the challenges facing the office property market generally and the expected need to conserve cash to fund the business plan of the combined company.
Later that same evening, the DHC special committee held a meeting that was attended by representatives of S&C and BofA Securities. Representatives of BofA Securities and S&C provided an update on discussions and negotiations relating to the potential transaction, including the substantially final draft Merger Agreement, debt financing, including all related documents, and agreements with RMR. Representatives of BofA Securities reviewed with the DHC special committee BofA Securities’ financial analysis. At the request of the DHC special committee, after reviewing BofA Securities’ financial analysis and following discussion, representatives of BofA Securities delivered to the DHC special committee an oral opinion, which was confirmed by delivery of a written opinion dated April 10, 2023, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the written opinion, the exchange ratio provided for in the Merger was fair, from a financial point of view, to the holders of DHC Common Shares (other than holders of excluded shares (as defined in the Merger Agreement)). See the section of this joint proxy statement/prospectus entitled “— Opinion of the DHC special committee’s Financial Advisor.” Representatives of S&C then proceeded to provide the DHC special committee with an overview of key terms under the Merger Agreement and other transaction documents. Following further discussion and after considering the matters reviewed and discussed at the meeting and prior meetings of the DHC special committee, the DHC special committee unanimously (i) determined that the Merger Agreement, the Merger, and the other Transactions were fair and reasonable and advisable to, and in the best interests of, DHC, (ii) recommended that the DHC board of trustees (a) adopt and approve the Merger Agreement, the Merger, and the other Transactions, and (b) recommend that the holders of DHC Common Shares entitled to vote thereon vote in favor of the approval of the Merger, and (iii) determined and declared that the RMR Letter Agreement was fair and reasonable to DHC and recommended that the DHC compensation committee approve the entry into such letter.
Following the conclusion of the meeting of the DHC special committee, the DHC board of trustees convened a meeting that was attended by DHC management, S&C, BofA Securities, S&W in its capacity as DHC’s regular corporate legal counsel, and Saul Ewing in its capacity as DHC’s regular Maryland legal counsel. Representatives of Saul Ewing reviewed the trustees’ duties under Maryland REIT law in connection with the proposed transaction. Representatives of BofA Securities then provided the DHC board of trustees with an overview of BofA Securities’ financial analysis with respect to the proposed transaction, S&C provided the DHC board of trustees with an overview of the key terms of the transaction set forth in the Merger Agreement and the other transaction documents, and the DHC special committee reviewed with the DHC board of trustees the DHC special committee’s recommendations in connection with the proposed transaction. Following discussion, the independent trustees of DHC and the DHC board of trustees, separately, acting upon the unanimous recommendation of the DHC special committee, unanimously: (i) determined and declared that the Merger Agreement, the Merger, and the Transactions were fair and reasonable and advisable to, and in the best interests of, DHC, (ii) adopted and approved the Merger Agreement, the Merger, and the Transactions, (iii) directed that the Merger and the DHC Adjournment Proposal be submitted for consideration at the DHC shareholder meetings, and (iv) recommended that the holders of DHC Common Shares entitled to vote thereon vote in favor of the approval of the Merger. Pursuant to and in accordance with the DHC compensation committee charter, the DHC compensation committee unanimously (i) determined and declared that the RMR Letter Agreement was fair and reasonable to DHC and (ii) approved DHC’s entry in the RMR Letter Agreement.
Following these meetings of the DHC board of trustees and the OPI board of trustees, on April 11, 2023, the Merger Agreement, RMR Letter Agreement, OPI Amended Property Management Agreement, debt commitment letter and financing fee letter were executed and delivered by the relevant parties thereto.
Also on April 11, 2023, before the opening of trading of Nasdaq, DHC and OPI each issued a press release and a joint presentation announcing the Merger and the other Transactions, and each filed their respective Current Reports on Form 8-K with the SEC. Later that same day, representatives of DHC management and OPI management hosted a joint conference call to discuss the Merger and the other Transactions.
On April 13, 2023, a representative of RMR responded to Flat Footed’s email of April 7, 2023 to offer a call between Flat Footed and DHC management, including to discuss the Merger announcement. The representative of RMR followed up with Flat Footed by email on May 8, 2023 and May 10, 2023 to again offer a meeting between DHC management and Flat Footed regarding the Merger as well as to discuss DHC’s first quarter 2023 earnings results. Flat Footed did not respond to any of this outreach.
On May 8, 2023, DHC filed its Quarterly Report on Form 10-Q, in which it disclosed that as of March 31, 2023 DHC had $380.1 million of cash and cash equivalents and $700 million of outstanding debt due within one year from May 8, 2023. This included $450 million in outstanding borrowings under the DHC Credit Agreement, which matures on January 15, 2024. DHC also has approximately $250 million of senior unsecured notes that mature on May 1, 2024. In the Form 10-Q, DHC disclosed that, based on the lasting impacts of the Covid-19 pandemic on the senior housing industry in which DHC operates, the slower than expected recovery of DHC’s SHOP communities following the Covid-19 pandemic and the fact that additional investment is needed to fund the recovery of DHC’s SHOP communities and DHC’s capital improvement plan, as well as DHC’s reduced cash balances, additional capital commitments in both its office and SHOP portfolios and upcoming debt maturities, DHC has concluded that there is substantial doubt about its ability to continue as a going concern for at least one year from May 8, 2023.
On May 12, 2023, certain affiliates of D.E. Shaw & Co., L.P. (“D.E. Shaw”) delivered a letter to the DHC board of trustees expressing D.E. Shaw’s opposition to the Merger and its intent to vote against the DHC Merger Proposal, and requested that the DHC board of trustees pursue alternatives to the Merger. The letter noted that D.E. Shaw held almost 5% of DHC Common Shares.
On May 23, 2023, Flat Footed delivered a letter to the DHC board of trustees, which it also issued as a press release, expressing Flat Footed’s opposition to the Merger and its intent to vote against the DHC Merger Proposal. The letter noted that Flat Footed held an approximately 7.4% stake in DHC Common Shares and owned approximately $157 million of DHC’s senior unsecured notes across various maturities. That same day, Flat Footed filed a Schedule 13D with the SEC disclosing its beneficial ownership of 17,669,635 DHC Common Shares, representing 7.4% of the DHC Common Shares issued and outstanding.
On May 24, 2023, June 7, 2023, June 15, 2023 and June 23, 2023, representatives of the DHC board of trustees met with representatives of D.E. Shaw regarding D.E. Shaw’s letter. During the meetings, D.E. Shaw expressed its opposition to the Merger and its interest in working with DHC to pursue alternatives to the Merger. Following these discussions, on June 29, 2023, at the direction of DHC and OPI, representatives of J.P. Morgan met with D.E. Shaw to discuss ways in which D.E. Shaw could become more comfortable with the financial profile and prospects of the combined company following the Merger.
On May 25, 2023, OPI entered into the May 25 CMBS Loan, which provides for a $30.7 million loan with a 10-year term secured by a government-occupied property in Maryland. OPI also disclosed that its overall financing strategy is to enter into loans secured by certain properties that currently serve as collateral for the loan contemplated by the debt commitment letter.
Between May 30, 2023 and June 14, 2023, ABP Trust disclosed, in Form 4s filed with the SEC by Mr. Portnoy, that it had purchased 20,700,000 DHC Common Shares, increasing ABP Trust’s beneficial ownership to 23,250,019 DHC Common Shares, or approximately 9.7% of the DHC Common Shares issued and outstanding. Mr. Portnoy is the sole trustee, an officer and the controlling shareholder of ABP Trust.
On June 5, 2023, Flat Footed issued a press release encouraging DHC shareholders to ask certain Merger-related questions at DHC’s annual meeting of shareholders held on June 5, 2023. Flat Footed did not attend the annual meeting or otherwise reach out to representatives of DHC to discuss the questions raised.
Also on June 5, 2023, DHC held its annual meeting of shareholders. Each member of the DHC board of trustees was reelected for a one-year term of office at the annual meeting.
On June 7, 2023, Flat Footed filed a preliminary proxy statement with the SEC in connection with Flat Footed’s solicitation of votes against the DHC Merger Proposal and the DHC Adjournment Proposal to be voted on by DHC shareholders at the DHC special meeting. That same day, Flat Footed filed an amendment to its Schedule 13D with the SEC disclosing its beneficial ownership of 22,439,900 DHC Common Shares, representing 9.4% of the DHC Common Shares issued and outstanding.
On June 12, 2023, D.E. Shaw filed a Schedule 13D with the SEC disclosing that it beneficially owned 14,603,818 DHC Common Shares, representing 6.1% of the DHC Common Shares issued and outstanding. D.E. Shaw also disclosed that it held an aggregate principal amount of $19,130,000 of DHC’s 4.75% Senior Notes due 2024 and $16,996,000 of DHC’s 9.75% Senior Notes due 2025.
On June 13, 2023, Flat Footed issued a press release discussing recent acquisitions of DHC Common Shares by Mr. Portnoy through ABP Trust, reiterating its intent to vote against the DHC Merger Proposal and soliciting DHC shareholders to vote against the DHC Merger Proposal.
On June 14, 2023, Flat Footed filed a second amendment to its Schedule 13D with the SEC disclosing its beneficial ownership of 23,389,900 DHC Common Shares, representing 9.8% of the DHC Common Shares issued and outstanding. Flat Footed also disclosed that it held an aggregate principal amount of $163,001,775 of DHC’s senior unsecured notes.
On June 15, 2023, Flat Footed filed a revised preliminary proxy statement with the SEC in connection with its solicitation of votes against the DHC Merger Proposal and the DHC Adjournment proposal. Flat Footed disclosed its beneficial ownership of 23,439,900 DHC Common Shares and disclosed that it held an aggregate principal amount of $154,821,275 of DHC’s senior unsecured notes.
On June 23, 2023, OPI entered into the June 23 CMBS Loan, which provides for a $26.3 million loan with a five-year term secured by an approximately 167,000 square foot, 100%-occupied property in Virginia.
On June 27, 2023, Flat Footed filed a third amendment to its Schedule 13D with the SEC disclosing its beneficial ownership of 23,487,000 DHC Common Shares, representing 9.8% of the DHC Common Shares issued and outstanding. Flat Footed also disclosed that it held an aggregate principal amount of $151,455,675 of DHC’s senior unsecured notes.
On June 27, OPI entered into the June 27 CMBS Loan, which provides for a $42.7 million loan with a five-year term secured by an approximately 250,000 square foot, 100%-occupied property in New Jersey.
On June 28, 2023, Flat Footed filed a definitive proxy statement with the SEC in connection with its solicitation of votes against the DHC Merger Proposal and the DHC Adjournment Proposal. Flat Footed

disclosed its beneficial ownership of 23,487,000 DHC Common Shares and disclosed that it held an aggregate principal amount of $150,620,525 of DHC’s senior unsecured notes. On June 29, 2023, Flat Footed issued a press release and open letter to shareholders in connection with the filing of its definitive proxy statement.
On June 29, 2023, DHC disclosed that a non-monetary event of default had occurred under the DHC Credit Agreement. The DHC Credit Agreement requires DHC to maintain collateral properties with an aggregate appraised value of at least $1.09 billion, and allows the administrative agent to periodically reappraise the collateral properties. On June 23, 2023, the administrative agent notified DHC that the reappraised value of the 61 medical office and life science properties securing the credit facility had declined from $1.34 billion to $1.05 billion, below the $1.09 billion threshold required under the facility. The appraised values of the collateral properties securing the facility declined 22% since they were last appraised in January 2021. DHC obtained a limited waiver from the administrative agent and requisite lenders under the credit facility which waived the event of default and decreased the required appraised value of the collateral properties through September 30, 2023.
On June 30, 2023, OPI entered into the June 30 CMBS Loan, which provides for a $8.4 million loan with a 10-year term secured by an approximately 58,000 square foot, 100%-occupied property in California.
Also on June 30, 2023, H/2 delivered a letter to the DHC board of trustees expressing H/2’s opposition to the Merger and its intent to vote against the DHC Merger Proposal. The letter noted that H/2 held an approximately 6.2% stake in DHC Common Shares and an unspecified, substantial amount of DHC’s corporate bonds. That same day, H/2 filed a Schedule 13D with the SEC disclosing its beneficial ownership of 14,917,366 DHC Common Shares, representing 6.22% of the DHC Common Shares issued and outstanding.
On July 14, 2023, D.E. Shaw filed as exempt solicitation material a presentation regarding its intent to vote against the DHC Merger Proposal.
On July 18, 2023, D.E. Shaw filed an amendment to its Schedule 13D with the SEC disclosing its beneficial ownership of 14,011,563 DHC Common Shares, representing 5.8% of the DHC Common Shares issued and outstanding, and an aggregate principal amount of $20,130,000 of DHC’s 4.75% Senior Notes due 2024 and $16,996,000 of DHC’s 9.75% Senior Notes due 2025. D.E. Shaw further disclosed that it shared its presentation filed on July 14, 2023 with proxy advisory firms, including Institutional Shareholder Services Inc. and Glass, Lewis & Co.
Recommendation of the OPI Special Committee and the OPI Board of Trustees; Reasons for the Merger and the Other Transactions
On December 7, 2022, the OPI board of trustees unanimously voted to establish the OPI special committee. Following discussions about the independence and ability of the proposed members of the OPI special committee to serve in a disinterested manner with respect to DHC, RMR and a potential transaction between DHC and OPI, including discussion regarding proposed members’ relationships with DHC, OPI, RMR and other RMR managed companies, the OPI board of trustees unanimously determined that each of the trustees appointed to the OPI special committee, each of whom had previously been determined to be independent trustees pursuant to the OPI board of trustees’ annual independence determinations, were independent and disinterested with respect to DHC, RMR and a potential transaction between DHC and OPI and free of any relationship with DHC or RMR that would impair his or her ability to independently consider a potential transaction with DHC. The OPI board of trustees then established the OPI special committee consisting of independent trustees William Lamkin, Elena Poptodorova and Mark Talley. Each of the independent trustees of OPI was determined to meet all applicable listing and other requirements for independence and was determined to be an independent trustee pursuant to the OPI board of trustees’ annual independence determinations. The OPI board of trustees delegated to the OPI special committee the full power and authority of the OPI board of trustees to, among other things, investigate, evaluate, develop, explore and negotiate on behalf of OPI any transaction with DHC or any other alternative transactions, and the OPI board of trustees resolved not to recommend, authorize, approve or otherwise endorse or cause or allow to be effected any transaction with DHC unless such transaction had been recommended favorably by the OPI special committee.

At a meeting of the OPI special committee held on April 10, 2023, the OPI special committee unanimously (i) determined that the Merger Agreement, the Merger, the OPI Share Issuance and the other Transactions were fair and reasonable and advisable to, and in the best interests of, OPI, and (ii) recommended that the OPI board of trustees adopt and approve the Merger Agreement, the Merger, the OPI Share Issuance and the other Transactions. The OPI special committee also unanimously (i) determined that the RMR Letter Agreement and the OPI Amended Property Management Agreement were fair and reasonable and advisable to, and in the best interests of, OPI, and (ii) recommended that the OPI compensation committee adopt and approve such agreements.
At a meeting of the OPI compensation committee held on April 10, 2023, following the meeting of the OPI special committee, pursuant to and in accordance with the OPI compensation committee charter, the OPI compensation committee unanimously (i) determined that the RMR Letter Agreement and the OPI Amended Property Management Agreement were fair and reasonable and advisable to, and in the best interests of, OPI, and (ii) approved such agreements.
At a meeting of the OPI board of trustees held on April 10, 2023, following the meetings of the OPI special committee and the OPI compensation committee, the independent trustees of OPI and the members of the OPI board of trustees, separately, unanimously (i) determined and declared that the Merger Agreement, the Merger, OPI Share Issuance and the other Transactions were fair and reasonable and advisable to, and in the best interests of, OPI, (ii) adopted and approved the Merger Agreement, the Merger, the OPI Share Issuance and the other Transactions and (iii) directed that the Merger, the OPI Share Issuance, and the OPI Adjournment Proposal be submitted for consideration at the OPI special meeting.
The decision of the OPI special committee to recommend that the OPI board of trustees or OPI compensation committee, as applicable, approve, and the decision of the OPI board of trustees to approve the Merger Agreement, the Merger and the other Transactions, and the decision of the OPI compensation committee to approve the RMR Letter Agreement and the OPI Amended Property Management Agreement, were the result of careful consideration by the OPI special committee, the OPI board of trustees and the OPI compensation committee, as applicable, in consultation with financial and legal advisors, of numerous factors that weighed in favor of the Merger Agreement, the Merger and the other Transactions, including, among others, the following material factors (which are presented below in no particular order and which were neither ranked nor weighted in any manner by any of the OPI special committee, the OPI board of trustees or the OPI compensation committee):
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the OPI special committee’s and the OPI board of trustees’ belief that the potential value creation proposition of a business combination with DHC would be greater than that of the strategic alternatives then available to OPI, including remaining as a stand-alone company, given, among other things, the complementary nature of OPI’s business with DHC’s business and the financial benefits, including synergies and expected greater growth potential of DHC’s portfolio when combined with OPI’s portfolio;

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that the terms of the Merger provide for DHC shareholders to receive 0.147 shares of OPI Common Shares for each DHC Common Share, and that OPI shareholders are expected to own approximately 58% of the outstanding shares of the combined company immediately following the completion of the Merger and will continue to participate in potential future growth of the combined company, proportionate to their ownership of the combined company, including any potential growth as a result of the combined company’s enhanced size and access to capital, improved and diversified portfolio metrics and broader business strategy;

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recent developments and trends in the office real estate sector and related industries, including the impact of increasing interest rates, trends toward remote and other alternative work arrangements, changes in space utilization and other business practices, that could impact the value of OPI’s assets, OPI’s ability to find tenants at attractive rent rates or increase or maintain rents when OPI renews or extends leases, and OPI’s financial performance;

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the OPI special committee’s and the OPI board of trustees’ belief that DHC’s SHOP communities would benefit from DHC’s strategic turn-around plan and from industry factors and trends, including favorable demographic changes, increases in demand for senior housing and recent limited year-over-year inventory growth in senior housing; the OPI special committee’s and OPI board of trustees’

belief that DHC’s MOB portfolio, life science properties and SHOP communities have significant growth potential that could drive future value creation for the combined company;
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that the combined portfolios of OPI and DHC will provide greater industry, geographic and asset class diversification for the combined company, and the OPI special committee’s and the OPI board of trustees’ belief that the Merger will enhance OPI’s competitive position given macroeconomic and industry trends;

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the OPI special committee’s and OPI board of trustees’ expectation that the Merger will result in enhanced access to capital for the combined company as a result of DHC’s unencumbered real estate properties, including from certain of its MOB and life science properties, expectation that higher loan-to-value ratios could be obtained with respect to the SHOP communities than OPI’s current office properties, and expectation that the Merger would allow for access to lower-cost government-sponsored enterprise and agency debt;

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that the Merger is expected to allow the combined company to have a more sustainable distribution policy, which will provide the combined company with greater financial flexibility than OPI’s current distribution payout ratio on a stand-alone basis, and the expectation that OPI’s current distribution payout ratio might need to be reduced if OPI were to remain a stand-alone company;

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that the combined company is expected to have enhanced tenant diversification relative to OPI on a stand-alone basis, which is expected to augment the current strength and stability of OPI’s existing portfolio;

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the OPI special committee, the OPI board of trustees’ and OPI management’s understanding of OPI’s and DHC’s respective businesses, financial performance, condition, operations, management, competitive positions, prospects and share performance, including OPI management’s familiarity with DHC and its assets, liabilities, earnings, financial condition, business and prospects, as well as of the current and prospective environment in which OPI and DHC operate, including economic and market conditions;

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the OPI special committee’s and OPI board of trustees’ expectation that OPI can derive additional value from DHC’s assets for the benefit of the combined company’s shareholders, given that the combined company is expected to be in compliance with its debt covenants following the Merger;

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the benefits that OPI was able to obtain as a result of the OPI special committee’s negotiations with the DHC special committee and the belief of the OPI special committee and the OPI board of trustees that this was the most favorable exchange ratio to which the DHC special committee would be willing to agree;

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the financial analyses presented to the OPI special committee and the OPI board of trustees by J.P. Morgan and the April 10, 2023 oral opinion delivered by J.P. Morgan to the OPI special committee and the OPI board of trustees, which was confirmed by delivery of its written opinion dated April 10, 2023, to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the Merger was fair, from a financial point of view, to OPI as more fully described in the section of this joint proxy statement/prospectus entitled “— Opinion of Financial Advisor to the OPI Special Committee”;

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the fact that, although the fairness opinion with respect to the exchange ratio described in the preceding bullet point was given as of the date of such fairness opinion and did not reflect factors arising thereafter, the exchange ratio for the transaction was fixed, such that the relative ownership of OPI shareholders and DHC shareholders in the combined company would remain constant notwithstanding developments in the share prices of the respective companies;

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that, based on the OPI projections, the Merger is expected to be modestly accretive to OPI’s normalized FFO and the amount of cash available for distribution in the second half of 2024;

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that the Merger is expected to enable the combined company to realize cost synergies and expense savings, estimated as of the signing of the transaction to be approximately $2 million to $3 million annually, including as a result of reduced corporate general and administrative costs, reduced SEC filing requirements and other cost savings as a result of maintaining one public company rather than two;
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that OPI and DHC share certain members of management and are each managed by RMR and the combined company will continue to be managed by RMR, which is expected to simplify and accelerate the process of integration following the Merger;

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the historical and then-current trading prices and volumes of shares of each of OPI Common Shares and DHC Common Shares;

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that RMR has agreed to waive its right to receive payment of termination fees in the amount of approximately $319.7 million (as of March 31, 2023) that would otherwise be payable to RMR under the DHC Current Business Management Agreement and DHC Current Property Management Agreement upon a termination for convenience at the closing of the Merger following negotiations with the OPI special committee and DHC special committee, eliminating an expense that OPI would otherwise have to assume in connection with the Merger;

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that each of DHC’s officers and RMR’s officers and employees who hold DHC Share Awards waived their right to accelerated vesting in respect of the outstanding DHC Share Awards upon consummation of the Merger, and that DHC agreed to use reasonable efforts to obtain waivers from each other RMR employee who holds DHC Share Awards (all of which were subsequently obtained);

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the provisions permitting the OPI special committee or, in certain cases, the OPI board of trustees, under certain circumstances prior to receiving OPI shareholder approval for the OPI Merger Proposal and OPI Share Issuance Proposal, to withhold, withdraw, modify or qualify its recommendation with respect to the Merger and the other Transactions, and/or to terminate the Merger Agreement and enter into a definitive agreement for a transaction that constitutes a superior proposal, subject in each case to complying with specified notice requirements and other conditions set forth in the Merger Agreement (for more information, see the sections of this joint proxy statement/prospectus entitled “The Merger Agreement — Covenants and Agreements — No Solicitation; Change in Recommendation” and “The Merger Agreement — Termination of the Merger Agreement — Termination by OPI”);

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in consultation with its legal and financial advisors, the likelihood of third parties emerging that might propose to engage in a transaction with OPI that would be more favorable to OPI than the Merger and the other Transactions, and also that, should another party emerge and make a superior offer, OPI would be able to terminate the Merger Agreement to accept such superior proposal, subject to the payment of the OPI Termination Fee and compliance with the applicable provisions of the Merger Agreement (for more information, see the sections of this joint proxy statement/prospectus entitled “— Background of the Merger and the other Transactions” “The Merger Agreement — Termination of the Merger Agreement — Termination by OPI”);

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the OPI special committee’s and the OPI board of trustees’ belief that the combined company will be in compliance with its debt incurrence and financial covenants under the DHC and OPI senior unsecured notes at and following closing, based in part on assumptions about the asset values of DHC properties and OPI properties and the terms of the amended or restated OPI Credit Agreement and debt financing expected to be obtained in connection with the Merger, which assumptions are subject to uncertainties that could result in non-compliance with these covenants and cause an event of default under the debt instruments;

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the OPI special committee’s and the OPI board of trustees’ belief that the size of the OPI Termination Fee that could be payable to DHC pursuant to the Merger Agreement was (i) reasonable in light of the overall terms of the Merger Agreement, (ii) within the range of termination fees in other transactions of this size and nature and (iii) not likely to preclude a third party that would otherwise be interested in making a competing acquisition proposal from doing so;

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that the Merger is conditioned upon the extension or replacement of the OPI Credit Agreement, on terms that, among other things, would not be reasonably likely to be materially adverse to the business, operations or financial condition of OPI after giving effect to the Merger and would not delay or prevent the consummation of the Merger;
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that, following the Merger, the OPI board of trustees and OPI executive management team will continue to serve as the board of trustees and executive management team of the combined company;

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the OPI special committee’s and the OPI board of trustees’ determination that the potential benefits that they anticipate OPI and OPI shareholders could achieve as a result of the Merger outweigh the uncertainties, risks and potentially negative factors relevant to the Merger considered by the OPI special committee and the OPI board of trustees, respectively (as described below);

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that OPI’s shareholders will have an opportunity to vote on the Merger and the OPI Share Issuance, and that the Merger will not be consummated if the OPI Merger Proposal and the OPI Share Issuance Proposal are not approved by OPI’s shareholders;

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that the outstanding unvested DHC Share Awards will be converted into awards in respect of OPI Common Shares with comparable vesting terms, providing continuing incentives to recipients of those DHC Share Awards;

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the representations and warranties provided by DHC, as well as the interim operating covenants requiring DHC to use reasonable best efforts to conduct its business in all material respects in the ordinary course, and to refrain from taking certain types of actions without OPI’s consent, subject to specified limitations;

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that for United States federal income tax purposes, the Merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the expectation that U.S. holders of OPI Common Shares generally will not recognize any gain or loss; and

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the commitment on the part of each of OPI and DHC to complete the Merger as reflected in their respective obligations under the terms of the Merger Agreement, including the reciprocal exceptions to the events that would constitute a material adverse effect on either OPI and DHC for purposes of the Merger Agreement, as well as the OPI special committee’s and OPI board of trustees’ assessment of the likelihood of the fulfilment of the conditions to the Merger.

In the course of reaching their determinations and recommendations described above, the OPI special committee, the OPI board of trustees and the OPI compensation committee also considered and balanced, in consultation with financial and legal advisors, the factors that weighed in favor of the Merger Agreement, the Merger and the other Transactions, against a variety of potentially negative factors, uncertainties and risks, including, among others, the following material factors (which are presented below in no particular order and which were neither ranked nor weighted in any manner by any of the OPI special committee, the OPI board of trustees or the OPI compensation committee):
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the risk that OPI and DHC may not meet their respective financial projections or may experience changes in their respective businesses that adversely affect the combined company;

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the risk that OPI’s or DHC’s financial profile could change between the effective date of the Merger Agreement and completion of the Merger (including as a result of actions taken by either party in accordance with the Merger Agreement), which could impact the value of OPI Common Shares following the Merger, and the fact that the exchange ratio would not be adjusted to take into account any changes (except adjustment for certain reclassifications, distributions, recapitalizations or similar transactions and other exceptional distributions) between the effective date of the Merger Agreement and the completion of the Merger;

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risks related to DHC’s significant indebtedness, and the anticipated level of indebtedness of the combined company following the Merger, including the terms available for the debt financing expected to be incurred by OPI in connection with the transaction and by the combined company after the completion of the Merger;

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risks relating to the ability of OPI and DHC to obtain the debt financing and/or refinancing contemplated in connection with the Merger, including the extension or replacement of the OPI Credit Agreement and the financing contemplated by the debt commitment letter, on the anticipated terms and within the anticipated timeframe, and the possibility that the parties may not be able to obtain such debt financing and/or refinancing prior to the outside date in the Merger Agreement, on terms that would not have an adverse effect on the combined company, or at all;
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the risk that the combined company would be limited in the quantum of quarterly distributions it will be able to make following the Merger;

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the fact that changes in industry developments may adversely affect the business benefits anticipated to result from the Merger, including in the office real estate sector, with respect to MOB properties, life science properties or SHOP communities, particularly with respect to increasing interest rates, changes in space utilization and other business and retirement practices, and the risk that DHC’s strategic turn-around plan and industry factors and trends expected to benefit DHC’s MOB, life science and SHOP operations might not be achieved or materialize as expected, which could have a material adverse effect on the combined company and adversely affect the price of the combined company’s common shares;

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the challenges inherent in the combination of DHC’s and OPI’s businesses and the risk that the combined company may not fully realize the anticipated strategic benefits and operational efficiencies or other anticipated benefits of the Merger within the expected timeframe or at all;

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the possible disruption to and limitations on OPI’s or DHC’s business and operations that may result from the announcement of the Merger and the other Transactions, including as a result of the interim operating covenants that require OPI and DHC to use reasonable best efforts to conduct their respective businesses in all material respects in the ordinary course and to refrain from taking certain types of actions, subject to specified limitations;

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the terms of the Merger Agreement that limit the ability of OPI to (i) solicit proposals relating to certain alternative transactions, (ii) engage in, continue or participate in discussions or negotiations or provide information in connection with or for the purpose of encouraging or facilitating any proposal for any such alternative transaction or (iii) enter into any agreements (other than certain confidentiality agreements) with respect to any such alternative transaction, subject to specified exceptions (for more information, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Covenants and Agreements — No Solicitation; Change in Recommendation”);

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the Merger Agreement’s provisions permitting DHC to terminate the Merger Agreement in certain circumstances to enter into a definitive agreement with respect to a superior proposal, subject to payment to OPI of the DHC Termination Fee of $5.9 million;

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the Merger Agreement’s provisions permitting DHC to withhold, withdraw, modify or qualify its recommendation with respect to the Merger and the other Transactions;

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the risk that OPI may be required to pay the OPI Termination Fee of $11.2 million in the event the Merger Agreement is terminated under specified circumstances (as described in the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Termination Fees and Expenses”), including the possibility that the existence of the termination fee obligation could discourage third parties from making a competing acquisition proposal, particularly given OPI’s obligation to pay certain termination fees in specified circumstances under the OPI Current Business Management and the OPI Current Property Management Agreement;

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the risk that the Merger may not be completed, and the risk that announcing the transaction or the failure to complete the transaction could lead to negative effects on the business, financial results and stock price of OPI, or to negative perceptions of OPI among investors, customers and other stakeholders;

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the risks that the OPI shareholders do not approve the OPI Merger Proposal and the OPI Share Issuance Proposal, or that DHC’s shareholders do not approve the DHC Merger Proposal;

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the potential effect of the Merger on the business performance of OPI and DHC, including relationships with investors, joint venture partners and regulators;

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the risk that contractual counterparties, including lenders and joint venture partners, may have consent rights and/or impose conditions, limitations, obligations or costs in connection with the

Merger, which could have the effect of delaying the completion of the Merger or any of the other Transactions, imposing additional material costs on the combined company or otherwise reducing the anticipated benefits of the Merger;
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the substantial costs and expenses to be incurred in connection with the Merger and the other Transactions, including the costs of integrating the businesses of OPI and DHC, and the fact that OPI will incur expenses which will be payable even in the Merger is not consummated;

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the potential risk of diverting OPI management focus and resources from operational matters and other strategic opportunities while working to complete the Merger and the other Transactions;

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the possible effects of the announcement or completion of the Merger, including any lawsuit, action or proceeding initiated in respect of the Merger and the other Transactions;

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the absence of appraisal or dissenters’ rights for holders of OPI Common Shares in connection with the Merger;

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the interests of RMR and its directors and officers (and RMR Inc. and its directors and officers), including those who are trustees or executive officers of OPI, and the trustees who serve on both the OPI board of trustees and the DHC board of trustees, with respect to the contemplated transactions that are in addition to, or that may be different from, the interests of OPI’s shareholders unaffiliated with RMR or DHC;

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the fact that, as is customary for fairness opinions in connection with merger transactions, the opinion of J.P. Morgan to the OPI special committee and the OPI board of trustees as to the fairness, from a financial point of view, of the exchange ratio speaks only as of the date of the fairness opinion and does not take into account events occurring, or information that has or may become available, after such date, including any changes in the operations and prospects of OPI and DHC, general market and economic conditions and other factors which may be beyond the control of OPI and DHC and on which the fairness opinion was based, any or all of which may be material; and

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the types and nature of the risks described in the section of this joint proxy statement/prospectus entitled “Risk Factors.”

As noted above, the OPI special committee and the OPI board of trustees considered that OPI’s trustees and executive officers and OPI’s manager, RMR, have interests in the Merger and the other Transactions that are different from, or in addition to, the interests of OPI shareholders generally, which may create a potential divergence of interest or the appearance thereof. In considering the recommendation of the OPI special committee and the OPI board of trustees with respect to the Merger and the other Transactions, you should be aware of these interests. For more information on these interests, see the section of this joint proxy statement/prospectus entitled “— Interests of OPI and DHC Trustees, Executive Officers and Manager in the Merger and the other Transactions.”
The OPI special committee, the OPI board of trustees and the OPI compensation committee also considered a number of factors relating to the procedural safeguards and process involved in the negotiation of the Merger Agreement, the RMR Letter Agreement and the OPI Amended Property Management Agreement, including those discussed below, each of which supported its determination and recommendations with respect to the Merger and the other Transactions (which are presented below in no particular order and which were neither ranked nor weighted in any manner by any of the OPI special committee, the OPI board of trustees or the OPI compensation committee):
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the OPI special committee is comprised solely of independent and disinterested trustees;

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the OPI board of trustees resolved not to recommend, authorize, approve or otherwise endorse or cause or allow to be effected any transaction with DHC unless such transaction had been recommended favorably by the OPI special committee;

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the OPI special committee was empowered to reject a transaction with DHC (or other alternative transactions) if the OPI special committee determined to do so in its sole discretion;

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the members of the OPI special committee have served on the OPI board of trustees and are familiar with, and understand, the businesses, assets, liabilities, results of operations, financial condition and competitive positions and prospects of OPI;

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the OPI special committee retained legal and financial advisors with knowledge and experience with respect to public merger and acquisition transactions, REITs and OPI particularly, as well as substantial experience advising REITs and other companies with respect to transactions similar to the Merger and the other Transactions, and these legal and financial advisors advised the OPI special committee directly and regularly throughout the process, which provided the OPI special committee with perspectives on the process from independent advisors;

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the compensation of the members of the OPI special committee is in no way contingent on their recommending approval of the Merger Agreement or the Merger and the other Transactions to the OPI board of trustees;

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the OPI special committee requested and received a fairness opinion from J.P. Morgan;

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the terms and conditions of the Merger Agreement were determined through arm’s-length negotiations between the OPI special committee and the DHC special committee and their respective representatives and advisors; and

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the frequency and extent of the OPI special committee’s deliberations, and its access to OPI’s management and advisors in connection with its evaluation of the proposed transaction.

Although the foregoing discussion sets forth the material factors considered by the OPI special committee in making its determinations and recommendations to the OPI board of trustees and the OPI compensation committee, upon which the OPI board of trustees reached its determinations and recommendations to OPI shareholders and the OPI compensation committee reached its determinations, it may not include all of the factors considered by the OPI special committee, the OPI board of trustees or the OPI compensation committee, and each trustee may have considered different factors or given different weights to different factors. The OPI special committee, the OPI board of trustees and the OPI compensation committee viewed their respective determinations and recommendations as being based on the totality of the information presented to them and the factors they considered. In view of the variety of factors and the amount of information considered, the OPI special committee, the OPI board of trustees and the OPI compensation committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective determinations and recommendations. The OPI special committee, the OPI board of trustees and the OPI compensation committee realized that there can be no assurance about future results, including results expected or considered in the factors above. OPI cannot provide any assurance that material changes in the operations or performance of OPI or in the financial projections for OPI prepared by OPI’s management and provided to the DHC special committee’s and the OPI special committee’s respective financial advisors, or the operations or performance of DHC or in the financial projections for DHC prepared by DHC’s management and provided to the OPI special committee, will not occur prior to or after the OPI special meeting or prior to or after the completion of the Merger.
This explanation of OPI’s reasons for the Merger and the other Transaction and the other information presented in this section are forward looking in nature and, therefore, should be read in light of the factors discussed in the section of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward Looking Statements.”
For the reasons set forth above, the OPI special committee unanimously (i) determined that the Merger Agreement and the other Transactions were fair and reasonable and advisable to, and in the best interests of, OPI, and (ii) recommended that the OPI board of trustees adopt and approve the Merger Agreement and declare the Merger Agreement and the other Transactions, to be fair and reasonable and advisable to, and in the best interests of, OPI.
For the reasons set forth above, the independent trustees of OPI and the members of the OPI board of trustees, separately, acting on and in consideration of the unanimous recommendation of the OPI special committee unanimously (i) determined and declared that the Merger Agreement, the Merger, the OPI Share Issuance and the other Transactions were fair and reasonable and advisable to, and in the best interests of, OPI, (ii) adopted and approved the Merger Agreement, the OPI Share Issuance and the other Transactions (iii) directed that the Merger, the OPI share Issuance, and the OPI Adjournment Proposal be submitted for consideration at the OPI special meeting and (iv) recommended that the holders of OPI Common Shares vote in favor of approval of the Merger, the OPI Share Issuance, and the OPI Adjournment Proposal. In addition, the OPI compensation committee unanimously (i) determined that the RMR Letter Agreement and the OPI Amended Property Management Agreement were fair and reasonable and advisable to, and in the best interests of, OPI, and (ii) approved such agreements.
The OPI board of trustees unanimously recommends to OPI’s shareholders that they vote “FOR” the OPI Merger Proposal, “FOR” the OPI Share Issuance Proposal and “FOR” the OPI Adjournment Proposal.
Recommendation of the DHC Special Committee and the DHC Board of Trustees; Reasons for the Merger and the Other Transactions
On December 15, 2022, the DHC board of trustees unanimously voted to establish the DHC special committee. Following discussions about the independence and ability of the proposed members of the DHC special committee to serve in a disinterested manner with respect to OPI, RMR and a potential transaction between DHC and OPI, the DHC board of trustees unanimously determined that independent trustees Lisa Harris Jones, Daniel F. LePage and David A. Pierce, each of whom had previously been determined to be independent trustees pursuant to the DHC board of trustees’ annual independence determinations, were each disinterested with respect to a potential transaction with OPI and free of any relationship that would interfere with her or his exercise of independent judgment as a member of a special committee. The DHC board of trustees then established the DHC special committee consisting of independent and disinterested trustees Lisa Harris Jones, Daniel F. LePage and David A. Pierce. Each of the independent trustees of DHC was determined to meet all applicable listing and other requirements for independence and was determined to be an independent trustee pursuant to the DHC board of trustees’ annual independence determinations. The DHC board of trustees delegated to the DHC special committee the full power and authority of the DHC board of trustees to, among other things, investigate, evaluate, develop, explore and negotiate on behalf of DHC a potential transaction with OPI or any alternative transaction(s). The DHC board of trustees also resolved that it would not approve or recommend any potential transaction with OPI without a prior favorable recommendation of the DHC special committee.
At a meeting of the DHC special committee held on April 10, 2023, the DHC special committee unanimously (i) determined that the Merger Agreement, the Merger, and the other Transactions to which DHC is a party are fair and reasonable and advisable to, and in the best interests of, DHC, (ii) recommended that the DHC board of trustees (a) adopt and approve the Merger Agreement, the Merger, and the other Transactions to which DHC is a party and (b) recommend that the holders of DHC Common Shares entitled to vote thereon vote in favor of the approval of the Merger and (iii) determined and declared that the RMR Letter Agreement is fair and reasonable to DHC and recommended that the DHC compensation committee approve the RMR Letter Agreement.
At a meeting of the DHC board of trustees on April 10, 2023 following the meeting of the DHC special committee, the DHC board of trustees, acting on and in consideration of the unanimous recommendation of the DHC special committee, (i) determined and declared that the Merger Agreement, the Merger and the other Transactions to which DHC is a party are fair and reasonable and advisable to, and in the best interests of, DHC, (ii) approved the Merger, the Merger Agreement and the other Transactions to which DHC is a party, (iii) directed that the Merger be submitted for consideration by the DHC shareholders at the DHC special meeting and (iv) recommended that the holders of DHC Common Shares entitled to vote thereon vote in favor of the approval of the Merger. In addition, the DHC compensation committee, pursuant to and in accordance with the DHC compensation committee charter, and acting on and in consideration of the unanimous recommendation of the DHC special committee, (i) determined and declared that the RMR Letter Agreement was fair and reasonable to DHC and (ii) approved the RMR Letter Agreement.
The decision of the DHC special committee to recommend that the DHC board of trustees or DHC compensation committee, as applicable, approve, and the decision of the DHC board of trustees to approve the Merger Agreement, the Merger and the other Transactions to which DHC is a party, and the decision of the DHC compensation committee to approve the RMR Letter Agreement, were the result of careful consideration by the DHC special committee, the DHC board of trustees and the DHC compensation committee, as applicable, in consultation with financial and legal advisors, of numerous factors that weighed in favor of the Merger Agreement, the Merger and the other Transactions, and the RMR Letter Agreement, including, among others, the following material factors (which are presented below in no particular order and which were neither ranked nor weighted in any manner by any of the DHC special committee, the DHC board of trustees or the DHC compensation committee):
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Industry, Business and Financial Considerations.   The industry, business and financial challenges faced by DHC on a stand-alone basis, including (i) the lasting impacts of the Covid-19 pandemic on the senior housing industry in which DHC operates, (ii) the slower than expected recovery of DHC’s SHOP communities following the Covid-19 pandemic, and the fact that additional investment is needed to fund this recovery and DHC’s capital improvement plan, (iii) DHC’s limited financial flexibility due to its high leverage levels and the restrictions on incurring or refinancing debt and requirements to maintain certain financial ratios under the DHC Credit Agreement and DHC’s senior unsecured notes, (iv) the upcoming maturities of the DHC Credit Agreement and certain series of DHC’s senior unsecured notes and (v) the potential challenges for DHC to refinance its existing debt or access new or different types of financing on favorable terms or at all in light of current market conditions. All of the foregoing factors have contributed to DHC’s determination, which was made subsequent to the signing of the Merger Agreement, that there is substantial doubt regarding DHC’s ability to continue as a going concern for at least one year from May 8, 2023.

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Attractive Valuation.   The Merger and the other Transactions would provide DHC shareholders with the opportunity to receive shares of the combined company at an attractive valuation for their DHC Common Shares. Based on the closing prices on Nasdaq of $1.24 per DHC Common Share and $11.55 per OPI Common Share on April 10, 2023, the last trading day before the announcement of the Merger, the exchange ratio of 0.147 OPI Common Shares for each DHC Common Share implied a value of $1.70 per DHC Common Share, which represented a 34.9% premium to the closing price of DHC Common Shares on April 10, 2023.

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Meaningful Increases in Portfolio Scale, Quality and Diversification.   Following the Merger, the combined company’s portfolio of properties will be larger and more diverse than the portfolios of either DHC or OPI alone. The combined company will also benefit from greater diversification of tenant type and geography than the portfolios of either DHC or OPI alone, and will have a higher overall percentage of investment grade tenants and a higher occupancy rate than DHC alone.

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Improved Access to Capital and Liquidity.   The Merger and the other Transactions are expected to provide the combined company with enhanced access to financing sources and capital compared to that available to DHC as a stand-alone company, including through the debt commitment letter, pursuant to which the lender committed to provide bridge financing in a principal amount of $368 million, subject to the terms and conditions of the debt commitment letter. Such additional financing sources and capital are expected to allow the combined company to address DHC’s and OPI’s upcoming debt maturities, fund the turnaround of DHC’s SHOP communities and drive capital improvements and sustainable growth across the combined portfolio of DHC and OPI properties. The combined company is expected to be in compliance with the covenants under DHC’s senior unsecured notes immediately following the closing of the Merger.

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Continuity of Ownership and Participation in Upside.   The opinion of BofA Securities with respect to the fairness from a financial point of view of the exchange ratio provided for in the Merger was given as of the date of such fairness opinion and does not reflect factors or events arising thereafter. Because the exchange ratio for the transaction is fixed, the relative ownership of DHC shareholders and OPI shareholders in the combined company would remain constant notwithstanding developments in the share prices of the respective companies. Based on the fixed exchange ratio, regardless of movements in the DHC and OPI share prices between signing and closing, DHC shareholders will own 42% of the outstanding shares of the combined company immediately following the completion of the Merger, and therefore will have the opportunity to participate in potential future growth of the combined company, as a result of, among other things, the expected recovery of DHC’s SHOP communities, as well as the combined company’s increased size, diversification and liquidity profile.

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Distributions.   The expected $1.00 per share annual distribution policy of the combined company offers a meaningful increase of 267% over the current distribution paid to DHC shareholders on a pro rata basis.

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Merger Consideration Not Expected to be Taxable.   The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the IRC and the Merger Consideration is, therefore, not expected to be taxable to DHC shareholders.

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Opportunity for Cost Synergies.   The Merger combines two complementary portfolios commonly managed by RMR, enabling the combined company to realize cost synergies and expense savings, estimated as of the signing of the transaction to be approximately $2 million to $3 million annually, including as a result of reduced corporate general and administrative costs, reduced SEC filing requirements and other cost savings as a result of maintaining one public company rather than two.

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Efficient Integration of Businesses.   DHC and OPI are both managed by RMR. The combined company will continue to be managed by RMR, and this continuity of management is expected to simplify and accelerate the process of integration following the Merger.

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RMR Waiver Agreement.   RMR has agreed to waive its right to receive payment of termination fees in the amount of approximately $319.7 million (as of March 31, 2023) that would otherwise be payable to RMR upon DHC’s termination of the DHC Current Business Management Agreement and DHC Current Property Management Agreement for convenience at the closing of the Merger.

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Low Likelihood of Strategic Alternatives.   The fact that RMR was unwilling to waive the termination fees of approximately $319.7 million (as of March 31, 2023) payable to RMR under the DHC Current Business Management Agreement and DHC Current Property Management Agreement upon a termination of convenience in connection with a transaction between DHC and any third party other than OPI, which makes it impractical for DHC to pursue other strategic alternatives or obtain an adequate change of control proposal from a third party that would be more favorable to DHC shareholders than the Merger.

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Waiver of Accelerated Vesting.   Each of DHC’s officers and RMR’s officers and employees who hold DHC Share Awards waived their right to accelerated vesting of their outstanding DHC Share Awards upon completion of the Merger. Instead, upon completion of the Merger, the outstanding DHC Share Awards will be exchanged for OPI Common Share awards with comparable vesting terms, continuing to provide incentives to recipients of these awards.

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Likelihood of Completion.   The DHC special committee and the DHC board of trustees considered the commitment of both parties to complete the Merger and the other Transactions in a timely manner pursuant to their respective obligations under the terms of the Merger Agreement.

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Negotiations with OPI.   The course of negotiations between the DHC special committee and the OPI special committee, which resulted in multiple increases in the merger consideration initially offered by OPI, as well as changes in material terms and conditions of the Merger Agreement that were favorable to DHC (including with respect to financing conditionality), and the DHC special committee’s belief that the exchange ratio and the terms set forth in the Merger Agreement represented the most favorable terms to which OPI was willing to agree.

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Opinion of Financial Advisor.   The oral opinion of BofA Securities delivered to the DHC special committee, which was confirmed by delivery of a written opinion dated April 10, 2023, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the written opinion, the exchange ratio provided for in the Merger was fair, from a financial point of view, to the holders of DHC Common Shares (other than holders of excluded shares (as defined in the Merger Agreement)), as more fully described in the section of this joint proxy statement/prospectus entitled “— Opinion of Financial Advisor to the DHC Special Committee.”

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Other Terms and Conditions of the Merger Agreement.   Other terms and conditions of the Merger Agreement, including:

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the fact that the Merger is subject to the approval of the DHC shareholders and will not be consummated if the DHC Merger Proposal is not so approved;

•
the provisions permitting DHC, prior to receiving DHC shareholder approval for the Merger, to furnish non-public information to, and engage in discussions with, a third party that makes certain unsolicited proposals to engage in a competing transaction (for more information, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Covenants and Agreements — No Solicitation; Change in Recommendation”);
•
the provisions permitting the DHC special committee or, in certain cases, the DHC board of trustees, prior to receiving DHC shareholder approval for the Merger, under certain circumstances, to withhold, withdraw or modify its recommendation with respect to the Merger and the other Transactions and/or terminate the Merger Agreement, subject to the payment of the DHC Termination Fee to OPI, and enter into a definitive agreement for a transaction that constitutes a superior proposal (for more information, see the sections of this joint proxy statement/prospectus entitled “The Merger Agreement — Covenants and Agreements — No Solicitation; Change in Recommendation” and “The Merger Agreement — Termination of the Merger Agreement — Termination by DHC”);

•
the provisions permitting the DHC special committee or, in certain cases, the DHC board of trustees, prior to receiving DHC shareholder approval for the Merger, under certain circumstances, to withhold, withdraw or modify its recommendation with respect to the Merger and the other Transactions in the event of certain material changes or events that were not known and not reasonably foreseeable by the DHC board of trustees or such committee as of the date of the Merger Agreement (for more information, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Covenants and Agreements — No Solicitation; Change in Recommendation”); and

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the DHC special committee’s and the DHC board of trustees’ belief that the size of the DHC Termination Fee that could be payable to OPI pursuant to the Merger Agreement was (i) reasonable in light of the overall terms of the Merger Agreement, (ii) within the range of termination fees in other transactions of this size and nature and (iii) not likely to preclude a third party that would otherwise be interested in making a competing acquisition proposal from doing so.

In the course of reaching their determinations and recommendations described above, the DHC special committee, DHC board of trustees and the DHC compensation committee also considered and balanced, in consultation with financial and legal advisors, the factors that weighed in favor of the Merger Agreement, the Merger and the other Transactions, and the RMR Letter Agreement, against a variety of potentially negative factors, uncertainties and risks, including, among others, the following material factors (which are presented below in no particular order and which were neither ranked nor weighted in any manner by any of the DHC special committee, the DHC board of trustees or the DHC compensation committee):
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Fluctuations in the Price of OPI Common Shares.   Because the Merger Consideration is based on a fixed exchange ratio (except adjustment for certain reclassifications, distributions, recapitalizations or similar transactions and other exceptional distributions), DHC shareholders will be adversely affected by any decrease in the market price of OPI Common Shares between the announcement and the completion of the Merger, and DHC is not permitted to terminate the Merger Agreement solely because of changes in the market price of OPI Common Shares. In particular, the DHC special committee believed that OPI’s announcement of a reduction in the OPI regular distribution at the same time as the announcement of the Merger was likely to have a negative impact on the market price of OPI Common Shares that was not readily estimable or quantifiable in advance due to the inherent unpredictability of market reactions, but OPI was not willing to agree to provide DHC shareholders with price protection in the form of a collar around the fixed exchange ratio. The DHC special committee considered this in conjunction with the fact that the risk of any decline in the OPI share price is mitigated by the fact that, regardless of movement in the OPI share price, DHC shareholders will receive 42% of the combined company and will accordingly share in the benefits of the Merger to the combined company post-closing.

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Fluctuations in OPI’s Financial Portfolio.   OPI’s financial profile could adversely change between the date of the Merger Agreement and completion of the Merger (including as a result of actions taken in accordance with the Merger Agreement), which could impact the value of OPI Common Shares that DHC shareholders will receive as consideration in the Merger.

•
OPI’s Property Portfolio and Business Prospects.   The fact that OPI’s office property portfolio is expected to face more acute longer-term headwinds and declining cash flows as compared to the prospects for DHC’s medical office and life science portfolio and the expected recovery of DHC’s SHOP communities.
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Failure to Achieve Projections or Strategic Benefits.   The risk that OPI and DHC may not meet their respective financial projections or may experience changes in their respective businesses that adversely affect the combined company, and the risk that the combined company may not fully realize the anticipated strategic benefits and operational efficiencies or other anticipated benefits of the Merger within the expected timeframe or at all.

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RMR Management Agreements.   The fact that RMR was unwilling to make changes to the OPI Current Business Management and the OPI Current Property Management Agreement in connection with the Merger and the other Transactions for the benefit of the combined company, including RMR’s unwillingness to explicitly waive the combined company’s right to have the opportunity to receive an incentive fee in 2023, despite the fact that RMR was not expected to earn such a fee with respect to either DHC or OPI on a stand-basis in 2023.

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Debt Financing Conditionality.   The closing of the Merger is subject to a financing condition, and OPI may not be able to satisfy the OPI Credit Agreement Condition on a timely basis or at all depending on a number of factors, including market conditions, interest rates, its and DHC’s respective operating performance, and investor interest (for more information, see the section of this joint proxy statement/prospectus entitled “Risk Factors — Risks Relating to the Merger and the other Transactions”). During their negotiations of the terms of the Merger Agreement, each of the OPI special committee and the DHC special committee evaluated the risk that the Merger may not be completed or may be delayed if OPI is not able to satisfy the OPI Credit Agreement Condition on a timely basis or at all. In addition, OPI may not be able to obtain the debt financing contemplated by the debt commitment letter due to the failure to satisfy the conditions to funding set forth therein, or obtain alternative qualifying debt financing in accordance with the terms of the Merger Agreement in the event the debt financing contemplated by the debt commitment letter becomes unavailable. OPI was not willing to agree to pay a reverse termination fee to DHC in connection with a failure to close the Merger in connection with OPI not obtaining financing.

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Non-Compliance with Debt Covenants.   Although the combined company is expected to be in compliance with its debt incurrence and financial covenants under the DHC and OPI senior unsecured notes at and following closing, this expectation is based in part on assumptions about the asset values of DHC and OPI properties and the terms of the amended or replaced OPI Credit Agreement and debt financing expected to be obtained in connection with the Merger. These assumptions are subject to uncertainties and the outcome may differ materially from OPI’s and DHC’s expectations, which could result in non-compliance with these covenants and cause an event of default under the debt instruments.

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Risks the Merger May Not Be Completed.   The Merger may not be completed or may be unduly delayed because conditions to closing may not be satisfied or waived, including the OPI Credit Agreement Condition, the required approvals from DHC shareholders and OPI shareholders and other conditions that are not within DHC’s control. If the Merger is not completed, the resulting public announcement regarding termination of the Merger Agreement could have an adverse effect on the market price of DHC Common Shares, DHC’s operating and financial results and DHC’s ability to pursue and consummate strategic or financing alternatives.

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No Stand-alone Company.   Following the completion of the Merger, DHC would no longer exist as an independent public company and DHC shareholders would not be able to participate in any future earnings growth DHC might have achieved as a stand-alone entity solely through their ownership of DHC Common Shares.

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Interim Period Operating Restrictions.   The terms of the Merger Agreement restrict the operations of DHC’s business during the period between the date of the Merger Agreement and completion of the Merger (for more information, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Covenants and Agreements — Conduct of Business Pending the Merger”).

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No Solicitation.   The terms of the Merger Agreement limit the ability of DHC to solicit, initiate or knowingly facilitate or knowingly encourage competing acquisition proposals and to furnish non-public information to, or engage in discussions or negotiations with, a third party interested in pursuing an alternative business combination transaction (for more information, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Covenants and Agreements — No Solicitation; Change in Recommendation”).

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Merger Agreement Termination Fee.   The DHC Termination Fee payable in cash to OPI if the Merger Agreement is terminated under certain circumstances, including if the Merger Agreement is terminated in order for the DHC board of trustees to accept a superior proposal, may discourage third parties that may otherwise have an interest in pursuing a strategic transaction with DHC.

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RMR Management Agreements Termination Fee.   While RMR has agreed to waive its right to receive payment of termination fees owed to RMR under the DHC Current Business Management Agreement and DHC Current Property Management Agreement with respect to the Merger, it has not agreed to do so with respect to any competing acquisition proposal, superior proposal or other transaction or arrangement. This termination fee, in addition to the termination fees payable to OPI under the Merger Agreement, is expected to deter third parties that may otherwise have an interest in pursuing a strategic transaction with DHC.

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OPI Termination Right.   The Merger Agreement permits OPI to terminate the Merger Agreement to enter into a definitive agreement with respect to a superior proposal, subject to paying the OPI Termination Fee to DHC (for more information, see “The Merger Agreement — Termination of the Merger Agreement — Termination by OPI”).

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Costs and Expenses.   The costs and expenses that have been and will be incurred by DHC in connection with the Merger and the other Transactions may be material to DHC, particularly if the Merger is not consummated.

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Potential Divergence of Interest.   The interests of RMR and its directors and officers (and RMR Inc. and its directors and officers), including those who are trustees or executive officers of DHC, and the trustees who serve on both the DHC board of trustees and the OPI board of trustees, with respect to the contemplated transactions that are in addition to, or that may differ from, the interests of DHC’s shareholders unaffiliated with RMR or OPI.

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Other Risks of the Merger.   The DHC special committee and the DHC board of trustees also considered the following additional risks:

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the risk that the Merger and the other Transactions divert management focus and resources away from operational matters, financing alternatives and other strategic opportunities;

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the possible effects of the announcement or completion of the Merger, including the risk of litigation brought by shareholders in respect of the Merger and other Transactions;

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the absence of appraisal rights for holders of DHC Common Shares under Maryland law and DHC’s charter in connection with the Merger;

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the risk that the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the IRC and the Merger Consideration is, therefore, taxable to DHC shareholders; and

•
the types and nature of the risks described in the section of this joint proxy statement/prospectus entitled “Risk Factors.”

As noted above, the DHC special committee, the DHC board of trustees and the DHC compensation committee considered that certain of DHC’s trustees and executive officers and DHC’s manager, RMR, have interests in the Merger and the other Transactions that are different from, or in addition to, the interests of DHC shareholders generally, which may create a potential divergence of interests or the appearance thereof. In considering the determinations and recommendations of the DHC special committee, the DHC board of trustees and the DHC special committee with respect to the Merger and the other Transactions, you should be aware of these interests. For more information on these interests, see the section of this joint proxy statement/prospectus entitled “— Interests of OPI and DHC Trustees, Executive Officers and Manager in the Merger and the other Transactions.”

The DHC special committee, the DHC board of trustees and the DHC compensation committee also considered a number of factors related to the procedural safeguards and process involved in the negotiation of the Merger Agreement and RMR Letter Agreement that supported their respective determinations and recommendations with respect to the Merger and the other Transactions, and the RMR Letter Agreement, including, among others, the following (which are presented below in no particular order and which were neither ranked nor weighted in any manner by any of the DHC special committee, the DHC board of trustees or the DHC compensation committee):
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the DHC special committee is comprised solely of independent and disinterested trustees;

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the members of the DHC special committee have served on the DHC board of trustees and are familiar with, and understand, the businesses, assets, liabilities, results of operations, financial condition and competitive positions and prospects of DHC as well as OPI;

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the DHC special committee was empowered by the DHC board of trustees to investigate, evaluate, develop, explore and negotiate a potential transaction with OPI or any alternative transaction(s);

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the DHC special committee had no obligation to approve or recommend any transaction with OPI (or other alternative transaction) and was empowered to reject any transaction, and the DHC board of trustees resolved that it would not approve any potential transaction with OPI without a prior favorable recommendation of the DHC special committee;

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the DHC special committee retained and received independent advice from legal and financial advisors with knowledge and experience with respect to public merger and acquisition transactions, including transactions involving REITs and special committees, and these legal and financial advisors advised the DHC special committee directly and regularly throughout the process;

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the DHC special committee held 25 meetings to discuss and evaluate a potential transaction with OPI or any alternative transaction(s), generally with its legal and financial advisors in attendance, and each member of the DHC special committee was actively engaged in the process;

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the compensation of the members of the DHC special committee is structured as a one-time fee that is in no way contingent on the committee’s recommendation with respect to the Merger and the other Transactions, and the members of the DHC special committee would not personally benefit from completion of the Merger and the other Transactions in a manner different from the DHC shareholders;

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the DHC special committee requested and received a fairness opinion from BofA Securities;

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the frequency and extent of the DHC special committee’s deliberations, and its access to DHC management and its advisors in connection with its evaluation of the potential transaction; and

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the terms and conditions of the Merger Agreement were determined through extensive negotiations between the DHC special committee and the OPI special committee and their respective representatives and advisors.

Although the foregoing discussion sets forth the material factors considered by the DHC special committee in making its determinations and recommendations to the DHC board of trustees and the DHC compensation committee, upon which the DHC board of trustees reached its determinations and recommendations to DHC shareholders and the DHC compensation committee reached its determinations, it may not include all of the factors considered by the DHC special committee, the DHC board of trustees or the DHC compensation committee. In view of the variety of factors and the amount of information considered, the DHC special committee, the DHC board of trustees and the DHC compensation committee did not find it practicable to, and did not, quantify, rank or otherwise assign relative or specific weights to the factors considered in reaching their respective determinations and recommendations, and individual trustees may have considered various factors and assigned weights to those factors differently. The DHC special committee, the DHC board of trustees and the DHC compensation committee viewed their respective determinations and recommendations as being based on the totality of the information presented to them and the factors they considered. The DHC special committee, the DHC board of trustees and the DHC compensation committee realized that there can be no assurance about future results, including results expected or considered in the factors above. DHC cannot provide any assurance that material changes in the operations or performance of DHC or in the financial projections for DHC prepared by DHC’s management and provided to the DHC special committee’s and the OPI special committee’s respective financial advisors, or the operations or performance of OPI or in the financial projections for OPI prepared by OPI’s management and provided to the DHC special committee, will not occur prior to or after the DHC special meeting or prior to or after the completion of the Merger.
This explanation of DHC’s reasons for the Merger and the other Transactions to which DHC is a party and the other information presented in this section are forward looking in nature and subject to change and, therefore, should be read in light of the factors discussed in the section of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward Looking Statements.”
For the reasons set forth above, the independent trustees of DHC and the members of the DHC special committee, separately, unanimously (i) determined that the Merger Agreement, the Merger, and the other Transactions to which DHC is a party are fair and reasonable and advisable to, and in the best interests of, DHC, (ii) recommended that the DHC board of trustees (a) adopt and approve the Merger Agreement, the Merger, and the other Transactions to which DHC is a party and (b) recommend that the holders of DHC Common Shares entitled to vote thereon vote in favor of the approval of the Merger and (iii) determined and declared that the RMR Letter Agreement is fair and reasonable to DHC and recommended that the DHC compensation committee approve the RMR Letter Agreement.
For the reasons set forth above, the DHC board of trustees, acting on and in consideration of the unanimous recommendation of the DHC special committee, (i) determined and declared that the Merger Agreement, the Merger and the other Transactions to which DHC is a party are fair and reasonable and advisable to, and in the best interests of, DHC, (ii) approved the Merger, the Merger Agreement and the other Transactions to which DHC is a party, (iii) directed that the Merger be submitted for consideration by the DHC shareholders at the DHC special meeting and (iv) recommended that the holders of DHC Common Shares entitled to vote thereon vote in favor of the approval of the Merger. In addition, the DHC compensation committee, acting on and in consideration of the unanimous recommendation of the DHC special committee, (i) determined and declared that the RMR Letter Agreement was fair and reasonable to DHC and (ii) approved the RMR Letter Agreement.
The DHC board of trustees unanimously recommends to DHC’s shareholders that they vote “FOR” the DHC Merger Proposal and “FOR” the DHC Adjournment Proposal.
Opinion of Financial Advisor to the OPI Special Committee
Pursuant to an engagement letter, the OPI special committee retained J.P. Morgan as its financial advisor in connection with the Merger.
At the meetings of the OPI special committee and the OPI board of trustees on April 10, 2023, J.P. Morgan rendered its oral opinion to the OPI special committee and the OPI board of trustees, respectively, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the Merger was fair, from a financial point of view, to OPI. J.P. Morgan has confirmed its April 10, 2023 oral opinion by delivering its written opinion to the OPI special committee and the OPI board of trustees, dated April 10, 2023, that, as of such date, the exchange ratio in the proposed Merger was fair, from a financial point of view, to OPI.
The full text of the written opinion of J.P. Morgan dated April 10, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached to this joint proxy statement/prospectus as Annex B and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. OPI shareholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the OPI special committee and the OPI board of trustees in connection with and for the purposes of its evaluation of the Merger, was directed only to the exchange ratio in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of OPI or as to the underlying decision by OPI to engage in the Merger. The issuance of

J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of OPI or any shareholder of DHC as to how such shareholders should vote with respect to the Merger or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
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reviewed a draft dated April 10, 2023 of the Merger Agreement;

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reviewed certain publicly available business and financial information concerning DHC and OPI and the industries in which they operate;

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compared the financial and operating performance of DHC and OPI with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of DHC Common Shares and OPI Common Shares and certain publicly traded securities of such other companies;

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reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of DHC and OPI relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”); and

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performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the managements of DHC and OPI with respect to certain aspects of the Merger, and the past and current business operations of DHC and OPI, the financial condition and future prospects and operations of DHC and OPI, the effects of the Merger on the financial condition and future prospects of OPI, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by DHC and OPI or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with the OPI special committee, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of DHC and OPI under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by managements of DHC and OPI as to the expected future results of operations and financial condition of DHC and OPI to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other Transactions would qualify as a tax-free reorganization for United States federal income tax purposes, and would be consummated as described in the Merger Agreement and that the definitive Merger Agreement would not differ from the draft thereof furnished to J.P. Morgan in any respect material to its analysis. J.P. Morgan also assumed that the representations and warranties made by DHC and OPI in the Merger Agreement and the related agreements were and would be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to OPI and the OPI special committee with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on OPI or on the contemplated benefits of the Merger.
The projections with respect to OPI and DHC furnished to J.P. Morgan were prepared by managements of OPI and DHC, respectively, as discussed more fully in the sections of this joint proxy statement/prospectus entitled “— Unaudited Prospective Financial Information of OPI” and “— Unaudited Prospective Financial Information of DHC” respectively, which in each case were discussed with, and approved for J.P. Morgan’s use in connection with its financial analyses by, the OPI special committee. OPI and DHC do not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the managements of OPI and DHC, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. See the sections of this joint proxy statement/prospectus entitled “— Unaudited Prospective Financial Information of OPI” and “— Unaudited Prospective Financial Information of DHC.”
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to OPI of the exchange ratio in the Merger, and J.P. Morgan has expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of OPI or as to the underlying decision by OPI to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the exchange ratio in the Merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which DHC Common Shares or OPI Common Shares would trade at any future time.
The terms of the Merger Agreement, including the exchange ratio, were determined through arm’s length negotiations between the OPI special committee and the DHC special committee, and the decision to enter into the Merger Agreement was solely that of the OPI special committee and the OPI board of trustees. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the OPI special committee and the OPI board of trustees in their evaluation of the Merger and should not be viewed as determinative of the views of the OPI special committee, the OPI board of trustees or OPI management with respect to the Merger or the exchange ratio.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the OPI special committee and the OPI board of trustees on April 10, 2023 and in the financial analysis presented to the OPI special committee and the OPI board of trustees on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the OPI special committee and the OPI board of trustees and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
DHC Public Trading Multiples and Cap Rates.   Using publicly available information, J.P. Morgan compared selected financial data of DHC with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those engaged by DHC. The companies selected by J.P. Morgan were as follows:
•
Alexandria Real Estate Equities, Inc.

•
Healthpeak Properties, Inc.

•
Healthcare Realty Trust, Inc.

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Physicians Realty Trust

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Global Medical REIT

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National Health Investors, Inc.

•
LTC Properties, Inc.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, may be considered similar to those of DHC. However, certain of these companies may have characteristics that are materially different from those of DHC. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect DHC.
Using publicly available information, J.P. Morgan calculated, for each selected company, the ratios of (i) the consensus equity research analyst estimates of such company’s cash net operating income for the twelve month period ending December 31, 2023 to the consensus equity research analysts estimates for such company’s implied value of real estate (the “Implied Cap Rate”) and (ii) such company’s equity value to the consensus equity research analyst estimates for such company’s funds from operations (“FFO”) for the twelve month period ending December 31, 2024 (the “P/2024E FFO”). Based on the results of this analysis, J.P. Morgan selected a multiple reference range of 7.00% – 8.00% for Implied Cap Rate and 9.50x – 14.00x for the P/2024E FFO. After applying the applicable trading multiple ranges to the projected cash net operating income of DHC for the twelve month period ending December 31, 2023 and the projected FFO of DHC for the twelve month period ending December 31, 2024, each as set forth in the DHC financial projections, the analysis indicated the following range of implied trading value per share (rounded to the nearest $0.25) for DHC Common Shares:
	Implied Equity Value Per Share
	Low	High
Implied Cap Rate	$1.75	$3.25
P/2024E FFO	$2.75	$4.00
Based on the Implied Cap Rate for Alexandria Real Estate Equities, Inc. and Healthpeak Properties, Inc., J.P. Morgan selected a multiple reference range of 6.25% – 7.00% for life science assets in DHC’s portfolio. Based on the Implied Cap Rate for Healthcare Realty Trust, Inc., Physicians Realty Trust, Inc. and Global Medical REIT, J.P. Morgan selected a multiple reference range of 7.00% – 8.00% for MOB assets in DHC’s portfolio. Based on the Implied Cap Rate for National Health Investors, Inc. and LTC Properties, Inc., J.P. Morgan selected a multiple reference range of 7.25% – 7.50% for SHOP assets in DHC’s portfolio. After applying the applicable trading multiple ranges to the projected cash net operating income with respect to each such asset type of DHC for the twelve month period ending December 31, 2023, as set forth in the DHC financial projections, and aggregating the ranges of implied equity value for the MOB, life science and SHOP assets of DHC, the analysis indicated the following range of implied trading value per share (rounded to the nearest $0.25) for DHC Common Shares:
	Implied Equity Value Per Share
	Low	High
Implied Cap Rate by Asset Type	$2.25	$3.50
The range of implied equity value per share for DHC Common Shares was compared to (i) the unaffected closing price of DHC Common Shares of $1.26 as of April 6, 2023, and (ii) the implied per share consideration (based on the exchange ratio of 0.147x and the unaffected closing price of OPI Common Shares on April 6, 2023) of $1.73.
DHC Discounted Cash Flow Analysis.   J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for DHC Common Shares. J.P. Morgan calculated the unlevered free cash flows that DHC is expected to generate during fiscal years 2023 through 2027. J.P. Morgan also calculated a range of terminal values for DHC at the end of this period by applying perpetual growth rates ranging from 1.25% to 1.75%, based on guidance provided by OPI’s management, to estimates of 2027 NOI for DHC at the end of fiscal year 2027, as provided in DHC financial projections. J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of December 31, 2022 using discount rates ranging from 9.50% to 10.00% for DHC, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of DHC. The present value of the unlevered free cash flow estimates and the range of terminal values were then adjusted by subtracting net debt and other adjustments for DHC as of December 31, 2022.

Based on the foregoing, this analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) for DHC Common Shares:
	Implied Equity Value Per Share
	Low	High
DHC Discounted Cash Flow	$5.75	$8.00
The range of implied equity value per share for DHC Common Shares was compared to (i) the unaffected closing price of DHC Common Shares of $1.26 as of April 6, 2023, and (ii) the implied per share consideration (based on the exchange ratio of 0.147x and the unaffected closing price of OPI Common Shares on April 6, 2023) of $1.73.
OPI Public Trading Multiples.   Using publicly available information, J.P. Morgan compared selected financial data of OPI with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those engaged by OPI. The companies selected by J.P. Morgan were the following:
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Highwoods Properties, Inc.

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Piedmont Office Realty Trust

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Brandywine Realty Trust

•
City Office REIT, Inc.

•
OPI

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, may be considered similar to those of OPI. However, certain of these companies may have characteristics that are materially different from those of OPI. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect OPI.
Using publicly available information, J.P. Morgan calculated, for each selected company, the ratios of (i) the consensus equity research analyst estimates of such company’s Implied Cap Rate and (ii) such company’s P/2024E FFO. Based on the results of this analysis, J.P. Morgan selected a multiple reference range of 10.25% – 12.50% for Implied Cap Rate and 2.75x – 6.00x for the P/2024E FFO. After applying the applicable trading multiple ranges to the projected cash net operating income of OPI for the twelve month period ending December 31, 2023 and the projected FFO per share of OPI for the twelve month period ending December 31, 2024, each as set forth in the OPI financial projections, the analysis indicated the following range of implied trading value per share (rounded to the nearest $0.25) for OPI Common Shares:
	Implied Equity Value Per Share
	Low	High
Implied Cap Rate	$6.50	$17.75
P/2024E FFO	$9.75	$21.50
The range of implied equity value per share for OPI Common Shares was compared to the closing price of OPI Common Shares of $11.80 as of April 6, 2023.
OPI Discounted Cash Flow Analysis.   J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for OPI Common Shares. J.P. Morgan calculated the unlevered free cash flows that OPI is expected to generate during fiscal years 2023 through 2027. J.P. Morgan also calculated a range of terminal values for OPI at the end of this period by applying perpetual growth rates ranging from 2.00% to 2.50%, based on guidance provided by OPI’s management, to estimates of the 2027 NOI for OPI at the end of fiscal year 2027, as provided in OPI financial projections. J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of December 31, 2022 using discount rates ranging from 9.00% to 9.50% for OPI, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of OPI. The present value of the unlevered free cash flow estimates and the range of terminal values were then adjusted by subtracting net debt and other adjustments for OPI as of December 31, 2022.
Based on the foregoing, this analysis indicated the following ranges of implied equity value per share (rounded to the nearest $0.25) for OPI Common Shares:
	Implied Equity Value Per Share
	Low	High
OPI Discounted Cash Flow	$4.50	$12.75
The range of implied equity value per share for OPI Common Shares was compared to the closing price of OPI Common Shares of $11.80 as of April 6, 2023.
Relative Value Analysis.   J.P. Morgan compared the results for OPI to the results for DHC with respect to the public trading multiples and discounted cash flow analyses described above. J.P. Morgan compared the lowest equity value per share for OPI to the highest equity value per share for DHC to derive the lowest exchange ratio implied by each pair of results. J.P. Morgan also compared the highest equity value per share for OPI to the lowest equity value per share for DHC to derive the highest exchange ratio implied by each pair of results. The ranges of implied exchange ratios resulting from this were:
Implied Exchange Ratios
	Low	High
P/2024E FFO	0.128x	0.410x
Implied Cap Rate	0.099x	0.500x
Implied Cap Rate by Asset Type	0.127x	0.538x
Discounted Cash Flow	0.451x	1.778x
The ranges of implied exchange ratios resulting from the foregoing analysis were compared to (i) the implied exchange ratio of 0.107x on April 6, 2023, based on the closing prices of OPI Common Shares and DHC Common Shares of $11.80 and $1.26, respectively, as of that date, and (ii) the exchange ratio of 0.147x, as contemplated in the Merger Agreement.
Value Creation Analysis.   J.P. Morgan conducted an analysis of the theoretical value creation to the existing holders of OPI Common Shares that compared the estimated implied equity value of OPI Common Shares on a standalone basis, based on the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above, to the estimated implied equity value of former OPI shareholders’ ownership in the combined company, pro forma for the Merger.
J.P. Morgan calculated the pro forma implied equity value of the combined company common shares by (1) adding the sum of (a) the implied equity value of OPI on a stand-alone basis of approximately $403 million, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis of OPI described above, (b) the implied equity value of DHC on a stand-alone basis of approximately $1.643 billion, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis of DHC described above, and (c) the estimated value of the Synergies, as reflected in estimates OPI management provided to J.P. Morgan for use in connection with its analysis, in the aggregate amount of approximately $33 million, (2) subtracting the estimated transaction expenses, as reflected in estimates OPI management provided to J.P. Morgan for use in connection with its analysis, of approximately $75 million and (3) multiplying such result by the pro forma equity ownership of the combined company by the existing holders of OPI Common Shares of approximately 58.0%. This analysis indicated that the Merger implied pro forma equity value for such holders of approximately $1.162 billion, which represents accretion in value of approximately $759 million, or 188.3%, compared to the standalone equity value of OPI. There can be no assurance, however, that the Synergies, transaction-related expenses and other impacts referred to above will not be substantially greater or less, as applicable, than those estimated by OPI’s management and described above.
Miscellaneous.   The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.

J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of OPI. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to OPI or DHC, and none of the selected transactions reviewed was identical to the Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of OPI and DHC. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to OPI and DHC and the transactions compared to the Merger.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the OPI special committee with respect to the Merger and deliver an opinion to the OPI special committee and the OPI board of trustees with respect to the Merger on the basis of, among other things, its experience, qualifications and reputation in connection with such matters and its familiarity with DHC, OPI and the industries in which they operate.
For financial advisory services rendered in connection with the Merger, OPI has agreed to pay J.P. Morgan an estimated fee of $15 million, $3 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the Merger. In addition, OPI has agreed to reimburse J.P. Morgan for its reasonable costs and expenses incurred in connection with its services, including the reasonable fees and expenses of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with OPI, DHC or with RMR Inc., an affiliate of RMR. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding OPI Common Shares and RMR Inc. common shares, and less than 2% of the outstanding DHC Common Shares. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of OPI, DHC or RMR Inc. for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.
Opinion of Financial Advisor to the DHC Special Committee
The DHC special committee retained BofA Securities to act as its financial advisor in connection with the Merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The DHC special committee selected BofA Securities to act as its financial advisor in connection with the Merger on the basis of BofA Securities’ experience in transactions similar to the Merger, its reputation in the investment community and its familiarity with DHC and its business.
On April 10, 2023, at a meeting of the DHC special committee held to evaluate the Merger, representatives of BofA Securities delivered to the DHC special committee an oral opinion, which was confirmed by delivery of a written opinion dated April 10, 2023, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the written opinion, the exchange ratio provided for in the Merger was fair, from a financial point of view, to the holders of DHC Common Shares (other than holders of excluded shares (as defined in the Merger Agreement)).
The full text of BofA Securities’ written opinion to the DHC special committee, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the written opinion. BofA Securities delivered its opinion to the DHC special committee for the benefit and use of the DHC special committee (in its capacity as such) in connection with and for purposes of its evaluation of the Merger. BofA Securities expressed no view or opinion as to any terms or other aspects or implications of the Merger (other than the exchange ratio to the extent expressly specified in such opinion) and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to DHC or in which DHC might engage or as to the underlying business decision of DHC to proceed with or effect the Merger. BofA Securities’ opinion does not constitute a recommendation as to how any holder of DHC Common Shares or OPI Common Shares should vote or act in connection with the Merger or any other matter.
In connection with rendering its opinion, BofA Securities, among other things:
•
reviewed certain publicly available business and financial information relating to DHC and OPI;

•
reviewed certain internal financial and operating information with respect to the business, operations and prospects of DHC furnished to or discussed with BofA Securities by the management of DHC (which is comprised of employees of the external manager of DHC, RMR), including certain financial forecasts relating to DHC prepared by DHC management (the “DHC Forecasts”; see the section of this joint proxy statement/prospectus entitled “Unaudited Prospective Financial Information of DHC”);

•
reviewed certain internal financial and operating information with respect to the business, operations and prospects of OPI furnished to or discussed with BofA Securities by the management of OPI (which is comprised of employees of the external manager of OPI, RMR), including certain financial forecasts relating to OPI prepared by OPI management (the “OPI Forecasts”; see the section of this joint proxy statement/prospectus entitled “Unaudited Prospective Financial Information of OPI”);

•
reviewed certain estimates as to the amount and timing of cost savings (the “Cost Savings”), anticipated by the management of OPI to result from the Merger;

•
discussed the past and current business, operations, financial condition and prospects of DHC and OPI with members of management of each of DHC and OPI and the members of the DHC special committee;

•
reviewed the potential pro forma financial impact of the Merger on the future financial performance of OPI;

•
reviewed the trading histories for DHC Common Shares and OPI Common Shares and a comparison of such trading histories with each other and with the trading histories of other companies BofA Securities deemed relevant;

•
compared certain financial and stock market information of DHC and OPI with similar information of other companies BofA Securities deemed relevant;

•
compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions BofA Securities deemed relevant;

•
reviewed the relative financial contributions of DHC and OPI to the future financial performance of the combined company on a pro forma basis;

•
reviewed a draft, dated April 10, 2023, of the Merger Agreement; and

•
performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Securities and relied upon the assurances of RMR that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the DHC Forecasts, BofA Securities was advised by the management of DHC, and assumed, at the direction of the DHC special committee, that they were reasonably prepared on bases reflecting the best then currently available estimates and good faith judgments of the management of DHC as to the future financial performance of DHC, and BofA Securities relied, at the direction of the DHC special committee, on the DHC Forecasts for purposes of its opinion. With respect to the OPI Forecasts and Cost Savings, BofA Securities was advised by the management of OPI and RMR, and assumed, at the direction of the DHC special committee for purposes of BofA Securities’ opinion, that they were reasonably prepared on bases reflecting the best then currently available estimates and good faith judgments of the management of OPI as to the future financial performance of OPI and the other matters covered thereby, and BofA Securities relied, at the direction of the DHC special committee, on the OPI Forecasts and the Cost Savings for purposes of BofA Securities’ opinion. BofA Securities relied, at the direction of the DHC special committee, on the assessments of the management of DHC and OPI, as to OPI’s ability to achieve the Cost Savings and was advised by the management of DHC and OPI, and assumed, with the consent of the DHC special committee, that the Cost Savings would be realized in the amounts and at the times projected. BofA Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of DHC, OPI or any other entity, nor did BofA Securities make any physical inspection of the properties or assets of DHC, OPI or any other entity. BofA Securities also did not evaluate the solvency or fair value of DHC, OPI or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of the DHC special committee, that the Merger would be consummated in accordance with the terms set forth in the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on DHC, OPI or any other entity or the Merger (including the contemplated benefits thereof). BofA Securities also assumed, at the direction of the DHC special committee, that the final executed Merger Agreement would not differ in any material respect from the draft of the Merger Agreement reviewed by BofA Securities.
BofA Securities expressed no view or opinion as to any terms or other aspects or implications of the Merger (other than the exchange ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Merger, or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. As the DHC special committee was aware, BofA Securities was not requested to, and BofA Securities did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of DHC. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the exchange ratio provided for in the Merger to the holders of DHC Common Shares (other than holders of excluded shares (as defined in the Merger Agreement)) and no opinion or view was expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors, trustees or employees of any party to the Merger, or class of such persons, relative to the exchange ratio or otherwise, or as to any consideration or other direct or indirect benefits to be received in connection with or as a result of the Transaction or related transactions by RMR, in its capacity as external manager of DHC or OPI, or any other party. Furthermore, no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to DHC or in which DHC might engage or as to the underlying business decision of DHC to proceed with or effect the Merger. BofA Securities did not express any opinion as to what the value of OPI Common Shares actually would be when issued or the prices at which DHC Common Shares or OPI Common Shares would trade at any time, including following announcement or consummation of the Merger. In addition, BofA Securities expressed no view or opinion with respect to, and relied, with the consent of the DHC special committee, upon the assessments of the management of DHC, other representatives of DHC and representatives of the DHC special committee regarding, legal, regulatory, accounting, tax and similar matters relating to DHC, OPI or any other entity and the Merger (including the contemplated benefits thereof), as to which BofA Securities understood that DHC and the DHC special committee obtained such advice as they deemed necessary from qualified professionals. BofA Securities further expressed no opinion or recommendation as to how any holder of DHC Common Shares or OPI Common Shares should vote or act in connection with the Merger or any other matter.
BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. As the DHC special committee was aware, the credit, financial and stock markets had been experiencing unusual volatility and BofA Securities expressed no opinion or view as to any potential effects of such volatility on DHC, OPI or the Merger. It should be understood that subsequent developments may affect BofA Securities’ opinion, and BofA Securities does not have any obligation to update, revise, or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities. Except as described in this summary, the DHC special committee imposed no other limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.
The discussion set forth below in the sections of this joint proxy statement/prospectus entitled “— Summary of Material Financial Analyses of DHC”, “— Summary of Material Financial Analyses of OPI” and “— Summary of Material Relative Financial Analyses”, represents a brief summary of the material financial analyses presented by BofA Securities to the DHC special committee in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.
Summary of Material Financial Analyses of DHC
Selected Publicly Traded Companies Analysis
BofA Securities reviewed publicly available financial and stock market information for DHC and the following six publicly traded REITs:
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Welltower Inc.

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Ventas, Inc.

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Healthpeak Properties, Inc.

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Healthcare Realty Trust Incorporated

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Physicians Realty Trust

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National Health Investors, Inc.

BofA Securities reviewed, among other information, enterprise values for each of the selected publicly traded REITs, and for DHC, calculated as equity values based on closing stock prices on April 6, 2023, plus debt, preferred equity and non-controlling interest (as applicable), and less cash and cash equivalents (including cash from unsettled forward shares) (as applicable), as a multiple of estimated calendar year 2023 earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the applicable selected

REIT. Financial data of the selected publicly traded REITs were based on public filings and publicly available Wall Street research analysts’ estimates. Estimated financial data of DHC were based on the DHC Forecasts. The overall low to high calendar year 2023 enterprise value to EBITDA multiples observed for the selected publicly traded REITs were 13.8x to 22.3x (with a mean of 17.0x and a median of 16.5x), compared with a calendar year 2023 enterprise value to EBITDA multiple observed for DHC of 13.0x. BofA Securities also calculated and compared the average next-twelve-months EBITDA multiples for the selected publicly traded REITs as a group and for DHC, as of April 6, 2023, and for the 2023 year-to-date, the one-year, three-year, five-year and ten-year periods ending April 6, 2023. Financial data of DHC and the selected publicly traded REITs in this review were based on public filings and publicly available Wall Street research analysts’ estimates. The current and historical average next-twelve-months EBITDA multiples observed for the selected publicly traded REITs as a group and for DHC were as follows:
Enterprise Values to Next-Twelve-Months EBITDA Multiples
	10Y Avg.	5Y Avg.	3Y Avg.	1Y Avg.	YTD Avg.	Current
DHC	12.8x	12.8x	13.2x	11.8x	11.7x	11.9x
Selected REITs	17.2x	18.3x	18.5x	17.8x	17.3x	16.7x
Based on BofA Securities’ review of the enterprise values to EBITDA multiples observed for the selected publicly traded REITs, as well as historical next-twelve-months EBITDA multiples for the selected publicly traded REITs and DHC, and on its professional judgment and experience, BofA Securities then applied an EBITDA multiple reference range of 12.0x – 14.0x, to the estimates of calendar year 2023 EBITDA for DHC as reflected in the DHC Forecasts, to calculate a range of implied enterprise values for DHC. BofA Securities then calculated an implied equity value per share reference range for DHC by deducting from this range of implied enterprise values an estimate of the net debt of DHC as of April 6, 2023 (pro forma for revolving credit facility repayment and gross sales proceeds from three property dispositions subsequent to 2022), as provided by the management of DHC, and dividing the result by a number of fully-diluted DHC Common Shares outstanding (calculated on a treasury stock method basis, based on information provided by the management of DHC).
This analysis indicated the following approximate implied equity value reference ranges per share, as compared to the closing price per DHC Common Share as of April 6, 2023:
Implied Equity Value Reference Range Per Share	April 6, 2023 Closing Price Per DHC Common Share
$0.33 – $2.14	$1.26
No selected publicly traded REIT used in this analysis is identical or directly comparable to DHC. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the REITs to which DHC was compared.
Selected Precedent Transactions Analysis
BofA Securities reviewed, to the extent publicly available, financial information relating to the following four selected transactions involving acquisitions of publicly traded REITs:
Acquiror	Target
Healthcare Realty Trust Incorporated	Healthcare Trust of America, Inc.
Ventas, Inc.	New Senior Investment Group Inc.
Omega Healthcare Investors, Inc.	MedEquities Realty Trust, Inc.
Sabra Health Care REIT, Inc.	Care Capital Properties, Inc.
BofA Securities reviewed the enterprise values implied for each target company, computed as the aggregate consideration payable in the selected transaction, plus debt, preferred equity and non-controlling interest (as applicable), and less cash and cash equivalents (including cash from unsettled forward shares) (as applicable) of the target company, as publicly disclosed prior to the announcement of the applicable transaction, as multiples of Wall Street analyst consensus estimates of the target company’s EBITDA for the calendar year following the year in which the applicable transaction was announced. The overall low to high forward enterprise value to EBITDA multiples observed for the selected transactions were 10.8x to 21.6x (with a mean of 16.2x). Other financial data relating to each of the selected transactions and target companies were derived from the transaction parties’ public filings.
Based on BofA Securities’ review of the enterprise values to EBITDA multiples for the selected transactions and on its professional judgment and experience, BofA Securities applied a forward enterprise value to EBITDA multiple reference range of 14.0x to 16.0x to estimates of calendar year 2023 EBITDA for DHC as reflected in the DHC Forecasts, to calculate a range of implied enterprise values for DHC. BofA Securities then calculated an implied equity value per share reference range for DHC by deducting from this range of implied enterprise values an estimate of the net debt of DHC as of April 6, 2023 (pro forma for revolving credit facility repayment and gross sales proceeds from three property dispositions subsequent to 2022), as provided by the management of DHC, and dividing the result by a number of fully-diluted DHC Common Shares outstanding (calculated on a treasury stock method basis, based on information provided by the management of DHC).
This analysis indicated the following approximate implied equity value reference ranges per share, as compared to the closing price per DHC Common Share as of April 6, 2023:
Implied Equity Value Reference Range Per Share	April 6, 2023 Closing Price Per DHC Common Share
$2.14 – $3.95	$1.26
No selected precedent transaction used in this analysis or the applicable target company is identical or directly comparable to the Merger or DHC. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics, market conditions and other factors that could affect the acquisition or other values of the companies or transactions to which DHC and the Merger were compared.
Discounted Cash Flow Analysis
BofA Securities performed a discounted cash flow analysis of DHC to calculate a range of implied present values per DHC Common Share utilizing estimates of the standalone, unlevered, after-tax recurring free cash flows DHC was expected to generate over the period from calendar year 2023 through calendar year 2027 based on the DHC Forecasts. BofA Securities calculated a range of terminal values for DHC by applying an assumed perpetuity growth rate range of 1.50% to 2.50% to the terminal year recurring free cash flows. The cash flows and the terminal values were discounted to December 31, 2022, utilizing mid-year discounting convention, and using discount rates ranging from 11.6% to 13.2%, which were based on an estimate of DHC’s weighted average cost of capital, derived using the capital asset pricing model. BofA Securities then calculated an implied equity value per share reference range for DHC by deducting from this range of implied enterprise values an estimate of the net debt of DHC as of April 6, 2023 (pro forma for revolving credit facility repayment and gross sales proceeds from three property dispositions subsequent to 2022), as provided by the management of DHC, and dividing the result by a number of fully-diluted DHC Common Shares outstanding (calculated on a treasury stock method basis, based on information provided by the management of DHC). This analysis indicated the following approximate implied equity value reference ranges per share, as compared to the closing price per DHC Common Share as of April 6, 2023:
Implied Equity Value Reference Range Per Share	April 6, 2023 Closing Price Per DHC Common Share
$0.73 – $4.60	$1.26

Other Factors
BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:
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52-Week Trading Range.   BofA Securities reviewed the trading range for the DHC Common Shares for the 52-week period ended April 6, 2023, which was $0.61 to $2.98 per DHC Common Share, as compared to the closing price per DHC Common Share as of April 6, 2023 of $1.26.

•
Wall Street Analysts’ Price Targets.   BofA Securities reviewed certain publicly available equity research analyst price targets for the DHC Common Shares available as of April 6, 2023, which indicated a range of $1.00 to $5.00 and a present value of $0.89 to $4.45 when discounted by one year at DHC’s estimated mid-point cost of equity of 12.4%, derived using the capital asset pricing model, as compared to the closing price per DHC Common Share as of April 6, 2023 of $1.26.

•
Wall Street Analysts’ NAV Estimate.   BofA Securities reviewed certain publicly available equity research analyst estimates of net asset value (“NAV”) for the DHC Common Shares available as of April 6, 2023, which indicated an estimated NAV per DHC Common Share of $2.41, as compared to the closing price per DHC Common Share as of April 6, 2023 of $1.26.

•
NAV Analysis.   BofA Securities performed a NAV analysis of DHC based on the DHC Forecasts and publicly available information. An estimated range of operating real estate values for DHC was calculated on a portfolio-by-portfolio basis, by applying implied capitalization rates for DHC of 6.9% to 8.4% to estimates of calendar year 2023 cash net operating income for DHC. This analysis indicated an approximate implied equity value reference ranges per share of $0.47 to $3.08, as compared to the closing price per DHC Common Share as of April 6, 2023 of $1.26.

Summary of Material Financial Analyses of OPI
Selected Publicly Traded Companies Analysis
BofA Securities reviewed publicly available financial and stock market information for OPI and the following six publicly traded REITs:
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Cousins Properties Incorporated

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Highwoods Properties, Inc.

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Piedmont Office Realty Trust, Inc.

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Brandywine Realty Trust

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Corporate Office Properties Trust

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Easterly Government Properties, Inc.

BofA Securities reviewed, among other information, enterprise values for each of the selected publicly traded REITs, and for OPI, calculated as equity values based on closing stock prices on April 6, 2023, plus debt, preferred equity and non-controlling interest (as applicable), and less cash and cash equivalents (including cash from unsettled forward shares) (as applicable), as a multiple of estimated calendar year 2023 EBITDA for the applicable selected REIT. Financial data of the selected publicly traded REITs were based on public filings and publicly available Wall Street research analysts’ estimates. Estimated financial data of OPI were based on the OPI Forecasts. The overall low to high calendar year 2023 enterprise value to EBITDA multiples observed for the selected publicly traded REITs were 9.0x to 16.3x (with a mean of 12.0x and a median of 11.2x), compared with a calendar year 2023 enterprise value to EBITDA multiple observed for OPI of 9.4x. BofA Securities also calculated and compared the average next-twelve-months EBITDA multiples for the selected publicly traded REITs as a group and for OPI, as of April 6, 2023, and for the 2023 year-to-date, the one-year, three-year, five-year and ten-year periods ending April 6, 2023. Financial data of OPI and the selected publicly traded REITs in this review were based on public filings and publicly available Wall Street research analysts’ estimates. The current and historical average next-twelve-months EBITDA multiples observed for the selected publicly traded REITs as a group and for OPI were as follows:

Enterprise Values to Next-Twelve-Months EBITDA Multiples
	10Y Avg.	5Y Avg.	3Y Avg.	1Y Avg.	YTD Avg.	Current
OPI	13.0x	11.4x	10.3x	10.0x	9.9x	9.7x
Selected REITs	15.3x	14.8x	14.4x	13.2x	12.8x	11.9x
Based on BofA Securities’ review of the enterprise values to EBITDA multiples observed for the selected publicly traded REITs and OPI, as well as historical next-twelve-months EBITDA multiples for the selected publicly traded REITs, and on its professional judgment and experience, BofA Securities then applied an EBITDA multiple reference range of 8.0x – 10.0x to the estimates of calendar year 2023 EBITDA for OPI, as reflected in the OPI Forecasts, to calculate a range of implied enterprise values for OPI. BofA Securities then calculated an implied equity value per share reference range for OPI by deducting from this range of implied enterprise values an estimate of the net debt of OPI as of April 6, 2023 (pro forma for gross sales proceeds from five property dispositions subsequent to 2022), as provided by the management of OPI, and dividing the result by a number of fully-diluted OPI Common Shares outstanding (calculated on a treasury stock method basis, based on information provided by the management of OPI).
This analysis indicated the following approximate implied equity value reference ranges per share, as compared to the closing price per OPI Common Share as of April 6, 2023:
Implied Equity Value Reference Range Per Share	April 6, 2023 Closing Price Per OPI Common Share
$2.36 – $15.69	$11.80
No selected publicly traded REIT used in this analysis is identical or directly comparable to OPI. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the REITs to which OPI was compared.
Selected Precedent Transactions Analysis
BofA Securities reviewed, to the extent publicly available, financial information relating to the following seven selected transactions involving acquisitions of publicly traded real estate investment trusts:
Acquiror	Target
Government Properties Income Trust	Select Income REIT
Government Properties Income Trust	First Potomac Realty Trust
Cousins Properties Incorporated	Parkway Properties, Inc.
American Realty Capital Properties, Inc.	CapLease, Inc.
Affiliates of funds managed by Pacific Investment Management Company LLC	Columbia Property Trust, Inc.
Cousins Properties Incorporated	TIER REIT, Inc.
Certain subsidiaries of Canada Pension Plan Investment Board	Parkway, Inc.
BofA Securities reviewed the enterprise values implied for each target company, computed as the aggregate consideration payable in the selected transaction, plus debt, preferred equity and non-controlling interest (as applicable), and less cash and cash equivalents (including cash from unsettled forward shares) (as applicable) of the target company, as publicly disclosed prior to the announcement of the applicable transaction, as multiples of Wall Street analyst consensus estimates of the target company’s EBITDA for the calendar year following the year in which the applicable transaction was announced. The overall low to high forward enterprise value to EBITDA multiples observed for the selected transactions were 14.2x to 20.7x (with a mean of 17.9x). Other financial data relating to each of the selected transactions and target companies were derived from the transaction parties’ public filings.

Based on BofA Securities’ review of the enterprise values to EBITDA multiples for the selected transactions and on its professional judgment and experience, BofA Securities applied a forward enterprise value to EBITDA multiple reference range of 11.0x to 13.0x to estimates of calendar year 2023 EBITDA for OPI, as reflected in the OPI Forecasts, to calculate a range of implied enterprise values for OPI. BofA Securities then calculated an implied equity value per share reference range for OPI by deducting from this range of implied enterprise values an estimate of the net debt of OPI as of April 6, 2023 (pro forma for gross sales proceeds from five property dispositions subsequent to 2022), as provided by the management of OPI, and dividing the result by a number of fully-diluted OPI Common Shares outstanding (calculated on a treasury stock method basis, based on information provided by the management of OPI).
This analysis indicated the following approximate implied equity value reference ranges per share, as compared to the closing price per OPI Common Share as of April 6, 2023:
Implied Equity Value Reference Range Per Share	April 6, 2023 Closing Price Per OPI Common Share
$22.36 – $35.70	$11.80
No selected precedent transaction used in this analysis or the applicable target company is identical or directly comparable to the Merger or OPI. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics, market conditions and other factors that could affect the acquisition or other values of the companies or transactions to which OPI and the Merger were compared.
Discounted Cash Flow Analysis
BofA Securities performed a discounted cash flow analysis of OPI to calculate a range of implied present values per OPI Common Share utilizing estimates of the standalone, unlevered, after-tax recurring free cash flows OPI was expected to generate over the period from calendar year 2023 through calendar year 2027 based on the OPI Forecasts, with and without taking into account the Cost Savings. BofA Securities calculated a range of terminal values for OPI by applying an assumed perpetuity growth rate range of 1.00% to 2.00% to the terminal year recurring free cash flows, with and without taking into account the Cost Savings. The cash flows (with and without taking into account the Cost Savings) and the terminal values were discounted to December 31, 2022, utilizing mid-year discounting convention, and using discount rates ranging from 8.0% to 8.7%, which were based on an estimate of OPI’s weighted average cost of capital, derived using the capital asset pricing model. BofA Securities then calculated an implied equity value per share reference range for OPI by deducting from this range of implied enterprise values an estimate of the net debt of OPI as of April 6, 2023 (pro forma for gross sales proceeds from five property dispositions subsequent to 2022), as provided by the management of OPI, and dividing the result by a number of fully-diluted OPI Common Shares outstanding (calculated on a treasury stock method basis, based on information provided by the management of OPI). This analysis indicated the following approximate implied equity value reference ranges per share, with and without taking into account the Cost Savings, as compared to the closing price per OPI Common Share as of April 6, 2023:
Implied Equity Value Reference Range Per Share (without Cost Savings)	Implied Equity Value Reference Range Per Share (with Cost Savings)	April 6, 2023 Closing Price Per OPI Common Share
$1.75 – $16.15	$2.51 – $17.08	$11.80
Other Factors
BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:
•
52-Week Trading Range.   BofA Securities reviewed the trading range for OPI Common Shares for the 52-week period ended April 6, 2023, which was $10.61 to $25.53 per OPI Common Share, as compared to the closing price per OPI Common Share as of April 6, 2023 of $11.80.

•
Wall Street Analysts’ Price Targets.   BofA Securities reviewed certain publicly available equity research analyst price targets for OPI Common Shares available as of April 6, 2023, which indicated a range of $11.00 to $27.00 and a present value of $10.23 to $25.10 when discounted by one year at OPI’s estimated mid-point cost of equity of 7.6%, derived using the capital asset pricing model, as compared to the closing price per OPI Common Share as of April 6, 2023 of $11.80.

•
Wall Street Analysts’ NAV Estimate.   BofA Securities reviewed certain publicly available equity research analyst estimates of NAV for OPI Common Shares available as of April 6, 2023, which indicated an estimated NAV per OPI Common Share of $28.03, as compared to the closing price per OPI Common Share as of April 6, 2023 of $11.80.

•
NAV Analysis.   BofA Securities performed a NAV analysis of OPI based on the OPI Forecasts and publicly available information. An estimated range of operating real estate values for OPI was calculated on a portfolio-by-portfolio basis, by applying implied capitalization rates for OPI of 8.8% to 10.3% to estimates of calendar year 2023 cash net operating income for OPI. This analysis indicated an approximate implied equity value reference ranges per share of $10.03 to $20.85, as compared to the closing price per OPI Common Share as of April 6, 2023 of $11.80.

Summary of Material Relative Financial Analyses
Implied Exchange Ratio Analyses
Utilizing the implied per share equity value reference ranges derived for each of DHC and OPI on a standalone basis in each of the analyses described above under “— Summary of Material Financial Analyses of DHC” and “— Summary of Material Financial Analyses of OPI” and by dividing the low endpoint and the high endpoint of the per share equity reference ranges derived in each such analysis for DHC by the high endpoint and the low endpoint of the per share equity reference range derived in each such analysis for OPI, respectively, BofA Securities calculated the following approximate implied exchange ratio reference ranges for the Merger, as compared to the exchange ratio in the Merger:
Implied Exchange Ratio Reference Ranges				Merger Exchange Ratio
Selected Publicly Traded REITs	Selected Precedent Transactions	Discounted Cash Flow (without Cost Savings)	Discounted Cash Flow (with Cost Savings)
0.021x – 0.907x	0.060x – 0.177x	0.045x – 2.625x	0.043x – 1.837x	0.147x
Additionally, BofA Securities noted certain implied exchange ratio reference ranges that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes. Accordingly, BofA Securities calculated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio in the Merger, for informational purposes:
Implied Exchange Ratio Reference Ranges				Merger Exchange Ratio
52-Week Trading Range	Wall Street Analysts’ Price Targets	Wall Street Analysts’ NAV per Share Estimates	Net Asset Value
0.024x – 0.281x	0.035x – 0.435x	0.086x	0.023x – 0.307x	0.147x
Has / Gets Analysis
BofA Securities performed a has / gets analysis to calculate the theoretical change in value for holders of DHC Common Shares resulting from the Merger based on a comparison of (i) the 100% ownership by holders of DHC Common Shares on a standalone basis and (ii) the pro forma ownership by holders of DHC Common Shares of OPI after giving effect to the Merger.
For DHC Common Shares on a standalone basis, BofA Securities used the implied reference range indicated in its discounted cash flow analysis described above under “— Summary of Material Financial Analyses of DHC — Discounted Cash Flow Analysis.” BofA Securities then calculated the range of implied pro forma equity values per DHC Common Share allocable to holders of DHC Common Shares in OPI giving effect to the Merger, based on:
•
the implied reference range of equity value of DHC on a standalone basis, utilizing the results of the standalone discounted cash flow analyses for DHC described above under the heading “Summary of Material Financial Analyses of DHC — Discounted Cash Flow Analysis,” plus the implied reference range of equity value of OPI taking into account Cost Savings, utilizing the results of the standalone discounted cash flow analyses for OPI described above under the heading “Summary of Material Financial Analyses of OPI — Discounted Cash Flow Analysis,” less the increase in net debt resulting from the Merger to the combined company; and

•
the implied pro forma equity value per DHC Common Share based on the exchange ratio in the Merger of 0.147x and the pro forma number of fully-diluted OPI Common Shares in OPI after giving effect to the Merger.

This analysis indicated the following approximate implied equity value reference ranges per share for the DHC Common Shares pro forma after giving effect to the Merger and on a standalone basis:
Implied Equity Value Reference Range Per DHC Common Share
Has (DHC Standalone)	Gets (Pro Forma)
$0.73 – $4.60	$1.63 – $2.02
Pro Forma Accretion / Dilution Analysis
BofA Securities reviewed the potential pro forma financial effect of the Merger on OPI’s pro forma estimated adjusted equivalent funds from operations (“FFO”) in calendar years 2024 and 2025, respectively, taking into account the potential Cost Savings and other pro forma effects of the Merger. Estimated financial data of OPI were based on the OPI Forecasts, estimated financial data of DHC were based on the DHC Forecasts, and the pro forma effects of the Merger were based on information provided by OPI management including the Cost Savings. Based on the exchange ratio of 0.147x provided in the Merger, this analysis indicated that the Merger could be accretive to DHC’s pro forma estimated adjusted equivalent FFO per share in OPI in 2024 and 2025, respectively. The actual results achieved by the combined company may vary from projected results and the variations may be material.
Miscellaneous
As noted above, the discussion set forth above under the headings “— Summary of Material Financial Analyses of DHC,” “— Summary of Material Financial Analyses of OPI” and “— Summary of Material Relative Financial Analyses,” represents a brief summary of the material financial analyses presented by BofA Securities to the DHC special committee in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.
In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of DHC and OPI. The estimates of the future performance of DHC and OPI in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses.

These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, to the holders of DHC Common Shares (other than holders of excluded shares (as defined in the Merger Agreement)) of the exchange ratio provided for in the Merger and were provided to the DHC special committee in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired, or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of DHC, OPI, or DHC Common Shares or OPI Common Shares.
The type and amount of consideration payable in the Merger was determined through negotiations between the DHC special committee and the OPI special committee, rather than by any financial advisor, and was approved by the DHC special committee and the DHC board of trustees. The decision to enter into the Merger Agreement was solely that of the DHC special committee and the DHC board of trustees. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the DHC special committee in its evaluation of the Merger and should not be viewed as determinative of the views of the DHC special committee or any other party with respect to the Merger or the exchange ratio.
DHC has agreed to pay BofA Securities for its services in connection with the Merger an aggregate fee of $15 million, $2.5 million of which was payable upon delivery of BofA Securities’ opinion and the remainder of which is payable contingent upon the consummation of the Merger. In addition, DHC has agreed to pay BofA Securities an additional fee in an amount, if any, as determined in the sole discretion of the DHC special committee based on its evaluation of the services provided by BofA Securities, payable contingent upon the consummation of the Merger. In addition, DHC also has agreed to reimburse BofA Securities’ expenses and to indemnify BofA Securities against certain liabilities arising out of BofA Securities’ engagement.
BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of DHC, OPI, RMR Inc., an affiliate of RMR, and certain of their respective affiliates.
BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to DHC and certain of its subsidiaries and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a bookrunner, book-running manager and/or underwriter for certain debt offerings of DHC, (ii) having acted or acting as a documentation agent for, and/or as a lender under, certain term loans, credit facilities and other credit arrangements of DHC and/or certain of its subsidiaries, including in connection with DHC’s $450.0 million credit facility, and (iii) having provided or providing certain treasury management products and services to DHC and/or certain of its subsidiaries. From April 1, 2021 through March 31, 2023, BofA Securities and its affiliates derived aggregate revenues from DHC and certain of its subsidiaries of approximately $5 million for investment and corporate banking services.
In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to OPI, RMR Inc. and certain of their respective affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a bookrunner, book-running manager and/or underwriter for certain equity and/or debt offerings of OPI, RMR Inc. and/or certain of their respective affiliates, (ii) having acted or acting as a bookrunner, arranger and/or syndication agent for, and/or as a lender under, certain term loans, letters of credit, credit and leasing facilities and other credit arrangements of OPI, RMR Inc. and/or certain of their respective affiliates (including acquisition financing), (iii) having provided or providing certain trading services to OPI, RMR Inc. and/or certain of their respective affiliates, and (iv) having provided or providing certain treasury management products and services to OPI, RMR Inc. and/or certain of their respective affiliates. From April 1, 2021 through March 31, 2023, BofA Securities and its affiliates derived aggregate revenues from OPI, RMR Inc. and/or certain of their respective affiliates (other than DHC and its subsidiaries) of approximately $11 million for investment and corporate banking services.
Unaudited Prospective Financial Information of OPI
OPI does not as a matter of course make public projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the evaluation of the Merger, certain non-public unaudited prospective financial information of OPI covering multiple years prepared by management of OPI not for public disclosure was made available to the OPI special committee, the OPI board of trustees, the DHC special committee and the DHC board of trustees. Such non-public unaudited prospective financial information of OPI also was provided to J.P. Morgan by OPI management for its use and reliance in connection with its financial analysis and opinion as more fully described in the section of this joint proxy statement/prospectus entitled “The Merger — Opinion of Financial Advisor to the OPI Special Committee,” and provided to BofA Securities by OPI management for its use and reliance in connection with its financial analysis and opinion as more fully described in the section of this joint proxy statement/prospectus entitled “The Merger — Opinion of Financial Advisor to the DHC Special Committee.” The unaudited prospective financial information does not take into account certain potential effects of the Merger, including certain expenses that have been and may be incurred in connection with the Merger or the consummation thereof or any changes to the combined company’s operations or strategy that may be implemented after completion of the Merger. In addition, in connection with the evaluation of the Merger, certain non-public synergy and cost savings projections (together with the unaudited prospective financial information of OPI, the “OPI projections”) prepared by management of OPI not for public disclosure were made available to the OPI special committee, the OPI board of trustees, the DHC special committee and the DHC board of trustees. Such synergy and cost saving projections also were provided to J.P. Morgan by OPI management for its use and reliance in connection with its financial analysis and opinion as more fully described in the section of this joint proxy statement/prospectus entitled “The Merger — Opinion of Financial Advisor to the OPI Special Committee” and provided to BofA Securities by OPI management for its use and reliance in connection with BofA Securities’ financial analysis and opinion, as more fully described in the section of this joint proxy statement/prospectus entitled “The Merger — Opinion of Financial Advisor to the DHC Special Committee.” The synergy and cost saving projections assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on the combined company. A summary of certain of those OPI projections is not being included in this joint proxy statement/prospectus to influence your decision whether to vote for or against the OPI Merger Proposal, the OPI Share Issuance Proposal or the DHC Merger Proposal, but is included because such information was made available to the OPI special committee, the OPI board of trustees, the DHC special committee, the DHC board of trustees and their respective financial advisors, as applicable. The inclusion of this information should not be regarded as an indication that any of the OPI special committee, the OPI board of trustees, the DHC special committee, and the DHC board of trustees, their respective financial advisors or any other recipient of this information considered, or now considers, this information to be necessarily predictive of actual future results.
The OPI projections were, in general, prepared solely for internal use and are subjective in many respects. As a result, the prospective results may not be realized and actual results may be significantly higher or lower than estimated. While the OPI projections are presented with numerical specificity, the OPI projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of OPI’s management. Since the OPI projections cover multiple years, the information by its nature becomes less predictive with each successive year. The ability to achieve results based on the OPI projections depends on, in part, whether or not strategic goals, objectives and targets are reached over the applicable period. The estimates and assumptions underlying the OPI projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described in the sections of this joint proxy statement/prospectus entitled “Risk Factors” and

“Cautionary Statement Regarding Forward-Looking Statements,” as well as the risks described in the periodic reports of OPI filed with the SEC, all of which are difficult to predict and many of which are beyond the control of OPI and will be beyond the control of the combined company. Accordingly, the projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the OPI projections, whether or not the Merger and the other Transactions are completed. Accordingly, there can be no assurance that the OPI projections will be realized, and actual results may differ, and may differ materially, from those shown.
You should not place undue reliance on the OPI projections. No representation is made by OPI, DHC or any other person to any OPI shareholder, DHC shareholder or any other person regarding the ultimate performance of OPI compared to the information in the OPI projections. The inclusion of OPI projections in this joint proxy statement/prospectus should not be regarded as an indication that the unaudited prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such. You should review the description of OPI’s reported results of operations and financial condition and capital resources during 2021 and 2022, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in OPI’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the period ended March 31, 2023 filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See the sections of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.”
The OPI projections were not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the OPI projections require significant estimates and assumptions that make it inherently less comparable to the GAAP measures in OPI’s historical GAAP financial statements. The OPI projections include certain non-GAAP financial measures. The SEC rules, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to J.P. Morgan, BofA Securities, the OPI special committee, the OPI board of trustees, the DHC special committee, and the DHC board of trustees, as applicable, in connection with a proposed business combination like the Merger if the disclosure is included in a document like this joint proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not relied upon by J.P. Morgan or BofA Securities for purposes of their respective opinions or by the OPI special committee, the OPI board of trustees, the DHC special committee or the DHC board of trustees in connection with their consideration of the Merger Agreement, the Merger and the other Transactions. Accordingly, OPI has not provided a reconciliation of the financial measures included in the OPI projections to the relevant GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as presented in this joint proxy statement/prospectus may not be comparable to similarly titled amounts used by other companies. The OPI projections presented herein include (i) net operating income (“NOI”), (ii) Adjusted EBITDAre (as defined below), (iii) normalized funds from operations (“Normalized FFO”), (iv) Cash NOI (as defined below) and (v) Unlevered Free Cash Flow (as defined below), all of which are non-GAAP measures. Certain supplemental information with respect to the calculation of these non-GAAP financial measures is included in the footnotes to the table.
Neither the independent registered public accounting firm of OPI nor any other independent accountants have compiled, examined or performed any audit or other procedures with respect to the unaudited prospective financial information of OPI contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. The report of the independent registered public accounting firm of OPI contained in OPI’s Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical financial information of OPI. Such report does not extend to the unaudited prospective financial information herein or made available to the OPI special committee, the OPI board of trustees, the DHC special committee, the DHC board of trustees or their respective financial advisors, as applicable, and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date on which it was prepared.

Furthermore, the OPI projections do not take into account any circumstances or events occurring after the date on which it was prepared. OPI DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE OPI PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL RESULTS ARE NO LONGER APPROPRIATE OR WERE MADE IN ERROR, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.
The following table presents selected unaudited prospective financial data on a twelve month run rate basis as of December 31, 2023 through December 31, 2027 for OPI for each year on a standalone basis, which are the OPI financial projections (as defined in the section of this joint proxy statement/prospectus titled “The Merger — Background of the Merger”). The OPI financial projections reflected immaterial updates to the OPI January 2023 financial projections (as described in the section of this joint proxy statement/prospectus titled “The Merger — Background of the Merger”). The OPI January 2023 financial projections are not presented in this joint proxy statement/prospectus given that the changes were immaterial and the OPI financial projections were the financial projections that were ultimately relied upon by the OPI special committee, the OPI board of trustees, the DHC special committee and the DHC board of trustees in making their respective recommendations with respect to the Merger and other Transactions and by J.P. Morgan and BofA Securities in connection with their respective fairness opinions. The OPI financial projections do not give effect to the Merger and do not reflect the reduction in OPI’s per annum distribution from $2.20 to $1.00 that was announced in connection with the announcement of the Merger.
($ in millions)	2023E	2024E	2025E	2026E	2027E
NOI(1)	$342.9	$332.0	$348.1	$340.8	$354.0
Adjusted EBITDAre(2)	$322.2	$310.2	$326.6	$320.3	$332.8
Normalized FFO(3)	$205.0	$174.0	$168.1	$152.0	$149.7
Cash NOI(4)	$313.5	$297.2	$300.6	$315.1	$341.7
Unlevered Free Cash Flow(5)	$33.6	$143.4	$129.0	$180.5	$226.6

(1)
For purposes of the unaudited prospective financial information, OPI defined NOI as income from OPI’s rental of real estate less OPI’s property operating expenses. NOI excludes amortization of capitalized tenant improvement costs and leasing commissions that OPI records as depreciation and amortization expenses. Other real estate companies and REITs may calculate NOI differently than OPI does. For purposes of BofA Securities’ financial analyses and opinion, NOI was adjusted by BofA Securities to add OPI’s proportionate share of NOI of its unconsolidated joint venture properties, based on unaudited prospective financial data set forth in the OPI projections provided by OPI. The OPI financial projections discussed with, and approved for BofA Securities’ use in connection with its financial analyses and opinion by, the DHC special committee include NOI as so adjusted by BofA Securities. This adjustment resulted in NOI of $344.7 in 2023E, $335.9 in 2024E, $353.5 in 2025E, $346.6 in 2026E and $359.8 in 2027E.

(2)
For purposes of the unaudited prospective financial information, OPI calculated EBITDAre on the basis defined by The National Association of Real Estate Investment Trusts (“Nareit”), which is EBITDA, excluding gains and losses on the sale of real estate, loss on impairment of real estate assets and adjustments to reflect OPI’s share of EBITDAre of its unconsolidated joint ventures (“EBITDAre”). In calculating Adjusted EBITDAre, OPI adjusts EBITDAre for acquisition and transaction related costs, general and administrative expenses paid in common shares, and gains and losses on the early extinguishment of debt, and includes business management incentive fees, if any, only in the fourth quarter versus the quarter when they are recognized as expense in accordance with GAAP due to their quarterly volatility not necessarily being indicative of OPI’s core operating performance and the uncertainty as to whether any such business management incentive fees will be payable when all contingencies for determining such fees are known at the end of the calendar year (“Adjusted EBITDAre”). Other real estate companies and REITS may calculate EBITDAre and Adjusted EBITDAre differently than OPI does. For purposes of BofA Securities’ financial analyses and opinion, EBITDAre was adjusted by BofA Securities to remove distributions related to OPI’s proportionate share of its unconsolidated joint venture properties and add OPI’s proportionate share of NOI of its unconsolidated joint venture properties, in each case, based on unaudited prospective financial data set forth in the OPI projections provided by OPI. The OPI financial projections discussed with, and approved for BofA Securities’ use in connection with its financial analyses and opinion by, the DHC special committee include EBITDAre as so adjusted by BofA Securities. This resulted in EBITDAre of $323.8 in 2023E, $313.8 in 2024E, $330.3 in 2025E, $322.6 in 2026E and $335.0 in 2027E.
(3)
For purposes of the unaudited prospective financial information, OPI calculated FFO on the basis defined by Nareit, which is net income (loss) calculated in accordance with GAAP, plus real estate depreciation and amortization of consolidated properties and OPI’s proportionate share of the real estate depreciation and amortization of unconsolidated joint venture properties, but excluding impairment charges on real estate assets and any gain or loss on the sale of real estate, as well as certain other adjustments currently not applicable to OPI. For purposes of the unaudited prospective financial information, in calculating Normalized FFO, OPI adjusts for acquisition and transaction related costs and gains and losses on the early extinguishment of debt, and includes business management incentive fees, if any, only in the fourth quarter versus the quarter when they are recognized as an expense in accordance with GAAP due to their quarterly volatility not necessarily being indicative of OPI’s core operating performance and the uncertainty as to whether any such business management incentive fees will be payable when all contingencies for determining such fees are known at the end of the calendar year. Other real estate companies and REITs may calculate Normalized FFO differently than OPI does.

(4)
For purposes of the unaudited prospective financial information, OPI calculated Cash NOI as NOI excluding non-cash straight line rent adjustments, lease value amortization, lease termination fees, if any, and non-cash amortization included in other operating expenses (“Cash NOI”). For purposes of BofA Securities’ financial analyses and opinion, Cash NOI was adjusted by BofA Securities to add OPI’s proportionate share of NOI of its unconsolidated joint venture properties, and remove non-cash adjustments attributable to its unconsolidated joint venture properties, in each case, based on unaudited prospective financial data set forth in the OPI projections provided by OPI. The OPI financial projections discussed with, and approved for BofA Securities’ use in connection with its financial analyses and opinion by, the DHC special committee include Cash NOI as so adjusted by BofA Securities. This resulted in Cash NOI of $314.5 in 2023E, $298.5 in 2024E, $303.5 in 2025E, $319.8 in 2026E and $347.8 in 2027E.

(5)
For purposes of the unaudited prospective financial information, OPI calculated Unlevered Free Cash Flow as Adjusted EBITDAre excluding capital expenditures and leasing costs, redevelopment capital expenditures and non-cash rents (“Unlevered Free Cash Flow”). For purposes of BofA Securities’ financial analyses and opinion, Unlevered Free Cash Flow was adjusted by BofA Securities to treat general and administrative expense paid in common shares as a cash expense, to add OPI’s proportionate share of NOI of its unconsolidated joint venture properties, and to remove non-cash adjustments, distributions received and recurring capital expenditures attributable, in each case, to its unconsolidated joint venture properties, in each case, based on unaudited prospective financial data set forth in the OPI projections provided by OPI. The OPI financial projections discussed with, and approved for BofA Securities’ use in connection with its financial analyses and opinion by, the DHC special committee include Unlevered Free Cash Flow as so adjusted by BofA Securities. This resulted in Unlevered Free Cash Flow of $26.3 in 2023E, $133.3 in 2024E, $122.8 in 2025E, $178.1 in 2026E and $225.5in 2027E.

In preparing the foregoing unaudited prospective financial information, OPI made a number of assumptions and estimates regarding, among other things, interest rates, corporate financing activities, including OPI’s ability to finance its operations and investments and refinance certain of its outstanding indebtedness and the terms of any such financing or refinancing and leverage ratios, the amount and timing of investments and dispositions by OPI and the yield to be achieved on such investments, the amount and timing of capital expenditures, distribution rates, occupancy and tenant retention levels, changes in rent, the amount of income taxes paid and the amount of general and administrative costs. In preparing the unaudited prospective financial information for OPI, OPI: (i) assumed that higher risk tenants generally vacate, whereas renewal probabilities for other tenants generally range from 70 to 80%, subject to adjustment based on proactive outreach by property teams and asset managers; (ii) assumed that OPI tenant retention is approximately 50% for 2023E and that tenant retention will also be depressed in 2024E; (iii) made market-specific and asset-specific assumptions relating to rental rates, tenant improvements, recovery structures, concessions and inflation rates used for new and renewal leases; (iv) applied general vacancy allowances at the asset level; (v) prepared expense and capital forecasts using specific capital projects and costs over a five-year period and assumption values thereafter (which are prepared with the assistance of third-party vendors and consultants for utilities, insurance and real estate taxes); and (vi) determined variable interest rates in the future based on market information and the interest yield forward curve for use in OPI’s financing assumptions, including to determine the spread on the OPI Credit Agreement.
In connection with the Merger, certain non-public synergy and cost savings projections were prepared by management of OPI to reflect expected synergies and cost savings that would result from the Merger, including as a result of reduced corporate general and administrative costs, reduced SEC filing requirements and other cost savings as a result of maintaining one public company rather than two. These non-public synergy and cost savings projections reflected run-rate synergies and cost savings that were estimated to be approximately $2 million to $3 million annually commencing in 2023. In preparing the non-public synergy and cost savings projections, OPI made a number of assumptions and estimates regarding, among other things, the growth in synergies and cost savings realized year over year, the period of time it would take OPI to begin to realize such synergies and cost savings and interest rates.
Unaudited Prospective Financial Information of DHC
DHC does not as a matter of course make public projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the evaluation of the Merger, certain non-public unaudited prospective financial information of DHC covering multiple years prepared by management of DHC not for public disclosure was made available to the DHC special committee, the DHC board of trustees, the OPI special committee and the OPI board of trustees. Such non-public unaudited prospective financial information of DHC also was provided to BofA Securities by DHC management for its use and reliance in connection with its financial analysis and opinion as more fully described in the section of this joint proxy statement/prospectus entitled “The Merger — Opinion of Financial Advisor to the DHC Special Committee” and provided to J.P. Morgan by DHC management for its use and reliance in connection with its financial analysis and opinion as more fully described in the section of this joint proxy statement/prospectus entitled “The Merger — Opinion of Financial Advisor to the OPI Special Committee.” The unaudited prospective financial information does not take into account certain potential effects of the Merger, including certain expenses that have been and may be incurred in connection with the Merger or the consummation thereof or any changes to the combined company’s operations or strategy that may be implemented after completion of the Merger. A summary of certain of that unaudited prospective financial information is not being included in this joint proxy statement/prospectus to influence your decision whether to vote for or against the DHC Merger Proposal, the OPI Share Issuance Proposal and the OPI Merger Proposal, but is included because such information was made available to the DHC special committee, the DHC board of trustees, the OPI special committee and the OPI board of trustees and their respective financial advisors, as applicable. The inclusion of this information should not be regarded as an indication that any of the DHC special committee, the DHC board of trustees, the OPI special committee, the OPI board of trustees, their respective financial advisors or any other recipient of this information considered, or now considers, this information to be necessarily predictive of actual future results.
The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, the prospective results may not be realized and actual results may be significantly higher or lower than estimated. While the prospective results are presented with numerical specificity, the unaudited prospective financial information were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of DHC’s management. Since the unaudited prospective financial information covers multiple years, the information by its nature becomes less predictive with each successive year. The ability to achieve results in the unaudited prospective financial information depends on, in part, whether or not strategic goals, objectives and targets are reached over the applicable period. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described in the sections of this joint proxy statement/prospectus entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” as well as the risks described in the periodic reports of DHC filed with the SEC, all of which are difficult to predict and many of which are beyond the control of DHC and will be beyond the control of the combined company. Accordingly, the projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the Merger and the other Transactions are completed.
You should not place undue reliance on the unaudited prospective financial information. No representation is made by OPI, DHC or any other person to any OPI shareholder, DHC shareholder or any other person regarding the ultimate performance of DHC compared to the information in the unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the unaudited prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such. You should review the description of DHC’s reported results of operations and financial condition and capital resources during 2021 and 2022, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in DHC’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the period ended March 31, 2023 filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See the sections of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.”
The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the GAAP measures in DHC’s historical GAAP financial statements. The unaudited prospective financial information includes certain non-GAAP financial measures. The SEC rules, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to BofA Securities, J.P. Morgan, the DHC special committee, the DHC board of trustees, the OPI special committee, the OPI board of trustees, as applicable, in connection with a proposed business combination like the Merger if the disclosure is included in a document like this joint proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not relied upon by BofA Securities or J.P. Morgan for purposes of their respective opinions or by the DHC special committee, the DHC board of trustees, the OPI special committee or the OPI board of trustees in connection with their consideration of the Merger Agreement, the Merger and the other Transactions. Accordingly, DHC has not provided a reconciliation of the financial measures included in the unaudited prospective financial information to the relevant GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as presented in this joint proxy statement/prospectus may not be comparable to similarly titled amounts used by other companies. The unaudited prospective financial information presented herein with respect to DHC includes (i) NOI, (ii) Adjusted EBITDAre (as defined below), (iii) Normalized FFO, (iv) Cash NOI and (v) Unlevered Free Cash Flow, all of which are non-GAAP measures. Certain supplemental information with respect to the calculation of these non-GAAP financial measures is included in the footnotes to the table.
Neither the independent registered public accounting firm of DHC nor any other independent accountants have compiled, examined or performed any audit or other procedures with respect to the unaudited prospective financial information of DHC contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. The report of the independent registered public accounting firm of DHC contained in DHC’s Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical financial information of DHC. Such report does not extend to the unaudited prospective financial information herein or made available to the DHC special committee, the DHC board of trustees, the OPI special committee, the OPI board of trustees or their respective financial advisors, as applicable, and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date on which it was prepared.
Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date on which it was prepared. DHC DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL RESULTS ARE NO LONGER APPROPRIATE OR WERE MADE IN ERROR, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.
The following table presents selected unaudited prospective financial data on a twelve month run rate basis as of December 31, 2023 through December 31, 2027 for DHC for each year on a standalone basis, as set forth in the DHC financial projections (as defined in the section of this joint proxy statement/prospectus titled “The Merger — Background of the Merger”). As explained in the section of this joint proxy statement/prospectus titled “The Merger — Background of the Merger,” DHC previously prepared the DHC January 2023 projections, which were superseded by the DHC February 2023 projections at the direction of the DHC special committee (each as defined in the section of this joint proxy statement/prospectus titled “The Merger — Background of the Merger”). The DHC financial projections update the DHC February 2023 projections to reflect certain actual results as of March 2023. Only the DHC financial projections are presented in this joint proxy statement/prospectus because these are the financial projections that were ultimately relied upon by the DHC special committee, the DHC board of trustees, the OPI special committee and the OPI board of trustees in making their respective recommendations with respect to the Merger and other Transactions, and by BofA Securities and J.P. Morgan in connection with their respective fairness opinions. The DHC financial projections do not give effect to the Merger.
($ in millions)	2023E	2024E	2025E	2026E	2027E
Office Portfolio NOI(1)	$135.1	$131.0	$143.4	$157.3	$164.5
SHOP NOI(1)	$66.0	$195.3	$287.9	$336.2	$379.5
Consolidated NOI(1)(2)	$232.7	$361.5	$467.6	$529.9	$580.0
Adjusted EBITDAre(3)	$217.2	$345.6	$451.1	$512.0	$561.4
Normalized FFO(4)	$(16.6)	$84.5	$200.7	$277.5	$342.1
Cash NOI(5)	$223.3	$351.6	$459.1	$523.6	$574.4
Unlevered Free Cash Flow(6)	$(149.7)	$(15.3)	$117.2	$285.8	$453.5

(1)
For purposes of the unaudited prospective financial information, DHC defined NOI as income from DHC’s rental of real estate less DHC’s property operating expenses. NOI excludes amortization of capitalized tenant improvement costs and leasing commissions that DHC records as depreciation and amortization expenses. Other real estate companies and REITs may calculate NOI differently than DHC does.

(2)
For purposes of BofA Securities’ financial analyses and opinion, Consolidated NOI was adjusted by BofA Securities to add DHC’s proportionate share of NOI of its unconsolidated joint venture properties, based on unaudited prospective financial data provided by DHC. The unaudited prospective financial data discussed with, and approved for BofA Securities’ use in connection with its financial analyses and opinion by, the DHC special committee includes Consolidated NOI as so adjusted by BofA Securities. This resulted in Consolidated NOI of $248.9 in 2023E, $378.0 in 2024E, $484.5 in 2025E, $546.5 in2026E and $596.9 in 2027E.

(3)
For purposes of the unaudited prospective financial information, DHC calculated EBITDAre on the basis defined by Nareit, which is EBITDA, excluding gains and losses on the sale of properties, equity in net earnings or losses of unconsolidated joint ventures, impairment of assets, if any, and including adjustments to reflect DHC’s proportionate share of EBITDAre of its former equity method investment in AlerisLife for the periods DHC had an equity investment in AlerisLife that it accounted for as an equity method investment as of the date the unaudited prospective financial information was prepared and DHC’s proportionate share of EBITDAre from its unconsolidated joint ventures as well as certain other adjustments currently not applicable to DHC. In calculating Adjusted EBITDAre, DHC adjusted EBITDAre for general and administrative expenses paid in common shares, acquisition and certain other transaction related costs, gains and losses on the modification or early extinguishment of debt, gains and losses on equity securities, and adjustments to reflect its share of Adjusted EBITDAre attributable to an equity method investment for the periods DHC had an equity investment in AlerisLife that it accounted for as an equity method investment. Other real estate companies and REITS may calculate EBITDAre and Adjusted EBITDAre differently than DHC does.
(4)
For purposes of the unaudited prospective financial information, DHC calculated FFO on the basis defined by Nareit, which is net income or loss calculated in accordance with GAAP, excluding any gain or loss on sale of properties, equity in net earnings or losses of unconsolidated joint ventures, loss on impairment of real estate assets, gains or losses on equity securities, net, if any, including adjustments to reflect its proportionate share of FFO of its former equity method investment in AlerisLife for the periods DHC had an equity investment in AlerisLife that it accounted for as an “equity method investment” as of the date the unaudited prospective financial information was prepared and DHC’s proportionate share of FFO from its unconsolidated joint ventures, plus real estate depreciation and amortization of consolidated properties, as well as certain other adjustments currently not applicable to DHC. For purposes of the unaudited prospective financial information, DHC’s calculation of Normalized FFO differs from Nareit’s definition of FFO because DHC excludes from its calculation acquisition and certain other transaction related costs, loss on modification or early extinguishment of debt and adjustments to reflect its share of Normalized FFO attributable to a former equity method investment. Other real estate companies and REITs may calculate Normalized FFO differently than DHC does.

(5)
For purposes of the unaudited prospective financial information, DHC calculated Cash NOI as NOI excluding non-cash straight line rent adjustments, lease value amortization, lease termination fee amortization, if any, and non-cash amortization included in property operating expenses. For purposes of BofA Securities’ financial analyses and opinion, Cash NOI was adjusted by BofA Securities to add DHC’s proportionate share of NOI of its unconsolidated joint venture properties and remove DHC’s proportionate share of non-cash adjustments attributable to its unconsolidated joint venture properties, in each case, based on unaudited prospective financial data provided by DHC. The unaudited prospective financial data discussed with, and approved for BofA Securities’ use in connection with its financial analyses and opinion by, the DHC special committee includes Cash NOI as so adjusted by BofA Securities. This resulted in Cash NOI of $238.3 in 2023E, $367.6 in 2024E, $475.8 in 2025E, $539.7 in 2026E and $591.1 in 2027E.

(6)
For purposes of the unaudited prospective financial information, DHC calculated Unlevered Free Cash Flow as Adjusted EBITDAre excluding total recurring and redevelopment capital expenditures, stock-based compensation, and other non-cash adjustments.

In preparing the foregoing unaudited prospective financial information, DHC made a number of assumptions and estimates regarding, among other things, interest rates, corporate financing activities, including DHC’s ability to finance its operations and investments and refinance certain of its outstanding indebtedness and the terms of any such financing or refinancing and leverage ratios, the amount and timing of investments and dispositions by DHC and the yield to be achieved on such investments, the amount and timing of capital expenditures, distribution rates, occupancy and tenant retention levels, changes in rent, the amount of income taxes paid and the amount of general and administrative costs.
With respect to the five-year unaudited prospective financial information for DHC’s SHOP segment, DHC generally assumed that as a result of, among other things, projected occupancy increases, greater efficiencies tied to these higher occupancy rates and projected revenue growth, the performance of the SHOP segment would begin to improve in 2023E, return to pre-pandemic levels in 2024E and 2025E and, once stabilized, further improve in performance during 2026E and 2027E in line with senior living industry norms. In particular, DHC assumed and estimated with respect to its SHOP portfolio that: (i) occupancy will increase to approximately 90% in 2026E and 2027E, as compared to 89% in 2025E; (ii) resident fees and services will increase by approximately 7% and 4% in 2026E and 2027E, respectively, as compared to an increase in such fees and services of 12% in 2025E; and (iii) NOI margins will be approximately 19% and 20% in 2026E and 2027E, respectively, as compared to 18% in 2025E. In addition, in preparing the unaudited prospective financial information for DHC, DHC: (i) assumed that higher risk tenants of DHC’s office segment generally vacate, whereas renewal probabilities for other tenants generally range from 70 to 80%, subject to adjustment based on proactive outreach by property teams and asset managers; (ii) made market-specific and asset-specific assumptions relating to rental rates, tenant improvements, recovery structures, concessions and inflation rates used for new and renewal leases for DHC’s office segment; (iii) applied general vacancy allowances for DHC’s office segment at the asset level; (iv) prepared expense and capital forecasts using specific capital projects and costs over a five-year period and assumption values thereafter (which are prepared with the assistance of third-party vendors and consultants for utilities, insurance and real estate taxes); and (v) determined variable interest rates in the future based on market information and the interest yield forward curve for use in DHC’s financing assumptions, including to determine the spread on the DHC Credit Agreement.
Interests of OPI and DHC Trustees, Executive Officers and Manager in the Merger and the Other Transactions
OPI and DHC shareholders should be aware that certain of OPI’s and DHC’s trustees and executive officers and their manager, RMR, have interests in the Merger and the other Transactions that are different from, or in addition to, the interests of OPI and DHC shareholders generally, which may create a potential divergence of interest or the appearance thereof. Each of the OPI and DHC board of trustees and the OPI special committee and DHC special committee were aware of these interests, among other matters, in approving the Merger Agreement, the Merger and the other Transactions to which OPI or DHC, respectively, is a party, and in recommending that OPI shareholders vote for the OPI Share Issuance Proposal and the OPI Merger Proposal and that DHC shareholders vote for the DHC Merger Proposal. These interests include those discussed below.
RMR is the business and property manager of OPI and DHC, and the personnel and various services that OPI and DHC require to operate their respective business are provided by RMR pursuant to the respective management agreements with RMR, which have successive 20 year terms. RMR is a majority owned subsidiary of RMR Inc., and RMR Inc. is the managing member of RMR. Adam D. Portnoy, chair of the board of trustees and a managing trustee of each of OPI and DHC, is the sole trustee, an officer and the controlling shareholder of ABP Trust, which is the controlling shareholder of RMR Inc.; the president, chief executive officer, a managing director and chair of the board of directors of RMR Inc.; and president and chief executive officer of RMR. Jennifer B. Clark, OPI’s other managing trustee and secretary of each of OPI and DHC, also serves as a managing director, executive vice president, general counsel and secretary of RMR Inc. and as an executive officer and employee of RMR. Ms. Clark also serves as a secretary of all RMR managed companies and an executive vice president, general counsel and secretary of Tremont Realty Capital, a wholly owned SEC registered investment adviser subsidiary of RMR. Jennifer F. Francis, DHC’s other managing trustee, also serves as an executive officer of RMR Inc. and as an executive officer and employee of RMR. Ms. Francis is also responsible for senior living and hotel asset management activities and acquisitions and dispositions at RMR. Christopher J. Bilotto, the president and chief operating officer of OPI, Matthew C. Brown, the chief financial officer and treasurer of OPI, and Richard W. Siedel, Jr., the chief financial officer and treasurer of DHC, each also serve as officers and employees of RMR. Each of Jeffrey P. Somers and John. L. Harrington are independent trustees of each of OPI and DHC, but neither served on the OPI special committee or the DHC special committee. Each of the independent trustees of OPI and DHC was determined to meet all applicable listing and other requirements for independence and was determined to be an independent trustee pursuant to the DHC board of trustees’ or the OPI board of trustees’, as applicable, annual independence determinations. Certain trustees of OPI and DHC serve as trustees or have served as trustees and/or directors of other companies managed by RMR. Mr. Harrington also serves as a trustee of Service Properties Trust; Lisa Harris Jones, an independent trustee of DHC, serves as a trustee of Industrial Logistics Properties Trust, and served as a director of TravelCenters of America Inc.; William A. Lamkin, an independent trustee of the OPI board of trustees, serves as a trustee of Service Properties Trust and Seven Hills Realty Trust; Mr. Portnoy serves as a managing trustee/director and chair of the board of all RMR managed companies; Mr. Somers serves as a trustee of

Seven Hills Realty Trust; Donna Fraiche, an independent trustee of OPI, serves as a trustee of Service Properties Trust; and Barbara Gilmore, an independent trustee of OPI, serves as a trustee of Seven Hills Realty Trust.
The fee structure under OPI’s management agreements with RMR will remain the same after the Merger other than as set forth in the OPI Amended Property Management Agreement. Although there is no change in the formulas used to determine fees payable by the combined company to RMR compared to the existing management agreements of OPI and DHC with RMR, improved performance by the combined company compared to the applicable benchmarks could result in the combined company paying an incentive fee (or an increased incentive fee, as applicable) given that the performance of the combined company may be different than the performance of OPI and DHC on a stand-alone basis. Contemporaneously with the execution and delivery of the Merger Agreement, RMR and OPI entered into the OPI Amended Property Management Agreement, which will apply to the combined company and its properties, including the properties currently owned by DHC that are subject to the DHC Current Property Management Agreement, effective as of the Effective Time. Under the OPI Amended Property Management Agreement, RMR will also be entitled to a renovation and repositioning fee equal to 3% of the cost of any major capital projects and repositionings at SHOP communities currently owned by DHC that the surviving entity may request RMR to oversee from time to time, consistent with the DHC Current Property Management Agreement. If the Merger is consummated, OPI’s Second Amended and Restated Business Management Agreement (the “OPI Current Business Management Agreement”) with RMR will remain in effect and the terms will not be changed but, as a result of the consummation of the Merger and the other Transactions, in the event of improved performance by the combined company compared to the applicable benchmarks the combined company could be required to pay an incentive fee (or an increased incentive fee, as applicable) given that the performance of the combined company may be different than the performance of OPI and DHC on a stand-alone basis.
The OPI Current Business Management Agreement, DHC Current Business Management Agreement and DHC Current Property Management Agreement each have terms that end on December 31, 2042, and automatically extend on December 31 of each year for an additional year, so that such terms thereafter end on the 20th anniversary of the date of the extension. The OPI Amended Property Management Agreement has a term that ends on December 31, 2043, and automatically extends on December 31st of each year for an additional year, so that the term thereof will end on the 20th anniversary of the date of the extension.
Subject to the terms of the RMR Letter Agreement (as discussed below), the termination of OPI’s or DHC’s business or property management agreements with RMR may require OPI or DHC, as applicable, to pay a substantial termination fee to RMR. If OPI or DHC terminates its management agreements with RMR for convenience or if RMR terminates its management agreements with OPI or DHC for good reason, as defined in the applicable management agreement, OPI or DHC, as the case may be, would be obligated to pay RMR a termination fee in an amount equal to the sum of the present values of the monthly future fees, as defined in the applicable management agreement, payable to RMR for the remaining term as of the time of such termination, which, depending on the time of termination, would be between 19 and 20 years. Additionally, if OPI or DHC terminates its business or property management agreements with RMR for a performance reason, as defined in the applicable management agreement, OPI or DHC, as applicable, would be obligated to pay RMR the termination fee calculated as described above for a remaining term of 10 years.
Contemporaneously with the execution and delivery of the Merger Agreement, RMR, DHC and OPI entered into the RMR Letter Agreement, pursuant to which, on the terms and subject to conditions contained therein, the parties thereto agreed that, effective upon the consummation of the Merger, (i) DHC has terminated its business and property management agreements with RMR for convenience, and (ii) RMR has waived its right to receive payment of any termination fees due on account of such termination. OPI and DHC understand that RMR was amenable to providing this waiver because, after completion of the Merger and the other Transactions, RMR will continue to manage the combined company under the OPI Current Business Management Agreement and the OPI Amended Property Management Agreement. The waiver provided by RMR applies only in respect of the Merger and does not apply in respect of any competing acquisition proposal or superior proposal (each as defined in the Merger Agreement) or any other transaction or arrangement. Upon completion of the Merger and termination of the DHC Current Business

Management Agreement, RMR would also be eligible to receive a pro rata portion of the then-current year’s incentive fee, if earned. The measurement period for such pro rata incentive fee is the prior two full calendar years plus the period from the end of the last full calendar year through the Closing Date. Based on calculations prepared by RMR as of March 31, 2023, the end of the most recent fiscal quarter prior to the signing of the Merger Agreement, RMR was not expected to earn such an incentive fee in 2023 with respect to either DHC or OPI on a stand-alone basis. For more information on OPI’s management agreements with RMR, including calculation of the incentive fee, see the section of this joint proxy statement/prospectus entitled “Management Agreements.”
Messrs. Portnoy, Bilotto and Brown and Ms. Clark collectively beneficially own 825,934 OPI Common Shares, or 1.70% of OPI Common Shares outstanding, as of the OPI Record Date. OPI’s trustees and executive officers have indicated that they expect to vote “FOR” the OPI Share Issuance Proposal, “FOR” the OPI Merger Proposal and “FOR” the OPI Adjournment Proposal, if necessary or appropriate. For more information, see the section of this joint proxy statement/prospectus entitled “The OPI Special Meeting — Required Vote.” Messrs. Portnoy and Siedel and Ms. Francis collectively beneficially own 23,772,262 DHC Common Shares, or 9.91% of the DHC Common Shares outstanding, as of the DHC Record Date. DHC’s trustees and executive officers have indicated that they expect to vote “FOR” the DHC Merger Proposal and “FOR” the DHC Adjournment Proposal, if necessary or appropriate. For more information, see the section of this joint proxy statement/prospectus entitled “The DHC Special Meeting — Required Vote.”
DHC and OPI each maintain indemnification agreements with their trustees and officers. These indemnification agreements and the DHC and OPI declarations of trust require DHC or OPI, as applicable, to indemnify such persons to the maximum extent permitted by Maryland law against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his behalf in connection with a proceeding, subject to certain exceptions specified therein. In addition, the indemnification agreements and declarations of trust require DHC or OPI, as applicable, to advance reasonable expenses incurred by or on behalf of the indemnitee. For a period of six years after the Effective Time, pursuant to the terms of the Merger Agreement and subject to certain limitations, the surviving entity has agreed to indemnify and hold harmless each officer, trustee or agent of DHC covered by indemnifications provisions in DHC’s governing documents or by a separate indemnification agreement for actions or omissions pertaining to such person’s capacity as an officer, trustee, director or agent of DHC or any of DHC’s subsidiaries, the Merger Agreement, the Merger or the other Transactions.
In addition, for a period of six years after the Effective Time, OPI, as the surviving entity, has agreed to maintain the current policies (or substitute substantially equivalent policies) of directors’ and officers’ liability insurance currently maintained by or on behalf of DHC with respects to claims against the current and former trustees, directors and officers of DHC and DHC’s subsidiaries arising from facts or events which occurred at or before the Effective Time (including the Merger and the other Transactions), subject to OPI not being obligated to spend an amount in excess of 450% of the current annual premium paid as of the date of the Merger Agreement by DHC for such insurance (the “Premium Cap”) to maintain such coverage. If premiums for such insurance would exceed the Premium Cap, then the surviving entity is required to maintain policies that, in its good faith determination, provide the maximum coverage available at an annual premium equal to that amount. In lieu of the foregoing, DHC, in consultation with OPI, may (and at the request of OPI, will use reasonable best efforts to) obtain at or prior to the Effective Time, a six-year “tail” policy under DHC’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence, if and to the extent that the same may be obtained for an amount that does not exceed the Premium Cap. These arrangements, as well as those described in the prior paragraph, are described in the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Covenants and Agreements — Indemnification of Trustees and Officers; Insurance.”
None of DHC’s trustees or executive officers have any arrangements or understandings with either OPI or DHC concerning any type of compensation based on the Merger or the other Transactions except that, contemporaneously with the execution and delivery of the Merger Agreement, the DHC officers and certain RMR officers and employees who held DHC Share Awards that would, by their terms, vest upon consummation of the Merger, each executed a waiver of their right to accelerated vesting of any such DHC Share Awards. These awards are described in detail in the section of this joint proxy statement/prospectus entitled “The Merger — Treatment of DHC Share Awards in the Merger.”

The Merger and the other Transactions and the terms and conditions thereof were evaluated, negotiated and recommended to the OPI board of trustees by the OPI special committee, which is comprised solely of OPI’s disinterested, independent trustees, and were separately approved and adopted by OPI’s independent trustees and the OPI board of trustees.
In consideration of the time and effort required of members of the OPI special committee in considering whether to pursue the potential transaction, evaluating and negotiating the Merger, the Merger Agreement and the other Transactions, (i) the members of the OPI special committee other than the chairperson will each receive a one-time fee of $25,000, (ii) the chairperson of the OPI special committee will receive a one-time fee of $50,000 and (iii) each special committee member will be reimbursed by OPI for all out-of-pocket expenses in connection with each member’s service on the OPI special committee.
The Merger Agreement, the Merger and the other Transactions and the terms and conditions thereof were evaluated, negotiated and recommended to the DHC board of trustees by the DHC special committee, which is comprised solely of DHC’s independent and disinterested trustees, and were separately approved and adopted by DHC’s independent trustees and the DHC board of trustees.
In consideration of the time and effort required of members of the DHC special committee in considering whether to pursue the potential transaction, evaluating and negotiating the Merger, the Merger Agreement and the other Transactions, (i) the members of the DHC special committee other than the chairperson will each receive a one-time fee of $25,000, (ii) the chairperson of the DHC special committee will receive a one-time fee of $50,000 and (iii) each special committee member will be reimbursed by DHC for all reasonable costs incurred by such member in connection with each member’s service on the DHC special committee.
Trustees and Management of the Combined Company
Pursuant to the Merger Agreement, the trustees and officers of OPI prior to the Effective Time will remain the trustees and officers of OPI immediately after the Effective Time. Each such trustee and officer will continue to serve until such time as his or her resignation or removal or such time as his or her successor is duly elected and qualified. For additional information regarding the trustees and executive officers of OPI following the Merger, please refer to OPI’s Proxy Statement for its Annual Meeting of Shareholders on Schedule 14A filed with the SEC on April 6, 2023, the relevant portions of which are incorporated into this joint proxy statement/prospectus by reference to OPI’s Annual Report on Form 10-K for the year ended December 31, 2022.
Treatment of DHC Share Awards in the Merger
DHC has obtained from each holder of a DHC Share Award, including each DHC executive officer and each RMR executive officer, a waiver of each such holder’s right to accelerated vesting upon consummation of the Merger. At the Effective Time, each then-outstanding DHC Share Award will be converted into an award under the OPI Equity Compensation Plan with respect to a number of OPI Common Shares (rounded down to the nearest whole number of shares) equal to the product of (i) the exchange ratio multiplied by (ii) the number of DHC Common Shares subject to such DHC Share Award at the Effective Time, with cash paid in lieu of fractional shares (subject to appropriate tax withholding). Each such converted award will continue to be subject to the same vesting and other terms and conditions as were in effect immediately prior to the Effective Time.
Regulatory Approvals
In connection with the issuance of OPI Common Shares in the Merger, as a condition to the closing of the Merger pursuant to the Merger Agreement, OPI must file a registration statement with the SEC under the Securities Act, of which this joint proxy statement/prospectus forms a part, which must be declared effective by the SEC. The consummation of the Merger and the other Transactions are otherwise not subject to the receipt of any governmental approvals or the expiration of any regulatory waiting period. Neither OPI nor DHC is aware of any regulatory approvals that are expected to prevent the consummation of the Merger.

Accounting Treatment of the Merger
In accordance with GAAP, OPI will account for the Merger as a business combination, with OPI treated as the accounting acquirer of DHC. The application of a screen test, in accordance with GAAP, determined that substantially all of the fair value of the assets acquired is not concentrated in a single identifiable asset or group of similar identifiable assets. In addition, it was concluded that a substantive process will be acquired as a result of the Merger because the services performed under DHC’s management agreements with the operators of its SHOP communities will remain in effect. Accordingly, the Merger will be accounted for as a business combination and the assets acquired and liabilities assumed in connection with the Merger will be recorded as of the acquisition date, at their respective fair values, and added to the assets and liabilities of OPI. It was determined that the facts and circumstances of the Merger support the conclusion that OPI is the acquirer for accounting purposes in the Merger after consideration of the various indicators required under GAAP, including those highlighted below:
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Relative Voting Rights.   At the Effective Time, each DHC Common Share outstanding will be automatically converted into the right to receive 0.147 newly issued OPI Common Shares. The exchange ratio in the Merger is fixed and will not be adjusted to reflect changes in the market price of OPI Common Shares or DHC Common Shares. As a result, it is expected that OPI shareholders will hold approximately 58% of the shares of the combined company and DHC shareholders will hold approximately 42% of the shares of the combined company immediately following the closing of the Merger.

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Board and Senior Management Composition of the Combined Company.   The trustees and officers of OPI will remain the trustees and officers of the combined company.

Exchange of Shares in the Merger
OPI will appoint an exchange agent who is reasonably acceptable to DHC to handle the exchange of DHC Common Shares for OPI Common Shares, the cash payments to be delivered in lieu of fractional shares and the payment of any distributions holders of DHC Common Shares are entitled to receive under the Merger Agreement in connection with the Merger. Within three business days after the Effective Time, the exchange agent will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented DHC Common Shares outstanding (other than excluded shares (as defined in the Merger Agreement)), a letter of transmittal and instructions for effecting the exchange of such certificates for the Merger Consideration, cash in lieu of fractional OPI Common Shares and any distributions the holder is entitled to receive under the Merger Agreement in connection with the Merger. Holders of record of non-certificated DHC Common Shares (other than excluded shares (as defined in the Merger Agreement)) represented by book-entry will receive payment of the foregoing items without any action on their part.
Upon surrender of share certificates for cancellation (or an affidavit of loss in lieu thereof in accordance with the Merger Agreement) along with the executed letter of transmittal and other documents described in the instructions, each DHC shareholder will receive all of the following: (i) the Merger Consideration of 0.147 OPI Common Shares for each of their DHC Common Shares, (ii) cash in lieu of fractional OPI Common Shares, if any, and (iii) and any distributions the holder of DHC Common Shares is entitled to receive under the Merger Agreement in connection with the Merger, if any.
If you are a DHC shareholder, you are not required to take any action with respect to your DHC Common Shares and payment of the following will be made promptly following the Effective Time in respect of such DHC Common Shares (other than excluded shares (as defined in the Merger Agreement)): (i) the Merger Consideration of 0.147 OPI Common Shares for each DHC Common Share, (ii) cash in lieu of fractional OPI Common Shares, if any, and (iii) distributions the holder of DHC Common Shares is entitled to receive under the Merger Agreement in connection with the Merger, if any.
Distributions
OPI and DHC plan to continue their respective current distribution policies of $1.00 per annum and $0.04 per annum, respectively, until the closing of the Merger.

The Merger Agreement permits DHC to declare and pay cash distributions at a rate not to exceed $0.04 per DHC Common Share per annum (including, to the extent that the DHC has given OPI at least three business days’ prior written notice of its intent to declare a prorated distribution, any prorated amount from the date of the payment of the last such regular distribution).
The Merger Agreement permits OPI to declare and pay cash distributions at a rate not to exceed $2.20 per OPI Common Share per annum (including, to the extent that the OPI has given OPI at least three business days’ prior written notice of its intent to declare a prorated distribution, any prorated amount from the date of the payment of the last such regular distribution). In addition, the Merger Agreement requires OPI to declare and pay cash distributions of at least $1.00 per OPI Common Share per annum.
OPI and DHC have also agreed that each party, with notice to the other, may take any action, including making any distribution payments, based upon the reasonable judgment of its respective board of trustees (upon advice of its counsel) that such action is reasonably necessary for OPI or DHC, as applicable, to maintain its qualification for taxation as a REIT or to eliminate or reduce certain entity level income or excise taxes. If such a distribution is made by DHC, the Merger Consideration will be decreased by an amount equal to such distribution, which will be effected by reducing the exchange ratio by an amount equal to the product of (i) the then-applicable exchange ratio multiplied by (ii) the quotient obtained by dividing (A) the per-share amount of such distribution by (B) $1.24. If such distribution is made by OPI, the Merger Consideration will be increased by an amount equal to such distribution, which will be effected by increasing the exchange ratio by an amount equal to the product of (I) the then-applicable exchange ratio multiplied by (II) the quotient obtained by dividing (1) the per-share amount of such distribution by (2) $11.55.
Listing of OPI Common Shares in the Merger
It is a condition to the completion of the Merger that OPI Common Shares issuable in connection with the Merger be approved for listing on Nasdaq, subject to official notice of issuance. OPI expects that immediately prior to the Effective Time, OPI will change its name to “Diversified Properties Trust,” and that following the Merger OPI will operate under the name “Diversified Properties Trust” and OPI’s ticker symbol on Nasdaq will be changed to “DPT.” OPI has agreed to use its reasonable best efforts to take all steps as may be reasonably necessary to cause OPI Common Shares to be issued in the Merger to be listed for trading on Nasdaq prior to the Effective Time, subject to official notice of issuance.
De-Listing and De-Registration of DHC Common Shares
After the Merger is consummated, DHC Common Shares currently listed on Nasdaq will be de-listed from Nasdaq and will be de-registered under the Exchange Act.
No Appraisal
Under the Maryland REIT Law and pursuant to the declaration of trust of each of OPI and DHC, neither OPI shareholders nor DHC shareholders are entitled to exercise appraisal rights in connection with the Merger or the other Transactions. See the section of this joint proxy statement/prospectus entitled “No Appraisal Rights.”
Litigation Relating to the Merger
To date, DHC has received five demand letters from purported shareholders of DHC alleging that this joint proxy statement/prospectus omits material information in violation of applicable laws and demanding that DHC issue supplemental corrective disclosure. DHC believes the allegations asserted in the demand letters are without merit. On July 12, 2023, a purported shareholder of OPI filed a lawsuit against OPI and the OPI board of trustees captioned Stephen Bushansky v. Office Properties Income Trust et al., Case No. 1:23-cv-05993 (the “Bushansky Action”), in the United States District Court for the Southern District of New York in connection with the Merger. The complaint in the Bushansky Action alleges that OPI and the OPI board of trustees violated federal securities laws by omitting or misstating material information in the Form S-4. The Plaintiff in the Bushansky Action seeks, among other things, (i) to enjoin the Merger until the alleged deficiencies in the Form S-4 are corrected and (ii) attorneys’ and experts’ fees and costs in connection with the lawsuit. OPI believes that such lawsuit is without merit.

Additional lawsuits arising from or relating to the Merger Agreement or the Merger or lawsuits arising from one or more of the demand letters received by DHC may be filed in the future. No assurances can be made as to the outcome of any such lawsuits if filed.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material United States federal income tax consequences of the Merger to holders of DHC Common Shares and the material United States federal income tax considerations associated with the ownership and disposition of OPI Common Shares received in the Merger, including the qualification and taxation of OPI as a REIT under the IRC. This discussion is for general information purposes only and is not tax advice. The information in this summary is based upon the IRC, United States Treasury regulations promulgated under the IRC, administrative interpretations and practices of the IRS and court decisions, each as in effect on the date of this joint proxy statement/prospectus and all of which are subject to change and differing interpretations, possibly with retroactive effect. Future legislative, judicial or administrative actions or decisions could also affect the accuracy of statements made in this summary. No ruling has been received from the IRS with respect to any matter described in this summary, and there can be no assurance that the IRS or a court will agree with all of the statements made in this summary. This summary does not discuss any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any considerations in respect of the Foreign Account Tax Compliance Act of 2010 (including the United States Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto), any state, local or foreign tax considerations, or any tax consequences arising under any United States federal tax laws other than United States federal income tax laws.
The following summary is limited to investors who own DHC Common Shares and OPI Common Shares received in the Merger as “capital assets” within the meaning of Section 1221 of the IRC (generally, property held for investment). This summary does not describe all of the particular tax considerations that might be relevant to holders of DHC Common Shares or OPI Common Shares in light of their specific facts and circumstances or holders of DHC Common Shares or OPI Common Shares that are subject to special rules under United States federal income tax laws, including, without limitation:
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a bank, insurance company or other financial institution;

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a tax-exempt organization or governmental organization;

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a regulated investment company or REIT;

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a subchapter S corporation;

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a partnership or other entity or arrangement treated as a pass-through entity for United States federal income tax purposes (and investors therein);

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a broker, dealer or trader in stock, securities, commodities or foreign currencies;

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a trader in securities that elects to apply a mark-to-market method of accounting;

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a U.S. holder (as defined below) that has a functional currency other than the U.S. dollar;

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a person who acquires or owns DHC Common Shares or OPI Common Shares in connection with employment or other performance of services;

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a person subject to any alternative minimum tax;

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a person who acquires or owns DHC Common Shares or OPI Common Shares as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction;

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a person who at any time actually or constructively owns 10% or more (by vote or value, directly or constructively under the IRC) of DHC Common Shares or OPI Common Shares;

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a U.S. expatriate, former citizen or long-term resident of the United States;

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a non-U.S. holder (as defined below) whose investment in DHC Common Shares or OPI Common Shares is effectively connected with the conduct of a trade or business in the United States;

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a nonresident alien individual present in the United States for 183 days or more during an applicable taxable year;

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a “qualified shareholder” (as defined in Section 897(k)(3)(A) of the IRC);

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a “qualified foreign pension fund” (as defined in Section 897(l)(2) of the IRC) or any entity wholly owned by one or more qualified foreign pension funds;

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a non-U.S. holder that is a “passive foreign investment company,” “controlled foreign corporation” or a corporation that accumulates earnings to avoid United States federal income tax; and

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a person subject to special tax accounting rules as a result of their use of applicable financial statements (within the meaning of Section 451(b)(3) of the IRC).

For purposes of this summary, a “U.S. holder” is a beneficial owner of DHC Common Shares or OPI Common Shares received in the Merger, as applicable, that is:
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an individual who is a citizen or resident of the United States;

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an entity or arrangement treated as a corporation for United States federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to United States federal income taxation regardless of its source; or

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a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the IRC) have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable United States Treasury regulations to be treated as United States person for United States federal income tax purposes;

in each case, whose status as a U.S. holder is not overridden by an applicable tax treaty. Conversely, a “non-U.S. holder” is a beneficial owner of DHC Common Shares or OPI Common Shares received in the Merger, as applicable, that is not an entity (or other arrangement) treated as a partnership for federal income tax purposes and is not a U.S. holder.
If any entity (or other arrangement) treated as a partnership for federal income tax purposes holds DHC Common Shares or OPI Common Shares, the tax treatment of a partner in the partnership generally will depend upon the tax status of the partner and the activities of the partnership. Any entity (or other arrangement) treated as a partnership for federal income tax purposes that is a holder of DHC Common Shares or OPI Common Shares, and the partners in such a partnership (as determined for federal income tax purposes), are urged to consult their own tax advisors about the federal income tax consequences and other tax consequences of the Merger and the ownership and disposition of OPI Common Shares.
THE UNITED STATES FEDERAL INCOME TAX RULES APPLICABLE TO THE MERGER, TO HOLDING AND DISPOSING OF OPI COMMON SHARES, AND TO REITS GENERALLY, ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF OPI COMMON SHARES OR DHC COMMON SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, THE OWNERSHIP AND DISPOSITION OF OPI COMMON SHARES, AND OPI’S QUALIFICATION FOR TAXATION AS A REIT, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
Material United States Federal Income Tax Consequences of the Merger
The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the IRC. It is a condition to the completion of the Merger that Wachtell Lipton, counsel to the OPI special committee, and S&C, counsel to the DHC special committee, each render an opinion to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the IRC. Such opinions will be subject to customary exceptions, assumptions, and qualifications, based upon representations made by DHC and OPI regarding factual matters, and of covenants undertaken by DHC and OPI. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the Merger could differ from those described in the tax opinions and in this discussion. These tax opinions will represent the legal judgment of counsel rendering the opinion and will not be binding on the IRS or the courts. Accordingly, there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions. The tax opinions are not a guarantee of the legal outcome of the Merger or any tax benefits that may be derived from the Merger.
Material United States Federal Income Tax Consequences of the Merger to Holders of DHC Common Shares
Subject to the discussion above under “Material United States Federal Income Tax Consequences of the Merger,” the material United States federal income tax consequences of the Merger to holders of DHC Common Shares are generally as follows:
U.S. Holders
A U.S. holder of DHC Common Shares generally will not recognize any gain or loss upon receipt of OPI Common Shares in exchange for its DHC Common Shares in connection with the Merger, except in respect of any cash received in lieu of a fractional OPI Common Share (as discussed below).
Holding Period and Basis in DHC Common Shares.   A U.S. holder of DHC Common Shares generally will have an aggregate tax basis in OPI Common Shares it receives (including a fractional share deemed received and redeemed as described below) in the Merger equal to the U.S. holder’s aggregate tax basis in its DHC Common Shares surrendered pursuant to the Merger. The holding period of OPI Common Shares (including any fractional share deemed received and redeemed for cash, as discussed below) received by a shareholder in connection with the Merger will include the holding period of the DHC Common Shares surrendered in connection with the Merger. U.S. holders that hold multiple blocks of DHC Common Shares should consult their tax advisors regarding the proper allocation of their basis and holding period among OPI Common Shares received in the Merger under applicable Treasury regulations.
Cash Received in Lieu of a Fractional Share.   A U.S. holder of DHC Common Shares that receives cash in lieu of a fractional OPI Common Share in the Merger generally will be treated as having received such fractional share and then as having received such cash in redemption of the fractional share, and such U.S. holder generally will recognize gain or loss with respect to such cash payment, based on the difference, if any, between the amount of cash received in lieu of the fractional share and the U.S. holder’s tax basis in such fractional share. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for such fractional share (determined as described above) exceeds one year at the Effective Time. Non-corporate U.S. holders of DHC Common Shares may be subject to tax on long-term capital gains at reduced rates. The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
A non-U.S. holder of DHC Common Shares generally will not recognize any gain or loss upon receipt of OPI Common Shares in exchange for its DHC Common Shares in connection with the Merger. A non-U.S. holder of DHC Common Shares will generally not be subject to United States federal income taxation or withholding with respect to cash in lieu of a fractional OPI Common Share received in connection with the Merger, provided that such non-U.S. holder has properly certified to the applicable withholding agent that it is a non-U.S. person on an applicable IRS Form W-8.
Material United States Federal Income Tax Considerations Regarding DHC’s Qualification for Taxation as a REIT
The following supplements and updates the summary of material United States federal income tax considerations in DHC’s Annual Report on Form 10-K for the year ended December 31, 2022 captioned “Material United States Federal Income Tax Considerations,” which summary is incorporated in this joint proxy statement/prospectus by reference.
Subject to the detailed discussion contained in the DHC Annual Report, DHC believes that it has qualified, and DHC intends to remain qualified, for taxation as a REIT under the IRC. Further, and subject to qualifications and assumptions contained in its opinion attached as Exhibit 8.2 to the registration statement of which this joint proxy statement/prospectus forms a part, S&W, in its capacity as REIT tax counsel to DHC, is of the opinion that DHC has been organized and has qualified for taxation as a REIT under the IRC for its 1999 through 2022 taxable years, and that DHC’s current and anticipated investments and plan of operation will enable DHC to continue to meet the requirements for qualification and taxation as a REIT under the IRC through its taxable year ending at the Effective Time.
Material United States Federal Income Tax Considerations Regarding OPI’s Qualification for Taxation as a REIT and Relating to Ownership of OPI Common Shares
The following supplements and updates the summary of material United States federal income tax considerations relating to the acquisition, ownership and disposition of OPI Common Shares in OPI’s Annual Report on Form 10-K for the year ended December 31, 2022, which summary is incorporated in this joint proxy statement/prospectus by reference. Subject to the qualifications and assumptions contained in its opinion attached as Exhibit 8.1 to the registration statement of which this joint proxy statement/prospectus forms a part, S&W, in its capacity as REIT tax counsel to OPI, is of the opinion that the discussion in OPI’s Annual Report on Form 10-K for the year ended December 31, 2022 captioned “Material United States Federal Income Tax Considerations,” as supplemented by this section, is accurate in all material respects and fairly summarizes the United States federal income tax considerations discussed therein and in this section, and the opinions of S&W referred to therein and in this section represent S&W’s opinions on those subjects. Specifically, subject to qualifications and assumptions contained in its opinion and in OPI’s Annual Report on Form 10-K for the year ended December 31, 2022, S&W has given opinions, to the effect that OPI has been organized and has qualified for taxation as a REIT under the IRC, for its 2009 through 2022 taxable years, and that its current and anticipated investments and plan of operation will enable OPI to continue to meet the requirements for qualification and taxation as a REIT under the IRC. However, OPI’s actual qualification and taxation as a REIT for its 2023 and subsequent taxable years will depend on OPI’s continued ability to meet, and its meeting, through actual annual operating results and distributions, the various qualification tests under the IRC.
Subject to the detailed discussion contained in OPI’s Annual Report on Form 10-K for the year ended December 31, 2022, OPI believes that it has qualified, and it intends to remain qualified, for taxation as a REIT under the IRC. As a REIT, OPI generally will not be subject to federal income tax on its net income distributed as dividends to its shareholders. Distributions to OPI’s shareholders generally are included in such shareholders’ income as dividends to the extent these distributions do not exceed allocable current or accumulated earnings and profits; distributions in excess of allocable current or accumulated earnings and profits generally are treated for tax purposes as a return of capital to the extent of a shareholder’s basis in OPI Common Shares, and reduce such shareholder’s basis.
Health Care Facilities.   Following the Effective Time, OPI will lease the health care properties acquired in connection with the Merger to its taxable REIT subsidiaries (“TRSs”). In lease transactions of health care properties involving its TRSs, OPI’s general intent will be for the rents paid to it by the applicable TRS to qualify as “rents from real property” under the REIT gross income tests summarized in OPI’s Annual Report on Form 10-K. In order for this to be the case, the manager operating the leased property on behalf of the applicable TRS must be an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the IRC, and the properties leased to the TRS must be “qualified health care properties” within the meaning of Section 856(e)(6)(D) of the IRC. Qualified health care properties are defined as health care facilities and other properties necessary or incidental to the use of a health care facility.
For these purposes, a contractor qualifies as an “eligible independent contractor” if it is less than 35% affiliated with the REIT and, at the time the contractor enters into the agreement with the TRS to operate the qualified health care property, that contractor or any person related to that contractor is actively engaged in the trade or business of operating qualified health care properties for persons unrelated to the TRS or its affiliated REIT. For these purposes, an otherwise eligible independent contractor is not disqualified from that status on account of (a) the TRS bearing the expenses of the operation of the qualified health care property, (b) the TRS receiving the revenues from the operation of the qualified health care property, net of expenses for that operation and fees payable to the eligible independent contractor, or (c) the REIT receiving income from the eligible independent contractor pursuant to a preexisting or otherwise grandfathered lease of another property.

With respect to many of the health care properties to be acquired in the Merger, OPI intends to continue to engage as an intended eligible independent contractor a particular corporate subsidiary of AlerisLife. This contractor and its affiliates are actively engaged in the trade or business of operating qualified health care properties for their own accounts, including pursuant to management contracts among themselves; however, this contractor and its affiliates have few management contracts for qualified health care properties with third parties other than DHC and its TRSs (or, following the Effective Time, with OPI and its TRSs). Based on a plain reading of the statute as well as applicable legislative history, S&W is of the opinion that this intended eligible independent contractor should in fact so qualify. If the IRS or a court determines that this opinion is incorrect, then the rental income OPI receives from its TRSs in respect of properties managed by this particular contractor would be nonqualifying income for purposes of the 75% and 95% gross income tests, possibly jeopardizing OPI’s compliance with one or both of these gross income tests. Under those circumstances, however, OPI expects it would qualify for the gross income tests’ relief provision described in OPI’s Annual Report on Form 10-K for the year ended December 31, 2022 under the caption “Material United States Federal Income Tax Considerations — REIT Qualification Requirements —  Income Tests,” and thereby would preserve OPI’s qualification for taxation as a REIT. If the relief provision were to apply to OPI, OPI would be subject to tax at a 100% rate upon the greater of the amount by which OPI failed the 75% gross income test or the amount by which OPI failed the 95% gross income test, with adjustments, multiplied by a fraction intended to reflect OPI’s profitability for the taxable year. Even though OPI has little or no nonqualifying income from other sources in a typical taxable year, imposition of this 100% tax in this circumstance would be material because a significant number of the properties leased to its TRSs will be managed for the TRSs by this contractor.
Backup Withholding
Certain holders of DHC Common Shares may be subject to backup withholding with respect to any cash received in the Merger.
Backup withholding will not apply to a holder of DHC Common Shares that (i) in the case of a U.S. holder, furnishes on a properly completed IRS Form W-9 a correct taxpayer identification number, (ii) in the case of a non-U.S. holder, establishes on a properly completed applicable IRS Form W-8 that it is a non-U.S. person, or (iii) is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the holder’s United States federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

THE MERGER AGREEMENT
This section of this joint proxy statement/prospectus describes the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. As an OPI shareholder or DHC shareholder, you are not a third party beneficiary of the Merger Agreement and therefore you may not directly enforce any of its terms and conditions.
This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that may be important to you in determining how to vote. You should read the full text of the Merger Agreement carefully and in its entirety because it is the primary legal document that governs the Merger.
Explanatory Note Regarding the Merger Agreement
In reviewing the Merger Agreement and this summary, you should be aware that they are intended to provide you with information regarding the terms of the Merger Agreement and are not intended to provide you with any factual information about OPI, DHC or any of their respective subsidiaries or affiliates. In particular, the representations and warranties contained in the Merger Agreement (and summarized below) are qualified by information each of OPI and DHC filed with the SEC prior to the date of execution and delivery of the Merger Agreement, as well as by certain disclosure letters each of OPI and DHC delivered to the other in connection with the signing of the Merger Agreement, that modify, qualify and create exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by you or that is different from standards of materiality generally applicable under the United States federal securities laws, or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the Merger Agreement. None of the representations and warranties will survive the closing of the Merger and, therefore, they will have no legal effect under the Merger Agreement after the closing of the Merger. The representations and warranties and other provisions of the Merger Agreement and the description of such provisions in this joint proxy statement/prospectus should be read in conjunction with the other information contained in the reports, statements and filings that each of OPI and DHC file with the SEC and the other information in this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information.”
Form of the Merger
Pursuant to the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement, DHC will merge with and into OPI, whereupon the separate existence of DHC will cease, with OPI continuing as the surviving entity in the Merger. As of the Effective Time, OPI expects to change its name to “Diversified Properties Trust” and change its ticker symbol on Nasdaq to “DPT.”
Merger Consideration
Pursuant to the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each DHC Common Share issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive the exchange ratio of 0.147 newly issued OPI Common Shares, with cash payments to be delivered in lieu of fractional shares and the payment of any distributions holders of DHC Common Shares are entitled to receive under the Merger Agreement in connection with the Merger. The exchange ratio is fixed (subject to adjustment for certain reclassifications, distributions, recapitalizations or similar transactions and other extraordinary distributions as described in the Merger Agreement) and will not be adjusted to reflect market price fluctuations in either DHC Common Shares or OPI Common Shares prior to the Effective Time.
If, between the date of the Merger Agreement and the Effective Time, (i) there is a change in the number of issued and outstanding DHC Common Shares or the number of issued and outstanding OPI Common Shares, or securities convertible or exchangeable into DHC Common Shares or OPI Common Shares, in each case, as a result of a reclassification, stock split (including reverse stock split), share distribution, recapitalization, merger, combination, exchange of shares, subdivision or other similar transaction or (ii) there has been declared on OPI Common Shares a share distribution or share split (including reverse share split) with a record date prior to the Effective Time, the exchange ratio will be equitably adjusted to provide DHC Common Shares and DHC equity awards and OPI with the same economic effect as contemplated by the Merger Agreement prior to such event. In addition, the exchange ratio will be adjusted according to a formula set forth in the Merger Agreement in connection with any special OPI distribution or special DHC distribution effected by OPI or DHC, as applicable, if necessary for purposes of maintaining its respective qualification to be taxed as a REIT under the IRC.
For more information, see the section of this joint proxy statement/prospectus entitled “The Merger — Exchange of Shares in the Merger.”
Treatment of DHC Share Awards in the Merger
DHC has obtained from each holder of a DHC Share Award, including each DHC executive officer and each RMR executive officer, a waiver of each such holder’s right to accelerated vesting upon consummation of the Merger. At the Effective Time, each then-outstanding DHC Share Award will be converted into an award under the OPI Equity Compensation Plan with respect to a number of OPI Common Shares (rounded down to the nearest whole number of shares) equal to the product of (i) the exchange ratio multiplied by (ii) the number of DHC Common Shares subject to such DHC Share Award at the Effective Time, with cash paid in lieu of fractional shares (subject to appropriate tax withholding). Each such converted award will continue to be subject to the same vesting and other terms and conditions as were in effect immediately prior to the Effective Time.
Closing; Effective Time of the Merger
Unless the parties otherwise agree in writing, upon the terms and subject to the conditions of the Merger Agreement, the closing of the Merger will take place on the date that is the third business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that, by their terms, are to be satisfied on the closing date, but subject to the satisfaction or waiver of those conditions at the time of closing) (the “Closing Date”).
The Merger will become effective upon the time of the acceptance for filing of the articles of merger by the State Department of Assessments and Taxation of the State of Maryland or a later date and time agreed by OPI and DHC and specified in the articles of merger.
Declaration of Trust and Bylaws
At the Effective Time, the declaration of trust and bylaws of OPI, as in effect immediately prior to the Effective Time, will be the declaration of trust and bylaws of OPI, as the surviving entity in the Merger, until thereafter amended in accordance with applicable law and the applicable provisions of the declaration of trust and bylaws of OPI as the surviving entity in the Merger. Prior to the Effective Time, OPI will amend its declaration of trust pursuant to Articles of Amendment substantially in the form attached as Exhibit 3.2 to the registration statement of which this joint proxy statement/prospectus forms a part, to change the name of OPI as the surviving entity in the Merger to “Diversified Properties Trust.”
Exchange of Shares in the Merger
Prior to the Effective Time, OPI will appoint an exchange agent that is reasonably acceptable to DHC to handle the exchange of DHC Common Shares for OPI Common Shares, the cash payments to be delivered in lieu of fractional shares and the payment of any distributions holders of DHC Common Shares are entitled to receive under the Merger Agreement in connection with the Merger. Within three business days after the Effective Time, the exchange agent will send to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented DHC Common Shares outstanding a notice including a letter of transmittal and instructions for effecting the exchange of such certificate or certificates for the Merger Consideration the holder is entitled to receive under the Merger Agreement. OPI will deposit or will cause to be deposited with the exchange agent immediately prior to the Effective Time an aggregate amount of (i) OPI Common Shares equal to the number of OPI Common Shares to be issued as

Merger Consideration and (ii) cash comprising a good faith estimate of the amount to be paid as Merger Consideration in lieu of fractional OPI Common Shares, in each case to be held in trust for the benefit of DHC shareholders.
Payment with respect to DHC Common Shares represented by book-entry shares will be made promptly following the Effective Time without any action on the part of the person in whose name such book-entry shares are registered.
No fractional OPI Common Shares will be issued upon the conversion of DHC Common Shares. Any DHC shareholder otherwise entitled to receive a fractional OPI Common Share pursuant to the Merger Agreement will be entitled to receive a cash payment in lieu of such fractional share, in an amount based on the average of the closing price of an OPI Common Share on Nasdaq for the five consecutive full trading days ending on the last trading day immediately preceding the Closing Date. No DHC shareholder receiving a cash payment in lieu of fractional shares of OPI Common Shares will be entitled to any distributions, voting rights or other rights in respect of any fractional OPI Common Shares.
If any certificate representing DHC Common Shares has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if requested by OPI in its reasonable discretion, the posting by such person of a bond, in such reasonable amount as OPI may direct, as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will deliver, in exchange for such lost, stolen or destroyed certificate, the OPI Common Shares into which the DHC Common Shares represented by such certificate were converted in connection with the Merger, any cash in lieu of fractional shares and any other distributions deliverable in respect thereof pursuant to the Merger Agreement.
Withholding
All payments under the Merger Agreement are subject to applicable withholding requirements.
Representations and Warranties of OPI and DHC
The Merger Agreement contains representations and warranties made by each of OPI and DHC to each other. These representations and warranties are subject to qualifications and limitations agreed to by OPI and DHC in connection with negotiating the terms of the Merger Agreement. Some of the significant representations and warranties of each of OPI and DHC contained in the Merger Agreement relate to, among other things:
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organization, valid existence, good standing, qualification to conduct business and subsidiaries;

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capitalization;

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due authorization, execution, delivery and validity of the Merger Agreement, and unanimous board approval of the Merger, the Merger Agreement and the other Transactions;

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absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, each party’s material agreements and leases;

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compliance with applicable laws;

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SEC documents and correspondence, financial statements, internal controls and accounting and auditing matters;

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absence of certain changes or a material adverse effect that is continuing since December 31, 2022;

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absence of undisclosed liabilities;

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litigation;

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tax matters, including qualification for taxation as a REIT;

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employee benefit plans and other employment related matters;

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accuracy of information supplied or to be supplied in this joint proxy statement/prospectus and the registration statement of which it forms a part;

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intellectual property and security breaches;

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environmental matters;

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real property and leases;

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material contracts;

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insurance;

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receipt of the opinion of the applicable financial advisor;

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shareholder vote required in connection with the Merger;

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disclosure of all brokers’ fees;

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inapplicability of the Investment Company Act of 1940; and

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exemption of the Merger from anti-takeover statutes.

The Merger Agreement contains representations and warranties made by OPI relating to, among other things, the debt commitment letter, the debt financing and certain amounts required to be paid in connection with the merger.
Definition of “Material Adverse Effect”
Many of the representations of OPI and DHC are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect). “Material adverse effect,” for purposes of the Merger Agreement, means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, (i) has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of OPI or DHC, as applicable, and its respective subsidiaries, taken as a whole, or (ii) will, or would reasonably be expected to, prevent or materially impair the ability of OPI or DHC, as applicable, to consummate the Merger before September 30, 2023 (the “outside date”), or prevent or materially impair the ability of OPI or DHC, as applicable, to perform its obligations under the Merger Agreement. However, any event, circumstance, change, effect, development, condition or occurrence will not be considered a material adverse effect to the extent arising out of or resulting from the following:
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any failure of OPI or DHC, as applicable, to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (except that any event, circumstance, change, effect, development, condition or occurrence giving rise or contributing to such failure may constitute or otherwise be taken into account in determining whether there has been a material adverse effect);

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the negotiation, execution or public announcement of the Merger Agreement, or the consummation or anticipation of the Merger or the other Transactions, including the impact thereof of relationships, contractual or otherwise, with tenants, suppliers, lenders, creditors, investors (including shareholders), venture partners or employees;

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the taking of any action expressly required by the Merger Agreement;

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any change in the credit rating or other rating of financial strength of OPI or its subsidiaries, DHC or its subsidiaries or any of their respective securities, as applicable (except that any event, circumstance, change, effect, development, condition or occurrence giving rise to such change may constitute or otherwise be taken into account in determining whether there has been a material adverse effect);

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a decline in the market price or change in the trading volume of OPI Common Shares or DHC Common Shares on Nasdaq or any other capital stock or debt securities of OPI or DHC, as applicable (except that any event, circumstance, change, effect, development, condition or occurrence giving rise to such decline or change may constitute or otherwise be taken into account in determining whether there has been a material adverse effect);

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any events, circumstances, changes or effects that affect generally the industries in which OPI, DHC and their subsidiaries, as applicable, operate;

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any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates;

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any change in applicable law or the interpretation thereof by any governmental authority after the date of the Merger Agreement;

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commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, including cyberterrorism;

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occurrence or worsening of any earthquake, hurricane, flood, ice event, fire, tornado, tsunami or other natural disaster, severe-weather related event or other similar force majeure events;

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occurrence or worsening of any pandemic, epidemic, public health emergency or disease outbreak (including COVID-19); or

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changes in GAAP (or the interpretation or enforcement thereof).

However, if any event, circumstance, change, effect, development, condition or occurrence described in any of the last seven bullet points above has had a disproportionate effect on such party relative to other companies in the industries in which such party operates, then the incremental disproportionate impact of such event may be taken into account for the purpose of determining whether a material adverse effect has occurred to the extent otherwise permitted by the definition of “material adverse effect.”
Covenants and Agreements
Conduct of Business Pending the Merger
Each of OPI and DHC has agreed to certain restrictions on itself and its subsidiaries until the earlier of the Effective Time and the termination of the Merger Agreement. In general, except with the other party’s prior written approval (not to be unreasonably withheld, delayed or conditioned), as otherwise set forth in OPI’s or DHC’s disclosure letter, as expressly contemplated or permitted by the Merger Agreement, as required by law or for any action reasonably required in response to any health and safety measures, each of OPI and DHC has agreed that it (i) will, and will cause each of its subsidiaries to, use reasonable best efforts to conduct its business in all material respects in the ordinary course of business and maintain its status as a REIT and (ii) will not, and it will not cause or permit any of its subsidiaries to:
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amend or propose to amend its organizational documents or the organizational documents of any of its joint ventures or to waive the share ownership limit in its charter;

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split, combine, subdivide, consolidate, or reclassify, any shares of beneficial interest of OPI or DHC;

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declare, set aside for payment or pay any distribution on or make any other actual, constructive or deemed distribution (whether in cash, shares, property or otherwise) with respect to any shares of beneficial interest, capital stock of or other ownership interests in OPI or DHC or any of their respective subsidiaries or joint ventures, other than the declaration and payment of cash distributions (with declaration and payment date consistent with past practice) for the period up to the Closing Date at a rate not to exceed an annual rate of $2.20 per OPI Common Share or to fall short of an annual rate of $1.00 per OPI Common Share, in the case of OPI, and not to exceed an annual rate of $0.04 per DHC Common Share, in the case of DHC, and other limited exceptions;

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redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any shares of beneficial interest, capital stock or other equity interests of OPI or DHC or any of OPI’s or DHC’s subsidiaries or joint ventures, except with respect to the forfeiture of DHC Share Awards in accordance with their terms, the forfeiture of OPI Common Shares outstanding under the OPI Equity Compensation Plan that remain subject to vesting requirements in accordance with their terms or the repurchase of shares to satisfy withholding tax obligations with respect to share awards granted under OPI’s or DHC’s equity compensation plan or in accordance with OPI’s or DHC’s declaration of trust;

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issue, sell, pledge, dispose, encumber or grant any shares of beneficial interest, capital stock or other equity interests in OPI or DHC or their respective subsidiaries or joint ventures or any options, warrants, convertible securities or other rights of any kind to acquire any of the foregoing, except for issuances by directly or indirectly wholly owned subsidiaries and issuances under OPI’s or DHC’s equity compensation plan in the ordinary course of business consistent with past practice;

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acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property (other than real property at a total cost of less than $25.0 million in the aggregate), personal property (other than personal property at a total cost of less than $5.0 million in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except as required by OPI’s or DHC’s or their respective subsidiaries’ leases, or from any of the applicable company’s existing wholly owned subsidiaries;

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sell, pledge, assign, transfer, lease, license, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to any property or assets, except for sales for real property at a total price of less than $25.0 million in the aggregate or other assets at a total price of less than $5.0 million in the aggregate, permitted modifications and terminations of landlord or tenant leases, permitted liens and non-exclusive licenses of intellectual property entered into in the ordinary course of business;

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incur, create or assume any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person (other than a wholly owned subsidiary) in excess of, in the case of DHC, $10.0 million and, in the case of OPI, $25.0 million, in each case in the aggregate, except for (i) indebtedness incurred under existing leases or leases permitted to be entered into under the Merger Agreement, (ii) loans or advances to a wholly owned subsidiary of the applicable company, and (iii) in the case of OPI (a) indebtedness incurred under OPI’s existing revolving credit facility; (b) to refinance any existing indebtedness of OPI or its subsidiaries in connection with the Merger and the other Transactions; or (c) indebtedness incurred or assumed to finance the Merger and the other Transactions, including the debt financing;

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make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, trustees, employees, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements to any such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than in the ordinary course of business consistent with past practice, except by OPI or DHC or their respective direct or indirect wholly owned subsidiaries to or for the benefit of OPI or DHC or their respective direct or indirect wholly owned subsidiaries, including any company property, and loans or advances required to be made under OPI’s and DHC’s leases (other than ground leases);

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enter into, renew, modify, amend or terminate in a manner adverse to OPI or DHC or any subsidiary of OPI or DHC, or waive, release, compromise or assign any rights or claims under, any material agreement, except in the ordinary course of business consistent with past practice or other limited circumstances specified in the Merger Agreement;

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enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any leases, except in the ordinary course of business consistent with past practice or in accordance with the terms of any existing leases;

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waive, release or assign any material rights or claims or make any payment, direct or indirect, of any liability of OPI or DHC or any of their respective subsidiaries in an amount in excess of $10.0 million before the same comes due in accordance with its terms, except by the companies or their direct or indirect wholly owned subsidiaries to or for the benefit of such company or a direct or indirect wholly owned company subsidiary;

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settle or compromise, or offer or propose to settle, (i) any legal action, suit, investigation, arbitration or proceeding, in each case made or pending against OPI or DHC or any subsidiaries of OPI or DHC involving an amount paid in settlement in excess of $3.0 million individually or $6.0 million in the aggregate (excluding, in each case, amounts to be paid under existing insurance policies or renewals thereof) or which would include any non-monetary relief (other than customary confidentiality obligations), (ii) any legal action, suit, investigation, arbitration or proceeding involving any present, former or purported holder or group of OPI shareholders or DHC shareholders, except with respect to legal actions pertaining to disputes relating to the Merger Agreement, or (iii) any legal action, suit, investigation, arbitration or proceeding involving any governmental authority;
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make any material change to its methods of financial accounting in effect at December 31, 2022, or make any material change with respect to accounting policies other than in the ordinary course of business consistent with past practice, unless required by GAAP or the SEC;

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enter into any new line of business or exit from any existing line of business;

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take, or agree to take, any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to cause (i) OPI or DHC to fail to qualify for taxation as a REIT or (ii) any subsidiary of OPI or DHC (a) to cease to be treated as any of a partnership, a qualified REIT subsidiary, a REIT or a taxable REIT subsidiary under the applicable provisions of the IRC, as the case may be or (b) that is not treated as a taxable REIT subsidiary as of the date of the Merger Agreement to be so treated; provided that if such an action is required by law or is necessary to preserve OPI’s or DHC’s qualification for taxation as a REIT, the party taking such action shall (1) promptly notify the other party, (2) make reasonable effort to permit the other party to review and comment on such action, and (3) take such action;

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make, change or rescind any material election related to taxes, file an amendment to any material tax return, or settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, consent (other than in the ordinary course of business consistent with past practice) to any extension or waiver of the limitation period applicable to any material tax claim or assessment, or surrender any right to claim any material refund of taxes; except in each case as determined by the parties to be necessary and appropriate to preserve the status of any OPI or DHC subsidiary as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, taxable REIT subsidiary, or REIT under the applicable provisions of the IRC, as the case may be; provided if such an action is required by law or is necessary to preserve OPI’s or DHC’s qualification for taxation as a REIT under the IRC, the party taking such action shall (i) promptly notify the other party, (ii) make reasonable effort to permit the other party to review and comment on such action, and (iii) take such action;

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take, or agree to take, any action, or knowingly fail to take any action, which action or failure could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the IRC;

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enter into, amend or modify any tax protection agreement, or take any action or knowingly fail to take any action that would give rise to a material liability with respect to any tax protection agreement;

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authorize, adopt or publicly propose any plan of merger, liquidation, consolidation, recapitalization or bankruptcy reorganization;

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amend or modify the compensation payable by OPI or DHC to their respective financial advisors in connection with the Merger Agreement, the Merger or the other Transactions, in a manner adverse to OPI or DHC and their respective subsidiaries, as applicable; or

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authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Form S-4, Joint Proxy Statement/Prospectus; Shareholders Approvals
OPI and DHC agreed to prepare and cause to be filed with the SEC this joint proxy statement/prospectus and OPI agreed to prepare and file the Form S-4 with respect to the Merger, which includes this joint proxy statement/prospectus, in each case as promptly as reasonably practicable and in any event within 45 days of the date of the Merger Agreement. OPI and DHC also agreed to use their reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the

Exchange Act and Securities Act and (iii) to keep the Form S-4 effective for so long as necessary to consummate the Merger unless the Merger Agreement is terminated.
OPI and DHC each agreed to use their reasonable best efforts to cause this joint proxy statement/prospectus to be mailed to their shareholders entitled to vote at their respective special meetings and to hold such meetings as soon as practicable after the Form S-4 is declared effective. Except to the extent that the OPI board of trustees has made an adverse recommendation change permitted under the section titled “— No Solicitation; Change in Recommendation,” OPI further agreed to include in this joint proxy statement/prospectus the recommendation of the OPI board of trustees that OPI shareholders approve the OPI Share Issuance Proposal and OPI Merger Proposal and to use its reasonable best efforts to obtain such approval. Except to the extent that the DHC board of trustees has made an adverse recommendation change permitted under the section titled “— No Solicitation; Change in Recommendation,” DHC also agreed to include in this joint proxy statement/prospectus the recommendation of the DHC board of trustees that DHC shareholders approve the DHC Merger Proposal and to use its reasonable best efforts to obtain such approval.
Access to Information; Confidentiality
The Merger Agreement requires DHC, on the one hand, and OPI, on the other hand, to provide, with limited exceptions, to the other, upon reasonable notice and during normal business hours, reasonable access to its and its subsidiaries’ properties, offices, books, contracts, commitments and records and to their officers, accountants, manager’s employees, counsel and other representatives and such other information concerning its business and properties as the other party may reasonably request. However, DHC, on the one hand, and OPI, on the other hand, are not required to disclose to the other any information (i) relating to meetings or deliberations of its board of trustees (or an authorized committee thereof) or communications among the members thereof or with their representatives, (ii) relating to the consideration, negotiation or performance of the Merger Agreement and related agreements, (iii) the disclosure of which would violate applicable law, legal duty or contractual obligation (in the case of a contractual obligation, which is in effect on the date of the Merger Agreement) of the disclosing party or (iv) the disclosure of which would jeopardize attorney work product or attorney client privilege.
DHC, on the one hand, and OPI, on the other hand, have agreed to hold, and to cause its representatives and affiliates to hold, and to use its reasonable best efforts to cause any providers of the debt financing to hold, any nonpublic information in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, dated as of January 4, 2023, between OPI and DHC (the “Confidentiality Agreement”).
No Solicitation; Change in Recommendation
Each of OPI and DHC has agreed, and has agreed to cause its respective subsidiaries and their officers and trustees, directors, managers or the equivalent and any of their other representatives, to immediately cease any solicitation, encouragement, discussions or negotiations with any persons or entities that may be ongoing with respect to a competing acquisition proposal (as defined below) or any inquiry or proposal that may be reasonably expected to lead to a competing acquisition proposal, request that any such person or entity and its representatives promptly return or destroy all confidential information concerning OPI, DHC or any of their respective subsidiaries and immediately terminate all physical and electronic data room access granted to any such person or entity or their representatives.
Additionally, each of OPI and DHC has agreed, and has agreed to cause their respective subsidiaries and their officers and trustees, directors, managers or the equivalent and any of their other representatives, not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or knowingly encourage any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any competing acquisition proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person or entity information in connection with or for the purpose of encouraging or facilitating, a competing acquisition proposal or (iii) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a competing acquisition proposal.

For the purposes of the Merger Agreement, “competing acquisition proposal” means any proposal or offer from any person or entity (other than OPI, DHC and their respective subsidiaries) or “group,” within the meaning of Section 13(d) of the Exchange Act, to a party to the Merger Agreement relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition or purchase of 20% or more of the consolidated assets (including equity interests in subsidiaries) of such party (based on the fair market value thereof, as determined in good faith by such party’s board of trustees (or an authorized committee thereof), as applicable, after consultation with such party’s financial advisor and outside legal counsel), as applicable, or assets comprising 20% or more of the revenues or earnings on a consolidated basis of such party, (ii) acquisition of 20% or more of the issued and outstanding equity securities of such party or any class of equity securities of such party, (iii) tender offer or exchange offer that, if completed, would result in any person or entity beneficially owning 20% or more of any class of equity securities of such party, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party or any of its subsidiaries, as applicable, that comprise 20% or more of the assets, revenues or earnings on a consolidated basis of such party, as applicable, or (v) any combination of the foregoing types of transactions, if the sum of the percentage of consolidated assets, revenues or earnings and any class of equity securities of such party involved is 20% or more. In no event will any of the sales or dispositions of properties by DHC or OPI as provided in the DHC disclosure letter and OPI disclosure letter, respectively, constitute, individually or in the aggregate, a competing acquisition proposal.
However, if a party or any of its subsidiaries receives an unsolicited competing acquisition proposal from any person or group of persons at any time on or after the date of the execution and delivery of the Merger Agreement and prior to obtaining DHC’s shareholder approval of the Merger and OPI’s shareholder approval of the OPI Share Issuance and the Merger, as applicable, that such party’s board of trustees or special committee determines in good faith, after consultation with such party’s financial advisor and outside legal counsel, constitutes or is reasonably likely to result in a superior proposal (as defined below), which competing acquisition proposal was received in circumstances not involving a material breach of an applicable section of the Merger Agreement by the party receiving such competing acquisition proposal, the party receiving such competing acquisition proposal may, or may cause its representatives to, in response to such competing acquisition proposal, (i) contact such person or entity to clarify the terms and conditions thereof, (ii) furnish, pursuant to a confidentiality agreement containing provisions as to the treatment of confidential information that are no less favorable to the other party than those contained in the Confidentiality Agreement, information (including non-public information) with respect to the party receiving such competing acquisition proposal to the person or entity who has made such competing acquisition proposal, provided that such party will, prior to or concurrently with the time such information is provided to such person or entity, provide to the other party any non-public information concerning such party or any of its subsidiaries that is provided to any person or entity given such access which was not previously provided to the other party and (iii) engage in or otherwise participate in discussions or negotiations with the person or entity making such competing acquisition proposal regarding such competing acquisition proposal.
Within 48 hours of the receipt of any competing acquisition proposal or request for non-public information in connection therewith, as applicable, the party receiving such competing acquisition proposal is required to advise the other party in writing of the receipt of such competing acquisition proposal and any request for confidential information in connection with such competing acquisition proposal, the material terms of such competing acquisition proposal and the identity of the person or entity making such competing acquisition proposal or request for confidential information. The party receiving such proposal is also required to keep the other party reasonably advised of all material developments affecting the terms (including all changes to the material terms) and status of such competing acquisition proposal, including the status of discussions or negotiations regarding such competing acquisition proposal.
Except as provided below, neither party’s board of trustees (or an authorized committee thereof) will (i) in the case of OPI’s board of trustees (or an authorized committee thereof), fail to recommend to OPI’s shareholders that they approve of the OPI Share Issuance or the Merger or fail to include the OPI board of trustees’ recommendation for the OPI Share Issuance and the Merger in this joint proxy statement/prospectus, and, in the case of the DHC board of trustees (or an authorized committee thereof), fail to recommend to DHC shareholders that they approve the Merger or fail to include the DHC board of trustees’ recommendation for the Merger in this joint proxy statement/prospectus, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, the OPI board of trustees’ recommendation for the OPI Share Issuance or recommendation for the Merger (or the OPI special committee’s recommendation to the OPI board of trustees with respect to the Merger) or the DHC board of trustees’ recommendation for the Merger (or the DHC special committee’s recommendation to the DHC board of trustees with respect to the Merger), as applicable, in each case in a manner adverse to the other party, (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, a competing acquisition proposal, or (iv) authorize, cause or permit OPI or DHC, as applicable, or any of their respective subsidiaries, as applicable, to enter into any acquisition agreement for a competing acquisition proposal. In this joint proxy statement/prospectus, we refer to clauses (i) through (iii) above as an “adverse recommendation change.” Notwithstanding the foregoing, prior to the time OPI shareholders approve the OPI Share Issuance Proposal and the OPI Merger Proposal, in the case of OPI, and the time the DHC shareholders approve the DHC Merger Proposal, in the case of DHC, and subject to material compliance with certain applicable sections of the Merger Agreement, the OPI board of trustees (or an authorized committee thereof) or the DHC board of trustees (or an authorized committee thereof), as applicable, may, in the case of clauses (A) or (B) below, make an adverse recommendation change and/or in the case of clause (A) below only, terminate the Merger Agreement, if (A) (1) a written competing acquisition proposal is received by it and such competing acquisition proposal is not withdrawn, and (2) prior to taking such action, the proposal recipient’s board of trustees (or an authorized committee thereof) has determined in good faith after consultation with its financial advisor and outside legal counsel that such competing acquisition proposal constitutes a superior proposal, or (B) an intervening event (as defined below) occurs with respect to OPI or DHC and the OPI special committee or the DHC special committee, as applicable, determines in good faith, after consultation with its outside legal counsel, that failure to effect an adverse recommendation change would be inconsistent with its trustees’ duties under applicable Maryland law.
If such action is taken in connection with any such competing acquisition proposal, the OPI board of trustees (or an authorized committee thereof other than the OPI special committee) or the OPI special committee or the DHC board of trustees (or an authorized committee thereof other than the DHC special committee) or the DHC special committee, as applicable, may not take any of the actions specified in clauses (A) and (B) above unless (a) the proposal recipient has given the other party at least three business days’ prior written notice of its intention to take such action (which notice includes the information with respect to such competing acquisition proposal specified above as well as a copy of any proposal and any then-existing drafts of the definitive agreement and other material documentation providing for such competing acquisition proposal), (b) the proposal recipient has negotiated in good faith with the other party, to the extent the other party wishes to negotiate, during such notice period to enable the other party to propose in writing revisions to the terms of the Merger Agreement such that it would cause such superior proposal to no longer constitute (in the good faith determination of the board of trustees of the proposal recipient (or an authorized committee thereof other than the special committee) or special committee after consultation with its financial advisor and outside legal counsel) a superior proposal, (c) following the end of such notice period, the proposal recipient’s board of trustees (or an authorized committee thereof) has considered in good faith any proposed revisions to the Merger Agreement proposed in writing by the other party and has determined that, after consultation with the proposal recipient’s outside financial advisors and outside legal counsel, the superior proposal would continue to constitute a superior proposal if such revisions were to be given effect, and (d) in the event of any change to the material terms of such superior proposal, the proposal recipient has, in each case, delivered to the other party an additional notice consistent with that described in subclause (a) above and the notice period will have recommenced, except that the notice period will be the greater of the remainder of the original notice period and at least one business day.
If such action is taken in connection with any intervening event, the OPI board of trustees (or an authorized committee thereof other than the OPI special committee) or the OPI special committee or the DHC board of trustees (or an authorized committee thereof other than the DHC special committee) or the DHC special committee, as applicable, may not take any of the actions specified in clauses (A) and (B) above unless (x) OPI or DHC, as applicable, has given the other party at least three business days’ prior written notice of its intention to take such action (which notice will include in reasonable detail the basis for such action), (y) such party has negotiated in good faith with the other party, to the extent the other party wishes to negotiate, during such notice period to enable the other party to propose in writing revisions to the terms of the Merger Agreement such that it would cause such the failure to make an adverse recommendation change would no longer be inconsistent with their trustees’ duties under applicable Maryland law, and

(z) following the end of such notice period, the OPI board of trustees (or an authorized committee thereof other than the OPI special committee) or the OPI special committee or the DHC board of trustees (or an authorized committee thereof other than the DHC special committee) or the DHC special committee, as applicable, will have considered in good faith any proposed revisions to the Merger Agreement proposed in writing by the other party and will have determined that, after consultation with its outside legal counsel, that the failure to make an adverse recommendation change would still be inconsistent with its trustees’ duties under applicable Maryland law if such revisions were to be given effect.
For the purposes of the Merger Agreement, “superior proposal” means a bona fide written competing acquisition proposal (except that, for purposes of this definition, the references in the definition of “competing acquisition proposal” to “20% or more” are replaced by “more than 50%”) made by a person, entity or “group,” within the meaning of Section 13(d) of the Exchange Act, on terms that the competing acquisition proposal recipient’s board of trustees (or an authorized committee thereof other than the special committee) or the special committee determines in good faith, after consultation with its financial advisor and outside legal counsel, taking into account all financial, legal, regulatory and any other aspects of such proposal that it deems relevant, including the identity of the person or entity making such proposal, financing terms and conditions to completion, as well as any changes to the terms of the Merger Agreement proposed by the other party in response to such proposal or otherwise, (i) would, if completed, result in a transaction that is more favorable to the holders of such competing acquisition proposal recipient’s equity interests (solely in their capacity as such) from a financial point of view than the Merger and the other Transactions, and (ii) is reasonably likely to receive all required approvals from any governmental authority and otherwise reasonably likely to be consummated on a timely basis on the terms proposed.
For purposes of the Merger Agreement, “intervening event” means with respect to any party, any material change, event, effect, occurrence, consequence or development that (i) is not known and not reasonably foreseeable by the board of trustees of such party (or an authorized committee thereof), as of the date of the execution and delivery of the Merger Agreement (or if known or reasonably foreseeable, the magnitude or material consequences of which are not known or reasonably foreseeable by such board or committee as of the date of the execution and delivery of the Merger Agreement), which material change, event, effect, occurrence, consequence or development becomes known (or the magnitude or material consequences of which become known) to or by such board of trustees or committee prior to receipt of the approval by OPI shareholders of the OPI Share Issuance and the Merger, in the case of OPI, or the approval by DHC shareholders of the Merger, in the case of DHC, and (ii) does not relate to (A) a competing acquisition proposal with respect to such party, (B) changes in the price of OPI Common Shares, in the case of OPI, or DHC Common Shares, in the case of DHC (provided that any underlying cause thereof may constitute or otherwise be taken into account for purposes of determining whether an intervening event has occurred), or (C) the fact that, in and of itself, such party exceeds any internal or published projections or forecasts or estimates or outlook of revenues or earnings (provided that any underlying cause thereof may constitute or otherwise be taken into account for purposes of determining whether an intervening event has occurred).
Public Announcements
Except with respect to any adverse recommendation change or as otherwise permitted under the section titled “— No Solicitation; Change in Recommendation,” the parties have agreed, to the extent reasonable under the circumstances and subject to certain exceptions, that they and their respective affiliates will consult with each other before issuing any press release or otherwise making any public statements or filings with respect to the Merger Agreement, the Merger or any other Transactions and will provide such party with an opportunity to review and comment upon such press release or other public announcement or filing, which comments the other party will consider in good faith.
Indemnification of Trustees and Officers; Insurance
OPI, as the surviving entity, has agreed to honor, assume and comply with the obligations of DHC with respect to indemnification, advancement of expenses and exculpation and related matters under DHC’s governing documents and under any indemnification or similar agreements in effect as of the date of the Merger Agreement to individuals who at or prior to the Effective Time were officers, trustees, directors or agents of DHC or any of its subsidiaries. Additionally, for a period of six years after the Effective Time, pursuant to the terms of the Merger Agreement and subject to certain limitations, the surviving entity has agreed to indemnify and hold harmless each officer, trustee or agent of DHC covered by indemnifications provisions in DHC’s governing documents or by a separate indemnification agreement for actions or omissions pertaining to such person’s capacity as an officer, trustee, director or agent of DHC or any of DHC’s subsidiaries, the Merger Agreement, the Merger or the other Transactions. For a period of six years, the organizational documents of the surviving entity also must contain provisions no less favorable with respect to the indemnification, advancement of expenses and exculpation of such individuals than are set forth in DHC’s governing documents as of the date of the Merger Agreement, except to the extent such agreement provides for an earlier termination, cause to be maintained in effect the provisions regarding elimination of liability, indemnification and advancement of expenses in any other agreements of DHC or any of its subsidiaries that are in existence on the date of execution and delivery of the Merger Agreement, and not amend, modify or repeal such provisions in any manner that would materially and adversely affect the rights or protections thereunder of any such person in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the adoption of the Merger Agreement and the consummation of the Merger and the other Transactions).
For a period of six years after the Effective Time, OPI, as the surviving entity, has agreed to maintain the current policies (or substitute substantially equivalent policies) of directors’ and officers’ liability insurance currently maintained by or on behalf of DHC with respects to claims against the current and former trustees, directors and officers of DHC and DHC’s subsidiaries arising from facts or events which occurred at or before the Effective Time (including the Merger and the other Transactions). However, OPI, as the surviving entity, will not be obligated to spend, on an annual basis, an amount in excess of 450% of the current annual premium paid as of the date of the Merger Agreement by DHC for such insurance. If premiums for such insurance would exceed the Premium Cap, then the surviving entity is required to maintain policies that, in its good faith determination, provide the maximum coverage available at an annual premium equal to that amount. In lieu of the foregoing, DHC, in consultation with OPI, may (and at the request of OPI, will use reasonable best efforts to) obtain at or prior to the Effective Time, a six-year “tail” policy under DHC’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence, if and to the extent that the same may be obtained for an amount that does not exceed the Premium Cap.
The Merger Agreement also provides that, in the event the surviving entity merges into any other entity and does not continue its corporate existence, liquidates, dissolves or winds up or transfers or conveys all or substantially all of its assets, then the successor and assigns of OPI, or such continuing or surviving entity or transferee of such assets, as the case may be, will assume the indemnification obligations set forth above.
Notification of Certain Matters; Transaction Litigation
DHC and OPI have each agreed to provide reasonably prompt notice to the other parties of any notice received from any governmental authority in connection with the Merger Agreement or the other Transactions, or from any person or entity alleging that its consent is or may be required in connection with any such transaction.
DHC and OPI have each agreed to provide prompt notice to the other parties if any representation or warranty made by it in the Merger Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably be expected to be incapable of being satisfied by the outside date, if it fails to comply with or satisfy in any material respect any covenant, condition or agreement contained in the Merger Agreement or, if, to its knowledge, the occurrence of any state of facts, change, development, event or condition would cause, or reasonably be expected to cause, any of the conditions to closing not to be satisfied or satisfaction to be materially delayed.
DHC and OPI have each agreed to provide prompt notice to the other parties of any claim, action, suit, charge, demand, inquiry, subpoena, proceeding, arbitration, mediation or other investigation commenced or to such party’s knowledge threatened against, relating to or involving such party or any of its subsidiaries in connection with the Merger Agreement, the Merger or the other Transactions. Each has agreed to allow the other parties the opportunity to reasonably participate, at its own expense, in the defense and settlement of any shareholder litigation, including arbitration proceedings, and not to agree to a settlement of any such litigation or arbitration without the other’s consent (not to be unreasonably withheld, conditioned or delayed).
Efforts to Complete Transactions; Consents and Approvals
Each of DHC and OPI has agreed to use their reasonable best efforts to take all actions and do all things necessary, proper or advisable under applicable laws or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including the taking of all actions reasonably necessary to cause the closing conditions to be satisfied, the obtaining of all necessary actions or non-actions, waivers, consents and approvals from governmental authorities or other persons or entities in connection with the Merger and the other Transactions, making all necessary registrations and filings, executing and delivering all additional instruments necessary to consummate the Merger and the other Transactions, and defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the Merger or the other Transactions.
Each of DHC and OPI has agreed to provide any necessary notices to third parties and to use their reasonable efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger and the other Transactions. DHC and OPI will cooperate in the preparation of government filings and submissions, and will inform each other of government inquiries, consult with each other before making submissions or filings and supply each other with all documentation pertaining to these submissions and filings. To the extent reasonably practicable, DHC and OPI have agreed to give each other the opportunity to review, and consult with each other regarding, documents to be filed with government authorities in connection with the Merger Agreement and neither may attend a meeting with government officials pertaining to the Merger or the other Transactions without giving the other notice and an opportunity to participate in such a meeting.
Financing; Financing Cooperation
OPI has agreed to use its reasonable best efforts to take all actions required, necessary, advisable or proper to obtain the debt financing on or prior to the Closing Date in an amount sufficient, together with any available cash of DHC, OPI and their respective subsidiaries, to make all cash payments OPI is required to make under the Merger Agreement, including to repay the amounts outstanding under the DHC Credit Agreement, in connection with the Merger (the “Merger Financing Amount”). This includes OPI using reasonable best efforts to:
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maintain in effect the debt commitment letter (unless the debt financing contemplated by the debt commitment letter has been fully replaced with other debt financing);

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negotiate and enter into definitive agreements with respect to the debt financing; and

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satisfy on a timely basis all conditions to the funding of the debt financing and definitive agreements with respect to the debt financing, including providing diligence information, third-party reports, estoppels and SNDAs relating to the OPI properties identified in the debt commitment letter and creating a transaction steps memorandum in connection with the debt financing contemplated by the debt commitment letter.

In the event that the closing of the Merger is not expected to occur on or prior to June 30, 2023, unless the debt financing contemplated by the debt commitment letter has been fully replaced with other comparable debt financing, OPI has agreed to deliver a written notice to the lender, to extend the expiration date thereunder from June 30, 2023 to September 30, 2023 and pay the related extension fee in a timely manner such that the expiration date is so extended. On June 29, 2023, OPI extended the expiration date of the debt commitment letter to September 30, 2023. OPI has also agreed to enforce its rights under the debt commitment letter and definitive agreements with respect to the debt financing in a timely and diligent matter. OPI has further agreed not to, without the prior written consent of DHC and the DHC special committee, (i) to the extent OPI is permitted under the terms of the debt commitment letter, consent to any release of the obligations of the lender under the debt commitment letter prior to the funding of the loan thereunder and (ii) permit any amendment or modification to, or any waiver of any provision or remedy under, the debt commitment letter and definitive agreements with respect to the debt financing that adds to or modifies any existing conditions to the consummation of any or all of the debt financing, reduces the aggregate amount of the debt financing (together with any available cash of DHC, OPI and their subsidiaries) below the Merger Financing Amount, adversely affects OPI’s ability to enforce its rights against other parties to the debt commitment letter or definitive agreements with respect to the debt financing or that would otherwise be expected to prevent or materially delay OPI’s ability to consummate the Merger or the other Transactions on the Closing Date pursuant to the terms thereof.
OPI has agreed to give DHC prompt notice upon becoming aware of any material breach of, or default under, or any event or circumstance that would reasonably be expected to give rise to any material breach of or default under, the debt commitment letter by a party thereto or any termination, withdrawal or rescission of the debt commitment letter. In the event that any portion of the debt financing contemplated by the debt commitment letter becomes unavailable (and unless the debt financing has been fully replaced with other financing in compliance with the terms of the Merger Agreement), OPI has agreed to use reasonable best efforts to obtain alternative financing (in an amount sufficient, when considered together with any available cash of DHC, OPI and their subsidiaries, to fund the Merger Financing Amount on the Closing Date) that does not include any conditions to the consummation of such alternative financing that are more onerous than the conditions set forth in the debt commitment letter and to promptly notify DHC of the unavailability of the debt financing contemplated by the debt commitment letter.
OPI has agreed to use reasonable best efforts to obtain one or more amendments, modifications or other changes to the OPI Credit Agreement, or any refinancing, replacement or renewal of the OPI Credit Agreement, that satisfies the OPI Credit Agreement Condition.
Upon DHC’s request, OPI is required to keep DHC and the DHC special committee informed on the status of OPI’s efforts to arrange the debt financing and satisfy the OPI Credit Agreement Condition, to provide DHC and the DHC special committee copies of drafts or final versions of any engagement letters, marketing materials, term sheets, rating agency materials or definitive documents relating to the debt financing or efforts to satisfy such OPI Credit Agreement Condition and reasonably consider comments provided by DHC or the DHC special committee on any such materials or documents.
OPI is permitted to terminate the debt commitment letter or reduce, in whole or in part, at any time or from time to time, the aggregate amount of the debt financing contemplated by the debt commitment letter, in the event OPI consummates or obtains commitments to secure another debt financing in an amount sufficient, when taken together with any available cash of OPI, DHC and their respective subsidiaries, to fund the Merger Financing Amount on the Closing Date, provided that the terms of such other debt financing may not contain conditions that are less favorable to OPI and DHC than the debt financing contemplated by the debt commitment letter, may not be reasonably expected to prevent or delay the closing or the ability of OPI to consummate the Merger and the other Transactions on the Closing Date and must have an expiration date no earlier than the outside date.
DHC has agreed to use its reasonable best efforts to provide cooperation as may be reasonably requested by OPI in connection with the debt financing or the satisfaction of the OPI Credit Agreement Condition, as long as such cooperation does not unreasonably interfere with the business and operations of DHC and its subsidiaries. Such cooperation efforts may include, subject to customary limitations, DHC:
•
participating (and causing senior management and appropriate representatives of DHC to participate) in a reasonable number of meetings, calls, presentations, road shows, lender presentations, due diligence sessions, drafting sessions and sessions with rating agencies and otherwise cooperating with OPI’s marketing efforts for the debt financing;

•
assisting OPI in obtaining ratings in connection with the debt financing;

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assisting with the timely preparation and negotiation of customary rating agency presentations and materials, credit agreements, indentures, bank information memoranda, syndication documents and materials, lender presentations, offering documents, prospectuses, memoranda, investor presentations, purchase agreements, guarantees, pledge and security documents, closing certificates, and similar documents;

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providing information relating to DHC to assist OPI with the preparation of pro forma financial information and pro forma financial statements for OPI, and with the preparation of projections;

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executing and delivering any pledge and security documents, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by OPI;

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providing OPI with reasonable access to the offices, properties, books, records and other information of DHC and its subsidiaries to facilitate the granting of security in any collateral, and otherwise facilitating the pledging of collateral and the granting of security interests;

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furnishing OPI with information reasonably requested in connection with the debt financing;

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at the request of OPI, (i) delivering notices of prepayment in respect of the DHC Credit Agreement and any other applicable indebtedness to be repaid upon closing of the Merger; (ii) delivering drafts of payoff documentation at least three business days prior to the closing of the Merger and arranging for delivery of executed payoff documentation at least one business day prior to closing of the Merger; (iii) taking all other reasonable actions reasonably requested by OPI to facilitate the payoff, discharge and termination in full at the closing of all amounts outstanding under any of the DHC Credit Agreement or any other indebtedness of DHC and its subsidiaries and the release of all related liens on the assets of DHC or any of its subsidiaries; and (iv) assisting OPI in connection with the unwinding or novation at the Effective Time of any swaps or hedges to which the DHC or any of its subsidiaries is a party and designated by OPI;

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to the extent required by the debt financing providers, executing and delivering customary authorization letters authorizing the distribution of information regarding DHC to prospective lenders or investors in connection with the debt financing and containing customary representations regarding material non-public information and accuracy of information therein;

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to the extent required by the debt financing providers, causing its independent auditors to provide customary assistance and customary comfort letters in connection with any offering of non-convertible, high-yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act (a “Capital Markets Financing”);

•
(i) taking actions requested by OPI for OPI to benefit from DHC’s existing lending relationships in connection with the marketing and syndication of the debt financing, (ii) providing the debt financing providers with information in connection with due diligence, and (iii) assisting OPI in obtaining credit ratings;

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to the extent required or customary for the debt financing, taking actions requested by OPI to (i) permit the debt financing providers to evaluate DHC and its subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements, or in connection with collateral audits or due diligence examinations, and (ii) permit OPI to establish bank and other accounts and blocked account agreements and lock-box arrangements in connection with the debt financing;

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furnishing documentation and other information required by debt financing providers to comply with requirements by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and beneficial ownership laws;

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so long as the debt commitment letter remains in full force and effect and OPI is pursuing the debt financing contemplated by the debt commitment letter, obtaining third-party reports including engineering reports, environmental reports, SEL/SUL calculations, title insurance and survey with reasonably requested endorsements, zoning reports and FIRREA compliant appraisals relating to the DHC properties identified in the debt commitment letter;

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to the extent required by or customary for the debt financing, cooperating in the preparation of a transaction steps memorandum;

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to the extent required by or customary for the debt financing, facilitating the pledging of collateral;

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providing estoppels and SNDAs relating to the DHC properties identified in the debt commitment letter;

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providing OPI, the debt financing providers and their respective representatives reasonably timely and customary access, upon reasonable request and notice, to conduct site visits and inspections at DHC properties in connection with due diligence; and

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assisting OPI in satisfying the OPI Credit Agreement Condition prior to the closing of the Merger.

OPI has agreed to, upon the request of DHC or the DHC special committee, reimburse DHC for all reasonable and documented out-of-pocket costs and expenses and attorney’s fees incurred by DHC in connection with fulfilling its financing cooperation obligations. OPI has also agreed to indemnify and hold harmless DHC and its subsidiaries and their respective trustees, directors, officers and employees from and against any and all liabilities, losses, damages, claims, costs and expenses actually suffered or incurred by them in connection with the debt financing and actions taken pursuant to the debt financing cooperation covenants, except in the event such loss or damage results from the gross negligence, willful misconduct, fraud or bad faith of DHC and its subsidiaries or, in each case, their respective representatives or any information provided to OPI in writing by DHC or its subsidiaries for inclusion in any materials relating to the debt financing.
In connection with a Capital Markets Financing, DHC has agreed to use its reasonable best efforts, and to cause each of the DHC subsidiaries to use its reasonable best efforts, to update information provided to OPI and the debt financing providers as may be necessary so that such information is compliant with offerings requirements under the Securities Act. DHC has also agreed to notify OPI if any of the information provided pursuant to the debt financing cooperation covenants in connection with a Capital Markets financing is found to have contained any untrue statement of a material fact or to have omitted to state a material fact necessary in order to make the statements contained therein not materially misleading.
DHC has also agreed to the use of its and its subsidiaries’ logos in connection with the debt financing, so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect DHC or any of its subsidiaries or its and their respective reputation and goodwill.
DHC’s breach of or failure to comply with any of the cooperation covenants made in the Merger Agreement in favor of OPI with respect to the debt financing will not be considered in determining whether DHC has satisfied its requirement to perform in all material respects the covenants under the Merger Agreement prior to the Effective Time, unless such a breach or failure to comply with such debt financing cooperation covenants is the direct cause of OPI being unable to obtain the proceeds of the debt financing or of the failure of the OPI Credit Agreement Condition to be satisfied at the closing.
DHC Consent Solicitation
DHC has agreed to use its reasonable best efforts to, and to cause DHC’s subsidiaries and its and their representatives to, with respect to the DHC’s senior unsecured notes, and the indentures governing such notes, use reasonable best efforts, if reasonably requested by OPI, to, among other things, (i) commence a consent solicitation to seek to obtain the requisite consents from holders of DHC’s senior unsecured notes needed to amend, eliminate or waive certain sections of the applicable notes indenture specified by OPI on such terms and conditions, including with respect to consent fees, that are proposed by OPI, (ii) if requested by OPI, commence a tender offer and/or an exchange offer with respect to all or a portion of the outstanding notes, on such terms and conditions, including pricing terms, that are proposed from time to time, and (iii) take certain actions in connection therewith, subject to the limitations set forth in the Merger Agreement.
OPI has agreed to, upon request by the DHC or the DHC special committee, reimburse DHC for all reasonable and documented out-of-pocket costs and expenses and attorney’s fees incurred by DHC (or any of DHC’s subsidiaries) in connection with fulfilling its consent solicitation obligations. OPI has also agreed to indemnify and hold harmless DHC and its subsidiaries and its and their respective trustees, directors, officers and employees from and against any and all liabilities, losses, damages, claims, costs and expenses actually suffered or incurred by them in connection with any actions taken pursuant to the DHC consent solicitation obligations, except in the event such loss or damage results from the gross negligence, willful misconduct, fraud or bad faith of DHC or DHC’s subsidiaries or, in each case, their respective representatives or any information provided to OPI in writing by DHC or its subsidiaries for inclusion in any such consent solicitation documents or notes offer documents.

The making or consummation of any DHC consent solicitation or notes offer is not a condition to the closing of the Merger Agreement, nor will it be considered in determining whether DHC has satisfied its closing conditions pursuant to the Merger Agreement.
Other Covenants and Agreements
The Merger Agreement contains certain other covenants and agreements, including covenants related to:
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OPI using reasonable best efforts to take all steps as may be reasonably necessary to cause OPI Common Shares to be issued in the Merger to be listed for trading on Nasdaq prior to the Effective Time;

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each of DHC and OPI, as applicable, taking all steps to ensure that any disposition of DHC Common Shares and any acquisition of OPI Common Shares in connection with the Merger and the other Transactions by individuals subject to the reporting requirements of Section 16(a) of the Exchange Act are exempted pursuant to Rule 16b-3 promulgated under the Exchange Act from giving rise to any liability under Section 16 of the Exchange Act;

•
OPI and the surviving entity using their reasonable best efforts to cause DHC Common Shares to be de-listed from Nasdaq and de-registered under the Exchange Act promptly following the Effective Time;

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in the event that a cash distribution with respect to DHC Common Shares is permitted under the terms of the Merger Agreement, has a record date prior to the Effective Time and has not been paid prior to the Closing Date, paying such distribution immediately prior to the Effective Time to the holders of such DHC Common Shares on such record date;

•
distributions declared by the DHC board of trustees after the date of the Merger Agreement to holders of DHC Common Shares having the same declaration, record and payment dates as the distributions declared by the OPI board of trustees to holders of OPI Common Shares and OPI providing DHC information about the declaration, record and payment date of each distribution anticipated to be declared to holders of OPI Common Shares in advance to allow DHC to set the record and payment date in accordance with applicable law;

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notification by DHC or OPI at least ten business days prior to a special shareholder meeting upon determining (in consultation with the other party) that it is necessary to declare a special distribution. The exchange ratio will be adjusted according to a formula set forth in the Merger Agreement in connection with any special DHC distribution or any special OPI distribution effected by DHC or OPI, as applicable, if necessary for purposes of maintaining its respective qualification to be taxed as a REIT under the IRC;

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each of OPI and DHC using its respective reasonable best efforts to take all action necessary such that no anti-takeover statute is or becomes applicable to the Merger or the other Transactions;

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each of OPI and DHC cooperating and assisting in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or any similar taxes that become payable in connection with the Merger or the other Transactions;

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each of OPI and DHC using its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the IRC; and

•
each of OPI and DHC taking all reasonable action necessary to and to cause each of its respective subsidiaries to comply with and perform its obligations under the Merger Agreement and to consummate the Merger on the terms of the Merger Agreement.

Conditions to Completion of the Merger
Mutual Closing Conditions
The obligation of each of DHC and OPI to consummate the Merger is subject to the satisfaction or waiver, at or prior to the closing of the Merger, of the following conditions:

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the DHC Merger Proposal having been approved by DHC shareholders and the OPI Share Issuance Proposal and OPI Merger Proposal having been approved by OPI shareholders;

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the absence of any law or order by any governmental authority prohibiting, making illegal, enjoining or otherwise preventing the consummation of the Merger, the OPI Share Issuance or the other Transactions;

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the Form S-4, of which this joint proxy statement/prospectus forms a part, having been declared effective and no stop order suspending the effectiveness of the Form S-4 having been issued that has not been withdrawn;

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the OPI Common Shares to be issued in the Merger having been approved by Nasdaq for listing on Nasdaq, subject to official notice of issuance; and

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the obtainment of one or more amendments, modifications or other changes to the OPI Credit Agreement, or any refinancing, replacement or renewal of the OPI Credit Agreement, that (i) extends the maturity date of revolving commitments under the OPI Credit Agreement to a date, in an amount and otherwise on terms that would not be reasonably likely to be materially adverse to the business, operations or financial condition of the surviving entity (after giving effect to the Merger), as reasonably determined by each of the OPI special committee and the DHC special committee prior to entry into definitive documentation providing therefor, (ii) expressly permits, and otherwise is on terms that would not delay or prevent the consummation of, the Merger and the other Transactions, including the consummation of the debt financing, at the Effective Time and (iii) effectuates an amended OPI Credit Agreement that would not be reasonably likely to experience a default (or an event which with notice or lapse of time or both would become a default), or give to any other person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both), as a result of or in connection with the consummation of the Merger and the other Transactions, including the consummation of the debt financing, at the Effective Time (collectively, the “OPI Credit Agreement Condition”).

Additional Closing Conditions for the Benefit of OPI
The obligations of OPI to consummate the Merger and other Transactions are subject to the satisfaction or waiver, at or prior to the Closing Date, of the following additional conditions:
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the accuracy of the representations and warranties made in the Merger Agreement as follows:

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the accuracy in all respects as of the Closing Date (or, in the case of representations and warranties that by their terms address matters only as of another specified date or period, as of such date or period) of certain representations and warranties made in the Merger Agreement that are subject to a material adverse effect qualifier, as so qualified, including those regarding conflicts with laws or contractual agreements of DHC, required filings and consents in connection with the Merger, absence of undisclosed liabilities, absence of litigation, taxes, intellectual property, certain environmental matters, performance of material contracts and insurance;

•
the accuracy in all material respects as of the Closing Date (or, in the case of representations and warranties that by their terms address matters only as of another specified date) of certain representations and warranties made in the Merger Agreement by DHC regarding DHC’s organization and qualification, subsidiaries, certain aspects of its capital structure, organizational authority relative to the Merger Agreement, the fairness opinion of BofA Securities, Inc., required shareholder vote to approve the Merger, certain brokers’ fees and expenses and the applicability of takeover statutes;

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the accuracy in all respects of the representation regarding the absence of a material adverse effect that is continuing since December 31, 2022; and

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the accuracy of all other representations and warranties (without giving effect to any materiality qualification contained therein) as of the Closing Date, except where the failure to be so accurate would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

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DHC must have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it at or prior to the Effective Time;

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DHC must have delivered to OPI an officer’s certificate, dated as of the Closing Date and signed by DHC’s chief executive officer or chief financial officer, certifying that the closing conditions described in the preceding bullet points have been satisfied;

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receipt by DHC, and delivery by DHC to OPI, of an opinion dated as of the Closing Date from S&W regarding DHC’s qualification and taxation as a REIT under the IRC, on which OPI is entitled to rely; and

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receipt by OPI of an opinion dated as of the Closing Date from Wachtell Lipton to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the IRC.

Additional Closing Conditions for the Benefit of DHC
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the accuracy of the representations and warranties made in the Merger Agreement as follows:

•
the accuracy in all respects as of the Closing Date (or, in the case of representations and warranties that by their terms address matters only as of another specified date or period, as of such date or period) of certain representations and warranties made in the Merger Agreement that are qualified by a material adverse effect qualifier, as so qualified, including those regarding conflicts with laws or contractual agreements of OPI, required filings and consents in connection with the Merger, absence of undisclosed liabilities, absence of litigation, taxes, intellectual property, certain environmental matters, performance of material contracts and insurance;

•
the accuracy in all material respects as of the Closing Date (or, in the case of representations and warranties that by their terms address matters only as of another specified date) of certain representations and warranties made in the Merger Agreement by OPI regarding OPI’s organization and qualification, subsidiaries, certain aspects of its capital structure, organizational authority relative to the Merger Agreement, the fairness opinion of J.P. Morgan Securities, LLC, required shareholder vote to approve the Merger, certain brokers’ fees and expenses and the applicability of takeover statutes;

•
the accuracy in all respects of the representation regarding absence of material adverse effect that is continuing since December 31, 2022; and

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the accuracy of all other representations and warranties (without giving effect to any materiality qualification contained therein) as of the Closing Date, except where the failure to be so accurate would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

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OPI must have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by each of them at or prior to the Effective Time;

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OPI must have delivered to DHC an officer’s certificate, dated as of the Closing Date and signed by OPI’s chief executive officer or chief financial officer (or equivalent officers), certifying that the closing conditions described in the preceding bullet points have been satisfied;

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receipt by OPI, and delivery by OPI to DHC, of an opinion dated as of the Closing Date from S&W regarding OPI’s qualification and taxation as a REIT under the IRC, on which DHC is entitled to rely; and

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receipt by DHC of an opinion dated as of the Closing Date from S&C to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the IRC.

Termination of the Merger Agreement
Termination by Mutual Agreement
The Merger Agreement may be terminated at any time before the Effective Time by the mutual written agreement of OPI and DHC.

Termination by Either OPI or DHC
The Merger Agreement may also be terminated prior to the Effective Time by either OPI or DHC if:
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the Merger has not been completed on or before the outside date; provided that this termination right will not be available to a party in the event of a material breach by such party of any of its obligations under the Merger Agreement and that failure was a principle cause of, or, resulted in, the failure of the Merger to be completed on or before such date;

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a governmental authority of competent jurisdiction has issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Merger or the other Transactions;

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DHC shareholders fail to approve the DHC Merger Proposal at a duly held meeting; or

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OPI shareholders fail to approve the OPI Share Issuance Proposal and the OPI Merger Proposal at a duly held meeting.

Termination by OPI
The Merger Agreement may also be terminated prior to the Effective Time by OPI:
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if DHC has breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement which breach, violation or failure to perform, either individually or in the aggregate, would result in the failure of OPI’s conditions to completion of the Merger related to the accuracy of OPI’s representations and warranties or DHC’s material performance of or compliance with its obligations under the Merger Agreement, and such breach cannot be cured, or, if curable, is not cured by DHC, or waived by OPI, by the earlier of the outside date and 20 days after the receipt by DHC from OPI of written notice of such breach, violation or failure and intent to terminate the Merger Agreement thereunder; provided that OPI is not then in breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement which breach would result in a failure of DHC’s conditions to the consummation of the Merger;

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if, prior to obtaining the requisite DHC shareholder approval, DHC or the DHC board of trustees (or an authorized committee thereof) (i) has made an adverse recommendation change, (ii) fails to publicly reaffirm the DHC board of trustees’ recommendation for the DHC Merger Proposal within ten business days of being requested to do so by OPI following the public announcement by any person of a competing acquisition proposal or an intention to make a competing acquisition proposal, (iii) fails to include the DHC board of trustees’ recommendation for the DHC Merger Proposal in this joint proxy statement/prospectus, or (iv) publicly announces its intention to do any of the foregoing; or

•
if, prior to obtaining the requisite OPI shareholder approval, the OPI board of trustees (or an authorized committee thereof) determines to enter into an acquisition agreement with respect to a superior proposal in accordance with the provisions regarding competing acquisition proposals described above under “— Covenants and Agreements — No Solicitation; Change in Recommendation”; provided that OPI will pay to DHC the OPI Termination Fee.

Termination by DHC
The Merger Agreement may also be terminated prior to the Effective Time by DHC:
•
if OPI has breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement which breach, violation or failure to perform, either individually or in the aggregate, would result in the failure of DHC’s conditions to completion of the Merger related to the accuracy of OPI’s representations and warranties or OPI’s material performance of or compliance with its obligations under the Merger Agreement, and such breach cannot be cured, or, if curable, is not cured by OPI or waived by DHC, by the earlier of the outside date and 20 days after the receipt by OPI from DHC of written notice of such breach, violation or failure and intent to terminate the Merger Agreement thereunder; provided that DHC is not then in breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement which breach would result in a failure of OPI’s conditions to the consummation of the Merger;
•
if, prior to obtaining the requisite OPI shareholder approval of the OPI Share Issuance or the Merger, OPI or the OPI board of trustees (or an authorized committee thereof) (i) has made an adverse recommendation change, (ii) fails to publicly reaffirm the OPI board of trustees’ recommendation for the OPI Share Issuance Proposal or the OPI Merger Proposal within ten business days of being requested to do so by DHC following the public announcement by any person of a competing acquisition proposal or an intention (whether or not conditional) to make a competing acquisition proposal, (iii) fails to include the OPI board of trustees’ recommendation for the OPI Share Issuance Proposal or the OPI Merger Proposal in this joint proxy statement/prospectus, or (iv) publicly announces its intention to do any of the foregoing;

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if, prior to obtaining the requisite DHC shareholder approval, the DHC board of trustees (or an authorized committee thereof) determines to enter into an acquisition agreement with respect to a superior proposal in accordance with the provisions regarding competing acquisition proposals described above under “— Covenants and Agreements — No Solicitation; Change in Recommendation”; provided that DHC will pay to OPI the DHC Termination Fee; or

•
on or after July 1, 2023, if OPI breaches its covenant in the Merger Agreement to extend the expiration date under the debt commitment letter from June 30, 2023 to September 30, 2023 and, as a result, of such breach, the expiration date of the debt commitment letter has not been extended to the extent required thereunder, unless the debt financing contemplated by the debt commitment letter has been fully replaced with other qualifying debt financing in compliance with the Merger Agreement. On June 29, 2023, OPI extended the expiration date of the debt commitment letter to September 30, 2023.

Termination Fees and Expenses
Generally, each party will pay all fees and expenses incurred by it in connection with the Merger and the other Transactions, whether or not the Merger and other Transactions are consummated, except that DHC is required to promptly reimburse OPI for 50% of any SEC filing fees or printing and similar costs incurred by OPI in connection with the filing of this joint proxy statement/prospectus and the Form S-4 of which it forms a part if the Merger Agreement is terminated. Further, upon a termination of the Merger Agreement, a party may become obligated to pay to the other party a termination fee, under the circumstances described below.
DHC will be obligated to pay to OPI the DHC Termination Fee of $5.9 million in the event the Merger Agreement is terminated:
•
by DHC if, prior to obtaining the requisite DHC shareholder approval, the DHC board of trustees (or an authorized committee thereof) determines to enter into an acquisition agreement with respect to a superior proposal pursuant to the Merger Agreement; and, in such case, the DHC Termination Fee must be paid simultaneously with such termination;

•
by OPI if, prior to obtaining the requisite DHC shareholder approval, DHC or the DHC board of trustees (or an authorized committee thereof), (i) has made an adverse recommendation change, (ii) fails to publicly reaffirm the DHC board recommendation within ten business days of being requested to do so by OPI following the public announcement by any person of a competing acquisition proposal or an intention to make a competing acquisition proposal, (iii) fails to include the DHC board recommendation related to the DHC Merger Proposal in this joint proxy statement, or (iv) publicly announces its intention to do any of the foregoing, or the Merger Agreement is terminated pursuant to another provision at a time when it would otherwise be terminable pursuant to the other provisions described in this bullet point; and, in each such case, the termination fee must be paid within two business days following such termination; or

•
by either of DHC or OPI, if the requisite approval of DHC shareholders is not obtained at the DHC special meeting, and (a) a competing acquisition proposal with respect to DHC has been publicly announced or made known after the date of the Merger Agreement and is not been publicly withdrawn at least two business days prior to the DHC special meeting and (b) within six months of termination of the Merger Agreement, DHC enters into a definitive agreement for a competing acquisition proposal or a competing acquisition proposal is consummated; and, in such case, the DHC Termination Fee must be paid at or prior to the first to occur of the entry into a definitive agreement for a competing acquisition proposal or the consummation of a competing acquisition proposal.
In the event that OPI is not able to receive the full $5.9 million without causing OPI to fail to meet requirements relating to being taxed as a REIT under the IRC, DHC must place the unpaid amount in escrow by wire transfer within two business days of termination of the Merger Agreement and must not release any portion of such escrowed amount to OPI unless and until OPI receives (i) a letter from OPI’s independent accountants indicating the maximum amount that can be paid at that time to OPI without causing OPI to fail to meet the REIT requirements or (ii) an opinion from counsel or other tax advisor or a ruling from the IRS providing that OPI’s receipt of the termination fee would be permitted under applicable REIT requirements; in which case, DHC will pay such amount within five business days after DHC has been notified thereof. DHC’s obligation to pay any unpaid portion of the DHC Termination Fee expires on December 31, 2028 and on that date, any amounts remaining in escrow will be released to DHC.
OPI will be obligated to pay to DHC the OPI Termination Fee of $11.2 million to DHC in the event the Merger Agreement is terminated:
•
by OPI, if, prior to obtaining the requisite OPI shareholder approval, the OPI board of trustees (or an authorized committee thereof) determines to enter into an acquisition agreement with respect to a superior proposal pursuant to the Merger Agreement; and, in such case, the OPI Termination Fee must be paid simultaneously with such termination;

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by DHC if, prior to obtaining the requisite OPI shareholder approval, OPI or the OPI board of trustees (or an authorized committee thereof), as applicable, (i) has made an adverse recommendation change, (ii) fails to publicly reaffirm the OPI board recommendation within ten business days of being requested to do so by DHC following the public announcement by any person of a competing acquisition proposal or an intention to make a competing acquisition proposal, (iii) fails to include the OPI board recommendation related to the OPI Share Issuance Proposal or the OPI Merger Proposal in this joint proxy statement, or (iv) publicly announces its intention to do any of the foregoing, or the Merger Agreement is terminated pursuant to another provision at a time when it would otherwise be terminable pursuant to the other provisions described in this bullet point; and, in each such case, the OPI Termination Fee must be paid within two business days following such termination; or

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by either of OPI or DHC, if (i) the requisite approval of OPI shareholders is not obtained at the OPI special meeting, (ii) a competing acquisition proposal has been publicly announced and is outstanding and (iii) within six months of termination of the Merger Agreement by OPI, OPI enters into a definitive agreement in connection with a competing acquisition proposal or a competing acquisition proposal is consummated; and, in such case, the OPI Termination Fee must be paid at or prior to the first to occur of the entry into a definitive agreement for a competing acquisition proposal or the consummation of a competing acquisition proposal.

In the event that DHC is not able to receive the full $11.2 million without causing DHC to fail to meet requirements relating to being taxed as a REIT under the IRC, OPI must place the unpaid amount in escrow by wire transfer within two business days of termination of the Merger Agreement and must not release any portion of such escrowed amount to DHC unless and until DHC receives (i) a letter from DHC’s independent accountants indicating the maximum amount that can be paid at that time to DHC without causing DHC to fail to meet the REIT requirements or (ii) an opinion from counsel or other tax advisor or a ruling from the IRS providing that DHC’s receipt of the termination fee would be permitted under applicable REIT requirements; in which case, OPI will pay such amount within five business days after OPI has been notified thereof. OPI’s obligation to pay any unpaid portion of the OPI Termination Fee expires on December 31, 2028 and on that date, any amounts remaining in escrow will be released to OPI.
Amendment, Extension and Waiver of the Merger Agreement; Special Committee Approval
The parties to the Merger Agreement may amend the Merger Agreement by mutual written agreement, provided that, after approval of the DHC Merger Proposal by DHC’s shareholders or the approval of the

OPI Share Issuance Proposal and the OPI Merger Proposal by OPI shareholders, no amendment may be made which by law or in accordance with the rules of any stock exchange requires further approval by DHC’s or OPI’s shareholders, as applicable, without the approval of such shareholders.
Prior to the Effective Time, DHC and OPI may extend the time for performance of any obligation or other act of any other party or waive any inaccuracy in the representations and warranties of the other parties or waive compliance with any agreement or condition contained in the Merger Agreement to the extent permitted by law.
No provision of the Merger Agreement may be amended, modified, supplemented or waived by OPI or DHC without first obtaining the approval of the OPI special committee or the DHC special committee, as applicable. Any termination by OPI or DHC as described under “— Termination of the Merger Agreement” may be effected only with the approval or recommendation of the OPI special committee or the DHC special committee, as applicable, and any consent of OPI or DHC related to the covenants described under “— Covenants and Agreements — Conduct of Business Pending the Merger” may be effected only with the approval or recommendation of the OPI special committee or the DHC special committee, as applicable.
Governing Law
The Merger Agreement is governed by the laws of the State of Maryland (without giving effect to choice of law principles thereof).
Specific Performance; Remedies
The parties to the Merger Agreement are entitled to injunctions, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any and all other remedies at law or in equity.

MANAGEMENT AGREEMENTS AND LETTER AGREEMENT
OPI has no employees. The personnel and various services OPI requires to operate its business are provided to OPI by RMR pursuant to two agreements with RMR: (i) the OPI Current Business Management Agreement, which relates to OPI’s business generally, and (ii) the OPI Current Property Management Agreement, which relates to OPI’s property level operations.
DHC also has no employees. The personnel and various services DHC requires to operate its business are provided to DHC by RMR pursuant to two agreements with RMR: (i) the DHC Current Business Management Agreement, which relates to DHC’s business generally, and (ii) the DHC Current Property Management Agreement, which relates to DHC’s property level operations. DHC’s management agreements with RMR are on substantially the same terms as the OPI Amended Property Management Agreement (as defined below) and OPI Current Business Management Agreement described below.
Contemporaneously with the execution and delivery of the Merger Agreement, RMR, OPI and DHC entered into the RMR Letter Agreement pursuant to which, on the terms and subject to the conditions set forth therein, the parties thereto agreed that DHC has terminated the DHC Current Business Management Agreement and the DHC Current Property Management Agreement with RMR for convenience, effective upon consummation of the Merger, and RMR agreed to waive its right to receive payment of any termination fees due on account of such termination. Contemporaneously with the execution and delivery of the Merger Agreement, RMR and OPI entered into the Third Amended and Restated Property Management Agreement (the “OPI Amended Property Management Agreement”). The effectiveness of the OPI Amended Property Management Agreement is conditioned upon and will be concurrent with the consummation of the Merger. If the Merger is not consummated, the operative provisions of the OPI Amended Property Management Agreement will not become effective and the OPI Current Property Management Agreement will remain in effect.
Pursuant to the OPI Amended Property Management Agreement, at the Effective Time, the properties currently owned by DHC that are subject to the DHC Current Property Management Agreement, including DHC’s MOB and life science properties, will become subject to the terms and conditions of the OPI Amended Property Management Agreement. Also pursuant to the OPI Amended Property Management Agreement, as is the case under the DHC Current Property Management Agreement, RMR will be entitled to a renovation and repositioning fee equal to 3% of the cost of any major capital projects and repositionings at SHOP communities currently owned by DHC that OPI, as the surviving entity, may request RMR to oversee from time to time. The terms of the OPI Amended Property Management Agreement are otherwise consistent with the terms of the OPI Current Property Management Agreement in all material respects.
OPI Management Agreements with RMR.   Following the consummation of the Merger, OPI’s management agreements with RMR will provide for an annual base management fee, an annual incentive management fee, property management and construction supervision fees and renovation and repositioning fees, payable in cash, among other terms:
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Base Management Fee.   The annual base management fee payable to RMR by OPI for each applicable period is equal to the lesser of:

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the sum of (a) 0.5% of the average aggregate historical cost of the real estate assets acquired from a REIT to which RMR provided business management or property management services (the “Transferred Assets”), plus (b) 0.7% of the average aggregate historical cost of OPI’s real estate investments excluding the Transferred Assets up to $250 million, plus (c) 0.5% of the average aggregate historical cost of OPI’s real estate investments excluding the Transferred Assets exceeding $250 million; and

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the sum of (a) 0.7% of the average closing price per share of OPI Common Shares on the stock exchange on which such OPI Common Shares are principally traded during such period, multiplied by the average number of OPI Common Shares outstanding during such period, plus the daily weighted average of the aggregate liquidation preference of each class of OPI’s preferred shares outstanding during such period, plus the daily weighted average of the aggregate principal amount of OPI’s consolidated indebtedness during such period (together, “OPI’s

Average Market Capitalization”), up to $250 million, plus (b) 0.5% of OPI’s Average Market Capitalization exceeding $250 million.
The average aggregate historical cost of OPI’s real estate investments includes OPI’s consolidated assets invested, directly or indirectly, in equity interests in or loans secured by real estate and personal property owned in connection with such real estate (including acquisition related costs and costs which may be allocated to intangibles or are unallocated), all before reserves for depreciation, amortization, impairment charges or bad debts or other similar non-cash reserves.
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Incentive Management Fee.   The incentive management fee which may be earned by RMR for an annual period will be calculated as follows:

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An amount, subject to a cap based on the value of the OPI Common Shares outstanding, equal to 12% of the product of:

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OPI’s equity market capitalization on the last trading day of the year immediately prior to the relevant three-year measurement period; and

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the amount (expressed as a percentage) by which the total return per share, as defined in the OPI Current Business Management Agreement and further described below, of OPI’s common shareholders (i.e., share price appreciation plus distributions) exceeds the total shareholder return, or the benchmark return per share, of the SNL U.S. Office REIT Index, as published from time to time, for all periods ending prior to August 1, 2021 and the MSCI U.S. REIT/Office REIT Index, as published from time to time, for all periods beginning on or after August 1, 2021 (the “Index”), for the relevant measurement period.

For purposes of the total return per share of OPI’s common shareholders, share price appreciation for a measurement period is determined by subtracting (1) the closing price of OPI Common Shares on Nasdaq on the last trading day of the year immediately before the first year of the applicable measurement period (the “initial share price”), from (2) the average closing price of OPI Common Shares on the 10 consecutive trading days having the highest average closing prices during the final 30 trading days in the last year of the measurement period.
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The calculation of the incentive management fee (including the determinations of OPI’s equity market capitalization, initial share price and the total return per share of OPI’s common shareholders) is subject to adjustments if OPI issues or repurchases OPI Common Shares, or if OPI Common Shares are forfeited, during the measurement period.

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No incentive management fee is payable by OPI unless OPI’s total return per share during the measurement period is positive.

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The measurement periods are three year periods ending with the year for which the incentive management fee is being calculated.

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If OPI’s total return per share exceeds 12% per year in any measurement period, the benchmark return per share is adjusted to be the lesser of the total shareholder return of the Index for such measurement period and 12% per year (the “adjusted benchmark return per share”). In instances where the adjusted benchmark return per share applies, the incentive management fee will be reduced if OPI’s total return per share is between 200 basis points and 500 basis points below the Index in any year by a low return factor, as defined in the OPI Current Business Management Agreement, and there will be no incentive management fee paid if, in these instances, OPI’s total return per share is more than 500 basis points below the Index in any year, determined on a cumulative basis (i.e., between 200 basis points and 500 basis points per year multiplied by the number of years in the measurement period and below the Index).

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The incentive management fee is subject to a cap. The cap is equal to the value of the number of OPI Common Shares which would, after issuance, represent 1.5% of the number of OPI Common Shares then outstanding multiplied by the average closing price of OPI Common Shares during the 10 consecutive trading days having the highest average closing prices during the final 30 trading days of the relevant measurement period.

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Incentive management fees OPI paid to RMR for any period may be subject to “clawback” if OPI’s financial statements for that period are restated due to material non-compliance with any financial reporting requirements under the securities laws as a result of the bad faith, fraud, willful misconduct or gross negligence of RMR and the amount of the incentive management fee OPI paid was greater than the amount OPI would have paid based on the restated financial statements.

Property Management, Construction Supervision and Major Renovation Fees.   The property management fees payable to RMR by OPI for each applicable period will be equal to 3.0% of gross collected rents, the construction supervision fees payable to RMR by OPI for each applicable period will be equal to 5.0% of construction costs (other than with respect to SHOP communities); and the major renovation and repositioning fees payable by OPI with respect to any major capital projects and repositionings at SHOP communities currently owned by DHC that OPI, as the surviving entity, may request RMR to oversee from time to time will be equal to 3.0% of the cost of such projects in connection with such projects.
Expense Reimbursement.   OPI is generally responsible for all of its operating expenses, including certain expenses incurred or arranged by RMR on behalf of OPI. OPI is generally not responsible for payment of RMR’s employment, office or administrative expenses incurred to provide management services to OPI, except for the employment and related expenses of RMR’s employees assigned to work exclusively or partly at OPI’s properties, OPI’s share of the wages, benefits and other related costs of RMR’s centralized accounting personnel, OPI’s share of RMR’s costs for providing OPI’s internal audit function and as otherwise agreed between RMR and OPI. OPI’s property level operating expenses are generally incorporated into rents charged to OPI’s tenants, including certain payroll and related costs incurred by RMR.
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Term.   The OPI Amended Property Management Agreement and OPI Current Business Management Agreement have terms that end on December 31, 2043 or 2042, respectively, and automatically extend on December 31 of each year for an additional year, so that the terms of OPI’s management agreements thereafter end on the 20th anniversary of the date of the extension.

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Termination Rights.   OPI has the right to terminate one or both of the OPI Amended Property Management Agreement and OPI Current Business Management Agreement: (1) at any time on 60 days’ written notice for convenience, (2) immediately on written notice for cause, as defined therein, (3) on written notice given within 60 days after the end of an applicable calendar year for a performance reason, as defined therein, and (4) by written notice during the twelve months following a change of control of RMR, as defined therein. RMR has the right to terminate the management agreements for good reason, as defined therein.

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Termination Fee.   If OPI terminates one or both of the OPI Amended Property Management Agreement or the OPI Current Business Management Agreement for convenience, or if RMR terminates one or both of OPI’s management agreements for good reason, OPI is required to pay RMR a termination fee in an amount equal to the sum of the present values of the monthly future fees, as defined therein, for the terminated management agreement(s) for the term that was remaining prior to such termination, which, depending on the time of termination, would be between 19 and 20 years. If OPI terminates one or both of the OPI Amended Property Management Agreement or OPI Current Business Management Agreement for a performance reason, OPI is required to pay RMR the termination fee calculated as described above, but assuming a 10-year term was remaining prior to the termination. OPI is not required to pay any termination fee if OPI terminates its management agreements with RMR for cause or as a result of a change of control of RMR.

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Transition Services.   RMR has agreed to provide certain transition services to OPI for 120 days following an applicable termination by OPI or notice of termination by RMR, including cooperating with OPI and using commercially reasonable efforts to facilitate the orderly transfer of the management and real estate investment services provided under the OPI Current Business Management Agreement and to facilitate the orderly transfer of the management of the managed properties under the OPI Amended Property Management Agreement, as applicable.

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Vendors.   Pursuant to the OPI Amended Property Management Agreement and OPI Current Business Management Agreement, RMR may from time to time negotiate on OPI’s behalf with certain third party vendors and suppliers for the procurement of goods and services to OPI. As part of this arrangement, OPI may enter agreements with RMR and other companies to which RMR or its subsidiaries provide management services for the purpose of obtaining more favorable terms from such vendors and suppliers.
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Investment Opportunities.   Under the OPI Current Business Management Agreement, OPI acknowledges that RMR may engage in other activities or businesses and act as the manager to any other person or entity (including other REITs) even though such person or entity has investment policies and objectives similar to OPI’s and OPI is not entitled to preferential treatment in receiving information, recommendations and other services from RMR.

NO APPRAISAL RIGHTS
Under the Maryland REIT Law and the declaration of trust of each of OPI and DHC, neither OPI shareholders nor DHC shareholders are entitled to exercise appraisal rights in connection with the Merger or the other Transactions.

COMPARISON OF RIGHTS OF OPI SHAREHOLDERS AND DHC SHAREHOLDERS
The rights of OPI shareholders are governed by the Maryland REIT Law, OPI’s declaration of trust and bylaws and certain provisions of the MGCL that are incorporated in the Maryland REIT Law and by OPI’s declaration of trust and bylaws. The rights of DHC shareholders are governed by the Maryland REIT Law, DHC’s declaration of trust and bylaws and certain provisions of the MGCL that are incorporated in the Maryland REIT Law and by DHC’s declaration of trust and bylaws. Upon consummation of the Merger, DHC shareholders will become OPI shareholders and, accordingly the Maryland REIT Law, OPI’s declaration of trust and bylaws and certain provisions of the MGCL that are incorporated in the Maryland REIT Law and by OPI’s declaration of trust and bylaws will govern their rights.
As of the date of this joint proxy statement/prospectus, while the rights of DHC shareholders are, in many instances, comparable to the rights of OPI shareholders, there are some differences between the rights of OPI shareholders and the rights of DHC shareholders under the governing documents of OPI and DHC, respectively. Further, OPI and DHC do not anticipate any changes to OPI’s or DHC’s respective declarations of trust or bylaws in connection with the consummation of the Merger or the other Transactions, other than the contemplated Articles of Amendment to OPI’s declaration of trust, substantially in the form attached as Exhibit 3.2 to the registration statement of which this joint proxy statement/prospectus forms a part, to change the name of OPI as the surviving entity in the Merger to “Diversified Properties Trust.”
The following is a summary of certain similarities and differences between the rights of OPI shareholders (which will be the rights of DHC shareholders following the closing of the Merger) and DHC shareholders, but does not purport to be a complete description of those similarities or differences or a complete description of the terms of the rights of OPI shareholders or DHC shareholders or the OPI Common Shares subject to issuance in the Merger. For a more complete understanding of the rights of OPI shareholders and DHC shareholders, please refer to the provisions of the Maryland REIT Law and the MGCL, as well as the respective declaration of trust and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, of OPI and DHC, which have previously been filed with the SEC. For more information regarding these rights, see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information.” The OPI declaration of trust and bylaws are filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part, and, to the extent that this proxy statement/prospectus, including the following summary, relates to those documents, it is qualified in its entirety by reference thereto.
	Rights of OPI shareholders (which will be the rights of shareholders of the combined company following the Merger)	Rights of DHC shareholders
Corporate Governance
OPI is a Maryland real estate investment trust that has elected to be taxed as a REIT for United States federal income tax purposes under the IRC.
The rights of OPI shareholders are governed by the Maryland REIT Law, OPI’s declaration of trust and bylaws and certain provisions of the MGCL that are incorporated in the Maryland REIT Law.

DHC is a Maryland real estate investment trust that has elected to be taxed as a REIT for United States federal income tax purposes under the IRC.
The rights of DHC shareholders are governed by the Maryland REIT Law, DHC’s declaration of trust and bylaws and certain provisions of the MGCL that are incorporated in the Maryland REIT Law.

Authorized Shares of Beneficial Interest	OPI is authorized to issue 200,000,000 shares of beneficial interest, $.01 par value per share (“Shares”), all of which are currently designated as common shares of beneficial interest.	DHC is authorized to issue 300,000,000 shares of beneficial interest, $.01 par value per share (“Shares”), all of which are currently designated as common shares of beneficial interest.
Size of the Board of Trustees	The number of trustees constituting the entire OPI board of trustees may be	The number of trustees constituting the entire DHC board of trustees may be

	Rights of OPI shareholders (which will be the rights of shareholders of the combined company following the Merger)	Rights of DHC shareholders
	increased or decreased from time to time only by a vote of the OPI trustees; provided however that the tenure of office of a trustee shall not be affected by any decrease in the number of trustees. The number of OPI trustees shall be five (5) until increased or decreased by the OPI board of trustees.	increased or decreased from time to time only by a vote of the DHC trustees; provided however that the tenure of office of a trustee shall not be affected by any decrease in the number of trustees. The number of DHC trustees shall be five (5) until increased or decreased by the DHC board of trustees.
Independent Trustees	A majority of the trustees on the OPI board of trustees must be independent trustees under requirements of Nasdaq and under OPI’s bylaws.	A majority of the trustees on the DHC board of trustees must be independent trustees under requirements of Nasdaq and under DHC’s bylaws.
Management Control
The OPI board of trustees has full, exclusive and absolute power, control and authority over any and all property of OPI and may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of OPI, subject only to the restrictions in the OPI declaration of trust and bylaws and applicable provisions of Maryland law. At each annual meeting of shareholders, OPI’s shareholders elect the trustees to serve until the next annual meeting. Except for their vote in the election of trustees, OPI shareholders generally do not have control over any of OPI’s business and affairs.
Additionally, OPI’s declaration of trust expressly provides that the OPI board of trustees’ determinations on the following matters are final and conclusive and binding on OPI and OPI shareholders:
(1) the amount of the net income of OPI for any period and amount of assets at any time legally available for the payment of dividends, redemption of OPI Common Shares or the payment of other distributions on OPI Common Shares; (2) the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (3) the amount, purpose, time of creation, increase/decrease, alteration/ cancellation of any reserves or charges and the propriety thereof ; (4) any interpretation of the terms, preferences, conversion or
The DHC board of trustees has full, exclusive and absolute power, control and authority over any and all property of DHC and may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of DHC, subject only to the restrictions in the DHC declaration of trust and bylaws and applicable provisions of Maryland law. At each annual meeting of shareholders, DHC’s shareholders elect the trustees to serve until the next annual meeting. Except for their vote in the election of trustees, DHC shareholders generally do not have control over any of DHC’s business and affairs.

	Rights of OPI shareholders (which will be the rights of shareholders of the combined company following the Merger)	Rights of DHC shareholders
other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of Shares; (5) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by OPI or of any Shares; (6) the number of Shares of any class (7) any matter relating to the acquisition, holding and disposition of any assets by OPI; or (8) any other matter relating to the business and affairs of OPI or required or permitted by applicable law, OPI’s declaration of trust or OPI’s bylaws or otherwise to be determined by the OPI board of trustees.
Duties of Trustees	Under Maryland law, OPI’s trustees must perform their duties in good faith, in a manner that they reasonably believe to be in the company’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. OPI’s trustees who act in such a manner generally will not be liable to OPI or its shareholders for monetary damages by reason of being a trustee. Under Maryland law, an act of a trustee is presumed to satisfy such standards.	Under Maryland law, DHC’s trustees must perform their duties in good faith, in a manner that they reasonably believe to be in the company’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. DHC’s trustees who act in such a manner generally will not be liable to DHC or its shareholders for monetary damages by reason of being a trustee. Under Maryland law, an act of a trustee is presumed to satisfy such standards.
Removal of Trustees by Shareholders	Trustees may be removed by OPI shareholders only with cause, at a meeting of shareholders properly called for that purpose, by the affirmative vote of at least 75% of the Shares outstanding and entitled to vote generally in the election of such OPI trustee.	Trustees may be removed by DHC shareholders only with cause at a meeting of the shareholders by the affirmative vote of two-thirds (2/3) of the votes of the outstanding Shares and entitled to vote in the election of such DHC trustee.
Ownership Limitations	In addition to certain other ownership limitations relating to Shares set forth in OPI’s declaration of trust, no person may beneficially own, or be deemed to own, more than 9.8% (by value or number of shares, whichever is more restrictive) of then-outstanding OPI Common Shares. These limits may be waived by the OPI board of trustees with respect to a particular shareholder subject to the terms of OPI’s declaration of trust.	In addition to certain other ownership limitations relating to Shares set forth in DHC’s declaration of trust, no person may own, or be deemed to own, more than 9.8% (by value or number of shares, whichever is more restrictive) of DHC’s aggregate outstanding shares. These limits may be waived by the DHC board of trustees with respect to a particular shareholder subject to the terms of DHC’s declaration of trust.

	Rights of OPI shareholders (which will be the rights of shareholders of the combined company following the Merger)	Rights of DHC shareholders
Share Ownership Reporting	Every shareholder of 5% (or such lower percentage as required by the regulations promulgated thereunder) or more of OPI’s outstanding Shares or any class or series of Shares is required to provide notice to OPI within 30 days after the end of each taxable year specifying the number of Shares owned and the manner in which those Shares are held. OPI’s shareholders who hold 5% or more of OPI’s outstanding Shares or any class or series of Shares are also required to provide this information within 3 business days after OPI requests this information.	Every shareholder of 5% (or such lower percentage as required by the treasury regulations promulgated thereunder) or more of DHC’s outstanding Shares is required to provide notice to DHC within 30 days after the end of each taxable year specifying the number of shares owned and the manner in which those shares are held.
Preemptive and Appraisal Rights	Shareholders of OPI do not have preemptive rights or appraisal rights, unless provided by a contract approved by the board of trustees in accordance with OPI’s declaration of trust or required by applicable law.	Shareholders of DHC do not have any preemptive rights or appraisal or similar rights, unless provided by contract or required by applicable law.
Shareholder Voting Rights
Subject to the provisions of any class or series of Shares then outstanding and the provisions of OPI’s declaration of trust and bylaws, the OPI shareholders are entitled to vote only on the following matters: (1) election and removal of OPI trustees; (2) amendment of OPI’s declaration of trust; (3) termination and liquidation of OPI; (4) merger or consolidation of OPI to the extent required by the Maryland REIT Law, or the sale or disposition of substantially all of the OPI trust property; and (5) such other matters with respect to which the OPI board of trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification. Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the OPI board of trustees.
Except as may be mandated by applicable law or the listing requirements of the principal exchange on which the OPI Common Shares are listed, and subject to the provisions of any class or series of Shares, a plurality of all the votes cast at an OPI shareholder’s

Subject to the provisions of any class or series of Shares then outstanding and the provisions of DHC’s declaration of trust and bylaws, the DHC shareholders are entitled to vote only on the following matters: (1) election and removal of DHC trustees; (2) amendment of DHC’s declaration of trust; (3) termination and liquidation of DHC; (4) merger or consolidation of DHC to the extent required by the Maryland REIT Law, or the sale or disposition of substantially all of the DHC trust property; and (5) such other matters with respect to which the DHC board of trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification. Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the DHC board of trustees.
Except as may be mandated by applicable law or the listing requirements of the principal exchange on which the DHC Common Shares are listed, and subject to the provisions of any class or series of Shares, a plurality of all the votes cast at an DHC shareholder’s

	Rights of OPI shareholders (which will be the rights of shareholders of the combined company following the Merger)	Rights of DHC shareholders

meeting duly called and at which a quorum is present shall be sufficient to elect an OPI trustee. Each Share may be voted for as many individuals as there are OPI trustees to be elected and for whose election the Share is entitled to be voted.
With regard to any matter other than the election of an OPI trustee which may properly come before a duly called OPI shareholder’s meeting at which a quorum is present, and except as may be mandated by applicable law, by the listing requirements of the principal exchange on which OPI Common Shares are listed or by a specific provision of OPI’s declaration of trust, the vote required for approval shall be the affirmative vote of seventy-five percent (75%) of the votes entitled to be cast for each such matter unless such matter has been previously approved by the OPI board of trustees, in which case the vote required for approval shall be a majority of the votes cast at such meeting of OPI’s shareholders.

meeting duly called and at which a quorum is present shall be sufficient to elect an DHC trustee. Each Share may be voted for as many individuals as there are DHC trustees to be elected and for whose election the Share is entitled to be voted.
With regard to any matter other than the election of an DHC trustee which may properly come before a duly called DHC shareholder’s meeting at which a quorum is present, and except as may be mandated by applicable law, by the listing requirements of the principal exchange on which DHC Common Shares are listed or by a specific provision of DHC’s declaration of trust, the vote required for approval shall be the affirmative vote of seventy-five percent (75%) of the votes entitled to be cast for each such matter unless such matter has been previously approved by the DHC board of trustees, in which case the vote required for approval shall be a majority of the votes cast at such meeting of DHC’s shareholders.

Cumulative Voting	Holders of OPI Common Shares do not have the right to cumulate their votes with respect to the election of trustees.	Holders of DHC Common Shares do not have the right to cumulate their votes with respect to the election of trustees.
Vote on Merger, Consolidation or Sale of Substantially all Assets	A merger of OPI with or into another entity, consolidation of OPI into a new entity or transfer of all or substantially all of OPI’s assets must first be approved by 60% of the OPI board of trustees, including 60% of the independent trustees of the OPI board then in office, and then must be approved by the affirmative vote of a majority of all votes entitled to be cast by OPI’s shareholders on the matter or, if permitted by Maryland law, the affirmative vote of a majority of the votes cast on the matter.	A merger of DHC with or into another entity, consolidation of DHC into a new entity or transfer of all or substantially all of DHC’s assets must be approved by the DHC board of trustees and then by the affirmative vote of a majority of all votes entitled to be cast by DHC’s shareholders on the matter or, if permitted by Maryland law, the affirmative vote of a majority of the votes cast on the matter.
Amendment of Declaration of Trust	Amendments to OPI’s declaration of trust generally must first be approved by 60% of the OPI trustees then in office, including 60% of the OPI independent trustees then in office, and then the affirmative vote of a majority of all the votes entitled to be cast on the matter by OPI shareholders or, if permitted by	Amendments to DHC’s declaration of trust generally must first be advised by the DHC trustees, and then the affirmative vote of a majority of all the votes entitled to be cast on the matter by DHC shareholders or, if permitted by Maryland law, the affirmative vote of a majority of the votes cast on the matter.

	Rights of OPI shareholders (which will be the rights of shareholders of the combined company following the Merger)	Rights of DHC shareholders

Maryland law, the affirmative vote of a majority of the votes cast on the matter. Certain provisions of OPI’s declaration of trust require the affirmative vote of two-thirds of all votes entitled to be cast on the matter by OPI shareholders to amend.
Additionally, OPI’s trustees can make certain amendments to OPI’s declaration of trust without approval by OPI’s shareholders, to qualify as a REIT under the IRC or under the Maryland REIT Law, certain amendments that are allowed under the Maryland REIT Law, and to the extent permitted by law, including supplying any omission, curing any ambiguity, correcting any defective or inconsistent provision or error or clarifying the meaning and intent of OPI’s declaration of trust to the extent permitted by law.

Certain provisions of DHC’s declaration of trust require the affirmative vote of two-thirds of all votes entitled to be cast on the matter by DHC shareholders to amend.
Additionally, DHC’s trustees can make certain amendments to DHC’s declaration of trust without approval by DHC’s shareholders, to qualify as a REIT under the IRC or under the Maryland REIT Law and certain amendments that are allowed under the Maryland REIT Law, and to the extent permitted by law.

Amendment of Bylaws	Except for any change for which OPI’s bylaws require approval by more than a majority vote of the OPI trustees, the OPI bylaws may be amended or repealed or new or additional bylaws may be adopted only by the vote or written consent of a majority of the OPI trustees.	Except for any change for which DHC’s bylaws require approval by more than a majority vote of the DHC trustees, the DHC bylaws may be amended or repealed or new or additional bylaws may be adopted only by the vote or written consent of a majority of the DHC trustees.
Liability and Indemnification of Trustees and Officers	OPI’s declaration of trust and bylaws contain provisions limiting, to the maximum extent that Maryland law in effect from time to time permits, the liability of present or former trustees or officers to OPI or OPI’s shareholders for money damages.	DHC’s declaration of trust contains provisions limiting, to the maximum extent that Maryland law in effect from time to time permits, the liability of present or former trustees or officers to DHC or DHC’s shareholders for money damages.
Termination of Trust	OPI may be terminated and wound up following the approval of 60% of the OPI board of trustees, including 60% of the independent trustees of the OPI board then in office, and then upon the affirmative vote of a majority of all votes entitled to be cast on the matter at a meeting of shareholders or, if permitted by Maryland law, the affirmative vote of a majority of the votes cast on the matter.	DHC may be terminated and wound up following the approval of a majority of the board of DHC upon the affirmative vote of a majority of all votes entitled to be cast on the matter at a meeting of shareholders or, if permitted by Maryland law, the affirmative vote of a majority of the votes cast on the matter.
Dispute Resolution	OPI’s bylaws and declaration of trust provides that any disputes, claims, or controversies brought by or on behalf of	DHC’s bylaws provide that any disputes, claims, or controversies brought by or on behalf of any DHC shareholder on the

	Rights of OPI shareholders (which will be the rights of shareholders of the combined company following the Merger)	Rights of DHC shareholders
	any OPI shareholder on the OPI shareholder’s behalf or on behalf of OPI or on behalf of any series or class of Shares, including derivative actions, against OPI, any trustee, officer, manager, agent, or employee of OPI is subject to binding arbitration.	DHC shareholder’s behalf or on behalf of DHC or on behalf of any series or class of Shares, including derivative actions, against DHC, any trustee, officer, manager, agent, or employee of DHC is subject to binding arbitration.
Exclusive Forum	OPI’s bylaws provides that the Circuit Court for Baltimore City, Maryland shall be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of OPI, (2) any action asserting a claim of breach of a fiduciary duty owed by any OPI trustee, officer, manager, agent or employee or OPI shareholders, (3) any action asserting a claim against OPI or any OPI trustee, officer, manager, agent or employee arising pursuant to Maryland law or OPI’s declaration of trust or bylaws, including any disputes, claims or controversies brought by or on behalf of any OPI shareholder, (4) any action asserting a claim against OPI or any OPI trustee, officer, manager, agent or employee governed by the internal affairs doctrine of the State of Maryland.	DHC’s bylaws provides that the Circuit Court for Baltimore City, Maryland shall be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of DHC, (2) any action asserting a claim of breach of a fiduciary duty owed by any DHC trustee, officer, manager, agent or employee or DHC shareholders, (3) any action asserting a claim against DHC or any DHC trustee, officer, manager, agent or employee arising pursuant to Maryland law or DHC’s declaration of trust or bylaws, including any disputes, claims or controversies brought by or on behalf of any DHC shareholder, (4) any action asserting a claim against DHC or any DHC trustee, officer, manager, agent or employee governed by the internal affairs doctrine of the State of Maryland.

FUTURE SHAREHOLDER PROPOSALS
OPI 2024 Annual Meeting of Shareholders and Shareholder Proposals
OPI expects to hold an annual meeting of shareholders in 2024 (the “OPI 2024 Annual Meeting”).
Deadline to Submit Proposals Pursuant to Rule 14a-8 for the OPI 2024 Annual Meeting:   Shareholder proposals pursuant to Rule 14a-8 under the Exchange Act must be received at OPI’s principal executive office on or before December 8, 2023 in order to be eligible to be included in the proxy statement for the OPI 2024 Annual Meeting; provided that, if the date of OPI 2024 Annual Meeting is more than 30 days before or after June 13, 2024, such a proposal must be submitted within a reasonable time before OPI begins to print its proxy materials. Under Rule 14a-8, OPI is not required to include shareholder proposals in its proxy materials in certain circumstances or if conditions specified in the rule are not met.
Deadline to Submit Trustee Proxy Access Nominations for the OPI 2024 Annual Meeting:   Under OPI’s proxy access bylaw, a shareholder or a group of up to 20 shareholders owning at least three percent of the outstanding OPI Common Shares continuously for at least three years may nominate and include in OPI’s proxy materials for the OPI 2024 Annual Meeting Trustee nominees constituting up to the greater of two nominees or 20% of the number of Trustees serving on OPI’s Board. In addition, the shareholder(s) and nominee(s) must satisfy the informational, documentation and other requirements specified by Section 2.18 of OPI’s Bylaws. Notice of a proxy access nomination for consideration at the OPI 2024 Annual Meeting must be received at OPI’s principal executive office not later than 5:00 p.m. Eastern time on December 8, 2023 and not earlier than November 8, 2023.
Deadline to Submit Other Nominations and Proposals for the OPI 2024 Annual Meeting under OPI’s Bylaws:   To be timely, shareholder nominations and proposals intended to be made outside of Rule 14a-8 under the Exchange Act and outside of the proxy access bylaw at OPI 2024 Annual Meeting must be received by OPI’s Secretary at OPI’s principal executive office, in accordance with the requirements of the OPI Bylaws, not later than 5:00 p.m., Eastern time, on December 8, 2023 and not earlier than November 8, 2023; provided that, if the date of the OPI 2024 Annual Meeting is more than 30 days earlier or later than June 13, 2024, then a shareholder’s notice must be so delivered not later than 5:00 p.m., Eastern time, on the tenth day following the earlier of the day on which (i) notice of the date of the OPI 2024 Annual Meeting is mailed or otherwise made available or (ii) public announcement of the date of the OPI 2024 Annual Meeting is first made by OPI. Shareholders making such a nomination or proposal must comply with the advance notice and other requirements set forth in OPI’s Declaration of Trust and the OPI Bylaws.
Deadline to Submit Nominations for the OPI 2024 Annual Meeting for Purposes of Rule 14a-19:   To be timely for purposes of Rule 14a-19 of the Exchange Act, shareholders who intend to solicit proxies in support of trustee nominees other than OPI’s nominees must provide notice that sets forth the information required by Rule 14a-19 in addition to satisfying the requirements of the OPI Bylaws, as described above. Notice must be received by OPI’s Secretary at OPI’s principal executive office not later than 5:00 p.m., Eastern time, on December 8, 2023 and not earlier than November 8, 2023.
Proposals should be sent to OPI’s Secretary at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458.
DHC 2024 Annual Meeting of Shareholders and Shareholder Proposals
If the Merger is completed before the time DHC’s annual meeting of shareholders in 2024 (the “DHC 2024 Annual Meeting”) would normally take place, DHC will not hold the DHC 2024 Annual Meeting. Instead, DHC expects that DHC stockholders who continue to hold OPI Common Shares received in the Merger would be entitled to participate in the OPI 2024 Annual Meeting. However, if the Merger is not completed, DHC expects that it would hold the DHC 2024 Annual Meeting.
Deadline to Submit Proposals Pursuant to Rule 14a-8 for the DHC 2024 Annual Meeting:   Shareholder proposals pursuant to Rule 14a-8 under the Exchange Act must be received at DHC’s principal executive office on or before December 22, 2023 in order to be eligible to be included in the proxy statement for the DHC 2024 Annual Meeting; provided that, if the date of DHC 2024 Annual Meeting is more than 30 days before or after June 5, 2024, such a proposal must be submitted within a reasonable time before DHC begins to print its proxy materials. Under Rule 14a-8, DHC is not required to include shareholder proposals in its proxy materials in certain circumstances or if conditions specified in the rule are not met.
Deadline to Submit Trustee Proxy Access Nominations for the DHC 2024 Annual Meeting:   Under DHC’s proxy access bylaw, a shareholder or a group of up to 20 shareholders owning at least three percent of the outstanding DHC Common Shares continuously for at least three years may nominate and include in DHC’s proxy materials for the DHC 2024 Annual Meeting Trustee nominees constituting up to the greater of two nominees or 20% of the number of Trustees serving on DHC’s Board. In addition, the shareholder(s) and nominee(s) must satisfy the informational, documentation and other requirements specified by Section 2.18 of DHC’s Bylaws. Notice of a proxy access nomination for consideration at the DHC 2024 Annual Meeting must be received at DHC’s principal executive office not later than December 22, 2023 and not earlier than November 22, 2023.
Deadline to Submit Other Nominations and Proposals for the DHC 2024 Annual Meeting under DHC’s Bylaws:   To be timely, shareholder nominations and proposals intended to be made outside of Rule 14a-8 under the Exchange Act and outside of the proxy access bylaw at DHC 2024 Annual Meeting must be received by DHC’s Secretary at DHC’s principal executive office, in accordance with the requirements of the DHC Bylaws, not later than 5:00 p.m., Eastern time, on December 22, 2023 and not earlier than November 22, 2023; provided that, if the date of the DHC 2024 Annual Meeting is more than 30 days earlier or later than June 5, 2024, then a shareholder’s notice must be so delivered not later than 5:00 p.m., Eastern time, on the tenth day following the earlier of the day on which (i) notice of the date of the DHC 2024 Annual Meeting is mailed or otherwise made available or (ii) public announcement of the date of the DHC 2024 Annual Meeting is first made by DHC. Shareholders making such a nomination or proposal must comply with the advance notice and other requirements set forth in DHC’s Declaration of Trust and the DHC Bylaws.
Deadline to Submit Nominations for the DHC 2024 Annual Meeting for Purposes of Rule 14a-19:   To be timely for purposes of Rule 14a-19 of the Exchange Act, shareholders who intend to solicit proxies in support of trustee nominees other than DHC’s nominees must provide notice that sets forth the information required by Rule 14a-19 in addition to satisfying the requirements of the DHC Bylaws, as described above. Notice must be received by DHC’s Secretary at DHC’s principal executive office not later than 5:00 p.m., Eastern time, on December 22, 2023 and not earlier than November 22, 2023.
Proposals will only be acted upon if sent to DHC’s Secretary at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458.

LEGAL MATTERS
Certain matters of Maryland law, including the validity of the OPI Common Shares to be issued pursuant to the OPI Share Issuance under this joint proxy statement/prospectus, will be passed upon for OPI by Saul Ewing LLP.
Certain United States federal income tax consequences relating to the Merger will be passed upon for OPI by Wachtell, Lipton, Rosen & Katz and for DHC by Sullivan & Cromwell LLP.
Certain U.S. federal income tax consequences of the Merger regarding OPI’s qualification as a REIT and DHC’s qualification as a REIT will be passed on by Sullivan & Worcester LLP.
Saul Ewing LLP also represents OPI, DHC, RMR, OPI’s and DHC’s manager, and certain other companies to which RMR or its subsidiaries provide management services and certain of their affiliates on various matters. Sullivan & Worcester LLP also represents OPI, DHC, RMR, OPI’s and DHC’s manager, and certain other companies to which RMR or its subsidiaries provide management services and certain of their affiliates on various matters.
EXPERTS
The financial statements of Office Properties Income Trust as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, incorporated by reference in this proxy statement/prospectus, and the effectiveness of Office Properties Income Trust’s internal control over financial reporting as of December 31, 2022 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of Deloitte & Touche LLP given their authority as an expert in accounting and auditing.
The financial statements of Diversified Healthcare Trust as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, incorporated by reference in this proxy statement/prospectus, and the effectiveness of Diversified Healthcare Trust’s internal control over financial reporting as of December 31, 2022 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of Deloitte & Touche LLP given their authority as an expert in accounting and auditing.
OTHER MATTERS
As of the date of this joint proxy statement/prospectus, neither the OPI board of trustees nor the DHC board of trustees knows of any matters that will be presented for consideration at either the OPI special meeting or the DHC special meeting other than as described in this joint proxy statement/prospectus. In accordance with the OPI Bylaws, the DHC Bylaws and Maryland law, business transacted at the OPI special meeting and the DHC special meeting will be limited to those matters set forth in the respective accompanying notices of the special meetings.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.
OPI has elected to implement the SEC’s householding rules. Accordingly, only one copy of this joint proxy statement/prospectus is being delivered to OPI shareholders residing at the same address, unless such shareholders have notified OPI of their desire to receive multiple copies of the joint proxy statement/prospectus. If you are an OPI shareholder and you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one copy per household, you should contact your bank, broker or other nominee, or you may call us at (617) 219-1410 or send a written request addressed to Office Properties Income Trust, Attn: Investor Relations, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458. For future annual or special meetings, OPI shareholders may request separate voting materials, or request that OPI send only one set of proxy materials by contacting their bank, broker or other nominee or OPI at the above phone number or address.
DHC has also elected to implement the SEC’s householding rules. Accordingly, only one copy of this joint proxy statement/prospectus is being delivered to DHC shareholders residing at the same address, unless such shareholders have notified DHC of their desire to receive multiple copies of the joint proxy statement/prospectus. If you are a DHC shareholder and you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one copy per household, you should contact your bank, broker or other nominee, or you may call us at (617) 796-8234 or send a written request addressed to Diversified Healthcare Trust, Attn: Investor Relations, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458. For future annual or special meetings, DHC shareholders may request separate voting materials, or request that DHC send only one set of proxy materials, by contacting their bank, broker or other nominee or DHC at the above phone number or address.
WHERE YOU CAN FIND MORE INFORMATION
OPI and DHC file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including OPI and DHC, who file electronically with the SEC. The address of that site is www.sec.gov.
Investors may also consult the websites of OPI and DHC for more information concerning OPI or DHC, respectively. The website of OPI is www.opireit.com/investors/default.aspx. The website of DHC is www.dhcreit.com/investors/default.aspx. The information contained on or accessible through the websites of OPI and DHC (other than the documents listed below that are expressly incorporated by reference herein) does not constitute a part of this joint proxy statement/prospectus and is not incorporated by reference herein.
OPI has filed with the SEC the Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the OPI Common Shares to be issued to DHC shareholders in connection with the Merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about OPI Common Shares. The rules and regulations of the SEC allow OPI and DHC to omit certain information included in the registration statement from this joint proxy statement/prospectus.
In addition, the SEC allows OPI and DHC to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.
This joint proxy statement/prospectus incorporates by reference the documents listed below that OPI has previously filed with the SEC. However, we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents may contain important information about OPI, its financial condition or other matters:
•
OPI’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 15, 2023;

•
OPI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on April 26, 2023;

•
OPI’s Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof), filed on April 12, 2023 and June 13, 2023;

•
the information identified as incorporated by reference under Part III of OPI’s Annual Report on Form 10-K for the year ended December 31, 2022 from OPI’s Definitive Proxy Statement on Schedule 14A for its 2023 Annual Meeting of Shareholders, filed on April 6, 2023; and

•
the description of OPI Common Shares contained in OPI’s registration statement on Form 8-A dated June 30, 2016 and any amendment or report filed for the purpose of updating such description.

In addition, OPI incorporates by reference into this joint proxy statement/prospectus any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the OPI special meeting (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
If you are an OPI shareholder, you can obtain a copy of this joint proxy statement/prospectus or any of the documents incorporated by reference into this joint proxy statement/prospectus without charge from the SEC, through the website of the SEC at the address described above, or from OPI by requesting them in writing or by telephone at the following address:
Office Properties Income Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attention: Investor Relations
Telephone: (617) 219-1440
These documents are available from OPI without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.
This joint proxy statement/prospectus also incorporates by reference the documents listed below that DHC has previously filed with the SEC. However, we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents contain important information about DHC, their financial condition or other matters:
•
DHC’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 1, 2023;

•
DHC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on May 8, 2023;

•
DHC’s Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed on January 23, 2023, February 3, 2023, February 16, 2023, March 20, 2023, April 12, 2023, June 6, 2023 and June 29, 2023;

•
the information identified as incorporated by reference under Part III of DHC’s Annual Report on Form 10-K for the year ended December 31, 2022 from DHC’s Definitive Proxy Statement on Schedule 14A for its 2023 Annual Meeting of Shareholders, filed on April 20, 2023; and

•
any description of DHC Common Shares contained in DHC’s registration statement on Form 8-A dated June 30, 2016 in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

In addition, DHC incorporates by reference into this joint proxy statement/prospectus any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the DHC special meeting (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
If you are a DHC shareholder, you can obtain a copy of this joint proxy statement/prospectus or any of the documents incorporated by reference into this joint proxy statement/prospectus without charge from the SEC, through the website of the SEC at the address described above, or from DHC by requesting them in writing or by telephone at the following address:

Diversified Healthcare Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attention: Investor Relations
Telephone: (617) 796-8350
If you are an OPI shareholder or a DHC shareholder and would like to request documents, please do so by August 23, 2023 to receive them before the OPI special meeting and the DHC special meeting.
This document is a prospectus of OPI and is a joint proxy statement of OPI and DHC for the OPI special meeting and the DHC special meeting. Neither OPI nor DHC has authorized anyone to give any information or make any representation about the Merger Agreement, the Merger and the other Transactions other than, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that OPI or DHC has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus is provided only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
OFFICE PROPERTIES INCOME TRUST
AND
DIVERSIFIED HEALTHCARE TRUST
DATED AS OF APRIL 11, 2023

A-i

A-ii

A-iii

EXHIBITS
Exhibits
Exhibit A — Form of Waiver
Exhibit B — Form of Company Tax Representation Letter
Exhibit C — Form of Parent Tax Representation Letter
Exhibit D — Form of Company REIT Tax Opinion
Exhibit E — Form of Parent REIT Tax Opinion
Exhibit F — Amendment of Declaration of Trust

A-iv

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of April 11, 2023 (this “Agreement”), is by and among OFFICE PROPERTIES INCOME TRUST, a Maryland real estate investment trust (“Parent”) and DIVERSIFIED HEALTHCARE TRUST, a Maryland real estate investment trust (the “Company”). Each of Parent and the Company is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.
RECITALS
WHEREAS, the Parties hereto wish to effect a business combination through a merger of the Company with and into Parent, with Parent being the surviving entity in the merger (the “Merger”), upon the terms and conditions set forth in this Agreement and in accordance with the Maryland REIT Law (the “MD REIT Law”), and pursuant to which each Company Common Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration;
WHEREAS, based upon the unanimous recommendation of the Company Special Committee, the Company Board has (a) determined and declared that this Agreement, the Merger and the other transactions contemplated hereby are fair and reasonable and advisable to, and in the best interests of, the Company, (b) duly and validly authorized the execution and delivery of this Agreement by the Company, (c) directed that the Merger and the other transactions contemplated hereby be submitted for consideration at the Company Shareholder Meeting, and (d) resolved to recommend that the holders of the Company Common Shares vote in favor of approval of the Merger and the other transactions contemplated hereby (the “Company Board Recommendation”) and to include the Company Board Recommendation in the Joint Proxy Statement;
WHEREAS, based upon the unanimous recommendation of the Parent Special Committee, the Parent Board has (a) determined and declared that this Agreement, the Merger and the other transactions contemplated hereby are fair and reasonable and advisable to, and in the best interests of, Parent, (b) duly and validly authorized the execution and delivery of this Agreement by Parent, (c) directed that the Merger, the issuance of Parent Common Shares contemplated by this Agreement, and the other transactions contemplated hereby be submitted for consideration at the Parent Shareholder Meeting, and (d) resolved to recommend that the holders of the Parent Common Shares vote in favor of approval of the Merger, the issuance of Parent Common Shares in the Merger, and the other transactions contemplated hereby (the “Parent Board Recommendation”) and to include the Parent Board Recommendation in the Joint Proxy Statement;
WHEREAS, for United States federal income Tax purposes, (a) it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) this Agreement is intended to be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Merger.
NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.1   Definitions.
(a)   For purposes of this Agreement:
“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into by the Company or Parent with a third party that contains terms that are no less favorable to the Party entering into it than those contained in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall not prohibit compliance by the Party entering into it with any of the provisions of Section 7.3 and shall not contain a standstill or similar provision restricting the making of a Competing Proposal.
“Action” means any claim, demand, action, suit, litigation, proceeding, arbitration, mediation, inquiry, investigation or other legal proceeding (whether sounding in contract, tort or otherwise, and whether civil or criminal) brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority.
“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided that, for the purposes of this Agreement, Parent and the Parent Subsidiaries, on the one hand, and the Company and the Company Subsidiaries, on the other hand, shall not be deemed to be Affiliates of one another.
“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of ERISA Section 3(37)) and any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, equity or equity-based compensation, profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA and whether or not in writing.
“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in Boston, Massachusetts or New York, New York are authorized or required to be closed.
“Capital Markets Financing” means an offering of non-convertible, high-yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Commitment Letter” means the Commitment Letter, dated as of the date hereof, by and among the Financing Entities party thereto and Parent, as amended or otherwise modified in accordance with the terms hereof.
“Committed Financing” means the financing contemplated by the Commitment Letter.
“Company Board” means the board of trustees of the Company.
“Company Bylaws” means the bylaws of the Company, as amended and in effect as of the date of this Agreement.
“Company Charter” means the declaration of trust of the Company, as amended and supplemented and in effect as of the date of this Agreement.
“Company Commitment Letter Properties” means the properties beneficially owned by the Company or any Company Subsidiary listed on Schedule A of the Commitment Letter.
“Company Common Shares” means the common shares of beneficial interest, $.01 par value per share, of the Company.
“Company Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of August 1, 2017, by and among the Company, Wells Fargo Bank, National Association, as administrative agent, and each of the other financial institutions party thereto, as amended by the First Amendment thereto, dated as of June 30, 2020, the Second Amendment thereto, dated as of January 29, 2021, the Third Amendment thereto, dated as of September 3, 2021, the Fourth Amendment thereto, dated as of February 22, 2022, and the Fifth Amendment thereto, dated as of February 14, 2023.
“Company Equity Award” means an award of Company Common Shares outstanding under the Company Equity Compensation Plan that remains subject to vesting requirements.

“Company Equity Compensation Plan” means the Company’s Amended and Restated 2012 Equity Compensation Plan.
“Company Financing Information” means (i) if the Financing is the Committed Financing, the financial information for the Company, the Company Subsidiaries and their properties required by paragraphs 14 and 20 of Exhibit B to the Commitment Letter, (ii) if the Financing is a bank financing, including any financing secured by real properties, reasonable and customary financial information relating to the Company, the Company Subsidiaries and their properties or (iii) if the Financing is a Capital Markets Financing, all financial statements (including audited statements), financial data, audit reports and other information regarding the Company and its Subsidiaries of the type that would be (A) required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of non-convertible debt securities of the Parent under the Securities Act or (B) otherwise necessary to receive from the Company’s independent auditors (and any other auditor to the extent that financial statements audited or reviewed by such auditors are or would be included in such offering memorandum) customary “comfort” with respect to financial information regarding the Company included in a Rule 144A offering memorandum for an offering of debt securities by Parent. Notwithstanding anything to the contrary in clauses (i), (ii) or (iii), nothing in this Agreement will require the Company to provide any (1) description of all or any portion of the Financing, including any “description of notes,” (2) risk factors relating to all or any component of the Financing (excluding information that is historical financial information of the Company and its Subsidiaries), (3) any information required by Rule 3-10 or Rule 3-16 of Regulation S-X, (4) any Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, (5) any information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A or (6) any Parent Pro Forma Information.
“Company Governing Documents” means the Company Charter and the Company Bylaws.
“Company Granite Note” means that certain Multifamily Note, dated as of May 8, 2008, made by Fannie Mae to SNH Granite Gate Inc or otherwise modified from time to time.
“Company JV” means Seaport Innovation LLC and The LSMD Fund REIT LLC.
“Company Landlord Leases” means each lease or sublease and each guarantee thereof in effect as of the date hereof and to which the Company or any Company Subsidiary are parties as lessors or sublessors with respect to any Company Property (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).
“Company Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, (i) has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) will, or would reasonably be expected to, prevent or materially impair the ability of the Company to consummate the Merger before the Outside Date, or prevent or materially impair the ability of the Company to perform its obligations hereunder; provided, however, that for purposes of clause (i), “Company Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence, and any such event, circumstance, change, effect, development, condition or occurrence shall not be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur, to the extent arising out of or resulting from (A) any failure of the Company to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise or contributing to such failure may constitute or otherwise be taken into account in determining whether there has been a Company Material Adverse Effect), (B) any events, circumstances, changes or effects that affect generally the industries in which the Company and its Subsidiaries operate, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any adoption, implementation, promulgation, repeal, modification, amendment, interpretation, reinterpretation, change or proposal of any applicable Law of or by any Governmental Authority after the date hereof, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, including cyberterrorism, (F) the negotiation, execution or public announcement of this

Agreement, or the consummation or anticipation of the Merger or any of the other transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, creditors, investors (including shareholders), venture partners or employees (provided that the exception in this clause (F) does not apply for purposes of any representations in Article 4 that address any required filings or consents or the public announcement or pendency of this Agreement), (G) the occurrence or worsening of any earthquake, hurricane, flood, ice event, fire, tornado, tsunami or other natural disaster, severe weather-related event or other similar force majeure events, (H) the taking of any action expressly required by this Agreement, (I) any change in the credit rating or other rating of financial strength of the Company or any of the Company Subsidiaries or any of their respective securities in and of itself (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise or contributing to such change may constitute or otherwise be taken into account in determining whether there has been a Company Material Adverse Effect), (J) a decline in the market price or change in the trading volume of the shares of Company Common Shares on the Nasdaq or any other capital stock or debt securities of the Company (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise or contributing to such decline or change may constitute or otherwise be taken into account in determining whether there has been a Company Material Adverse Effect), (K) the occurrence or worsening of any pandemic, epidemic, public health emergency or disease outbreak (including COVID‑19) or (L) changes in GAAP (or the interpretation or enforcement thereof); provided, however, that any event, circumstance, change, effect, development, condition or occurrence set forth in clauses (B), (C), (D), (E), (G), (K) and (L) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such event, circumstance, change, effect, development, condition or occurrence disproportionately affects the Company and the Company Subsidiaries, taken as a whole, relative to other Persons in the industries in which the Company and the Company Subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account, and only to the extent otherwise permitted by this definition).
“Company Notes” means, collectively, the notes issued pursuant to the Company Notes Indentures.
“Company Notes Indentures” means, collectively, (i) that certain Indenture, dated December 20, 2001, between the Company and U.S. Bank Trust Company, National Association, as supplemented by that certain Supplemental Indenture No. 7, dated as of July 20, 2012, between the Company and U.S. Bank Trust Company, National Association, related to 5.625% Senior Notes due 2042 and that certain Supplemental Indenture No. 9, dated as of April 28, 2014, between the Company and U.S. Bank Trust Company, National Association, related to 4.75% Senior Notes due 2024 and (ii) that certain Indenture, dated February 18, 2016, between the Company and U.S. Bank Trust Company, National Association, as supplemented by that certain First Supplemental Indenture, dated as of February 18, 2016, between the Company and U.S. Bank Trust Company, National Association, related to 6.25% Senior Notes due 2046, that certain Second Supplemental Indenture, dated as of February 12, 2018, between the Company and U.S. Bank Trust Company, National Association, related to 4.75% Senior Notes due 2028, that certain Third Supplemental Indenture, dated as of June 2, 2020, between the Company and U.S. Bank Trust Company, National Association, related to 9.750% Senior Notes due 2025, that certain Supplemental Indenture, dated as of March 5, 2021, between the Company and U.S. Bank Trust Company, National Association, related to 9.750% Senior Notes due 2025, that certain Supplemental Indenture, dated as of September 9, 2022, between the Company and U.S. Bank Trust Company, National Association, related to 9.750% Senior Notes due 2025, that certain Supplemental Indenture, dated as of November 22, 2022, between the Company and U.S. Bank Trust Company, National Association, related to 9.750% Senior Notes due 2025, that certain Fourth Supplemental Indenture, dated as of February 8, 2021, between the Company and U.S. Bank Trust Company, National Association, related to 4.375% Senior Notes due 2031, that certain Supplemental Indenture, dated as of March 5, 2021, between the Company and U.S. Bank Trust Company, National Association, related to 4.375% Senior Notes due 2031, that certain Supplemental Indenture, dated as of September 9, 2022, between the Company and U.S. Bank Trust Company, National Association, related to 4.375% Senior Notes due 2031, and that certain Supplemental Indenture, dated as of November 22, 2022, between the Company and U.S. Bank Trust Company, National Association, related to 4.375% Senior Notes due 2031.
“Company Permitted Liens” means: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due, or the validity of which is being contested in good faith and for which adequate accruals or reserves have been established; (ii) Lien that is a cashier’s, landlord’s, carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business not yet due, or the validity of which is being contested in good faith and for which adequate accruals or reserves have been established; (iii) Lien that is a zoning regulation, entitlement or other land use or environmental regulation by any Governmental Authority; (iv) Lien that is disclosed on the Company’s most recent consolidated balance sheet (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement; (v) Lien arising under any Company Material Contracts, Company Landlord Leases or Company Tenant Leases; (vi) Lien that is disclosed on the Company Title Insurance Policies or surveys; (vii) statutory Liens arising by operation of Law with respect to a liability incurred in the ordinary course of business not yet due, or the validity of which is being contested in good faith; (viii) immaterial easements, rights of way or other similar matters or restrictions or exclusions whether or not shown by a current title report or other similar report; (ix) Lien, limitation, title defect, covenant, restriction, reservation of interests in title or other similar matter of record affecting title to the Company Property, none of which, individually or in the aggregate, interfere materially with the current use or operation of the Company Property affected thereby or materially adversely affect the value or marketability of the applicable Company Property; or (x) Liens that will be discharged prior to or in conjunction with the Closing.
“Company Property” means any real property owned or leased (including ground leased) as lessee or sublessee, by the Company or any Company Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).
“Company REIT Counsel” means Sullivan & Worcester LLP.
“Company Shareholder Approval” means the approval of the Merger by the shareholders of the Company by the affirmative vote of at least a majority of all the votes entitled to be cast at the Company Shareholder Meeting on the Merger.
“Company Shareholder Meeting” means the meeting of the holders of the Company Common Shares for the purpose of seeking the Company Shareholder Approval, including any postponement or adjournment thereof.
“Company Special Committee” means the special committee of the Company Board, comprised of certain independent trustees of the Company, established for the purposes of investigating, evaluating, developing, exploring and negotiating a possible transaction involving the Company and Parent and all matters related thereto (or any other alternative transaction(s)). The Company Special Committee constitutes an authorized committee of the Company Board for purposes of this Agreement.
“Company Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity that is consolidated with the Company for purposes of the consolidated financial statements of the Company under GAAP and, to the extent applicable, Article 6 of Regulation S-X promulgated under the Exchange Act.
“Company Subsidiary Governing Documents” means the constituent organizational or governing documents of each Company Subsidiary.
“Company Subsidiary Partnership” means a Company Subsidiary that is or was a partnership for United States federal income Tax purposes.
“Company Tax Protection Agreement” means any written agreement to which the Company or any Company Subsidiary is a party pursuant to which: (i) any liability to direct or indirect holders of limited partnership interests in a Company Subsidiary Partnership relating to income Taxes may arise, whether or not as a result of the consummation of the Merger or the other transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a direct or indirect holder of limited partnership interests in a Company Subsidiary Partnership, the Company or any Company Subsidiary has agreed to (A) maintain a minimum level of debt, continue to maintain a particular debt or provide rights to guarantee or otherwise assume economic risk of loss with respect to debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets, (F) use (or refrain from using) a particular method for allocating one or more liabilities under Section 752 of the Code and/or (G) dispose of assets in a particular manner; or (iii) in connection with the deferral of income Taxes of a direct or indirect holder of limited partnership interests in a Company Subsidiary Partnership, any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of such Company Subsidiary Partnership or any direct or indirect subsidiary of such Company Subsidiary Partnership or is so guarantying or indemnifying, or has so assumed, such debt.
“Compliant” means, with respect to the Company Financing Information, if and to the extent Parent is pursuing at the time a Capital Markets Financing, that for a period of 20 days from the commencement of such offering: (i) such Company Financing Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Company Financing Information not misleading; (ii) no audit opinion or authorization letter with respect to any financial statements (or any portion thereof) contained in the Company Financing Information shall have been withdrawn, amended or qualified; (iii) such Company Financing Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities); (iv) the financial statements and other financial information included in such Company Financing Information would not be stale under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act; (v) (A) the financial statements and other financial information included in the Company Financing Information are sufficient to permit any financing sources to receive customary comfort letters from the Company’s independent auditors with respect to such financial information (including customary negative assurance comfort with respect to periods following the end of the latest fiscal year and fiscal quarter for which historical financial statements are included) on any date as requested by Parent and (B) the Company’s independent auditors that have reviewed or audited such financial statements and financial information have confirmed they are prepared to issue (subject to completion of customary procedures) customary comfort letters to the Financing providers, including customary negative assurance comfort, upon any notes pricing date requested by Parent, and upon the related closing, in each case, within such 20-day period; and (v) the Company shall not have indicated its intent to restate any historical financial statement (or any portion thereof) contained in the Company Financing Information, and no such restatement shall be under active consideration or a possibility.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of January 4, 2023, between Parent and the Company, as it may be amended.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“COVID-19” means SARS-CoV-2 and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.
“Eligible Shares” means all Company Common Shares issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares.
“Environmental Law” means any applicable Law relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (solely as such matters concern exposure to petroleum products or toxic or hazardous chemicals, substances, materials or wastes), including Laws relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of petroleum products or toxic or hazardous chemicals, substances, materials or wastes.
“Environmental Permit” means any permit, approval, registration, license or other authorization required under any applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Financing” means the Committed Financing or, any financing incurred in lieu thereof or in addition thereto in accordance with Section 7.15 (including any financing permitted by Section 7.15(f)).
“Financing Parties” means each debt provider (including each agent and arranger) that commits to provide Parent or any of its Subsidiaries Financing (the “Financing Entities”), and their respective Representatives and other Affiliates; provided, that Parent shall not be a Financing Party.
“Form S-4” means a registration statement on Form S-4, together with any amendments or supplements thereto, to be filed by Parent with the SEC relating to the transactions contemplated by this Agreement.
“GAAP” means the United States generally accepted accounting principles.
“Governmental Authority” means any domestic (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.
“Hazardous Substances” means any substance, material, or waste that is defined, characterized, or regulated as hazardous, toxic, dangerous or words of similar import under any Environmental Law; petroleum and petroleum products, including crude oil and any fractions thereof; polychlorinated biphenyls; per- and polyfluoroalkyl compounds; asbestos; toxic mold; and radon.
“Health and Safety Measures” means any actions required by Law or official guidance of a Governmental Authority, or otherwise reasonably taken or omitted to be taken by a Person to protect the health and safety of employees or other individuals having business dealings with such Person, including staff, residents, occupants and visitors of such Person’s facilities, in each case in connection with, or in response to, the occurrence or worsening of any pandemic, epidemic, public health emergency or disease outbreak (including COVID-19) or any natural or manmade disaster, severe weather-related event or other force majeure event.
“Indebtedness” means, with respect to any Person and without duplication, (i) the unpaid principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets (including any potential future earn-out, purchase price adjustment or release of “holdback” or similar payment) (other than accounts payable incurred in the ordinary course of business), (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), (vii) all obligations evidenced by any note, bond, debenture or other similar instrument, whether secured or unsecured, and (viii) any direct or indirect guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.
“Intellectual Property” means all United States, foreign and multinational intellectual property rights and similar proprietary rights, including all (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, Internet domain names, social media handles, design rights and other similar source identifiers, (iii) rights in published and unpublished works of authorship, rights in copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, (v) rights in software, (vi) all rights in the foregoing and in other similar intangible assets, and (vii) all applications and registrations for the foregoing.

“Intervening Event” means, with respect to a Party, any material change, event, effect, occurrence, consequence or development that (i) is not known and not reasonably foreseeable by the board of trustees of such Party (or an authorized committee thereof) as of the date hereof (or if known or reasonably foreseeable, the magnitude or material consequences of which are not known or reasonably foreseeable by such board or committee as of the date hereof), which material change, event, effect, occurrence, consequence or development becomes known (or the magnitude or material consequences of which become known) to or by such board or committee prior to receipt of the Parent Shareholder Approval or the Company Shareholder Approval, as applicable, and (ii) does not relate to (A) a Competing Proposal with respect to such Party, (B) changes in the price of the common shares of such Party (it being understood, however, that any event, circumstance, change, effect, development, condition or occurrence giving rise or contributing thereto may constitute or otherwise be taken into account for purposes of determining whether an Intervening Event has occurred), or (C) the fact that, in and of itself, such Party exceeds any internal or published projections or forecasts or estimates or outlook of revenues or earnings (it being understood, however, that any event, circumstance, change, effect, development, condition or occurrence giving rise or contributing thereto may constitute or otherwise be taken into account for purposes of determining whether an Intervening Event has occurred).
“IRS” means the United States Internal Revenue Service or any successor agency.
“Joint Proxy Statement” means a joint proxy statement/prospectus in preliminary and definitive form relating to the Company Shareholder Meeting and the Parent Shareholder Meeting, together with any amendments or supplements thereto.
“Knowledge of Parent” or similar phrases mean the actual knowledge of the Persons set forth in Section 1.1 of the Parent Disclosure Letter.
“Knowledge of the Company” or similar phrases mean the actual knowledge of the Persons set forth in Section 1.1 of the Company Disclosure Letter.
“Law” means any and all domestic (federal, state or local) or foreign laws (including common law), statutes, codes, rules, regulations and Orders promulgated by any Governmental Authority.
“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, lien, pledge, charge, security interest, right of first refusal or first offer, right of way, easement, title defect or encumbrance of any kind in respect of such asset; provided, however, that any restrictions on the transfer and ownership of Company Common Shares or Parent Common Shares included in the Company Charter or the Parent Charter, respectively, shall not constitute a Lien hereunder. For the avoidance of doubt, the term “Lien” shall not include licenses of or other similar rights with respect to Intellectual Property.
“Maryland SDAT” means the State Department of Assessments and Taxation of Maryland.
“MGCL” mean the Maryland General Corporation Law, as amended.
“Order” means a judgment, order, injunction, award, decree, writ or other legally enforceable requirement of any Governmental Authority.
“Outside Date” means September 30, 2023.
“Parent Board” means the board of trustees of Parent.
“Parent Bylaws” means the bylaws of Parent, as amended and in effect as of the date of this Agreement.
“Parent Charter” means the declaration of trust of Parent, as amended and supplemented and in effect as of the date of this Agreement.
“Parent Commitment Letter Properties” means the properties beneficially owned by Parent or any Parent Subsidiary listed on Schedule A of the Commitment Letter.
“Parent Common Shares” means the common shares of beneficial interest, $.01 par value per share, of Parent.

“Parent Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 13, 2018, by and among the Parent, Wells Fargo Bank, National Association, as administrative agent, and each of the other financial institutions from time to time party thereto, as amended on or prior to the date hereof.
“Parent Credit Agreement Condition” means the requirement that Parent shall have obtained one or more amendments, modifications or other changes to the Parent Credit Agreement, or any refinancing, replacement or renewal of the Parent Credit Agreement, that (i) effectuates the extension of the maturity date of revolving commitments under the Parent Credit Agreement to a date, in an amount and otherwise on terms that would not be reasonably likely to be materially adverse to the business, operations or financial condition of the Surviving Entity (after giving effect to the Merger), as reasonably determined by each of the Parent Special Committee and the Company Special Committee prior to entry into definitive documentation providing therefor, (ii) expressly permits, and otherwise is on terms that would not delay or prevent the consummation of, the Merger and the other transactions contemplated hereby, including the consummation of the Financing, at the Effective Time and (iii) effectuates an amended Parent Credit Agreement that would not be reasonably likely to experience a default (or an event which with notice or lapse of time or both would become a default), or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both), as a result of or in connection with the consummation of the Merger and the other transactions contemplated hereby, including the consummation of the Financing, at the Effective Time.
“Parent Equity Compensation Plan” means Parent’s Amended and Restated 2009 Incentive Share Award Plan, as amended.
“Parent Governing Documents” means the Parent Charter and the Parent Bylaws.
“Parent JV” means Prosperity Metro Plaza and 1750 H Street, NW.
“Parent Landlord Leases” means each lease or sublease and each guarantee thereof in effect as of the date hereof and to which Parent or any Parent Subsidiary are parties as lessors or sublessors with respect to any Parent Property (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).
“Parent Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, (i) has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole, or (ii) will, or would reasonably be expected to, prevent or materially impair the ability of Parent to consummate the Merger before the Outside Date, or prevent or materially impair the ability of Parent to perform its obligations hereunder; provided, however, that for purposes of clause (i), “Parent Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence, and any such event, circumstance, change, effect, development, condition or occurrence shall not be taken into account when determining whether a Parent Material Adverse Effect has occurred or is reasonably expected to occur, to the extent arising out of or resulting from (A) any failure of Parent to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise or contributing to such failure may constitute or otherwise be taken into account in determining whether there has been a Parent Material Adverse Effect), (B) any events, circumstances, changes or effects that affect generally the industries in which Parent and its Subsidiaries operate, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any adoption, implementation, promulgation, repeal, modification, amendment, interpretation, reinterpretation, change or proposal of any applicable Law of or by any Governmental Authority after the date hereof, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, including cyberterrorism, (F) the negotiation, execution or public announcement of this Agreement, or the consummation or anticipation of the Merger or any of the other transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, creditors, investors (including shareholders), venture partners or employees (provided that the exception in this clause (F) does not apply for purposes of any representations in Article 5 that address any required filings or consents or the public announcement or pendency of this Agreement), (G) the occurrence or worsening of any earthquake, hurricane, flood, ice event, fire, tornado, tsunami or other natural disaster, severe weather-related event or other similar force majeure events, (H) the taking of any action expressly required by this Agreement, (I) any change in the credit rating or other rating of financial strength of Parent or any of the Parent Subsidiaries or any of their respective securities in and of itself (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise or contributing to such change may constitute or otherwise be taken into account in determining whether there has been a Parent Material Adverse Effect), (J) a decline in the market price or change in the trading volume of the shares of Parent Common Shares on the Nasdaq or any other capital stock or debt securities of Parent (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise or contributing to such decline or change may constitute or otherwise be taken into account in determining whether there has been a Parent Material Adverse Effect), (K) the occurrence or worsening of any pandemic, epidemic, public health emergency or disease outbreak (including COVID-19) or (L) changes in GAAP (or the interpretation or enforcement thereof); provided, however, that any event, circumstance, change, effect, development, condition or occurrence set forth in clauses (B), (C), (D), (E), (G), (K) and (L) may be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such event, circumstance, change, effect, development, condition or occurrence disproportionately affects Parent and the Parent Subsidiaries, taken as a whole, relative to other Persons in the industries in which Parent and the Parent Subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account, and only to the extent otherwise permitted by this definition).
“Parent Permitted Liens” means: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due, or the validity of which is being contested in good faith and for which adequate accruals or reserves have been established; (ii) Lien that is a cashier’s, landlord’s, carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business not yet due, or the validity of which is being contested in good faith and for which adequate accruals or reserves have been established; (iii) Lien that is a zoning regulation, entitlement or other land use or environmental regulation by any Governmental Authority; (iv) Lien that is disclosed on Parent’s most recent consolidated balance sheet (including the notes thereto) included in the Parent SEC Documents filed prior to the date of this Agreement; (v) Lien arising under any Parent Material Contracts, Parent Landlord Leases or Parent Tenant Leases; (vi) Lien that is disclosed on the Parent Title Insurance Policies or surveys; (vii) statutory Liens arising by operation of Law with respect to a liability incurred in the ordinary course of business not yet due, or the validity of which is being contested in good faith; (viii) immaterial easements, rights of way or other similar matters or restrictions or exclusions whether or not shown by a current title report or other similar report; (ix) Lien, limitation, title defect, covenant, restriction, reservation of interests in title or other similar matter of record affecting title to the Parent Property, none of which, individually or in the aggregate, interfere materially with the current use or operation of the Parent Property affected thereby or materially adversely affect the value or marketability of the applicable Parent Property or (x) Liens that will be discharged prior to or in conjunction with the Closing.
“Parent Property” means any real property owned or leased (including ground leased) as lessee or sublessee, by Parent or any Parent Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).
“Parent REIT Counsel” means Sullivan & Worcester LLP.
“Parent Shareholder Approval” means (i) the approval of the issuance of Parent Common Shares in the Merger as contemplated by this Agreement by the shareholders of Parent by the affirmative vote of at least a majority of all the votes cast by the holders of outstanding Parent Common Shares entitled to vote at the Parent Shareholder Meeting on such issuance and (ii) the approval of the Merger by the shareholders of Parent by the affirmative vote of at least a majority of all the votes entitled to be cast at the Parent Shareholder Meeting on the Merger.
“Parent Shareholder Meeting” means the meeting of the holders of Parent Common Shares for the purpose of seeking the Parent Shareholder Approval, including any postponement or adjournment thereof.

“Parent Special Committee” means the special committee of the Parent Board, comprised of certain disinterested and independent trustees of Parent, established for the purposes of investigating, evaluating, developing, exploring and negotiating a possible transaction involving Parent and the Company and all matters related thereto (or any other alternative transaction(s)). The Parent Special Committee constitutes an authorized committee of the Parent Board for purposes of this Agreement.
“Parent Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity that is consolidated with Parent for purposes of the consolidated financial statements of Parent under GAAP and, to the extent applicable, Article 6 of Regulation S-X promulgated under the Exchange Act.
“Parent Subsidiary Governing Documents” means the constituent organizational or governing documents of each Parent Subsidiary.
“Parent Subsidiary Partnership” means a Parent Subsidiary that is or was a partnership for United States federal income Tax purposes.
“Parent Tax Protection Agreement” means any written agreement to which Parent or any Parent Subsidiary is a party pursuant to which: (i) any liability to direct or indirect holders of limited partnership interests in a Parent Subsidiary Partnership relating to income Taxes may arise, whether or not as a result of the consummation of the Merger or the other transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a direct or indirect holder of limited partnership interests in a Parent Subsidiary Partnership, Parent or any Parent Subsidiary has agreed to (A) maintain a minimum level of debt, continue to maintain a particular debt or provide rights to guarantee or otherwise assume economic risk of loss with respect to debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets, (F) use (or refrain from using) a particular method for allocating one or more liabilities under Section 752 of the Code and/or (G) dispose of assets in a particular manner; or (iii) in connection with the deferral of income Taxes of a direct or indirect holder of limited partnership interests in a Parent Subsidiary Partnership, any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of such Parent Subsidiary Partnership or any direct or indirect subsidiary of such Parent Subsidiary Partnership or are so guarantying or indemnifying, or have so assumed, such debt.
“Payoff Documentation” means, with respect to the Company Credit Agreement and the Company Granite Note, (i) customary payoff letters in form and substance reasonably satisfactory to Parent, providing for (A) the payoff, discharge and termination in full on the Closing Date of all indebtedness and commitments in connection with the Company Credit Agreement and the Company Granite Note (except for customary surviving obligations) and (B) the release of any Liens and termination of all guarantees supporting such indebtedness and commitments substantially contemporaneously with the Closing on the Closing Date, and (ii) customary lien and guarantee release documents (including any required mortgage release documentation) reasonably satisfactory to Parent with respect to liens and guarantees under the Company Credit Agreement and the Company Granite Note; provided that Payoff Documentation shall only be required to be provided with respect to the Company Granite Note if it has not been repaid prior to the Closing.
“Person” means an individual, corporation, real estate investment trust, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).
“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.
“Representative” means, with respect to a Person, one or more of such Person’s trustees, directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers and financial advisors), agents and other representatives when acting in such capacity and not when acting in any other capacity.

“RMR” means The RMR Group LLC, a Maryland limited liability company, the business and property manager of each of the Company and Parent.
“SEC” means the United States Securities and Exchange Commission (including the staff thereof).
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Special Committee” means the Company Special Committee or the Parent Special Committee, as applicable.
“Specified Consent and Tender Documentation” means (1) a customary solicitation agent agreement in connection with any consent solicitation in respect of the Company Notes set forth in Section 7.17, (2) a customary dealer manager agreement in connection with any tender offer or exchange offer in respect of the Company Notes set forth in Section 7.17, (3) any certificate or other document reasonably requested by Parent as backup for legal opinions to be provided in connection with the transactions contemplated by Section 7.17, (4) customary ancillary agreements and closing deliverables (other than legal opinions) for any consent solicitation, tender offer, exchange offer, optional redemption, satisfaction and discharge or defeasance in respect of the Company Notes set forth in Section 7.17 and (5) any approvals or authorizations by the board of directors (or equivalent bodies) of the Company or any Company Subsidiary in connection with any consent solicitation, tender offer, exchange offer, optional redemption, satisfaction and discharge, defeasance or designation of restricted subsidiaries in respect of the Company Notes set forth in Section 7.17.
“Subsidiary” means, with respect to a Person, any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity that is consolidated with such Person for purposes of the consolidated financial statements of such Person under GAAP and, to the extent applicable, Article 6 of Regulation S-X promulgated under the Exchange Act.
“Takeover Statutes” means any restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL and any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar state takeover Laws.
“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including any income (net or gross), franchise, windfall or other profits, gross receipts, premiums, property (real or personal, tangible or intangible), sales, use, value added, net worth, margins, assets, capital stock, business organization, commercial activity, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, leasing, lease, user, ad valorem, stamp, transfer, value-added, gains tax, license, recording, registration and documentation fees, severance, occupation, environmental, customs duties, disability, registration, alternative or add-on minimum, estimated tax, or other tax, or other like assessment, levy or charge of any kind whatsoever.
“Tax Return” means any report, document, return, certificate, claim for refund, election, estimated tax filing, declaration, or other information return or filing required to be filed with any taxing authority with respect to, or otherwise relating to, Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Tenant Improvement(s)” means the construction or improvement of long-term real property (not including furniture, fixtures, equipment or inventory) for use in a tenant’s trade or business at the Company Properties or the Parent Properties, as applicable.
“Termination Fee” means a Company Termination Fee or a Parent Termination Fee, as applicable.

(b)   The following terms have the respective meanings set forth in the sections set forth below opposite such term:
Defined Terms	Location of Definition
Acquisition Agreement	Section 7.3(a)
Adverse Recommendation Change	Section 7.3(d)
Agreement	Preamble
Articles of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Base Amount	Section 9.3(e)
Company Board Recommendation	Recitals
Company Book-Entry Shares	Section 3.1(a)
Company Certificates	Section 3.1(a)
Company Disclosure Letter	Article 4
Company Insurance Policies	Section 4.17
Company JV Properties	Section 4.15(b)
Company Material Contract	Section 4.16(b)
Company Notes Consent Solicitation	Section 7.17(a)
Company Notes Consent Solicitation Documents	Section 7.17(a)
Company Notes Offer	Section 7.17(b)
Company Notes Offer Documents	Section 7.17(b)
Company Notes Supplemental Indenture	Section 7.17(a)
Company Permits	Section 4.5(b)
Company SEC Documents	Section 4.6(a)
Company Tax Representation Letter	Section 6.1(c)
Company Tenant Leases	Section 4.15(e)
Company Terminating Breach	Section 9.1(c)(i)
Company Termination Fee	Section 9.3(e)
Company Third Party	Section 4.15(h)
Company Title Insurance Policies	Section 4.15(j)
Company Title Insurance Policy	Section 4.15(j)
Competing Proposal	Section 7.3(f)
Covered Persons	Section 7.5(a)
Definitive Agreements	Section 7.15(a)(ii)
Effective Time	Section 2.3
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Exchange Ratio	Section 3.1(a)
Excluded Shares	Section 3.1(b)
Fee Letter	Section 5.22(a)
Financing Authorization Letters	Section 7.160(vii)
Financing Conditions	Section 5.22(a)
Financing Entities	definition of Financing Parties
Financing Termination Notices	Section 7.160(vi)(4)
Indemnification Agreements	Section 7.5(a)

Defined Terms	Location of Definition
Interim Period	Section 6.1(a)
MD REIT Law	Recitals
Merger	Recitals
Merger Consideration	Section 3.1(a)
Merger Financing Amount	Section 5.22(a)
Nasdaq	Section 3.2(e)
Parent	Preamble
Parent Base Amount	Section 9.3(e)
Parent Board Recommendation	Recitals
Parent Disclosure Letter	Article 5
Parent Insurance Policies	Section 5.17
Parent JV Properties	Section 5.15(b)
Parent Material Contract	Section 5.16(b)
Parent Permits	Section 5.5(b)
Parent Pro Forma Information	Section 7.160(iii)
Parent SEC Documents	Section 5.6(a)
Parent Tax Representation Letter	Section 6.2(c)
Parent Tenant Leases	Section 5.15(e)
Parent Terminating Breach	Section 9.1(d)(i)
Parent Termination Fee	Section 9.3(e)
Parent Third Party	Section 5.15(h)
Parent Title Insurance Policies	Section 5.15(j)
Parent Title Insurance Policy	Section 5.15(j)
Parties	Preamble
Party	Preamble
Paying Party	Section 9.3(d)
Premium Cap	Section 7.5(d)
Prohibited Financing Modifications	Section 7.15(b)
Proposal Recipient	Section 7.3(b)
QRS	Section 4.1(b)
Qualifying Income	Section 9.3(e)
Receiving Party	Section 9.3(c)
Referenced Entity	definition of ERISA Affiliate
REIT Requirements	Section 9.3(e)
RMR Company Agreements	Section 7.18(a)
SOX Act	Section 4.6(a)
Special Company Distribution	Section 6.1(b)
Special Parent Distribution	Section 6.2(b)
Superior Proposal	Section 7.3(g)
Surviving Entity	Section 2.1
Tax Guidance	Section 9.3(e)
Transfer Taxes	Section 7.13(b)
TRS	Section 4.1(b)
Waiver Form	Section 3.4

Section 1.2    Interpretation and Rules of Construction.   In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a)   when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement;
(b)   the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)   whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
(d)   the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(e)   references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section;
(f)   all capitalized terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
(g)   the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms;
(h)   references to a Person are also to its successors and permitted assigns;
(i)   the use of “or” is not intended to be exclusive;
(j)   the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and
(k)   all uses of currency or the symbol “$” in this Agreement refer to United States dollars.
ARTICLE 2
THE MERGER
Section 2.1   The Merger; Effects of the Merger.   Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MD REIT Law, at the Effective Time the Company shall be merged with and into Parent, whereupon the separate existence of the Company will cease, with Parent surviving the Merger (Parent, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”). The Merger shall have the effects provided in this Agreement and as specified in the MD REIT Law. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Company and Parent, and all of the claims, obligations, liabilities, debts and duties of the Company and Parent shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.
Section 2.2   Closing.   The closing of the Merger (the “Closing”) shall take place remotely by electronic exchange of deliverables on a date that is the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or valid waiver of such conditions at the Closing) shall have been satisfied or validly waived in accordance with Section 10.14 by the Party entitled to the benefit of such condition (subject to applicable Law), or on such other date and such other time as may be mutually agreed upon by the Parties in writing (the actual date of Closing being referred to herein, the “Closing Date”).
Section 2.3   Effective Time.   On the Closing Date, the Parties shall cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the Maryland SDAT in accordance with the MD REIT Law and make any other filings, recordings or publications required to be made by any Party under the MD REIT Law in connection with the Merger. The Merger shall become effective at such date and time as the Articles of Merger are accepted for filing by the Maryland SDAT or on such later date and time (not to exceed thirty (30) days from the date the Articles of Merger are accepted for filing by the Maryland SDAT) as shall be agreed to by the Company and Parent and specified in the Articles of Merger (such date and time the Merger becomes effective being hereinafter referred to as the “Effective Time”).
Section 2.4   Governing Documents.   At the Effective Time, the declaration of trust and the bylaws of Parent, as in effect immediately prior to the Effective Time, as amended pursuant to Articles of Amendment substantially in the form set forth in Exhibit F (such amendment, the “Trust Amendment”), shall be the declaration of trust and the bylaws of the Surviving Entity, until thereafter amended, subject to Section 7.5, in accordance with applicable Law and the applicable provisions of the declaration of trust and the bylaws of the Surviving Entity.
Section 2.5   Trustees and Officers of the Surviving Entity.   The trustees and officers of Parent immediately prior to the Effective Time shall be the trustees and officers of the Surviving Entity immediately after the Effective Time, each to serve until such time as his or her resignation or removal or such time as his or her successor shall be duly elected and qualified, in each case in accordance with the declaration of trust and the bylaws of the Surviving Entity.
Section 2.6   Tax Consequences.   It is intended that, for United States federal income Tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g).
ARTICLE 3
TREATMENT OF SECURITIES
Section 3.1   Treatment of Securities.
(a)   Treatment of Company Common Shares.   Subject to Section 3.2(e), Section 3.3 and Section 3.5, at the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of beneficial interest of Parent or the Company, each Eligible Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.147 Parent Common Shares (subject to adjustment as set forth in Section 3.5 and Section 7.11(c), and as so adjusted, the “Exchange Ratio”) for each Company Common Share (the “Merger Consideration”), shall no longer be outstanding, shall be automatically cancelled and shall cease to exist, and each evidence of shares in book-entry form previously evidencing any Eligible Shares issued and outstanding immediately prior to the Effective Time (the “Company Book-Entry Shares”) and each certificate previously representing any Eligible Shares issued and outstanding immediately prior to the Effective Time (the “Company Certificates”), if any, shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 3.2(e) cash in lieu of fractional shares into which such Eligible Shares have been converted pursuant to this Section 3.1(a) and any dividends or other distributions payable pursuant to Section 3.2(c) or Section 7.11.
(b)   Cancellation of Excluded Shares.   Each Company Common Share issued and outstanding immediately prior to the Effective Time that is held directly by Parent or the Company (such Company Common Shares, collectively, the “Excluded Shares”) shall no longer be outstanding, shall automatically be cancelled without payment of any consideration therefor and shall cease to exist.
(c)   Parent Common Shares of Beneficial Interest.   At the Effective Time, all of the common shares of beneficial interest of Parent issued and outstanding immediately prior to the Effective Time shall, as a result of the Merger and without any action on the part of the Parties or any holder thereof, remain unchanged and continue to remain issued and outstanding as common shares of beneficial interest of the Surviving Entity.

Section 3.2   Exchange of Certificates.
(a)   Exchange Agent.   Immediately prior to the Effective Time on the Closing Date, Parent shall deposit or shall cause to be deposited with a nationally recognized financial institution or trust company selected by Parent and reasonably acceptable to the Company to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Eligible Shares, for exchange in accordance with this Article 3, (i) an aggregate number of duly authorized, validly issued and fully paid and non-assessable Parent Common Shares to be issued in uncertificated or book-entry form comprising the number of Parent Common Shares required to be issued pursuant to Section 3.1(a), and (ii) an aggregate amount of cash comprising a good faith estimate of the amount required to be delivered pursuant to Section 3.2(e). In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Eligible Shares may be entitled pursuant to Section 3.2(c) with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Shares. Such Parent Common Shares, cash in lieu of any fractional shares payable pursuant to Section 3.2(e) and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 3.2(a) are referred to collectively in this Agreement as the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than for the purpose provided for in this Agreement and shall be held in trust for the benefit of the holders of Eligible Shares, subject to Section 3.2(f). In the event that the Exchange Fund shall be insufficient to make the payments contemplated by this Section 3.2, Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount sufficient to make such payments. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent or the Surviving Entity. Interest and other income on the Exchange Fund shall be the sole and exclusive property of Parent and the Surviving Entity and shall be paid to Parent or the Surviving Entity as Parent directs. No investment of the cash portion of the Exchange Fund shall relieve Parent, the Surviving Entity or the Exchange Agent from making the payments required by this Article 3, and, following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy Parent’s obligations hereunder for the benefit of the each holder of record of Eligible Shares at the Effective Time, which additional funds will be deemed to be part of the Exchange Fund.
(b)   Exchange Procedures.
(i)   Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of Eligible Shares that are evidenced by a Company Certificate notice advising such holders of the effectiveness of the Merger, including (A) appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to Company Certificates shall pass, only upon delivery of Company Certificates (or affidavits of loss in lieu of Company Certificates, as provided in Section 3.6) to the Exchange Agent, and (B) instructions for surrendering Company Certificates (or affidavits of loss in lieu of Company Certificates, as provided in Section 3.6) to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of fractional Parent Common Shares, if any, to be issued or paid in consideration therefor, and any dividends or other distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement. Payment of the Merger Consideration, cash in lieu of fractional Parent Common Shares, if any, to be issued or paid in consideration therefor and any dividends or other distributions, in each case to which such holders are entitled pursuant to the terms of this Agreement with respect to Company Book-Entry Shares, shall be made promptly following the Effective Time without any action on the part of the Person in whose name such Company Book-Entry Shares are registered.
(ii)   No interest will be paid or accrued on any amount payable upon due surrender of Eligible Shares, and any Company Certificate or ledger entry relating to Company Book-Entry Shares formerly representing Company Common Shares that have been so surrendered shall be cancelled by the Exchange Agent.
(iii)   In the event of a transfer of ownership of certificated Eligible Shares that is not registered in the transfer records of the Company, the number of whole Parent Common Shares that such holder is entitled to receive pursuant to Section 3.1(a), together with an amount (if any)

of cash in immediately available funds (or, if no wire transfer instructions are provided, a check) (in each case, after deducting any required Tax withholdings as provided in Section 3.3) in lieu of fractional shares to be paid upon due surrender of the Company Certificate pursuant to Section 3.2(e) and any dividends or other distributions in respect thereof in accordance with Section 3.2(c), may be issued or paid to such a transferee if the Company Certificate formerly representing such Eligible Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer and other similar Taxes have been paid or are not payable, in each case, in form and substance reasonably satisfactory to the Exchange Agent and the Surviving Entity. Until surrendered as contemplated by this Section 3.2(b), each Company Certificate and Company Book-Entry Share shall be deemed at any time at or after the Effective Time to represent only the right to receive the Merger Consideration in accordance with this Article 3, any amount payable in cash in lieu of fractional shares in accordance with Section 3.2(e), and any dividends or other distributions payable pursuant to Section 3.2(c), in each case without interest.
(c)   Distributions with Respect to Unexchanged Shares.   Whenever a dividend or other distribution is authorized by the Parent Board and declared by Parent in respect of Parent Common Shares, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all Parent Common Shares issuable pursuant to this Agreement. With respect to Eligible Shares represented by a Company Certificate, no dividends or other distributions in respect of Parent Common Shares shall be paid to any holder of any such Eligible Share until the Company Certificate (or affidavit of loss in lieu of the Company Certificate as provided in Section 3.6) is surrendered for exchange in accordance with this Article 3. Subject to applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole Parent Common Shares issued in exchange for Eligible Shares in accordance with this Article 3, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Parent Common Shares and not yet paid to such holder and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole Parent Common Shares with a record date after the Effective Time and prior to such surrender but with a payment date subsequent to surrender.
(d)   Transfers.   From and after the Effective Time, there shall be no transfers on the share transfer books of the Company of the Company Common Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Company Certificates or Company Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Company Certificates or Company Book-Entry Shares are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.
(e)   No Fractional Shares.   Notwithstanding any other provision of this Agreement to the contrary, no fractional Parent Common Shares shall be issued upon the conversion of Eligible Shares pursuant to this Agreement. Any holder of Eligible Shares otherwise entitled to receive a fractional Parent Common Share but for this Section 3.2(e) shall be entitled to receive, upon surrender of the applicable Eligible Shares, a cash payment, without interest, in lieu of any fractional share, in an amount rounded to the nearest whole cent equal to the product obtained by multiplying (i) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder (after taking into account all Company Common Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) the average of the closing price on The Nasdaq Stock Market LLC (“Nasdaq”), as reported in The Wall Street Journal, for a Parent Common Share for the five (5) consecutive full trading days ending on the last trading day immediately preceding the Closing Date. No holder of Eligible Shares shall be entitled by virtue of the right to receive cash in lieu of fractional Parent Common Shares described in this Section 3.2(e) to any dividends, voting rights or any other rights in respect of any fractional Parent Common Share. The payment of cash in lieu of fractional Parent Common Shares is not a separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange.

(f)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to holders of Eligible Shares on the first (1st) anniversary of the Effective Time shall be delivered to Parent, upon demand, and any former holders of the Company Common Shares who have not theretofore complied with this Article 3 shall thereafter look only to Parent for delivery of any Parent Common Shares and any payment of cash and any dividends and other distributions in respect thereof payable or issuable pursuant to Section 3.1(a), Section 3.2(c) or Section 3.2(e), in each case, without any interest thereon and subject to applicable abandoned property, escheat or similar Laws.
(g)   No Liability.   Notwithstanding anything in this Agreement to the contrary, none of the Surviving Entity, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Shares for any amount properly delivered to a Governmental Authority pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund that remains undistributed to the holders of Eligible Shares immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Authority, shall, to the extent permitted by Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
Section 3.3   Withholding Rights.   Notwithstanding anything to the contrary in this Agreement, each Person making any payment or vesting any property pursuant to this Agreement, or otherwise with respect to the Merger, including the Surviving Entity and the Exchange Agent, shall be entitled to deduct and withhold from any amounts or property otherwise paid, distributed, or vested (or portions thereof) as it is required to deduct and withhold with respect to the making of such payment or distribution, or vesting of such property, under the Code or any other applicable Law. In the case of any noncash payment or distribution or the vesting of any property, the applicable deducting or withholding party may collect the amount required to be deducted or withheld by reducing to cash for remittance to the appropriate Governmental Authority a sufficient portion of the property that the recipient would otherwise receive or own (or already owns), if the cash portion of any such payment or distribution is not sufficient to cover the deducting or withholding liability, all on behalf of the recipient Person, and the recipient Person will bear any brokerage or other costs of this deducting or withholding procedure. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been distributed, paid, or otherwise delivered to the Person in respect of which such deduction and withholding was made. To the extent shares are reduced to cash to satisfy any deducting or withholding obligation, only a whole number of shares will be reduced to cash, and the Person in respect of which the deduction and withholding was made shall receive as of the Effective Time the excess cash over the deducting or withholding obligation as a cash payment, without interest.
Section 3.4   Treatment of Company Share Awards.   To the extent not previously obtained, the Company shall obtain (as soon as practicable following the date hereof) from each of the Company’s executive officers and the other individuals set forth in Section 3.4 of the Company Disclosure Letter, and shall use reasonable efforts to obtain from each other holder of Company Equity Awards that would by their terms become vested upon the consummation of the Merger, a waiver of such individual’s right to accelerated vesting of any Company Equity Awards held by such individual in connection with the Merger, in the form attached hereto as Exhibit A (the “Waiver Form”). At the Effective Time, each then outstanding Company Equity Award that does not vest upon the consummation of the Merger shall be converted into an award under the Parent Equity Compensation Plan with respect to a number of Parent Common Shares (rounded down to the nearest whole number of shares) equal to the product of (a) the Exchange Ratio multiplied by (b) the number of Company Common Shares subject to such Company Equity Award at the Effective Time. Such award shall continue to be subject to the same vesting and other terms and conditions as were in effect immediately prior to the Effective Time, except as specifically set forth in the Waiver Form or as otherwise amended. No fractional Parent Common Shares shall be issued upon the conversion of Company Equity Awards pursuant to this Section 3.4. Any holder of Company Equity Awards otherwise entitled to receive a fractional Parent Common Share but for this Section 3.4 shall be entitled to receive a cash payment in accordance with the provisions of Section 3.2(e), without duplication. Any cash payment pursuant to this Section 3.4 shall be subject to appropriate withholding for Taxes in accordance with Section 3.3, without duplication. As promptly as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Company Board (or an authorized committee thereof) shall adopt such resolutions and take such other actions as the Company Board (or such committee) determines may be required to effect the provisions of this Section 3.4.
Any Company Equity Award that vests upon the consummation of the Merger shall, at the Effective Time, receive the same treatment as Eligible Shares pursuant to this Agreement. Any vesting of such Company Equity Awards upon the consummation of the Merger shall be subject to appropriate withholding for Taxes in accordance with Section 3.3, without duplication, and holders thereof shall have the right to have Parent Common Shares withheld to satisfy any Tax liability associated with such vesting.
Section 3.5   Adjustments to Prevent Dilution.   If, at any time during the period between the date of this Agreement and the Effective Time, (a) there is a change in the number of issued and outstanding Company Common Shares or the number of issued and outstanding Parent Common Shares, or securities convertible or exchangeable into Company Common Shares or Parent Common Shares, in each case, as a result of a reclassification, stock split (including reverse stock split), stock dividend or stock distribution, recapitalization, merger, combination, exchange of shares, subdivision or other similar transaction, or (b) there shall have been declared on the Parent Common Shares a share dividend, share distribution or share split (including reverse share split) with a record date prior to the Effective Time, the Exchange Ratio shall be equitably adjusted to provide the holders of Eligible Shares and Company Equity Awards and Parent with the same economic effect as contemplated by this Agreement prior to such event; provided that this Section 3.5 shall not be construed to permit any action otherwise prohibited by this Agreement.
Section 3.6   Lost Certificates.   If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if requested by Parent in its reasonable discretion, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 3.2(f) or Section 3.2(g), Parent or the Surviving Entity) shall deliver, in exchange for such lost, stolen or destroyed Company Certificate, the Parent Common Shares into which the Company Common Shares represented by such Company Certificate were converted pursuant to Section 3.1(a), any cash in lieu of fractional shares and any dividends and other distributions deliverable in respect thereof pursuant to this Agreement.
Section 3.7   Dissenters’ Rights.   No dissenters’ or appraisal rights shall be available to any holders of Company Common Shares or Parent Common Shares with respect to the Merger or any of the other transactions contemplated hereby.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the disclosure letter prepared by the Company, with numbering corresponding to the numbering of this Article 4, delivered by the Company to Parent prior to or concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed to be disclosure with respect to any other section or subsection of this Article 4 or Section 6.1 to which the applicability of such disclosure is reasonably apparent on its face), or (b) as disclosed in the Company SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2021 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this Article 4); provided that the disclosure in such Company SEC Documents shall not be deemed to qualify any representation or warranty contained in Section 4.2, the Company hereby represents and warrants to Parent that:
Section 4.1   Organization and Qualification; Subsidiaries.
(a)   The Company is a real estate investment trust duly organized, validly existing and in good standing under the Laws of the State of Maryland. The Company has all requisite trust power and authority to own, lease and, to the extent applicable, operate the Company Properties or other assets owned by the Company and to conduct its business as it is being conducted as of the date of this Agreement. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the Company Properties or other assets owned, leased or, to the extent applicable, operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The copies of the Company Governing Documents most recently filed with the Company SEC Documents are accurate and complete copies of such documents as in effect as of the date of this Agreement. The Company is in compliance in all material respects with the terms of the Company Governing Documents.
(b)   Section 4.1(b) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of the Company Subsidiaries and Company JVs, together with (i) the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary or Company JV, (ii) the type of and percentage of interest held, directly or indirectly, by the Company or a Company Subsidiary in each Company Subsidiary or Company JV, (iii) the names of and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary or Company JV, and (iv) the classification for United States federal income Tax purposes of each Company Subsidiary or Company JV as a REIT, a qualified REIT subsidiary within the meaning of Section 856(i) of the Code or an entity that is disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3 (in either case, a “QRS”), a taxable REIT subsidiary within the meaning of Section 856(l) of the Code (a “TRS”), or a partnership. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each Company Subsidiary or Company JV is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its organization or incorporation, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate the Company Properties and its other assets and to conduct its business as it is being conducted as of the date of this Agreement. Each Company Subsidiary or Company JV is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the Company Properties or other assets owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each Company Subsidiary or Company JV is in compliance with the terms of its respective Company Subsidiary Governing Documents or the constituent organizational or governing documents of such Company JV, as applicable.
(c)   Neither the Company nor any Company Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries or the Company JVs and investments in short-term investment securities).
Section 4.2   Capitalization.
(a)   As of the date of this Agreement, (i) the authorized shares of beneficial interest of the Company consist of 300,000,000 Company Common Shares and (ii) (A) 239,682,467 Company Common Shares are issued and outstanding (including 1,073,000 Company Common Shares underlying Company Equity Awards), and (B) 2,673,228 Company Common Shares are reserved for future issuance pursuant to the Company Equity Compensation Plan.
(b)   (i) All of the issued and outstanding Company Common Shares are duly authorized, validly issued, fully paid and non-assessable and no class or series of shares of beneficial interest of the Company is entitled to preemptive rights; (ii) all Company Common Shares reserved for future issuance as noted in Section 4.2(a)(ii)(B), shall be, when issued in accordance with the terms and conditions of the Company Equity Compensation Plan and instruments, if any, pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; and (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any

Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of the Company Common Shares may vote.
(c)   All of the outstanding shares of beneficial interest or capital stock of each Company Subsidiary or Company JV that is a real estate investment trust or corporation, respectively, are duly authorized, validly issued, fully paid and non-assessable. All equity interests in each Company Subsidiary or Company JV that is a limited liability company or partnership are duly authorized and validly issued. The Company owns, directly or indirectly, all of the issued and outstanding shares of beneficial interest or capital stock or other equity interests of each Company Subsidiary, free and clear of all Liens other than restrictions applicable under securities Laws and statutory or other Liens for Taxes which are not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(d)   Other than the Company Equity Awards, there are no outstanding subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, share appreciation rights, phantom shares, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company or any Company Subsidiary or any Company JV is a party or by which any of them is bound obligating the Company or any Company Subsidiary or any Company JV to (i) issue, deliver, transfer, sell or create, or cause to be issued, delivered, transferred, sold or created, additional shares of beneficial interest or capital stock or other equity interests, or phantom shares or other contractual rights, the value of which is determined in whole or in part by the value of any equity security of the Company or any Company Subsidiary or any Company JV, or securities convertible into or exchangeable for such shares of beneficial interest or capital stock or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, share appreciation rights, phantom shares, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments, or (iii) redeem, repurchase or otherwise acquire any such shares of beneficial interest or capital stock or other equity interests of the Company or any Company Subsidiary or any Company JV.
(e)   Neither the Company nor any Company Subsidiary is a party to or bound by, any agreements or understandings concerning the voting (including voting trusts and proxies) of any shares of beneficial interest or capital stock or other equity interests of the Company or any Company Subsidiary.
(f)   Neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of its securities under the Securities Act.
Section 4.3   Authority.
(a)   The Company has the requisite real estate investment trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Shareholder Approval, to consummate the Merger and the other transactions contemplated hereby. Subject to receipt of the Company Shareholder Approval and the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the Maryland SDAT, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by all necessary real estate investment trust action on the part of the Company, and no other real estate investment trust proceedings on the part of the Company are necessary to authorize this Agreement or the Merger or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither the Company nor to the Knowledge of the

Company any of its “affiliates” (as defined in Section 3-601 of the MGCL) is, or at any time during the last five (5) years has been, an “interested stockholder” (as defined in Section 3-601 of the MGCL) of Parent.
(b)   The Company Board, at a duly called and held meeting, has unanimously (i) determined and declared that this Agreement, the Merger and the other transactions contemplated hereby are fair and reasonable and advisable to, and in the best interest of, the Company, (ii) duly and validly authorized the execution and delivery of this Agreement by the Company, (iii) directed that the Merger and the other transactions contemplated hereby be submitted for consideration at the Company Shareholder Meeting, and (iv) resolved to recommend that the holders of the Company Common Shares vote in favor of approval of the Merger and the other transactions contemplated hereby and to include such recommendation in the Joint Proxy Statement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.
Section 4.4   No Conflict; Required Filings and Consents.
(a)   The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Merger and the other transactions contemplated hereby, do not and will not (i) assuming receipt of the Company Shareholder Approval, conflict with or violate any provision of any Company Governing Documents, (ii) assuming receipt of the Company Shareholder Approval, conflict with or violate any provision of any Company Subsidiary Governing Documents, (iii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained, all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company, any Company Subsidiary or any Company JV is bound, or (iv) require any notice, consent or approval under, result in any breach of any obligation or any loss of any benefit or increase in any cost or obligations of the Company, any Company Subsidiary or any Company JV under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company, any Company Subsidiary or any Company JV pursuant to any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which the Company, any Company Subsidiary or any Company JV is a party except, as to clauses (ii), (iii) and (iv) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
(b)   The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Merger and the other transactions contemplated hereby, do not and will not, require any consent, approval, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement and, with respect to Parent, the Form S-4, and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (ii) any filings required by any state securities or “blue sky” Laws, (iii) any filings required under the rules and regulations of Nasdaq, (iv) the filing of the Trust Amendment and the Articles of Merger with, and the acceptance of the Trust Amendment and the Articles of Merger for record by, the Maryland SDAT, (v) such filings as may be required in connection with state and local Transfer Taxes, and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
Section 4.5   Compliance with Laws; Permits.
(a)   Since January 1, 2021: (i) the Company and each Company Subsidiary and each Company JV has complied and is in compliance with all (A) Laws applicable to the Company and the Company

Subsidiaries and the Company JVs or by which any property or asset of the Company or any Company Subsidiary or any Company JV is bound, and (B) the Company Permits, and (ii) no notice, charge or assertion has been received by the Company or any Company Subsidiary or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or Company JV, alleging any non-compliance with any such Laws, except in the case of each of clauses (i) and (ii), for such instances of non-compliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.5(a), (i) the provisions of Section 4.5(a)(i)(A) and Section 4.5(a)(ii) shall not apply to Laws addressed in Section 4.10, Section 4.11, Section 4.13 and Section 4.14 and (ii) the provisions of Section 4.5(a)(i)(B) shall not apply to Company Permits addressed in Section 4.14 and Section 4.15.
(b)   Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.14 and Section 4.15, which are addressed solely in those Sections, the Company and each Company Subsidiary and each Company JV is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy necessary for the Company and each Company Subsidiary or Company JV to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (“Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any such Company Permits, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary nor any Company JV has received any written claim or notice that the Company or any Company Subsidiary is currently not in compliance with the terms of any such Company Permits, except where the failure to be in compliance with the terms of any such Company Permits, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
Section 4.6   Company SEC Documents and Financial Statements.
(a)   The Company has filed with or furnished to (as applicable) the SEC all forms, documents, statements, schedules, reports, registration statements, prospectuses and other documents required to be filed or furnished (as applicable) by it since and including January 1, 2021 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, the “SOX Act”) (such documents, as have been amended since the time of their filing, collectively, the “Company SEC Documents”). No Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act. As of their respective filing dates, the Company SEC Documents did not (or with respect to the Company SEC Documents filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except to the extent such statements have been modified or superseded by later Company SEC Documents filed or furnished (as applicable) by the Company prior to the date of this Agreement) and complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the SOX Act and the applicable rules and regulations of the SEC thereunder. As of the date of this Agreement, (i) there are no outstanding or unresolved comments from the SEC with respect to any Company SEC Document, (ii) to the Knowledge of the Company, no Company SEC Document is the subject of ongoing SEC review and (iii) to the Knowledge of the Company, there are no internal investigations, SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened with respect to the Company.
(b)   At all applicable times, the Company has complied in all material respects with the applicable provisions of the SOX Act and the rules and regulations thereunder, as amended from time to time, and the applicable listing and corporate governance rules of Nasdaq.
(c)   The consolidated financial statements of the Company and the Company Subsidiaries included, or incorporated by reference, in the Company SEC Documents filed prior to the date of this

Agreement, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated under the Exchange Act) and fairly presented, in all material respects (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of the Company and the Company Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of the Company and the Company Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Company SEC Documents filed and publicly available prior to the date of this Agreement.
(d)   Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any other Affiliate of the Company or any Company Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act) where the result, purpose or effect is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s or any such Company Subsidiary’s audited financial statements or other Company SEC Documents.
(e)   Neither the Company nor any Company Subsidiary has outstanding (nor has arranged or modified since the enactment of the SOX Act) any “extensions of credit” (within the meaning of Section 402 of the SOX Act) to trustees, directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any Company Subsidiary. The Company is in compliance with all applicable provisions of the SOX Act, except for any non-compliance that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
(f)   The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and the Company Subsidiaries are being made only in accordance with authorizations of Company management and the Company Board (or an authorized committee thereof), and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and each Company Subsidiary’s assets that could have a material effect on the Company’s consolidated financial statements. The Company has disclosed, based on its most recent evaluation of such internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (x) any significant deficiency and material weakness in the design or operation of the Company’s internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize or report financial information, and (y) any fraud, whether or not material, that involves Company management. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in the auditing standards of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.
(g)   The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Company management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Company management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.
Section 4.7   Absence of Certain Changes.   From December 31, 2022 (a) through the date of this Agreement, the Company and each Company Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any events, circumstances, changes, effects, developments, conditions or occurrences that, individually or in the aggregate, have had a Company Material Adverse Effect that is continuing.
Section 4.8   No Undisclosed Liabilities.   There are no liabilities of the Company or any Company Subsidiary of any nature (whether accrued, absolute, contingent or otherwise), other than: (a) liabilities reflected or reserved against as required by GAAP on the Company’s consolidated balance sheet (including the notes thereto) included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, (b) liabilities incurred in connection with or as a result of this Agreement, the Merger or the other transactions contemplated hereby, (c) liabilities for future performance under any contracts to which the Company or any Company Subsidiary is a party or bound, or (d) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2022, except for any such liabilities that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
Section 4.9   Litigation.   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, as of the date of this Agreement (a) there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, any Company JV or any director, trustee or officer thereof or any Company Properties or other assets owned thereby, and (b) neither the Company nor any Company Subsidiary, nor any Company JV, nor any of the Company Properties, is subject to any outstanding Order of any Governmental Authority.
Section 4.10   Taxes.   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:
(a)   The Company and each Company Subsidiary have duly and timely filed (or have had duly and timely filed on their behalf) with the appropriate Governmental Authority all Tax Returns required to be filed by them, taking into account any applicable extensions of time within which to file such Tax Returns, and all such Tax Returns are true, correct and complete. The Company and each Company Subsidiary have duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or have made adequate provisions for in accordance with GAAP, all amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return.
(b)   The Company: (i) for each of its taxable years commencing with its taxable year ended December 31, 1999, and through and including its taxable year ending December 31 immediately prior to the Effective Time, has elected and has been subject to United States federal taxation as a REIT and has satisfied all requirements to qualify as a REIT; (ii) has been organized and has operated since the end of its most recent taxable year until the date hereof in a manner consistent with the requirements for qualification for taxation as a REIT for United States federal income Tax purposes; (iii) has not taken or omitted to take any action that could reasonably be expected to result in loss of its qualification for taxation as a REIT or a successful challenge by the IRS or any other Governmental Authority to its qualification for taxation as a REIT for United States federal income Tax purposes; and (iv) intends to continue to operate in such a manner as to qualify for taxation as a REIT under the Code for its taxable year that will end on the date of the Merger. No challenge to the Company’s qualification for taxation as a REIT is pending or, to the Knowledge of the Company, has been threatened.
(c)   There are no current audits, disputes, investigations, examinations or other proceedings pending with regard to any Taxes or Tax Returns of the Company or the Company Subsidiaries. The

Company and the Company Subsidiaries have not received a written notice or announcement of any such audits, disputes, investigations, examinations or other proceedings.
(d)   Each Company Subsidiary and each other entity in which the Company holds, directly or indirectly an interest (other than solely through one or more TRSs) that is a partnership, joint venture or limited liability company and that has not elected to be a TRS has been since the later of its acquisition or formation treated for United States federal income Tax purposes as a partnership or QRS, as the case may be, and not as a corporation or an association or publicly traded partnership taxable as a corporation. Each Company Subsidiary and each other entity in which the Company holds, directly or indirectly an interest (other than solely through one or more TRSs) that is a corporation has been since the later of its acquisition or formation treated for United States federal income Tax purposes as a QRS, a TRS or a REIT.
(e)   Neither the Company nor any Company Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code), nor has any of them disposed of any such asset during its current taxable year.
(f)   Each of the Company and each Company Subsidiary has complied with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and has duly and timely collected and withheld and, in each case, has paid over to the appropriate Governmental Authorities all amounts required to be so collected or withheld and paid over on or prior to the due date thereof under all applicable Laws.
(g)   There are no Company Tax Protection Agreements in force at the date of this Agreement, and no Person has raised in writing, or to the Knowledge of the Company threatened to raise, a claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreement or a claim that the Merger or the other transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Company Tax Protection Agreement.
(h)   There are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary except Company Permitted Liens.
(i)   There are no Tax allocation, indemnity, or sharing agreements or similar arrangements with respect to the Company or any Company Subsidiary, other than (i) agreements or arrangements solely by or among two or more of the Company or any of the Company Subsidiaries, or (ii) customary indemnification provisions contained in credit or other commercial agreements entered into in the ordinary course of business (which agreements do not primarily relate to Taxes). After the Closing Date, neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements described in the immediately preceding sentence or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
(j)   Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(k)   Neither the Company nor any Company Subsidiary has been (i) a “distributing corporation” or a “controlled corporation” or (ii) a member of a “separate affiliated group” of a “distributing corporation” or a “controlled corporation” (all within the meaning of Section 355 of the Code and taking into account Treasury Regulations Section 1.337(d)-7(f)(2)), in each case in a distribution of shares qualifying or intended to qualify for tax-free treatment under Sections 355 or 356 of the Code (x) since December 7, 2015, or (y) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
(l)   As of December 31 of each taxable year of the Company from and since the Company’s taxable year ended December 31, 1999, and as of the date hereof, neither the Company nor any Company Subsidiary (other than any Company Subsidiary that is a TRS) has or has had any current or accumulated earnings and profits attributable to such entity or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code.

(m)   Since the Company’s formation, the Company has not incurred any liability for Taxes under Sections 856(c)(7), 856(g)(5), 857(b), 857(f), 860(c) or 4981 of the Code or the Treasury Regulations thereunder which has not been previously paid. No event has occurred, and no condition or circumstance exists, which presents a risk that any amount of Tax described in the previous sentence will be imposed upon the Company or any Company Subsidiary. The Company has not engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code or any transaction that would give rise to “redetermined rents,” “redetermined deductions,” “excess interest,” or “redetermined TRS service income” within the meaning of Section 857(b)(7) of the Code.
(n)   No deficiency for Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of the Company, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, as required. Neither the Company nor any Company Subsidiary (i) has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (ii) currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled; (iii) has in the past three (3) years received a written claim by any Governmental Authority in any jurisdiction where it does not file Tax Returns or pay any Taxes that it is or may be required to file Tax Returns or subject to Tax by that jurisdiction, or (iv) has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(o)   Neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes that is still in effect.
(p)   Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or other affiliated, consolidated, combined or similar group for Tax purposes (other than a group the common parent of which was the Company or a Company Subsidiary) or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor.
(q)   To the Knowledge of the Company, there is no fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(r)   With respect to the Company’s taxable year ending at the Effective Time, taking into account, without limitation, all distributions to be made by the Company prior to the day of the Merger, (i) the Company will have distributed amounts to its respective shareholders equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code, and (ii) the Company will not be subject to Tax under Sections 857(b) or 4981 of the Code.
Section 4.11   Labor and Other Employment Matters; Employee Benefit Plans.
(a)   Neither the Company nor any Company Subsidiary has any common law employees.
(b)   Except for the Company Equity Compensation Plan, neither the Company, nor any Company Subsidiary nor any ERISA Affiliate of the Company (i) maintains, or is required to maintain, any Benefit Plans, (ii) has ever been required to maintain or sponsor any Benefit Plans, or (iii) can reasonably be expected to have any liability with respect to any Benefit Plan with respect to periods prior to the Closing, except as, individually or in the aggregate, does not have, and would not reasonably be expected to have, a Company Material Adverse Effect.
Section 4.12   Information Supplied.
(a)   None of the information supplied or to be supplied in writing by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the holders of the Company Common Shares and the holders of the Parent Common Shares, at the time of the Company Shareholder Meeting and the Parent Shareholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with this Agreement, the Merger and the other transactions contemplated hereby, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable.
(b)   Notwithstanding anything to the contrary in this Section 4.12, the Company makes no representation or warranty with respect to statements made or incorporated, or omissions, in the Form S-4 or the Joint Proxy Statement to the extent that such statements or omissions are based upon information supplied to the Company by or on behalf of Parent.
Section 4.13   Intellectual Property; Security Breaches.
(a)   As of the date of this Agreement, neither the Company nor any Company Subsidiary: (i) owns any registered trademarks, service marks, Internet domain names, patents or copyrights, (ii) has any pending applications or registrations for any trademarks, service marks, patents or copyrights, or (iii) is a party to any licenses, contracts or agreements pursuant to which the Company or any Company Subsidiary obtains the right to use any material trademarks, service marks, Internet domain names, patents or copyrights (other than any license of or other right to use commercially available software or data in the ordinary course of business), in each case with respect to the Intellectual Property described in clauses (i)-(iii), that is material to the operation of the Company and the Company Subsidiaries, taken as a whole. To the Knowledge of the Company, the conduct of its business as currently conducted by the Company and the Company Subsidiaries does not infringe or otherwise violate any Intellectual Property rights of any third Person, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, no claims are pending, or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary as of the date hereof, contesting the validity, enforceability, ownership or use of any Intellectual Property owned by the Company or any Company Subsidiary or alleging that the conduct of its business as currently conducted by the Company or any Company Subsidiary infringes or otherwise violates any Intellectual Property rights of any third Person. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and the Company Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted; provided that the foregoing shall not be deemed to constitute a representation or warranty with respect to infringement or other violation of Intellectual Property rights of third Persons. Notwithstanding any other provision of this Agreement, this Section 4.13(a) contains the exclusive representations and warranties of the Company and the Company Subsidiaries with respect to Intellectual Property matters.
(b)   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, since January 1, 2021, (i) the Company and its Subsidiaries have taken commercially reasonable actions (including implementing reasonable technical, physical or administrative safeguards) to protect personal or other sensitive information in their possession or under their control against unauthorized use, access or disclosure, and (ii) to the Knowledge of the Company, neither the Company nor any Company Subsidiary has experienced any breach of the security of its information technology systems, or any personal or other sensitive information in its possession or under its control.

Section 4.14   Environmental Matters.   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:
(a)   The Company and the Company Subsidiaries and the Company JVs are and at all times during the past five (5) years have been in compliance with all Environmental Laws.
(b)   The Company and the Company Subsidiaries and the Company JVs have all Environmental Permits necessary to own or lease their respective Company Properties and conduct their current operations and are in compliance with such Environmental Permits.
(c)   No Company, Company Subsidiary or any Company JV has received any written notice, demand, letter or claim alleging that the Company or any Company Subsidiary or Company JV is in violation of, or liable under, any Environmental Law or that any Order has been issued against the Company or any Company Subsidiary or Company JV, in each case, which remains unresolved or for which the Company or any Company Subsidiary or Company JV remains obligated. There is no Action pending, or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or Company JV under any Environmental Law.
(d)   To the Knowledge of the Company, none of the Company, any Company Subsidiary or any Company JV, nor any third Person, has caused any release of a Hazardous Substance, or has permitted the existence at any Company Property of a Hazardous Substance, that is in violation of any Environmental Law, or would reasonably be expected to require investigation or remediation by the Company or any Company Subsidiary or Company JV under any Environmental Law, or would reasonably be expected to result in liability to the Company or any Company Subsidiary or any Company JV.
(e)   Notwithstanding any other provision of this Agreement, this Section 4.14 contains the exclusive representations and warranties of the Company, the Company Subsidiaries and the Company JVs with respect to environmental matters, Environmental Laws and Hazardous Substances.
Section 4.15   Properties.
(a)   Section 4.15(a) of the Company Disclosure Letter sets forth a list of the address of each Company Property and whether such Company Property is owned, leased or subleased. As of the date of this Agreement, neither the Company nor any Company Subsidiary is under contract to purchase, lease or sublease any real property. Neither the Company nor any Company Subsidiary owns any mortgage notes receivables or commercial mortgage-backed or similar securities.
(b)   Either the Company or a Company Subsidiary owns good and marketable fee simple or leasehold (as applicable) title to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens. Each Company JV owns good and marketable fee simple or leasehold (as applicable) title to each real property owned or leased (including ground leased) as lessee or sublessee, by such Company JV as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property) (“Company JV Properties”), except for Company Permitted Liens.
(c)   (i) Except for the certificates, permits and licenses that are the subject of Section 4.14, which are addressed solely in such section, each certificate, permit and license from any Governmental Authority having jurisdiction over any of the Company Properties or the Company JV Properties and any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or the Company JV Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties or Company JV Properties is in full force and effect as of the date of this Agreement (and there is no pending written threat of modification or cancellation of any of same), except for such failures to be in full force and effect which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, and (ii) there exists no uncured violation of any Laws affecting any of the Company Properties that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.
(d)   No condemnation, eminent domain or similar proceeding is pending with respect to any owned Company Property or any Company JV Property, and neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of the Company Properties or Company JV Properties or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Company Property or Company JV Property, except with respect to each of clauses (i) and (ii) as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
(e)   The information set forth in the rent rolls for each of the Company Properties, as of February 28, 2023, is true and correct in all material respects. There are no ground leases or other leases for the Company Properties to which the Company or any Company Subsidiary is the lessee or sublessee (collectively, “Company Tenant Leases”).
(f)   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has given written notice of breach or violation of, or default under, any Company Landlord Lease, nor, to the Knowledge of the Company, is any counterparty in breach or violation of, or default under, any Company Tenant Lease or Company Landlord Lease, in each case, which violation or breach remains outstanding and uncured, (ii) no tenant under a Company Landlord Lease is in monetary default under such Company Landlord Lease, which default remains outstanding and uncured, (iii) each Company Tenant Lease and Company Landlord Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary and, to the Knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law), and (iv) neither the Company nor any Company Subsidiary is responsible for any outstanding Tenant Improvements, Tenant Improvement allowances or leasing commissions required in connection with any Company Tenant Lease or Company Landlord Lease.
(g)   Except as set forth in the Company Title Insurance Policies, there are no pending Tax abatements or exemptions specifically affecting any of the Company Properties, and neither the Company nor any Company Subsidiary has received any written notice of any proposed increase in the assessed valuation of any Company Property, except in each case for any such Taxes or assessment that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
(h)   Except for the Company Permitted Liens, as set forth in the Company Landlord Leases, or as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by the Company or any Company Subsidiary, which, in each case, is in favor of any party other than the Company or any Company Subsidiary (a “Company Third Party”).
(i)   Except pursuant to a Company Landlord Lease or any Company Tenant Lease, neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which the Company or any Company Subsidiary manages or manages the development of any real property for any Company Third Party.
(j)   For each Company Property, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, policies of (i) title insurance have been issued insuring, as of the effective date of each such insurance policy, the fee simple title interest (together with appurtenant easements) held by the Company or the applicable Company Subsidiary with respect to the Company Properties that are not subject to the Company Tenant Leases, and (ii) leasehold insurance have been issued insuring, as of the effective date of each such insurance policy, the leasehold interest that the Company or the applicable Company Subsidiary holds with respect to each Company Property that is subject to a Company Tenant Lease (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”). No written claim has been made against any Company Title Insurance Policy, which, individually or in the aggregate, would be material to any Company Property.
(k)   To the Knowledge of the Company, no Company Property is (i) under development as of the date hereof (other than normal repair and maintenance), or (ii) subject to a binding agreement for development or commencement of construction by the Company or a Company Subsidiary, in each case other than those pertaining to customary capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business or as required pursuant to the Company Landlord Leases or Company Tenant Leases.
(l)   To the Knowledge of the Company, neither the Company nor any Company Subsidiary nor any counterparty is in breach or violation of, or default under, any leasing brokerage or third party management services agreement or arrangement to the Company or any Company Subsidiary, which breach or violation, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.
(m)   The Company and the Company Subsidiaries and the Company JVs have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all tangible personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. None of the Company’s or any Company Subsidiary’s or any Company JV’s ownership of or leasehold interest in any such personal property is subject to any Liens, except for the Company Permitted Liens and Liens that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
(n)   (i) There are no structural defects, or violations of Law, relating to any Company Property or Company JV Property that, individually or in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect, and (ii) no physical damage has occurred at any Company Property or Company JV Property that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue, subject to reasonable deductibles and retention limits.
Section 4.16   Material Contracts.
(a)   Except for (i) this Agreement, (ii) contracts filed as exhibits to the Company SEC Documents filed prior to the date hereof, and (iii) contracts that are by and among only the Company and any wholly owned Company Subsidiary or among wholly owned Company Subsidiaries, Section 4.16(a) of the Company Disclosure Letter sets forth a list of each contract, oral or written, to which the Company, any Company Subsidiary or any Company JV is a party or by which any of them or any of their properties or assets are bound (other than Company Landlord Leases, Company Tenant Leases and other Company Permitted Liens) which, as of the date hereof:
(i)   is required to be filed with the SEC pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act;
(ii)   is required to be described pursuant to Item 404 of Regulation S-K under the Securities Act;
(iii)   obligates the Company or any Company Subsidiary to make any non-contingent expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations), except for (A) any contract which provides for routine property-level maintenance or service and is terminable upon not more than sixty (60) days’ notice without a material penalty or premium, and (B) any contracts which obligate the Company or any Company Subsidiary to make aggregate annual expenditures of not more than $3,000,000; provided that the unexpired term of such contract is not more than five (5) years;
(iv)   contains any material non-compete or material exclusivity provisions with respect to any line of business or geographic area with respect to the Company, any Company Subsidiary or any Company JV, or, upon consummation of the Merger and the other transactions contemplated hereby, Parent or Parent Subsidiaries, or which materially restricts the conduct of any business conducted by the Company. any Company Subsidiary, any Company JV or any geographic area in which the Company, any Company Subsidiary or any Company JV may conduct business;
(v)   evidences Indebtedness of the Company, any Company Subsidiary or any Company JV to any Person, or any guaranty thereof, in excess of $10,000,000;
(vi)   is a settlement, conciliation, or similar contract that imposes any material monetary or non-monetary obligations upon the Company, any Company Subsidiary or any Company JV after the date of this Agreement;
(vii)   (A) requires the Company, any Company Subsidiary or any Company JV to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Landlord Lease or Company Tenant Lease pursuant to the terms thereof), (B) gives any Company Third Party the right to buy any Company Property or obligates the Company or any Company Subsidiary or any Company JV to acquire, sell or enter into any lease for any real property, or (C) involves any material pending or contemplated merger, consolidation or similar business combination transaction;
(viii)   relates to a joint venture, partnership, strategic alliance or similar arrangement that is material to the Company or relates to or involves a sharing of a material amount of revenues, profits, losses, costs or liabilities by the Company, any Company Subsidiary or any Company JV with any Person;
(ix)   contains restrictions on the ability of the Company or any Company Subsidiary or any Company JV to pay dividends or other distributions (other than pursuant to any Company Governing Documents or any Company Subsidiary Governing Documents or any organizational documents of any Company JV);
(x)   is material to the Company and is with a Governmental Authority; or
(xi)   constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances or rent relief made under the Company Landlord Leases or grants of relief as to the timing for the payment of rent in the ordinary course of business in connection with or pursuant to the Company Landlord Leases or pursuant to any disbursement agreement, development agreement or development addendum entered into in connection with a Company Landlord Lease with respect to the development, construction or equipping of the Company Properties or the funding of improvements to the Company Properties).
(b)   Each contract in any of the categories set forth in Section 4.16(a)(i) through (xii) to which the Company or any Company Subsidiary is a party or by which it is bound as of the date hereof, including any contracts filed as exhibits to the Company SEC Documents prior to the date hereof, is referred to herein as a “Company Material Contract.” For the avoidance of doubt, the term “Company Material Contract” does not include any Company Landlord Leases or Company Tenant Leases.
(c)   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) each Company Material Contract is legal, valid, binding and enforceable on the Company and each Company Subsidiary that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law); (ii) the Company and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the Knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof; and (iii) neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Company Material Contract. Neither the Company nor any Company Subsidiary has received written notice of any violation or default under any Company Material Contract, except for violations or defaults that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received written notice of termination under any Company Material Contract, and, to the Knowledge of the Company, no party to any Company Material Contract has threatened to cancel any Company Material Contract, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
Section 4.17   Insurance.   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) the Company maintains all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Company Tenant Lease; (ii) all premiums due and payable under all insurance policies, fidelity bonds and other insurance contracts providing coverage for the Company’s and the Company Subsidiaries’ businesses and for all Company Properties other than title insurance policies (the “Company Insurance Policies”) have been paid; (iii) the Company and the Company Subsidiaries have otherwise complied with the terms and conditions of all Company Insurance Policies; (iv) to the Knowledge of the Company, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect; (v) no written notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any Company Insurance Policy which has not been replaced on substantially similar terms on or prior to the date of such cancellation; and (vi) the Company Insurance Policies include such insurance in such amounts and with respect to risks and losses that the Company believes are adequate for the risks customary in the businesses of the Company and the Company Subsidiaries.
Section 4.18   Opinion of Financial Advisor.   The Company Special Committee (in such capacity) has received the oral opinion of BofA Securities, Inc., as financial advisor to the Company Special Committee, on or prior to the date of this Agreement, to be confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications and limitations described in such written opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Shares (other than holders of Excluded Shares).
Section 4.19   Approval Required.   With respect to the Company, the Company Shareholder Approval is the only vote of the holders of any class or series of shares of beneficial interest of the Company and Company Subsidiaries necessary to approve the Merger and the other transactions contemplated hereby.
Section 4.20   Brokers.   Other than as set forth in Section 4.20 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has entered into any agreements or arrangements pursuant to which any broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated hereby.
Section 4.21   Investment Company Act.   Neither the Company nor any Company Subsidiary, is, or at the Effective Time will be, or will be required to be, registered as an investment company under the Investment Company Act of 1940, as amended.
Section 4.22   Takeover Statutes.   Assuming the accuracy of the representations and warranties set forth in Section 5.3, the Company has taken all action required to render inapplicable to the Merger and the other transactions contemplated hereby any Takeover Statutes applicable to the Merger or the other transactions contemplated hereby. No dissenters’, appraisal or similar rights are available to the holders of the Company Common Shares with respect to the Merger or the other transactions contemplated hereby.
Section 4.23   Consents.   As of the date of this Agreement, the Company has no reason to believe that a Company Notes Consent Solicitation or Company Notes Offer will be required to effect the Closing or Committed Financing.
Section 4.24   No Other Representations or Warranties.   Except for the representations and warranties set forth in this Article 4 and in any closing certificate delivered by the Company pursuant to Article 8, neither the Company nor any Person acting on its behalf has made or makes any express or implied representation or warranties. Parent acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, it has relied solely upon the express representations and warranties of the Company set forth in this Article 4 and in any closing certificate delivered by the Company pursuant to Article 8.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT
Except (a) as set forth in the disclosure letter prepared by Parent with numbering corresponding to the numbering of this Article 5, delivered by Parent to the Company prior to or concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed to be disclosure with respect to any other section or subsection of this Article 5 or Section 6.2 to which the applicability of such disclosure is reasonably apparent on its face), or (b) as disclosed in the Parent SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2021 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this Article 5); provided, that the disclosure in such Parent SEC Documents shall not be deemed to qualify any representation or warranty contained in Section 5.2, Parent hereby represents and warrants to the Company that:
Section 5.1   Organization and Qualification; Subsidiaries.
(a)   Parent is a real estate investment trust duly organized, validly existing and in good standing under the Laws of the State of Maryland. Parent has all requisite trust power and authority to own, lease and, to the extent applicable, operate the Parent Properties or other assets owned by Parent and to conduct its business as it is being conducted as of the date of this Agreement. Parent is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the Parent Properties or other assets owned, leased or, to the extent applicable, operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. The copies of the Parent Governing Documents most recently filed with the Parent SEC Documents are accurate and complete copies of such documents as in effect as of the date of this Agreement. Parent is in compliance in all material respects with the terms of the Parent Governing Documents.
(b)   Section 5.1(b) of the Parent Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of the Parent Subsidiaries and Parent JVs, together with (i) the jurisdiction of organization or incorporation, as the case may be, of each Parent Subsidiary or Parent JV, (ii) the type of and percentage of interest held, directly or indirectly, by Parent or a Parent Subsidiary in each Parent Subsidiary or Parent JV, (iii) the names of and the type of and percentage of interest held by any Person other than Parent or a Parent Subsidiary in each Parent Subsidiary or Parent JV, and (iv) the classification for United States federal income Tax purposes of each Parent Subsidiary or Parent JV as a REIT, a QRS, a TRS, or a partnership. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, each Parent Subsidiary or Parent JV is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its organization or incorporation, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate the Parent Properties and its other assets and to conduct its business as it is being conducted as of the date of this Agreement. Each Parent Subsidiary or Parent JV is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the Parent Properties or other assets owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, each Parent Subsidiary or Parent JV is in compliance with the terms of its respective Parent Subsidiary Governing Documents or the constituent organizational or governing documents of such Parent JV, as applicable.
(c)   Neither Parent nor any Parent Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Parent Subsidiaries or the Parent JVs and investments in short-term investment securities).
Section 5.2   Capitalization.
(a)   As of the date of this Agreement, (i) the authorized shares of beneficial interest of Parent consist of 200,000,000 Parent Common Shares and (ii) (A) 48,563,709 Parent Common Shares are issued and outstanding, and (B) 848,606 Parent Common Shares are reserved for future issuance pursuant to the Parent Equity Compensation Plan.
(b)   (i) All of the issued and outstanding Parent Common Shares are duly authorized, validly issued, fully paid and non-assessable and no class or series of shares of beneficial interest of Parent is entitled to preemptive rights; (ii) all Parent Common Shares that may be issued in connection with the Merger pursuant to Section 3.1(a) shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, (iii) all Parent Common Shares reserved for future issuance as noted in Section 5.2(a)(ii)(B) above, shall be, when issued in accordance with the terms and conditions of the Parent Equity Compensation Plan and instruments, if any, pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; and (iv) there are no outstanding bonds, debentures, notes or other Indebtedness of Parent or any Parent Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of the Parent Common Shares may vote.
(c)   All of the outstanding shares of beneficial interest or capital stock of each Parent Subsidiary or Parent JV that is a real estate investment trust or corporation, respectively, are duly authorized, validly issued, fully paid and non-assessable. All equity interests in each Parent Subsidiary or Parent JV that is a limited liability company or partnership are duly authorized and validly issued. Parent owns, directly or indirectly, all of the issued and outstanding shares of beneficial interest or capital stock or other equity interests of each Parent Subsidiary, free and clear of all Liens other than restrictions applicable under securities Laws and statutory or other Liens for Taxes which are not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(d)   Other than awards in respect of Parent Common Shares outstanding under the Parent Equity Compensation Plan, there are no outstanding subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, share appreciation rights, phantom shares, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Parent or any Parent Subsidiary or any Parent JV is a party or by which any of them is bound obligating Parent or any Parent Subsidiary or any Parent JV to (i) issue, deliver, transfer, sell or create, or cause to be issued, delivered, transferred, sold or created, additional shares of beneficial interest or capital stock or other equity interests, or phantom shares or other contractual rights, the value of which is determined in whole or in part by the value of any equity security of Parent or any Parent Subsidiary or any Parent JV, or

securities convertible into or exchangeable for such shares of beneficial interest or capital stock or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, share appreciation rights, phantom shares, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments, or (iii) redeem, repurchase or otherwise acquire any such shares of beneficial interest or capital stock or other equity interests of Parent or any Parent Subsidiary or any Parent JV.
(e)   Neither Parent nor any Parent Subsidiary is a party to or bound by, any agreements or understandings concerning the voting (including voting trusts and proxies) of any shares of beneficial interest or capital stock or other equity interests of Parent or any Parent Subsidiary.
(f)   Neither Parent nor any Parent Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of its securities under the Securities Act.
Section 5.3   Authority.
(a)   Parent has the requisite real estate investment trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Parent Shareholder Approval, to consummate the Merger and the other transactions contemplated hereby. Subject to receipt of the Parent Shareholder Approval and the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the Maryland SDAT, the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by all necessary real estate investment trust action on the part of Parent, and no other real estate investment trust proceedings on the part of Parent are necessary to authorize this Agreement or the Merger or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, and assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither Parent nor to the Knowledge of Parent any of its “affiliates” (as defined in Section 3-601 of the MGCL) is, or at any time during the last five (5) years has been, an “interested stockholder” (as defined in Section 3-601 of the MGCL) of the Company.
(b)   The Parent Board, at a duly called and held meeting, has unanimously (i) determined and declared that this Agreement, the Merger and the other transactions contemplated hereby are fair and reasonable and advisable to, and in the best interests of, Parent, (ii) duly and validly authorized the execution and delivery of this Agreement, (iii) directed that the Merger, the issuance of Parent Common Shares contemplated by this Agreement, and the other transactions contemplated hereby be submitted for consideration at the Parent Shareholder Meeting, and (iv) resolved to recommend that the holders of the Parent Common Shares vote in favor of approval of the Merger, the issuance of Parent Common Shares contemplated by this Agreement, and the other transactions contemplated hereby and to include such recommendation in the Joint Proxy Statement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.
Section 5.4   No Conflict; Required Filings and Consents.
(a)   The execution, delivery and performance of this Agreement by Parent, and the consummation by Parent of the Merger and the other transactions contemplated hereby, do not and will not (i) assuming receipt of the Parent Shareholder Approval, conflict with or violate any provision of any Parent Governing Documents, (ii) assuming receipt of the Parent Shareholder Approval, conflict with or violate any provision of any Parent Subsidiary Governing Documents, (iii) assuming that all consents, approvals, authorizations and permits described in Section 5.4(b) have been obtained, all filings and notifications described in Section 5.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary or any Parent JV is bound, or (iv) require any notice, consent or approval under, result in any breach of any obligation or any loss of any benefit or increase in any cost or obligations of Parent or any Parent Subsidiary or any Parent JV under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary or any Parent JV pursuant to any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Parent or any Parent Subsidiary or any Parent JV is a party except, as to clauses (ii), (iii) and (iv) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
(b)   The execution, delivery and performance of this Agreement by Parent, and the consummation by Parent of the Merger and the other transactions contemplated hereby, do not and will not, require any consent, approval, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement and, with respect to Parent, the Form S-4, and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (ii) any filings required by any state securities or “blue sky” Laws, (iii) any filings required under the rules and regulations of Nasdaq, (iv) the filing of the Trust Amendment and the Articles of Merger with, and the acceptance of the Trust Amendment and the Articles of Merger for record by, the Maryland SDAT, (v) such filings as may be required in connection with state and local Transfer Taxes, and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
Section 5.5   Compliance with Laws; Permits.
(a)   Since January 1, 2021: (i) Parent and each Parent Subsidiary and each Parent JV has complied and is in compliance with all (A) Laws applicable to Parent and the Parent Subsidiaries and the Parent JVs or by which any property or asset of Parent or any Parent Subsidiary or any Parent JV is bound, and (B) Parent Permits, and (ii) no notice, charge or assertion has been received by Parent or any Parent Subsidiary or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or any Parent JV, alleging any non-compliance with any such Laws, except in the case of each of clauses (i) and (ii), for such instances of non-compliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Notwithstanding anything to the contrary in this Section 5.5(a), (i) the provisions of Section 5.5(a)(i)(A) and Section 5.5(a)(ii) shall not apply to Laws addressed in Section 5.10, Section 5.11, Section 5.13 and Section 5.14 and (ii) the provisions of Section 5.5(a)(i) (B) shall not apply to Parent Permits addressed in Section 5.14 and Section 5.15.
(b)   Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.14 and Section 5.15, which are addressed solely in those Sections, Parent and each Parent Subsidiary and each Parent JV is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy necessary for Parent and each Parent Subsidiary or Parent JV to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (“Parent Permits”), and all such Parent Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any such Parent Permits, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary nor any Parent JV has received any written claim or notice that Parent or any Parent Subsidiary is currently not in compliance with the terms of any such Parent Permits, except where the failure to be in compliance with the terms of any such Parent Permits, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
Section 5.6   Parent SEC Documents and Financial Statements.
(a)   Parent has filed with or furnished to (as applicable) the SEC all forms, documents, statements, schedules, reports, registration statements, prospectuses and other documents required to be filed or furnished (as applicable) by it since and including January 1, 2021 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the SOX Act) (such documents, as have been amended since the time of their filing, collectively, the “Parent SEC Documents”). No Parent Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act. As of their respective filing dates, the Parent SEC Documents did not (or with respect to the Parent SEC Documents filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except to the extent such statements have been modified or superseded by later Parent SEC Documents filed or furnished (as applicable) by Parent prior to the date of this Agreement) and complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the SOX Act and the applicable rules and regulations of the SEC thereunder. As of the date of this Agreement, (i) there are no outstanding or unresolved comments from the SEC with respect to any Parent SEC Document, (ii) to the Knowledge of Parent, no Parent SEC Document is the subject of ongoing SEC review and (iii) to the Knowledge of Parent, there are no internal investigations, SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened with respect to Parent.
(b)   At all applicable times, Parent has complied in all material respects with the applicable provisions of the SOX Act and the rules and regulations thereunder, as amended from time to time, and the applicable listing and corporate governance rules of Nasdaq.
(c)   The consolidated financial statements of Parent and the Parent Subsidiaries included, or incorporated by reference, in the Parent SEC Documents filed prior to the date of this Agreement, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated under the Exchange Act) and fairly presented, in all material respects (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Parent and the Parent Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Parent and the Parent Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Parent SEC Documents filed and publicly available prior to the date of this Agreement.
(d)   Neither Parent nor any Parent Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any other Affiliate of Parent or any Parent Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act) where the result, purpose or effect is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Parent Subsidiary in Parent’s or any such Parent Subsidiary’s audited financial statements or other Parent SEC Documents.
(e)   Neither Parent nor any Parent Subsidiary has outstanding (nor has arranged or modified since the enactment of the SOX Act) any “extensions of credit” (within the meaning of Section 402 of the SOX Act) to trustees, directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Parent or any Parent Subsidiary. Parent is in compliance with all applicable provisions of the SOX

Act, except for any non-compliance that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
(f)   Parent has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Parent and the Parent Subsidiaries are being made only in accordance with authorizations of Parent management and the Parent Board (or an authorized committee thereof), and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s and each Parent Subsidiary’s assets that could have a material effect on Parent’s consolidated financial statements. Parent has disclosed, based on its most recent evaluation of such internal control over financial reporting prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (x) any significant deficiency and material weakness in the design or operation of Parent’s internal control over financial reporting that is reasonably likely to adversely affect Parent’s ability to record, process, summarize or report financial information, and (y) any fraud, whether or not material, that involves Parent management.
(g)   Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.
Section 5.7   Absence of Certain Changes.   From December 31, 2022 (a) through the date of this Agreement, Parent and each Parent Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any events, circumstances, changes, effects, developments, conditions or occurrences that, individually or in the aggregate, have had a Parent Material Adverse Effect that is continuing.
Section 5.8   No Undisclosed Liabilities.   There are no liabilities of Parent or any Parent Subsidiary of any nature (whether accrued, absolute, contingent or otherwise), other than: (a) liabilities reflected or reserved against as required by GAAP on Parent’s consolidated balance sheet (including the notes thereto) included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, (b) liabilities incurred in connection with or as a result of this Agreement, the Merger or the other transactions contemplated hereby, (c) liabilities for future performance under any contracts to which Parent or any Parent Subsidiary is a party or bound, or (d) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2022, except for any such liabilities that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
Section 5.9   Litigation.   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, as of the date of this Agreement (a) there is no Action pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary, any Parent JV or any director, trustee or officer thereof or any Parent Properties or other assets owned thereby, and (b) neither Parent nor any Parent Subsidiary nor any Parent JV, nor any of the Parent Properties, is subject to any outstanding Order of any Governmental Authority.
Section 5.10   Taxes.   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect:
(a)   Parent and each Parent Subsidiary have duly and timely filed (or have had duly and timely filed on their behalf) with the appropriate Governmental Authority all Tax Returns required to be filed by them, taking into account any applicable extensions of time within which to file such Tax Returns, and all such Tax Returns are true, correct and complete. Parent and each Parent Subsidiary have duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or have made adequate provisions for in accordance with GAAP, all amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return.
(b)   Parent: (i) for each of its taxable years commencing with its taxable year ended December 31, 2009, and through and including its taxable year ending December 31 immediately prior to the Effective Time, has elected and has been subject to United States federal taxation as a REIT and has satisfied all requirements to qualify as a REIT; (ii) has been organized and has operated since the end of its most recent taxable year until the date hereof in a manner consistent with the requirements for qualification for taxation as a REIT for United States federal income Tax purposes; (iii) has not taken or omitted to take any action that could reasonably be expected to result in loss of its qualification for taxation as a REIT or a successful challenge by the IRS or any other Governmental Authority to its qualification for taxation as a REIT for United States federal income Tax purposes; and (iv) intends to continue to operate in such a manner as to qualify for taxation as a REIT under the Code for its taxable year that will end on the date of the Merger. No challenge to Parent’s qualification for taxation as a REIT is pending or, to the Knowledge of Parent, has been threatened.
(c)   There are no current audits, disputes, investigations, examinations or other proceedings pending with regard to any Taxes or Tax Returns of Parent or the Parent Subsidiaries. Parent and the Parent Subsidiaries have not received a written notice or announcement of any such audits, disputes, investigations, examinations or other proceedings.
(d)   Each Parent Subsidiary and each other entity in which Parent holds, directly or indirectly an interest (other than solely through one or more TRSs) that is a partnership, joint venture or limited liability company and that has not elected to be a TRS has been since the later of its acquisition or formation treated for United States federal income Tax purposes as a partnership or QRS, as the case may be, and not as a corporation or an association or publicly traded partnership taxable as a corporation. Each Parent Subsidiary and each other entity in which Parent holds, directly or indirectly an interest (other than solely through one or more TRSs) that is a corporation has been since the later of its acquisition or formation treated for United States federal income Tax purposes as a QRS, a TRS or a REIT.
(e)   Neither Parent nor any Parent Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code), nor has any of them disposed of any such asset during its current taxable year.
(f)   Each of Parent and each Parent Subsidiary has complied with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and has duly and timely collected and withheld and, in each case, has paid over to the appropriate Governmental Authorities all amounts required to be so collected or withheld and paid over on or prior to the due date thereof under all applicable Laws.
(g)   There are no Parent Tax Protection Agreements in force at the date of this Agreement, and no Person has raised in writing, or to the Knowledge of Parent threatened to raise, a claim against Parent or any Parent Subsidiary for any breach of any Parent Tax Protection Agreement or a claim that the Merger or the other transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Parent Tax Protection Agreement.
(h)   There are no Liens for Taxes upon any property or assets of Parent or any Parent Subsidiary except Parent Permitted Liens.
(i)   There are no Tax allocation, indemnity, or sharing agreements or similar arrangements with respect to Parent or any Parent Subsidiary, other than (i) agreements or arrangements solely by or among two or more of Parent or any of the Parent Subsidiaries, or (ii) customary indemnification provisions contained in credit or other commercial agreements entered into in the ordinary course of business (which agreements do not primarily relate to Taxes). After the Closing Date, neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements described in the immediately preceding sentence or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
(j)   Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(k)   Neither Parent nor any Parent Subsidiary has been (i) a “distributing corporation” or a “controlled corporation” or (ii) a member of a “separate affiliated group” of a “distributing corporation” or a “controlled corporation” (all within the meaning of Section 355 of the Code and taking into account Treasury Regulations Section 1.337(d)-7(f)(2)), in each case in a distribution of shares qualifying or intended to qualify for tax-free treatment under Sections 355 or 356 of the Code (x) since December 7, 2015, or (y) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
(l)   As of December 31 of each taxable year of Parent from and since Parent’s taxable year ended December 31, 2009, and as of the date hereof, neither Parent nor any Parent Subsidiary (other than any Parent Subsidiary that is a TRS) has or has had any current or accumulated earnings and profits attributable to such entity or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code.
(m)   Since Parent’s formation, Parent has not incurred any liability for Taxes under Sections 856(c)(7), 856(g)(5), 857(b), 857(f), 860(c) or 4981 of the Code or the Treasury Regulations thereunder which has not been previously paid. No event has occurred, and no condition or circumstance exists, which presents a risk that any amount of Tax described in the previous sentence will be imposed upon Parent or any Parent Subsidiary. Parent has not engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code or any transaction that would give rise to “redetermined rents,” “redetermined deductions,” “excess interest,” or “redetermined TRS service income” within the meaning of Section 857(b)(7) of the Code.
(n)   No deficiency for Taxes of Parent or any Parent Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Parent, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, as required. Neither Parent nor any Parent Subsidiary (i) has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (ii) currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled; (iii) has in the past three (3) years received a written claim by any Governmental Authority in any jurisdiction where it does not file Tax Returns or pay any Taxes that it is or may be required to file Tax Returns or subject to Tax by that jurisdiction, or (iv) has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(o)   Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes that is still in effect.
(p)   Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or other affiliated, consolidated, combined or similar group for Tax purposes (other than a group the common parent of which was Parent or a Parent Subsidiary) or (ii) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor.
(q)   To the Knowledge of Parent, there is no fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.11   Labor and Other Employment Matters; Employee Benefit Plans.
(a)   Neither Parent nor any Parent Subsidiary has any common law employees.
(b)   Except for the Parent Equity Compensation Plan, neither Parent, nor any Parent Subsidiary nor any ERISA Affiliate of Parent, (i) maintains, or is required to maintain, any Benefit Plans, (ii) has ever been required to maintain or sponsor any Benefit Plans, or (iii) can reasonably be expected to have any liability with respect to any Benefit Plan with respect to periods prior to the Closing, except as, individually or in the aggregate, does not have, and would not reasonably be expected to have, a Parent Material Adverse Effect.
Section 5.12   Information Supplied.
(a)   None of the information supplied or to be supplied in writing by or on behalf of Parent or any Parent Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the holders of the Company Common Shares and the holders of the Parent Common Shares, at the time of the Company Shareholder Meeting and the Parent Shareholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with this Agreement, the Merger and the other transactions contemplated hereby, to the extent relating to Parent or any Parent Subsidiary or other information supplied by or on behalf of Parent or any Parent Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable.
(b)   Notwithstanding anything to the contrary in this Section 5.12, Parent makes no representation or warranty with respect to statements made or incorporated, or omissions, in the Form S-4 or the Joint Proxy Statement to the extent that such statements or omissions are based upon information supplied to Parent by or on behalf of the Company.
Section 5.13   Intellectual Property; Security Breaches.
(a)   As of the date of this Agreement, neither Parent nor any Parent Subsidiary: (i) owns any registered trademarks, service marks, Internet domain names, patents or copyrights, (ii) has any pending applications or registrations for any trademarks, service marks, patents or copyrights, or (iii) is a party to any licenses, contracts or agreements pursuant to which Parent or any Parent Subsidiary obtains the right to use any material trademarks, service marks, Internet domain names, patents or copyrights (other than any license of or other right to use commercially available software or data in the ordinary course of business), in each case with respect to the Intellectual Property described in clauses (i)-(iii), that is material to the operation of Parent and the Parent Subsidiaries, taken as a whole. To the Knowledge of Parent, the conduct of its business as currently conducted by Parent or the Parent Subsidiaries does not infringe or otherwise violate any Intellectual Property rights of any third Person, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, no claims are pending, or to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary as of the date hereof, contesting the validity, enforceability, ownership or use of any Intellectual Property owned by Parent or any Parent Subsidiary or alleging that the conduct of its business as currently conducted by Parent or any Parent Subsidiary infringes or otherwise violates any Intellectual Property rights of any third Person. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, Parent and the Parent Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of Parent and the Parent Subsidiaries as it is currently conducted; provided that the foregoing shall not be deemed to constitute a representation or warranty with respect to infringement or other violation of Intellectual Property rights of third Persons. Notwithstanding any other provision of this Agreement, this Section 5.13(a) contains the exclusive representations and warranties of Parent and the Parent Subsidiaries with respect to Intellectual Property matters.
(b)   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, since January 1, 2021, (i) the Company and its Subsidiaries have taken commercially reasonable actions (including implementing reasonable technical, physical or administrative safeguards) to protect personal or other sensitive information in their possession or under their control against unauthorized use, access or disclosure, and (ii) to the Knowledge of Parent, neither Parent nor any Parent Subsidiary has, experienced any breach of the security of its information technology systems, or any personal or other sensitive information in its possession or under its control.
Section 5.14   Environmental Matters.   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect:
(a)   Parent and the Parent Subsidiaries and the Parent JVs are and at all times during the past five (5) years have been in compliance with all Environmental Laws.
(b)   Parent and the Parent Subsidiaries and the Parent JVs have all Environmental Permits necessary to own or lease their respective Parent Properties and conduct their current operations and are in compliance with such Environmental Permits.
(c)   Neither Parent nor any Parent Subsidiary or any Parent JV has received any written notice, demand, letter or claim alleging that Parent or any Parent Subsidiary or Parent JV is in violation of, or liable under, any Environmental Law or that any Order has been issued against Parent or any Parent Subsidiary or Parent JV, in each case, which remains unresolved or for which Parent or any Parent Subsidiary or Parent JV remains obligated. There is no Action pending, or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or Parent JV under any Environmental Law.
(d)   To the Knowledge of Parent, neither Parent nor any Parent Subsidiary or any Parent JV, nor any third Person, has caused any release of a Hazardous Substance, or has permitted the existence at any Parent Property of a Hazardous Substance, that is in violation of any Environmental Law, or would reasonably be expected to require investigation or remediation by Parent or any Parent Subsidiary or Parent JV under any Environmental Law, or would reasonably be expected to result in liability to Parent or any Parent Subsidiary or any Parent JV.
(e)   Notwithstanding any other provision of this Agreement, this Section 5.14 contains the exclusive representations and warranties of Parent and the Parent Subsidiaries and the Parent JVs with respect to environmental matters, Environmental Laws and Hazardous Substances.
Section 5.15   Properties.
(a)   Section 5.15(a) of the Parent Disclosure Letter sets forth a list of the address of each Parent Property and whether such Parent Property is owned, leased or subleased. As of the date of this Agreement, neither Parent nor any Parent Subsidiary is under contract to purchase, lease or sublease any real property. Neither Parent nor any Parent Subsidiary owns any mortgage notes receivables or commercial mortgage backed or similar securities.
(b)   Either Parent or a Parent Subsidiary owns good and marketable fee simple or leasehold (as applicable) title to each of the Parent Properties, in each case, free and clear of Liens, except for Parent Permitted Liens. Each Parent JV owns good and marketable fee simple or leasehold (as applicable) title to each real property owned or leased (including ground leased) as lessee or sublessee, by such Parent JV as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property) (“Parent JV Properties”), except for Parent Permitted Liens.
(c)   (i) Except for the certificates, permits and licenses that are the subject of Section 5.14, which are addressed solely in such section, each certificate, permit and license from any Governmental Authority having jurisdiction over any of the Parent Properties or the Parent JV Properties and any

agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or the Parent JV Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties or the Parent JV Properties is in full force and effect as of the date of this Agreement (and there is no pending written threat of modification or cancellation of any of same), except for such failures to be in full force and effect which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, and (ii) there exists no uncured violation of any Laws affecting any of the Parent Properties that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.
(d)   No condemnation, eminent domain or similar proceeding is pending with respect to any owned Parent Property or any Parent JV Property, and neither Parent nor any Parent Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of the Parent Properties or Parent JV Properties or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Parent Property or Parent JV Property, except with respect to each of clauses (i) and (ii) as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
(e)   The information set forth in the rent rolls for each of the Parent Properties, as of February 28, 2023, is true and correct in all material respects. There are no ground leases or other leases for the Parent Properties to which Parent or any Parent Subsidiary is the lessee or sublessee (collectively, “Parent Tenant Leases”).
(f)   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (i) neither Parent nor any Parent Subsidiary has given written notice of breach or violation of, or default under, any Parent Landlord Lease, nor, to the Knowledge of Parent, is any counterparty in breach or violation of, or default under, any Parent Tenant Lease or Parent Landlord Lease, in each case, which violation or breach remains outstanding and uncured, (ii) no tenant under a Parent Landlord Lease is in monetary default under such Parent Landlord Lease, which default remains outstanding and uncured, (iii) each Parent Tenant Lease and Parent Landlord Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent or a Parent Subsidiary and, to the Knowledge of Parent, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law), and (iv) neither Parent nor any Parent Subsidiary is responsible for any outstanding Tenant Improvements, Tenant Improvement allowances or leasing commissions required in connection with any Parent Tenant Lease or Parent Landlord Lease.
(g)   Except as set forth in the Parent Title Insurance Policies, there are no pending Tax abatements or exemptions specifically affecting any of the Parent Properties, and neither Parent nor any Parent Subsidiary has received any written notice of any proposed increase in the assessed valuation of any Parent Property, except in each case for any such Taxes or assessment that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
(h)   Except for the Parent Permitted Liens, as set forth in the Parent Landlord Leases, or as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Parent Property or any portion thereof, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Parent Property or any portion thereof that is owned by Parent or any Parent Subsidiary, which, in each case, is in favor of any party other than Parent or any Parent Subsidiary (a “Parent Third Party”).
(i)   Except pursuant to a Parent Landlord Lease or any Parent Tenant Lease, neither Parent nor any Parent Subsidiary is a party to any agreement pursuant to which Parent or any Parent Subsidiary manages or manages the development of any real property for any Parent Third Party.

(j)   For each Parent Property, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, policies of (i) title insurance have been issued insuring, as of the effective date of each such insurance policy, the fee simple title interest (together with appurtenant easements) held by Parent or the applicable Parent Subsidiary with respect to the Parent Properties that are not subject to the Parent Tenant Leases, and (ii) leasehold insurance have been issued insuring, as of the effective date of each such insurance policy, the leasehold interest that Parent or the applicable Parent Subsidiary holds with respect to each Parent Property that is subject to a Parent Tenant Lease (each, a “Parent Title Insurance Policy” and, collectively, the “Parent Title Insurance Policies”). No written claim has been made against any Parent Title Insurance Policy, which, individually or in the aggregate, would be material to any Parent Property.
(k)   To the Knowledge of Parent, no Parent Property is (i) under development as of the date hereof (other than normal repair and maintenance), or (ii) subject to a binding agreement for development or commencement of construction by Parent or a Parent Subsidiary, in each case other than those pertaining to customary capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business or as required pursuant to the Parent Landlord Leases or the Parent Tenant Leases.
(l)   To the Knowledge of Parent, neither Parent nor any Parent Subsidiary nor any counterparty is in breach or violation of, or default under, any leasing brokerage or third party management services agreement or arrangement to Parent or any Parent Subsidiary, which breach or violation, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.
(m)   Parent and the Parent Subsidiaries and the Parent JVs have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all tangible personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. None of Parent’s or any Parent Subsidiary’s or any Parent JV’s ownership of or leasehold interest in any such personal property is subject to any Liens, except for the Parent Permitted Liens and Liens that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
(n)   (i) There are no structural defects, or violations of Law, relating to any Parent Property or Parent JV Property that, individually or in the aggregate, have had, or would reasonably be expected to have, a Parent Material Adverse Effect, and (ii) no physical damage has occurred at any Parent Property or Parent JV Property that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue, subject to reasonable deductibles and retention limits.
Section 5.16   Material Contracts.
(a)   Except for (i) this Agreement, (ii) contracts filed as exhibits to the Parent SEC Documents filed prior to the date hereof, and (iii) contracts that are by and among only Parent and any wholly owned Parent Subsidiary or among wholly owned Parent Subsidiaries, Section 5.16(a) of the Parent Disclosure Letter sets forth a list of each contract, oral or written, to which Parent, any Parent Subsidiary or any Parent JV is a party or by which any of them or any of their properties or assets are bound (other than Parent Landlord Leases, Parent Tenant Leases and other Parent Permitted Liens) which, as of the date hereof:
(i)   is required to be filed with the SEC pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act;
(ii)   is required to be described pursuant to Item 404 of Regulation S-K under the Securities Act;
(iii)   obligates Parent or any Parent Subsidiary to make any non-contingent expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations), except for (A) any contract which provides for routine property-level maintenance or service and is terminable upon not more than sixty (60) days’ notice without a material penalty or premium, and (B) any contracts which obligate Parent or any Parent Subsidiary to make aggregate annual expenditures of not more than $3,000,000; provided that the unexpired term of such contract is not more than five (5) years;
(iv)   contains any material non-compete or material exclusivity provisions with respect to any line of business or geographic area with respect to Parent, any Parent Subsidiary or any Parent JV, or, upon consummation of the Merger and any other transactions contemplated hereby, Company or Company Subsidiaries, or which materially restricts the conduct of any business conducted by Parent, any Parent Subsidiary, any Parent JV or any geographic area in which Parent or any Parent Subsidiary or any Parent JV may conduct business;
(v)   evidences Indebtedness of Parent or any Parent Subsidiary or any Parent JV to any Person, or any guaranty thereof, in excess of $10,000,000;
(vi)   is a settlement, conciliation, or similar contract that imposes any material monetary or non-monetary obligations upon Parent or any Parent Subsidiary or any Parent JV after the date of this Agreement;
(vii)   (A) requires Parent or any Parent Subsidiary or any Parent JV to dispose of or acquire assets or properties (other than in connection with the expiration of a Parent Landlord Lease or Parent Tenant Lease pursuant to the terms thereof), (B) gives any Parent Third Party the right to buy any Parent Property or obligates Parent or any Parent Subsidiary or any Parent JV to acquire, sell or enter into any lease for any real property, or (C) involves any material pending or contemplated merger, consolidation or similar business combination transaction;
(viii)   relates to a joint venture, partnership, strategic alliance or similar arrangement that is material to Parent or relates to or involves a sharing of a material amount of revenues, profits, losses, costs or liabilities by Parent or any Parent Subsidiary or any Parent JV with any Person;
(ix)   contains restrictions on the ability of Parent or any Parent Subsidiary or any Parent JV to pay dividends or other distributions (other than pursuant to any Parent Governing Documents or any Parent Subsidiary Governing Documents or any organizational documents of any Parent JV);
(x)   is material to Parent and is with a Governmental Authority; or
(xi)   constitutes a loan to any Person (other than a wholly owned Parent Subsidiary) by Parent or any Parent Subsidiary (other than advances or rent relief made under the Parent Landlord Leases or grants of relief as to the timing for the payment of rent in the ordinary course of business in connection with or pursuant to the Parent Landlord Leases or pursuant to any disbursement agreement, development agreement or development addendum entered into in connection with a Parent Landlord Lease with respect to the development, construction or equipping of the Parent Properties or the funding of improvements to the Parent Properties).
(b)   Each contract in any of the categories set forth in Section 5.16(a)(i) through (xi) to which Parent or any Parent Subsidiary is a party or by which it is bound as of the date hereof, including any contracts filed as exhibits to the Parent SEC Documents prior to the date hereof, is referred to herein as a “Parent Material Contract.” For the avoidance of doubt, the term “Parent Material Contract” does not include any Parent Landlord Leases or Parent Tenant Leases.
(c)   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect: (i) each Parent Material Contract is legal, valid, binding and enforceable on Parent and each Parent Subsidiary that is a party thereto and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law); (ii) Parent and each Parent Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Parent Material Contract and, to the Knowledge of Parent, each other party thereto has performed all obligations required to be performed by it under such Parent Material Contract prior to the date hereof; and (iii) neither Parent nor any Parent Subsidiary, nor, to the Knowledge of Parent, any other party thereto, is in material breach or violation of, or default under, any Parent Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Parent Material Contract. Neither Parent nor any Parent Subsidiary has received written notice of any violation or default under any Parent Material Contract, except for violations or defaults that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received written notice of termination under any Parent Material Contract, and, to the Knowledge of Parent, no party to any Parent Material Contract has threatened to cancel any Parent Material Contract, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
Section 5.17   Insurance.   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect: (i) Parent maintains all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Parent Tenant Lease; (ii) all premiums due and payable under all insurance policies, fidelity bonds and other insurance contracts providing coverage for Parent’s and the Parent Subsidiaries’ businesses and for all Parent Properties other than title insurance policies (the “Parent Insurance Policies”) have been paid; (iii) Parent and the Parent Subsidiaries have otherwise complied with the terms and conditions of all Parent Insurance Policies; (iv) to the Knowledge of Parent, such Parent Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect; (v) no written notice of cancellation or termination has been received by Parent or any Parent Subsidiary with respect to any Parent Insurance Policy which has not been replaced on substantially similar terms on or prior to the date of such cancellation; and (vi) the Parent Insurance Policies include such insurance in such amounts and with respect to risks and losses that Parent believes are adequate for the risks customary in the businesses of Parent and the Parent Subsidiaries.
Section 5.18   Opinion of Financial Advisor.   The Parent Special Committee and the Parent Board have received the written opinion of J.P. Morgan Securities LLC (or an oral opinion to be confirmed in writing), to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications, limitations and other matters described in such written opinion, the Exchange Ratio is fair, from a financial point of view, to Parent.
Section 5.19   Approval Required.   With respect to Parent, the Parent Shareholder Approval is the only vote of the holders of any class or series of shares of beneficial interest of Parent and Parent Subsidiaries necessary to approve the Merger and the other transactions contemplated by this Agreement.
Section 5.20   Brokers.   Other than as set forth in Section 5.20 of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary has entered into any agreements or arrangements pursuant to which any broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated hereby.
Section 5.21   Investment Company Act.   Neither Parent nor any Parent Subsidiary, is, or at the Effective Time will be, or will be required to be, registered as an investment company under the Investment Company Act of 1940, as amended.
Section 5.22   Financing.
(a)   As of the date of this Agreement, Parent has delivered to the Company a true, complete and correct copy of the Commitment Letter, together with any related fee letters (any such fee letter, a “Fee Letter”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Financing Entities party thereto have agreed to provide the Committed Financing.
(b)   As of the date of this Agreement, the Commitment Letter is in full force and constitutes the valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, the other parties thereto. As of the date of this Agreement, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Committed Financing in each case other than the conditions precedent expressly set forth in the Commitment Letter (such conditions precedent, the “Financing Conditions”).
(c)   As of the date of this Agreement, the Commitment Letter has not been amended or modified in any manner, and none of the respective commitments contained therein have been terminated, reduced, withdrawn or rescinded by Parent or, to the Knowledge of Parent, any other party thereto.
(d)   As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach by Parent or, to the Knowledge of Parent, any other party to the Commitment Letter, under the terms and conditions of the Commitment Letter.
(e)   As of the date of this Agreement, there are no side letters relating to the Commitment Letter or the Committed Financing to which Parent or any of its Affiliates is a party that impose conditions to such Committed Financing or reduce the amount of such Committed Financing below the amount that, assuming the satisfaction of all of the conditions in Section 8.1 and Section 8.2 of this Agreement, is required for Parent to make all cash payments it is required to make pursuant to this Agreement, including to repay amounts under the Company Credit Agreement in connection with the Merger (such amount, the “Merger Financing Amount”).
(f)   As of the date of this Agreement, Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are required to be paid on or prior to the date hereof pursuant to the terms of the Commitment Letter and related fee letters on or prior to the date of this Agreement.
(g)   As of the date of this Agreement, assuming the satisfaction of all of the conditions set forth in Section 8.1 and Section 8.2 of this Agreement, Parent has no reason to believe that (i) any of the Financing Conditions are not capable of being satisfied on or prior to the Closing Date, or (ii) that the Financing pursuant to the Commitment Letter will not be made available to Parent on the Closing Date. As of the date of this Agreement, Parent has no reason to believe that a Company Notes Consent Solicitation or Company Notes Offer will be required to effect the Closing or Committed Financing.
(h)   As of the date of this Agreement, assuming the satisfaction of all of the conditions set forth in Section 8.1 and Section 8.2 of this Agreement, the proceeds of the Committed Financing, if funded in accordance with (and not reduced pursuant to the terms of) the Commitment Letter, together with any available cash of the Parties and their respective Subsidiaries, shall constitute sufficient funds for Parent to fund the Merger Financing Amount.
(i)   For the avoidance of doubt, except for the Parent Credit Agreement Condition, in no event shall the receipt or availability of any financing, including the Financing, by Parent or any Subsidiary of Parent be a condition to any of Parent’s obligations hereunder.
(j)   Substantially concurrently with the Closing, Parent shall make available to the Company or pay directly on behalf of the Company all amounts required to repay and discharge the Company Credit Agreement, after taking into account any cash the Company and Company Subsidiaries have made available for such purpose, it being understood that the Company and Company Subsidiaries have no obligation to have available any specific amount of cash for such purposes.
Section 5.23   Takeover Statutes.   Assuming the accuracy of the representations and warranties set forth in Section 4.3, Parent has taken all action required to render inapplicable to the Merger and the other transactions contemplated hereby any Takeover Statutes applicable to the Merger or the other transactions contemplated hereby. No dissenters’, appraisal or similar rights are available to the holders of the Parent Common Shares with respect to the Merger or the other transactions contemplated hereby.
Section 5.24   No Other Representations or Warranties.   Except for the representations and warranties set forth in this Article 5 and in any closing certificate delivered by Parent pursuant to Article 8, neither Parent nor any Person acting on their behalf has made or makes any express or implied representation or warranties. The Company acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, it has relied solely upon the express representations and warranties of Parent set forth in this Article 5 and in any closing certificate delivered by Parent pursuant to Article 8.
ARTICLE 6
COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER
Section 6.1   Conduct of Business by the Company Pending the Closing.
(a)   The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (i) as expressly contemplated or permitted by this Agreement, including Section 7.3, (ii) as set forth in Section 6.1 of the Company Disclosure Letter, (iii) as may be required by Law, (iv) for any action reasonably required in response to any Health and Safety Measures or (v) as consented to in writing by Parent in accordance with Section 10.14 (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (A) shall, and shall cause each of the Company Subsidiaries to, use reasonable best efforts to conduct its business in all material respects in the ordinary course of business and maintain the status of the Company as a REIT and (B) shall not, and shall not permit any Company Subsidiary (or any Company JV with respect to Section 6.1(a)(i), Section 6.1(a)(iii), Section 6.1(a)(iv) and Section 6.1(a)(v), to the extent the Company or any Company Subsidiary has a right to permit or deny permission for the same) to:
(i)   amend or propose to amend the Company Governing Documents or any Company Subsidiary Governing Documents or any constituent organizational or governing documents of any Company JV (including by merger, consolidation or otherwise) or (A) grant any exception pursuant to Section 7.2.7 of the Company Charter, or (B) establish or increase an “Excepted Holder Limit” for any “Excepted Holder,” as such terms are defined in Section 7.1 of the Company Charter;
(ii)   split, combine, subdivide, consolidate or reclassify any Company Common Shares, capital stock or other equity interests of the Company;
(iii)   declare, set aside for payment or pay any dividend on or make any other actual, constructive or deemed distribution (whether in cash, shares, property or otherwise) with respect to any shares of beneficial interest, capital stock or other equity interests of the Company, any Company Subsidiary or any Company JV or otherwise make any payment to its or their shareholders or other equityholders in their capacity as such, other than (A) the declaration and payment (with declaration and payment date consistent with past practice) of cash dividends or other distributions for the period up to the Closing Date at a rate not to exceed an annual rate of $0.04 per Company Common Share (including, to the extent that the Company has given Parent at least three (3) Business Days’ prior written notice of its intent to declare such a prorated dividend or other distribution, any prorated amount from the date of the payment of the last such regular dividend or distribution through the Closing Date), (B) the declaration and payment of dividends or other distributions to the Company or a direct or indirect wholly owned Company Subsidiary by any direct or indirect wholly owned Company Subsidiary, or (C) dividends or other distributions by any Company Subsidiary or Company JV that is not wholly owned, directly or indirectly, by the Company, in accordance with the requirements of the organizational documents of such Company Subsidiary or Company JV;
(iv)   redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any shares of beneficial interest, capital stock or other equity interests of the Company or any Company Subsidiary or any Company JV, except (A) with respect to the forfeiture of Company Equity Awards in accordance with their terms or the repurchase of Company Common Shares to satisfy withholding Tax obligations with respect to awards granted pursuant to the Company Equity Compensation Plan, or (B) in accordance with Article VII of the Company Charter;
(v)   issue, sell, pledge, dispose, encumber or grant, or authorize or propose the issuance, sale, pledge, disposition, encumbrance or grant of, any shares of beneficial interest, capital stock or other equity interests of the Company, any Company Subsidiary or any Company JV, or any options, warrants, convertible securities or other rights of any kind to acquire any of the foregoing, except for (A) issuances by a directly or indirectly wholly owned Company Subsidiary to the Company or another existing directly or indirectly wholly owned Company Subsidiary, or (B) issuances of Company Common Shares pursuant to the Company Equity Compensation Plan in the ordinary course of business consistent with past practice;
(vi)   acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property (other than real property at a total cost of less than $25,000,000 in the aggregate), personal property (other than personal property at a total cost of less than $5,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) as required by any of the Company Landlord Leases or (B) acquisitions by the Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary;
(vii)   sell, pledge, assign, transfer, lease, license, dispose of or encumber, or effect a deed in lieu of foreclosure, or agree to do any of the foregoing, with respect to, any property or assets, except (A) for sales for real property at a total price of less than $25,000,000 in the aggregate or other assets at a total price of less than $5,000,000 in the aggregate, (B) that this Section 6.1(a)(vii) shall not restrict any action expressly permitted pursuant to Section 6.1(a)(xi), (C) for Company Permitted Liens or (D) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business;
(viii)   incur, create or assume any Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person in excess of $10,000,000 in the aggregate, except (A) Indebtedness incurred pursuant to obligations under any Company Landlord Leases, or (B) loans or advances by Company or a direct or indirect wholly owned Company Subsidiary to the Company or a direct or indirect wholly owned Company Subsidiary;
(ix)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements to any such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, in each case other than in the ordinary course of business consistent with past practice, except (A) by the Company or a direct or indirect wholly owned Company Subsidiary to or for the benefit of the Company or a direct or indirect wholly owned Company Subsidiary, including any Company Property, or (B) loans or advances required to be made under any of the Company Landlord Leases;
(x)   enter into, renew, modify, amend or terminate in a manner adverse to the Company or any Company Subsidiary, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date hereof, would be a Company Material Contract), other than (A) in the ordinary course of business consistent with past practice, or (B) the entry into any agreement, modification, amendment, waiver or consent as may be necessary to consummate any transaction expressly permitted by Section 6.1(a)(vii), provided that any such agreement, modification, amendment, waiver or consent does not have, and would not reasonably be expected to have, a Company Material Adverse Effect;
(xi)   enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any Company Landlord Lease or Company Tenant Lease (or any lease for real property that, if existing as of the date hereof, would be a Company Landlord Lease or Company Tenant Lease), except (A) in the ordinary course of business consistent with past practice or (B) for any termination or renewal in accordance with the terms of any existing Company Landlord Lease or Company Tenant Lease as in effect on the date hereof;
(xii)   waive, release or assign any material rights or claims or make any payment, direct or indirect, of any liability of the Company or any Company Subsidiary in an amount in excess of $10,000,000 before it is due in accordance with its terms, except by the Company or a direct or indirect wholly owned Company Subsidiary to or for the benefit of the Company or a direct or indirect wholly owned Company Subsidiary;
(xiii)   settle or compromise, or offer or propose to settle, (A) any legal action, suit, investigation, arbitration or proceeding, in each case made or pending against the Company or any of the Company Subsidiaries involving an amount paid in settlement in excess of $3,000,000 individually or $6,000,000 in the aggregate (excluding, in each case, amounts to be paid under existing insurance policies or renewals thereof) or which would include any non-monetary relief (other than customary confidentiality obligations), (B) any legal action, suit, investigation, arbitration or proceeding involving any present, former or purported holder or group of holders of Company Common Shares, other than in accordance with Section 7.7, or (C) any legal action, suit, investigation, arbitration or proceeding involving any Governmental Authority;
(xiv)   make any material change to its methods of financial accounting in effect at December 31, 2022, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any material change, other than in the ordinary course of business consistent with past practice or as previously disclosed in the Company SEC Documents, with respect to accounting policies, unless required by GAAP (or any interpretation thereof) or the SEC;
(xv)   enter into any new line of business or exit from any existing line of business;
(xvi)   take, or agree to take, any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to cause (A) the Company to fail to qualify for taxation as a REIT, or (B) any Company Subsidiary (1) to cease to be treated as any of a partnership, a QRS, a REIT or a TRS under the applicable provisions of the Code, as the case may be, or (2) that is not treated as a TRS at the date hereof to be so treated; provided, however, if an action described in clause (A) or (B) is required by Law or is necessary to preserve the Company’s qualification for taxation as a REIT under the Code, the Company shall (1) promptly notify Parent, (2) make reasonable effort to permit Parent to review and comment on such action, and (3) take such action;
(xvii)   (A) make, change or rescind any material election relating to Taxes (it being understood, for the avoidance of doubt, that nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), (B) change a material method of Tax accounting, (C) file an amendment to any material Tax Return, (D) settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, (E) enter into any material closing agreement related to Taxes, (F) consent (other than in the ordinary course of business consistent with past practice) to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, or (G) surrender any right to claim any material refund of Taxes; except in each case as necessary or appropriate, as determined in consultation with Parent, to preserve the status of any Company Subsidiary as a partnership or disregarded entity for United States federal income Tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code, as the case may be; provided, however, if an action described in clauses (A)-(G) is required by Law or is necessary to preserve the Company’s qualification for taxation as a REIT under the Code, the Company shall (1) promptly notify Parent, (2) make reasonable effort to permit Parent to review and comment on such action, and (3) take such action;
(xviii)   take, or agree to take, any action, or knowingly fail to take any action, which action or failure could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(xix)   enter into, amend or modify any Company Tax Protection Agreement, or take any action or knowingly fail to take any action that would give rise to a material liability with respect to any Company Tax Protection Agreement;
(xx)   authorize or adopt, or publicly propose, a plan of merger, complete or partial liquidation, consolidation, recapitalization or bankruptcy reorganization;

(xxi)   amend or modify the compensation payable by the Company to BofA Securities, Inc. in connection with the Merger or the other transactions contemplated hereby, which compensation is set forth in Section 4.20 of the Company Disclosure Letter, in a manner adverse to the Company or any Company Subsidiary; or
(xxii)   authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
(b)   Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 7.11, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is reasonably necessary for the Company to maintain its qualification for taxation as a REIT under the Code or to eliminate or reduce entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Closing Date (including by making any dividend or other distribution payments to stockholders of the Company in accordance with Section 7.11 (a “Special Company Distribution”).
(c)   Notwithstanding anything to the contrary set forth in this Agreement, as long as the Commitment Letter remains in full force and effect, the Company and the Company Subsidiaries shall be prohibited from (i) selling, pledging, assigning, transferring, leasing, licensing, disposing of or encumbering, the Company Commitment Letter Properties, or effecting a deed in lieu of foreclosure on the Company Commitment Letter Properties, or agreeing to do any of the foregoing, unless any such Lien thereon will be discharged prior to or in conjunction with the Closing or is a Company Permitted Lien, (ii) incurring, creating or assuming any Indebtedness or assuming, guaranteeing or endorsing, or otherwise becoming responsible (whether directly, contingently or otherwise) for the Indebtedness on behalf of, on the Company Commitment Letter Properties, unless any such Indebtedness will be terminated prior to or in conjunction with the Closing, or (iii) taking any other action with respect to the Company Commitment Letter Properties or the owners thereof that would violate the terms of, or hinder or frustrate the completion of any condition in, the Commitment Letter, in each case, without the consent of Parent (such consent not to be unreasonably withheld or delayed).
(d)   The Company shall (i) use reasonable best efforts to obtain the opinions of counsel referred to in Section 8.2(d) and Section 8.2(e), (ii) deliver to Wachtell, Lipton, Rosen & Katz (or other nationally recognized law firm reasonably satisfactory to Parent) and Sullivan & Cromwell LLP (or other nationally recognized law firm reasonably satisfactory to the Company) an officer’s certificate in a form substantially similar to Exhibit B, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4) and signed by an officer of the Company, (a “Company Tax Representation Letter”), and (iii) deliver to Company REIT Counsel and Parent REIT Counsel an officer’s certificate in a form substantially similar to other officer’s certificates pertaining to REIT tax compliance delivered by Company to Company REIT Counsel from time to time, dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company as shall be reasonably necessary or appropriate to enable Company REIT Counsel and Parent REIT Counsel to render the opinions described in Section 8.2(d) and Section 8.3(d), respectively, on the Closing Date.
Section 6.2   Conduct of Business by Parent Pending the Closing.
(a)   Parent agrees that during the Interim Period, except (i) as expressly contemplated or permitted by this Agreement, including Section 7.3, (ii) as set forth in Section 6.2 of the Parent Disclosure Letter, (iii) as may be required by Law, (iv) for any action reasonably required in response to any Health and Safety Measures or (v) as consented to in writing by the Company in accordance with Section 10.14 (which consent shall not be unreasonably withheld, delayed or conditioned), Parent (A) shall, and shall cause each of the Parent Subsidiaries to, use reasonable best efforts to conduct its business in all material respects in the ordinary course of business and maintain the status of Parent as a REIT and (B) shall not, and shall not permit or deny permission to any Parent Subsidiary to (or any Parent JV with respect to Section 6.2(a)(i), Section 6.2(a)(iii), Section 6.2(a)(iv), to the extent the Parent or any Parent Subsidiary has a right to permit or deny permission for the same):

(i)   amend or propose to amend the Parent Governing Documents or any Parent Subsidiary Governing Documents or any constituent organizational or governing documents of any Parent JV (including by merger, consolidation or otherwise), other than in connection with the Financing or (A) grant any exception pursuant to Section 7.2(e)(i) of the Parent Charter, or (B) establish or increase an “Excepted Holder Limit” for any “Excepted Holder,” as such terms are defined in Section 7.1 of the Parent Charter;
(ii)   split, combine, subdivide, consolidate or reclassify any Parent Common Shares, capital stock or other equity interests of Parent;
(iii)   declare, set aside for payment or pay any dividend on or make any other actual, constructive or deemed distribution (whether in cash, shares, property or otherwise) with respect to any shares of beneficial interest, capital stock or other equity interests of Parent, any Parent Subsidiary or any Parent JV or otherwise make any payment to its or their shareholders or other equityholders in their capacity as such, other than (A) the declaration and payment (with declaration and payment date consistent with past practice) of cash dividends or other distributions for the period up to the Closing Date at a rate not to exceed an annual rate of $2.20 per Parent Common Share (including, to the extent that Parent has given the Company at least three (3) Business Days’ prior written notice of its intent to declare such a prorated dividend or other distribution, any prorated amount from the date of the payment of the last such regular dividend or distribution through the Closing Date) (provided that Parent shall maintain such cash dividends or other distributions at an annual rate of at least $1.00 per Parent Common Share), (B) the declaration and payment of dividends or other distributions to Parent or a direct or indirect wholly owned Parent Subsidiary by any direct or indirect wholly owned Parent Subsidiary, or (C) dividends or other distributions by any Parent Subsidiary or Parent JV that is not wholly owned, directly or indirectly, by Parent, in accordance with the requirements of the organizational documents of such Parent Subsidiary or Parent JV;
(iv)   redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any shares of beneficial interest, capital stock or other equity interests of Parent or any Parent Subsidiary or any Parent JV, except (A) with respect to the forfeiture of awards in respect of Parent Common Shares outstanding under the Parent Equity Compensation Plan that remain subject to vesting requirements in accordance with their terms or the repurchase of Parent Common Shares to satisfy withholding Tax obligations with respect to awards granted pursuant to the Parent Equity Compensation Plan, or (B) in accordance with Article VII of the Parent Charter;
(v)   issue, sell, pledge, dispose, encumber or grant, or authorize or propose the issuance, sale, pledge, disposition, encumbrance or grant of, any shares of beneficial interest, capital stock or other equity interests of the Parent, any Parent Subsidiary or any Parent JV, or any options, warrants, convertible securities or other rights of any kind to acquire any of the foregoing, except for (A) issuances by a directly or indirectly wholly owned Parent Subsidiary to Parent or another existing directly or indirectly wholly owned Parent Subsidiary, or (B) issuances of Parent Common Shares pursuant to the Parent Equity Compensation Plan in the ordinary course of business consistent with past practice;
(vi)   acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property (other than real property at a total cost of less than $25,000,000 in the aggregate), personal property (other than personal property at a total cost of less than $5,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) as required by any of the Parent Landlord Leases, or (B) acquisitions by Parent or any wholly owned Parent Subsidiary of or from an existing wholly owned Parent Subsidiary;
(vii)   sell, pledge, assign, transfer, lease, license, dispose of or encumber, or effect a deed in lieu of foreclosure, or agree to do any of the foregoing, with respect to, any property or assets, except (A) for sales of real property at a total price of less than $25,000,000 in the aggregate or other assets at a total price of less than $5,000,000 in the aggregate, (B) that this Section 6.2(a)(vii) shall not restrict any action expressly permitted pursuant to Section 6.2(a)(xi), (C) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (D) Liens in connection with the Financing or any amendment of the Parent Credit Agreement or (E) for Parent Permitted Liens;
(viii)   incur, create or assume any Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person in excess of $25,000,000 in the aggregate, except (A) Indebtedness incurred under Parent’s existing revolving credit facility, (B) to refinance at maturity or in connection with the transactions contemplated hereby any existing Indebtedness of Parent or the Parent Subsidiaries, (C) Indebtedness incurred or assumed to finance the Merger and the other transactions contemplated hereby, including the Financing, (D) Indebtedness incurred pursuant to obligations under any Parent Landlord Leases, or (E) loans or advances by Parent or a direct or indirect wholly owned Parent Subsidiary to Parent or a direct or indirect wholly owned Parent Subsidiary;
(ix)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements to any such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, in each case other than in the ordinary course of business consistent with past practice, except (A) by Parent or a direct or indirect wholly owned Parent Subsidiary to or for the benefit of Parent or a direct or indirect wholly owned Parent Subsidiary, including any Parent Property, or (B) loans or advances required to be made under any of the Parent Landlord Leases;
(x)   enter into, renew, modify, amend or terminate in a manner adverse to Parent or any Parent Subsidiary, or waive, release, compromise or assign any rights or claims under, any Parent Material Contract (or any contract that, if existing as of the date hereof, would be a Parent Material Contract), other than (A) in the ordinary course of business consistent with past practice or (B) the entry into any agreement, modification, amendment, waiver or consent as may be necessary to consummate any transaction expressly permitted by Section 6.2(a)(vii), provided that any such agreement, modification, amendment, waiver or consent does not have, and would not reasonably be expected to have, a Parent Material Adverse Effect;
(xi)   enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any Parent Landlord Lease or Parent Tenant Lease (or any lease for real property that, if existing as of the date hereof, would be a Parent Landlord Lease or a Parent Tenant Lease), except (A) in the ordinary course of business consistent with past practice, or (B) for any termination or renewal in accordance with the terms of any existing Parent Landlord Lease or Parent Tenant Lease as in effect on the date hereof;
(xii)   waive, release or assign any material rights or claims or make any payment, direct or indirect, of any liability of the Parent or any Parent Subsidiary in an amount in excess of $10,000,000 before it is due in accordance with its terms, except by Parent or a direct or indirect wholly owned Parent Subsidiary to or for the benefit of Parent or a direct or indirect wholly owned Parent Subsidiary;
(xiii)   settle or compromise, or offer or propose to settle, (A) any legal action, suit, investigation, arbitration or proceeding, in each case made or pending against Parent or any of the Parent Subsidiaries involving an amount paid in settlement in excess of $3,000,000 individually or $6,000,000 in the aggregate (excluding, in each case, amounts to be paid under existing insurance policies or renewals thereof) or which would include any non-monetary relief (other than customary confidentiality obligations), (B) any legal action, suit, investigation, arbitration or proceeding involving any present, former or purported holder or group of holders of Parent Common Shares, other than in accordance with Section 7.7, or (C) any legal action, suit, investigation, arbitration or proceeding involving any Governmental Authority;
(xiv)   make any material change to its methods of financial accounting in effect at December 31, 2022, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any material change, other than in the ordinary course of business consistent with past practice or as previously disclosed in the Parent SEC Documents, with respect to accounting policies, unless required by GAAP (or any interpretation thereof) or the SEC;
(xv)   enter into any new line of business or exit from any existing line of business;
(xvi)   take, or agree to take, any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to cause (A) Parent to fail to qualify for taxation as a REIT, or (B) any Parent Subsidiary (1) to cease to be treated as any of a partnership, a QRS, a REIT or a TRS under the applicable provisions of the Code, as the case may be, or (2) that is not treated as a TRS at the date hereof to be so treated; provided, however, if an action described in clause (A) or (B) is required by Law or is necessary to preserve Parent’s qualification for taxation as a REIT under the Code, Parent shall (1) promptly notify the Company, (2) make reasonable effort to permit the Company to review and comment on such action, and (3) take such action;
(xvii)   (A) make, change or rescind any material election relating to Taxes (it being understood, for the avoidance of doubt, that nothing in this Agreement shall preclude Parent from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), (B) change a material method of Tax accounting, (C) file an amendment to any material Tax Return, (D) settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, (E) enter into any material closing agreement related to Taxes, (F) consent (other than in the ordinary course of business consistent with past practice) to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, or (G) surrender any right to claim any material refund of Taxes; except in each case as necessary or appropriate, as determined in consultation with the Company, to preserve the status of any Parent Subsidiary as a partnership or disregarded entity for United States federal income Tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code, as the case may be; provided, however, if an action described in clauses (A)-(G) is required by Law or is necessary to preserve Parent’s qualification for taxation as a REIT under the Code, Parent shall (1) promptly notify the Company, (2) make reasonable effort to permit the Company to review and comment on such action and (3) take such action;
(xviii)   take, or agree to take, any action, or knowingly fail to take any action, which action or failure could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(xix)   enter into, amend or modify any Parent Tax Protection Agreement, or take any action or knowingly fail to take any action that would give rise to a material liability with respect to any Parent Tax Protection Agreement;
(xx)   authorize or adopt, or publicly propose, a plan of merger, complete or partial liquidation, consolidation, recapitalization or bankruptcy reorganization;
(xxi)   amend or modify the compensation payable by Parent to J.P. Morgan Securities LLC in connection with the Merger or the other transactions contemplated hereby, which compensation is set forth in Section 5.20 of the Parent Disclosure Letter, in a manner adverse to Parent or any Parent Subsidiary; or
(xxii)   authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
(b)   Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 7.11, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to maintain its qualification for taxation as a REIT under the Code or to eliminate or reduce entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Closing Date (including by making any dividend or other distribution payments to stockholders of Parent in accordance with Section 7.11 (a “Special Parent Distribution”)).

(c)   Notwithstanding anything to the contrary set forth in this Agreement, as long as the Commitment Letter remains in full force and effect, Parent and the Parent Subsidiaries shall be prohibited from (i) selling, pledging, assigning, transferring to a third party, leasing, licensing, disposing of or encumbering, the Parent Commitment Letter Properties, or effecting a deed in lieu of foreclosure on the Parent Commitment Letter Properties, or agreeing to do any of the foregoing, unless any such Lien thereon will be discharged prior to or in conjunction with the Closing or is a Parent Permitted Lien, (ii) incurring, creating or assuming any Indebtedness or assuming, guaranteeing or endorsing, or otherwise becoming responsible (whether directly, contingently or otherwise) for the Indebtedness on behalf of, on the Parent Commitment Letter Properties, unless any such Indebtedness will be terminated prior to or in conjunction with the Closing, or (iii) subject to Section 7.15, taking any other action with respect to the Parent Commitment Letter Properties or the owners thereof that would violate the terms of, or hinder or frustrate the completion of any condition in, the Commitment Letter, in each case, without the consent of the Company (such consent not to be unreasonably withheld or delayed).
(d)   Parent shall (i) use reasonable best efforts to obtain the opinions of counsel referred to in Section 8.3(d) and Section 8.3(e), (ii) deliver to Wachtell, Lipton, Rosen & Katz (or other nationally recognized law firm reasonably satisfactory to Parent) and Sullivan & Cromwell LLP (or other nationally recognized law firm reasonably satisfactory to the Company) an officer’s certificate in a form substantially similar to Exhibit C, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4) and signed by an officer of Parent, (a “Parent Tax Representation Letter”), and (iii) deliver to Company REIT Counsel and Parent REIT Counsel an officer’s certificate in a form substantially similar to other officer’s certificates pertaining to REIT tax compliance delivered by Parent to Parent REIT Counsel from time to time, dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent as shall be reasonably necessary or appropriate to enable Company REIT Counsel and Parent REIT Counsel to render the opinions described in Section 8.2(d) and Section 8.3(d), respectively, on the Closing Date.
Section 6.3   Other Actions.   Each Party agrees that, during the Interim Period, except as contemplated or permitted by this Agreement, including as permitted by Section 7.3, such Party shall not, directly or indirectly, without the prior written consent of the other Party, take or cause to be taken any action that would reasonably be expected to prevent or materially delay consummation of the Merger or the other transactions contemplated hereby, or enter into any agreement to or otherwise make a commitment, to take any such action.
ARTICLE 7
ADDITIONAL COVENANTS
Section 7.1   Preparation of Form S-4 and Joint Proxy Statement; Shareholder Approvals.
(a)   As promptly as reasonably practicable following the date of this Agreement (and in any event, within 45 days thereafter), (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC as part of the Form S-4 the Joint Proxy Statement in preliminary form relating to the Company Shareholder Meeting and the Parent Shareholder Meeting, and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and cause to be filed with the SEC, the Form S-4, which will include the Joint Proxy Statement as a prospectus, for the registration under the Securities Act of the Parent Common Shares to be issued in the Merger. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to complete the Merger unless this Agreement is terminated pursuant to Section 9.1. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its shares of beneficial interest or other equity interests to the other and provide such other assistance as may be reasonably requested by the other in connection with the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement and shall provide to their and each other’s counsel such representations as are reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the Joint Proxy Statement received from the SEC and advise the other Party of any oral comments with respect to the Form S-4 or the Joint Proxy Statement received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the registration or qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also use reasonable best efforts to take any other action reasonably required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Shares as may be reasonably requested in connection with any such actions.
(b)   If, at any time prior to the receipt of the Company Shareholder Approval or the Parent Shareholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Joint Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to holders of the Company Common Shares and holders of the Parent Common Shares. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.12, Section 5.12, and this Section 7.1, any information concerning or related to the Company, the Company Subsidiaries or the Company Shareholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, the Parent Subsidiaries or the Parent Shareholder Meeting will be deemed to have been provided by Parent.
(c)   As promptly as reasonably practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the holders of the Company Common Shares entitled to vote at the Company Shareholder Meeting and to hold the Company Shareholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. The Company shall include the Company Board Recommendation in the Joint Proxy Statement and shall use its reasonable best efforts to obtain the Company Shareholder Approval, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(d). Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Company Shareholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of Company Common Shares to obtain the Company Shareholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Shareholder Meeting; provided that the Company Shareholder Meeting may not be postponed or adjourned to a date after the date that is three (3) Business Days prior to the Outside Date.
(d)   As promptly as reasonably practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Parent Shareholder Meeting. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of Parent entitled to vote at the Parent Shareholder Meeting and to hold the Parent Shareholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall include the Parent Board Recommendation in the Joint Proxy Statement and use its reasonable best efforts to obtain the Parent Shareholder Approval, except to the extent that the Parent Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(d). Notwithstanding the foregoing provisions of this Section 7.1(d), if, on a date for which the Parent Shareholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of Parent Common Shares to obtain the Parent Shareholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Shareholder Meeting; provided that the Parent Shareholder Meeting may not be postponed or adjourned to a date that is after the date that is three (3) Business Days prior to the Outside Date.
(e)   The Company and Parent will use their respective reasonable best efforts to hold the Company Shareholder Meeting and the Parent Shareholder Meeting on the same date and as promptly as reasonably practicable after the date of this Agreement.
Section 7.2   Access; Confidentiality.
(a)   During the Interim Period, to the extent permitted by applicable Law, the Company, on the one hand, and Parent, on the other hand, shall, and the Company and Parent shall cause the Company Subsidiaries and the Parent Subsidiaries, respectively, and their respective Representatives to, afford to the other Party and its Representatives reasonable access (including for the purpose of coordinating transition planning) during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments and records and to their officers, accountants, manager’s employees, counsel and other Representatives, and those of the Company Subsidiaries or the Parent Subsidiaries, as applicable, and, during such period, each Party shall reasonably promptly make available to the other Party, such information (financial or otherwise) concerning its business and properties as such other Party may reasonably request. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 7.2 to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) relating to meetings or deliberations of its board of trustees (or an authorized committee thereof) or communications among the members thereof or with their Representatives, (B) relating to the consideration, negotiation or performance of this Agreement and related agreements, (C) the disclosure of which would violate any Law, legal duty or contractual obligation (in the case of a contractual obligation, which is in effect on the date hereof) of the Party or any of its Representatives to any third party (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law, legal duty or contractual obligation and provided, further, however that this subclause (C) shall not apply to any contractual obligation pursuant to an Acceptable Confidentiality Agreement), or (D) if it would jeopardize attorney work product or attorney-client privilege.
(b)   Each of the Parties will hold, and will cause its Representatives and Affiliates to hold, and will use its reasonable best efforts to cause any Financing providers to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement as if such Party was a “Recipient” as defined therein.
Section 7.3   No Solicitation; Change in Recommendation.
(a)   Except as expressly permitted by this Section 7.3, during the Interim Period, Parent and the Company shall, and shall cause the Parent Subsidiaries and the Company Subsidiaries, respectively,

and their respective Representatives, (i) to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal (or that may be ongoing with respect to any inquiry or proposal that may be reasonably expected to lead to a Competing Proposal), request that any such Person and its Representatives promptly return or destroy all confidential information concerning Parent and the Parent Subsidiaries and the Company and the Company Subsidiaries and immediately terminate all physical and electronic data room access granted to any such Person or its Representatives and (ii) not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal, or (C) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal (other than an Acceptable Confidentiality Agreement) (each, an “Acquisition Agreement”). It is agreed that any violation of the restrictions set forth in this Section 7.3(a) by any of the Parent Subsidiaries or the Company Subsidiaries shall be deemed to be a breach of this Section 7.3(a) by Parent or the Company, as applicable.
(b)   Notwithstanding anything to the contrary contained in Section 7.3(a), if a Party or any Parent Subsidiary or Company Subsidiary, as applicable, receives a written Competing Proposal (such Party, the “Proposal Recipient”) from any Person or group of Persons at any time on or after the date of this Agreement and prior to obtaining the Parent Shareholder Approval or the Company Shareholder Approval, as applicable, that the Proposal Recipient’s board of trustees or Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal, which Competing Proposal was received in circumstances not involving a material breach by the Proposal Recipient of this Section 7.3, the Proposal Recipient may, or may cause its Representatives to, in response to such Competing Proposal, and subject to compliance with Section 7.3(c), (i) contact such Person or group of Persons to clarify the terms and conditions thereof, (ii) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Proposal Recipient and the Parent Subsidiaries or the Company Subsidiaries, as applicable, to the Person or group of Persons who has made such Competing Proposal; provided that the Proposal Recipient shall, prior to or concurrently with the time such information is provided to such Person or group of Persons, provide to the other Party any non-public information concerning the Proposal Recipient or any of the Parent Subsidiaries or the Company Subsidiaries, as applicable, that is provided to any such Person or group of Persons which was not previously provided to the other Party or its Representatives, and (iii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal regarding such Competing Proposal.
(c)   The Proposal Recipient shall (i) promptly, and in any event no later than forty eight (48) hours after receipt of any Competing Proposal or request for non-public information in connection therewith, as applicable, advise the other Party in writing of the receipt of such Competing Proposal and any request for confidential information in connection with such Competing Proposal, the material terms of such Competing Proposal and the identity of the Person or group of Persons making such Competing Proposal or request for confidential information and (ii) keep the other Party reasonably advised of all material developments affecting the terms (including all changes to the material terms) and status of such Competing Proposal, including the status of discussions or negotiations regarding such Competing Proposal.
(d)   Except as expressly permitted by this Section 7.3(d), neither the Parent Board (or an authorized committee thereof) nor the Company Board (or an authorized committee thereof) shall (i)(A) in the case of the Parent Board (or an authorized committee thereof), fail to recommend to the holders of the Parent Common Shares that the Parent Shareholder Approval be given or fail to include the Parent Board Recommendation in the Joint Proxy Statement, and, in the case of the Company Board (or an authorized committee thereof), fail to recommend to the holders of the Company Common Shares that the Company Shareholder Approval be given or fail to include the Company Board Recommendation in the Joint Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify the Parent Board Recommendation (or the Parent Special Committee’s recommendation to the Parent Board with respect to the Merger or the other transactions contemplated hereby) or the Company Board Recommendation (or the Company Special Committee’s recommendation to the Company Board with respect to the Merger or the other transactions contemplated hereby), as applicable, in each case in a manner adverse to the other Party, or (C) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, a Competing Proposal (actions described in this clause (i) being referred to as an “Adverse Recommendation Change”), or (ii) authorize, cause or permit Parent or the Company, as applicable, or any of the Parent Subsidiaries or the Company Subsidiaries, as applicable, to enter into any Acquisition Agreement. Notwithstanding anything to the contrary herein, prior to the time the Parent Shareholder Approval, in the case of Parent, or the Company Shareholder Approval, in the case of the Company, is obtained, the Parent Board (or an authorized committee thereof) or the Company Board (or an authorized committee thereof), as applicable, may (A) in the case of clause (I) or (II) below, make an Adverse Recommendation Change, and/or (B) in the case of clause (I) below only, terminate this Agreement pursuant to Section 9.1(c)(iii), in the case of Parent, or Section 9.1(d)(iii), in the case of the Company, if (I)(x) a written Competing Proposal is received by it and such Competing Proposal is not withdrawn and (y) prior to taking such action, the Proposal Recipient’s board of trustees (or an authorized committee thereof) has determined in good faith after consultation with its financial advisor and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal, or (II) an Intervening Event occurs with respect to Parent or the Company and the Parent Special Committee or the Company Special Committee, as applicable, determines in good faith, after consultation with its outside legal counsel, that failure to effect an Adverse Recommendation Change would be inconsistent with its trustees’ duties under applicable Law of the State of Maryland; provided, however, that the Parent Board (or an authorized committee thereof) or the Company Board (or an authorized committee thereof), as applicable, may not take any action contemplated by clause (A) or (B) of this sentence unless:
(1)   if such action is taken in connection with a Competing Proposal, (w) the Proposal Recipient has given the other Party at least three (3) Business Days’ prior written notice of its intention to take such action (which notice shall include the information with respect to such Competing Proposal that is specified in Section 7.3(c) as well as a copy of any proposal and any then-existing drafts of the definitive agreement and other material documentation providing for such Competing Proposal), (x) the Proposal Recipient has negotiated in good faith with the other Party, to the extent the other Party wishes to negotiate, during such notice period to enable the other Party to propose in writing revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute (in the good faith determination of the Proposal Recipient’s board of trustees (or an authorized committee thereof other than the Special Committee) or the Special Committee after consultation with its financial advisor and outside legal counsel) a Superior Proposal, (y) following the end of such notice period, the Proposal Recipient’s board of trustees (or an authorized committee thereof other than the Special Committee), in each case acting on the recommendation of the Special Committee, or the Special Committee shall have considered in good faith any proposed revisions to this Agreement proposed in writing by the other Party and shall have determined that, after consultation with its financial advisor and outside legal counsel, the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect, and (z) in the event of any change to the material terms of such Superior Proposal, the Proposal Recipient shall, in each case, have delivered to the other Party an additional notice consistent with that described in subclause (w) above and the foregoing period shall have recommenced, except that the foregoing period shall be the greater of (I) the remainder of the original period and (II) one (1) Business Day; and
(2)   if such action is taken in connection with any such Intervening Event, (x) Parent or the Company, as applicable, has given the other Party at least three (3) Business Days’ prior written notice of its intention to take such action (which notice shall include in reasonable detail the basis for such action), (y) such Party has negotiated in good faith with the other Party, to the extent the other Party wishes to negotiate, during such notice period to enable the other Party to propose in writing revisions to the terms of this Agreement such that the failure to make an Adverse Recommendation Change would no longer be inconsistent with its trustees’ duties under applicable

Law of the State of Maryland, and (z) following the end of such notice period, the Parent Board (or an authorized committee thereof other than the Parent Special Committee) or the Parent Special Committee or the Company Board (or an authorized committee thereof other than the Company Special Committee) or the Company Special Committee, as applicable, shall have considered in good faith any proposed revisions to this Agreement proposed in writing by the other Party and shall have determined, after consultation with its outside legal counsel, that the failure to make an Adverse Recommendation Change would still be inconsistent with its trustees’ duties under applicable Law of the State of Maryland if such revisions were to be given effect.
(e)   Except to the extent provided in Section 7.3(c) or Section 7.3(d), nothing in this Section 7.3 shall prohibit the Parent Board (or an authorized committee thereof) or the Company Board (or an authorized committee thereof) from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act or otherwise complying with its disclosure obligations under applicable Law with regard to a Competing Proposal; provided that, if such disclosure has the effect of withdrawing or adversely modifying the Parent Board Recommendation or the Company Board Recommendation, as applicable, such disclosure shall be deemed to be an Adverse Recommendation Change. Notwithstanding anything in this Agreement to the contrary, the Company Board shall not be required to submit this Agreement to the holders of the Company Common Shares if the Company Board shall have effected an Adverse Recommendation Change permitted by this Section 7.3, and the Parent Board shall not be required to submit this Agreement to the holders of the Parent Common Shares if the Parent Board shall have effected an Adverse Recommendation Change permitted by this Section 7.3.
(f)   As used in this Agreement, a “Competing Proposal” means any proposal or offer from any Person (other than the other Party) or “group,” within the meaning of Section 13(d) of the Exchange Act, to a Party relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition or purchase of twenty percent (20%) or more of the consolidated assets (including equity interests in subsidiaries) of such Party (based on the fair market value thereof, as determined in good faith by the board of trustees of such Party (or an authorized committee thereof), as applicable, after consultation with such Party’s financial advisor and outside legal counsel), as applicable, or assets comprising twenty percent (20%) or more of the revenues or earnings on a consolidated basis of such Party, (ii) acquisition of twenty percent (20%) or more of the outstanding equity securities of such Party or any class of equity securities of such Party, (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of any class of equity securities of such Party, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such Party or any Parent Subsidiary or Company Subsidiary, as applicable, that comprise twenty percent (20%) or more of the assets, revenues or earnings on a consolidated basis of such Party, as applicable, or (v) any combination of the foregoing types of transactions, if the sum of the percentage of consolidated assets, revenues or earnings and any class of equity securities of such Party involved is twenty percent (20%) or more. For the avoidance of doubt, in no event shall any of the sales or dispositions of Company Properties set forth in Section 6.1(a)(vii) of the Company Disclosure Letter or Parent Properties set forth in Section 6.2(a)(vii) of the Parent Disclosure Letter constitute, individually or in the aggregate, a Competing Proposal.
(g)   As used in this Agreement, a “Superior Proposal” means a bona fide written Competing Proposal (except that, for purposes of this definition, the references in the definition of “Competing Proposal” to “twenty percent (20%) or more” shall be replaced by “more than fifty percent (50%)”) made by a Person or “group,” within the meaning of Section 13(d) of the Exchange Act, on terms that the Proposal Recipient’s board of trustees (or an authorized committee thereof other than the Special Committee) or the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, taking into account all financial, legal, regulatory and any other aspects of such proposal that it deems relevant, including the identity of the Person making such proposal, financing terms and conditions to consummation, as well as any changes to the terms of this Agreement proposed by the other Party in response to such proposal or otherwise, (i) would, if consummated, result in a transaction that is more favorable to the holders of the Proposal Recipient’s equity interests (solely in their capacity as such) from a financial point of view than the Merger and the other transactions contemplated hereby, and (ii) is reasonably likely to receive all required approvals from any Governmental Authority and otherwise reasonably likely to be consummated on the terms proposed.
Section 7.4   Public Announcements.   The initial press releases and initial investor presentations with respect to the execution and delivery of this Agreement shall be reasonably agreed upon by Parent and the Company. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.3, so long as this Agreement is in effect, the Parties hereto shall, to the extent reasonable under the circumstances, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement, the Merger or any of the other transactions contemplated hereby and provide such Party with an opportunity to review and comment upon such press release or other public announcement or filing, which comments the other Party shall consider in good faith; provided that a Party may, without consulting with or pursuing the other Party’s review, issue such press release or make such public statement or filing with respect to this Agreement, the Merger or any of the other transactions contemplated hereby (i) to the extent the statements therein relating to this Agreement, the Merger or any of the other transactions contemplated hereby are consistent with those previously issued or made in accordance with this Section 7.4 or (ii) as may be required by Law, Order or the applicable rules of Nasdaq.
Section 7.5   Indemnification; Trustees’, Directors’ and Officers’ Insurance.
(a)   From and after the Effective Time, the Surviving Entity shall honor, assume and comply with, to the fullest extent permissible under applicable Law, the obligations of the Company immediately prior to the Effective Time with respect to indemnification, advancement of expenses and exculpation and related matters, under the Company Governing Documents in effect on the date hereof, and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) to individuals who at or prior to the Effective Time were officers, trustees or directors of the Company or a Company Subsidiary and covered by Company Governing Documents or Indemnification Agreements (the “Covered Persons”), in each case arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including, but not limited to, in connection with the recommendation and/or approval of this Agreement, the Merger and the other transactions contemplated hereby.
(b)   Without limiting the provisions of Section 7.5(a), for a period of six (6) years after the Effective Time, the Surviving Entity shall: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such, or (B) this Agreement, the Merger and any of the other transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt of an undertaking, substantially in the form of that required under the Indemnification Agreements or in such other form as may be required by applicable Law as in effect at such time, by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined by order of a court, regulatory authority or authorized adjudicating body that such Covered Person is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 7.5 or elsewhere in this Agreement, (x) the Surviving Entity shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit or proceeding against or investigation of a Covered Person for which indemnification may be sought under this Section 7.5(b) without the Covered Person’s prior written consent unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation, (y) the Surviving Entity shall not be liable for any settlement effected without its prior written consent and (z) the Surviving Entity shall not have any obligation hereunder to any Covered Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Covered Person shall promptly refund to the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

(c)   For a period of six (6) years after the Effective Time, (i) the declaration of trust and bylaws of the Surviving Entity shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents; and (ii) the Surviving Entity shall (A) except to the extent such agreement provides for an earlier termination, cause to be maintained in effect the provisions regarding elimination of liability, indemnification and advancement of expenses in any other agreements of the Company or Company Subsidiaries with any Covered Persons that are in existence on the date of this Agreement and (B) not amend, modify or repeal such provisions in any manner that would materially and adversely affect the rights or protections thereunder of any such Covered Person in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the adoption of this Agreement and the consummation of the Merger and the other transactions contemplated hereunder).
(d)   For a period of six (6) years after the Effective Time, the Surviving Entity shall maintain in effect the current policies of directors’ and officers’ liability insurance maintained by or on behalf of the Company (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former trustees, directors and officers of the Company and the Company Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the Merger and the other transactions contemplated hereby); provided, however, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 450% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance that, in its good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company, in consultation with Parent, may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap. In lieu of both of the foregoing, the Company may, in consultation with Parent (and at the request of Parent, the Company shall use its reasonable best efforts to), obtain at or prior to the Effective Time a six-year tail policy with respect to some, but not all, of the layers within the existing directors and officers liability insurance program maintained by or on behalf of the Company providing equivalent coverage to that described in the first sentence of this Section 7.5(d), in which case all layers as to which no tail policy has been purchased must be maintained by the Surviving Entity according to the requirements of the first sentence of this Section 7.5(d); provided, that in no event shall the Surviving Entity be obligated to expend an amount for the benefit of the Covered Persons only that, in aggregate, is in excess of the Premium Cap in respect of its obligations under this sentence and the first sentence of this Section 7.5(d); provided, further that if such premiums for such insurance would exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance that, in its good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap in respect of all layers as to which no tail policy has been purchased. In all events, the cost of insurance required to be purchased or maintained pursuant to this subparagraph shall be borne by the Surviving Entity.
(e)   In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves or winds up, or transfers or conveys all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, or such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 7.5.
(f)   The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 7.5 and from and after the Effective Time this Section 7.5 shall not be terminated or amended in a manner that is materially adverse to a Covered Person without such Covered Person’s consent.

Section 7.6   Appropriate Action; Consents; Filings.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent shall, and shall cause the Company Subsidiaries and Parent Subsidiaries, as applicable, and their respective Representatives to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated hereby, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated hereby and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated hereby, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement and/or the consummation of the Merger or the other transactions contemplated hereby, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated hereby, and to fully carry out the purposes of this Agreement.
(b)   In connection with and without limiting the foregoing, each of Parent and the Company shall give (or shall cause the Company Subsidiaries and Parent Subsidiaries, as applicable, and their respective Representatives to give) any notices to any Person, and each of Parent and the Company shall use, and cause each of the Parent Subsidiaries and the Company Subsidiaries, as applicable, to use, reasonable best efforts to obtain any consents from any Person not covered by Section 7.6(a) that are necessary, proper or advisable to consummate the Merger or the other transactions contemplated hereby. Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement or the consummation of the Merger or the other transactions contemplated hereby. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance, and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger or the other transactions contemplated hereby, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone, virtually or in person) in any such meeting with such Governmental Authority. Notwithstanding the foregoing, obtaining any approval or consent from any Person pursuant to this Section 7.6(b) shall not be a condition to the obligations of the Parties to consummate the Merger.
(c)   In connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger or the other transactions contemplated hereby, none of the Parties, the Company Subsidiaries or the Parent Subsidiaries, or any Representatives of a Party, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person prior to the Effective Time.

Section 7.7   Notification of Certain Matters; Transaction Litigation.
(a)   Each Party shall give reasonably prompt notice to the other Party of, and keep the other Party reasonably informed on a current basis with respect to, any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby.
(b)   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if, to the Knowledge of Parent or Knowledge of the Company, as applicable, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed. Notwithstanding anything to the contrary in this Agreement, the failure by the Company or Parent to provide such prompt notice under this Section 7.7(b) shall not constitute a breach of covenant for purposes of Section 8.2(b) or Section 8.3(b).
(c)   The Company shall give prompt notice to Parent of, and keep Parent reasonably informed on a current basis with respect to, and Parent shall give prompt notice to the Company of, and keep the Company reasonably informed on a current basis with respect to, any Action or subpoena commenced or, to such Party’s knowledge, threatened against, relating to or involving such Party or the Company Subsidiaries or Parent Subsidiaries, as applicable, which relate to this Agreement, the Merger or the other transactions contemplated hereby. The Company shall give Parent the opportunity to reasonably participate in (but not control), at its own expense and subject to a customary joint defense agreement, the defense and settlement of any shareholder litigation (including arbitration proceedings) against the Company and/or its trustees relating to this Agreement, the Merger or the other transactions contemplated hereby, the right to review and comment on all filings or responses to be made by the Company in connection with any such litigation (and will in good faith take such comments into account), and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall give the Company the opportunity to reasonably participate in (but not control), at its own expense and subject to a customary joint defense agreement, the defense and settlement of any shareholder litigation (including arbitration proceedings) against Parent and/or its trustees relating to this Agreement, the Merger or the other transactions contemplated hereby, the right to review and comment on all filings or responses to be made by Parent in connection with any such litigation (and will in good faith take such comments into account), and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 7.8   Exchange Listing.   Parent shall use its reasonable best efforts to take all steps as may be reasonably necessary to cause the Parent Common Shares to be issued in the Merger to be listed for trading on Nasdaq prior to the Closing Date, subject to official notice of issuance.
Section 7.9   Section 16 Matters.   Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be necessary to cause any dispositions of Company Common Shares or acquisitions of Parent Common Shares (including derivative securities with respect to Company Common Shares or Parent Common Shares, as applicable) resulting from the Merger or the other transactions contemplated hereby by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent applicable.

Section 7.10   Delisting and Deregistering of Company Common Shares.   Parent and the Surviving Entity shall use their reasonable best efforts to cause the Company Common Shares to be de-listed from Nasdaq and de-registered under the Exchange Act promptly following the Effective Time.
Section 7.11   Dividends.
(a)   In the event that a cash distribution with respect to the Company Common Shares is permitted under the terms of this Agreement, has a record date prior to the Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid immediately prior to the Effective Time to the holders of such Company Common Shares on such record date.
(b)   Without limiting the restrictions set forth in Section 6.1, any dividend declared by the Company Board after the date hereof to holders of the Company Common Shares shall have the same declaration, record and payment dates as the dividend declared by the Parent Board to holders of Parent Common Shares. Parent shall provide the Company information about the declaration, record and payment date of each dividend anticipated to be declared to holders of Parent Common Shares in advance to allow the Company to set the record and payment date in accordance with applicable Law.
(c)   If a Party (in consultation with the other Party) determines that it is necessary to declare a Special Company Distribution or a Special Parent Distribution, such Party shall notify the other Party in writing at least ten (10) Business Days prior to the Company Shareholder Meeting (in the case of a Special Company Distribution) or the Parent Shareholder Meeting (in the case of a Special Parent Distribution). In the case of a Special Company Distribution, the Merger Consideration shall be decreased by an amount equal to such Special Company Distribution, which shall be effected by reducing the Exchange Ratio by an amount equal to the product of (i) the then-applicable Exchange Ratio multiplied by (ii) the quotient obtained by dividing (A) the per-share amount of such Special Company Distribution by (B) $1.24. In the case of a Special Parent Distribution, the Merger Consideration shall be increased by an amount equal to such Special Parent Distribution, which shall be effected by increasing the Exchange Ratio by an amount equal to the product of (I) the then-applicable Exchange Ratio multiplied by (II) the quotient obtained by dividing (1) the per-share amount of such Special Parent Distribution by (2) $11.55. The record date and payment date for any dividend payable pursuant to this Section 7.11(c) shall be the close of business on the last Business Day prior to the Closing Date.
Section 7.12   Takeover Statutes.   The Parties shall use their respective reasonable best efforts (a) to take all action necessary such that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated hereby, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary such that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated hereby.
Section 7.13   Certain Tax Matters.
(a)   Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Parent nor the Company shall take any action, or knowingly fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the receipt of the opinions described in Section 8.2(e) and Section 8.3(e), the Parties shall treat the Merger as a tax-free “reorganization” under Section 368(a) of the Code and no party shall take any position for Tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b)   Transfer Taxes.   Parent shall, with the Company’s cooperation and assistance, prepare, execute and file (or cause to be prepared, executed and filed) all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, share transfer or stamp taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”), and shall cooperate to minimize the amount of Transfer Taxes to the extent permitted by applicable

Law. From and after the Effective Time, Parent shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of Company Common Shares, all Transfer Taxes.
Section 7.14   Subsidiaries.   Parent shall cause each Parent Subsidiary to comply with and perform all of its obligations under or relating to this Agreement on the terms and conditions set forth in this Agreement. The Company shall cause each Company Subsidiary to comply with and perform all of its obligations under or relating to this Agreement.
Section 7.15   Financing.
(a)   Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to obtain the Financing on or prior to the Closing Date in an amount sufficient, together with any available cash of the Parties and their respective Subsidiaries, to fund the Merger Financing Amount, including by using reasonable best efforts to:
(i)   maintain in effect the Commitment Letter (unless the Committed Financing has been fully replaced with other debt financing in compliance with the terms of Section 7.15(f)),
(ii)   negotiate and enter into definitive agreements with respect to the Financing (the “Definitive Agreements”),
(iii)   satisfy on a timely basis all conditions to the funding of the Financing and the Definitive Agreements (or, if necessary or deemed advisable by Parent, seek the waiver of such conditions applicable to Parent contained in the Financing or such Definitive Agreements), including (unless and until the Committed Financing has been fully replaced with other financing in compliance with the terms of Section 7.15(f)) using reasonable best efforts to (w) provide diligence information requested by the Financing Entities party to the Commitment Letter, (x) obtain third-party reports (including the reliance language contained therein) with respect to the Parent Commitment Letter Properties, including (A) engineering reports, (B) Phase I environmental reports (and Phase II if recommended), (C) a seismic report (if applicable), including SEL/SUL calculations, (D) title insurance and survey with such endorsements as Lender shall reasonably request, (E) zoning report and (F) FIRREA compliant appraisals, in each case in form and substance reasonably acceptable to the Financing Entities party to the Commitment Letter, (y) provide estoppels (including from any tenants, ground lessors or condominium or REA counterparties) and SNDAs and (z) create a transaction steps memorandum in connection with the Committed Financing satisfactory to the Financing Entities party to the Commitment Letter, and
(iv)   comply with Parent’s obligations under the Commitment Letter and the Definitive Agreements, and cause the Financing Entities party to the Commitment Letter to comply with their respective obligations thereunder, including to fund the Committed Financing if it is required in order for Parent to fund the Merger Financing Amount on the Closing Date.
(b)   In the event that the Closing Date is not expected to occur on or prior to June 30, 2023, Parent shall deliver a written notice to the Financing Entities party to the Commitment Letter to extend the expiration date thereunder to September 30, 2023 and pay the related extension fee in a timely manner so that such expiration date is so extended, unless, prior to the date on which such notice is due, the Committed Financing has been fully replaced with other debt financing in compliance with the terms of Section 7.15(f). Parent shall enforce its rights under the Commitment Letter and the Definitive Agreements in a timely and diligent manner. Except as permitted pursuant to Section 7.15(f), Parent shall not, without the prior written consent of the Company and the Company Special Committee (in each case, not to be unreasonably withheld or delayed), (x) to the extent Parent is entitled to withhold its consent pursuant to the terms of the Commitment Letter, consent to any release of the obligations of JPMorgan Chase Bank, National Association under the Commitment Letter prior to the funding of the loan thereunder or (y) permit any amendment or modification to, or any waiver of any provision or remedy under, the Commitment Letter or the Definitive Agreements if such amendment, modification or waiver (i) adds new or modifies any existing conditions to the consummation of all or any portion of the Financing, (ii) reduces the aggregate amount of the Financing, when together with any available cash of the Parties and their respective Subsidiaries, below the Merger Financing Amount; provided that, the aggregate amount of the Committed Financing may be reduced by the Financing Entities in accordance with the terms thereof, (iii) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letter or the Definitive Agreements as so amended, modified or waived, relative to the ability of Parent to enforce its rights against the other parties to the Commitment Letter as in effect on the date hereof or (iv) would otherwise reasonably be expected to prevent or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement on the Closing Date pursuant to the terms hereof (the foregoing clauses (i) through (iv), collectively, the “Prohibited Financing Modifications”). Parent shall promptly deliver to the Company copies of any such amendment, modification, waiver or replacement.
(c)   Parent shall give the Company prompt notice upon becoming aware of, or receiving written notice with respect to, any material breach of or default under, or any event or circumstance that (with or without notice, lapse of time or both) would reasonably be expected to give rise to any material breach of or default under, the Commitment Letter by a party thereto or any termination, withdrawal or rescission of the Commitment Letter. In the event that any portion of the Committed Financing becomes unavailable, regardless of the reason therefor, unless the Committed Financing has been fully replaced with other financing in compliance with the terms of Section 7.15(f), Parent will (i) use reasonable best efforts to obtain alternative financing (in an amount sufficient, when taken together with the available portion of the Committed Financing and any available cash of the Parties and their respective Subsidiaries, to fund the Merger Financing Amount on the Closing Date) from the same or other sources that does not include any conditions to the consummation of such alternative financing that are more onerous than the conditions set forth in the Commitment Letter and (ii) promptly notify the Company of such unavailability and the reason therefor.
(d)   Parent shall use reasonable best efforts to satisfy the Parent Credit Agreement Condition as soon as practicable following the date hereof (it being understood and agreed that this Section 7.15(d) does not require Parent to accept terms that are, taken as a whole, materially less favorable than prevailing market terms available to borrowers similar to Parent, after giving effect to the Merger, with respect to industry, size, credit rating, management projections, balance sheet, assets and leverage).
(e)   At the Company’s request, Parent shall (i) keep the Company and the Company Special Committee informed on a reasonable and timely basis and in reasonable detail of the status of Parent’s efforts to arrange the Financing (including any plans to obtain financing pursuant to Section 7.15(f)) and satisfy the Parent Credit Agreement Condition, (ii) provide to the Company and the Company Special Committee copies of drafts or final versions of any engagement letters, marketing materials, term sheets, rating agency materials or definitive documents relating to the Financing or efforts to satisfy the Parent Credit Agreement Condition and (iii) reasonably consider comments provided by the Company or Company Special Committee on any such materials or documents.
(f)   Notwithstanding anything contained herein to the contrary, Parent may terminate the Commitment Letter or reduce, in whole or in part, at any time or from time to time, the aggregate amount of the Committed Financing, in the event Parent consummates, or obtains commitments to obtain, another debt financing in an amount sufficient, when taken together with any available cash of the Parties and their respective Subsidiaries reasonably expected to be available for such purpose at Closing (such amount, in the case of cash of the Company and its Subsidiaries, not to exceed an amount that the Company Special Committee reasonably considers reasonable), to fund the Merger Financing Amount on the Closing Date; provided that, any such replacement of the Committed Financing (A) shall not result in a Prohibited Financing Modification occurring with respect to any remaining portion of the Committed Financing as set forth in the Commitment Letter on the date hereof, (B) shall not contain conditions that are taken as a whole less favorable to Parent and the Company than the Committed Financing contemplated by the Commitment Letter in effect on the date hereof, (C) shall not be reasonably expected to prevent or delay the Closing or the ability of Parent to consummate the transactions contemplated by this Agreement on the Closing Date pursuant to the terms hereof and (D) in the case of any new Financing commitments, shall have an expiration date no earlier than the Outside Date. To the extent that any new Financing commitment is obtained in accordance with this Section 7.15(f), after obtaining such commitments, Parent will not make any Prohibited Financing Modification thereto or to the related definitive documentation for such Financing without the prior written consent of the Company and the Company Special Committee (in each case, not to be unreasonably withheld or delayed).
Section 7.16   Financing Cooperation.   (a) The Company shall, and shall cause the Company Subsidiaries to, and each of the Company and the Company Subsidiaries shall use its reasonable best efforts to cause their respective Representatives to, use reasonable best efforts to provide such cooperation as is reasonably requested by Parent in connection with the Financing or the satisfaction of the Parent Credit Agreement Condition; provided that such requested cooperation does not unreasonably interfere with the business and operations of the Company and the Company Subsidiaries. Such cooperation shall include:
(i)   using reasonable best efforts to participate (and cause senior management and appropriate Representatives of the Company to participate) in a reasonable number of meetings, calls, presentations, road shows, lender presentations, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies at reasonable times and places and otherwise cooperate with Parent’s marketing efforts for any of the Financing and assist Parent in obtaining ratings in connection with the Financing, including direct contact between appropriate members of senior management of the Company, on the one hand, and the actual and potential financing sources, on the other hand; provided that Representatives of the Company shall not be required to participate in more than three meetings with lenders or prospective lenders;
(ii)   using reasonable best efforts to assist with the timely preparation and negotiation of customary rating agency presentations and materials, credit agreements, indentures, bank information memoranda, syndication documents and materials, lender presentations, offering documents, prospectuses, memoranda, investor presentations, purchase agreements, guarantees, pledge and security documents, closing certificates, and similar documents in connection with the Financing;
(iii)   using reasonable best efforts to provide information relating to the Company to assist Parent with the preparation of pro forma financial information and pro forma financial statements for Parent, and with the preparation of projections; it being agreed that Parent shall provide (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing, (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments in each case arising from the Merger and (C) all information relating to Parent ((A) and (B), the “Parent Pro Forma Information”), it being understood that Parent is solely responsible for the preparation of any pro forma financial statements and information;
(iv)   using reasonable best efforts to (A) execute and deliver any pledge and security documents, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent; (B) give Parent reasonable access to the offices, properties, books, records and other information of the Company and the Company Subsidiaries to facilitate the granting of security in any collateral; (C) assist Parent in obtaining environmental assessments, surveys and title insurance; (D) assist with the provision of the insurance certificates and endorsements; and (E) otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the Financing;
(v)   using reasonable best efforts to furnish Parent with the Company Financing Information and such other information in the possession of Company, in each case as reasonably requested in connection with the Financing;
(vi)   at the request of Parent,
(1)   delivering notices of prepayment in respect of the Company Credit Agreement, the Company Granite Note (if not repaid prior to the Closing) or any other applicable Indebtedness (including mortgages) of the Company and the Company Subsidiaries (which shall be delivered at Parent’s request in advance of the Closing Date so long as they are contingent upon the occurrence of the Closing) within the time periods reasonably requested by Parent,

(2)   using reasonable best efforts to deliver drafts of Payoff Documentation at least three (3) Business Days prior to the Closing and arrange for delivery of executed Payoff Documentation at least one (1) Business Day prior to Closing (subject to Parent funding the amount required to effect such payoff at Closing),
(3)   using reasonable best efforts to take all other reasonable actions reasonably requested by Parent (including actions to make available cash of the Company and the Company Subsidiaries that is reasonably available for such purposes) to facilitate the payoff, discharge and termination in full at the Closing of all amounts outstanding under any of the Company Credit Agreement or any other Indebtedness of the Company and the Company Subsidiaries and the release of all related Liens on the assets of the Company or any Company Subsidiaries (it being understood that the Company has no obligation to have available any specific amount of cash for such purposes), and
(4)   using reasonable best efforts to assist Parent in connection with the unwinding or novation at the Effective Time of any swaps or hedges to which the Company or any of the Company Subsidiaries is a party and designated by Parent (notice of which may be delivered at Parent’s request in advance of the Closing Date so long as permitted by the underlying swap or hedge documentation to be contingent upon the occurrence of the Closing and no actions shall be required which would obligate the Company or the Company Subsidiaries to complete such unwind or novation prior to the occurrence of the Closing Date); it being understood that Parent is responsible for paying any amounts required to effect any such unwinding or novation (such notices, together with the notices described in clause (1) and clause (3), “Financing Termination Notices”).
(vii)   to the extent required by the Financing providers, executing and delivering customary authorization letters to the Financing providers authorizing the distribution of information regarding the Company to prospective lenders or investors in connection with the Financing and containing a customary representation that the public side versions of such documents do not include material non-public information about the Company or the Company Subsidiaries or their securities, and a customary representation as to the accuracy of the information relating to the Company contained in the disclosure and marketing materials related to the Financing (“Financing Authorization Letters”);
(viii)   to the extent required by the Financing providers, using reasonable best efforts to cause its independent auditors to provide customary assistance and customary comfort letters in connection with any Capital Markets Financing;
(ix)   using reasonable best efforts to (A) take actions requested by Parent to enable Parent to benefit from the Company’s existing lending relationships in connection with the marketing and syndication of the Financing, (B) provide the Financing Entities with any information regarding the Company reasonably requested in connection with their performance of due diligence in connection with the Financing, including any information related to the Company Commitment Letter Properties reasonably necessary for the Committed Financing, and (C) assist Parent in obtaining credit ratings;
(x)   to the extent required or customary for the Financing, using reasonable best efforts to take all reasonable and customary actions necessary and requested by Parent to (A) permit the Financing providers to evaluate the Company and the Company Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements, or in connection with collateral audits or due diligence examinations, and (B) permit Parent to establish bank and other accounts and blocked account agreements and lock-box arrangements in connection with the Financing;
(xi)   to the extent requested at least ten (10) Business Days prior to the Closing Date and required by the Financing Entities, furnishing Parent and the Financing Entities at least three (3) Business Days prior to the Closing Date with all documentation and other information relating to the Company and the Company Subsidiaries that any lender providing or arranging the

Financing has determined is required to comply with requirements by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and beneficial ownership Laws, including a customary beneficial ownership certification in relation to the Company;
(xii)   so long as the Commitment Letter remains in full force and effect and the Parent is pursuing the Committed Financing, with respect to the Company Commitment Letter Properties and other properties in connection with the Financing, using reasonable best efforts to obtain third-party reports (including the reliance language contained therein): (A) engineering reports, (B) Phase I environmental reports (and Phase II if recommended), (C) a seismic report (if applicable), including SEL/SUL calculations, (D) title insurance and survey with such endorsements as Lender shall reasonably request, (E) zoning report and (F) FIRREA compliant appraisals, in each case in form and substance reasonably acceptable to the Financing Entities;
(xiii)   to the extent required by or customary for the Financing, using reasonable best efforts to cooperate in the preparation of a transaction steps memorandum in connection with the Financing, solely with respect to portions relating to the Company and Company Subsidiaries;
(xiv)   to the extent required by or customary for the Financing, using reasonable best efforts to facilitate the pledging of the Company Commitment Letter Properties and other collateral in connection with the Financing; provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no liability shall be imposed on the Company or any of their officers or employees involved;
(xv)   to the extent reasonably requested by the Financing Parties, using reasonable best efforts to provide estoppels (including from any tenants, ground lessors or condominium or REA counterparties) and SNDAs relating to the Company Commitment Letter Properties;
(xvi)   using reasonable best efforts to provide Parent, the Financing Parties and their respective Representatives reasonably timely and customary access, upon reasonable request and notice, to conduct site visits and inspections at the Company Commitment Letter Properties and other properties as Parent or the Financing Parties reasonably deem necessary during normal business hours to complete their reasonable and customary due diligence; provided that (A) the same shall not unreasonably interfere with the normal operations of the Company Commitment Letter Properties and such other properties and (B) the Company shall be entitled to have representatives present at all times during such site visits; and
(xvii)   using reasonable best efforts to assist Parent in satisfying the Parent Credit Agreement Condition prior to the Closing Date.
(b)   Notwithstanding anything in this Section 7.16 and Section 7.17 to the contrary, in fulfilling its obligations pursuant to this Section 7.16 and Section 7.17, the Company (and the Company Subsidiaries) will not be required to: (i) prior to the Effective Time, pay or incur any commitment or other fee or any out-of-pocket expense (other than customary expenses (not including any fees or similar amounts payable to financing sources, or payments to rating agencies, all of which shall be made by Parent) in connection with the cooperation described in this Section 7.16 or Section 7.17 that are promptly reimbursed by Parent); (ii) prior to the Closing Date, pass resolutions or consents or approve or authorize the execution of, or execute, the Financing or the definitive documentation or other agreements related thereto (other than (A) Financing Termination Notices, (B) Financing Authorization Letters and (C) Specified Consent and Tender Consent Documentation); (iii) cause any director, officer or employee of the Company or any of the Company Subsidiaries to incur any personal liability; (iv) take or permit the taking of any action that would (A) cause any representation or warranty in this Agreement to be breached by the Company (unless Parent waives such breach prior to the Company or its Subsidiaries taking such action), (B) conflict with the organizational documents of the Company or any of its Subsidiaries (as in effect on the date hereof) or any applicable Laws, (C) reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any material contract existing as of the date hereof to which the Company or any of its

Subsidiaries is a party or (D) require the Company, any of its Subsidiaries or any of their Representatives to provide access to or disclose information that is legally privileged or (v) prepare any financial statements (other than the Company Financing Information) that are not prepared in the ordinary course of its financial reporting practice.
(c)   Parent shall, upon request by the Company or the Company Special Committee, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses and attorney’s fees incurred by the Company (or any of the Company Subsidiaries) in connection with fulfilling its obligations pursuant to this Section 7.16. Parent shall indemnify and hold harmless the Company and the Company Subsidiaries and its and their respective directors, officers and employees from and against any and all liabilities, losses, damages, claims, costs and expenses actually suffered or incurred by them in connection with the Financing or any actions taken pursuant to this Section 7.16, except in the event such loss or damage results from (i) the gross negligence, willful misconduct, fraud or bad faith of the Company or the Company Subsidiaries or, in each case, their respective Representatives or (ii) any information provided to Parent in writing by the Company or the Company Subsidiaries for inclusion in any materials relating to the Financing.
(d)   In connection with a Capital Markets Financing, (x) the Company will use its reasonable best efforts, and will cause each of the Company Subsidiaries to use its reasonable best efforts, to update any Company Financing Information provided to Parent and the Financing providers as may be necessary so that such Company Financing Information (i) is Compliant and (ii) meets the applicable requirements set forth in the definition of “Company Financing Information”, in each case for the period contemplated in the definition of Compliant; and (y) the Company will notify Parent if any of the Company Financing Information or any other information provided pursuant to this Section 7.16 is found to have contained any untrue statement of a material fact or to have omitted to state a material fact necessary in order to make the statements contained therein not materially misleading.
(e)   For the avoidance of doubt, Parent may, to most effectively access the financing markets, require the cooperation of the Company and the Company Subsidiaries under this Section 7.16 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing Date so long as such cooperation would not reasonably be expected to delay, hinder or prevent the Closing.
(f)   The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries.
(g)   Notwithstanding anything to the contrary in this Agreement, the Company’s breach of or failure to comply with any of the covenants required to be performed by it under this Section 7.16 shall not be considered in determining the satisfaction of the condition set forth in Section 8.2(b), unless such breach or failure to comply is the direct cause of Parent being unable to obtain the proceeds of the Financing or of the failure of the Parent Credit Agreement Condition to be satisfied at the Closing.
(h)   For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in this Section 7.16 represent the sole obligation of the Company (and its Representatives and Affiliates) with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent with respect to the transactions contemplated by this Agreement and no other provision of this Agreement shall be deemed to expand or modify such obligations.
Section 7.17   Company Consent Solicitation.   Between the date of this Agreement and the Closing Date, the Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, with respect to the Company Notes and the Company Notes Indentures to use reasonable best efforts to:
(a)   if reasonably requested by Parent, commence a consent solicitation with respect to any series of Company Notes to seek to obtain the requisite consents from holders of such series of Company Notes needed to amend, eliminate or waive certain sections of the applicable Company Notes Indenture specified by Parent (a “Company Notes Consent Solicitation”) on such terms and conditions, including with respect to consent fees, that are proposed by Parent; provided that (i) Parent shall be responsible for preparation of the Company Notes Consent Solicitation Documents (as defined below) and (ii) Parent shall consult with the Company regarding the material terms and conditions of any Company Notes Consent Solicitation, including the timing and commencement of any Company Notes Consent Solicitation and any deadlines, and afford the Company and its counsel a reasonable opportunity to review and comment on the necessary consent solicitation statement, supplemental indenture, press release and other related documents in connection with such Company Notes Consent Solicitation (the “Company Notes Consent Solicitation Documents”) and Parent will give reasonable consideration to the comments, if any, raised by the Company and its counsel. The Company shall use reasonable best efforts to provide, and shall use reasonable best efforts to cause its Representatives to use reasonable best efforts to provide, all cooperation reasonably requested by Parent in connection with any Company Notes Consent Solicitation. In connection with any Company Notes Consent Solicitation, Parent may select one or more solicitation agents in consultation with the Company to provide assistance in connection therewith and their fees and out-of-pocket expenses will be paid directly by Parent. The Company shall waive any of the conditions to any Company Notes Consent Solicitation as may be reasonably requested by Parent (other than the condition that any proposed amendments set forth therein shall not become operative until the Closing), so long as such waivers would not cause such Company Notes Consent Solicitation to violate applicable Law, and the Company shall not, without the prior written consent of Parent, waive any condition to any Company Notes Consent Solicitation or make any material change, amendment or modification to the terms and conditions of any Company Notes Consent Solicitation other than as directed by Parent. Promptly following the expiration of any Company Notes Consent Solicitation, assuming the requisite consent from the holders of the applicable series of Company Notes (including from Persons holding proxies from such holders) has been received and certified by the solicitation agent, the Company shall cause an appropriate supplemental indenture (the “Company Notes Supplemental Indenture”) to become effective providing for the amendments of the applicable Company Notes Indenture contemplated in the Company Notes Consent Solicitation Documents; provided, however, that notwithstanding the fact that a Company Notes Supplemental Indenture may become effective earlier, the proposed amendments set forth therein shall not become operative until the Closing. The form and substance of any Company Notes Supplemental Indenture shall be reasonably satisfactory to Parent; and
(b)   if requested by Parent, commence a tender offer and/or an exchange offer as specified by Parent, with respect to all or a portion of the outstanding Company Notes, on such terms and conditions, including pricing terms, that are proposed, from time to time, by Parent (each, a “Company Notes Offer”); provided that (i) Parent shall be responsible for preparation of the Company Notes Offer Documents (as defined below) and (ii) Parent shall consult with the Company regarding the material terms and conditions of any Company Notes Offer, including the timing and commencement of any Company Notes Offer and any deadlines, and afford the Company and its counsel a reasonable opportunity to review and comment on the necessary registration statement, offering document, offer to purchase, related letter of transmittal, supplemental indenture, to the extent applicable, press release and other related documents in connection with such Company Notes Offer (the “Company Notes Offer Documents”) and Parent will give reasonable consideration to the comments, if any, raised by the Company and its counsel. The terms and conditions specified by Parent for a Company Notes Offer shall be in compliance with the applicable Company Notes Indenture and any applicable Laws. The closing of a Company Notes Offer, if any, shall be expressly conditioned on the occurrence of the Closing, and, in accordance with the terms of the applicable Company Notes Offer, the Company shall accept for purchase, and purchase, the applicable Company Notes validly tendered and not validly withdrawn in such Company Notes Offer (provided that the proposed amendments to the applicable Company Notes Indenture set forth in any Company Notes Offer Document may not become effective unless and until the Closing has occurred). The Company shall use reasonable best efforts to provide, and use reasonable best efforts to cause its Representatives to use reasonable best efforts to provide, all cooperation reasonably requested by Parent in connection with any Company Notes Offer. In connection with any Company Notes Offer, Parent may select one or more dealer managers in consultation with the Company to provide assistance in connection therewith and their fees and out-of-pocket expenses will be paid directly by Parent. Any Company Notes Offer shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, including, as applicable, Rule 14e-1 promulgated under the Exchange Act. As applicable, the Company shall waive any of the conditions to any Company Notes Offer as may be reasonably requested by Parent (other than the condition that any Company Notes Offer is conditioned on the Closing occurring), so long as such waivers would not cause any such Company Notes Offer to violate the Securities Act and the Exchange Act, and the Company shall not, without the prior written consent of Parent, waive any condition to any Company Notes Offer or make any material change, amendment or modification to the terms and conditions of any Company Notes Offer (including any extension thereof) other than as directed by Parent.
(c)   Without limiting Section 7.17(a) and Section 7.17(b), Parent may elect to take, or cause any Affiliate thereof to take, any of the actions contemplated above, in lieu of the Company, in which case the Company shall use its reasonable best efforts to provide all assistance reasonably requested by Parent in connection therewith.
(d)   Parent shall, upon request by the Company or the Company Special Committee, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses and attorney’s fees incurred by the Company (or any of the Company Subsidiaries) in connection with fulfilling its obligations pursuant to this Section 7.17. Parent shall indemnify and hold harmless the Company and the Company Subsidiaries and its and their respective directors, officers and employees from and against any and all liabilities, losses, damages, claims, costs and expenses actually suffered or incurred by them in connection with any actions taken pursuant to this Section 7.17, except in the event such loss or damage results from (i) the gross negligence, willful misconduct, fraud or bad faith of the Company or the Company Subsidiaries or, in each case, their respective Representatives or (ii) any information provided to Parent in writing by the Company or the Company Subsidiaries for inclusion in any Company Notes Consent Solicitation Documents or Company Notes Offer Documents.
(e)   The making or consummation of any Company Notes Consent Solicitation or Company Notes Offer shall not be a condition to Closing or considered in determining whether the condition set out in Section 8.2(b) has been satisfied.
Section 7.18   RMR Management Agreements.
(a)   At or prior to the execution of this Agreement, RMR, the Company and Parent have entered into an agreement pursuant to which, on the terms and subject to the conditions set forth therein, RMR has acknowledged and agreed that, (i) the Company shall terminate the Second Amended and Restated Business Management Agreement, dated June 5, 2015, between the Company and RMR (as amended), and the Third Amended and Restated Property Management Agreement, dated June 9, 2021, between the Company and RMR (collectively the “RMR Company Agreements”) for convenience effective upon the close of business on the Closing Date, and (ii) RMR has waived its right to receive payment of any “Full Termination Fee” (as defined therein) or any other termination fee (including any “Performance Termination Fee” (as defined therein)), under each of the RMR Company Agreements upon the termination of the RMR Company Agreements by the Company described in clause (i) of this section.
(b)   At or prior to the execution of this Agreement, in contemplation of the Merger and the other transactions contemplated hereby, RMR and Parent have entered into an amendment and restatement of the Second Amended and Restated Property Management Agreement, dated as of June 5, 2015, between Parent and RMR that is effective upon consummation of the Merger.
Section 7.19   Further Assurances.   If at any time following the Effective Time the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any Party, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Entity and its members and officers or their designees shall be authorized to execute and deliver, in the name and on behalf of any Party, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Entity’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Party and otherwise to carry out the purposes of this Agreement.

ARTICLE 8
CONDITIONS
Section 8.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of each Party to effect the Merger and to consummate the other transactions contemplated hereby shall be subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by Parent and the Company, on or prior to the Closing Date, of each of the following conditions:
(a)   Shareholder Approvals.   The Company shall have obtained the Company Shareholder Approval and Parent shall have obtained the Parent Shareholder Approval.
(b)   Statutes; Court Orders.   No statute, rule or regulation shall have been enacted, promulgated or enforced by any Governmental Authority of competent jurisdiction applicable to the Merger, any of the other transactions contemplated hereby or the issuance of the Parent Common Shares in the Merger which prohibits or makes illegal the consummation of the Merger, any of the other transactions contemplated hereby or the issuance of the Parent Common Shares in the Merger, and there shall be no temporary, preliminary or permanent Order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger, any of the other transactions contemplated hereby or the issuance of the Parent Common Shares in the Merger.
(c)   Form S-4.   The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.
(d)   Nasdaq.   The Parent Common Shares to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.
(e)   Parent Credit Agreement.   The Parent Credit Agreement Condition shall have been satisfied.
Section 8.2   Conditions to Obligations of Parent.   The obligations of Parent to effect the Merger and to consummate the other transactions contemplated hereby are subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by Parent, on or prior to the Closing Date, of each of the following additional conditions:
(a)   Representations and Warranties.   (i) The representations and warranties set forth in Article 4 that are qualified by a “Company Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the Closing Date as though made at and as of the Closing Date, (ii) the representations and warranties set forth in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Capitalization), Section 4.3 (Authority), Section 4.18 (Opinion of Financial Advisor), Section 4.19 (Approval Required), Section 4.20 (Brokers) and Section 4.22 (Takeover Statutes), other than with respect to the Company JVs), that are not qualified by a “Company Material Adverse Effect” qualification shall be true and correct (determined for this purpose without giving effect to any materiality qualification contained therein) in all material respects at and as of the Closing Date as though made at and as of the Closing Date, (iii) the representations and warranties set forth in Section 4.7(b) (Absence of Certain Changes) shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date and (iv) all other representations and warranties set forth in Article 4 shall be true and correct (determined for this purpose without giving effect to any materiality qualification contained therein) at and as of the Closing Date as though made at and as of the Closing Date, except, in the case of this clause (iv), where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii) or (iv), as applicable) only as of such date or period.
(b)   Performance of Obligations of the Company.   The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c)   Delivery of Certificate.   The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its chief executive officer or chief financial officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.
(d)   REIT Tax Opinion.   The Company shall have received and delivered to Parent a tax opinion of Company REIT Counsel, on which Parent shall be entitled to rely, dated as of the Closing Date and substantially in the form of Exhibit D.
(e)   Section 368 Opinion.   Parent shall have received the written opinion of its special counsel, Wachtell, Lipton, Rosen & Katz (or another nationally recognized law firm reasonably satisfactory to Parent), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz (or, if applicable, another nationally recognized law firm reasonably satisfactory to Parent) may rely upon the Company Tax Representation Letter and the Parent Tax Representation Letter.
Section 8.3   Conditions to Obligations of the Company.   The obligations of the Company to effect the Merger and to consummate the other transactions contemplated hereby are subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by the Company, on or prior to the Closing Date, of each of the following additional conditions:
(a)   Representations and Warranties.   (i) The representations and warranties set forth in Article 5 that are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the Closing Date as though made at and as of the Closing Date, (ii) the representations and warranties set forth in Section 5.1 (Organization and Qualification; Subsidiaries), Section 5.2 (Capitalization), Section 5.3 (Authority), Section 5.18 (Opinion of Financial Advisor), Section 5.19 (Approval Required), Section 5.20 (Brokers) and Section 5.23 (Takeover Statutes), other than with respect to the Parent JVs), that are not qualified by a “Parent Material Adverse Effect” qualification shall be true and correct (determined for this purpose without giving effect to any materiality qualification contained therein) in all material respects at and as of the Closing Date as though made at and as of the Closing Date, (iii) the representations and warranties set forth in Section 5.7(b) (Absence of Certain Changes) shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date and (iv) all other representations and warranties set forth in Article 5 shall be true and correct (determined for this purpose without giving effect to any materiality qualification contained therein) at and as of the Closing Date as though made at and as of the Closing Date, except, in the case of this clause (iv), where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii) or (iv), as applicable) only as of such date or period.
(b)   Performance of Obligations of Parent.   Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them at or prior to the Effective Time.
(c)   Delivery of Certificate.   Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its chief executive officer or chief financial officer (or equivalent officers) on behalf of Parent, certifying to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.
(d)   REIT Tax Opinion.   Parent shall have received and delivered to the Company a tax opinion of Parent REIT Counsel, on which the Company shall be entitled to rely, dated as of the Closing Date and substantially in the form of Exhibit E.
(e)   Section 368 Opinion.   The Company shall have received the written opinion of its counsel, Sullivan & Cromwell LLP (or another nationally recognized law firm reasonably satisfactory to the Company), dated as of the Closing Date and in form and substance reasonably satisfactory to the

Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Sullivan & Cromwell LLP (or, if applicable, another nationally recognized law firm reasonably satisfactory to the Company) may rely upon the Company Tax Representation Letter and the Parent Tax Representation Letter.
ARTICLE 9
TERMINATION AND FEES
Section 9.1   Termination.   This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the receipt of the Company Shareholder Approval or Parent Shareholder Approval (except as otherwise noted):
(a)   by mutual written consent of each of Parent and the Company;
(b)   by either Parent or the Company:
(i)   if the Merger shall not have occurred on or before the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if a material breach by such Party of any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;
(ii)   if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger or any of the other transactions contemplated hereby, and such Order or other action shall have become final and non-appealable;
(iii)   if the Company Shareholder Approval shall not have been obtained at a duly held Company Shareholder Meeting (or at any adjournment or postponement thereof) at which the Merger has been voted upon; or
(iv)   if the Parent Shareholder Approval shall not have been obtained at a duly held Parent Shareholder Meeting (or at any adjournment or postponement thereof) at which the Merger and the issuance of Parent Common Shares in connection with the Merger has been voted upon;
(c)   by Parent:
(i)   if the Company shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, violation or failure to perform, either individually or in the aggregate, (A) would result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b) (a “Company Terminating Breach”) and (B) cannot be cured, or, if curable, is not cured by the Company, or waived by Parent, by the earlier of (x) the Outside Date and (y) twenty (20) days after the receipt by the Company from Parent of written notice of such breach, violation or failure and intent to terminate this Agreement hereunder; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a Parent Terminating Breach shall have occurred and be continuing at the time Parent delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i);
(ii)   if, prior to obtaining the Company Shareholder Approval, the Company or the Company Board (or an authorized committee thereof), as applicable, (A) shall have effected an Adverse Recommendation Change, (B) fails to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of being requested to do so by Parent following the public announcement by any Person of a Competing Proposal or an intention (whether or not conditional) to make a Competing Proposal, (C) fails to include the Company Board Recommendation in the Joint Proxy Statement, or (D) publicly announces its intention to do any of the foregoing; or
(iii)   if, prior to obtaining the Parent Shareholder Approval, the Parent Board (or an authorized committee thereof) determines to enter into an Acquisition Agreement with respect to a Superior

Proposal in accordance with Section 7.3(d); provided, that Parent shall pay the Parent Termination Fee in accordance with Section 9.3;
(d)   by the Company:
(i)   if Parent shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, violation or failure to perform, either individually or in the aggregate, (A) would result in the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b) (a “Parent Terminating Breach”) and (B) cannot be cured, or, if curable, is not cured by Parent, or waived by the Company, by the earlier of (x) the Outside Date and (y) twenty (20) days after the receipt by Parent from the Company of written notice of such breach, violation or failure and intent to terminate this Agreement hereunder; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a Company Terminating Breach shall have occurred and be continuing at the time the Company delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i);
(ii)   if, prior to obtaining the Parent Shareholder Approval, Parent or the Parent Board (or an authorized committee thereof), as applicable, (A) shall have effected an Adverse Recommendation Change, (B) fails to publicly reaffirm the Parent Board Recommendation within ten (10) Business Days of being requested to do so by the Company following the public announcement by any Person of a Competing Proposal or an intention (whether or not conditional) to make a Competing Proposal, (C) fails to include the Parent Board Recommendation in the Joint Proxy Statement, or (D) publicly announces its intention to do any of the foregoing;
(iii)   if, prior to obtaining the Company Shareholder Approval, the Company Board (or an authorized committee thereof) determines to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.3(d); provided, that the Company shall pay the Company Termination Fee in accordance with Section 9.3; or
(iv)   on or after July 1, 2023, if Parent breaches the covenant set forth in the first sentence of Section 7.15(b) relating to extension of the expiration date of the Commitment Letter and, as a result of such breach, the expiration date of the Commitment Letter has not been extended to the extent required thereunder; provided, that the right to terminate this Agreement pursuant to this Section 9.1(d)(iv) shall not be available if the Committed Financing has been fully replaced with other debt financing in compliance with the terms of Section 7.15(f).
Section 9.2   Notice of Termination; Effect of Termination.   In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall be given by the terminating Party to the other Party, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party, and all rights and obligations of any Party shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary, (a) the provisions of Section 7.2(b) (Access; Confidentiality), Section 7.4 (Public Announcements), this Section 9.2 (Notice of Termination; Effect of Termination), Section 9.3 (Termination Fee), Section 9.4 (Fees and Expenses) and Article 10 (General Provisions) and the definitions of all defined terms appearing in such sections, shall survive such termination of this Agreement, and (b) subject to Section 10.11, no such termination shall relieve any Party from any liability or damages resulting from any material breach of any of such Party’s covenants or agreements set forth in this Agreement prior to such termination of this Agreement that is a consequence of a deliberate act undertaken, or a deliberate failure to act, by the breaching Party with the actual knowledge that the taking of or failure to take such act would cause a material breach of any such covenant or agreement in this Agreement, in which case the non-breaching Party shall be entitled to all rights and remedies available at law or in equity. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.
Section 9.3   Termination Fee.
(a)   If this Agreement is terminated by:

(i)   the Company pursuant to Section 9.1(d)(iii);
(ii)   Parent pursuant to Section 9.1(c)(ii) (or is terminated pursuant to another provision at a time it is terminable pursuant to Section 9.1(c)(ii)); or
(iii)   either Party pursuant to Section 9.1(b)(iii) (or is terminated pursuant to another provision at a time that it is terminable pursuant to Section 9.1(b)(iii)), and, in the case of this clause (iii), (A) a Competing Proposal with respect to the Company shall have been publicly announced or made publicly known after the date of this Agreement and shall not have been publicly withdrawn at least two (2) Business Days prior to the Company Shareholder Meeting and (B) within six (6) months of the date this Agreement is so terminated, the Company enters into a definitive agreement providing for a Competing Proposal or a Competing Proposal is consummated, then the Company shall pay to Parent (or its designee), in cash, a payment in an amount equal to the Company Termination Fee (A) in the case of Section 9.3(a)(i), prior to or simultaneously with such termination, (B), in the case of Section 9.3(a)(ii), within two (2) Business Days following such termination, and (C) in the case of Section 9.3(a)(iii), at or prior to the first to occur of (1) the entry into a definitive agreement providing for a Competing Proposal referred to therein and (2) the consummation of a Competing Proposal referred to therein.
(b)   If this Agreement is terminated by:
(i)   the Parent pursuant to Section 9.1(c)(iii);
(ii)   the Company pursuant to Section 9.1(d)(ii) (or is terminated pursuant to another provision at a time it is terminable pursuant to Section 9.1(d)(ii)); or
(iii)   either Party pursuant to Section 9.1(b)(iv) (or is terminated pursuant to another provision at a time that it is terminable pursuant to Section 9.1(b)(iv)), and, in the case of this clause (iii), (A) a Competing Proposal with respect to Parent shall have been publicly announced or made publicly known after the date of this Agreement and shall not have been publicly withdrawn at least two (2) Business Days prior to the Parent Shareholder Meeting and (B) within six (6) months of the date this Agreement is so terminated, Parent enters into a definitive agreement providing for a Competing Proposal or a Competing Proposal is consummated, then Parent shall pay to the Company (or its designee), in cash, a payment in an amount equal to the Parent Termination Fee (A) in the case of Section 9.3(b)(i), prior to or simultaneously with such termination, (B), in the case of Section 9.3(b)(ii), within two (2) Business Days following such termination, and (C) in the case of Section 9.3(b)(iii), at or prior to the first to occur of (1) the entry into a definitive agreement providing for a Competing Proposal referred to therein and (2) the consummation of a Competing Proposal referred to therein.
(c)   Any payment of a Termination Fee shall be made by wire transfer of immediately available funds (in U.S. dollars) to an account designated in writing by the Party receiving the Termination Fee (the “Receiving Party”).
(d)   If the Receiving Party decides to apply for a ruling from the IRS with respect to the tax consequences of the receipt of the Termination Fee, the Party paying the Termination Fee (the “Paying Party”) shall cooperate with the Receiving Party and use commercially reasonable efforts to provide assistance (if any) requested by the Receiving Party with respect thereto.
(e)   The Parties agree and understand that in no event shall a Party be required to pay a Termination Fee on more than one occasion. The Parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated hereby, that, without these agreements, the Parties would not enter into this Agreement, and that any amounts payable pursuant to this Section 9.3 do not constitute a penalty and that no Party will be entitled to argue that a Termination Fee is unenforceable or should be reduced in any manner. Accordingly, if a Party fails to promptly pay any Termination Fee due pursuant to this Section 9.3, the Party obligated to pay such Termination Fee shall also pay any reasonable and documented out-of-pocket costs and expenses incurred by the Party entitled to receive such Termination Fee in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the obligated Party. Any Termination Fee not paid when due pursuant to this Section 9.3 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. Other than in the case of material breach of a Party’s covenants or agreements set forth in this Agreement prior to the termination of this Agreement that is a consequence of a deliberate act undertaken, or a deliberate failure to act, by the breaching Party with the actual knowledge that the taking of or failure to take such act would cause a material breach of any such covenant or agreement in this Agreement, the amounts payable by a Party pursuant to this Section 9.3, shall be the sole and exclusive monetary remedy of the Receiving Party and its Affiliates and Representatives in the event of a termination of this Agreement in connection with which the Termination Fee is payable by a Paying Party pursuant to this Section 9.3, and in respect of which the Termination Fee and any such additional amounts payable pursuant to this Section 9.3(e) are actually paid to the Receiving Party, for any and all losses and damages suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform by a Paying Party of its covenants and agreements hereunder.
(f)   The “Company Termination Fee” shall be an amount equal to the lesser of (i) $5,900,000 (the “Company Base Amount”) and (ii) the maximum amount, if any, that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to Parent (taking into account any known or anticipated income of Parent which is not Qualifying Income and any appropriate “cushion” as determined by such accountants). Notwithstanding the foregoing, in the event Parent receives Tax Guidance providing that Parent’s receipt of the Company Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Company Termination Fee shall be an amount equal to the Company Base Amount and the Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Company Base Amount within five (5) Business Days. In the event that Parent is not able to receive the full Company Base Amount due to the above limitations, the Company shall place the unpaid amount in escrow by wire transfer within two (2) Business Days of termination and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often: (i) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance providing that Parent’s receipt of the unpaid Company Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, in either of which events the Company shall pay to Parent the lesser of the unpaid Company Base Amount or the maximum amount stated in the letter referred to in clause (i) above within five (5) Business Days after the Company has been notified thereof. The obligation of the Company to pay any unpaid portion of the Company Termination Fee shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of the Company to pay the Company Termination Fee terminates shall be released to the Company. “Qualifying Income” shall mean income described in Sections 856(c)(2) and 856(c)(3) of the Code. “Tax Guidance” shall mean an opinion from counsel or other tax advisor or a ruling from the IRS. The escrow agreement shall provide that the Company shall bear all costs and expenses under the escrow agreement. Parent shall not be a party to the escrow agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the escrow agreement.
(g)   The “Parent Termination Fee” shall be an amount equal to the lesser of (i) $11,200,000 (the “Parent Base Amount”) and (ii) the maximum amount, if any, that can be paid to the Company without causing the Company to fail to meet the REIT Requirements for such year determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Company (taking into account any known or anticipated income of the Company which is not Qualifying Income and any appropriate “cushion” as determined by such accountants). Notwithstanding the foregoing, in the event the Company receives Tax Guidance providing that the Company’s receipt of the Parent Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Parent Termination

Fee shall be an amount equal to the Parent Base Amount and Parent shall, upon receiving notice that the Company has received the Tax Guidance, pay to the Company the unpaid Parent Base Amount within five (5) Business Days. In the event that the Company is not able to receive the full Parent Base Amount due to the above limitations, Parent shall place the unpaid amount in escrow by wire transfer within two (2) Business Days of termination and shall not release any portion thereof to the Company unless and until the Company receives either one or a combination of the following once or more often: (i) a letter from the Company’s independent accountants indicating the maximum amount that can be paid at that time to the Company without causing the Company to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance providing that the Company’s receipt of the unpaid Parent Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, in either of which events Parent shall pay to the Company the lesser of the unpaid Parent Base Amount or the maximum amount stated in the letter referred to in clause (i) above within five (5) Business Days after Parent has been notified thereof. The obligation of Parent to pay any unpaid portion of the Parent Termination Fee shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of Parent to pay the Parent Termination Fee terminates shall be released to Parent. The escrow agreement shall provide that Parent shall bear all costs and expenses under the escrow agreement. The Company shall not be a party to the escrow agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the escrow agreement.
(h)   At the expense of the Receiving Party, the parties agree to cooperate in good faith in order to (i) maximize the portion of the applicable Termination Fee that may be distributed to the Receiving Party hereunder without causing the Receiving Party to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve the Receiving Party’s chances of securing the favorable private letter ruling from the IRS described in Section 9.3(d) or (iii) assist the Receiving Party in obtaining the favorable tax opinion from counsel described in Section 9.3(f) or Section 9.3(g), as applicable.
Section 9.4   Fees and Expenses.   Except as set forth in Section 9.3, all fees and expenses incurred in connection with Merger and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Merger and the other transactions contemplated hereby are consummated; provided that in the event this Agreement is terminated, the Company shall promptly reimburse Parent for fifty percent (50%) of any SEC filing fees or printing and similar costs incurred by Parent in connection with the Form S-4 and Joint Proxy Statement.
ARTICLE 10
GENERAL PROVISIONS
Section 10.1   Non-survival of Representations and Warranties.   None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.
Section 10.2   Notices.   All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given on the date of actual delivery, if delivered personally, or on the date of receipt, if sent by overnight courier (providing proof of delivery) to the Parties or if sent by e-mail of a .pdf attachment (providing confirmation of transmission) at the following street addresses or email addresses, as applicable (or at such other United States street address or email address for a Party as shall be specified by like notice):
(a)   if to the Company to:
Diversified Healthcare Trust
Two Newton Place
255 Washington Street
Suite 300
Newton, Massachusetts 02458
Attention:   Jennifer Francis, President and CEO
E-mail:       jfrancis@rmrgroup.com

with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:   Melissa Sawyer and Lauren S. Boehmke
E-mail:       sawyerm@sullcrom.com; boehmkel@sullcrom.com
(b)   if to Parent to:
Office Properties Income Trust
Two Newton Place
255 Washington Street
Suite 300
Newton, Massachusetts 02458
Attention:   Matthew Brown, Chief Financial Officer and Treasurer
E-mail:       mbrown@rmrgroup.com
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:   Robin Panovka and Mark A. Stagliano
E-mail:       RPanovka@wlrk.com; MAStagliano@wlrk.com
Section 10.3   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy in any jurisdiction, as to that jurisdiction, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the Merger or the other transactions contemplated hereby is not affected in any manner materially adverse to any Party, and (d) such terms or other provisions shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger or the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 10.4   Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by electronic delivery or otherwise) to the other Party. Signatures to this Agreement executed or transmitted by electronic means will have the same effect as physical delivery of a paper document bearing an original signature.
Section 10.5   Entire Agreement; Third Party Beneficiaries.
(a)   This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter, the exhibits hereto and the documents and instruments referred to herein) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.
(b)   This Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except for Section 7.5 (which, from and after the Effective Time shall be for the benefit of the Covered Persons). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.7 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of Parent or Knowledge of the Company, as applicable. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 10.6   Amendment and Modification.   Subject to compliance with applicable Law, this Agreement may be amended, modified or supplemented in any respect by mutual written agreement of the Parties at any time before or after receipt of the Company Shareholder Approval or the Parent Shareholder Approval and prior to the Effective Time; provided, however, that after the Company Shareholder Approval or the Parent Shareholder Approval has been obtained, there shall not be any amendment, modification or supplement of this Agreement, which by applicable Law or in accordance with the rules of Nasdaq requires the further approval of the holders of the Company Common Shares or the holders of the Parent Common Shares, as applicable, without such further approval of such shareholders.
Section 10.7   Extension and Waiver.   At any time prior to the Effective Time, subject to applicable Law, any Party may (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 10.8   Governing Law; Jurisdiction.
(a)   This Agreement, and all Actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to any choice or conflict of Law principles (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.
(b)   All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any Maryland state or federal court, for the purpose of any Action arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such action or proceeding except in such courts, (iii) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.
Section 10.9   Waiver of Jury Trial.   EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE OTHER AGREEMENTS DELIVERED IN CONNECTION HEREWITH, THE MERGER OR THE OTHER TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY

ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.9.
Section 10.10   Assignment.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Party and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
Section 10.11   Specific Performance.   The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Parties hereby waives (a) any defense in an Action for specific performance that a remedy at Law would be adequate, and (b) any requirement under any Law to post a security as prerequisite to obtaining equitable relief. Each Party agrees that the right of specific performance and other equitable relief is an integral part of the Merger and the other transactions contemplated hereby, and without that right, neither the Company, on the one hand, nor Parent, on the other hand, would have entered into this Agreement. For the avoidance of doubt, the Parties may pursue both a grant of specific performance or other equitable remedies to the extent permitted by this Section 10.11 and the payment of damages, but shall not be entitled or permitted to receive an award of damages if specific performance or other equitable remedies are awarded and consummation of the Merger occurs and shall not be entitled or permitted to receive an award of specific performance or other equitable remedies if damages are awarded.
Section 10.12   Non-liability of Trustees of the Company and Parent.   The Company Charter and the Parent Charter, each as filed with the Maryland SDAT, provide that no trustee, officer, shareholder, employee or agent of the Company or Parent, respectively, shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, the Company or Parent, respectively. All Persons dealing with the Company or Parent in any way shall look only to the assets of the Company or Parent, respectively, for the payment of any sum or the performance of any obligation.
Section 10.13   Financing Provisions.   Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement or the Financing, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any commitment letter or definitive documentation related to the Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware), (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any such legal action brought against the Financing Parties in any way arising out of or relating to, this Agreement or the Financing, (d) agrees that none of the Financing Parties shall have any liability to the Company or any of its Subsidiaries or any of their respective controlled Affiliates or Representatives relating to or arising out of this Agreement or the Financing (subject to the last sentence of this Section 10.13), except for any breach of confidentiality obligations, and (e) agrees that the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 10.13 and that this Section 10.13 may not be amended in a manner materially adverse to the Financing Parties without the written consent of the Financing Entities (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, nothing in this Section 10.13 shall in any way limit or modify the rights and obligations of Parent under this Agreement or any Financing Party’s obligations to Parent under any commitment letter or definitive documentation related to the Financing or the rights of the Company and its Subsidiaries against the Financing Parties with respect to the Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.
Section 10.14   Special Committee Approval.   No provision of this Agreement may be amended, modified, supplemented or waived by Parent or the Company without first obtaining the approval of the Parent Special Committee or the Company Special Committee, as applicable. Notwithstanding anything herein to the contrary, (a) any termination by (i) Parent pursuant to Article 8 may only be made with the approval of the Parent Special Committee or the Parent Board (on the recommendation of the Parent Special Committee) on behalf of Parent or (ii) the Company pursuant to Article 8 may only be made with the approval of the Company Special Committee or the Company Board (on the recommendation of the Company Special Committee) on behalf of the Company and (b) any consent by (i) Parent pursuant to Section 6.1 may only be made with the approval of the Parent Special Committee or the Parent Board (on the recommendation of the Parent Special Committee) on behalf of Parent on behalf of Parent or (ii) the Company pursuant to Section 6.2 may only be made with the approval of the Company Special Committee or the Company Board (on the recommendation of the Company Special Committee) on behalf of the Company.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, all as of the date first written above.
OFFICE PROPERTIES INCOME TRUST
By:
/s/ Matthew C. Brown

Name: Matthew C. Brown
Title:   Chief Financial Officer and Treasurer
DIVERSIFIED HEALTHCARE TRUST
By:
/s/ Jennifer F. Francis

Name: Jennifer F. Francis
Title:   President and Chief Executive Officer
[Signature Page to the Agreement and Plan of Merger]

Annex B
April 10, 2023
The Special Committee of the Board of Trustees and The Board of Trustees
Office Properties Income Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, MA 02458-1634
Members of the Special Committee and the Board of Trustees:
You have requested our opinion as to the fairness, from a financial point of view, to Office Properties Income Trust (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of the Company with Diversified Healthcare Trust (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger, (the “Agreement”), by and among the Company and the Merger Partner, the Merger Partner will be merged with and into the Company, with the Company continuing as the surviving entity in the merger, and each issued and outstanding common share of beneficial interest, $.01 par value per share, of the Merger Partner (the “Merger Partner Common Shares”), other than shares of Merger Partner Common Shares held directly by the Company or the Merger Partner, will be converted into the right to receive 0.147 (the “Exchange Ratio”) common shares of beneficial interest, $.01 par value per share, of the Company (the “Company Common Shares”).
In connection with preparing our opinion, we have (i) reviewed a draft dated April 10, 2023 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Shares and the Company Common Shares and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on

B-1

which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement , and that the definitive Agreement will not differ from the draft thereof furnished to us in any respect material to our analysis. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company and the Special Committee with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Exchange Ratio to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Merger Partner Common Shares or the Company Common Shares will trade at any future time.
We have acted as financial advisor to the Special Committee with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with the Company, the Merger Partner or with The RMR Group Inc. (“RMR”), the external manager of both the Company and the Merger Partner. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and RMR, and less than 2% of the outstanding common stock of the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, the Merger Partner or RMR for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Special Committee (in its capacity as such) and to the Board of Trustees of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES LLC
/s/ J.P. Morgan Securities LLC

B-2

Annex C
April 10, 2023
The Special Committee of the Board of Trustees
Diversified Healthcare Trust
Two Newton Place
255 Washington Street
Newton, MA 02458-1634
Members of the Special Committee:
We understand that Diversified Healthcare Trust (“DHC”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), between DHC and Office Properties Income Trust (“OPI”), pursuant to which, among other things, DHC will merge with and into OPI (the “Merger”) and each outstanding common share of beneficial interest, par value $0.01 per share, of DHC (each, a “DHC Common Share”), other than Excluded Shares (as defined in the Agreement), will be converted into the right to receive 0.147 (the “Exchange Ratio”) common shares of beneficial interest, par value $0.01 per share, of OPI (“OPI Common Shares”). The terms and conditions of the Merger are more fully set forth in the Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to the holders of DHC Common Shares (other than holders of Excluded Shares) of the Exchange Ratio provided for in the Merger.
In connection with this opinion, we have, among other things:
(i)
reviewed certain publicly available business and financial information relating to DHC and OPI;

(ii)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of DHC furnished to or discussed with us by the management of DHC (which is comprised of employees of the external manager of DHC, The RMR Group LLC (the “Manager”)), including certain financial forecasts relating to DHC prepared by the management of DHC (such forecasts, the “DHC Forecasts”);

(iii)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of OPI furnished to or discussed with us by the management of OPI (which is comprised of employees of the Manager, the external manager of OPI), including certain financial forecasts relating to OPI prepared by the management of OPI (such forecasts, “OPI Forecasts”);

(iv)
reviewed certain estimates as to the amount and timing of cost savings (collectively, the “Cost Savings”) anticipated by the management of OPI to result from the Merger;

(v)
discussed the past and current business, operations, financial condition and prospects of DHC and OPI with members of management of each of DHC and OPI and the members of the Special Committee of the Board of Trustees of DHC (the “Special Committee”);

(vi)
reviewed the potential pro forma financial impact of the Merger on the future financial performance of OPI;

(vii)
reviewed the trading histories for DHC Common Shares and OPI Common Shares and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(viii)
compared certain financial and stock market information of DHC and OPI with similar information of other companies we deemed relevant;

(ix)
compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(x)
reviewed the relative financial contributions of DHC and OPI to the future financial performance of the combined company on a pro forma basis;

(xi)
reviewed a draft, dated April 10, 2023, of the Agreement (the “Draft Agreement”); and

(xii)
performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the Manager, that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the DHC Forecasts, we have been advised by the management of DHC, and have assumed, at your direction, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of DHC as to the future financial performance of DHC, and we have relied, at your direction, on the DHC Forecasts for purposes of our opinion. With respect to the OPI Forecasts and Cost Savings, we have been advised by the management of OPI and the Manager, and have assumed, at your direction for purposes of our opinion, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of OPI as to the future financial performance of OPI and the other matters covered thereby, and we have relied, at your direction, on the OPI Forecasts and the Cost Savings for purposes of our opinion. We have relied, at your direction, on the assessments of the management of DHC and OPI, as to OPI’s ability to achieve the Cost Savings and have been advised by the management of DHC and OPI, and have assumed, with your consent, that the Cost Savings will be realized in the amounts and at the times projected. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of DHC, OPI or any other entity, nor have we made any physical inspection of the properties or assets of DHC, OPI or any other entity. We also have not evaluated the solvency or fair value of DHC, OPI or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at your direction, that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on DHC, OPI or any other entity or the Merger (including the contemplated benefits thereof). We also have assumed, at your direction, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.
We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of DHC. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio provided for in the Merger to the holders of DHC Common Shares (other than holders of Excluded Shares) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors, trustees or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise, or as to any consideration or other direct or indirect benefits to be received in connection with or as a result of the Transaction or related transactions by RMR, in its capacity as external manager of DHC or OPI, or any other party. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to DHC or in which DHC might engage or as to the underlying business decision of DHC to proceed with or effect the Merger. We are not expressing any opinion as to what the value of OPI Common Shares actually will be when issued or the prices at which DHC Common Shares or OPI Common Shares will trade at any time, including following announcement or consummation of the Merger. In addition, we are not expressing any view or opinion with respect to, and we have relied, with your consent, upon the assessments of the management of DHC, other representatives of DHC and representatives of the Special Committee regarding, legal, regulatory, accounting, tax and similar matters relating to DHC, OPI or any other entity and the Merger (including the contemplated benefits thereof) as to which we understand that DHC and the Special Committee has obtained such advice as it deemed necessary from qualified professionals. We further express no opinion or recommendation as to how any holder of DHC Common Shares or OPI Common Shares should vote or act in connection with the Merger or any other matter.
We have acted as financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, DHC has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.
We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of DHC, OPI, The RMR Group Inc. (“RMR Inc.”), an affiliate of the Manager, and certain of their respective affiliates.
We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to DHC and certain of its subsidiaries and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a bookrunner, book-running manager and/or underwriter for certain debt offerings of DHC, (ii) having acted or acting as a documentation agent for, and/or as a lender under, certain term loans, credit facilities and other credit arrangements of DHC and/or certain of its subsidiaries, and (iii) having provided or providing certain treasury management products and services to DHC and/or certain of its subsidiaries.
In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to OPI, RMR Inc. and certain of their respective affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a bookrunner, book-running manager and/or underwriter for certain equity and/or debt offerings of OPI, RMR Inc. and/or certain of their respective affiliates, (ii) having acted or acting as a bookrunner, arranger and/or syndication agent for, and/or as a lender under, certain term loans, letters of credit, credit and leasing facilities and other credit arrangements of OPI, RMR Inc. and/or certain of their respective affiliates (including acquisition financing), (iii) having provided or providing certain trading services to OPI, RMR Inc. and/or certain of their respective affiliates, and (iv) having provided or providing certain treasury management products and services to OPI, RMR Inc. and/or certain of their respective affiliates.
It is understood that this letter is for the benefit and use of the Special Committee of the Board of Trustees of DHC (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.
Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on DHC, OPI or the Merger. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.
Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of DHC Common Shares (other than holders of Excluded Shares).
Very truly yours,
/s/ BofA Securities, Inc.
BOFA SECURITIES, INC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Maryland law applicable to real estate investment trusts (the “Maryland REIT Law”) permits a Maryland real estate investment trust (“REIT”) to include in its declaration of trust a provision limiting the liability of its trustees and officers to the REIT and its shareholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated. OPI’s declaration of trust contains a provision which eliminates the liability of OPI’s trustees and officers to the maximum extent permitted by the Maryland REIT Law.
The Maryland REIT Law also permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:
•
the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•
the director or officer actually received an improper personal benefit in money, property or services; or

•
in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudicated liable to the corporation or in a suit in which the director or officer was adjudicated liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudicated liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of the following:
•
written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•
a written undertaking by him or her, or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

OPI’s declaration of trust authorizes OPI, and OPI’s bylaws require OPI, to the maximum extent permitted by Maryland law, to indemnify, without requiring a preliminary determination of ultimate entitlement to indemnification (1) any present or former trustee or officer of OPI who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity or (2) any individual who, while a trustee or officer of OPI and, at OPI’s request, serves or has served as a trustee, director, officer or partner of another REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity and to pay or reimburse their reasonable expenses in advance of final disposition of the proceeding. OPI’s bylaws also permit OPI to indemnify and advance expenses to any person who served any predecessor of OPI’s in the capacities described above and any present or former shareholder, employee or agent of us or any such predecessor. Except with respect to proceedings to enforce rights to indemnification,

OPI is required to indemnify OPI’s trustees and officers as described in this paragraph in connection with a proceeding initiated by him or her against OPI only if such proceeding was authorized by the OPI board of trustees.
OPI has also entered into indemnification agreements with its trustees and officers providing for procedures for indemnification by OPI to the maximum extent permitted by Maryland law and advancements by OPI of certain expenses and costs relating to claims, suits or proceedings arising from their service to us. OPI may also maintain directors’ and officers’ liability insurance for OPI’s trustees and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to OPI’s trustees, officers or persons controlling OPI pursuant to the foregoing provisions of Maryland law and OPI’s declaration of trust, OPI has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.
Item 21.   Exhibits and Financial Statement Schedules
The exhibits listed below in the “Exhibit Index” are part of, and incorporated by reference into, this registration statement and are numbered in accordance with Item 6.01 of Regulation S-K.
Item 22.   Undertakings
The undersigned registrant hereby undertakes as follows:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that: for purposes of determining any liability under the Securities Act, each filing of the undersigned registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus, which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX
Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of April 11, 2023, by and among Office Properties
Income Trust and Diversified Healthcare Trust. (Included as Annex A to the joint proxy statement/
prospectus forming a part of this registration statement and incorporated herein by reference.)*
3.1	Composite Copy of Amended and Restated Declaration of Trust of Office Properties Income Trust, dated June 8, 2009, as amended to date. (Incorporated by reference to Office Properties Income Trust’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.)
3.2	Form of Amendment to Amended and Restated Declaration of Trust of Office Properties Income Trust.**
3.3	Second Amended and Restated Bylaws of Office Properties Income Trust, adopted March 27,
2019. (Incorporated by reference to Office Properties Income Trust’s Current Report on Form 8-K
filed on June 13, 2023.)
4.1	Form of Common Share Certificate. (Incorporated by reference to Office Properties Income Trust’s Annual Report on Form 10-K for the year ended December 31, 2018.)
4.2	Registration Rights and Lock-Up Agreement, dated as of June 5, 2015, among the Office Properties Income Trust, ABP Trust (f/k/a Reit Management & Research Trust) and Adam D. Portnoy. (Incorporated by reference to Office Properties Income Trust’s Current Report on Form 8-K filed on June 8, 2015.)
4.3	Description of Securities. (Incorporated by reference to Office Properties Income Trust’s Annual Report on Form 10-K for the year ended December 31, 2021.)
5.1	Opinion of Saul Ewing LLP as to the validity of the Office Properties Income Trust Common Shares to be issued in the Merger.**
8.1	Opinion of Sullivan & Worcester LLP with respect to certain tax matters and REIT status of Office Properties Income Trust.**
8.2	Opinion of Sullivan & Worcester LLP with respect to certain tax matters and REIT status of Diversified Healthcare Trust.**
8.3	Opinion of Wachtell, Lipton, Rosen & Katz with respect to certain tax matters of Office Properties Income Trust. (Filed herewith.)
8.4	Opinion of Sullivan & Cromwell LLP with respect to certain tax matters of Diversified Healthcare Trust. (Filed herewith.)
10.1	Third Amended and Restated Property Management Agreement, dated as of April 11, 2023, between Office Properties Income Trust and The RMR Group LLC. (Incorporated by reference to
Office Properties Income Trust’s Current Report on Form 8-K filed on April 12, 2023.)
23.1	Consent of Deloitte & Touche LLP regarding Office Properties Income Trust. (Filed herewith.)
23.2	Consent of Deloitte & Touche LLP regarding Diversified Healthcare Trust. (Filed herewith.)
23.3	Consent of Saul Ewing LLP. (Included as part of its opinion filed as Exhibit 5.1 hereto and incorporated herein by reference.)**
23.4	Consent of Sullivan & Worcester LLP. (Included as part of its opinion filed as Exhibit 8.1 hereto and incorporated herein by reference.)**
23.5	Consent of Sullivan & Worcester LLP. (Included as part of its opinion filed as Exhibit 8.2 hereto and incorporated herein by reference.)**
23.6	Consent of Wachtell, Lipton, Rosen & Katz. (Included as part of its opinion filed as Exhibit 8.3 hereto and incorporated herein by reference.)
23.7	Consent of Sullivan & Cromwell LLP. (Included as part of its opinion filed as Exhibit 8.4 hereto and incorporated herein by reference.)
24.1	Power of Attorney for Trustees and Officers of Office Properties Income Trust.**
99.1	Letter Agreement, dated as of April 11, 2023, by and among Diversified Healthcare Trust, Office Properties Income Trust and The RMR Group LLC.**
99.2	Proxy Card of Office Properties Income Trust. (Filed herewith.)
99.3	Proxy Card of Diversified Healthcare Trust. (Filed herewith.)

Exhibit Number	Description
99.4	Consent of JPMorgan Chase Securities LLC. (Filed herewith.)
99.5	Consent of BofA Securities, Inc. (Filed herewith.)
107	Filing Fee Table.**

*
Schedules and exhibits have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K and are not filed herewith. The registrant hereby agrees to furnish a copy of any omitted schedule or exhibit to the U.S. Securities and Exchange Commission upon request.

**
Previously filed

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Newton, State of Massachusetts, on this 19th day of July, 2023.
OFFICE PROPERTIES INCOME TRUST
By:
/s/ Christopher J. Bilotto

Name:
Christopher J. Bilotto

Title:
President and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Christopher J. Bilotto Christopher J. Bilotto	President and Chief Operating Officer (Principal Executive Officer)	July 19, 2023
/s/ Matthew C. Brown Matthew C. Brown	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	July 19, 2023
* Donna D. Fraiche	Independent Trustee	July 19, 2023
* Barbara D. Gilmore	Independent Trustee	July 19, 2023
* John L. Harrington	Independent Trustee	July 19, 2023
* William A. Lamkin	Independent Trustee	July 19, 2023
* Elena Poptodorova	Independent Trustee	July 19, 2023
* Jeffrey P. Somers	Independent Trustee	July 19, 2023
* Mark A. Talley	Independent Trustee	July 19, 2023
* Jennifer B. Clark	Managing Trustee	July 19, 2023
* Adam D. Portnoy	Managing Trustee	July 19, 2023
*By: /s/ Matthew C. Brown Name: Matthew C. Brown Title: Attorney-in-Fact Pursuant to Powers of Attorney previously filed